REPORT OF INVESTIGATION

BY THE

SPECIAL COMMITTEE

OF THE

BOARD OF DIRECTORS OF

HOLLINGER INTERNATIONAL INC.

Gordon A. Paris, Chairman
Graham W. Savage
Raymond G.H. Seitz

Counsel and Advisors
Richard C. Breeden & Co.
The Law Offices of Richard C. Breeden

Counsel
O’Melveny & Myers LLP

August 30, 2004

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XXII. CONDUCT OF HOLLINGER’S AUDIT COMMITTEE AND BOARD OF DIRECTORS	493

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I. INTRODUCTION AND EXECUTIVE SUMMARY

The Hollinger Chronicles

     The Special Committee of the Board of Directors of Hollinger International Inc. submits this Report to the U.S. Securities and Exchange Commission and the Honorable Blanche M. Manning of the United States District Court for the Northern District of Illinois pursuant to Section III.4 of the Order of Permanent Injunction dated January 16, 2004 in the matter of United States Securities and Exchange Commission vs. Hollinger International Inc. The Report covers the results of the Special Committee’s investigation since it was formed in June 2003 in response to allegations of fiduciary duty violations and other misconduct at Hollinger.

     The Report chronicles events at Hollinger over the decade since it first became a U.S. public company in 1994. Hollinger is a publishing company, but the story of the last decade at Hollinger, which is the subject of this Report, is not about Hollinger’s valuable publishing assets or the quality of the staff at its many publications. Rather, this story is about how Hollinger was systematically manipulated and used by its controlling shareholders for their sole benefit, and in a manner that violated every concept of fiduciary duty. Not once or twice, but on dozens of occasions Hollinger was victimized by its controlling shareholders as they transferred to themselves and their affiliates more than $400 million in the last seven years.1 The aggregate cash taken by Hollinger’s former CEO Conrad M. Black2 and its former COO F. David Radler and their associates represented 95.2% of Hollinger’s entire adjusted net income during 1997-2003.

1 For ease of reference, this Report presents all monetary amounts in U.S. dollars. To the extent that a conversion from a foreign currency was required and amounts related to a specific transaction, the amounts were converted to U.S. dollars at the closing exchange rate on the date preceding the transaction. For all other conversions, an average annual exchange rate was applied.

2 The Report contains a glossary of the names of individuals and entities that are referred to in the Report, and a brief identification of the major transactions. Individuals, entities or transactions defined in the Glossary will be used in the Report text solely using the defined terms, without repeating definitions.

     At the outset, the energies of many people went into building Hollinger into a major publishing enterprise. Over time, however, Hollinger went from being an expanding business to becoming a company whose sole preoccupation was generating current cash for the controlling shareholders, with no concern for building future enterprise value or wealth for all shareholders. Behind a constant stream of bombast regarding their accomplishments as self-described “proprietors,” Black and Radler made it their business to line their pockets at the expense of Hollinger almost every day, in almost every way they could devise. The Special Committee knows of few parallels to Black and Radler’s brand of self-righteous, and aggressive looting of Hollinger to the exclusion of all other concerns or interests, and irrespective of whether their actions were remotely fair to shareholders.

     The Special Committee believes that the events at Hollinger were driven in large part by insatiable pressure from Black for fee income from Hollinger to prop up the highly levered corporate structure of Ravelston and HLG, and to satisfy the liquidity needs he had arising from the personal lifestyle Black and his wife had chosen to lead. The intensity of the pressure for tens of millions in cash payments to Black, irrespective of corporate performance or the fairness of transactions to shareholders, led to a series of abusive transactions in which Hollinger was a victim of Black and Radler’s ravenous appetite for cash.

     The cash that the insiders pursued so ravenously did not come from taking an aggressive share of the growth of an expanding firm, or from gains generated through the value of outsized equity grants. The bulk of what Black and Radler were taking from Hollinger was cash, and that cash did not come from earnings or the creation of value for all shareholders. Rather, one scheme after another was devised to siphon away Hollinger’s opportunities, its cash flow and a share of its balance sheet. For years Black and Radler found excuses for transferring existing cash or assets to themselves, even if it required dismantling Hollinger for their own benefit.

     Black and Radler (together with Ravelston and HLG, the corporate vehicles that they controlled and utilized in their improper acts) were the principal actors with the greatest responsibility for conceiving and directing most of the events described in this Report. Others facilitated or assisted efforts to skim cash from Hollinger improperly, or failed to detect and prevent the looting of the Company. The Report describes the actions of those individuals as well.

     The Committee has already commenced the Illinois Action against Black, Radler, Amiel Black (Mrs. Black), Colson and Boultbee as individuals, and against Ravelston and HLG as corporate vehicles, seeking $1.25 billion in damages suffered by Hollinger from the individual acts and events described in the Report, and from a long course of fraudulent activities in violation of federal racketeering statutes. As part of the relief sought in the Illinois Action, the Committee’s complaint seeks an order permanently barring Black, Radler, Boultbee, Ravelston and HLG from “conducting or participating in the conduct of the affairs of [Hollinger]” pursuant to 18 U.S.C. §1964 (a) to avoid what would otherwise be a certain resumption of the repeated illegal acts that are chronicled in the Report. Related issues have also been litigated in the Delaware Court of Chancery before Vice Chancellor Leo E. Strine, Jr.3 Earlier this year Vice Chancellor Strine found, among other things, that Black had “persistently and seriously” violated his fiduciary duties to Hollinger, as well as the Restructuring Agreement he entered into with Hollinger in November 2003 as a result of the Special Committee’s work.

3 Hollinger Int’l, Inc. v. Black, 844 A.2d 1022 (Del. Ch. 2004). Hollinger Inc. v. Hollinger Int’l, Inc., 2004 WL 1728003 (Del.Ch. Jul 29,2004)

     The Committee’s investigation has been completely independent, and as thorough as possible. We have sought to evaluate fully and fairly the conduct of numerous people in a large number of transactions and to identify appropriate remedial actions on behalf of the Company and its shareholders. Our Report includes a detailed review of dozens of individual payments and transactions during the period 1997-2003. We interviewed more than 60 witnesses in depth, and reviewed nearly 750,000 pages of documents as background for our analysis. The Committee has met on more than 40 occasions, together with our advisors, and more than half of these meetings have been in person and involved extended discussion of our investigative findings.

     A. A CORPORATE KLEPTOCRACY

     The problems traced in this Report are not new.4 Indeed, Hollinger does not appear ever to have been run in accordance with accepted governance principles in the world of public corporations. While individual issues and transactions can and will be the subject of dispute and interpretation, the evidence reviewed by the Committee establishes an overwhelming record of abuse, overreaching, and violations of fiduciary duties by Black and Radler, the two controlling shareholders. To fully gauge the level of Black and Radler’s disregard for shareholder interests, one must step back from individual transactions and note the myriad of schemes, fiduciary abuses and fraudulent acts that were used to transfer essentially the entire earnings output of

4 In 1982, the SEC sued Black and Norcen Energy Resources, Limited (an indirect subsidiary of Ravelston of which Black was Chairman) for fraud in connection with transactions relating to the stock of The Hanna Mining Company. The SEC’s suit charged that among other things, Black and Norcen had “made untrue statements of material facts, omitted to state material facts necessary to make the statements made not misleading, and engaged in fraudulent, deceptive and manipulative acts and practices” relating to purchases by Norcen of stock in Hanna, and a subsequent tender offer for Hanna’s shares. Both Black and Norcen were found to have made false and misleading statements to Hanna, as well as in SEC disclosure documents, as part of an effort to gain control of Hanna. Black was permanently enjoined from future violations of antifraud requirements of U.S. securities laws. See Securities and Exchange Commission Litigation Release No. 9719, 1982 SEC Lexis 1253, July 20, 1982.

Hollinger over a seven-year period to the controlling shareholders. In this case more than most, one must not overlook the forest for the trees.

     Hollinger wasn’t a company where isolated improper and abusive acts took place. Rather, Hollinger was a Company where abusive practices were inextricably linked to every major development or action. For most companies, operating in compliance with law and following ethical practices are key objectives, and specific concerns of the CEO. At Hollinger, Black as both CEO and controlling shareholder, together with his associates, created an entity in which ethical corruption was a defining characteristic of the leadership team. Indeed, at Hollinger during the years covered by this Report transactions or strategies were particularly attractive if they offered opportunities for extraordinary payments to the control group. For example, while delevering the Company had real advantages, the U.S. and Canadian community newspapers sold off by Black and Radler had the highest returns of any Hollinger business. However, their sale offered opportunities to Black and his Ravelston associates to divert tens of millions in sales proceeds to themselves, and then to use that cash in part to buy up many of the publications at cut rate prices or for nothing at all. No matter its effect on Hollinger, that was a winning strategy for Black and Radler.

     Over the years success or failure at Hollinger came to be measured largely by how much cash — and even chunks of the Company — could be transferred from Hollinger to Black, Radler, Ravelston or their affiliates and not by earnings per share, share price, market share, return on equity or any other measures of how the Company was actually performing. Indeed, Hollinger’s equity market capitalization stagnated for years as the insiders turned more and more to transferring cash that could have been earnings at Hollinger into fees for Black and Radler. From March 31, 1995 through March 31, 2003 (shortly before the Special Committee was formed), Hollinger’s stock price rose 15.1%, from $6.74 to $7.76 per share.5 During the same period the S&P 500 rose 69.4% and the Dow Jones rose 92.2%.6 Someone who invested $1,000 in Hollinger on March 31, 1995 would have had $1,151 on March 31, 2003, compared with $1,694 for someone who invested in the S&P 500 and $1,922 for an investor in the Dow Jones average at the same dates. An investor in Hollinger therefore ended up with $771 less at the end of these years compared with someone who had invested an equal amount in a basket of the Dow stocks. This was truly awful performance for the stock.

     Delaware law establishes a standard of “entire fairness” for judging transactions between controlling shareholders and the controlled company. To protect the noncontrolling shareholders (here, the majority) from the acts of controlling shareholders,7 any transactions between a controlling shareholder and the controlled company must result from a process used to negotiate terms that is “entirely fair,” and the substantive economic terms themselves must also be “entirely fair.” As controlling shareholders, Black and Radler, as well as Ravelston and HLG, were bound by the limits of the entire fairness doctrine in all their dealings with Hollinger. Nonetheless, the Report documents dozens of transactions in which the Committee believes Black and Radler (as well as Ravelston and HLG) violated their fiduciary duties by engaging in

5 Hollinger’s historical stock prices have been adjusted for stock splits and dividends. Source: Commodity Systems, Inc.

6 Many people believed that Hollinger’s stock traded at a discount to market valuations due to what Burt called the “Conrad Black discount.”

7 The entire fairness doctrine would typically apply to majority shareholders, who have their own natural economic reasons not to see damage to the company that would reduce the share price. Because of the dual voting structure at Hollinger, the controlling shareholders did not own a majority or anything close to that of total equity. In this structure the entire fairness doctrine is even more important, to prevent exactly the type of transactions that were Black’s specialty. Absent this fiduciary duty, or a functioning sense of ethics, a controlling minority shareholder could with impunity take actions that would damage the public company but transfer an even greater economic advantage to the controlling shareholder. At Hollinger this exact situation took place regularly, with unfair fees to Ravelston weakening Hollinger but making Black and Radler rich.

transactions that were not fair – economically or procedurally – to Hollinger and its noncontrolling majority shareholders.

     A fundamental element in many of these transactions was Hollinger’s basic control and ownership structure, which involved a layered control pyramid as shown in the diagram below. At the top of the control pyramid, Black and Radler exercised ultimate control over Hollinger (at all times covered by this Report) through their collective 80% control of Ravelston. Ravelston is a closely held Canadian company that represented the second layer in Hollinger’s control pyramid, immediately below Black and Radler.

     As shown in the Report, Ravelston has exercised outright voting control of HLG, the third layer in the control structure, since 1997. However, even in 1995 and 1996 Ravelston exercised control as a practical matter even though its voting percentage was under 50%, while the remaining interests were dispersed.

Table 1
HOLLINGER INTERNATIONAL
Ravelston and HLG Ownership Percentages

	Current		2002	2001	2000	1999	1998	1997	1996	1995	1994
Ravelston Equity Interest in HLG	78.2	%**	78.2%	77.8%	68.6%	67.1%	59.8%	62.6%	49.3%	49.5%	49.2%
HLG Ownership Interest in Hollinger
Voting power	68.0	%*	72.6%	71.8%	73.3%	75.2%	73.9%	84.3%	77.8%	88.2%	94.7	%***
Equity Interest	18.2	%*	30.3%	32.1%	37.0%	41.1%	41.3%	59.9%	51.2%	66.5%	64.2	%***

* As of August 2004

** As of April 2004

*** As of Hollinger IPO

     HLG (and therefore Black indirectly) has held absolute voting control of Hollinger since Hollinger’s IPO in 1994. That control is maintained through a dual tier voting stock structure under which “Class B” voting shares of Hollinger, held solely by HLG, have ten times the voting power of “Class A” common shares owned by the public. Under this structure, HLG’s share of Hollinger’s total equity has fallen from approximately 65% after its IPO to less than 19% today, without HLG or Black losing absolute voting control of Hollinger.

Repeated Abusive Practices

     Our Report describes at length many individual instances of what the Special Committee concluded were deliberate acts designed to take cash or assets out of Hollinger and to transfer them on unfair terms to Black and Radler and their associates directly, or indirectly through HLG or Ravelston, as well as other abusive or illegal acts or practices.

     Only a small sample of these events includes:

•	Taking $9.5 million of corporate cash in late 2000 without notice to Hollinger’s Board, which was accomplished with falsified closing documents used to provide a pretext for the transfer. Kipnis, the internal lawyer, facilitated the unauthorized transfer of cash with falsified documents and was paid a $100,000 special bonus at Radler’s direction.

•	Taking $5.5 million of corporate cash in early 2001 without notice to Hollinger’s Board, which was accomplished by creating fictitious agreements not to compete with one of Hollinger’s wholly owned subsidiaries. The phony payments were then backdated to the prior year which enabled them to be hidden through accounting offsets.

•	Diverting to Black and Radler through Ravelston nearly $200 million in excessive and unjustifiable management fees. The requests for such fees were accompanied by misrepresentations and failures to make full disclosure of relevant information to the Audit Committee, grossly inflated charges for personnel costs, and in effect billing the Company for debt service and other costs unrelated to services provided to Hollinger.

•	Causing Hollinger to pay more than $90 million in supposed consideration for the execution of non-competition agreements by Black, Radler, Boultbee, Atkinson, Ravelston and HLG in connection with sales of publications belonging to Hollinger. More than $47 million of this amount went directly to Hollinger officers who should not have required any individual compensation to adhere to agreements to which Hollinger was a party, while approximately $26 million went to Ravelston in a duplication of payments that had already been made to Ravelston’s principals individually. All of these payments were made on terms that were unfair to Hollinger and represented unjustifiable waste of assets that rightfully belonged to all Hollinger shareholders.

•	Filing proxy statements and other disclosure documents with the SEC that contained false statements, or omitted to include material information regarding fees and other forms of compensation or related party transactions that sometimes involved transfer of tens of millions of dollars out of Hollinger. For example, the compensation table in Hollinger’s proxy statements does not show Black and Radler as receiving any compensation from Hollinger as their share of $226 million in management fees from 1996 – 2003.[8] In an average year, Hollinger failed to disclose in its proxy statement as much as 96% of the compensation the Committee believes was received by its top five officers.

•	Transferring income-generating Hollinger assets to entities secretly controlled by Black and Radler for free, or at prices known to be below market value. This was accomplished by concealing key facts from, or making misrepresentations to, Hollinger’s Audit Committee and Board.

8 The proxy statements do state that Black and Radler, among others, are affiliates of Ravelston and that Ravelston (and Moffat Management and Black-Amiel Management) received the management fees although they do not disclose how much was compensation.

•	Taking approximately $80 million in Hollinger cash as “loans” to HLG, without paying market levels of interest, using Hollinger’s own cash to repay debt that HLG owed to Hollinger, or simply not repaying HLG debt to Hollinger at all. Black and Radler freely used Hollinger’s cash and credit to benefit HLG without adequately compensating Hollinger, in part to maintain HLG’s stranglehold control of Hollinger.

•	Allowing sales proceeds to Hollinger to be reduced by $39 million in order to offset a side deal negotiated by Black in which CanWest agreed to pay Black and Radler $3.9 million in perpetuity through Ravelston. This was accomplished by misrepresentations to the Audit Committee and the Board, and was not properly disclosed in SEC filings.

•	Causing Hollinger to spend $9 million over a five year period to purchase papers and memorabilia of former U.S. President Franklin D. Roosevelt without authorization, in furtherance of Black’s personal interests, and using the materials to decorate his personal residences in Palm Beach, New York and other locations.[9]

•	Paying Black and his senior associates $5.3 million in “incentive compensation” on Hollinger Digital transactions by disregarding $67.8 million in investment losses. Black and others misrepresented to the Board the characteristics of an incentive plan that was unusual and off market. Black and others wired Digital “incentive payments” to what appears to have been a shell Caribbean entity variously referred to as “Argent News” or “Argent Barbados.”[10]

•	Cutting the interest rate on a $36.8 million loan Hollinger had made to HLG from 13% to 4.9% without authorization, or any compensation to Hollinger. Black and Radler directed this action to benefit themselves, HLG and Ravelston even though it cost Hollinger more than $3.9 million per year in reduced interest payments.

     In these and many similar transactions, insiders benefited financially from Hollinger on unfair terms. The Special Committee found endemic failures to disclose material facts to the Board, as well as repeated failures to seek proper authorization for related-party transactions that transferred Hollinger’s assets to HLG, Ravelston, Horizon or to Black and Radler directly. In many cases the participants in these transactions claimed that they couldn’t remember critical

9 Hollinger recently accepted an offer through Christie’s to sell the largest group of FDR papers for $2.4 million, compared to a purchase price in 2001 for the same materials of $8 million.

10 “L’argent” is French for “money.”

facts or important details of transactions. The Special Committee found numerous examples where recipients of Hollinger’s cash appear to have tried to disguise the true nature of related-party transactions, or to hide them completely from the Board. These duplicitous actions make it difficult to ascribe the wrongful actions we document in the Report to anything other than deliberate intent.

Management Fees

     From 1997 – 2003, Black and Radler received “management fees” of $218.4 million through HLG and Ravelston. For many years, this system of management fees paid to Ravelston was a simple but effective device for camouflaging just who was providing exactly what services for what price. That camouflage was important because the Special Committee does not believe Hollinger’s compensation practices could ever have withstood the light of day. Indeed, the Special Committee found that a principal purpose for bundling compensation through Ravelston was to prevent others from realizing just how much Black and Radler were really taking out of Hollinger.

     After careful analysis the Committee’s compensation experts concluded that $196.9 million of the aggregate $218.4 million in management fees represented compensation to the five senior officers, and they noted that they had never seen non-compete payments used to compensate individual corporate officers as was done on a massive scale at Hollinger. In the Committee’s view, the maximum upper limit for a Ravelston management fee to have been fair and reasonable to Hollinger would have been the amount that Hollinger would have paid to retain its own management directly on a full time basis.11 In practice, Ravelston changed a fee that was tens of millions higher than this every year. Consequently the Special Committee believes that the entire $218.4 million in management fees did not satisfy the entire fairness standard, and that the so-called “Ravelston structure” did not benefit Hollinger in any way. Indeed, Hollinger could have retained the top five officers of several publishing companies that were both larger and more successful than Hollinger for what it paid in management fees to Ravelston and still had millions left over.

     The Committee found that in setting the management fee that Ravelston proposed to charge each year, Black and Radler decided what they wanted or needed to charge, not what was fair and reasonable to Hollinger in light of the services actually provided. The only real reason for the Ravelston structure was to shift cash to Black and Radler in amounts far greater than any direct compensation package could ever do, and to avoid even a discussion with the Board of how much compensation Black and Radler should receive. This cash could then be used in part to maintain and increase their investment holdings in HLG, to buy up Hollinger’s assets through Horizon, or for other purposes beneficial to them.

     The Hollinger Board didn’t decide what Black and his associates should each receive in salary, bonus and equity incentives as is required by Hollinger’s Compensation Committee charter, and as is the nearly universal practice of established public companies. Instead, Black decided who got what, and he simply built that amount and whatever else he wished into the

11 If Black had recovered his actual costs and charged Hollinger the same or less than it would otherwise have to pay on the open market, the system could have operated in a manner that was fair and reasonable to Hollinger shareholders. In actual practice Black and Radler hired clerical and financial staff to service Hollinger (and to assist with other personal business interests in which Hollinger did not have an interest), and then bundled the direct and indirect costs of that clerical and financial staff together with (i) the compensation and profits Black and Radler wished to receive and (ii) whatever other costs of Ravelston Black and his associates needed to cover, including debt service obligations to HLG.

management fee. The Board acquiesced to Black and Radler’s decisions and never even purported to set a target level of compensation it considered reasonable.

     Shareholders couldn’t learn what compensation Black and his Ravelston associates were receiving by reading Hollinger’s proxy statement, as most of the compensation Black, Radler and the others at Ravelston received just wasn’t there.12 For example, the Special Committee determined that Hollinger’s five most highly compensated officers (all Ravelston shareholders) received $57.2 million, $116.8 million and $60 million, respectively, in compensation in 1999, 2000 and 2001 (including non-competition payments, but excluding stock option grants). However, Hollinger’s proxy compensation table for those same years only disclosed $1.2 million, $5.4 million and $2.8 million (excluding stock option grants, though non-competition agreements were not disclosed). Out of total compensation of $234 million for the five individuals in 1999-2001, only $9.4 million or 4.0% was disclosed in the Hollinger proxy, while approximately 96% went undisclosed, as was generally the case every year.

     Black’s public defense of the Ravelston management fee system has been that the amount of the management fee each year was approved by the Audit Committee. Yet the Hollinger Board was never given truthful and accurate information that would let it understand how much Black or Radler made directly and indirectly in annual compensation from Hollinger. When the Audit Committee approved the Ravelston management fees, it did so without knowing the level of compensation this was generating for Black and Radler, and therefore they couldn’t compare this with compensation for the CEO and COO at other publishing companies. The Audit Committee also did not know – or even have a rough estimate of – how much more the

12 The aggregate management fees were disclosed although investors had no way of knowing that the vast bulk of this represented compensation to the individuals.

Ravelston fee cost Hollinger compared with what it would have cost Hollinger to follow normal compensation and hiring practices for senior executives. The Special Committee believes the Audit Committee needed to know these and other material facts (and Black had a duty to tell them) before it could form a reasonable business judgment concerning the size of the management fee that would be fair and reasonable to Hollinger. The Special Committee also believes that instead of its inert behavior, the Audit Committee should have required Black and Radler to disclose the necessary information to it so it could perform an independent analysis. At the same time, the Special Committee does not believe this lessens Black’s and his colleagues’ violations of their fiduciary duty of loyalty, or justifies the legitimacy of a system that was used to plunder Hollinger on a vast scale.

Non-Compete Payments

     While the grossly excessive management fee was the single largest source of the cash Black, Radler and their associates improperly took out of Hollinger, the device of the “non-compete” payment was probably the most unusual and offensive practice of the Ravelston crew. In a series of transactions from 1999-2001, Black and his associates (including both HLG and Ravelston) collected a bonanza of more than $90 million purportedly as compensation for executing non-competition agreements with buyers of publications Hollinger was selling. The amounts of these payments were unilaterally determined by Black and Radler, who in doing so were negotiating simultaneously for themselves and for Hollinger. Evidently sitting on both sides of the table made reaching an agreement on non-compete fees easier.

     These payments became a potent device for skimming a small percentage of Hollinger’s cash into the hands of individual officers of Hollinger every time publications were sold. The entire rationale offered as an excuse to justify these unprecedented payments was contrived by Black and his Ravelston colleagues. 13 Buyers of publications from Hollinger generally didn’t ask anyone other than Hollinger to provide non-compete agreements at all, and they never asked for HLG, Ravelston, Black, Radler, Boultbee or Atkinson to be paid for any such agreements. Instead, Black or Radler, sometimes through Kipnis, told buyers that they wanted HLG, Ravelston or the individuals to provide these agreements in addition to what the buyers wanted, which was a non-compete covenant from Hollinger as seller. It was presented as something extra for the buyer, on top of an agreement with Hollinger, whether or not the buyer saw any value in receiving these extra agreements.

     Officers of several buyers from Hollinger during the period told the Special Committee that they had not even heard of some of the corporate entities offered up to provide non-compete agreements, and that their concerns were with Hollinger rather than any other entities. Even in CanWest, where the buyer did want a non-compete from Black and Radler as well as Hollinger, CanWest didn’t specify that any payments be made to Ravelston, or to Black, Radler and the other individuals. Where buyers demurred on the offer of getting a non-compete from HLG (as in CNHI I) or from others, Black and Radler would insist. Once a non-compete was referenced in an agreement with a buyer, even though they themselves usually suggested it, Black and Radler then had a pretext for telling the Board that they had done something onerous and deserving of a special payment. The non-compete payments were in effect a device for allowing Black and Radler to take a cut of the sales proceeds from every Hollinger deal. In other

13 The device of allocating a portion of the sales price for a community newspaper to a non-compete agreement is not unprecedented, particularly in the case of founder-sellers. This can also be a de facto source of seller financing if the non-compete component is taken over time. Neither the Special Committee nor its compensation consultants could find examples of transactions in which large public companies paid non-competition payments to their own officers while still employed in connection with contracts signed by their own company as seller.

transactions Black and Radler and their associates paid themselves ostensible non-compete fees even when there was no third-party transaction, or when the agreement with the buyers was silent on the matter.

     The Special Committee believes that it is utterly nonsensical to claim that senior corporate officers such as Black, the CEO, and Radler, the COO, should be paid anything personally simply to go along with agreements that Hollinger had signed (let alone payments of tens of millions of dollars). They had fiduciary duties to Hollinger, and once Hollinger signed a non-compete agreement with a buyer of assets that commitment should have bound Black and Radler for as long as they served as officers of Hollinger. Since Black and Radler were bound not to violate Hollinger’s agreements as long as they were officers, that meant that neither HLG (which didn’t have any other employees) nor Ravelston could compete with someone else even if they wanted to do so. Therefore, there was no logical or rational justification for why buyers from Hollinger would need an agreement from those entities either. The entire concept of these payments was simply bizarre.

     As long as Black and Radler remained officers of Hollinger, they couldn’t compete with CanWest, CNHI or anyone else in the newspaper business with whom Hollinger already had a non-compete, and the Hollinger Board could also simply have refused to allow them to have any other business activities as a condition of their positions and fees. They could also have been given protection against the possibility they might leave Hollinger or be terminated through employment contracts, severance agreements or post employment consulting agreements that wouldn’t have cost Hollinger anything if they continued serving as officers. A buyer could also have been offered indemnification against any of the individuals leaving Hollinger and causing competitive damage to the buyer as an alternative to a “non-compete” agreement from anyone other than Hollinger. Thus there were several less costly alternatives available to Hollinger to avoid the types of payments that were made. Since Black and Radler decided they should award themselves these payments, these other alternatives were never pursued.

     The Special Committee concluded that while serving as officers of the Company, none of the Ravelston personnel should have been entitled to collect a toll on Hollinger’s ability to sell assets or to skim off the sales proceeds in any amount. For them to do so was a fundamental breach of their fiduciary duties. These payments were so far off normal practice that it is no wonder Black described them in a letter to Radler as “the splendid conveyance of the non-competition agreements from which you and I profited so well ...”

     The Hollinger Board was not even told about approximately $38 million of these non-compete payments when they were made. The Board did not have any opportunity to question in advance whether those fees were necessary and in Hollinger’s interest. In transactions they were told about, the Board wasn’t fully and accurately informed of a range of facts.

     In the biggest of the transactions, the $2.1 billion sale of Canadian publications to CanWest, Hollinger directors were given false and misleading information to help win Board approval of nearly $52 million in fees directly and indirectly to Black and his associates. As part of the CanWest transaction, Black negotiated a side deal (in addition to direct payment of the $52 million) under which CanWest would pay Black and Radler (through Ravelston) $3.9 million in “management fees” each year. Black then agreed that CanWest could reduce the price it was paying to Hollinger by $39 million to offset the fees CanWest had agreed to pay Black and Radler. Black personally negotiated the annual $3.9 million payment even though he knew that the deal involved a loss of $10 in sales proceeds to Hollinger for every $1 in annual fees he and Radler received, a massive conflict of interest.

     Shareholders were told in a Form 8-K filed with the SEC in December 2000, that the sales prices in the CanWest deal were set using “arm’s length negotiations.” However, when Black cut his deal for tens of millions in non-compete and management fees at Hollinger’s expense, nobody was negotiating on behalf of Hollinger’s shareholders. When the Board reviewed the $52 million in direct payments to Black and the other recipients, Black never revealed that he had initially sought a $12.3 million annual payment from CanWest, which would have reduced the sales price paid to Hollinger by $123 million instead of the eventual $39 million. Black and Radler later asked for $20 million (but at closing they actually received $26 million) in payments from Hollinger to Ravelston to compensate them based on their claim that Ravelston voluntarily lowered the fee it sought from CanWest, and that Hollinger received a higher sales price as a result. Of course, Hollinger did receive more than it would have gotten if Black had his way, though Hollinger received $39 million les than it would have gotten if Black hadn’t taken any personal side deal from CanWest. This argument is similar to a bank robber asking a bank to pay him a reward because he stole only a portion of what he might have taken.

     The performance of the Audit Committee and the Board in reviewing the non-compete payments was unacceptable. While it was bombarded with misinformation, the Audit Committee nonetheless allowed Black and Radler as interested parties unfettered rein to direct the amounts and the allocation of non-compete payments to themselves. There never was any economic justification for repeated non-compete awards to Black and his associates, and these payments of tens of millions of dollars amounted to a gift of a percentage of Hollinger’s balance sheet. Any such proposal from Black, if not rejected out of hand, should have received heightened and intense scrutiny from the Audit Committee, but that never happened. Indeed, after tens of millions in non-compete fees and sharp reductions in the size of Hollinger’s business, the Board never seems to have asked why the Company needed to continue to pay tens of millions in annual management fees to Ravelston.

     As with the abuses in connection with management fees, however, the Special Committee does not believe the failure of the Audit Committee to perform a reasonable analysis of these implausible fees justifies or excuses the taking of these fees in the first place. Black and Radler’s fiduciary duties required them to refrain from arranging these transactions that were patently inequitable to Hollinger (which never received any portion of the fees in CanWest).

Unauthorized Transfers of Hollinger Cash

     In the fall of 2003, the Committee discovered that more than $32 million in cash had been transferred from Hollinger to Black, Radler, Atkinson, Boultbee and HLG without any notice to the Audit Committee or the Board, or any approval of the transactions. In one case Radler simply ordered Hollinger employees to pay himself, Black and two others $9.5 million in cash at the closing of a transaction, even though the related agreement didn’t provide for any such payment. He then authorized the employee who helped implement the cash transfer to pay himself a $100,000 special bonus. As set forth in more detail in the Report, the Committee believes that this $9.5 million, and millions more like it in other situations, was intentionally transferred without any intent of disclosing it to the Board.

     This $9.5 million cash diversion took place at the time of the CNHI II closing in November 2000, less than two months after Black and Radler obtained Board approval for the $52 million in non-compete payments from the CanWest proceeds. The Committee does not know why this $9.5 million transfer was not submitted to the Audit Committee and the Board as happened in CanWest. However, we believe that individuals may have feared that disclosing

$9.5 million in new payments in the same month in which the $52 million was to be paid to the same people might have provoked even the compliant Hollinger Board to refuse to go along. Had the Audit Committee been provoked to retain counsel of its own or to make any independent inquiries, it might have discovered that there was not any provision for the $9.5 million in payments in the deal with CNHI, and that might have led to discovery that the $52 million had not been requested by CanWest, either.

     Only three months later, in February 2001, Black, Radler, Boultbee and Atkinson, the same individuals who received the payments in CanWest and who secretly took the extra $9.5 million, signed backdated, spurious agreements not to compete with a wholly owned subsidiary of Hollinger. In the February 2001 action, the individuals paid themselves $5.5 million for signing up to an agreement that didn’t mean anything. The Board was never told that these officers helped themselves to this $5.5 million, or that they had done so based on backdated sham agreements that were simply a fraud on Hollinger.

Deceitful Practices Become the Norm

     As noted, in the early years of Hollinger’s existence Black and Radler proved effective at increasing Hollinger’s business, principally through acquisitions. Radler was widely regarded as accomplished in cutting expenses and improving earnings at the community newspapers. Black and Radler had built the Hollinger entities over a sustained period, and most members of the Board believed they were accomplished managers.

     Unfortunately, the early relationship with Hollinger turned parasitic over time. After applying the percentage ownership interests up the control layers in Hollinger’s ownership structure, Black and Radler had roughly a 19% beneficial interest in Hollinger’s profits.

However, they enjoyed nearly 80% of Ravelston’s profits. That was the simple math that appears to have prompted many of Black and Radler’s actions. When Hollinger’s stock price multiples did not prove attractive (a reflection of poor performance, high leverage and related-party issues), the Company was increasingly run to produce extraordinary payments to the controlling Hollinger shareholders, rather than to increase value for all shareholders. Over and over again in the course of our work, we have sought to unravel complex situations only to discover a common denominator: the transfer of money and assets out of Hollinger and into the hands, directly or indirectly, of Black and Radler on terms that would never have been acceptable in an arm’s length transaction with an unaffiliated party.

     In some situations, insiders knew that they were taking Hollinger’s cash or property without authority, or on terms rigged to their advantage. Insiders often knew they were not giving the full picture to the Board, and at times they had to know they were giving the Board information or rationalizations that just weren’t true. Self dealing, misrepresentation and other abusive and unethical practices had become so deeply ingrained in the corporate culture that they became commonplace, and perhaps indistinguishable from normal everyday practice for some of the key actors. The endless quest for huge cash payments to Black and Radler displaced ethics, fiduciary duties or any other considerations.

     Examples of misleading conduct abound. Black and Radler limited their direct ownership in Horizon, their side newspaper business, to 49%, while Radler secretly hid an additional 24% ownership stake with a nominee, and gave false court testimony under oath that the nominee was independent. By limiting their direct ownership interest to 49% and hiding the remaining indirect 24% interest, Black and Radler were able to tell the Board when it reviewed transactions they recommended with Horizon that it was an enterprise in which they would

“assist the financing and take equity positions.” Had it been disclosed that this was an entity 73% owned by Black and Radler, the transactions would most likely have been more carefully analyzed.

     In another case, Black and Radler caused Hollinger to disclose in a Form 10-K a year later than required that money taken without authorization and solely on their own initiative was supposedly paid “to satisfy a closing condition.” The participants knew this was untrue, and that the disclosure omitted more than half the money taken and changed the dates when the money was paid.14

     Hollinger under Black and Radler lost any sense of corporate purpose, competitive drive or internal ethical concerns. The internal focus became exclusively how to generate opportunities to suck cash out of Hollinger and into Ravelston, if not into the hands of Black and Radler directly. The pace and scale of the effort to siphon away Hollinger’s cash is noticeable in the minutes of the Audit Committee’s meeting of February 22, 2000. In a meeting lasting 65 minutes, Black and Radler won approval for (i) $38 million in management fees to themselves through Ravelston, (ii) the Hollinger Digital incentive plan (through which the “senior executive group” received $5.3 million) and (iii) the sale for $1.00 of Hollinger’s Skagit Valley Argus and the Journal of the San Juan Islands to Horizon (then secretly 73% owned by Black and Radler) with a “working capital adjustment” that turned into a $162,000 payment from Hollinger to Horizon to take its properties. In roughly one hour, Hollinger’s Audit Committee considered more related-party payments than many companies consider in their entire existence.

14 This misleading disclosure filed almost a year and a half after the events may have been intended to create a defense against any later charge that the participants had taken the money with criminal or fraudulent intent, while minimizing the chances the Board would ask questions regarding the unauthorized payments.

Personal Expenses

     Another form of “compensation” at Hollinger was the payment of personal expenses of Black and his wife, and of Radler and his family, by Hollinger. Hollinger was used as a piggy bank for the Blacks, with shareholders paying for large and small expenses that would not typically be considered eligible for corporate reimbursement. As described in the Report, Hollinger bought a Challenger aircraft ($11.6 million) for Radler, and leased a Gulfstream IV (at a cost of $3 — $4 million per year) for the Blacks. Operating both of these aircraft cost the Company over $23 million from 2000 – 2003, an expensive fleet for a Company as small and poorly performing as Hollinger in those years. The jets were used for some business activities, but they were also used indiscriminately to fly the pair to and from their collections of homes without any plausible business connection. Initially the jets were paid for by Ravelston, which for $40 million in fees each year could afford to get Black and Radler to work. In 2000, a time when the Company was completing the disposition of many of its far flung newspaper assets, this expense was shifted onto Hollinger without any commensurate reduction in Ravelston’s management fee.

     A much more unusual corporate “expense” occurred in 2000, when Black and his wife “swapped” Park Avenue apartments with Hollinger. The apartment owned by the Blacks (which they had purchased for $499,000 two years earlier) was “priced” in the swap by crediting it with 70% appreciation from its acquisition cost. The apartment owned by Hollinger (which it had purchased for $3 million six years earlier) that the Blacks were acquiring was “priced” in the swap by crediting it with zero appreciation. Both apartments were in the same building, though the apartment owned by Hollinger was greatly superior due to its size and location on a higher floor. Based on New York City Finance Department data for actual appreciation on Upper East

Side properties for the dates in question, the Blacks obtained Hollinger’s apartment for $2.5 million below its value due to the rigged appreciation assumed in the deal. The apartment Hollinger took back in the rigged swap was then used to house personal domestic staff for the Blacks, personal friends visiting New York and on occasion visiting executives for corporate purposes.

     Hollinger’s proxy statement for 2000 falsely stated that Black had exercised an option to purchase the apartment at “then fair market values.” In reality, Black acquired the Hollinger apartment in 2000 at what its market value had been in 1994 when Hollinger bought it. The deal was a real estate time machine for Black.

     Apartments weren’t the only deal the Blacks cut for themselves in living expenses. Food, cell phones, perfume, and other routine living expenses, including tips by Mrs. Black while on shopping trips, were expensed to Hollinger. Black’s corporate expense reports charge the company for items such as “handbags for Mrs. BB” ($2,463), “jogging attire for Mrs. BB” ($140), exercise equipment ($2,083), “T. Anthony Ltd. Leather Briefcase” ($2,057), opera tickets for “C&BB” ($2,785), stereo equipment for the New York apartment ($828), “silverware for Blacks’ corporate jet” ($3,530) “Summer Drinks” ($24,950), a “Happy Birthday, Barbara” dinner party15 at New York’s La Grenouille Restaurant ($42,870),16 and $90,000 to refurbish a Rolls Royce owned by Ravelston for Black’s personal transportation.

15 Eighty guests including Oscar de la Renta, Peter Jennings, Charlie Rose, Barbara Walters and Ron Perelman enjoyed dinner at $212 a plate, including Beluga caviar, lobster ceviche, and 69 bottles of fine wine. Black paid an additional $20,000 toward the cost of the evening. At least Black’s choice of venue for his wife’s birthday was less expensive than Dennis Kozlowski’s party for his wife on Sardinia that was charged in part to Tyco.

16 The majority of these items were charged to Hollinger corporate credit cards and paid in full by Hollinger. The Special Committee has found no evidence that these items were reimbursed to Hollinger on behalf of Black and Amiel Black, though the Company’s internal controls and recordkeeping practices concerning payables at the time were not comprehensive.

     These expense amounts pale in comparison to Hollinger’s cost in other deals Black engineered for himself or his wife. As described in the Report and in the Illinois Action, Black gave his wife a “no show” corporate post that paid her over $1.1 million but did not require her to do anything. Amiel Black was separately compensated for her services as a writer, though Hollinger paid for her pens, pencils, modems, computers and other office equipment as well as the operating cost of a private telecommunications network (something not given to other columnists) to connect her from multiple locations. Black’s expense practices evidence his attitude that there was no need to distinguish between what belonged to the Company and what belonged to the Blacks. In Hollinger’s world, everything belonged to the Blacks.

The Efforts to Avoid Taxation

     Another finding of this Report is that Black and his Ravelston associates, particularly Boultbee, frequently coupled their maneuvering to avoid accountability with aggressive schemes to avoid personal taxation. Not satisfied with receiving $20 to $40 million a year in excessive management fees, Black and the Ravelston insiders then directed significant portions of those fees to Moffat Management and Black-Amiel Management, which were empty shell companies registered in Barbados. Even though these entities did nothing to earn fees, and did not have either employees or real operations, paying management fees to them on the pretense that they performed services allowed the recipients the prospect of transforming a portion of the enormous management fees that would otherwise most likely have been taxable in Canada (where the payments were received), or possibly the U.S. (where services were largely performed), into dividends received in Barbados (where nothing occurred).17 Similarly, not content with receiving more than $5 million in “incentive” payments for losing $68 million on Hollinger Digital investments, Black and other recipients members of the “Senior Executive Group” (but not Perle) had most of their Hollinger Digital payments wired to a different shell entity in Barbados.

     The opportunity to turn compensation for personal services (though in part unauthorized and obtained with misleading information) into tax-free income in Canada was a factor in taking the $53 million18 in non-compete payments in CanWest, and probably also in the decision to return for another $9.5 million in Hollinger cash that could be made to look like non-compete payments at the time of CNHI II in November 2000. The backdating of the sham agreements with APC in February 2001 may also have been done in part to claim tax-free treatment in 2000, although the backdating also allowed the $5.5 million payments to be netted out, and effectively hidden, on Hollinger’s books in 2000.

Private Company Behavior in a Public Company

     Hollinger was a public company, with all the fiduciary duties and disclosure obligations that entails. However, though the form of a public company existed, the substance did not. Black and Radler created a governance structure at the formation of the Company that gave them voting control irrespective of their level of equity ownership. In the short run that structure left

17 Boultbee told the Committee that the reason for this structure was that income at these entities would only be subject to income tax at a rate of 2.5%.

18 While the Board approved non-compete payments of $51.8 million in connection with the CanWest transaction, Black and Radler decided to pay themselves and their fellow recipients $1.1 million in “interest” on the payments due to them, even though their noncompete agreements had only been in force for one day. This represented an interest rate of more than 775% per year.

them free to violate ethical norms or fiduciary duty standards without serious risk of challenge. Black named every member of the Board, and the Board’s membership was largely composed of individuals with whom Black had longstanding social, business or political ties. The Board Black selected functioned more like a social club or public policy association than as the board of a major corporation, enjoying extremely short meetings followed by a good lunch and discussion of world affairs. Though pleasant and not unrelated to Hollinger’s editorial positions, this level of Board involvement was not what the business of Hollinger and its web of conflict situations required from its Board. Actual operating results or corporate performance were rarely discussed. Burt recalls Black changing the subject when he tried to ask questions about the financial performance of The Telegraph, for example. Elemental disclosure requirements and fiduciary standards were routinely violated, and Black generally did what he pleased.

     Black unquestionably saw Hollinger as “his” company. Healy told the Special Committee of an unpleasant telephone exchange with Black following the 2002 annual meeting when Healy suggested informing Thompson of certain information. According to Healy, Black hissed at him: “This is my Company, I am the controlling shareholder and I’ll decide what the Governor needs to know and when . . . .” KPMG’s Pat Ryan recalled a similar Black tirade in 2002, after Ryan raised questions with the Audit Committee about the CanWest non-compete payments.

     In Black’s own words, the public company structure was useful because it allowed the “relatively cheap use of other people’s capital.” Black saw the system he had created as one endless opportunity to confer rewards on himself and his colleagues. He did not appear to acknowledge that fiduciary standards for public companies created meaningful limits on his dealings with Hollinger.

     While the Special Committee does not believe that most of the fraudulent and abusive practices described in the Report would be tolerated in a private company any more than in a public company, a private company would not present the same type of fiduciary issues that inevitably were raised in a public company where Black and Radler could decide for themselves how they wished to use the capital of disenfranchised public investors. In a typical private equity setting, Black and Radler would have had to deal with empowered and active equity investors who would take the time to oversee internal practices and cash flow, as well as with knowledgeable debt creditors. The public company format left Black and Radler free to prey on relatively uninformed and completely powerless equity investors to the extent Black’s hand-picked Board would allow.

     The Report describes an exchange in early 2000 between Black and Asper, the late CEO of CanWest, that contrasts different approaches to fiduciary standards. When Black asked Asper to give him a post-transaction management fee of $12.3 million per year in return for a reduction of $123 million in sales proceeds to Hollinger, Asper told Black to “give us an accounting of what services the [$12.3] million covers and what and who is provided at what cost.”19 In a handwritten note to Black, Asper noted that CanWest’s management costs ran about $2 million each year to Hollinger’s $38 million. Asper pointed out to Black that at CanWest the management fees were to cover salaries “actually paid to members of the Asper family, at modest market rates, with no overhead, or profit.”

     Asper’s suggestion to Black that “market rates, with no overhead, or profit” was the right standard for fees charged by a controlling shareholder to a public company fell on deaf ears. In

19This was a simple question the Hollinger Audit Committee should long since have asked Black. Rather than even trying to answer Asper, Black immediately cut the fee he asked for by approximately 68%.

2000, Ravelston’s management fee to Hollinger as a percentage of total revenues was approximately 10 times greater than similar costs at CanWest. In that same year, the top five officers of Hollinger had total compensation the Committee estimates at $122 million, including nearly $53 million in non-competition and interest payments received from the proceeds of the CanWest transaction. This represented a nearly unbelievable 30.2% of Hollinger’s 2000 adjusted EBITDA, and 61.6% of Hollinger’s adjusted net income. For an encore, Black and his four senior officers received total compensation in 2001 that the Committee estimates was more than $69 million, representing 73.4% of Hollinger’s adjusted EBITDA in a year Hollinger reported a net loss of over $337 million. Cash compensation to management at such levels (whether paid directly or indirectly), and in such a proportion of corporate cash flow, is stunning in its audacity and its utter disregard for either market practices or the legal standards of fiduciary behavior.

Repeated Disclosure Issues

     The record of Hollinger’s disclosures under Black and Radler’s leadership shows repeated instances of incomplete, inaccurate or nonexistent disclosures, as well as Black’s own refusal to testify before the SEC after asserting the Fifth Amendment privilege against self-incrimination in response to questions involving his leadership of Hollinger.20 For example, until 2003 Hollinger’s proxy statement compensation tables did not include disclosure of even $1 in compensation to Black, Radler and the other Ravelston executives resulting from more than $226 million in management fees Hollinger paid to Ravelston since 1996.

20 Black argued that he should retain his privileges as Chairman of the Board at Hollinger notwithstanding his assertion of the Fifth Amendment protections. Most public companies automatically terminate employees or officers who refuse to answer questions under oath before the SEC.

     In 2003 there was finally belated footnote disclosure in the proxy statement that, referring to compensation in 2001, listed $13.2 million for the five senior officers as “an allocation of the economic interest in the management fee.” However, Ravelston charged Hollinger $30.7 million in management fees in 2001, not $13 million. This curious disclosure doesn’t say what compensation was actually received by whom, and it also only accounts for 43% of the fee actually paid to Ravelston that year, even though the five senior executives hold an 84.2% interest in Ravelston. Approximately $15 million of Hollinger management fees evidently just disappeared. 21

     B. EVALUATING THE BOARD’S CONDUCT

     The Committee believes that Black and Radler were by far the most culpable people in causing damage to Hollinger by taking more than $400 million and operating parts of the Company for their own benefit, and consistently violating their fiduciary duties as they pushed through one unfair transaction after another. These were the truly “bad actors” involved in the Hollinger Chronicles. The Committee focused its most intense efforts in the early stages of the process on determining the scope of wrongdoing by those who took the money. The Committee’s suit on behalf of the Company in the Illinois Action seeks to make Hollinger’s shareholders whole by recovering at least $1.25 billion in damages stemming from the actions of these individuals and the corporate vehicles that they utilized to carry out their schemes.

     Though the persons who took funds or assets from Hollinger improperly are the primary offenders, the consistent inaction of the Hollinger Board also resulted in squandering

21 Investors can only speculate where this $15 million went, though the Special Committee believes that it is approximately equal to the amount Ravelston would have needed to pay HLG to meet its liquidity needs. Hollinger money used to pay Ravelston’s debts should almost certainly be deemed to be disclosable indirect compensation to each of the Ravelston shareholders.

opportunities for stopping abusive acts before the damage was too great. The simple fact that the members of the Audit Committee did not learn what was going on in the related-party transactions and did not stop the looting of the Company by its controlling shareholders of necessity raises the question of “where was the Audit Committee?” There is not a good answer to that question.

     The Audit Committee and the Board were given false information (and were not told other material facts) about the non-compete payments and management fees. However, it is also true that they did not do much if anything on their own about either the non-compete payments or the excessive management fees. The Audit Committee could have hired its own compensation consultants and its own counsel without any affiliations to Black given the perpetual nature of conflict situations built into Hollinger’s structure. Instead it only hired independent counsel or advisors in rare circumstances. The Audit Committee relied for most advice on Black, Radler or other Ravelston personnel who had a direct conflict of interest. KPMG and Torys represented HLG and Ravelston as well as Hollinger, so the Audit Committee also knew or should have known that their views could be tempered or compromised when it came to related-party payments among the various entities.

     The Report notes that the Audit Committee does not appear to have asked for any information concerning the components of the management fee, such as the breakdown between compensation for the back office personnel and payments to the senior officers. The Audit Committee did not inquire as to what indirect costs of Ravelston were being charged back to Hollinger, and it did not do any work to determine whether any such “costs” were related in any way to services performed for Hollinger. The Audit Committee did not seek backup documentation regarding any aspects of the proposed management fee each year.

     The Report concludes that the Audit Committee’s “review” of the annual management fee did not pass a threshold level sufficient to characterize what it did as a “review” (let alone a “negotiation”), and that any “approval” given was not based on any serious analysis. Indeed, in many cases approvals were not based on any analysis at all. The Audit Committee failed to take any of the steps, or to ask any of the questions, that might have made their review of both management fees and non-compete fees meaningful. They were inattentive, and they failed to be alert to the possibility that Black and Radler might be proposing vastly inflated or wholly inappropriate fees that were fundamentally unfair to Hollinger shareholders.

     In performing our work, the Special Committee discovered a pattern of misleading statements to the Board and the Audit Committee surrounding related-party transactions. In addition to making false statements, we also found many cases in which Black, Radler, Kipnis or others failed to tell the Board or the Audit Committee key facts necessary to fully understand transactions or payments as to which partial information was given. “Lying by omission” can be just as misleading as making a false statement, and unfortunately both occurred in connection with Hollinger’s Board.

     Perhaps the most dramatic of the affirmatively false statements occurred during the Board’s review of the proposed CanWest non-compete payments. As described in the Report, Black, Radler, Boultbee and Torys, the outside lawyers, all knew that CanWest’s original drafts of the purchase agreement had not required (or provided for) any specific payments for the non-compete agreements that it expected to receive at closing. Nonetheless, Radler told the Audit Committee that CanWest had insisted on the specific amounts of non-compete payments, which was simply untrue. Black later told shareholders at the annual meeting that it had been the independent directors that had negotiated the amount of the payments, which also was not true.

     The Audit Committee was also misled by Kipnis’ memo prior to the meeting, and his and Radler’s statements at the Audit Committee meeting on September 11, 2000, that Ravelston had generated increased sales proceeds for Hollinger by voluntarily modifying its contract rights. The Audit Committee’s cursory review and discussion failed to recognize that this was nothing more than a fairy tale. Ravelston had not given up any rights, as its agreement with Hollinger continued in force unchanged.22

     These and other misleading statements to the Board at the time of the CanWest deal had the effect of characterizing payments that were entirely discretionary as having been required by the buyer. The Audit Committee and the Board agreed to the payments, but they did so thinking that they did not have a choice if they wanted the CanWest transaction to be completed for the good of the Company. As outrageous as these misrepresentations to the Board were, they do not in our view relieve the Audit Committee from the responsibility of obtaining independent confirmations of the reasonableness and necessity of these payments.

     Approximately six months after the original CanWest transaction closed, the Board received an extraordinary memo from Kipnis. It advised the Board that they had been misinformed as to information regarding the non-compete and break fee payments in late 2000. They were advised that this misinformation included the fact that CanWest had not actually specified the amount of the non-compete fees that would be paid. The misleading information given to the Board was described as “inadvertent.” The Board was asked to ratify a modified variation of the original payments, with Ravelston now receiving a “non-compete” instead of a “break fee” payment. The Board approved the request with virtually no discussion, even though

22 As noted earlier, Black actually attempted to do the exact opposite of what was claimed, by seeking to reduce the price CanWest would pay to Hollinger by $123 million in exchange for a side deal for $12.3 million in annual management fees from CanWest.

they had expressly been told that they had been given incorrect information at the time of the CanWest closing when they awarded $52 million to management.

     Under the proposal Kipnis conveyed, the “new” rationale for paying Ravelston the $20 million it had already received as a “break fee” became compensation for signing a non-competition agreement. Upon receipt of these “corrections,” the Audit Committee evidently didn’t ask why Ravelston needed a non-compete fee on top of individual non-compete payments to Black, Radler, Atkinson and Boultbee, leaving no one else at Ravelston who realistically could compete with CanWest. Once told that CanWest did not dictate who should receive the $52 million, the Audit Committee should have re-examined the size and appropriateness of all of the payments, and it should have revisited the question of why Hollinger was paying any of the $52 million to its officers (each of whom was already fully paid through Ravelston) rather than keeping this money for its shareholders.

     Almost all of the payments relating to “non-compete” agreements involved false statements to the Board, failures to tell the Board the full story, or failures to tell the Board anything at all. For example, in the two Osprey transactions, Black and Radler simply took payments of more than $5 million without telling the Board or the Audit Committee anything at all. Black and Radler subsequently advised the Board of the Osprey payments, and sought (and obtained) an express ratification based on a misleading portrayal of the events.

     Throughout most of this time, the Board was hearing consistent stories from Black or Radler on the one hand, and Kipnis on the other. The Board did not have any reason to think Kipnis would knowingly give the Board false information, and his comments made statements by Black and Radler all the more credible. The Board did not know, however, that Kipnis had in effect cast his lot with Black and Radler who, among other things, controlled both his employment and his compensation.

     The Audit Committee’s failure to perform any independent analysis of the management fee and the non-compete requests was influenced by the trust they had in Black and Radler to be honest, and their belief that Black and Radler were capable executives. Thompson in particular would never claim to be a businessman, or an expert in financial analytics. However, he is a highly experienced lawyer, and he understands the fiduciary duties that Black and Radler had as controlling shareholders. Thompson knew that if Black and Radler charged Hollinger more than a fair and reasonable amount, they would be violating their duties under Delaware law. At that stage Thompson probably couldn’t believe Black and Radler would consciously disregard the fiduciary standards they knew governed their related-party transactions.

     Unfortunately, Thompson seems to have trusted Black and Radler to honor their fiduciary duties when it turned out that he was dealing with individuals who had long since ceased to pay attention to those concerns. Thompson did not realize that Black and Radler might be regularly feeding inadequate or misleading information to the Audit Committee. Thompson largely accepted Radler’s assertions that the management fee was as low as Black and Radler could make it, never believing that Radler would make that assurance to his face while proposing a fee each year that was tens of millions of dollars higher than it would have cost Hollinger to perform the services for itself (or than it was costing Ravelston). He failed to apply the critical part of former President Reagan’s famous dictum to “Trust, but verify.” Thompson, Burt and Kravis similarly failed to respond critically to the repeated demands for non-compete payments even though they should all have know these payments were highly unusual from the numerous boards on which they had served.

     Thompson knew that various other people were aware of the management fee levels and did not suggest serious problems. Neither KPMG nor Torys told the Audit Committee that there was an issue of whether the amount and nature of these fees might violate fiduciary standards, or that costs unrelated to Hollinger like Ravelston’s support obligations to HLG might be getting dumped into the management fee. Similarly, neither KPMG nor Torys expressed any contemporaneous concern with the proposed non-compete agreements. Thompson was not alerted, either expressly or by informal warnings, to the need to be more vigilant by KPMG, Kipnis, or by anybody else.

     The Special Committee believes that the misrepresentations and partial information given to the Audit Committee, coupled with the lack of warnings from any of Hollinger’s outside advisors, was a significant part of the reason why the Audit Committee behaved with such lassitude in the face of the abusive transactions. These reasons do not seem enough, however, to justify the Audit Committee’s passivity and its acquiescence to everything Black proposed.

     The Special Committee believes that another very significant reason for the lack of vigor in the Audit Committee was the overall control structure of Hollinger, and the impact that had on the perceptions of all the Board members. As noted above, Black expressly characterized Hollinger as his company. In his view he and Radler built Hollinger, they ran it as they saw fit, and it was their job to figure out its next steps. Black definitely saw it as within his prerogatives to decide how much he and others would receive from Hollinger, and every Board member at least implicitly understood that Black would remove anyone who offered serious resistance to his dictates. That just wasn’t done in his Company.

     Unfortunately, most members of the Board also saw Hollinger as Black’s Company. They weren’t selected by institutional shareholders for board seats, they were selected by Black.

Black was infinitely skilled in reinforcing the aura that he, not the Board, had ultimate responsibility for decisions at Hollinger. Board members knew that the dual tier voting system meant in practice that Black named every board member, and was free to replace anyone who disagreed with him. No shrinking violet, Black would not hesitate to push the Board wherever he wanted them to go.

     The fact that Black and Radler had given themselves voting control of Hollinger irrespective of their actual equity stake should have put directors on a state of high alert against actions that weren’t in shareholders’ overall economic interests. However, psychologically it may have reinforced the tendency among Board members to see the Company as one that Black was free to direct. Once established, the mindset that Hollinger wasn’t like other companies due to the control rights held by Black undoubtedly affected attitudes, beliefs and levels of effort by the Board. Unfortunately, the inherently dangerous aspects of a dual voting structure, separating governance power from economic interest, make heightened sensitivity and scrutiny highly important to protect the interest of noncontrolling shareholders. Hollinger didn’t get either sensitivity or scrutiny, and the shareholders paid the price.

     The Report also reviews the conduct of the other independent members of the Board, Dr. Henry A. Kissinger and Mr. Shmuel Meitar.23 The Report concludes that Kissinger and Meitar were acting reasonably in relying on the reports of the Audit Committee that it had reviewed the various related-party transactions and found them to be fair to Hollinger. Both Kissinger and Meitar have a statutory right under Delaware law to rely on corporate officers and on board committees, and while they certainly could have done more in reviewing the numerous

23 Other former independent directors would be in a similar situation to Dr. Kissinger and Mr. Meitar. The Committee does not consider Richard Perle to have been independent, and discusses his role and culpability separately.

transactions, their good faith reliance on the Audit Committee and Thompson’s reports to the Board were reasonable in our judgment.

     As a group, the Hollinger Board (and particularly the Audit Committee) was not alert and didn’t notice when Black and Radler were driving their bloated fee requests past them. While they were fed distorted information by Black and Radler, they did little to seek independent advice of their own. Even without their own advisors, they should have been concerned that the total amounts paid to Black and Radler under one pretext or another represented essentially 100% of the Company’s adjusted net income for seven years. This financial fact raised the possibility that Black and Radler were violating their fiduciary duties on a massive scale.

     Whatever their prior somnolence, since formation of the Special Committee in June of 2003, the independent members of the Board and the Audit Committee have contributed substantially to the Special Committee’s efforts to protect shareholder interests in the face of Black’s threats and litigation over the Restructuring Agreement, and his ability to dictate actions contrary to the interests of the majority, noncontrolling shareholders. Burt advocated creation of a strong Special Committee shortly after major shareholders filed a Schedule 13D challenging a number of issues on fiduciary grounds. Thompson also supported forming a Special Committee with strong powers. Both Thompson and Burt, along with other independent directors, supported the cleanup of management the Special Committee proposed following its discovery of the unauthorized payments. At the time of the Restructuring Agreement in November 2003, the independent directors supported the Special Committee’s conclusion that Black must step down from his executive positions, and they later supported his removal as Chairman when he refused to answer questions of the SEC under oath.

     The independent directors also supported the strategic process as contemplated in the Restructuring Agreement. They met on many occasions to review alternatives available to protect shareholder interests, and they adopted a poison pill to protect the Company’s ability to block indirect transfers of HLG stock that would frustrate the strategic process. The strategic process has thus far benefited all shareholders by obtaining an outstanding result in the $1.3 billion sale of the Telegraph Group. While current performance doesn’t eliminate the fact of Board lapses in the past, the Special Committee believes that in assessing the consequences that should flow from those lapses, the entire record of the Board, both before and after formation of the Special Committee, should be considered.

     As a result of the Board’s support of the Special Committee’s recommendations in November 2003, the looting of the Company through the Ravelston management fees has stopped, and earnings have increased commensurately. Fees to Ravelston of more than $2 million per month have stopped, generating savings to date in 2004 of $18 million for Hollinger. The Company has incurred new expenses to offset the Ravelston services that are less than $4 million annually including all senior executive compensation and the cost of incremental growth in the finance department.24 The Special Committee has also recovered more than $42 million to date from Black, Radler, Atkinson and HLG with the support of the Board, and the Special Committee is forcefully prosecuting its litigation to recover $1.25 billion in damages in the Illinois Action.

24 Despite Black’s agreement in November 2003 that the Services Agreement would be terminated and that the management fee for the first half of 2004 would be substantially reduced, Ravelston has continued to send invoices to Hollinger as if the 2003 management fee level had been approved for use in 2004 by the Audit Committee or anyone else at Hollinger. If Black were to regain power at Hollinger, no doubt it would be a high priority to resume the bulk transfers of Hollinger’s shareholder equity to Ravelston, as well as distributing tens of millions to Ravelston retroactively.

     The members of the Board at Hollinger currently play an important role in carrying forward other initiatives that are of substantial importance to Hollinger’s shareholders. These include completing the auditing of Hollinger’s financial statements and returning the Company to full compliance with its reporting obligations under the securities laws, completing the strategic process through, at a minimum, fair and equitable distribution (or other use) of the proceeds from the sale of the Telegraph Group, and putting in place new internal controls to assure both the integrity of the Company’s financial statements and compliance with all applicable laws. The Board has to consider recommendations flowing from this Report for certain changes in governance to prevent repetition of the systematic violations of fiduciary duties and federal disclosure obligations that have occurred in the past, as well as to ensure that the Company complies with its obligations under its Consent Decree with the SEC and other legal obligations.

     Finally, the Board should play a very important role in the future in insuring that Hollinger is able to recover the funds wrongfully diverted from it. Having conducted a thorough and independent investigation to determine that the Company is entitled to recover more than a billion dollars in damages for violation of Delaware and federal law, action must be taken to guarantee that these claims can be pursued in the courts until they are adjudicated or otherwise resolved in the interests of Hollinger’s majority, noncontrolling shareholders. The obvious interest of those whom the Report concludes have taken hundreds of millions of dollars improperly and illegally will be to find a way to assert control over the Company in order to prevent it from litigating these claims to a successful conclusion, thereby potentially destroying this enormously material asset that belongs to the Company and its shareholders.

     In the end, the Special Committee believes that there were several dominant factors in the events that took place at Hollinger. One was the insatiable demands for cash from Black, whether to prop up his empire or to fuel his political and social ambitions in multiple countries. Black kept coming back to the Hollinger well again and again. The intensity of the pressure for payments to Black irrespective of corporate performance or the fairness of transactions to shareholders led to most of the abuses documented in the Report.

     A second factor was the inherently flawed governance structure at Hollinger dating to its IPO, and centered on the two tier voting structure. The “two tier” system, with one class of shares having ten times the votes as the other class, severed the link between equity ownership and participation in corporate control. The multivoting shares gave Black the power to control Hollinger absolutely, even though he owned only a relatively small and shrinking percentage of its equity, and hence less and less interest in its profitability. At the same time, he held undiminished power to dictate the Company’s actions, and to pay massive fees to himself that steadily bled the Company’s financial strength even as it was dismembered to raise cash. Black as a small equity holder had the power to force transfers of funds to an entity where he was a large equity holder, even if doing so was a violation of his fiduciary duties.

     In this case, Black had hammerlock control over Hollinger irrespective of a relatively small layer of real equity interest. He used that control actively and aggressively to promote his interests, even when the results were directly contrary to the interests of Hollinger’s majority shareholders and grossly unfair. His control rights insured that, come what may, and no matter what anyone else thought, Black could take what he wanted, and his appetite for cash was simply ravenous.25

     Black’s ultimate control couldn’t eliminate the requirements of Delaware law that the business of a company be managed by a board of directors. However, Black had the votes to replace any member of the Board, and they all knew it. Black called the shots, and he wanted a Board filled with prominent people who wouldn’t make waves. Black got what he wanted, until he pushed so far beyond the limits of acceptable behavior that he triggered the formation of the Special Committee and its investigative process.

     The Audit Committee (and the Board) had the responsibility of considering carefully the conflicts it was presented with, and for making a prudent business judgment in the interests of all shareholders. Instead of analysis and evaluation, they acquiesced to Black’s demands. This was exactly the wrong approach. On Black’s part, he did not seem to possess the wisdom or judgment to recognize when he was approaching or exceeding the limits of tolerable behavior as a fiduciary for Hollinger’s shareholders, and the Board failed to force him to adhere to reasonable limits.

     Filing of the Report with the SEC and the U.S. District Court satisfies an obligation of the Company under the SEC Consent Decree. It also marks the substantial completion of the first, investigative phase of the Special Committee’s work. However, the completion of the Report by no means represents the conclusion of the Special Committee’s work.

     The purpose of conducting the investigations was to determine whether wrongdoing took place at Hollinger. We concluded that wrongdoing took place on a far more extensive scale, in

25 While the Audit Committee could refuse to approve a related-party transaction, Black held the voting power ultimately to elect every member of the Board.

both time and the amount of damages to the Company, than anyone had previously realized or suggested. In January 2004, the Special Committee on behalf of the Company brought the Illinois Action seeking actual damages of $380.6 million, interest of $103.9 million, for total actual damages of $484.5 million plus further interest that may accrue.

     Our work also made us realize that the Company had not been victimized by isolated wrongdoing, but by a persistent and repeated course of illegal conduct. While the provisions of the federal racketeering laws are not typically invoked in matters of internal corporate behavior, this is not a typical case. Indeed, the illegal actions committed by Black and Radler as officers of Hollinger, acting also on behalf of Ravelston and HLG, created exactly the type of situation that the federal RICO statute was intended to help control. RICO allows Hollinger to recover treble damages plus attorney’s fees, and the Illinois Action therefore seeks recovery of total damages of $1.25 billion from Black, Radler, Ravelston, HLG and various of their associates. The Illinois Action also seeks an order from the District Court barring the defendants from “conducting or participating in the conduct of the affairs” of Hollinger to prevent any recurrence of these unlawful actions.

     The Special Committee’s investigation showed that Hollinger had been willfully and deliberately looted by its controlling shareholders. It is a strong word, but it is an appropriate word to describe what took place at Hollinger over the past decade. Having conducted a thorough investigation and assembled what we believe is an overwhelming body of evidence, it is imperative that the Company now be able to hold the responsible parties accountable for their actions, and to recover for shareholders the damages inflicted on the Company. The Special Committee believes that its work will not be completed until appropriate judicial relief is obtained on behalf of the shareholders whose money was taken through illicit and improper means.

     That of course means that the Illinois Action, begun last January, must be prosecuted to its conclusion, which we believe will result in a judgment for the full amount sought in the complaint. This is no small task, as the initial investigative work must be fleshed out with discovery. We have not heretofore had access to a number of important documents that will certainly affect our analysis of the amount of damages, among other things. For example Black refused to permit the Special Committee to obtain copies of Ravelston’s financial records to identify the costs that were related to work on Hollinger’s behalf, and to separate costs that were unrelated to Hollinger but that pertained to other entities such as HLG. Once we obtain those financial records through the discovery process, we may amend the Illinois Action to seek additional relief. Similarly, we were not allowed to interview Black in the course of the Special Committee’s work, and we anticipate having the opportunity to depose Black, Radler and other witnesses under oath as part of the discovery process. Again we may learn additional facts that would cause us to adjust our conclusions or the relief that we seek on behalf of shareholders.

     Following discovery, we hope to be able to move to a trial on the merits in the Illinois Action as quickly as possible. The Special Committee believes that the evidentiary record in a trial will be overwhelming. The matter is highly material to shareholders, and the right of action on their behalf is a major asset of Hollinger. The Special Committee intends to pursue the Illinois Action to its conclusion irrespective of any future changes in the makeup of the current Board.

     Since the amount of damages sought in the Illinois Action may exceed the net worth of the defendants in that case (including the value of Black and Radler’s shares in Ravelston and

HLG), it may ultimately be necessary to seek appropriate equitable remedies to prevent acts by any of the defendants that would have the effect of precluding recovery on any judgment obtained in the Illinois Action. Any attempt to use the voting rights held by Black and Radler to prevent the Company’s judicial action from proceeding against them would risk irreparable injury to Hollinger’s noncontrolling shareholders.

     It would be strange indeed if, having determined that particular individuals and entities have repeatedly forced unfair and unlawful transactions onto Hollinger, the same individuals were able to use the minority control rights that caused the original damages to impede the Company from seeking judicial review of their actions. This of course assumes, which we do not, that Black, Radler or other Ravelston personnel continue to be eligible to serve as an officer or director of Hollinger. Given the overwhelming record of consistent violations of disclosure obligations and fiduciary standards by these individuals, the Special Committee believes that judicial proceedings should permanently foreclose the ability of any of the defendants in the Illinois Action to act as an officer or director at Hollinger, or participate in the conduct of its business. We leave to appropriate governmental and judicial authorities whether similar restrictions should be imposed relating to any other U.S. public corporations as a remedy for any violations of the federal securities laws and Delaware law that are ultimately found to have occurred.

     In addition to the Illinois Action brought on behalf of the Company by the Special Committee, other litigation relating to the events set forth in this Report is now pending in various other courts, or may be filed in the future. In addition to shareholders actions, other legal actions or motions have been filed by Black, HLG or affiliates of Black in both the Illinois U.S. District Court, and in various other jurisdictions. Any of these actions may produce new facts or other information bearing on the issues covered in our Report, and will ultimately be the subject of resolution by judgment or settlement. The Special Committee will evaluate any further legal or other actions that are necessary or appropriate for us to take on behalf of the Company. This will include but not be limited to the conduct of the independent directors, which is currently the subject of mediation. The Special Committee will assess its options with respect to the directors following the conclusion of these discussions.

II. GLOSSARY

     The following is a glossary of the key persons, entities and transactions discussed in this Report. All terms defined in the glossary are used in the text of the Report without further definition.

A. Principal Individuals and Entities

Amiel Black	Barbara Amiel Black, wife of Conrad M. Black, member of Board and former Vice President, Editorial, of Hollinger

Atkinson	Peter Y. Atkinson, former Executive Vice President of Hollinger and former Vice President and General Counsel of HLG; owns 0.98% of Ravelston

Black	Conrad M. Black, former Chairman of Board and CEO of Hollinger, Chairman and CEO of HLG and Ravelston. Through CBCC, his personal holding company, Black owns 65.1% of Ravelston, and at all times relevant to the Special Committee investigation, controlled 50.9% of HLG and, through HLG, indirectly controlled 30.3% of the equity of Hollinger and 72.8% of the voting interest in Hollinger; with Radler, controlling shareholder of Horizon and Bradford

Black Group	Black, Radler, Colson, Boultbee, Atkinson, Amiel Black, HLG, Ravelston, Moffat and Black-Amiel

Boultbee	John “Jack” A. Boultbee, former Executive Vice President of Hollinger and Executive Vice President and former CFO of HLG; owns 0.98% of Ravelston

Colson	Daniel W. Colson, former Vice Chairman of Board of Hollinger and former CEO of the Telegraph, Vice Chairman of Board of HLG; owns 2.9% of Ravelston

HLG	Hollinger Inc., a Canadian corporation and Hollinger’s intermediate holding company; through Ravelston and HLG, Black and Radler control Hollinger

Radler	F. David Radler, former Deputy Chairman of Board, President and COO of Hollinger; owns 14.1% of Ravelston; Deputy Chairman, President and Co-COO of HLG; with Black, controlling shareholder of Horizon and Bradford

Ravelston	The Ravelston Corporation Limited, an Ontario corporation and Hollinger’s ultimate parent company, of which Black holds a 65.1% ownership interest; indirect controlling shareholder of Hollinger and HLG

B. Persons and Groups of Persons

Andreas	Dwayne Andreas, former member of Board of Hollinger and Chairman emeritus of Archer Daniels Midland Company

Asper, Israel “Izzy”	Late Chairman and CEO of CanWest

Asper, Leonard	Son of Izzy Asper; Chairman and CEO of CanWest

Brady	Mark Brady, Principal of William Blair, investment banking firm that advised Hollinger Audit Committee

Beck	Andrew Beck, partner of Torys, outside corporate counsel to Hollinger, HLG and Ravelston

Breeden	Richard C. Breeden, Counsel to the Special Committee and former Chairman of the SEC

Burt	Richard Burt, member of Board and of Audit Committee, Compensation Committee and Stock Options Committee of Hollinger and former U.S. Ambassador to Germany

Chambers	Raymond Chambers, former member of Board of Hollinger and Chairman of Amelior Foundation

Coolidge	Leslie A. Coolidge, audit engagement partner of KPMG on Hollinger account

Creasey	Fred Creasey, former Hollinger group corporate controller, CFO of HLG; Ravelston employee

Black, David	David Black (no relation to Conrad Black), owner of Black Press Ltd.

DeMerchant	Beth DeMerchant, partner of Torys, outside corporate counsel to Hollinger, HLG and Ravelston

Dodd	David Dodd, Executive Vice President of Hollinger

Doull	Matthew Doull, President of Digital

FDR	Franklin Delano Roosevelt, thirty-second President of the United States

Forsythe	Duncan M. Forsythe, tax partner of KPMG on Hollinger account

Hayos	Gabe Hayos, partner of KPMG on Hollinger account

Healy	Paul Healy, Vice President for Corporate Development and Investor Relations of Hollinger

Henson	Tom Henson, counsel to CNHI

Hillman	Gerald Hillman, managing member of Trireme Associates LLC, the managing partner of Trireme, in which Hollinger invested $2.5 million at the direction of Black and Perle (who is also a member of Trireme Associates LLC)

Hoffman	Wally Hoffman, former Publisher of the Mammoth Times

Holick	Craig Holick, former Manager of Corporate Finance and Assistant Treasurer of Hollinger

Horowitz	Glenn Horowitz, owner of Glenn Horowitz Booksellers Inc. of New York, which sold collections of FDR memorabilia to Black and Hollinger

Humphreville	Jack Humphreville, Director of Target Media, which submitted a bid of $1.25 million for Hollinger properties that were later sold to Horizon for $1

Kipnis	Mark Kipnis, former Vice President, Corporate Counsel and Secretary of Hollinger

Kissinger	Henry A. Kissinger, member of Board of Hollinger and former U.S. Secretary of State

Kravis	Marie-Josée Kravis, former member of Board and of Audit Committee of Hollinger and senior fellow at Hudson Institute

Lane	Peter Lane, CFO of Hollinger

Loye	Linda Loye, Assistant Corporate Counsel and Assistant Secretary of Hollinger

McBride	Roland McBride, CFO of Horizon and former CFO of APC

Meitar	Shmuel Meitar, member of Board of Hollinger and Vice Chairman of Aurec Ltd.

Paris	Gordon A. Paris, Interim President and CEO, Chairman of Board and Chairman of the Special Committee of Hollinger

Perle	Richard Perle, member of Board and former member of Audit Committee, Compensation Committee and Executive Committee of Hollinger; former Chairman and CEO of Digital; holder of equity interest in the general partner of Trireme; former U.S. Assistant Secretary of Defense

Perrotto	Larry Perrotto, former President and CEO of APC; 25% shareholder in Bradford; 2% shareholder in Horizon

Reed	Mike Reed, CEO of CNHI

Robinson	Linda Robinson, partner of Osler Hoskin & Harcourt, CanWest’s outside counsel

Ryan	Patrick Ryan, former KPMG partner for Hollinger account

Salman	Terry Salman, CEO of Salman Partners Inc., in which Radler owns a 10%-15% interest, and which received investment banking fees from Hollinger and various companies in which Hollinger invested; 2% shareholder in Horizon

Satterwhite	John Satterwhite, former Director and Vice President of APC; 25% shareholder of Bradford; 4% shareholder in Horizon

Savage	Graham W. Savage, member of Board and of Special Committee, Executive Committee and Audit Committee of Hollinger

SEG	Senior Executive Group under the Digital Incentive Plan; members are Black, Radler and Colson

Seitz	Raymond G.H. Seitz, member of Board and of Special Committee and Chairman of Executive Committee of Hollinger

Serota	Kenneth Serota, President and CEO of Liberty Group Publishing and former Hollinger General Counsel and Vice President of Law and Finance; 4% shareholder in Horizon

Sifton	Michael Sifton, CEO of Osprey, former executive of Hollinger’s Canadian newspaper group; acquired Canadian newspapers from Hollinger in the Osprey I and Osprey II transactions

Smith	Robert Smith, Treasurer of Hollinger

Stitt	Marilyn Stitt, Canadian audit partner of KPMG on Hollinger account

Strader	Jerry Strader, former President of APC; 4% shareholder in Horizon

Strauss	Robert Strauss, former member of Board of Hollinger and former U.S. Ambassador to the Soviet Union

Sukonick	Darren Sukonick, partner of Torys, outside corporate counsel to Hollinger, HLG and Ravelston

Taubman	A. Alfred Taubman, former member of Board of Hollinger and former CEO of The Taubman Company

Thompson	James R. Thompson, member of Board and Chairman of Audit Committee, Compensation Committee and Stock Options Committee of Hollinger; former Governor of Illinois; chairman of Winston & Strawn LLP

Vice Chancellor Strine	The Honorable Leo E. Strine, Jr., Vice Chancellor of the Delaware Chancery Court

Vogt	Todd Vogt, former Executive Vice President of Hollinger’s Community Newspaper Division and former President of Horizon

Lord Weidenfeld	Lord Weidenfeld of Chelsea, former member of Board of Hollinger and Chairman of Weidenfeld & Nicholson, Ltd.

Wexner	Leslie Wexner, former member of Board of Hollinger and Chairman and CEO of Limited Brands, Inc.

White	Peter White, Executive Vice President of HLG; owns 13.4% of Ravelston

Winikates	Jim Winikates, retired partner of KPMG and former KPMG engagement partner for Hollinger account

Winkler	Paul Winkler, former General Manager of Kelowna Capital newspaper

C. Business Entities and Publications

339	3396754 Canada Ltd., the HLG subsidiary that was formed to facilitate HLG’s various unfair loan and share exchange transactions with HCPH in connection with HLG’s redemption of Southam-linked debentures

504	504468 N.B. Inc., an HLG subsidiary that borrowed $36.8 million from Hollinger in July 2000 in an unfair transaction relating to HLG’s redemption of Southam-linked debentures

3048510	3048510 Nova Scotia Company, a wholly-owned subsidiary of Southam

American Trucker	One of two Hollinger publications sold to Intertec in May 1998 for $75 million; HLG received an unauthorized “non-compete” styled payment of $2 million out of the proceeds of this transaction

APC	American Publishing Company, a Hollinger subsidiary that owned the majority of Hollinger’s U.S. community newspapers prior to their sale in 1998, 1999 and 2000

APMS	American Publishing Management Services, an affiliate of APC that was used to facilitate the making of unauthorized “non-compete” styled payments to the Black Group

Black-Amiel	Black-Amiel Management Inc., a Barbados corporation owned by Black, Boultbee and Amiel Black, to which Hollinger paid annual management fees

Bradford	Bradford Publishing Co., a private newspaper publishing company controlled by Black and Radler; in July 2000, acquired four Hollinger community newspapers in Pennsylvania and New York for $35.6 million in a transaction unfair to Hollinger

Richard C. Breeden & Co.	Advisors to the Special Committee

CanWest	CanWest Global Communications Corp., a Canadian corporation and purchaser of the bulk of Hollinger’s Canadian newspapers in November 2000

CNHI	Community Newspaper Holdings Inc.

Company	Hollinger International Inc., a Delaware corporation

Cook	Frederic W. Cook & Co., Inc., executive compensation consultant to the Special Committee

CPI	Community Publishers, Inc.

Digital	Hollinger Digital LLC, a Hollinger subsidiary engaged in private equity investing with particular focus on Internet and new media ventures

DVE	Dirks, Van Essen & Associates, a merger and acquisition firm that issued a fairness opinion in Horizon I transaction

Forum	Forum Communications Co.; in September 2000, acquired U.S. community newspapers from Hollinger in a $14 million transaction

HCNLP	Hollinger Canadian Newspapers Limited Partnership; owner of Canadian newspapers; Hollinger is general partner and holds 87% of limited partnership units; sold Canadian newspapers in the CanWest and Osprey transactions

HCPH	Hollinger Canadian Publishing Holdings Co., a Hollinger subsidiary; engaged in loan and share exchange transactions with HLG in connection with HLG’s redemption of Southam-linked debentures that were unfair to Hollinger

HIPI	Hollinger International Publishing Inc., a wholly owned direct subsidiary of Hollinger

Hollinger	Hollinger International Inc., a Delaware corporation

Horizon	Horizon Publications, Inc., a private Delaware corporation controlled by Black and Radler; acquired U.S. community newspapers from Hollinger in a series of transactions unfair to Hollinger in 1999, 2000 and 2001, and in 1999 acquired a Canadian newspaper that competed with Hollinger

Intertec	Intertec Publishing Company; in February 1999, acquired U.S. community newspapers from Hollinger in a $75 million transaction (also known as the American Trucker transaction)

Kelowna Capital	Hollinger-owned daily newspaper in Kelowna, British Columbia, that competed with Horizon’s Kelowna Daily; when Canadian Competition Bureau ruled that either Hollinger or Horizon would have to sell a Kelowna newspaper because of their common ownership through Black and Radler, Radler caused Hollinger to sell the Kelowna Capital in 2001 on terms unfair to Hollinger without presenting the transaction to the Audit Committee

Kelowna Daily	Daily newspaper in Kelowna, British Columbia; competitor of Hollinger’s Kelowna Capital newspaper; acquired by Horizon in 1999 without approval of Hollinger’s Audit Committee

KPMG	Certified public accounting firm and auditor of Hollinger and, until December 2003, of HLG and Ravelston

LMPL	Lower Mainland Publishing Ltd., subsidiary of Southam

Moffat	Moffat Management Inc., a Barbados corporation owned by Black, Radler, Boultbee and Atkinson, to which Hollinger paid annual management fees and an unauthorized “broker fee” of $900,000

NAT	Northwest Arkansas Times

NP Holdings	NP Holdings Company, a former subsidiary of HCPH; in January 2002, Black, Radler, Boultbee, Atkinson and Kipnis arranged a sale of tax losses held by NP Holdings to RMI for $3.6 million

NP Partnership	The National Post Company/La Publication National Post partnership

O’Melveny & Myers LLP	Counsel to the Special Committee

Osprey	Osprey Media Group, Inc.; acquired Canadian newspapers from Hollinger in July 2001 (“Osprey I”) and November 2001 (“Osprey II”)

Paxton	Paxton Media Group; in October 2000, acquired U.S. community newspapers from Hollinger in a $59 million transaction

PMG	PMG Acquisition Corp., the acquisition vehicle used in the Paxton transaction

RMI	Ravelston Management Inc., a subsidiary of Ravelston; purchaser of NP Holdings in 2002; under a support agreement with HLG, uses management fees paid by Hollinger to subsidize HLG’s debt service requirements and fund HLG’s operating losses

Southam	Southam, Inc., a wholly-owned subsidiary of Hollinger; owned Canadian newspapers sold in the CanWest transactions

Telegraph	The Telegraph Group, U.K. subsidiaries of Hollinger that until July 2004, owned and published The Daily Telegraph and The Sunday Telegraph newspapers and The Spectator magazine

Target Media	Target Media Partners, which offered to pay $1.25 million for Hollinger newspaper properties later sold to Horizon for $1

Thomson	Thomson Newspapers Inc., a Canadian newspaper publishing company

Torys	Torys LLP, a Canadian law firm and counsel to Hollinger, HLG and Ravelston

Trireme	Trireme Partners LP, a venture capital fund in which Black and Perle caused Hollinger to invest $2.5 million of Hollinger funds, and in which Perle holds an equity interest in the general partner

Tweedy Browne	Tweedy, Browne Company LLC, institutional shareholder of Hollinger; filed demand letters on Schedule 13D in May and June 2003 that led to formation of Special Committee

Vee Holdings	Private company ostensibly owned by Vogt, but controlled by and beneficially held for Radler for the sole purpose of holding shares in Horizon, thereby concealing the full magnitude of Radler’s ownership interest in Horizon

Wachovia	Wachovia Securities, Inc., assisted both Hollinger and HLG with financing in 2002 and 2003, respectively

West Partners	West Partners Publishing, Inc.; purchased Hollinger’s Kelowna Capital and Vernon Sun in 2001; majority owned by Vogt’s stepfather

William Blair	William Blair & Company, L.L.C., investment banking firm that advised Hollinger Audit Committee

XSTM	XSTM Holdings (2000), Inc., an indirect wholly-owned subsidiary of Hollinger; sold Canadian newspapers in the Osprey transactions

D. Business Transactions and Other Terms

Argus & Journal Sale	May 1, 2000 sale of two Hollinger newspapers to Horizon for $1

Bishop and Blackfoot Sale	Indirect sale of two Hollinger newspapers to Horizon on October 31, 2000, by arranging nominal “sale” to CNHI in the CNHI II transaction, followed by immediate, pre-arranged “assignment” to Horizon in a transaction unfair to Hollinger

Bradford Transaction	July 20, 2000 sale of four Hollinger newspapers to Bradford

Challenger	Canadair Challenger jet airplane, purchased by Hollinger for Radler’s use

CNHI I	February 1999 purchase of newspapers from Hollinger by CNHI for $472 million

CNHI II	November 1, 2000 purchase of newspapers from Hollinger by CNHI (through Newspaper Holdings Inc.) for $90 million

Cook Report	Report of Cook, executive compensation consultants to the Special Committee

Delaware Judgment	Judgment (and accompanying opinion) entered by Vice Chancellor Strine in favor of Hollinger against Black and HLG on February 26, 2004; Hollinger International, Inc. v. Black, 844 A.2d 1022 (Del. Ch. 2004)

Digital Incentive Plan	Hollinger Digital Management Incentive Plan, in which Black, Radler and Colson (the three members of the SEG), along with Perle and others received distributions in 2000 and 2001

EBITDA	Earnings before interest, taxes, depreciation and amortization

GOP	Gross operating profit; similar (or identical) to EBITDA, when used (and manipulated) by Radler to determine valuations of U.S. community newspaper properties sold by Hollinger to Horizon and Bradford

G-IV	Gulfstream IV jet airplane, leased by Hollinger for Black’s use

Gracy Tully Collection	Collection of papers and memorabilia of FDR purchased by Black with Hollinger funds

Horizon I	March 1999 transaction in which Horizon acquired community newspapers from Hollinger for a price of $46.8 million; paid $5 million in non-compete consideration to Hollinger (in essence, an agreement by Black and Radler not to compete with Black and Radler), of which $1.2 million was wrongfully diverted to HLG by Radler and Kipnis

Illinois Action	Lawsuit filed on January 28, 2004 (and amended on May 7, 2004) by the Special Committee, on behalf of Hollinger, in the United States District Court for the Northern District of Illinois against Black, Amiel Black, Radler, Ravelston, Colson, Boultbee, HLG, Horizon, Bradford and other parties, seeking compensatory damages of $484.5 million (including interest) and treble damages of $1.25 billion under the RICO statute, all arising from the transactions and other matters described in this Report

IRS	Internal Revenue Service

Lerner Exchange	April 2000 exchange with Horizon of three Hollinger properties for the Lerner properties acquired by HOrizon the day before

Mammoth Times Sale	August 1, 2001 sale of the Mammoth Times to Horizon for $1

Restructuring Agreement	November 15, 2003 agreement between Hollinger and Black

RICO	Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§1962, 1964

SEC	United States Securities and Exchange Commission

SEC Consent Decree	Partial Final Judgment and Order of Permanent Injunction and Other Equitable Relief entered on July 16, 2004 by the United States District Court for Northern District of Illinois, Eastern Division, in United States Securities and Exchange Commission v. Hollinger International Inc.

E. Hollinger Board and Committees

Audit Committee	Audit Committee of Board of Hollinger, which consisted of Thompson (chairman), Burt and Kravis for most of the relevant period

Board	Board of Directors of Hollinger

Compensation Committee	Compensation Committee of Board of Hollinger consisting of Thompson (chairman) and Burt

Executive Committee	Executive Committee of Board of Hollinger, consisting of Black, Radler and Perle during the relevant period

Special Committee	Special Committee of Hollinger Board, consisting of Paris (chairman), Savage and Seitz

Stock Options Committee	Stock Options Committee of Board of Hollinger consisting of Thompson (chairman) and Burt

III. PRINCIPAL FINDINGS

The Special Committee’s principal findings are as follows:

1.	Management Fees Paid by Hollinger to Ravelston

1.1	Black, Radler and their associates breached their fiduciary duties to Hollinger’s public majority, non-controlling shareholders by causing Hollinger to pay excessive management fees to Ravelston.

1.2	Management fees and other compensation paid to Black and his affiliates and associates were excessive and irrational by any reasonable measure. For example, over the 1997-2003 period, total management fee and other payments made to or for the benefit of Hollinger’s senior executives totaled more than $400 million. This represented more than 95% of Hollinger’s aggregate adjusted net income for the period. The Special Committee found that Hollinger’s relative stock price and operating performance during the years in question were among the worst of its peer group of publicly traded publishing companies.

1.3	The management fees far exceeded Ravelston’s costs of providing services to Hollinger. Ravelston never provided the Hollinger Board or its Audit Committee with any meaningful economic justification for its annual management fee proposal. The Special Committee determined that the principal, if not only, reason for using the Ravelston management fee structure rather than paying direct compensation to Black, Radler and other executives was to mask and conceal the magnitude of funds they were diverting from the Company.

1.4	The Audit Committee never requested or obtained the information and advice necessary to understand what was being paid to Black and Radler, or to develop any business justification for the fees that were paid to them and their associates through Ravelston, notwithstanding a clear and direct conflict between the interests of Ravelston and Hollinger. Knowing that the Audit Committee was not meaningfully reviewing or negotiating their demands, Black and Radler sharply increased their annual fee from $8.5 million in 1996 to more than $40 million in 1999.

1.5	Black caused Hollinger to pay Moffat and Black-Amiel approximately $7 million in management fees between 1998 and 2003. Black caused Hollinger to make these payments even though Moffat and Black-Amiel had no known employees and performed no known services for Hollinger. In addition to these fees, Moffat received a $900,000 payment from Hollinger in August 1999 that was described by a Radler subordinate as “broker fees CNHI.” This payment was unauthorized and had no supportable economic basis.

2.	Unauthorized “Non-competition” Styled Payments to Hollinger Officers and HLG in Certain U.S. Community Newspaper Transactions

2.1	Black and Radler caused Hollinger to pay secretly to HLG at least $16.55 million in 1999 and 2000 as purported “non-competition” payments out of the proceeds of the sales of Hollinger newspapers to Intertec, CNHI, Horizon, Forum and Paxton. None of these payments was disclosed to, or reviewed or approved by, the Audit Committee or the full Board.

2.2	Prior to the Special Committee’s work, the unauthorized payments to HLG were not disclosed in Hollinger’s SEC filings.

2.3	There was no supportable economic rationale for the secret payments to HLG. In fact, these payments were not made in consideration for HLG non-competition agreements requested by the purchasers, but instead were made either without any HLG non-compete agreement (the Intertec transaction) or in purported consideration for HLG non-competition agreements that were included at the behest of Black and Radler, through the efforts of Kipnis, Hollinger’s corporate counsel, who followed Radler’s instructions.

2.4	Black and Radler caused Hollinger to make $15.6 million in “non-competition” styled payments in 2000 and 2001 to themselves and two associates without any review by or approval from the Audit Committee or the Board. These payments did not have any supportable corporate economic purpose, and like the $16.55 million in “non-competition” payments to HLG, were made as purported consideration for non-competition agreements that were never sought by any of the purchasers.

2.5	These $15.6 million in payments to Hollinger’s officers and directors were made through alterations of Company records, including (i) reducing inapplicable transaction reserves and payables; (ii) reducing gains on sales of U.S. community newspaper properties; (iii) altering closing documents to provide a purported basis for diverting transaction proceeds; (iv) creating and then backdating sham “non-competition” agreements with APC (which never employed the payment recipients and, at the time of the agreements, had disposed of virtually all of its assets); and (v) backdating $5.5 million in checks. The Special Committee has concluded that the use of sham transactions, the deliberate backdating of checks and concealment of the unauthorized payments through alteration of Hollinger’s books, and other conduct, reflects an intent by the recipients to take money they knew was not authorized.

2.6	These $15.6 million in payments to Hollinger’s officers and directors were not fully and accurately disclosed in the Company’s SEC filings. Indeed, no disclosure was made for more than a year after the time it was legally required. The belated disclosure falsely portrayed the payments as consideration for non-compete agreements signed as closing conditions in Hollinger newspaper sale transactions, falsely represented that the payments had been approved by Hollinger’s independent directors, and falsely attributed $5.5 million in payments to calendar year 2000, the year in which the asset dispositions occurred.

3.	Non-Competition Payments to the Black Group in the CanWest Transaction

3.1	The Hollinger Audit Committee approved $52 million in non-compete payments to Ravelston, Black, Radler, Boultbee and Atkinson in connection with the CanWest transaction but did so on the basis of false and misleading information knowingly provided to the Audit Committee by Radler, Kipnis and Atkinson. Moreover, three of the four officers who received the payments were present at the Board meeting at which the non-compete payments were approved on the basis of the same false and misleading characterizations, yet none of them corrected the record.

3.2	While CanWest, through its lawyers, requested that Black and Radler personally execute non-competition agreements, the Special Committee has determined that CanWest never requested (nor apparently ever knew) that any specific amount be paid to Black, Radler or any of the other recipients, or that the portion of the purchase price allocated to the non-compete agreements would be paid in its entirety to Black, Radler and their associates.

3.3	None of the payment recipients was entitled to any consideration for signing CanWest non-competition agreements because they remained Hollinger officers who were obtaining already excessive compensation, and Hollinger itself was bound not to compete with CanWest.

3.4	Although the properties sold to CanWest included assets of both Hollinger and HCNLP, Hollinger management directed that the entire non-compete payment attributable to the assets sold to CanWest by HCNLP be made from Hollinger’s share of the HCNLP distribution — in other words, Hollinger’s shareholders bore 100% rather than their pro rata 87% share of this burden. This was done to avoid having to seek the approval of HCNLP’s independent directors for the non-compete payments. This was unfair to Hollinger’s shareholders, and was done at the direction of Black and Atkinson for the apparent reason that review of the payment request by HCNLP’s independent directors might lead to denial or renegotiation of this massive diversion of sales proceeds to the members of the Black Group.

3.5	The non-compete payments made to the Black Group at the November 15, 2000 closing of the CanWest transaction included an unauthorized $1.1 million interest payment, which was a sham because the non-competition agreements were effective only as of the previous day. Radler directed Hollinger employees to make the unwarranted interest payment without disclosure to the Audit Committee or the Board.

3.6	In May 2001, the Audit Committee and Board were advised that they had been “inadvertently” given inaccurate information at the time they approved $52 million in non-compete payments to Black, Radler, Ravelston and others the previous year. However, the memorandum submitted by Kipnis to request Audit Committee and Board ratification of the payments contained further untrue and misleading information and omitted material facts. Despite being advised that it had authorized approximately $52 million in payments to the Black Group based on false information, the Audit Committee did not take any steps to follow up on this new information, or negotiate on the Company’s behalf, and instead ratified their original approval based partly on the further inaccurate information.

3.7	Black made false and misleading statements about the CanWest non-compete payments at Hollinger’s 2002 annual meeting of shareholders. These included, among other things, statements that Hollinger’s independent directors, and not management, negotiated the non-competition arrangements with CanWest, and that the independent directors (again, not management) determined that non-compete payments should be made directly to Black and the other recipients.

4.	The Ravelston-CanWest Management Services Agreement

4.1	In November 2000, Ravelston entered into a management services agreement with CanWest pursuant to which CanWest agreed to pay Ravelston $3.9 million per year in perpetuity in consideration for Ravelston assisting CanWest in managing the assets purchased from Hollinger. This management fee agreement reduced by $39 million (ten times the $3.9 million annual fee) the purchase price paid to Hollinger for the sale of its assets, yet Ravelston has kept the annual fee for itself (notwithstanding that Ravelston has provided minimal services to CanWest and Hollinger already pays all of Ravelston’s costs in providing such services as part of the Hollinger management fee).

4.2	CanWest initially proposed that Hollinger provide the post-closing management services and receive the annual management fee; at Black’s behest, however, Ravelston was substituted as the services provider and fee recipient.

4.3	Black further enriched himself and Radler, through Ravelston, by negotiating an unusual termination provision in the services agreement. Under this provision, in the event that CanWest terminates the agreement, CanWest would be obligated to pay $29.1 million to Ravelston, and in the event that Ravelston terminates the agreement, CanWest would still be obligated to make a payment to Ravelston, in the amount of $14.6 million.

5.	The Osprey Non-Compete Payments

5.1	As was the case in the CanWest transaction, members of the Black Group put their own interests ahead of Hollinger’s in connection with the Osprey transactions. The Osprey transactions, which closed in July and November 2001, involved the sale of Canadian newspapers to a company headed by a former Hollinger executive for a total price of $144 million. As part of these transactions, Black and Radler arranged for total payments of $4.5 million to be skimmed from the sale and paid to themselves (and Boultbee and Atkinson) as compensation for purported “non-compete” agreements. These individuals took all of the transactions’ non-compete allocations for themselves, and Hollinger received nothing.

5.2	Black and Radler failed to seek prior approval of the Osprey non-compete payments from the Audit Committee or the Board. After taking the money, they provided incomplete and untrue information to the Audit Committee when seeking ratification of the payments. Black and Radler failed to negotiate the non-compete arrangements in the best interests of Hollinger’s public shareholders.

5.3	None of the payment recipients was entitled to any consideration for signing Osprey non-competition agreements because they remained Hollinger officers who were obtaining already excessive compensation and Hollinger itself was bound not to compete with Osprey.

5.4	As in the CanWest transaction, Black and his associates avoided having to seek the HCNLP independent directors approval of the non-compete payments by directing that the entire non-compete payment attributable to the HCNLP assets sold to Osprey be made from Hollinger’s share of the HCNLP distribution, thereby unfairly reducing the net proceeds to Hollinger.

5.5	A fallout of the CanWest and Osprey non-compete payments was another improper seven-figure payment to one of Black’s associates. In 2001, Colson expressed his dissatisfaction to Black that he did not receive any non-compete payments out of Hollinger’s CanWest or Osprey transaction proceeds. To appease Colson, Black had Hollinger pay him $1,073,319 on September 5, 2001, without obtaining Audit Committee or Compensation Committee approval.

6.	Related-Party Asset Sales to Horizon and Bradford

6.1	The Special Committee has determined that from 1998 through 2001, Black and Radler caused Hollinger to sell cash-generating U.S. community newspaper properties to Horizon and Bradford, entities Black and Radler controlled, for tens of millions of dollars less than the properties’ fair market value.

6.2	Although Horizon I was approved by the Board, Radler misled the Board, and the terms of the sale differed from those that the Board had approved. Radler falsely told the Board, among other things, that Horizon I would “mirror” the CNHI I transaction in both form and price. This statement was untrue for several reasons, all of which Radler knew. Among other things, Horizon paid almost $18 million less than it should have paid had the Horizon I pricing truly “mirrored” the CNHI I transaction pricing. Moreover, Radler through a subordinate manipulated the EBITDA figures and valuation multiples to make the proposed Horizon I consideration (which he then unilaterally “discounted” further) appear more favorable to Hollinger than it was.

6.3	In the Lerner Exchange, Radler caused Hollinger to swap with Horizon, a company in which he and Black held almost a 75% ownership interest, Hollinger properties worth $6.6 million, in exchange for Horizon properties worth less than $4 million.

6.4	Black and Radler caused Hollinger to sell the Argus & Journal properties to Horizon for $1 (plus a working capital adjustment that effectively required a Hollinger payment of approximately $162,000 to Horizon), based on misrepresentations to the Audit

Committee by Radler and his subordinates that the papers were losing money and could not be run profitably. Before the sale to Horizon, a third party had offered to purchase the Journal alone for 1x revenue, or $750,000. The Audit Committee was not told about this superior offer. Horizon later sold the two publications for a total price of approximately $730,000.

6.5	In July 2000, Radler arranged for Hollinger to sell four community newspapers located in northwestern Pennsylvania and southwestern New York to Black and himself, using Bradford, of which they owned 50%. The Special Committee has determined that at least one independent purchaser (and likely others) was prepared and able to purchase these properties at a substantially higher price than the price Bradford agreed to pay. Radler misled the Audit Committee by failing to tell them that CNHI wanted to buy these properties at a higher price, and by manipulating EBITDA figures to overstate the value of the price Bradford had agreed to pay Hollinger.

6.6	Black and Radler arranged for Bradford to defer payment of $6 million of the purchase price, without interest, for a 10-year period, an arrangement that was directly contrary to the interests of Hollinger’s shareholders. The Board was not told that this debt would be subordinated to Bradford’s own bank debt, that Hollinger was guaranteeing Bradford’s bank debt, and that there was a material risk that Bradford would not be able to honor its payment obligations to Hollinger due to restrictive covenants in Bradford’s credit facility, which in fact occurred.

6.7	Neither the Audit Committee nor the Board approved the Bishop and Blackfoot sale. In fact, Radler structured the transaction in a manner designed to conceal various material facts and circumvent the Audit Committee at the very same time that Black and Radler were seeking Audit Committee approval for the CanWest “non-competition” payments. Although Black and Radler knew that sales to Horizon required Audit Committee approval, they structured the Bishop and Blackfoot transaction as a sale to CNHI in the CNHI II transaction, with CNHI agreeing to immediately assign these properties to Horizon. This enabled Black and Radler to conceal the transfer from the Board and acquire the properties at a valuation sharply lower than valuations that Hollinger was obtaining at that time from third-party buyers. Moreover, by separating Bishop’s ownership from the nearby Mammoth Times, Radler and Black diluted the value of both Bishop and the Mammoth Times.

6.8	Hollinger’s sale of the Mammoth Times to Horizon for $1 was ratified by the Audit Committee in August 2001 based on Radler’s false and misleading information. He told the Audit Committee, for example, that there were no other buyers for the property, when approximately six months earlier an unrelated party had committed to pay $1.25 million for it. Radler also told the Audit Committee that the Mammoth Times had been unprofitable in July 2001, without disclosing that the paper was profitable on an annual basis and that its August 2001 profits more than made up for its July 2001 losses.

6.9	Black and Radler used Horizon for their own benefit and to Hollinger’s detriment even when they weren’t selling Hollinger’s assets to themselves on unfair terms. In the spring of 1999, Radler arranged for Horizon to purchase the Kelowna Daily, the main rival of Hollinger’s Kelowna Capital, without obtaining Audit Committee or Board approval. The Canadian Competition Bureau concluded the following year that since senior Hollinger executives controlled Horizon, either Hollinger or Horizon would have to sell its Kelowna paper. Rather than presenting that choice to Hollinger’s Board, Radler unilaterally arranged for Hollinger to divest the Kelowna Capital, so that Horizon could retain the Kelowna Daily. Throughout 2000, Radler failed to inform the Board of offers from an unaffiliated purchaser to buy Hollinger’s Kelowna Capital for between $7.4 million and $8.1 million, and chose instead to sell the newspaper for $5 million to West Partners, a company that Radler knew had been hand-picked by Horizon President (and Radler subordinate) Vogt and had received Vogt’s help in obtaining bank financing for the acquisition. While West Partners paid Hollinger $3.1 million less than unaffiliated party’s $7.4 — $8.1 million offer, the transaction was structured so that West Partners’ price appeared nearly comparable, with Hollinger simultaneously (i) selling the Kelowna Capital to West Partners for $7.3 million in one agreement, and (ii) paying West Partners $2.3 million for taking another newspaper, the Vernon Sun, in a separate agreement. Approximately five months after being given $2.3 million to take Hollinger’s Vernon Sun, West Partners sold it for $213,000. Approximately two years after acquiring Hollinger’s Kelowna Capital for approximately $5 million, West Partners sold it for $13.7 million.

7.	Investment Activities: Digital, Trireme and the FDR Papers

7.1	Black, Radler, Colson, Perle and other Hollinger executives crafted an incentive compensation plan for Digital, Hollinger’s new media/internet investment subsidiary, through which they were paid 22% of profits on successful investments, without any offset for investments on which Digital lost money. In other words, the incentive plan participants would share excessively in investment gains, and Hollinger’s shareholders would bear all losses.

7.2	Black, Radler, Colson, Atkinson and Boultbee knew, and were advised by outside counsel, that this “upside-only” compensation structure was virtually unheard of in the venture capital/private equity business. They not only withheld this information from the Audit Committee, but they also affirmatively misrepresented to the Committee that the incentive plan was “consistent with the marketplace.” The Audit Committee did not take any steps to inform themselves of market practices or to negotiate modifications to this highly unusual compensation structure.

7.3	The Digital Incentive Plan was also unfair to Hollinger’s shareholders because it awarded bonuses based on a definition of “realized gain” on an investment that was divorced from the amount Hollinger actually realized. The definition locked in profits for the Digital Incentive Plan participants, allowing them to speculate at Hollinger’s expense before they liquidated Hollinger’s investments.

7.4	Black, Radler, Colson, Atkinson, Boultbee and Perle received a total of $8.3 million in Digital Incentive Plan payments, even though Digital’s investments, in aggregate, have generated $68 million in losses as of December 31, 2003, for a total negative return of 33% to Hollinger.

7.5	Radler breached his duty of loyalty by causing Hollinger to make investments from which Salman Partners, an investment bank in which Radler had an undisclosed equity interest, derived a financial benefit. Hollinger ultimately suffered losses of $3.5 million from these failed investments.

7.6	Black and Perle caused Hollinger to make a $2.5 million investment in Trireme, an investment fund in which each of them held a financial interest. They did not seek Audit Committee approval of this self-interested transaction, even though Atkinson expressly reminded Black that he had an obligation to do so. The Trireme investment is now worth approximately $1.5 million, representing an unrealized loss to Hollinger shareholders of $1.0 million.

7.7	Between 1996 and 2001, Black caused Hollinger to pay $8.9 million to acquire FDR papers and memorabilia without seeking prior Audit Committee or Board approval. Most of these papers were displayed or stored in Black’s private residences. When, in October 2002, Black finally sought Executive Committee ratification of the largest of these purchases, the January 2001 $8 million acquisition of the Grace Tully Collection, the Committee was falsely informed that the purchase had been negotiated by Boultbee, when in fact Black had negotiated it. During the period of these purchases, Black was writing a biography of President Roosevelt, which was published in November 2003. Hollinger has accepted an offer of $2.4 million for the Grace Tully Collection, and believes it to represent fair market value, representing a 70% loss to Hollinger from the $8 million price that Black caused Hollinger to pay.

8.	Sale of NP Holdings Tax Loss Carryforwards to Ravelston

8.1	In 2002, Black, Radler, Boultbee and Atkinson arranged for Ravelston (through a subsidiary) to acquire the tax losses held by Hollinger subsidiary NP Holdings, by having Hollinger sell NP Holdings to Ravelston for $3.6 million. They obtained Audit Committee approval for this transaction by misrepresenting that CanWest, the only other eligible purchaser of the losses, had offered $2.8 million to purchase NP Holdings. In fact, CanWest had offered $4.1 million, or $500,000 more than the price Ravelston paid.

8.2	Following the CanWest transaction, Hollinger retained a contingent liability to CanWest, in the amount of $14.6 million, relating to Hollinger’s sale to CanWest in 2001 of its remaining interest in the National Post. Black and Boultbee caused NP Holdings to assume Hollinger’s liability to CanWest without CanWest’s consent, while causing Hollinger to remain the primary obligor. Black and Boultbee “funded” NP Holdings’ potential liability by making a demand loan from Hollinger to NP Holdings. They structured the transaction in a self-serving manner that exposed Hollinger to possible double liability, to both CanWest and Ravelston, for the $14.6 million obligation.

9.	Financing Transactions for HLG’s Benefit to Hollinger’s Detriment

9.1	In September 1997, Black and Boultbee caused Hollinger to lend $42.5 million to HLG on unfair terms, and without Audit Committee review or approval. HLG’s effective annual interest rate on that loan was only 1.25%. At the time, Hollinger was paying 9.25% on its own debt. That interest differential alone damaged Hollinger by at least $5.3 million, plus interest from the time period in which the higher interest should have been paid. HLG finally “repaid” the overdue loan in February 1999 using, among other sources, the $14 million in round-tripped non-compete payments that HLG improperly took out of Hollinger’s American Trucker and CNHI I transaction proceeds.

9.2	Also in September 1997, and again without Audit Committee consent, the Black Group used Hollinger’s credit for HLG’s own purposes and without compensating Hollinger. The Black Group did so by causing Hollinger subsidiary HCPH to issue 4.1 million “Special Shares” for HLG’s use in extending debenture debt that HLG would otherwise have had to repay. In effect, the Black Group caused Hollinger to provide HLG a three-year $36.8 million letter of credit, free of charge.

9.3	In July 2000, Hollinger lent HLG $36.8 million to repurchase the HCPH Special Shares that HLG had given to its debenture holders in September 1997. Although this loan was approved by the Audit Committee with investment banker advice at a more reasonable interest rate of 13%, the Black Group did not disclose the full circumstances of the transaction and misrepresented to the Audit Committee HLG’s need for the money. Since the loan was made under false pretenses, Hollinger is entitled to rescind it and be paid the full outstanding balance today, which is approximately $32.2 million (taking into account a large principal payment by HLG in March 2003, and without regard to an improper, unilateral interest rate reduction by Black and Radler).

9.4	If Hollinger were to exercise its discretion not to rescind the July 2000 loan, Hollinger would still be entitled to damages of $4.7 million, plus interest from March 2003, because of Black’s and Radler’s improper reduction of the interest rate on that loan. On January 1, 2002, Black, Radler, and interested director Richard Perle, acting as the Executive Committee, purported to authorize reducing the interest rate on the loan from 13% to 90-day LIBOR plus 3% (at that time equivalent to approximately 4.9%), without Hollinger receiving any consideration in return. The interest rate remained at around 5% or less at all times until March 2003, by which time the debt had grown to $47.2 million because HLG had made none of the required interest payments. In March 2003, when Black, Boultbee and HLG asked the Audit Committee to subordinate that debt to new notes HLG was issuing, the interest rate was increased to 14.25% if timely paid in cash or 16.5% if not paid and added to the principal balance (the latter of which has been the case) as a result of negotiations by the outside advisors to the Audit Committee.

10.	Use of Corporate Aircraft; Other Excessive Perquisites

10.1	At the same time they were collecting exorbitant management and other fees from Hollinger, Black, Amiel Black, Radler and other Hollinger executives caused Hollinger to further subsidize their lifestyles by providing a wide range of perquisites. Hollinger’s non-controlling shareholders were forced to pay for homes, private jets, cars, house staff and chauffeurs, private club memberships, and even contributions to Black’s and Radler’s pet charities in their names. For example, from 1997 to 2003, Hollinger paid $1.8 million to improve, maintain and pay taxes on apartments for Black and Radler that Hollinger purchased for their use, and another $1.4 million for private staff in Black’s residences.

10.2	In December 2000, Black caused Hollinger to swap with him a Manhattan apartment that Hollinger had purchased in 1994 for $3 million, for cash and another apartment in the same building that Black had purchased in 1998 for $499,000. The value attributed to Hollinger’s apartment was its six-year-old $3 million cost, while the value attributed to Black’s apartment was $850,000, a two-year appreciation of 70%. This transaction diverted at least $2.5 million in value from Hollinger to Black.

10.3	Hollinger leased a Gulfstream IV jet for Black’s use, and purchased a Challenger jet for Radler’s use, and incurred financing, operating and maintenance costs of approximately $23.7 million from 2000 through 2003. Black and Radler used the jets extensively for personal purposes (including commuting to and from vacation homes and, in one instance, a round-trip vacation to Bora Bora for the Blacks), and with the minor exception of Ravelston’s partial reimbursement for Black’s Bora Bora trip, never reimbursed Hollinger for any of these expenses.

11.	Abuse by Black and Radler of Hollinger’s Charitable Giving

11.1	Between 1996 and 2003, Hollinger and its subsidiaries donated at least $6.5 million to charities in the United States, Canada, the U.K. and Israel. While the Special Committee recognizes the value and importance of charitable giving by public companies, many of Hollinger’s donations were made to organizations selected by Black, Amiel Black and Radler, and often were publicly attributed to them, not to Hollinger.

11.2	The Blacks and Radlers directed thousands of Hollinger’s dollars in contributions to pet charities of their friends and other Hollinger directors, even in years when Hollinger reported a net loss. In return, they often served on charity boards or attended lavish events, particularly in New York. Hollinger never publicly disclosed its charitable donations, and Black and Radler did not present donation requests for Hollinger Audit Committee or Board consideration.

11.3	Black directed Hollinger and its subsidiaries to donate at least $445,000 to Toronto’s Hospital for Sick Children, to partly fund a pledge made by Black on behalf of his private foundation and the National Post. In return for the donation, the hospital named a major wing of its building the “Black Family Foundation Wing.”

11.4	At Radler’s direction, Hollinger donated $168,000 to his alma mater, Queen’s University in Toronto, which named the “Radler Business Wing” in appreciation of “his” contribution. The Jerusalem Post Charitable Fund funded donations for the purchase of medical equipment at Herzog Hospital in Jerusalem, which resulted in the dedication of a “Rona and David Radler” trauma recovery unit.

11.5	Radler caused Hollinger and its subsidiaries to donate $110,000 to Haifa University, a university in Israel that bestowed an honorary degree on Radler in May 2002.

12.	Richard Perle

12.1	Perle repeatedly breached his fiduciary duties as a member of the Executive Committee of the Board. Perle repeatedly signed Unanimous Written Consents without evaluating (or even reading) them, including several that “authorized” many of the unfair related-party transactions discussed in this Report in a manner that enabled Black and Radler to evade full (or any) disclosure to the Audit Committee or the Board. These include: (i) Hollinger’s September 1997 loan of $42.5 million to HLG on unfair terms; (ii) the subordination of Hollinger’s seller- financing of the July 2000 Bradford transaction, and Hollinger’s guarantee of Bradford’s bank loan for that transaction; (ii) the September 2000 transfer to Horizon of Hollinger’s valuable Bishop and Blackfoot properties; and (iv) the January 2002 improper interest rate reduction from 13% to 90-day LIBOR + 3% (i.e., approximately 5%) on Hollinger’s $36.8 million loan to HLG. Those transactions alone have to date resulted in well over $10 million in losses to Hollinger. Perle’s abject failure to fulfill his fiduciary duties as an Executive Committee member subjects him to personal liability for breaching his duty of good faith.

12.2	As Perle knew, he was not an independent Board member, but instead was beholden to Black and other insiders for his compensation. During his tenure as an Executive Committee member, Perle received more than $3 million in bonuses under the Digital Incentive Plan, as well as hundreds of thousands more in Digital and Hollinger compensation. Perle therefore had a motive to abdicate his fiduciary duties as an Executive Committee member so as to accommodate Black and Radler, two of the three members of the Digital compensation committee, which administered the Digital Incentive Plan.

12.3	By putting his own interests above those of Hollinger’s shareholders, Perle has violated his duties of good faith and loyalty. As a faithless fiduciary, Perle should be required to disgorge all compensation he received from the Company.

13.	Independent Directors

13.1	The Special Committee has determined that the Audit Committee was deliberately misled by Black Radler, Kipnis, and other Hollinger officers. Material facts were repeatedly misrepresented to, and withheld from, the Audit Committee.

13.2	Although the Audit Committee was generally entitled to rely reasonably on the Hollinger management’s presentations, the Audit Committee was also inert and ineffective. The Audit Committee repeatedly failed to negotiate or meaningfully review Hollinger’s related-party transactions with the Black Group, and failed to hire legal or financial experts, advisors or consultants to inform its decisionmaking.

13.3	The Audit Committee approved Ravelston’s excessive and disproportionate management fees in a routine, unquestioning manner. The Audit Committee did not inquire into the nature, purposes, or allocation of the management fees, or why Hollinger management was outsourced at all.

13.4	The Audit Committee did not make appropriate inquiries or obtain adequate advice in approving or ratifying the unfair CanWest and Osprey non-compete payments to Ravelston, Black, Radler, Boultbee and Atkinson. More egregious was the Audit Committee’s May 2001 cursory ratification of its September 2001 approval of the CanWest non-competes after being told that the primary justifications for the original approval was “inadvertently” misrepresented. The Audit Committee did not question the reasons behind the misinformation, the late correction, or why it would be reasonable for the Committee to continue to rely on Hollinger officers’ presentations. This ratification took place during a 20 minute phone call.

13.5	The Audit Committee was similarly passive when approving the Horizon, Bradford, and NP Holdings transactions. Although the Committee was lied to by Radler and others, it failed to make any meaningful inquiry or to obtain independent advice regarding, or to meaningfully and independently negotiate, these related-party transactions.

13.6	The Audit Committee failed to take appropriate steps to insure that Hollinger’s proxy statements and other SEC filings were in compliance with the disclosure requirements of the federal securities laws.

13.7	As for those independent directors who were not also on the Audit Committee (apart from Perle, who was not independent and is considered separately), the Special Committee has determined that while those directors could have done more, they had a good faith basis to rely on the presentations of the Audit Committee, and to believe that the Audit Committee was performing its role.

13.8	All independent directors have performed ably and in the interests of Hollinger’s shareholders since June 2003. Those directors have greatly assisted the Special Committee and the Company in instituting new and effective management, drastically reducing the drain of cash to the Black Group, obtaining approximately $42 million in recoveries from the Black Group, pursuing a $1.25 billion lawsuit against the Black Group and others, and seeking at long last to maximize shareholder value.

IV. ACTIONS BY THE SPECIAL COMMITTEE

     A. SUMMARY

     The Board formally created the Special Committee on June 17, 2003,26 partly in response to (i) questions raised at Hollinger’s 2003 annual meeting of shareholders and (ii) shareholder demands for an investigation of a series of related-party transactions involving senior officers and directors of Hollinger.27 The Board appointed Gordon A. Paris as Chairman (and sole initial member).28 The Special Committee then engaged The Hon. Richard C. Breeden, former Chairman of the U.S. Securities and Exchange Commission, as counsel to the Special Committee, and upon Breeden’s recommendation, engaged O’Melveny & Myers LLP and the Law Offices of Richard C. Breeden as co-counsel, which in turn engaged Richard C. Breeden & Co., LLC, as advisors. On July 24, 2003, Graham W. Savage and The Hon. Raymond G.H. Seitz were elected to the Board and appointed to the Special Committee. Black initially suggested Savage (after recommendation by Atkinson) and Seitz as potential Board and Special Committee members, and they were appointed to the Special Committee following a review by Paris and Breeden of their qualifications and independence. The Special Committee’s investigation began in earnest in July 2003 and the first interview (Paul Healy) occurred on July 15, 2003, in New York City.

[26] Burt initially suggested to Thompson that such a committee be formed and that it consider the retention of Breeden to lead the investigation. Acting upon the initial recommendation of Burt and Thompson, the Board formed the Special Committee.

[27] For example, Tweedy Browne, one of Hollinger’s largest shareholders, filed a demand letter and supporting materials on SEC Schedule 13D on May 19, 2003, and amended its filing on June 11, 2003 and on July 10, 2003. Cardinal Value Equity Partners, L.P., another substantial shareholder of Hollinger, filed a demand with the Company to inspect its books and records on June 9, 2003, sued the Company on July 8, 2003 to compel production of corporate records, and filed a derivative suit against certain of the Company’s present and former directors and certain affiliated entities in the Delaware Chancery Court on December 9, 2003. As of January 5, 2004, the Cardinal action has been stayed temporarily.

[28] At that time, there were no other directors who were not, in some manner, likely to be the subject of matters to be reviewed by the Special Committee.

     In its authorizing resolution, the Board delegated to the Special Committee the entire power of the Board to investigate the issues raised by shareholders and “any other matters as the [Special Committee] may conclude should be considered,” and empowered the Special Committee to take “ . . . any action, including the initiation of litigation, that the Special Committee deems appropriate in its sole discretion, against any director, officer or employee of the Company based on the Special Committee’s determination that such individual improperly acted or failed to act” with regard to any of the issues under investigation. In January of 2004, the Special Committee was further authorized to, among other things, “initiate such other litigation against any person or entity as it deems appropriate and in the best interests of the Company,” to “cooperate with and assist any governmental entity conducting any investigation,” and to “take all such further action . . . including but not limited to any actions necessary to recover damages or assets on behalf of the Company.”

     During the course of its investigation, the Special Committee’s counsel subsequently retained other subject matter experts and consultants, including (i) Frederic W. Cook & Co. (executive compensation); (ii) Stroz Friedberg LLC (electronic data collection, recovery and analysis); and (iii) the late Madeline A. Courey (Canadian taxation). In addition, the Special Committee retained local counsel in Delaware (Ashby & Geddes), Illinois (Johnson and Colmar), Canada (Bennett Jones LLP) and the United Kingdom (Stephenson Harwood) in connection with litigation brought by (and, in some instances, against) the Special Committee.

     Today, Hollinger is a substantially changed company from what it was when the Special Committee was formed. Hollinger has implemented a wide range of management, operating, governance and other changes. For the time being, it is a company no longer under the control of a small group of individuals who abuse their supermajority voting power to enrich themselves at the expense of the majority owners of the company. It is now a company managed for the benefit of all shareholders. It is now governed by an active and informed group of independent directors, supported by a capable team of independent officers and outside advisors, who have accomplished many things on behalf of Hollinger’s shareholders since the fall of 2003. It is unfortunate that independent directors did not conduct themselves throughout their terms of service in the manner in which they have acted since November 2003.

     In the past twelve months, Hollinger has:

1.	Recovered over $41 million in unauthorized or improper payments from Black, HLG, Radler and Atkinson, plus interest;

2.	Terminated the excessive management fees paid to Ravelston to perform services that Hollinger can more efficiently perform for itself. These payments totaled $30.7 million, $24.9 million and $26.0 million in 2001, 2002 and 2003, respectively;

3.	Commenced litigation to recover approximately $380 million in excess payments made to and on behalf of the Black Group, and treble damages aggregating $1.25 billion under the RICO statute;

4.	Sold Hollinger’s Challenger luxury jet for $7.05 million and terminated the lease on a Gulfstream G-IV luxury jet thereby saving Hollinger an additional $4.7–$6.5 million per year. These planes cost the company over $23 million since 2000.

5.	Recovered from Black’s control, almost every item of the Grace Tully Collection and commenced the process of disposing of this non-core asset for approximately $2.4 million (albeit at a significant financial loss as compared to the inflated purchase price Black caused Hollinger to pay);

6.	Engaged Lazard to explore various strategic alternatives available to Hollinger, including the sale of the Company or some or all of its operating assets;

7.	Through the ongoing strategic process sold The Daily Telegraph and related U.K. assets to Press Acquisitions Limited for net proceeds of $1.21 billion (a value that far exceeded most initial estimates); and

8.	Seen its share price increase from $10.23 (the date of the original 13-D filed by Tweedy Browne) to $17.14 on August 27, 2004, with a high of $20.19 on May 5, 2004.

Some of these events are the direct result of actions taken by the Special Committee while others are more directly the result of actions taken by Hollinger (either management or its outside directors).29

     B. SCOPE OF INVESTIGATION

     The Special Committee’s investigative efforts to date have involved: (i) interviews of current and former officers, directors and employees of Hollinger and its subsidiaries; (ii) extensive document collection and review from Hollinger, HLG and certain unaffiliated parties; (iii) interviews of principals of, and document collection from, certain of Hollinger’s outside counsel and other advisors who represented the Company in the transactions and matters under review; and (iv) interviews of other persons who were involved in the transactions under review, including advisors and representatives of certain purchasers of Hollinger’s assets.

     Interviews. As of the date of this Report, the Special Committee has formally interviewed approximately 60 witnesses (many on multiple occasions), including the following:

[29] Due to the continued presence of Black, Amiel Black and Colson on the Board, the other directors have governed the Company largely through the Corporate Review Committee, which is comprised of all the remaining Board members.

Hollinger Officers, Key Employees

Peter Y. Atkinson	Former Executive Vice President and Director
J.A. Boultbee	Former Executive Vice President and Director
Daniel Colson	Director; former CEO & Deputy Chairman, Telegraph
Fred Creasey	Vice President & Group Corporate Controller; VP & CFO, HLG
David Dodd	Executive Vice President
Matthew Doull	President, Digital
Jim Fabro	Tax Director, Hollinger and HLG
Paul Healy	Vice President, Corporate Development and Investor Relations
Craig Holick	Former Manager of Corporate Finance
Mark Kipnis	Former Vice President, Corporate Counsel and Secretary
Linda Loye	Assistant Corporate Counsel and Assistant Secretary
Roland McBride	Former CFO, APMS
Helen McCarthy	Vice President, Finance, Chicago Group
Larry Perrotto	Former President, APC
F. David Radler	Former President and COO and Director; Ravelston shareholder
Tom Rose	Former Publisher, Jerusalem Post
Christina Schwartz	Former Manager of Accounting, Chicago Group
Ken Serota	Former General Counsel, Vice President, Law and Finance
Robert Smith	Treasurer
Jerry Strader	Former President, APC

Current and Former Directors

Richard Burt	Director; Audit and Compensation Committee Member
Raymond Chambers	Former Director
Henry Kissinger	Director
Marie-Josée Kravis	Former Director; Audit Committee Member
Shmue l Meitar	Director
Richard Perle	Director; former Audit, Compensation and Executive Committee Member; former CEO, Digital
Robert Strauss	Former Director
A. Alfred Taubman	Former Director
James R. Thompson	Director; Audit and Compensation Committee Chairman
Lord Weidenfeld	Former Director

Community Newspaper Transaction Participants

David Black	President, Black Press Ltd.
Howard Friedman	Former Corporate Secretary, Lerner Communications Inc.
Wally Hoffmann	Former Publisher, Mammoth Times
Jack Humphreville	Director, Target Media
Lee Mortenson	Former President, Lerner Communications Inc.
David Paxton	President, Paxton
Silas Smith	Former General Manager, Lerner Communications Inc.
Owen Van Essen	President, DVE
Todd Vogt	Former Executive Vice President, APC; former President, Horizon
Paul Winkler	Former General Manager, Kelowna Capital News
Stedem Wood	Publisher, Skagit Valley Publishing

Hollinger Advisors

Andrew Beck	Torys LLP
Richard Brail	Morgan Stanley & Co.
Mark Brady	William Blair & Company
Leslie Coolidge	KPMG
Beth DeMerchant	Torys LLP
Steven Dumans ki	Morgan Stanley & Co. (former)
Duncan Forsythe	KPMG
Gabe Hayos	KPMG
Jonathan Knee	Morgan Stanley & Co. (former)
Pat Ryan	KPMG (former)
Marilyn Stitt	KPMG
Darren Sukonick	Torys LLP
Jim Welkoff	Torys LLP
Jim Winikates	KPMG (former)

Others

Thomas Henson	Outside Counsel, CNHI
Gerald Hillman	Managing Director, Hillman Capital Corp.; Principal, Trireme
Glenn Horowitz	President, Glenn Horowitz Booksellers Inc.
Lori Morgan	Partner, Bass , Berry & Sims PLC
Mike Reed	CEO, CNHI
Rob Rose	Partner, Harper Grey Easton
Terry Salman	President & CEO, Salman Partners Inc.; Horizon shareholder

Finance Interviews	Informal discussions with 26 finance/accounting personnel at
Hollinger and various subsidiaries

     The Special Committee made several attempts to schedule an interview with Black. He (through counsel) ultimately refused to be interviewed unless the Special Committee would agree to severe restrictions on its use of the information, including that: (i) the Special Committee take no “verbatim notes” of the interview; (ii) any notes of the interview would be integrated into an attorney memo containing mental impressions and conclusions so that it would be subject in its entirety to the attorney work product doctrine; and (iii) the Special Committee had to agree not to waive Hollinger’s work product privilege with respect to the interview and not disclose anything Black said during the interview to any third party outside the Company. Black’s counsel specifically confirmed that his intent was to prevent the Special Committee from using any information obtained from Black in any public pleading or report the Special Committee might file or release.30 The Special Committee, of course, rejected these unprecedented restrictions as contrary to the Special Committee’s mission and purpose. Thus, notwithstanding Black’s public statement on November 17, 2003 that “we will continue to cooperate entirely with the Special Committee,” he has refused to cooperate with the Special Committee.

     Black similarly has refused to cooperate with the SEC. On December 22, 2003, Black appeared in response to an SEC subpoena, and exercised his Fifth Amendment right not to testify.31 As Vice Chancellor Strine noted, “[b]y doing so, he denied the SEC the full cooperation of [Hollinger] that had been promised” in November 2003.

[30] The Special Committee did not interview Amiel Black, although it did receive information concerning her compensation in a lengthy March 29, 2004 letter from her counsel responding to the Special Committee’s request for information.

[31] Black did testify under oath in the Delaware action on February 20, 2004.

     With certain exceptions as noted in this Report (largely related to the Black Group), the Special Committee was satisfied with the level of cooperation and response received from all parties, particularly Thompson, Burt, Kravis, Kissinger, Meitar, former members of the Board, and current employees of Hollinger. Atkinson too has been helpful, particularly since he severed his ties with the Black Group.

1.	TORYS AND KPMG

     Torys (Hollinger’s primary outside counsel for many of the transactions under investigation) fully cooperated in the investigation by providing the Special Committee with complete and timely access to all of its Hollinger files and making several lawyers available for interviews. Torys also has promptly responded to numerous follow-up requests for documents and information.

     While KPMG initially resisted the Special Committee’s requests for information, it eventually cooperated by allowing its audit teams to be interviewed and by recently providing its work papers for review by the Special Committee. KPMG granted the Special Committee access to its work papers very late in the investigation, however, and the late access somewhat undermined the Special Committee’s ability to expeditiously complete its analysis. Although the Special Committee was allowed to review and copy the files of KPMG’s U.S. offices, it was only permitted to review, but not copy, the files of KPMG’s Canadian offices. Recently, KPMG has attempted to assist the Special Committee by alerting it to additional information KPMG has found concerning related-party transactions. KPMG’s Duncan Forsythe has been particularly helpful.

     Documents and E-Mails. The Special Committee collected and reviewed over 750,000 pages of documents (both hard copy and electronic). Most of these documents were obtained from the Company and certain officers and directors, although some were received from other relevant parties, including Torys and CanWest (primarily historical records of Southam and other entities sold to CanWest in 2000). With the assistance of Stroz Friedberg LLC, computer forensic consultants, the Special Committee also copied the hard drives of the Company’s e-mail servers and reviewed this information as well.32 In light of the shared computer network and other materials between Hollinger and HLG (and presumably Ravelston), the Special Committee arranged for systems and procedures designed to ensure that all historical data (particularly electronic data) was safeguarded against inadvertent or intentional loss. These procedures also assisted Hollinger and its officers and directors in complying fully with subpoenas and other document requests issued by the Department of Justice and the SEC.

Accounting and Finance Records. The Special Committee conducted a thorough review of company disbursements in an effort to identify all related-party payments and transactions. This information was gathered from Hollinger finance and accounting staff, who generally responded to the Special Committee’s inquiries with data (in electronic form) taken from the accounting software applications and other records of Hollinger and its subsidiaries.33 As warranted, the Special Committee manually reviewed canceled checks, bank statements, records

[32] Black’s e-mails are stored on servers that belong to the Company, and therefore were at all times properly and wholly within the purview of the Special Committee’s review. Nevertheless, Black initially refused to allow his e-mail server to be backed-up by Stroz Friedberg and objected strenuously to the Special Committee having unfettered access to his e-mail files. While the Special Committee was under no obligation to extend any special consideration to Black, it did agree to a procedure in which a single representative of the Special Committee initially reviewed all of Black’s e-mails, and submitted to his counsel for production to the Special Committee those e-mails deemed relevant to this investigation. Following approval by Black’s counsel, the e-mails were then disclosed to the Special Committee. Under these agreed procedures, in the event of a disagreement between Special Committee counsel and Black’s counsel as to whether a particular e-mail should be produced to the Special Committee, the matter would be referred to Seitz and Black for resolution. No such disputes arose during this needlessly time-consuming review of Black’s e-mail files.

[33] In several instances, the Special Committee’s review of Hollinger’s financial information was impeded due to limitations in the company’s financial applications and occasional lack of physical records. In instances when financial information was not available in electronic form, the Special Committee requested physical disbursement documents to supplement its review. While the Special Committee believes it was able to review substantially all relevant disbursement documents for the periods requested, there is a possibility that certain individual related-party disbursements did not come to light during the course of its review.

of wire logs, check registers and the general ledgers of Hollinger and its subsidiaries. While records were not always complete, this review covered the period from 1997 to 2003 for HCNLP, APC, HCPH Co., from 1997 to 2000 (when its assets were sold to CanWest) for Southam, from 1998 to 2003 for HIPI and Hollinger, and from 2000 to 2003 for the Telegraph.The Special Committee also reviewed expense reports submitted by Black, Radler, Colson, Dodd, and various key employees in Hollinger’s New York corporate offices.

     In reviewing and analyzing the many transactions and financings that Hollinger consummated, primarily between 1997 and 2003, the Special Committee reviewed electronic and paper correspondence, transaction and financing documents, minute books, SEC filings, valuation analyses, fairness opinions, internal accounting records, non-compete agreements, asset purchase agreements, historical financials, financial projections, financial reports, memos and other relevant documents. The investigation into Hollinger Digital included a review of Hollinger records relating to Digital’s business and its investment portfolio, such as investment valuation schedules, purchase agreements, audit binders, disbursement records, internal company schedules, public press releases, trade confirmations and tax forms.

     The Special Committee initially intended to complete its investigation in its entirety, and prepare and publish a written report of its findings, before taking whatever actions it deemed appropriate, including the commencement of litigation, if any, to address its findings. In the fall of 2003, however, the Special Committee unearthed certain facts concerning the Black Group’s and HLG’s illegal actions in connection with the U.S. community newspaper transactions, as described herein. Those discoveries caused the Special Committee to modify its plans and immediately address certain of its early findings.

     C. EVENTS RELATING TO THE UNAUTHORIZED PAYMENTS

     In October 2003, the Special Committee first identified references to “non-compete” payments to HLG while reviewing documents obtained from Kipnis’ archived files. These seemingly unauthorized and previously undisclosed payments to HLG, Ravelston, Black, Radler, Boultbee and Atkinson were taken from the proceeds of Hollinger’s U.S. community newspapers. Kipnis had not mentioned these payments during his extended initial interview by the Special Committee on August 6 and August 7, 2003, even though he was specifically asked to describe any related-party payments that were not disclosed in Hollinger’s SEC filings or in Tweedy Browne’s Form 13D filings.

     The Special Committee also unearthed information (again arising out of documents from Kipnis’ archived files) showing that $15.6 million in “non-compete” payments to Black, Radler, Boultbee and Atkinson had been falsely described in the Company’s 2001 Form 10-K filing. The information showed, among other things, that while the Form 10-K characterized the payments as legitimate, Board-authorized and required as closing conditions to Hollinger newspaper sales, the payments, in fact, were unauthorized and were not made to satisfy a closing condition in any Hollinger transaction.

     Responding to suggestions made by the Special Committee that there may have been unauthorized and undisclosed payments to Black and other Hollinger insiders and affiliates, senior Hollinger finance personnel reviewed relevant company records. Upon completion of their review, they notified the Audit Committee and KPMG that tens of millions of dollars might have been improperly paid and that Hollinger’s financial statements and SEC filings might not be accurate. The Special Committee, working together with the Audit Committee, led an expedited investigation that included, among other things: (i) a detailed review of Hollinger’s financial records to identify the dates and amounts of all payments to any member of the Black Group; (ii) follow-up or initial interviews of Kipnis, Radler, Boultbee, Atkinson and other current and former Hollinger personnel who should have been familiar with the circumstances surrounding these payments; (iii) a review of Hollinger’s Board minutes and other corporate records; (iv) interviews of KPMG personnel; (v) interviews of members of the Audit Committee; and (vi) a formal request to counsel the then-independent directors of HLG that they investigate the circumstances surrounding the $16.55 million payments to HLG and determine whether any other such payments were received from Hollinger.

     As it conducted its expedited investigation of these U.S. community non-compete payments, the Special Committee wrote to the recipients of the payments seeking an explanation. Specifically, the letter instructed each recipient to provide the following information:

1.	The person or persons who directed or approved the making of any of the [U.S. community non-compete] payments.

2.	The person or persons who determined or approved the allocations of any of [the U.S. community non-compete] payments among [Hollinger], HLG, [Black, Radler, Boultbee and Atkinson].

3.	Whether any [Hollinger] audit committee or independent director approval was sought or obtained for any such payments, and if so, the specific circumstances of any such approval.

4.	The person or persons who participated in drafting and reviewing [Hollinger’s] disclosure of the $15.6 million in payments to [Black, Radler, Boultbee and Atkinson] in the Company’s 2001 annual report filed on Form 10K.

5.	Whether you received or are aware of any other non-competition styled payments to [such individuals], HLG, Ravelston, or any other person or entity [other than Hollinger].

All four individuals responded in writing, through their counsel.

     The Special Committee determined in early-to-mid November 2003 that HLG, Black, Radler, Boultbee and Atkinson had been paid a total of $32.15 million in purported “non-compete” payments from 1999 through 2001, and that none of these payments had been submitted to or approved by the Audit Committee or the Board. Moreover, the Special Committee found that the $16.55 million in payments to HLG had never been disclosed in Hollinger’s SEC filings, and that the $15.6 million in payments to the individuals had been disclosed only belatedly in an inaccurate and misleading manner. Since the false and misleading disclosures had never been corrected, the Special Committee determined that Hollinger was not in compliance with its obligations under the federal securities laws and that corrective disclosures needed to be made as soon as possible.

     The Special Committee then entered into discussions with Black that culminated in the November 2003 Restructuring Agreement that is described more fully elsewhere in this Report. Black resigned as CEO of Hollinger and agreed to repay (or cause to be repaid) the amounts wrongfully paid to him and to HLG.34 At the same time, Radler and Atkinson resigned from the Board, and Radler resigned from his various executive positions with Hollinger and its subsidiaries. Radler and Atkinson agreed to repay the amounts they had received, plus interest, and each has fulfilled his repayment obligation to Hollinger.35 Boultbee was terminated as an

[34] The Delaware Chancery Court later found that Black breached this agreement to repay the amounts wrongly paid to him and HLG. See below.

[35] As previously disclosed, Hollinger, with the Special Committee’s approval, reached a settlement of all claims against Atkinson. Under the significant terms of the settlement, which are subject to approval of the Delaware Chancery Court, Atkinson: (i) paid Hollinger $2,798,424.05, representing the amount he received as non-competition payments out of the proceeds of the CanWest, Osprey and U.S. community newspaper sales, as well as all bonus payments he received under the Digital Incentive Plan (including interest as of April 26, 2004); (ii) resigned as an officer of Hollinger as of April 27, 2004; (iii) agreed to cooperate fully and actively in the Special Committee’s investigation; and (iv) was retained by Hollinger as a consultant under a separate consulting agreement to assist the Company in its dispute with CanWest relating to post-closing matters relating to the November 2000 sale transaction.

officer of Hollinger after refusing the opportunity to resign; he also refused to repay the “non-compete” payments he received, and the Special Committee is seeking to recover these amounts from him plus other damages, in the Illinois Action. Kipnis also resigned from Hollinger in November 2003, although Hollinger did request that he consult with the Company on several matters he had been handling, particularly the disposition of the Chicago Sun-Times building. That consultancy terminated in June 2004.

     The parties also agreed in the Restructuring Agreement that the Board would engage Lazard as Hollinger’s financial advisor to conduct a “Strategic Process” that would evaluate and pursue “a range of alternative strategic transactions” for the Company. Black committed to “devote his principal time and energy to pursuing the Strategic Process with the advice and consent of the Executive Committee and overall control by the Board.”

     On November 17, 2003, Hollinger announced in a press release that the Special Committee had discovered the $32.15 million in unauthorized “non-compete” styled payments to HLG, Black, Radler, Atkinson and Boultbee:

In the course of its work, the Special Committee has recently been reviewing certain payments made to members of senior management and to Hollinger’s parent company Hollinger Inc. (“HLG”) in 1999, 2000 and 2001. These payments were characterized as “non-competition” payments in connection with sales of U.S. community newspaper properties. The Audit Committee has joined the Special Committee in this phase of the investigation, and the two committees have worked jointly to determine the facts and to make recommendations to the full board of directors.

     At the time of the settlement, Atkinson had voluntarily paid $350,000 to Hollinger in 2003, leaving a balance due under the settlement, as of April 26, 2004, of $2,448,424. Upon his resignation, Atkinson exercised his vested Hollinger stock options, sold the resulting shares, and deposited into an escrow account the proceeds, which totaled $4,016,615. Hollinger is holding that entire amount in escrow pending court approval of the settlement. In the event the court approves the settlement, Hollinger will take the $2,448,424.05 remaining settlement amount, and release to Atkinson the remaining portion of the escrow.

The Committees have determined that a total of $32.15 million in payments styled as “non-competition payments” were made that were not authorized or approved by either the audit committee or the full board of directors of Hollinger. The U.S. community newspaper sales related to these payments involved total proceeds of approximately $760 million.

* * *

Hollinger’s prior public disclosure relating to these matters was incomplete or inaccurate in some respects. The $16.55 million in payments to HLG have not previously been publicly disclosed in the notes to Hollinger’s financial statements or in filings with the U.S. Securities and Exchange Commission (“SEC”).

The $15.6 million in payments to [Black, Radler, Boultbee and Atkinson] were disclosed in Hollinger’s Form 10-K filed in March, 2002. However, this prior disclosure stated that the payments in question had been authorized by independent directors of the board, which did not occur, and that the payments were made “to satisfy a closing condition,” which was not accurate. In addition, $5.5 million of such payments were reported to have occurred in 2000 rather than 2001, when such payments were actually made.

     Hollinger also announced that the Special Committee and Hollinger had entered into a November 15, 2003 Restructuring Agreement with Black, in which Black acknowledged that the $32.15 million in payments “were not properly authorized on behalf of [Hollinger].” He agreed to repay the amounts he received, and that the amounts to HLG “will be repaid to [Hollinger],” all with interest. Black’s initial payment was to be made on or before December 31, 2003. The Special Committee agreed (in consultation with the Audit Committee) to entertain proposals from HLG regarding the scheduling of its repayment, provided that repayment in full was received by the Company upon the earlier of an HLG “Liquidity Event,” or June 1, 2004.36

[36] The Restructuring Agreement defined a “Liquidity Event” as “the consummation by [Hollinger] of a transaction (or series of related transactions) that result in either of [Hollinger or HLG] realizing net proceeds of at least $5,000,000.”

     Black negotiated an extension of the December 31, 2003 repayment deadline to which he had agreed in the Restructuring Agreement. After Black indicated that he would fail to honor even the extended deadline and based on its investigative findings as of that date, on January 16, 2004, the Special Committee filed an initial suit on behalf of the Company in the United States District Court for the Southern District of New York against HLG, Ravelston, Black and Radler, seeking over $200 million in damages, including recovery of: (i) the $32.15 million in unauthorized payments; (ii) other non-competition payments made to Black, Radler and Ravelston in connection with the CanWest and Osprey transactions (as described later in this report); and (iii) excessive management fees paid to Ravelston by Hollinger since 1996.37

1.	THE SEC CONSENT DECREE

     On January 16, 2004, Hollinger entered into the Consent Decree with the SEC pursuant to which it agreed that:

1.	the Special Committee would complete its investigation and mandate to pursue litigation and collect damages and assets, all as set forth in the Special Committee’s authorizing resolution;

2.	the Special Committee would provide the Court and the parties with one or more written reports discussing its findings and the results of the investigation within 120 days;[38]

3.	upon the occurrence of a “Triggering Event,”[39] Breeden would be appointed “Special Monitor” with the authority to complete the Special Committee’s

[37] On January 28, 2004, the Special Committee voluntarily withdrew and refiled this action in the U.S. District Court for the Northern District of Illinois, and added Boultbee as a defendant. The Special Committee amended its complaint in the Illinois Action on May 7, 2004, to add (i) Amiel Black, Colson, Bradford and Horizon and its affiliates as defendants; (ii) causes of action relating to the Horizon, Bradford and Hollinger Digital transactions, and (iii) counts under the federal Racketeer Influenced and Corrupt Organizations statute (“Civil RICO”). The Special Committee is seeking treble damages on the Civil RICO counts, and in total the amended complaint seeks damages of approximately $1.25 billion, plus costs, against the defendants. The Special Committee is considering further amendment to the Illinois Action based on certain transactions and conduct described in this Report.

[38] Pursuant to subsequent agreement with the SEC, this date was later extended to August 20, 2004, and then to August 30, 2004.

investigation, to file one or more reports thereon and to prosecute such litigation and otherwise fulfill the initial mandate of the Special Committee.

     On January 23, 2004, after Hollinger entered into the Consent Decree, HLG filed a motion for leave to intervene and to vacate the SEC Consent Decree, contending that its voting rights as Hollinger’s controlling shareholder were improperly restricted by the SEC Consent Decree. HLG’s motion to intervene was granted on March 1, 2004, and the Court preliminarily vacated the sections of the SEC Consent Decree that “could” impede HLG’s “fundamental right” to vote, but the Court stayed the entry of its ruling pending further briefing. On May 17, 2004, Judge Blanche M. Manning found that any impediments to HLG’s voting rights by the appointment of the Special Monitor were incidental, warranted, and not in violation of Delaware law. HLG’s motion to vacate the SEC Consent Judgment was denied.

2.	THE DELAWARE LITIGATION

     The Board voted to remove Black as non-executive Chairman on January 17, 2004 following his breach of the Restructuring Agreement and his refusal to testify before the SEC on the basis of his Fifth Amendment privilege against self-incrimination.

     The Restructuring Agreement also contained the following provision:

7.	During the pendency of the Strategic Process, in his capacity as the majority stockholder of HLG, Lord Black will not support a transaction involving ownership interests in HLG if such transaction would negatively affect the Company’s ability to

[39] A “Triggering Event” was defined to include: (i) the adoption of any resolution by the Board that (a) discharged the Special Committee unless the Special Committee files a certification with the Court that the Committee fully completed its work and complied with its undertaking, (b) diminished or limited the powers of the Special Committee or (c) narrowed the scope of the Special Committee’s investigation; (ii) the removal of any member of the Special Committee from either the Board or the Special Committee; (iii) the removal of any director prior to the end of his or her term; (iv) the failure to re-elect any incumbent member of the Board unless such member voluntarily decided not to stand for re-election; (v) the election of any new person to the Board without the vote of 80% of the Board or the shareholders, as the case may be; (vi) the appointment of any person to the Special Committee without the consent of all current members of the Special Committee; or (vii) upon application to the Court by the SEC.

consummate a transaction resulting from the Strategic Process unless the HLG transaction is necessary to enable HLG to avoid a material default or insolvency. In any such event, Lord Black shall give the Company as much advance notice as reasonably possible of any such proposed HLG transaction.

     During late 2003 and early 2004, Black breached this provision repeatedly by conducting discussions with a number of potential buyers of Ravelston’s ownership stake in HLG. He concluded an agreement to sell HLG to Press Holdings International Limited (an entity controlled by the Barclay brothers of the U.K.), in a transaction that would have entirely undermined Hollinger’s Strategic Process. In addition, in a series of written shareholder consents, Black caused HLG to seek to amend Hollinger’s by-laws in a manner that would have severely limited the authority of Hollinger’s independent directors to approve any proposed transaction resulting from the Strategic Process. The purported by-law amendments essentially would have given Black, Amiel Black and Colson a veto over any action Hollinger’s independent directors might seek to take on behalf of all of Hollinger’s shareholders in connection with the Strategic Process. The purported by-laws also sought to curtail the Special Committee’s powers.

     In response, Hollinger filed an action against Black and HLG in the Delaware Chancery Court, seeking to have the Barclays transaction enjoined and the purported by-law amendments overturned. Black sought to repudiate his obligation under the Restructuring Agreement to repay the purported “non-compete” payments he took from Hollinger, claiming in the Delaware litigation that the Audit Committee had implicitly “ratified” the payments after-the-fact. Specifically, he alleged that information that had come to his attention after he executed the Restructuring Agreement and indicated that the $15.6 million in payments to the individuals had been referenced, directly or indirectly, in various documents that were submitted to Hollinger’s Board and Audit Committee. Black also claimed that the Executive Committee consents that authorized the Forum, PMG and CNHI II transactions referred specifically to non-compete agreements, and therefore that the Board had the opportunity to learn that non-compete payments were being made.

     The Delaware litigation was a complete victory for Hollinger, the Special Committee and the independent directors.40 In his opinion in the Delaware litigation, Vice Chancellor Strine dismissed Black’s claim that the September 2000 Executive Committee consents that approved the Forum, PMG and CNHI II transactions could be deemed to constitute an approval or ratification of the non-compete styled payments:

More substantively, by their own terms, the written consents hardly evidence anything even approaching what would constitute proper approval by independent directors of the non-compete payments. After all, the two principal beneficiaries of the non-competes were two of the three signatories of each. And, as noted, the Paxton and Forum consents do not reference non-competes with [HLG]. The CNHI II consent does not mention non-competes for company officers. None of the consents detail the terms of the non-competes. Most notably absent is any indication of the sums that would be paid. Furthermore, the consents do not indicate which officers were to sign non-competes or that they were to personally receive payments. And, of course, the consents by their own terms do not even tangentially address the non-competes that Black and the others signed with one of [Hollinger’s] own subsidiaries. Finally, the consents leave it to later negotiations by [Hollinger] officers — all of whom reported to Black and Radler — to negotiate the actual terms of the non-competes.

[40] The Delaware litigation also included other matters as well. In response to Black’s willful breach of his obligation to fully support the Strategic Process, Hollinger’s Corporate Review Committee comprised of all members of the Board other than Black, Amiel-Black and Colson adopted a “chewable” poison pill to prevent Black from circumventing the Strategic Process. Immediately upon the adoption of the poison pill by the Corporate Review Committee, Hollinger sought declarative relief in Delaware confirming the validity and enforceability of the poison pill. The Delaware Chancery Court granted the requested relief.

I like to think I am a close reader. But I do not discern in these consents evidence of proper approval by independent directors of a conflict transaction. Rather, they contain references to possible conflict transactions buried in a pile of legalese. They hardly put one on clear notice of what is contemplated, and surely do not purport to approve the specific terms of any non-competes to conflicted parties, such as [HLG] and Black.

* * *

If anything, the December 2000 board minutes are suggestive of what, in the old days, might have been called constructive fraud. The inference from the record one inescapably inclines towards is that the consents were drafted to give the least possible notice of their non-compete references, were not actually placed before the board, and were ratified by a board that never saw them and was not informed that they contained within them authorization for officers to negotiate future conflict transactions in favor of other unspecified officers. That is, by their own terms, the consents do not even approve specific non-competition contracts.

Hollinger Int’l, Inc. v. Black, 844 A.2d at 1068.

     Vice Chancellor Strine also made detailed findings in rejecting Black’s claim that he was fraudulently induced to enter into the Restructuring Agreement because the Special Committee allegedly did not make him aware of various documents that were submitted to the Hollinger Board and Audit Committee that referred to the “non-compete” styled payments:

Finally, Black simply has failed to establish that any representation he supposedly relied upon was false in any way. None of the evidence he claims to have recently discovered supports his argument that the payments may have been properly authorized, or impugns the diligence of the Special Committee investigation that led to the opposite conclusion.

For example, Black points to several public filings by [Hollinger] disclosing the payments. Because these disclosures said the independent directors had approved the non-compete payments and because the independent directors signed the disclosures after being provided with draft copies, Black says that there is a doubt that the necessary approvals were not procured. It is difficult to respond to this argument with equanimity given that each of these filings was signed by Black himself, the filings were referred to by Mr. Finkelstein in his November 10 letter written to the Special Committee on Black’s behalf, the filings were publicly available at the time Black signed the [Restructuring Agreement], Black had to have known that there was a process for the [Hollinger] audit committee to review such filings before their submission to the SEC, and the [Restructuring Agreement] specifically contemplated correction of these very filings on this very subject. Nothing in these filings supports a claim of fraud in the inducement.

Likewise, Black refers to certain documents that he claims have come to his attention since the [Restructuring Agreement] was signed. Among these are notes of a KPMG staffer in connection with certain audit committee meetings at Hollinger and [HLG]. Again, this evidence was referred to in large measure in Mr. Finkelstein’s November 10 letter. And the fact that the Special Committee had not yet received KPMG’s work papers as of November 15, 2003, hardly suggests that the Committee did not conduct a diligent review of all relevant evidence. Black’s investigation also was supported by all the key executives who were involved in the non-competes, including Radler, Atkinson, Boultbee and Kipnis. Black was hardly without access to the facts. And, had Black wished to dig deeper into this evidence, he had a simple option on November 15. He could have refused to sign the [Restructuring Agreement] until he gathered even more evidence.

844 A.2d at 1066-68.

     More generally, the Court found that Black “repeatedly behaved in a manner inconsistent with the duty of loyalty he owed the company” from November 2003 to January 2004 in thwarting Hollinger’s strategic process and breaching the Restructuring Agreement. The Court held that Black breached his fiduciary and contractual duties “persistently and seriously,” by among other things, “diverting to himself a valuable opportunity presented to [Hollinger], . . . misrepresent[ing] facts to the [Hollinger] board, us[ing] confidential company information for his own purposes without permission, and [making] threats, as he would put it, of ‘multifaceted dimensions’ towards [Hollinger’s] independent directors.” 844 A.2d at 1028-30.

     Following additional Delaware litigation (also described below), on June 28, 2004, Black and HLG were ordered by the Delaware Chancery Court to repay the amounts they wrongfully received, plus interest. They complied with that judgment on July 16, 2004, when Black and HLG paid Hollinger $30,031,475.73. Black and HLG, however, are pursuing an appeal to the Delaware Supreme Court.

3.	THE ONGOING SPECIAL COMMITTEE PROCESS

     Before, during and after the Special Committee’s expedited review of the matters surrounding the unauthorized U.S. Community non-compete payments, the Special Committee has been actively investigating other matters.

     The filing of this Report does not conclude the Special Committee’s work. The Special Committee has responsibility for pursuing the litigation it has commenced. Although the Special Committee belives this Report is a comprehensive review of all the matters before it, if additional information becomes available or as events unfold, the Special Committee may issue an update to this Report or take other legal action on behalf of the Company. The Board’s authorizing resolutions empower and direct the Special Committee to bring any action based upon the results of its investigation. The Special Committee expects that it will continue to prosecute the various actions it has commenced (including additional actions not yet filed, if any) on Hollinger’s behalf. If one of the Triggering Events set forth in the SEC Consent Decree occurs, the “Special Monitor” (as defined in the SEC Consent Decree) would continue the work of the Special Committee, including pursuing pending litigation. The Special Committee also expects to continue to cooperate with all governmental agencies currently reviewing these issues.

V. THE BLACK GROUP’S CONTROL OF HOLLINGER

     As explained above, Black is a minority shareholder of Hollinger from an economic standpoint, yet he maintains a position of voting control through HLG’s sole ownership of super-voting Class B common shares of Hollinger that have a 10-to-1 voting preference over the Class A common shares that are held by the Company’s public non-controlling shareholders. The Class B shares possess features that effectively ensure Black’s control of Hollinger from a corporate governance standpoint. For example, unlike the governance structure of both The New York Times Company and The Washington Post Company, no seats on the Hollinger Board are specially designated for election by the Class A (non-controlling) shareholders.

     The Ravelston/HLG corporate structure also creates a dangerous incentive for Black to divert cash and other resources at the expense of Hollinger’s public shareholders. That is, if he creates value and retains it within Hollinger, a smaller portion of the value accrues to his personal benefit than if he diverts the benefit to HLG or Ravelston. The numerous diversions of cash chronicled in this report appear to have been influenced by this simple economic fact. This fundamental personal financial benefit from diverting money to HLG or Ravelston rather than leaving it in Hollinger may have been coupled with a substantial Canadian income tax benefit relating to non-competition payments (and other structured payments), which increased the incentive for Black and other Hollinger senior officers to divert Hollinger funds to themselves.

     The ownership structure described above, which was in place for most of the relevant period,41 is illustrated by the following chart:

[41] Due primarily to HLG’s 2004 issuance of Series II preference shares, which are convertible into Series A common shares of Hollinger, HLG’s equity and voting interests in Hollinger has declined to approximately 18% and 68%, respectively, as of June 30, 2004.

Hollinger’s principal operating subsidiaries, for purposes of the issues discussed in this Report, are as follows:

     Hollinger holds its interests in its U.S. and Israeli newspaper assets (and, until July 30, 2004, its U.K. assets) through its subsidiary HIPI. Hollinger’s Canadian newspaper properties, the majority of which were sold in 2000 and 2001 in certain of the transactions covered in this report, are owned indirectly by HCPH, a holding company subsidiary of HIPI. APC, which was the seller of U.S. community newspaper properties in the transactions described in this report, is a direct subsidiary of HIPI. The majority of Hollinger’s Canadian newspaper properties were held by two subsidiaries: HCNLP, a publicly traded Canadian limited partnership of which

HCPH owns 100% of the general partner along with 87% of the limited partnership units, and XTSM Holdings LLC, formerly known as Southam.

     Management and Board Overlaps. Until the events of November 17, 2003, when two Hollinger senior executives (Black and Radler) and two Hollinger directors (Radler and Atkinson) resigned, and Boultbee was terminated as a Hollinger executive, there existed substantial overlaps in management, boards of directors, and ownership among Ravelston, HLG and Hollinger. These relationships are summarized in the following table:

Table 2
HOLLINGER INTERNATIONAL
Overlaps in Management, Board of Directors and Ownership

	Ravelston	Hollinger Inc.		Hollinger International Inc.
	Shareholder	Officer	Director	Officer		Director
Conrad M. Black	Yes	Chairman	Yes	Chairman	(3)	Yes
	65.1%	Chief Executive Officer		Chief Executive Officer	(4)
F. David Radler	Yes	Deputy Chairman	Yes	Deputy Chairman	(5)	Yes
	14.2%	President & Co-COO		President & COO	(5)
Peter Y. Atkinson	Yes	Executive Vice President	Yes (1)	Executive Vice President	(6)	Yes (5)
	0.98%	General Counsel
J.A. Boultbee	Yes	Executive Vice President	Yes	Executive Vice President	(7)	No
	0.98%	Former CFO		Former CFO
Daniel W. Colson	Yes	Vice Chairman	Yes (2)	Vice Chairman	(8)	Yes
	2.9%			Deputy Chairman & CEO of the Telegraph

(1)	Resigned effective January 13, 2004

(2)	Resigned effective December 22, 2003

(3)	Removed on January 17, 2004

(4)	Resigned effective November 19, 2003

(5)	Resigned effective November 17, 2003

(6)	Resigned effective April 27, 2004

(7)	Terminated November 17, 2003

(8)	Resigned effective March 24, 2004

     As a consequence of this virtually complete overlap in senior management, each of Hollinger’s senior executive officers (three of whom were its inside directors) faced a direct conflict of interest in any transaction that involved the payment of money or transfer of other property from Hollinger to Ravelston, HLG or any other affiliated persons or companies.

     Black has used his control power to dominate Hollinger’s affairs. As Vice Chancellor Strine found, “Black was the creator of this group of companies, has personally dominated their affairs, and put in place boards to his liking.” 844 A.2d at 1030. The Court noted, appropriately, that Black “is a formidable controlling stockholder,” who has “held himself out to the world as able to control Ravelston, [HLG] and [Hollinger].” Id. at 1032. Significantly, the Court also found what the Special Committee’s investigation has found: “Black believed himself to be the initial arbiter of what should be done with [Hollinger] and its assets, to the exclusion of the rest of the company’s directors.” Id. at 1033.

     Black’s disdain for the Hollinger public shareholders to whom he owed fiduciary duties is vividly evidenced by his looting of Hollinger as chronicled in this Report. But that attitude is also evidenced by his now familiar statements. For example, his August 3, 2002 e-mail to Atkinson and Boultbee contains the following passage:

We have said for some time that [Hollinger] served no purpose as a listed company other than relatively cheap use of other peoples’ capital, and privatization noises have been audible for a long time. We now have an unsatisfactory situation where a number of the shareholders think we are deliberately suppressing the stock price, some others think we are running a gravy train for our own benefit with the help of supposedly docile directors and a gerrymandered share structure, and we think they are a bunch of self-righteous hypocrites and ingrates, who give us no credit for what has been a skillful job of building and pruning a company in difficult circumstances just ahead of seismic financial events. (Emphasis added.)

     His September 4, 2002 memorandum to Ravelston shareholders Atkinson, Boultbee, Colson, Radler and White seeks to allay any guilty feelings from reaping the privileges of “proprietor” status:

We have pretty well won the great battle over the non-competition agreements and a decent interval has passed.

* * *

These companies have always been run in the Argus tradition of proprietary businesses where the controlling shareholders take reasonable steps to ensure their comfortable enjoyment of the position they, (we, in fact), have created for themselves. Care must be taken not to allow this to degenerate into decadence, as it did in the old Argus. But nor should we allow the agitations of shareholders, amplified by certain of our colleagues discountenanced at the performance of their stock options, to force us into a hair shirt, the corporate equivalent of sackcloth and ashes.

     In an August 5, 2002 e-mail message to Atkinson (which arises in connection with lengthy correspondence between them relating to executive compensation, perquisites and other self-dealing issues), Black states:

There has not been an occasion for many months when I got on our plane without wondering whether it was really affordable. But I’m not prepared to reenact the French Revolutionary renunciation of the rights of nobility. We have to find a balance between an unfair taxation on the company and a reasonable treatment of the founder-builder-managers. We are proprietors after all, beleaguered though we may be.

VI.	THE FIDUCIARY DUTY OF LOYALTY OWED BY COMPANY OFFICERS, DIRECTORS AND CONTROLLING SHAREHOLDERS

     A familiar and fundamental principle of Delaware law is that a corporation’s principal officers and directors are fiduciaries, and must act solely for the benefit of the corporation and its shareholders.42 Controlling shareholders (like Black) also owe similar fiduciary duties.43 As fiduciaries, a corporation’s officers, directors and controlling shareholders must refrain from self-dealing in the company’s property and business opportunities, and must maximize value for the noncontrolling shareholders who have entrusted them with their money.

     Of the three main Delaware law fiduciary duties — loyalty, care and good faith — a fiduciary’s self-dealing transactions most directly implicate the duty of loyalty. That duty forbids fiduciaries from using “their position of trust and confidence to further their private interests.”44 It requires a corporate officer, director or controlling shareholder both to affirmatively protect the corporation’s interests, and to “refrain from doing anything that would work injury to the corporation, or to deprive it of profit or advantage which his skill and ability might properly bring to it, or to enable it to make in the reasonable and lawful exercise of its powers.”45

     Although an officer’s transactions with a corporation implicate the duty of loyalty, Delaware law provides that such transactions may be cleansed of the taint of self-interest if approved in good faith by fully informed, disinterested and independent directors.46 In these

________________________
42 Bomarko, Inc. v. International Telecharge, Inc., 794 A.2d 1161, 1177 (Del. Ch. 1999), aff’d, 766 A.2d 437 (Del. 2000).

43 Ivanhoe Partners v. Newmont Mining Corp., 535 A.2d 1334, 1344 (Del. 1987); Kahn v. Lynch, 638 A.2d 1110, 1113-14 (Del. 1994).

44 Cede & Co. v. Technicolor, Inc., 634 A.2d 345, 361 (Del. 1993).

45 Id.

46 8 Del. Code § 144(a).

circumstances, courts will uphold the transaction under Delaware’s deferential “business judgment rule.” In the absence of disinterested director approval, however, or if their vote was not fully informed, courts will not defer to the board’s business judgment, but rather will rigorously examine the transaction to see if it was “entirely fair” to the company. If the transaction is not entirely fair, then the officer would have breached his duty of loyalty.

     All transactions with the company’s controlling shareholder, however, require rigorous “entire fairness” review, even if they are approved by the corporation’s independent directors. The rule stems from judicial recognition that transactions with controlling shareholders are inherently coercive. Thus, even with independent director approval, there remains an unreasonable risk to the corporation that “those who pass upon the propriety of the transaction might perceive that disapproval may result in retaliation by the controlling shareholder.”47 This requirement applies equally to transactions with indirect controlling shareholders — such as Black, Radler and Ravelston — as it does to transactions with direct controlling shareholders — such as HLG.48 “Entire fairness” review also extends to an officer’s transactions that are “inextricably linked” to, or components of a “unified package” with, a controlling shareholder transaction.49 That is, company officers who ride the coattails of a dominating controlling shareholder must expect the same rigorous scrutiny to be applied to their own self-dealing transactions, even where independent director approval is obtained.

________________________
47 Kahn v. Tremont Corp., 694 A.2d 422, 428-29 (Del. 1997). See also Ryan v. Tad’s Enterprises, 709 A.2d 682, 689-90 (Del. Ch. 1996), aff’d, 693 A.2d 1082 (Del. 1997); In re Pure Resources, Inc. S’holders Litig., 808 A.2d 421, 436-37 (Del. Ch. 2002); In re Cysive, Inc. S’holders Litig, 836 A.2d 531, 548 (Del. Ch. 2003); Emerald Partners v. Berlin, 2003 WL 21003437, at *38 (Del. Ch. Apr. 28, 2003).

48 Ryan, 709 A.2d at 686.

49 Strassburger v. Earley, 752 A.2d 557, 570 (Del. Ch. 2000).

     Under the “entire fairness” standard, interested fiduciaries carry the burden of establishing that the transaction was the product of both “fair dealing” and “fair price.” “Fair dealing” addresses process: the transaction’s timing, how it was initiated, structured, negotiated, and disclosed to the directors, and how director approval was obtained.50 The “fair dealing” element “also embraces the duty of candor owed by corporate fiduciaries to disclose all material information relevant to corporate decisions from which they may derive a personal benefit.”51 “Fair price” relates to the transaction’s financial aspects.52 This includes valuing “assets, market values, future prospects, earnings, and other factors which effect the intrinsic value of the transaction.”53 Although courts will consider both process and economics, the “entire fairness” analysis “though structurally bifurcated, is conceptually singular.”54 That is, “[a]ll aspects of a transaction are considered in determining whether the challenged transaction is entirely fair,” and “the unfairness of the process also infects the fairness of the price.”55

     The Black Group and the Board were fully aware of these Delaware law principles throughout the period of the events described in this Report. In February 1995, the Board received a memo from Hollinger’s then-outside counsel Kirkpatrick & Lockhart LLP regarding Hollinger’s potential acquisition of HLG’s interests in Southam and the Telegraph. That memo described the Delaware “entire fairness” standard and its requirement that transactions between a company and its controlling parent be considered by a committee of the controlled company’s

________________________
50 Weinberger v. UOP, Inc., 457 A.2d 701, 711 (Del. 1983).

51 Bomarko, 794 A.2d at 1180 (quoting Mills Acquisition Co v. Macmillan, Inc., 559 A.2d 1261, 1280 (Del. 1988)).

52 Weinberger, 457 A.2d at 711.

53 Kahn v. Tremont Corp., 694 A.2d at 431.

54 Bomarko, 794 A.2d at 1182-83.

55 Id. at 1183.

independent directors. The memo also explained that HLG executives had fiduciary duties to Hollinger, and that HLG could undertake transactions with Hollinger only “so long as no detriment to the minority stockholders of [Hollinger] results from such action.”

     The Black Group was reminded of these “entire fairness” principles in an April 1998 memo from another law firm, Cravath, Swaine & Moore LLP, delivered to Atkinson, Boultbee, Kipnis and DeMerchant. The Cravath memo cautioned that controlling shareholder transactions are subject to this exacting scrutiny: “Because the transaction would involve an arrangement between [Hollinger] and its controlling parent, [HLG] the transaction must be ‘entirely fair’ to [Hollinger] and its unaffiliated stockholders.” The memo recommended that the Board form a special committee and seek independent legal advice to “support a board determination as to the fairness of the transaction.”

     The numerous transactions described in the Report between Hollinger and the members of the controlling Black Group — the self-described “proprietors” — do not even approach compliance with these rigorous standards. Many transactions, in fact, were simply unauthorized. But even in those transactions for which the dominating Black Group went through the motions of obtaining independent director approval, the terms were persistently unfair and the process for obtaining approval was cursory and riddled with deception, manipulation or outright fraud. Thus, the Black Group members repeatedly breached their fiduciary duty of loyalty to Hollinger and its noncontrolling public majority shareholders.

VII.	EXCESSIVE MANAGEMENT FEES PAID BY HOLLINGER TO RAVELSTON

We are assured by the independent advisors that the [Ravelston management] fee is at the conservative end of the range of practice. . . . The normal cost for outsourcing these services . . . is 2½ times cost. We are paid much less than that and a substantially smaller percentage of our corporate revenues than most media businesses managed in this way.

Conrad M. Black
Hollinger Annual Meeting
May 2002

Our analysis shows that aggregate compensation paid to Black, Radler, Colson, Boultbee and Atkinson is well beyond what could be rationally defended to shareholders under any reasonable set of circumstances.

The practice of outsourcing senior management and paying fees to Ravelston is a very uncommon way of compensating executives in publicly traded operating companies, and in our consulting experience we have never seen newspaper publishing companies outsource their senior management in a similar manner to [Hollinger]. Based on our assessment of the situation, the Ravelston management fee structure appears to have been used to shield unreasonable compensation from scrutiny.

The receipt of non-competition fees directly by [Hollinger] executives rather than by the Company is also unprecedented. There is no evidence of such payments being made by any of the peer companies, and such a practice is unique in any industry based on my personal experience and that of the senior partners in our firm, who collectively have served over 1,300 clients and have over 120 years of consulting experience.

Frederic W. Cook & Co.
Executive Compensation Specialists
Report to Special Committee

     A. OVERVIEW

     The services of Hollinger’s senior management, along with certain accounting, financial reporting and other administrative functions, have for many years been provided to Hollinger, first by HLG, then by Ravelston, through a management services agreement.56 The Special

56 At different times various affiliates of Ravelston or Black and Amiel Black have been recipients of “management fees” from Hollinger, whether or not these entities were actually providing management services. For convenience, the Report will refer to all management fees as having been paid to Ravelston, disregarding any affiliated entities.

Committee believes that the “outsourcing” by a publicly traded operating company of all its senior management functions to other companies controlled by the very same management team is extraordinarily rare, and is unprecedented in the realm of publicly traded publishing companies.

     From 1997-2003, a period of seven years, Hollinger paid $218.4 million in management fees to Ravelston or HLG for these services.57 As detailed in Table 3, after adding (i) additional salaries, bonuses, and other compensation paid directly to them by Hollinger; (ii) the various “non-competition” styled payments described later in this Report; (iii) directors’ fees; and (iv) payments for housing, personal/household staff, corporate aircraft, automobiles and other perquisites, Black, Amiel Black, Radler, Colson, Boultbee and Atkinson (the three other most highly compensated Hollinger executives) have received over $400 million in total compensation and other benefits from Hollinger during the 1997-2003 period. By contrast, Hollinger reported aggregate net income during the same period of $144.1 million, or $422 million before these various payments to Black and his associates. Payments to Black and his crew during this period thus represented approximately 95% of Hollinger’s pre-Black Group net income.58 This magnitude of diverted funds by a company’s controlling shareholder who functioned as a part-time Hollinger official is unprecedented to the Special Committee’s knowledge.

________________________
57 The management fee figures used in this Report are the amounts disclosed in Hollinger’s annual proxy statements (except the 2003 figure, which was provided by current management). The Special Committee attempted to verify these amounts, but could not do so for two reasons. First, Hollinger’s operating subsidiaries paid Ravelston’s fees directly, and Hollinger’s internal accounting system did not track or consolidate the payments. Second, Ravelston refused to cooperate with the Special Committee, and denied access to the records that might have enabled the Special Committee to verify the reported annual fee payments.

58 The pre-Black Group net income equals an estimate of what net income would have been had the Company not paid the total compensation to the Black Group. A marginal tax rate of 35% is assumed.

Table 3
HOLLINGER INTERNATIONAL
Summary of Compensation Received by the Black Group

	2003	2002	2001	2000	1999	1998	1997	Total
Management Fees (1)	$26,036,000	$24,868,000	$30,707,000	$38,012,000	$40,300,000	$32,000,000	$26,506,000	$218,429,000
Non-Compete / Unauth Pymts (2)	—	—	11,267,548	63,724,383	15,200,000	—	—	$90,191,931
Salaries & Bonuses	982,106	995,032	2,647,853	5,188,347	910,247	689,906	667,734	$12,081,225
Directors / Article Fees / Other	389,509	463,641	468,822	538,561	485,938	441,192	359,514	$3,147,177
Moffat Mgmt “Broker” Fee					*			*
Personal / Home Staff	321,130	318,486	208,066	196,798	199,059	127,380	31,731	$1,402,650
Aircraft Charges (3)	4,747,947	6,016,364	6,476,182	6,466,616	—	—	—	$23,707,109
Corporate Apartments	148,281	142,212	134,700	2,609,000	187,951	998,215	125,793	$4,346,152
Roosevelt Papers	—	—	8,000,000	33,000	—	141,625	737,200	$8,911,825
Automobiles	153,229	131,923	85,398	18,546	—	—	—	$389,096

TOTAL CASH	$32,778,202	$32,935,658	$59,995,570	$116,787,250	$57,283,194	$34,398,318	$28,427,972	$362,606,165

Stock Options (4)	$8,318,000	$8,390,000	$9,364,000	$5,241,000	$3,216,000	$3,551,000	$969,000	$39,049,000

TOTAL COMPENSATION (5)	$41,096,202	$41,325,658	$69,359,570	$122,028,250	$60,499,194	$37,949,318	$29,396,972	$401,655,165

(1)	Amounts paid to Ravelston, RMI, Black-Amiel and Moffat as reported in Hollinger proxy statements. 2003 management fee figure obtained from Hollinger. Management fee disclosures in Hollinger proxy statements for some years do not match 10-K disclosures; impossible to reconcile without access to Ravelston records, which have been withheld from the Special Committee.

(2)	Includes $16.55 million in unauthorized non-compete payments to HLG in 1999 and 2000, which indirectly benefited Black and his fellow Ravelston shareholders by subsidizing an entity in which Ravelston held a 78% ownership interest.

(3)	Paid directly by Ravelston prior to 2000 — hence these costs were still funded by Hollinger in those years through the management fee paid to Ravelston. Amounts shown in table relate to both business and personal use of corporate aircraft by Black and Radler, because flight logs do not clearly indicate the purpose of most flights. As discussed later in this report, however, the Special Committee’s review of flight destinations indicates that Black and Radler used the corporate jets extensively for personal travel without reimbursing the Company.

(4)	Source: F.W. Cook & Co. Valued using binomial model and Hollinger’s FAS 123 assumptions for the respective years.

(5)	This does not include the many additional financial benefits that Hollinger’s former senior management extracted for affiliated entities, including (i) the CanWest management and termination fees to Ravelston; (ii) the Hollinger revenue generating assets transferred to Horizon and Bradford; (iii) the NP Holdings loss carryforwards sold to Ravelston; and (iv) the scores of millions in below market loans to HLG.

*	Hollinger paid $900,000 in “broker” fees to Moffat Management in 1999. This amount was disclosed as management fees in Hollinger’s 2000 proxy and, accordingly, is included in Management Fees above.

     As shown in Table 4, the total management fees paid by Hollinger to Ravelston from 1997 through 2003 represented 1.8% of Hollinger’s revenues, 10.6% of its adjusted EBITDA, and 76.3% of adjusted net income earned over this period. The total compensation paid or attributable to the Black Group from 1997 through 2003, as detailed in Table 4, comprised 3.4% of Hollinger’s revenues, 19.2% of Hollinger’s adjusted EBITDA and 95.2% of the Company’s adjusted net income over the same period:

Table 4
HOLLINGER INTERNATIONAL
Management Fees and Total Compensation as a Percent of Revenue, EBITDA and Net Income
(Dollars in thousands)

	2003	2002	2001	2000	1999	1998	1997	Total
Management Fees	$26,036	$24,868	$30,707	$38,012	$40,300	$32,000	$26,506	$218,429
Revenues	$1,087,433	$1,006,162	$1,146,321	$2,096,019	$2,147,402	$2,197,760	$2,211,530	$11,892,627
Reported EBITDA	$102,851	$112,386	$53,723	$353,850	$360,256	$423,099	$427,535	$1,833,700
Reported Net Income	$56,604	($238,823)	($337,506)	$117,075	$245,352	$196,912	$104,521	$144,135
Adjusted EBITDA	$128,887	$137,254	$84,430	$391,862	$400,556	$455,099	$454,041	$2,052,129
Adjusted Net Income	$73,527	($222,659)	($317,546)	$141,783	$271,547	$217,712	$121,750	$286,114
Management Fees as % of:
Revenues	2.4%	2.5%	2.7%	1.8%	1.9%	1.5%	1.2%	1.8%
Adjusted EBITDA	20.2%	18.1%	36.4%	9.7%	10.1%	7.0%	5.8%	10.6%
Adjusted Net Income	35.4%	N/A	N/A	26.8%	14.8%	14.7%	21.8%	76.3%
Total Compensation	$41,096	$41,325	$69,360	$122,028	$60,499	$37,950	$29,397	$401,655
Revenues	$1,087,433	$1,006,162	$1,146,321	$2,096,019	$2,147,402	$2,197,760	$2,211,530	$11,892,627
Adjusted EBITDA	$135,629	$145,322	$94,451	$404,380	$402,339	$457,355	$455,226	$2,094,702
Adjusted Net Income	$86,228	($209,025)	($286,345)	$198,239	$285,802	$222,872	$124,226	$421,997
Total Compensation as % of:
Revenues	3.8%	4.1%	6.1%	5.8%	2.8%	1.7%	1.3%	3.4%
Adjusted EBITDA	30.3%	28.4%	73.4%	30.2%	15.0%	8.3%	6.5%	19.2%
Adjusted Net Income	47.7%	N/A	N/A	61.6%	21.2%	17.0%	23.7%	95.2%

________________________
Notes:

—Reported EBITDA (Earnings Before Interest, Tax, Depreciation & Amortization) equals the Company’s Operating Income plus Depreciation & Amortization, Infrequent Items, and Stock-Based Compensation.

—Adjusted EBITDA equals an estimate of what EBITDA would have been had the Company not paid the management fees / total compensation shown above.

—Adjusted Net Income equals an estimate of what net income would have been had the Company not paid the management fees / total compensation shown above. A marginal tax rate of 35% is assumed.

—EBITDA and Reported Net Income figures for 2003 are unaudited and based on management estimates.

—Total compensation figures are detailed in Table 3.

—Excluding the impact of taxes from the calculation of Adjusted Net Income (that is, adding total compensation/total management fees back to Reported Net Income without increasing tax expense) causes Total Compensation to equal 73.6% of total Adjusted Net Income for 1997-2003 (instead of 95.2% as shown above) and Total Management fees to equal 60.2% of total Adjusted Net Income (as opposed to 76.3%).

     The 95.2% of Hollinger’s adjusted net income that was consumed by the total compensation paid to Black and the other Black Group members from 1997 through 2003 vastly exceeds the corresponding levels of compensation paid to the five most highly paid executives of two closely comparable newspaper companies over this same time period. As Table 5 demonstrates, total compensation paid to the top five executives of The New York Times Company and The Washington Post Company over the 1997-2003 period equaled only 4.3% and 1.7% of adjusted net income, respectively, compared with more than 95% at Hollinger.59 Put differently, Black and his colleagues paid themselves at a rate that was more than 20 times greater than the same officials at The New York Times and over 55 times greater than those at The Washington Post as a proportion of net income.

Table 5
HOLLINGER INTERNATIONAL
Total Compensation as Percentage of Net Income From 1997- 2003
(Dollars in thousands)

	New York	Washington
	Times Co.	Post Company	Hollinger
Total Top 5 Compensation	$103,795	$30,359	$401,655
Reported Net Income*	$2,296,002	$1,736,083	$144,135
Adjusted Net Income**	$2,363,469	$1,755,816	$421,997
Total Compensation as Percentage of Net Income	4.3%	1.7%	95.2%

Source: Annual proxy and Form 10-K filings; F.W. Cook & Co.; internal Hollinger records.

* 2003 net income for Hollinger is unaudited and based on management estimates.

** Reported net income plus total top 5 compensation, adjusted for taxes using a 35% tax rate.

________________________
59 These public companies are particularly comparable to Hollinger because, like Hollinger, each has a two-tiered share and voting structure.

     As the next graph shows, over the years when Black and his colleagues were diverting vast amounts of cash from the Company, Hollinger’s shareholders were not enjoying a similar benefit in terms of stock price performance:60

Figure 1
HOLLINGER INTERNATIONAL
Hollinger Stock Performance Versus The Washington Post Company and
The New York Times Company 1997 - May 2003*

* Stock Prices Adjusted for Dividends and Stock Splits

     The disconnect between the amount of management fees paid to Ravelston and the value created by the Black Group for Hollinger’s shareholders is further demonstrated in the following chart, which shows the full extent to which the Black Group continued to siphon excessive levels of cash out of Hollinger through the management fee device, even though cumulative total shareholder return steadily and significantly declined during the last four years of their management of the Company:

________________________
60 The share price and total shareholder return data portrayed in the following graphs reflect share prices and cumulative returns at or as of May 19, 2003, the day prior to the filing of the first Tweedy Browne 13D.

Figure 2
HOLLINGER INTERNATIONAL
Comparison of Cumulative Total Shareholders Return To Management Fees

     Black and Radler are experienced newspaper executives. They and their associates would be entitled to fair compensation at any company where they worked. However, Black and Radler did not simply serve as Hollinger’s CEO and COO, respectively, and seek approval from the Board for direct market level compensation, as is the practice at virtually every other U.S. public company. Had they done so, the Hollinger Compensation Committee, comprised entirely of independent directors, would presumably have reviewed, among other things, market levels of compensation at comparable companies for executives with similar skills and experience. The Compensation Committee would then have negotiated an appropriate compensation program for each individual executive.

     Instead of following these normal and accepted methods for determining executive compensation, Black and Radler used their power as controlling shareholders to extract unreasonable compensation by requiring the Company to retain them and its other most senior executives as a package from Ravelston, a private company they own. Ravelston proposed a single fee to cover compensation for the entire group of senior executives who were officers of Hollinger but employees of Ravelston. The cost of the executive group as a whole was then bundled together with the costs of a group of approximately 20 back office accounting, financial and administrative personnel (who devoted varying levels of time to serving Hollinger in addition to Ravelston’s other business interests, including HLG), as well as various direct and indirect costs for occupancy, taxes and other items. In essence, the fee Ravelston charged to Hollinger was for a business within a business, orchestrated entirely by the controlling shareholders.

     The reasonableness of the Ravelston management fees must be judged in the context of Black’s effective status as Hollinger’s part-time CEO, and Radler’s divided loyalties and allocation of time to his separate interests in Horizon and Bradford, among other non-Hollinger interests. For example, Black devoted significant time to his duties as a member of the British House of Lords, worked extensively for several years on a lengthy biography of Franklin D. Roosevelt that was published in November 2003, and devoted considerable time seeking to become a force in society circles in multiple countries. Moreover, throughout the relevant period both Black and Radler, as well as Boultbee, Colson and Atkinson, were also looking after HLG’s interests.

     B. THE EXCESSIVE FEE PAYMENTS

     Frederic W. Cook & Co. Analysis. The Special Committee engaged the compensation consulting firm of Frederic W. Cook & Co. to assess the fairness and reasonableness of the annual management fee payments to Ravelston. Cook compared the compensation paid to the

Ravelston executives with compensation levels of senior executives at other publicly traded newspaper publishing companies.

     Cook used the following comparable firms as the peer group for its study:

Belo Corporation	Lee Enterprises
Dow, Jones & Company	McClatchy Company
E.W. Scripps	Media General
Gannett Co.	New York Times Company
Journal Communications	Tribune Company
Knight-Ridder	Washington Post Company

     Cook compared the total compensation paid to Black, Radler, Colson, Boultbee and Atkinson from 1997 through 2003 with the total compensation paid to the five most highly paid executives of the peer group companies.61 Based on Hollinger’s revenues and earnings relative to the peers, Cook determined that it would be reasonable for Hollinger’s senior executive compensation to be positioned near the bottom quarter (25th percentile) of the peers for the most recent years, and at the 50th percentile level in the 1990s, before Hollinger divested a large portion of its assets.62 In Cook’s analysis, Hollinger’s performance is measured against the peer group companies based on return on equity, return on invested capital, and total shareholder return, each of which, the Cook Report notes, “is a standard measure of company performance.”

     In all but one of the nine performance measures Cook used, Hollinger was the worst performer of the entire peer group (or tied for last place in two categories). In six of the financial return metrics Cook measured, Hollinger was the only company that generated a negative return over one, three and six-year measurement periods. For example, Hollinger’s six-year average return on equity (“ROE”) was -38%, while the lowest return among the peer group over this time

________________________
61 See Appendix for a discussion of Cook’s methodology and detailed data tables.

62 Cook chose a comparison with the 25th percentile for the more recent years because, as shown in Appendix, Hollinger’s revenues and market capitalization are at or below the 25th percentile level of the peer group during those years, while the 50th percentile is a more appropriate comparison for the earlier years under the same criteria.

period was 7% (and the 50th percentile rate of return was 15%). Hollinger’s six-year average return on investment (“ROI”) was -8%, while the lowest return among the peer group was 3% (and the 50th percentile rate of return was 10%). Hollinger’s relative performance against the peer group is much worse over three and one-year measurement periods.

     Hollinger’s annualized total shareholder return (“TSR”) for the period from January 1, 1995 to April 30, 2003 (the month prior to the first Tweedy Browne 13D filing) was only 1.2%, compared with 10.7% at the 25th percentile of the peer group (and 17.6% at the 75th percentile). In other words, during a period in which Black, Radler and their associates siphoned hundreds of millions of dollars in cash from Hollinger, an investor in Hollinger’s stock through the same period would have earned a total return roughly equivalent to an investment in Treasury bills. Figure 3 shows six-year TSR, ROE and ROI for Hollinger and each quartile of the peer group.63

     This analysis reveals that Black, Radler and their Ravelston associates were compensated at levels far in excess of the senior executives of the peer group companies, even though Hollinger’s performance ranked near or below the lowest performance levels of the entire group of comparable companies.

63 See Appendix for the complete analysis of “Peer Group Financial Performance” and “Total Shareholder Return.”

Figure 3
HOLLINGER INTERNATIONAL
Comparison of Hollinger Financial Performance With Peer Group

Note: TSR data as of April 30, 2003; ROE and ROI data as of March 31, 2003. See Tables 2 and 3 in Appendix.

     The Cook Report concluded that the $326.8 million in management fees, direct Hollinger compensation and non-compete payments paid or attributable to Black, Radler and their associates since 1997 “is well beyond what could be rationally defended to shareholders under any reasonable set of circumstances.” Cook found that the median (50th percentile) level of total compensation paid to the top five most highly paid executives of the peer group firms over the 1997-2003 period was $56.8 million, and the 25th percentile level was $38.2 million. Based on this analysis, even if the compensation paid to Black, Radler and their associates were compared to the 50th percentile of the peer group for this entire period (which is overly generous, for the reasons explained above), Black, Radler and their associates would still be overpaid by approximately $270 million compared with peer group compensation.64

     The magnitude of abusive payments is further illustrated by two additional comparisons, which demonstrate that the Black Group was overpaid from the first dollar of Ravelston management fees attributable to them. First, Hollinger’s proxy statements65 report total compensation to Black, Radler, Colson, Boultbee and Atkinson of $54.9 million from 1997-2003, which is near the 50th percentile compensation level for the peer group over the same time period. In other words, had Black, Radler and their associates received nothing other than those salaries, bonuses, stock options and perks, they would have been more than fairly compensated. Second, the $73.6 million in non-compete fees paid to these same individuals (directly and through Ravelston) in the CanWest, Osprey and U.S. community newspaper transactions, standing alone, exceed by $17 million the 50th percentile level of total compensation paid to the

________________________
64 See Appendix, “Comparison of Top 5 Compensation to Peers,” for a detailed annual comparison of Hollinger compensation versus the peer group.

65 Again, Hollinger’s proxy disclosures understate significantly the total compensation paid to the Hollinger executives because they do not include, for example, the extensive personal use of corporate aircraft by Black and Radler, the use of Hollinger funds to acquire the FDR collection on Black’s behalf, and certain of the other payments and benefits summarized in Table 2.

top five executives of the peer group companies. Thus, if Black and his group had received no compensation other than the non-compete payments (even excluding the $16.55 million in unauthorized payments they directed to their affiliate HLG), they still would have received nearly one-third more than the compensation paid to senior executives at peer companies with superior performance to Hollinger.

     Figure 4 summarizes Cook’s comparison of senior executive compensation at Hollinger versus the peer group.

     The Cook Report also addressed the Ravelston structure of “outsourcing” senior executives and compensating them through management fees. The Report concludes that payment of management fees “to Ravelston is a very uncommon way of compensating executives in publicly traded operating companies . . . [and] appears to have been used to shield unreasonable compensation from scrutiny.”66

     With regard to the numerous non-competition payments made directly to Black, Radler and their associates, the Cook Report opined that:

The receipt of non-competition fees directly by [Hollinger] executives rather than by the Company is also unprecedented. There is no evidence of such payments being made by any of the peer companies, and such a practice is unique in any industry based on my personal experience and that of the senior partners of our firm, who collectively have served over 1,300 clients and have over 120 years of consulting experience.

     With regard to other elements of the compensation arrangements for Black and his associates, the Cook Report states that:

Another atypical factor of the compensation is the payment of directors’ fees to the executives. Usually, employee directors are compensated through the executive compensation program and are expected to attend and participate in meetings of the Board without additional compensation.

* * *

Other practices that are atypical include unmitigated personal access to the corporate aircraft, charitable contributions made on behalf of an executive but paid for by the company, and the reimbursement of expenses for personal household staff. Moreover, full disclosure of these practices and their values have not been provided to [Hollinger] shareholders. The SEC’s Regulation S-K Item 402(b)(2)(iii)(C) requires perquisites and

     ________________________
66 The Cook Report notes that, because the Special Committee was not provided complete information about perquisites paid to the former Hollinger senior management (including, for example, adequate records regarding household staff provided for Black’s U.K. home and personal use of the corporate aircraft by Black and Radler), “these [compensation] excesses are understated, perhaps significantly.”

other personal benefits in excess of $50,000 to be disclosed in proxy statements. This was not done here, however.

     Actual Costs Associated with Ravelston Services. In November 2003, Hollinger provided notice to Ravelston that Hollinger was terminating the management services agreement effective June 1, 2004. Information provided to Hollinger in connection with determining the appropriate Ravelston fee for the January 1-May 31, 2004 stub period sheds light on the actual costs Ravelston incurred in providing services to Hollinger. Hollinger’s CFO Lane prepared the following table based on information Ravelston provided to him. The chart summarizes the annual costs associated with Ravelston’s services to Hollinger (excluding all amounts paid by Ravelston to Black, Radler, Colson, Boultbee and Atkinson):

Table 6
HOLLINGER INTERNATIONAL
Estimate of Non-Executive Service Costs for 2004

Salaries
Executive	[Excluded]
Non-executive	$528,220
Contract employees	168,474
Occupancy costs
Rent	83,019
Security	33,563
Parking	16,761
Other office costs	24,797
Insurance	600
Subscriptions / periodicals	2,149

TOTAL	$857,583

Source: Hollinger International Inc.

     The cost data that Ravelston itself provided demonstrates that as of 2004, Ravelston was incurring very modest direct costs of approximately $860,000 per year to provide non-executive management services to Hollinger, compared with the actual 2003 management fee to Hollinger of $26 million (although this did include executive services), or a markup of roughly 2,900%.67 By any and every measure, the annual management fee charged to Hollinger was grossly inflated and essentially unrelated to the value of the services being provided.

     Ravelston’s Use of Management Fees to Support HLG. Black, Radler and Boultbee applied much of Hollinger’s excessive Ravelston management fees to subsidize HLG’s debt service and dividend obligations. This economic benefit accrued primarily to Black and Radler, who, during the 1997-2003 period, collectively owned indirectly 62% of HLG’s common shares. Of course, the colossal scale of “profits” earned by Black’s private vehicle Ravelston came entirely at the expense of Hollinger’s public non-controlling shareholders.68

     Correspondence reviewed by the Special Committee sheds further light on HLG’s complete and urgent reliance on Ravelston’s support payments and on the inextricable link

________________________
67 Hollinger’s corporate accounting and finance functions are highly decentralized, with significant accounting and finance work being performed at the operating unit level within Hollinger. The Special Committee estimates that the cost of the finance and accounting functions borne directly by the Chicago Group, the Telegraph and Hollinger’s New York office (i.e., over and above amounts paid to Ravelston) is approximately $11 million per year.

68 In connection with HLG’s March 2003 $120 million senior notes offering, Ravelston entered into a formal support agreement with HLG that obligates Ravelston to provide annual financial support to HLG in an amount equal to the greater of $14 million or HLG’s negative operating cash flow, as defined by the agreement. According to HLG’s Canadian securities filings, for the period March 10, 2003-September 30, 2003, Ravelston paid $12.6 million to HLG pursuant to the support agreement. This equates to an annualized support payment of $23.2 million — which is only about $3 million less than entire amount of the approved Hollinger-Ravelston management fee for 2003.

     The Special Committee also learned that Ravelston informally supported HLG’s interest and dividend obligations in the years prior to Ravelston’s execution of a formal support agreement. In fact, according to HLG’s public filings, of HLG’s total net proceeds of $104.3 million from the March 2003 senior notes offering, $31.5 million was used to repay intercompany loans from Ravelston. An additional $11.2 million of HLG’s offering proceeds was provided to Ravelston in the form of an intercompany loan, to enable Ravelston to repay outstanding borrowings under a pre-existing bank facility. This loan was repaid by the formal support payments from Ravelston to HLG under the March 2003 Support Agreement. Therefore, in effect, Hollinger’s management fee was applied to achieve a valuable dual benefit for Ravelston — meeting Ravelston’s support agreement obligation to HLG and repaying Ravelston’s intercompany loan - neither of which had anything to do with providing services to Hollinger or benefited the Company’s public non-controlling majority shareholders in any way.

between these payments and the annual management fee charged to Hollinger. This information shows that Ravelston tried to generate “surplus” cash from the Hollinger management fee, and that HLG/Ravelston management evaluated capital investment opportunities for Ravelston and HLG — which, again, are companies in which Hollinger’s public shareholders have no economic interest — based on an expectation that the management fee would continue to be paid at a specified level. For example, in a May 1, 2003 e-mail message to Black and Atkinson relating to a planned acquisition by HLG or Ravelston, Boultbee stated that:

With the distinct possibility of a reduction in management fees looming I have to question whether we should be involved in this investment at the holding company level. . . . Without any reduction in management fees and an increase in [Hollinger] dividends to 7 1/2 cents the [HLG], Argus, Ravelston group would generate about $2 million excess each year. If Ravelston borrows $10 million to finance a portion of the purchase of the US newspapers [and e]ven if we cut head office costs to the bone, we would have little ability to withstand a large cut in management fees. I think we should copncentrate [sic] on taking steps to keep the management fees as high as possible. (Emphasis added.)

     Boultbee’s fiduciary duty to Hollinger obligated him to find ways to keep the Ravelston fee to Hollinger as low as possible, yet in this e-mail he urges his Ravelston colleagues to keep the fee as high as possible.

     It is also clear that Ravelston’s support obligations to HLG exceeded its management’s initial projections. This financial shortfall created apparent tension between Ravelston’s obligation to fund HLG’s operating losses, and the desire of Ravelston’s shareholders to receive higher payouts. This is explained in a September 6, 2003 e-mail message from Creasey to Black, Atkinson and Boultbee, in which he reported that:

[T]he forecasts indicate a cumulative cash shortfall at [Ravelston] of US$2.7 million at December 31, 2003 and of US$6.9 million at December 31, 2004. The shortfalls mainly occur in December of each year since there is insufficient available cash at [Ravelston], after dealing with its own obligations, to cover the annual bonus at [Ravelston].

* * *

The forecast for the balance of 2003 indicates that we must reduce cash outlays or increase cash inflows with respect to these companies since [Ravelston] currently has no overdraft facility. In addition, in the event that we are unable to arrange additional equity or alternate financing at [HLG] in the near term and the [Hollinger] management fees for 2004 are not approved at levels similar to 2003, we should reduce cash costs as much as possible to preserve sufficient cash in [Ravelston] to be able to continue the minimum support obligation to HLG and therefore avoid a default on the HLG Senior Secured Notes.

     Black significantly mischaracterized the management fee structure at Hollinger’s annual shareholders meetings. As noted in the introduction to this section, Black stated at Hollinger’s 2002 annual meeting that:

We are assured by the independent advisors that the [Ravelston management] fee is at the conservative end of the range of practice. . . . The normal cost for outsourcing these services . . . is 2½ times cost. We are paid much less than that and a substantially smaller percentage of our corporate revenues than most media businesses managed in this way.

     The Special Committee found no basis for these statements. First, no Hollinger officer or employee could recall any instance in which an “independent advisor” provided any advice to Hollinger’s management, Audit Committee or Board regarding the appropriateness of the management fee. Second, no Hollinger officer or employee interviewed by the Special Committee (other than Radler and Boultbee) could substantiate Black’s claim that the “normal cost” for outsourcing management services is 2.5 times the cost of providing such services, or for that matter, that any other operating companies employ such a practice. Third, although Black suggested that there are many media companies managed by an outsourced management team, the Cook analysis found no other publicly traded newspaper or media companies that are managed through a structure similar to Ravelston/Hollinger. Fourth, Black stated that Ravelston is “paid much less than” 2.5 times cost, but the Special Committee’s analysis suggests that Ravelston was paid approximately 29 times its costs in 2002, and more than 30 times its costs in 2003. Thus, Ravelston’s rate of profitability was more than 10 times greater than Black told shareholders was the case.

     At the 2003 Hollinger shareholders’ meeting, Black responded to shareholder criticism of the Ravelston management fee by saying, “[t]his compensation method has been in place for many years and almost every present shareholder bought into the company aware of the compensation system.” While there was disclosure that Ravelston was collecting management fees, it had not been disclosed that Black was using his control position to force Hollinger into paying fees that were tens of millions of dollars per year greater than what it would have cost Hollinger to staff its operations with full-time direct employees. At least until early 2003, there was no publicly available information from Hollinger to inform the Company’s shareholders, for example, that:

•	Black and his associates were realizing total compensation from Hollinger ranging from a low of $29.4 million in 1997 to a high of $122 million in 2000;

•	Ravelston had only approximately 20 people on its payroll who provided services to Hollinger, excluding Black and his associates, and the cost of compensating and providing infrastructure for them to provide services to Hollinger totaled only approximately $860,000 per year;

•	Ravelston charged Hollinger each year through the management fee to subsidize HLG’s operating losses and dividend and interest payment obligations. As of December 31, 2002, three months before the Ravelston-HLG Support Agreement went into effect, Ravelston had loans outstanding to HLG and its affiliates of approximately $33.1 million;

•	Ravelston lent Black, Radler and other Ravelston shareholders substantial sums of money in the form of interest-free demand loans (which, according to information provided by Boultbee, totaled approximately $13.3 million as of January 2003 — including $9.8 million to Black alone);

•	In addition to these personal loans and loans to HLG, Ravelston had advanced approximately $5.2 million, as of January 2003, to the company that owned the corporate airplane used extensively by Radler for personal purposes. This “advance” was reimbursed by Hollinger, thus causing Hollinger to pay for Radler’s airplane over and above its management fee payment, and also demonstrating that Ravelston had sufficient surplus cash on hand to make a loan of this magnitude;

•	Sometime in late 2002 or January 2003, Ravelston reduced a liability described on its balance sheet as “Due to affiliates” by almost $67 million, from $69.9 million to $2.9 million. Boultbee refused to respond to Special Committee questions regarding the nature of this obligation and the purpose and mechanics of the sizeable reduction — including, for example, whether any of the $67 million in written-off debt was due to Hollinger, and if so, whether and in what manner, if any, this debt was repaid; and

•	Neither Black and Radler nor the Audit Committee had ever commissioned an independent analysis of the fairness or reasonableness of the management fee.[69]

     C. THE MANAGEMENT SERVICES AGREEMENT AND NEGOTIATION OF THE ANNUAL MANAGEMENT FEE

     The Services Agreement. The management services agreement between Hollinger and Ravelston is bare boned, ambiguous and imprecise, particularly regarding the determination and elements of the annual fee. The “agreement” does not specify an annual fee, has no term, is terminable by either party upon 180 days’ notice, and takes effect each year only upon the determination of the annual management fee.70

     The agreement defines the “services” to be provided in the following manner:

“Services” means any and all services of whatever nature that are provided by [Ravelston] to or for the benefit of the Company, pursuant to this Agreement, including, without limitation,

[69] As explained below, KPMG performed a transfer pricing study for Hollinger to satisfy IRS regulations relating to the pricing of transactions with foreign related parties, but this study did not opine on the fairness or reasonableness of the fee.

[70] Torys (which represented Hollinger, HLG and Ravelston) drafted the agreement in their capacity as counsel for Ravelston. The Special Committee has found no evidence that the Hollinger Audit Committee negotiated the language of the agreement in any way, or retained any independent advisors to negotiate the agreement on Hollinger’s behalf.

advisory, consultative, procurement or administrative services relating to:

(i)	strategic advice, planning and financial services (including advice and assistance with respect to acquisitions, divestitures or joint venture arrangement [sic]);

(ii)	consulting services regarding risk management and insurance coverage;

(iii)	the facilities and services of the executive and head offices; and

(iv)	such other services as may be necessary or desirable to conduct and operate the businesses of the Company in an efficient and cost effective manner.

     The services agreement provides the following mechanism for determining the annual management fee:

As remuneration for the Services provided by [Ravelston] hereunder, the Company shall pay to Ravelston, or to any subsidiary of Ravelston as directed by it, an annual fee determined as follows. In respect of each year the [Hollinger Audit] Committee shall be advised in reasonable detail of the Services to be provided by [Ravelston] and the fee to be charged or paid in respect of such Services. Upon receipt of such information, the [Audit] Committee will either approve the proposed fee or negotiate an acceptable revision. The fee so agreed will be acknowledged for each year by letter signed by an authorized officer of each of Ravelston and the Company.

     The management services agreement was most likely not an enforceable contract, but rather an undertaking to negotiate annually a fee. If the fee negotiations each year were successful, a contract would come into effect for the following year. The actual fee approval process followed by Ravelston (through Radler and Boultbee) and the Audit Committee over the years was defective in many respects, with two obvious major issues. First, Ravelston never provided any “reasonable detail” relating to the services or its fee proposal. Second, there was never any meaningful negotiation between Ravelston and the Audit Committee relating to the annual fee proposal.

     As described above, Delaware law requires both a fair process and a fair price for a corporation’s transactions with its controlling shareholders. But the Black Group’s management fee transactions with the Company entailed neither a fair process nor anything close to a fair price. The process was entirely dictated by the Ravelston principals for their own benefit. They would base their annual fee “proposal” to the Audit Committee on what they wished to pay themselves and their Ravelston colleagues, and what other Ravelston or personal financial needs should be paid through the management fee from Hollinger.71 Information provided to the Special Committee suggests that, in actual practice, the fee was based on how much money Black, Radler and Ravelston needed or wanted, not what was fair and reasonable to Hollinger.

     To be entirely fair to Hollinger shareholders, the management fee arrangement should have resulted in total costs to Hollinger that were no greater than what it would have cost to employ the senior executives and other Ravelston personnel directly. The process employed by Black and Radler, however, eliminated both transparency and accountability to the Board for compensation decisions for Black, Radler and their associates. Black and Radler treated Hollinger as a “customer” of their separate, privately owned business and extracted annual fees that were designed to serve the needs of Ravelston, not Hollinger.

     To summarize, while there is considerable subjectivity in any individual compensation decision for any given year, the record of the Ravelston management structure as operated by Black and Radler during the period 1997-2003 shows indisputably that the system resulted in payouts to Ravelston that were unjustifiable and unreasonable by any objective measure. As a

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71 Information collected by the Special Committee suggests that Black and Boultbee would confer as to Ravelston’s needs each year, and then set the fee accordingly.

result of the system that Black invented and imposed, Hollinger’s shareholders paid literally hundreds of millions of dollars more in fees and other compensation to Black, Radler and their associates than can be justified by any reasonable standard.

     The magnitude of the payments to Black and Radler would have been obvious to Hollinger’s public investors if Hollinger had complied with the proxy rules of the SEC and if it had made required disclosure concerning the compensation paid to Black, Radler and the others who together were the five most highly paid executives. However, Black, Radler, Colson and Boultbee strongly resisted public disclosure of these amounts, and Torys, which represented not only Hollinger, but also Ravelston and HLG, gave them the legal advice they sought that these inconvenient rules did not apply to large portions of the cash transferred to Black and Radler through Ravelston. The result was to obscure the magnitude of what Black, Radler and their associates were taking at the expense of Hollinger’s shareholders.

     Annual Management Fee Negotiations. There is almost no documentation within Hollinger reflecting the annual management fee negotiations over the years. Nevertheless, the Special Committee has learned that fee negotiations between Ravelston and Hollinger were markedly different than those between Ravelston and HLG or Hollinger and HLG. Indeed, the Black Group effectively looted hundreds of millions of dollars from Hollinger shareholders by taking advantage of the cursory manner in which Hollinger’s Audit Committee “reviewed” and approved Ravelston’s management fee proposals.

     In the early 1990s, before Hollinger was a public company, Ravelston had a management services agreement with HLG. In those years, HLG’s compensation committee set Ravelston’s management fee in accordance with Ravelston’s costs, without including any profit component. According to Boultbee, HLG’s independent directors limited Ravelston’s fee to an amount necessary to pay the salaries and bonuses of the individuals plus an appropriate amount for benefits and any other necessary costs. In determining the appropriate fee, the HLG directors were assisted by compensation consultants from KPMG, who later spun off into a consulting firm called Hay & Associates.

     After Hollinger went public, it entered into a management services agreement with HLG. In turn, from 1994 through at least 1997, HLG also paid a management fee to Ravelston. Over these years, in multiple transactions, Hollinger acquired the vast majority of HLG’s operating assets. For example, in 1995 Hollinger acquired HLG’s interest in The Daily Telegraph and other U.K. properties, and in 1997, Hollinger acquired most of HLG’s Canadian assets. Even under the Hollinger-HLG agreement, the management fees were not outlandish at first, amounting to approximately $4.1 million in 1995.72

     Things soon changed, however. The fees more than doubled to $8.5 million in 1996, ballooned to $26.5 million in 1997, and exploded even higher in 1998 when the HLG-Hollinger management services agreement was replaced with a Ravelston-Hollinger management services agreement. The Canadian restructuring transaction presumably accounted for some portion of this fee increase. However, in 1997 Hollinger paid $26.5 million in management fees to HLG, but, according to HLG’s public filings, HLG paid only a $9.4 million management fee to Ravelston. It is unclear why HLG earned a positive management fee “spread” of $17.1 million in a year in which it sold most of its assets to Hollinger. Unlike the rigorous review that HLG’s independent directors had applied to the fee,73 the “negotiations” with the Audit Committee

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72 In these early years, Boultbee was a member of Hollinger’s Audit Committee — along with Thompson and Perle — but he abstained from voting on the management fees. By February 1996, Boultbee had resigned from the Audit Committee, leaving Thompson and Perle as its only two members until early 1998 when Perle resigned, and Kravis and Burt joined.

73 According to Colson, before their resignation in late 2003, the HLG independent directors were much more diligent and knowledgeable and took their responsibilities much more seriously than Hollinger’s directors, whom he generally consisted of Radler, wearing his Ravelston shareholder hat, submitting an annual management fee proposal — in most years, simply the dollar amount that Ravelston wanted to be paid — to Thompson, as Chairman of the Audit Committee. After a cursory discussion, Thompson would agree to the proposal. Thompson did not ask Ravelston to provide any documentary support for the management fee, which enabled Black, Radler and Boultbee to extract increasingly exorbitant fees for Ravelston.

     Radler never provided, and the Audit Committee never requested, any detailed financial analysis that showed the computation of the fee proposal or an itemization of differences between the proposal and the prior year’s fee.74 Ravelston never provided any information that identified, for example, its total operating expenses that would be reimbursed by the fee, or the extent to which the fee included a target profit margin or an allowance for Ravelston obligations and expenditures unrelated to Hollinger. In most years, the Audit Committee approved the Ravelston fee proposal with little, if any, analysis, debate or negotiation.

     According to Radler, each year he received from Boultbee a target management fee amount and then applied his own personal “tests” to determine the sufficiency of the figure before submitting it to Thompson. The first test would be to multiply Ravelston’s budgeted salary and bonus expenses for the following year by 2.5, based on Radler’s belief that law firms and other professional service organizations set their fees by marking up their compensation expenses by this multiple.

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described as tame and less likely to be engaged in the process. This difference was apparently common knowledge among Ravelston’s shareholders, who took advantage of what they readily recognized as the Hollinger Audit Committee’s laissez-faire attitude.

74 Following heated exchanges between Black and Hollinger shareholders at the 2002 Hollinger annual meeting relating to the management fee, Boultbee prepared a memorandum for the Hollinger Audit Committee that sought to explain the justification for Ravelston’s 2003 fee proposal. This memorandum is largely qualitative in nature, however, and does not provide any explanation of the computation of the fee.

     Radler’s analogizing to professional firms as the basis of his fee calculation overlooks the key fact that professional firms do not own and owe fiduciary duties to their clients, and therefore they may negotiate whatever fee the market will bear. Here, Black and Radler treated Hollinger as a client of their private company, rather than as a public company to which they owed fiduciary duties of loyalty and good faith, and imposed a management fee that contained a significant profit element — above and beyond the salary and bonus that Black caused Ravelston to pay to them — and other improper components.

     As a separate validation of Boultbee’s recommended fee amount, Radler would independently estimate a target fee by adding to Ravelston’s budgeted salaries and bonuses separate 20% mark-ups for benefits and for pension plan payments, and would add another $4 million to cover building maintenance and other overhead expenses.75 He would then add another 20% profit margin on top of these projected expenses. If the result of this process — which Radler described as “back-of-the envelope” and unscientific — reasonably approximated Boultbee’s target fee, Radler would be satisfied. He admitted that he occasionally increased the fee proposal provided by Boultbee, but never reduced it. Radler also conceded that he never shared his calculations with Thompson.

     From the standpoint of Hollinger’s public shareholders, Radler’s conception of the appropriate management fee components contains many illogical and unfair elements. First, it was unfair to impose on Hollinger maintenance and other overhead expenses relating to a building in Toronto that it does not own, and for which it would have no use if it employed Ravelston’s employees directly and housed them in Hollinger’s U.S. properties. A related unfairness is that the salaries for which Ravelston was charging Hollinger included the full

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75 Since Black and Radler indirectly own the building, this was simply using Hollinger to pay to maintain Ravelston’s own property, an expense Ravelston would otherwise bear directly.

salaries of employees, such as Creasey, who were also providing management services to HLG in Toronto. Second, based on information provided to the Special Committee, it appears that Ravelston’s pension liability is significantly under-funded, and therefore the “pension” element of Radler’s calculation equated in reality to additional cash that Ravelston could apply to purposes unrelated to the services it provided to Hollinger. Third, and most significant, by Radler’s own admission as a Hollinger executive who stood on both sides of the annual management fee negotiation, the fee proposal included a sizeable profit component.

     Boultbee initially disavowed any involvement in the annual fee determination for years prior to 2003. He said that Radler and Thompson determined the annual fee, that he was never a participant in their discussions, and that the entire responsibility for determining and obtaining approval of the management fee was Radler’s for all years after 1996.

     When presented with Radler’s statement that he obtained the initial management fee proposal from Boultbee each year, Boultbee changed his story and explained that the specific dollar amount proposed each year to the Audit Committee arose from discussions among Black, Radler and Atkinson. Boultbee said that he would suggest a number following these discussions, but emphasized that the ultimate figure proposed by Radler to Thompson was usually higher. When pressed to describe the nature of discussions among the Ravelston leadership regarding the fee proposal, Boultbee said that the conversations were informal and unscientific. He admitted that Ravelston did not derive a fee proposal by reference to salaries and other operating expenses attributable to the Ravelston employees who provide services to Hollinger. He described the fee proposal as a number that was not presented in component parts, and said that each year’s proposal was generally determined by adjusting the prior year’s fee to account for year-over-year changes in Hollinger’s size and scope of operations.

     When pressed to explain the impact of Ravelston’s overall operating expenses on the management fee proposal, Boultbee explained that Black keeps a pretty good idea in his mind of what’s coming in and going out of Ravelston, and that Black prepares each year (and seeks Boultbee’s input on) a “back-of-the-envelope” calculation of the amount that Ravelston needs to fund its operations. Boultbee identified the following categories of Ravelston expenses that Black sought to recoup through the management fee:

•	Remuneration — salaries, bonuses, dividends, pensions and benefits payable to all of Ravelston’s employees

•	Office expenses (e.g., supplies, equipment)

•	Interest on Ravelston’s bank debt (at least prior to March 2003, when Ravelston’s bank debt was retired with proceeds of HLG’s senior note offering)

•	Taxes

•	Operating costs associated with the HLG/Ravelston headquarters at 10 Toronto Street (the building is owned by HLG, but Ravelston pays or reimburses all taxes, utilities, maintenance and other operating expenses)

     Boultbee’s characterization of the Ravelston costs that Black sought to cover with the management fees charged to Hollinger falls tens of millions of dollars per year short of explaining the fee that was actually charged. In 2001, for example, Black and Radler charged approximately $31 million to manage Hollinger through the fee to Ravelston. This fee represented 2.7% of Hollinger’s total revenues and over 36% of adjusted EBITDA in a year in which Hollinger reported a net loss of $337.5 million. The Special Committee assumes that Ravelston salaries for all personnel other than the five senior executives and indirect costs were running at less than $1 million per year as was true in 2003 (the only year for which Ravelston provided data). If so, Black, and Radler in effect pocketed roughly $30 million from the management fees alone, less whatever they paid to their Ravelston colleagues Boultbee,

Atkinson and Colson.76 While the cash paid into Ravelston may have been used by Black and Radler to purchase real estate in Toronto, or to finance HLG’s capital structure, these amounts were nonetheless for their ultimate benefit.77 This is in sharp contrast to the total salary and bonus for 2001 of $843,000 the two reported in Hollinger’s proxy statement filed in early 2002.

     As discussed above, information provided to the Special Committee by Creasey (among others) proves that the vast majority of the annual management fee has been applied by Ravelston to support the dividend and debt service obligations of HLG. This arrangement benefits Black, who controls HLG, but has no value to Hollinger’s public non-controlling majority shareholders, who have no economic interest in HLG. This massive hidden subsidy of Ravelston, HLG and other entities controlled by Black and Radler represents by far the largest portion of the management fee amounts. The Special Committee believes that such amounts were no more than compensation payments to Black and Radler.

     Kipnis, who typically attended the discussions between Radler and Thompson about the annual fees, stated that Radler explained the fee proposal to Thompson solely by reference to anticipated changes in Hollinger’s size and scale of operations during the coming year, as compared with the immediately preceding fiscal year.78 Of course, there was no basis to conclude that the prior year’s fee had been fair. In other words, the fee was presented as an aggregate figure, with no detailed back-up, and justified only in terms of changes from the prior

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76 In 2001 Colson received $1.4 million, and Black received just under $700,000, in salary and bonus through the Telegraph in addition to their share of the $31 million in cash paid through Ravelston.

77 The management fees taken out of Hollinger may ultimately have financed Ravelston’s acquisition and holding of its stock position in Hollinger. Hollinger’s cash was used to finance HLG’s assets, which Black and Radler controlled absolutely.

78 In 1999, Hollinger’s revenues declined roughly $50 million compared to 1998, but Black and Radler’s management fee increased by more than $8 million (almost 26%).

year.79 He could not identify any year in which a substantive negotiation occurred between Radler and Thompson.80 Kipnis also acknowledged that the Boultbee memorandum provided to the Hollinger Audit Committee in February 2003 was the first time in Kipnis’ six-year experience with the Company that Black and Ravelston provided any written support of the annual fee proposal to the Audit Committee.

     Each of the Audit Committee members acknowledged that they never questioned the business rationale for, or fairness of, the Ravelston “outsourcing” arrangement. They also acknowledged that they did not develop or apply any comparisons or other metrics against which each year’s proposed fee could intelligently be measured. They never asked for any information about Ravelston: its size, scope of business, revenues/profitability, clientele, employee list, compensation schedules, or anything else. They never asked if the payment of annual management fees to Ravelston was causing Hollinger to incur costs greater than it would incur if the Company simply hired Black, Radler and other needed Ravelston personnel directly. And they never sought to base the annual fee on a performance component, such as a percentage of Hollinger’s EBITDA.81

     Thompson explained that when he joined the Audit Committee, he was briefed by Kravis on the procedure for approving the annual fee. He viewed his function as getting it done in the way it had always been done. Thompson told the Special Committee that he knew that the fee

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79 Of course, if in the prior year the fee was 4,000% percent more than Ravelston’s costs, it could remain at such an exalted level indefinitely assuming Hollinger’s overall size didn’t change.

80 Kipnis recalled one year in which the fee proposal was reduced by a small percentage during the Radler-Thompson discussions because Hollinger’s Canadian properties were being held for sale, and it was therefore agreed that instead of allocating a fixed fee to these properties, the fee attributable to Canadian assets would be based on a percentage of revenues. Thompson, however, could recall no such instance.

81 Kipnis told Atkinson in a December 20, 2002 e-mail that Thompson had commented “that the management fee should not only be based on the size of the company, i.e., 2.5% of revenue, but should also have a performance component, never mentioned by him, but perhaps tied to EBITDA.” This too-little-too-late “comment” was not pursued in 2003.

represented more than a pass-through of Ravelston’s costs, and that he understood that Ravelston proposed only a gross fee and would decide how to compensate the individual executives. Contrary to the explanation offered by Kravis, Thompson confirmed that the Audit Committee handled management fee issues, and that the Compensation Committee focused only on stock option grants and the compensation of non-Ravelston Hollinger executives. Thompson stated that his pre-Audit Committee meetings with Radler were brief, and they were usually held over lunch or coffee. He acknowledged that he never asked for any analysis supporting the fee proposal, and he didn’t believe that such an analysis was necessary because the proposed fee never changed much from year-to-year.82 Thompson told the Special Committee that he did not learn of Ravelston’s obligation to support HLG’s debt service requirements until he read the first Schedule 13D filed by Tweedy Browne in the spring of 2003.

     Burt and Kravis, the other members of the Audit Committee, told the Special Committee that they deferred entirely to Thompson’s annual recommendation to approve management’s fee request. Burt acknowledged that when he first joined the Hollinger Board, the Ravelston-HLG-Hollinger relationship was a corporate mystery to him. He viewed it as a complicated and opaque structure, and recalled Board discussions of the “Conrad Black discount.” He explained that he understood this to be a perceived discount in the trading price of Hollinger’s shares due to the complex structure of the related entities. When Burt fully understood the corporate structure, he thought it was unusual, but not shockingly so. He added that, in his recollection, Black was viewed as a successful newspaper executive in the late 1990s, and outsourcing was a popular business trend at the time, although he could not provide specific examples of such outsourcing.

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82 Thompson’s recollection on this point is contradicted by the facts. For example, the management fee more than tripled in 1997 compared with 1996, rising from $8.5 million to $26.5 million. The management fee then jumped another 20% in 1998, and another 26% in 1999.

     Burt therefore didn’t then view the fee structure as bad, dangerous, or destructive to shareholder value.

     Burt told the Special Committee that the Audit Committee never performed any independent analysis of the size of the management fee proposals, and he acknowledged that the Audit Committee gave deference to the Ravelston executives, who had worked together successfully in Hollinger and other businesses for many years. Burt told the Special Committee that the Audit Committee members weren’t part of the process of setting the fee. Burt wasn’t involved in setting any guidelines for the amount of the fee and doesn’t know if there were any metrics.

     According to Burt, at each Audit Committee meeting the management fee presentation seemed to have been prepared in advance by Thompson and Kipnis, and there was never any controversy regarding the amount. Burt said that he tried to ask appropriate questions — i.e., were the items fully vetted, were there any controversies or disagreements? He said also that Ravelston’s support arrangements with HLG were never discussed in any detail with the Audit Committee. Burt told the Special Committee that when he read about this issue in the Tweedy Browne 13D, he was not surprised, but he was interested in it. Neither Burt nor Thompson noted that there would be no reason for Hollinger to pay HLG’s debt service costs in the guise of supposed management fees.

     Burt acknowledged that he was unaware of the various elements of the management fee (i.e., whether it was designed to cover only salaries, or more), and that the issue of what the fee covered, or why it was so high, never came up in Audit Committee discussions. He knew there was an organization behind the executives, but never saw any detailed schedule of compensation paid to Ravelston employees.

     Kravis told the Special Committee that she recalled being told (but couldn’t recall by whom) that the Ravelston structure was more tax efficient for Hollinger. Others told the Special Committee that any tax benefit accrued to Black and other Ravelston shareholders, not to Hollinger. Kravis claimed that the fee was negotiated between the Compensation Committee (Thompson and Burt) and management, and then was presented to the Audit Committee as a Compensation Committee recommendation. She said that the Audit Committee was not involved in the actual fee negotiations.83 Kravis’ observation that the Audit Committee didn’t negotiate the management fees appears consistent with the record, but this appears to be due to complacency and neglect by the Committee, and not because another committee was taking on such negotiations. Sadly, no one on the Board said a word no matter how high the management fee went.

     On the issue of whether any metrics were applied in evaluating the annual fee proposal, Kravis said that this would be in the purview of the Compensation Committee. She did not recall ever receiving any analysis involving comparisons to comparable companies, fees as a percentage of Ravelston’s costs, or any other form of justification. She said that while the Audit and Compensation Committees would occasionally meet jointly, she recalled no joint meeting at which the management fee proposal was discussed. She explained that Thompson would report to the Audit Committee (in her characterization, in his capacity as chairman of the Compensation Committee) on the proposed fee, usually by reference to events such as changes in revenues, or corporate acquisitions/dispositions, and the launch of the National Post. Her perception was that as the Company grew and reoriented its focus (e.g., by acquiring the Chicago Sun-Times and the

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83 Kravis made this point repeatedly during her interview. The documentary record clearly reveals otherwise: namely, that the management fee was presented annually for approval by the Audit Committee; was never characterized as a recommendation of the Compensation Committee; and was voted upon and presented to the full Board (in the years 2000 and beyond) as an Audit Committee decision.

National Post), there was a greater demand on management’s time and resources, and the fee increased accordingly. Kravis also told the Special Committee that while KPMG representatives were always present at Audit Committee meetings, she did not recall their making any specific or noteworthy comments regarding the management fee. Neither Burt nor Thompson recalled any warnings or comments from KPMG that the level of management fees might be excessive or unjustified.

     When asked whether any Audit Committee member ever considered whether (i) the outsourcing arrangement benefited Hollinger’s shareholders, or (ii) it was appropriate for Ravelston to earn a profit on the fees it received from the Company, Kravis replied that the Audit Committee had only begun to consider this issue in the aftermath of the Tweedy Browne 13D filing (i.e, in May 2003), and that the idea of Ravelston earning a profit and sharing it with its officers was not offensive per se to her.

     Hollinger’s other independent directors generally had very limited recollections of Ravelston’s role or the fact that it received management fees. The Ravelston management fee issue was not discussed at the full Board level until February 2000. In that year, and again in February 2001, Thompson reported to the Board, as part of his overall report on Audit Committee actions, that the Committee had approved the management fee for the coming year. Apparently Thompson did not advise the Board members of the specific dollar amount of the fee. The Board was not asked to approve or ratify the Audit Committee’s decision, and the meeting minutes do not reflect any discussion of the management fee by the full Board. Kipnis prepared, and the Board approved, resolutions in 2002 and 2003 that “confirm and approve” the Audit Committee’s finding that the Ravelston fee “was fair in the circumstances.” Again, the Board minutes do not reflect any discussion of the management fee issue, and the Board did not receive any materials in advance quantifying or justifying the level of the fee. Neither the Board nor the Audit Committee had any basis whatsoever to make this “fairness” determination.

     Robert Strauss had no recollection at all of Ravelston or its receipt of a management fee from Hollinger, and said that he learned about it only recently in press accounts relating to the litigation commenced by the Special Committee. He said that if he had been aware of Ravelston and the quantum of the management fees, he would have raised hell about it.84

     Raymond Chambers stated that he understood the basic structure of Ravelston and the nature of the management services it provided, but did not recall those issues ever being discussed at a Board meeting. He stated that he never participated in a discussion relating to management fees and that the issue was never discussed by the Board. He was unaware that the management fees had increased over the years.

     Lord Weidenfeld told the Special Committee that all Board members were dimly aware of Ravelston’s existence, but he recalled no specific Board discussion of Ravelston’s purpose or the management fee. He explained that he very much deferred to other Board members whom he believed had greater financial acumen with regard to the management fee.

     Shmuel Meitar stated that he deferred entirely to the Audit Committee regarding the fee determination, and that there was no discussion at the Board level about the size or reasonableness of the fees. Although the Board did not discuss it, Meitar believes that the fees were justified in light of management’s skills, their standing in the community, and the size of the corporation.

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84 Hollinger’s Board minutes indicate that Strauss was present (by telephone) at the February 2000, 2001 and 2002 Board meetings at which Thompson included a reference to the Ravelston fee in his Audit Committee report, and that Strauss voted to approve the February 2002 Board resolution that “confirmed and approved” the Audit Committee’s 2002 management fee approval. He resigned from the Board in 2002, and therefore was not present at the February 2003 Board meeting when an identical resolution was adopted.

     Alfred Taubman could not recall any Board discussion of management fees, and acknowledged that he did not fully understand the Ravelston/Hollinger holding company structure. He said that Board members never raised questions about the structure, because it was not a questioning group of people, and that it was Black’s meeting and Black controlled the meeting totally.

     Leslie Wexner could not recall any discussion of Ravelston or the management fee at Board meetings, and did not recall being aware of Ravelston’s function at the time he sat on the Board. He had a vague recollection of the Compensation Committee making reports to the Board, and said that he assumed that the independent directors were determining compensation levels for Black, Radler and the other senior executives.

     Moffat Management and Black-Amiel Management. Ravelston directed Hollinger to pay a portion of the annual management fee to two private companies incorporated in Barbados: Moffat and Black-Amiel.85 These payments were made pursuant to separate management services agreements between Hollinger and each of Moffat and Black-Amiel, and the Special Committee does not believe that these agreements had any economic substance. Neither company has any employees of which the Special Committee is aware,86 or provided any services to Hollinger. Black’s services were already compensated ten times over through Ravelston, and Amiel Black already had two paying positions within Hollinger — that of contributing writer and her imaginary service as a full-time corporate officer. Radler, Boultbee and Atkinson were also paid through the Ravelston management fee to serve as Hollinger

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85 Black’s middle name is Moffat. Documents reflect that, as of April 2002, Moffat’s shareholders were Black, Radler, Boultbee and Atkinson, and Black-Amiel’s shareholders were Black, Amiel Black and Boultbee. The Ravelston Services Agreement provides that Hollinger “shall pay to Ravelston, or to any subsidiary of Ravelston as directed by it, an annual fee.” However, neither Moffat nor Black-Amiel is a subsidiary of Ravelston.

86 Both companies’ 2003 business license applications certify that they have no employees, capital expenditures, or office or other expenses in Barbados, apart from the license fee itself and a $3,500 “corporate secretarial” fee.

executives. The Special Committee has determined that neither Black nor Amiel Black was doing anything meaningful through these shell Caribbean corporations. Further, the Special Committee found no evidence to suggest that the entities themselves did anything through anyone. Thus, in the Special Committee’s view, the purported “management fees” were fraudulent in nature.

     The Special Committee has been unable to determine exactly the total fees paid by Hollinger to these Caribbean entities. Hollinger did not begin separately disclosing the fees paid to Moffat and Black-Amiel in its proxy statement until 2000. According to the proxy filings, for the years 1999 through 2002, Hollinger paid fees of $6 million to Moffat and Black-Amiel. Based on additional information obtained by the Special Committee for 1998 and 2003, it appears that from 1998 through 2003 Hollinger paid fees totaling $7.8 million to Moffat and Black-Amiel.

     Boultbee conceded that these companies — known as “international business corporations” — were tax-motivated structures. Boultbee admitted that these companies pay income tax in Barbados at only a 2.5% rate, and dividends paid to their shareholders are not taxable in Barbados. He explained that Black and his wife took a portion of their Ravelston compensation through Black-Amiel, that he (Boultbee) took his remuneration through Moffat, and that Radler and Atkinson also took a portion of their compensation through Moffat. Thompson told the Special Committee that Radler never disclosed to him the existence of either company in connection with the annual management fee proposal, and the Special Committee has not found any evidence that the payments to these Caribbean shell corporations were presented for approval to either the Audit Committee or the Board.

     One component of the fees that the Black Group caused Hollinger to pay to Moffat was a “broker fee” that appears to lack any legitimate corporate business purpose. In 1999, Moffat received $900,000 in these purported “broker fees,” even though the Special Committee found no evidence that Moffat performed any such services. When Atkinson, who was a Moffat shareholder and director, was asked about these payments, he said that he was stunned that any payments to Moffat would be characterized as broker fees. McBride told the Special Committee that Moffat was paid broker fees at Strader’s and, occasionally, Kipnis’ direction. The Special Committee has concluded that Moffat performed no service that would justify the broker fees it received.

     The Special Committee finds that Black, Radler, Boultbee, Atkinson and Amiel Black defrauded Hollinger by accepting payments that lacked all substance and appear to have been designed solely to create an appearance of reality to allow evasion of income tax obligations for the individual recipients.

     Income Tax Issues. Although Black falsely told Hollinger’s shareholders that Ravelston’s fees were reasonable, he and his fellow Ravelston shareholders clearly knew that the fees were excessive. For example, Colson told the Special Committee that he and the Telegraph’s CFO, Niamh O’Donnell-Keenan, would often lament how hard it was to make the paper earn a profit when saddled with management fee charges that they believed to have been exorbitant from the Telegraph‘s perspective.87 When Colson raised the issue with Black and Boultbee, they ignored him.88

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87 Larry Perrotto, former President and CEO of APC, Hollinger’s community newspaper division, said that the excessive management fees and Black’s extravagant lifestyle contributed to Perrotto’s decision to leave Hollinger.

88 That Black would brush aside Colson’s complaints about the Telegraph’s share of the management fee is entirely consistent with Vice Chancellor Strine’s recent finding that “[n]othing in the record suggests that Black’s management style was designed to extract maximum value for [Hollinger’s] stockholders from the Telegraph Group.” Hollinger Inc. v. Hollinger Int’l, Inc., 2004 WL 1728003, at *22 (Del. Ch. July 29, 2004).

     Boultbee knew that Ravelston’s management fee did not reflect the market value of the services provided. As part of an international tax planning study that Boultbee commissioned several years ago, KPMG attempted to justify (for tax purposes only) the management fee by reference to arm’s-length transactions by other public companies. KPMG ran into a problem: it was unable to find any comparable public company that “outsourced” its senior management to a private company owned and controlled by that management. Lacking any public companies with a similar structure, KPMG analogized Ravelston to venture capital firms, which typically receive a fee comprised of a percentage of assets under management and a carried profit interest.89 Boultbee thought KPMG’s analogy was interesting and not crazy. But that is a far cry from the false impression that Black created when he told shareholders that independent advisors had blessed the level of Ravelston’s management fees.

     Hollinger’s management fee payments have attracted the scrutiny of U.K. taxing authorities. According to Colson and Boultbee, Inland Revenue over the years has disallowed significant portions of the deduction attributable to the management fees that Ravelston charged to the Telegraph. This led Hollinger to re-allocate to its U.S. operations a significant portion of the fee that otherwise would be attributable to the Telegraph. Moreover, the partially non-deductible nature of the management fee drove up the effective cost of the Ravelston structure even higher when compared with directly employing all necessary staff, thereby increasing the damage to Hollinger shareholders from this one-sided structure.

     The fact that Hollinger was not able to deduct the full management fee - or had concerns that such deduction would be disallowed — would likely have been a red flag to the

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89 KPMG’s Duncan Forsythe, who played a significant role in the transfer pricing study, told the Special Committee that KPMG chose the venture capital business because it was the one industry against which the Ravelston fee structure would favorably compare. He said that when KPMG applied more traditional methods of testing a related-party transfer price under the applicable IRS regulations, the fees paid to Ravelston were substantially in excess of an arm’s-length price.

Hollinger Board. But there is no evidence that KPMG or Torys (who as the Company’s tax counsel presumably also knew) told the Audit Committee or the Board about the issue.

     D. UNWARRANTED AND EXCESSIVE COMPENSATION TO AMIEL BLACK

     In addition to receiving more than $1 million in dividends since 1999 as a shareholder of Black-Amiel,90 the Barbadian entity that, as described above, received “management fees” from Hollinger but provided no services to the Company, Amiel Black herself has received compensation directly from Hollinger for providing no real services to the Company. Since 1999 she has received more than $1.1 million in annual salary and bonus payments for serving as Hollinger’s Vice President, Editorial,91 but the Special Committee found that she performed no meaningful work in return. For example, several people told the Special Committee that — although she was Vice President, Editorial — Amiel Black did not spend any time in Chicago, where a substantial portion of the Company’s newspaper properties (e.g., the Chicago Sun-Times and more than 100 community newspapers) are located.

     While Amiel Black did perform work for Hollinger during this period — writing columns for its newspapers and serving on its Board — she was paid for that work in addition to her already excessive annual salary and bonus. Specifically, since 1999 she has received more than $225,000 in director fees and column fees for pieces published in Hollinger newspapers. In sum, based on information provided to the Special Committee, Hollinger paid directly at least the following amounts to Amiel Black from 1999 through 2003:

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90 Through a March 29, 2004 letter from her counsel, Amiel Black described $336,300 of this as a “dividend attributable . . . to her work for Hollinger” and claimed to have received another $690,300 as a dividend “at the direction of her husband.”

91 Amiel Black was also Vice President, Editorial, of HCPH and HCNLP.

Table 7
HOLLINGER INTERNATIONAL
Amounts Paid to Amiel Black From 1999-2003

	2003	2002	2001	2000	1999	Total
Salary	$157,500	$156,058	$150,000	$150,000	$100,000	$713,558
Bonus	$0	$120,000	$120,000	$90,000	$98,000 *	$428,000
Column fees	$42,524	$27,820	$15,854	$6,827	$1,618	$94,643
Director fees	$8,067	$32,708	$47,000	$44,500	unknown	$132,275

TOTAL	$208,091	$336,586	$332,854	$291,327	$199,618	$1,368,476

*$38,000 of this was paid in January and may therefore be a late payment of her 1998 bonus.

Amiel Black also participated in the Company’s stock incentive plans, receiving more than 370,000 stock options that are worth millions of dollars.

     On March 5, 2004, the Special Committee sent a letter to Amiel Black asking her, among other things, to describe the services she performed in her capacity as a Hollinger Vice President. She responded on March 29, 2004, through her counsel, and described her contribution to include the following:

Monitoring the Company’s and competitors’ major publications, assessing the need for changes in format, style and coverage, and reporting and suggesting changes in editorial content . . . .

Participating in significant hiring decisions, evaluating the performance of editorial staff, writers and columnists, and advising senior management on the need for personnel changes . . . .

Channeling resources to editorial by, among other things actively recruiting key writers and columnists . . . .

Providing editorial insights on topics that ranged broadly, including how to improve the circulation base (e.g., by attracting female readers), critiquing works with an eye toward bettering the publications, supplying topics for features, scanning for and forwarding individual pieces for reprinting in order to provide editorial ideas, and dealing privately with writers.

Helping to maintain a flow of communication between the diverse editorial and management cultures within the Company, acting as a conduit of information and occasionally providing a back door for the concerns of Company journalists, and consulting with journalists and editors throughout Hollinger . . . .

Cultivating contacts both inside and outside the journalism community for the benefit of the Company . . . .

Playing a direct role in shaping the Company’s major publications . . . .

This lengthy list amounts to nothing more than euphemisms for ordinary activities such as reading the newspaper, having lunch, and chatting with her husband about current events. The Special Committee found that Amiel Black would not have received her generous salary and bonus were it not for her status as Black’s wife.

     As evidence of the illegitimacy of Amiel Black’s salary, the Black Group went years without presenting her “compensation” to Hollinger’s independent directors for approval. Finally, at its March 13, 2003 meeting, Stitt told the Audit Committee that “[b]ecause of the heightened sense of awareness of related party transactions for all reporting issuers, KPMG believes it is important that the Committee understand the items, their background, how they are reflected in the accounts and the amounts of dollars involved.” Stitt then reviewed many of the items discussed in this Report and “noted that Lady Black received a salary and bonus, along with additional fees for editorial contributions. Because of the inherent risk of a conflict of interest, it was agreed that all payments made to Lady Black should be approved by the Compensation Committee.” The Committee (i.e., Burt and Thompson) then proceeded to do so. But the Compensation Committee’s March 2003 uninformed rubber stamp does not ameliorate the damage to Hollinger from years of Amiel Black’s status as Black’s generously compensated ghost employee.

VIII. U.S. COMMUNITY NEWSPAPER TRANSACTIONS AND RELATED “NON-COMPETE” STYLED PAYMENTS

     A. BACKGROUND

     In the early years following APC’s IPO, Hollinger expanded its revenues significantly. Total revenues climbed from $422 million in 1994 to $964 million in 1995, and peaked at $2.21 billion in 1997 (remaining in excess of $2 billion annually through 2000).92 This growth in revenue came largely from acquisitions of additional newspaper properties, although the Company also disposed of operating properties frequently as the scope of operations was refined. Many of these acquisitions, of course, were related-party transactions with HLG, the most significant of which were: (i) the October 1995 acquisition of HLG’s interest in The Daily Telegraph and other U.K. assets; and (ii) the January 1997 acquisition of HLG’s Canadian newspaper operations.

     After its early growth, fueled by a large number of acquisitions, Hollinger was a highly leveraged company. Its total debt increased from $622 million in 1995 to $1.5 billion at year-end 1998, and peaked at $1.8 billion just prior to the CanWest deal.

     Hollinger’s balance sheet was not the only thing about the Company that was changing, however. The early focus of Hollinger, reflecting the publishing origins of both Black and Radler, was community newspapers. At its high point in 1997, Hollinger operated a total of more than 500 community newspapers in the United States, Canada and various other locations.93 Black and Radler had learned how to acquire these types of publications and how to

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92 Revenues, EBITDA and interest expense figures were derived from Hollinger’s 10-K filings and do not give effect to restatement of these amounts in later SEC filings.

93 According to the Company’s 1997 Form 10-K, Hollinger published 167 paid daily newspapers and 361 non-daily newspapers. For purposes of this analysis, the Special Committee has treated all newspapers as community newspapers with the exception of Hollinger’s large metropolitan dailies: the Chicago Sun-Times, The Daily Telegraph, The Sunday Telegraph, The Weekly Telegraph, The Spectator magazine, the Ottawa Citizen, The Gazette (Montreal), The Calgary Herald, The Vancouver Sun, The Province (Vancouver), The Edmonton Journal, and the Jerusalem Post.

restructure them into more profitable entities, and this proved a winning strategy for Hollinger in its early years as a public company. Radler, in particular, was widely regarded as highly skilled in the design and implementation of cost-cutting plans to increase returns from marginal or loss-making operations.

     The acquisitions of the Chicago Sun-Times in 1994, and the final acquisition of The Daily Telegraph in 1996, changed the nature and focus of Hollinger.94 With The Daily Telegraph and the Chicago Sun-Times, Hollinger found itself the publisher of two highly important and influential newspapers. These papers were a far cry in terms of political and social influence from the community papers and free shopping publications that had been Hollinger’s early path to growth.

     Beginning in 1998, Black caused Hollinger to begin a program of disposing of its interests in community newspapers, thereby seeking both to reduce debt and debt service requirements, and also to concentrate on Hollinger’s prestige publications. These transactions required the Board to make judgments regarding the financial health and strategic direction of the Company, and it did so by approving the sale of these profitable entities to enable Hollinger to reduce its debt levels.

     In addition to the fundamental objective of delevering Hollinger and refocusing on its larger publications, the program of dispositions conducted by Hollinger appears to have involved two other silent objectives. Both of these unstated objectives, which were inconsistent with the stated corporate purpose of reducing Hollinger’s debt, involved the use and abuse of “non-compete” agreements.

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94 Hollinger acquired HLG’s indirect 58.2% interest in the Telegraph on October 13, 1995 and subsequently increased its total ownership interest in the Telegraph to 64% on December 15, 1995. Hollinger completed the acquisition of all the outstanding shares of the Telegraph on August 8, 1996.

     The first of these two silent objectives in the community newspaper dispositions appears to have been to transfer tens of millions of dollars from Hollinger, where Black and Radler held a total equity interest of only roughly 19%, to HLG, where they held an indirect interest of approximately 62%. Black and Radler together control 79.2% of Ravelston, which in turn owned 78.2% of HLG, so their combined indirect ownership interest in HLG was approximately 62%. In turn, HLG owned a 30.3% interest in Hollinger. Through HLG, Black and Radler’s indirect ownership interest in Hollinger was approximately 19%. Thus, every $100 transferred out of Hollinger and into HLG “cost” Black and Radler $19 but gave them $62, thereby tripling their funds at the direct expense of the Hollinger common stockholders other than HLG.

     As the sales process took hold and accelerated in 1999, 2000 and 2001, Black and his confederates discovered that the “non-compete payment” was a device not just for siphoning cash out of Hollinger and into HLG, but also to transfer a substantial share of what had been Hollinger’s balance sheet directly into their personal accounts. In essence, Black and his group were transforming an indirect 19% interest in every dollar of Hollinger profits into a 100% interest in non-compete payments to themselves and a 62% interest in payments made to HLG.95 Black and Radler became highly adept at rationalizing why they and their group should receive non-compete payments relating to the sale of Hollinger’s assets, while Hollinger received little or nothing at all. The Special Committee believes that the real purpose for these non-competes was to allow Black and his group to take several percent (amounting to tens of millions of dollars) of Hollinger’s sales proceeds for themselves. The Special Committee also believes that these transactions were nothing more than self-determined bonuses that were structured in a manner to provide beneficial tax treatment to the individuals.

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95 In theory, Black and Radler’s personal indirect interest in profits at HLG was 62%. However, in practice Black and Radler were HLG, and they had few, if any, impediments to turning virtually all of Hollinger’s payments to HLG to their own use and benefit.

     Black and Radler paid $90.2 million in “non-compete” styled payments to themselves, Ravelston, HLG, Boultbee and Atkinson from 1999 through 2001 in connection with Hollinger’s sales of U.S. and Canadian newspaper properties. Of this amount, $32.15 million was never approved by the Audit Committee or Board, and the remaining $58.1 million in payments were approved or ratified by the Audit Committee and Board based on false and misleading representations by Black, Radler and Kipnis. The U.S. community newspaper transactions are discussed in this chapter, and the following chapters review Hollinger’s sales of Canadian newspapers to CanWest and Osprey.

Table 8
HOLLINGER INTERNATIONAL
Summary of Hollinger’s U.S. and Canadian Newspaper Divestitures

	Gross Transaction	Negotiated Closing	Non-Compete	Amounts Paid To:			Audit Comm.
Purchaser	Value	Date	Consideration	Individuals*		HLG/Ravelston	Approval?
Liberty Publishing Co.	$310 million	Jan. 1998	$30,915,000				N/A
Interec Publishing Co.	$75 million	May 1998	$2,000,000			$2,000,000	No
Community Newspaper Hldgs. Inc.	$472 million	Feb. 1999	$50,000,000			$12,000,000	No
Horizon Publications Inc.**	$46.8 million	Mar. 1999	$5,000,000			$1,200,000	No
Forum Communications Inc.	$14 million	Sept. 2000	$400,000			$100,000	No
Paxton Media Group	$59 million	Oct. 2000	$2,000,000			$500,000	No
CanWest Global Communications	$2.35 billion	Nov. 2000	$52,900,000	$26,500,000		$26,400,000	Yes
Newspaper Holdings Inc.	$95 million	Nov. 2000	$3,000,000	$9,500,000	***	$750,000	No
Osprey Media Group	$144 million	July 2001	$4,470,000	$4,470,000			Yes
Osprey Media Group	$3.3 million	Nov. 2001	$700,000	$700,000			Yes
American Publishing Co.
Sham “Non-Compete” Payment	None	N/A	None	$5,500,000			No
April 2001 Sham “Non-Competes”	None	N/A	None	$600,000			No

	$3.57 billion		$120,470,000	$47,270,000		$42,950,000

*	Black, Radler, Boultbee and Atkinson.

**	Controlled by Black and Radler

***	Not included in transaction documents.

     The chronology of payments outlined in Table 8 suggests that, in late 2000, Black and Radler decided to divert transaction proceeds directly to themselves in the guise of non-compete payments, rather than continuing to obtain only indirect benefits by funneling non-compete payments to HLG. (Of course, the $16.55 million in payments to HLG substantially benefited Black and Radler personally, because the payments supported the capital structure of the Ravelston controlled group, and thereby protected Black’s and Radler’s continuing access to management fees from Hollinger.) The Special Committee believes that Black, Radler and the other individual payment recipients viewed their “non-compete” payments essentially as tax-advantaged bonus payments.96

     A second “silent” objective in the community newspaper sales seems to have been to transfer successful operating properties out of Hollinger and into Horizon, Bradford or other privately held entities that were under the control of Black and Radler. Hollinger financed some of these purchases, thereby violating Black’s oft-repeated justification for disposing of U.S. community newspapers to reduce the Company’s debt. As described below, Hollinger’s sales prices on all newspaper sales to Horizon and Bradford were either significantly below market, and based on false and misleading disclosures to Hollinger’s Audit Committee, or were engineered by Black and Radler without Board or Audit Committee approval.

     During 1999 and 2000, Hollinger employees transferred a total of $16.55 million in cash to HLG and $15.6 million to Black, Radler and their associates, all without notice to, or approval from, the Board or the Audit Committee. Each of the transfers took place under irregular circumstances from the sales proceeds of Hollinger’s U.S. community newspapers. Until the transfers were discovered by the Special Committee in the fall of 2003, neither Hollinger nor HLG had ever publicly disclosed the unauthorized transfers of Hollinger sales proceeds to HLG.

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96 It is almost certainly not a coincidence that the payments to individuals became common Black Group practice around the same time as the Canadian Federal Court of Appeal upheld, on December 14, 1999, a decision of the Tax Court of Canada that non-competition payments were not subject to income tax. See Her Majesty the Queen v. Fortino, 2000 D.T.C. 6060.

Upon learning that tens of millions of dollars had apparently been taken without authorization, and that inaccurate public disclosures had been made, the Special Committee confronted senior Hollinger finance personnel, who, upon investigation confirmed that the payments had not been approved or properly (or not at all) disclosed, and notified the Audit Committee and KPMG. At the same time, the Special Committee wrote to the recipients of the payments seeking an explanation. Black, Radler, Atkinson and Boultbee replied through their respective counsel, but none of the information they provided changed the Special Committee’s conclusion that the payments were not authorized and were not properly disclosed.

     The only justification given for these undisclosed cash transfers was to compensate HLG for entering into purported “non-compete” agreements in connection with sales of U.S. community newspapers by Hollinger. However, HLG was a mutual fund company with no operations in the United States and did not represent a competitive threat to the purchasers. The Special Committee has not found any evidence to support the claim that any of the third-party purchasers wished to obtain non-compete agreements from HLG. In fact, the evidence is to the contrary — it was Hollinger (through Kipnis, at Radler’s instruction), not any third-party purchaser of Hollinger’s U.S. community newspapers, that “negotiated” to insert HLG as a non-compete covenantor. Since the purchasers of Hollinger’s U.S. assets did not attach any economic significance to HLG’s “agreements” not to compete in the United States, the motive for executing these agreements was solely to create a pretext for payments to HLG that were indirectly payments to Black, Radler and Ravelston.

     In interviews with the Special Committee, Black (through his lawyer), Radler, Boultbee and Kipnis each professed a complete lack of memory as to how a total of $16.55 million was transferred to HLG in 1999 and 2000 from the proceeds of sales of assets that had been wholly owned by Hollinger, and in which HLG had held no interest. The Special Committee does not find these claims of memory lapse to be credible. The Special Committee also finds that Radler directed Vogt and Kipnis to arrange for and make these payments. The Special Committee finds that Black and Boultbee were aware of the transfers Radler directed, and that all three acted deliberately and in breach of their fiduciary duties. The Special Committee further believes that the directions given to Hollinger employees to include HLG in the non-compete agreements and then to skim $16.55 million out of Hollinger can only have come from Black or Radler, who appear to have made all decisions concerning significant cash payouts from Hollinger, HLG or Ravelston.

     In reviewing these and other examples of purported “non-competition” payments, it is useful to understand exactly what was taking place. During the period 1999 through 2001, Hollinger at the direction of Black and Radler was selling off most of its “community newspapers” in the United States and Canada. The community newspapers being sold were typically weekly newspapers located in small towns, often but not always without local competition. Some of these publications were also “shoppers,” or free publications promoting sales of homes, automobiles or other property.

     The community newspapers had been the focus of Hollinger’s publishing activities in its early years, and community newspapers had been Black and Radler’s route to entering the publishing business. With careful management, these publications were capable of generating very substantial returns, and as a group they were among Hollinger’s most profitable entities. However, following the acquisition of the Chicago Sun-Times and The Daily Telegraph, the

small-town newspapers in rural America and Canada apparently didn’t support Black’s wider, personal ambitions.97

     When Hollinger sold any of these publications, such as in the American Trucker transaction described below, the purchaser would negotiate and agree on a total sales price. Out of this total amount, the parties would typically agree for tax and accounting purposes to allocate a certain amount to a “non-competition agreement” barring the seller from competing with the buyer for a period of time. The cash “allocated” to the non-compete agreement was not additional consideration, but rather was simply the parties’ attribution of the sales proceeds to the non-compete agreement for accounting and tax purposes. Because the non-compete agreement could be written off by a buyer over the life of the agreement, which might be considerably shorter than the write-off period for the assets themselves and any related goodwill, the effect of the non-compete price allocation would be to create a small tax shelter for certain of the U.S. buyers’ future earnings.98

     Absent interference by Black and Radler on behalf of HLG or themselves, there would not have been any harm to Hollinger from allowing a purchaser to characterize a reasonable portion of the purchase price on the assets Hollinger sold as allocable to a “non-compete” agreement. Hollinger would in any event be receiving both the sales proceeds, and also the non-compete proceeds.99 However, beginning in 1999, Black and Radler turned what would

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97 Radler, by contrast, appears to have valued the community newspapers for their profitability, and was never interested in disposing of these valuable properties. In his interviews with the Special Committee, he stated that he never agreed with Black in seeking to sell the community newspapers. His response was to form Horizon, with Black as a partner, and to begin acquiring many of the very same publications for his and Black’s own account.

98 In some transactions, the buyer pays the non-compete consideration over the term of the agreement, thereby in effect representing a form of seller financing that allows deferred recognition of taxable income to the seller. When Hollinger was selling, the “non-compete payments” were (except in the case of Bradford) straight carve-outs of the sales price that were paid at closing directly to the individuals.

99 Since Black, Radler, Boultbee and Atkinson were all Hollinger officers, Hollinger had the ability to require them to honor the terms of any non-compete signed by Hollinger so long as they were officers or employees of Hollinger (or wished to continue receiving management fees through Ravelston in lieu of direct employment). Buyers therefore didn’t need separate non-competes from any of them, and they didn’t need them from HLG since it had no employees and no operating capability either in Canada or in the United Sates. To this day, HLG is essentially a financial and accounting vehicle without any operating capability.

otherwise have been a benign issue of technical tax accounting for the Hollinger shareholders into a device for diverting tens of millions of dollars out of Hollinger and paying it directly or indirectly to themselves.

     Even though the buyers of Hollinger’s community newspaper assets had no interest in “non-compete” agreements from HLG,100 beginning in 1999 Hollinger personnel were instructed to add HLG to various sales agreements as a party providing a “non-compete” agreement. HLG’s non-competitive “commitment” was used as the pretext for Radler to direct a portion of Hollinger’s asset sale proceeds to HLG (except for the proceeds of Hollinger’s American Trucker transaction, where Radler simply directed the payment to HLG even without an HLG non-competition agreement). In effect, the HLG “non-compete” agreements appear to have been meaningless other than as a pretext for skimming a portion of the sales price that would otherwise be received or retained by Hollinger, and transferring the money to HLG. Rather than behaving in accordance with their fiduciary duties to Hollinger’s shareholders, Black and Radler found a way to siphon tens of millions of dollars out of the pockets of Hollinger shareholders and into their own.

     Moreover, the fiduciary duty breaches related to the unauthorized HLG non-compete payments compounded the fiduciary duty breaches by Black and his confederates a year-and-a-half earlier related to HLG’s improper $42.5 million loan from Hollinger. As set forth below in

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Buyers therefore didn’t need separate non-competes from any of them, and they didn’t need them from HLG since it had no employees and no operating capability either in Canada or in the United Sates. To this day, HLG is essentially a financial and accounting vehicle without any operating capability.

100 Buyers other than CanWest also did not seem to have any interest in non-compete agreements from Black, Radler or the other payment recipients. Since buyers knew Black controlled Hollinger and was not likely to leave the Company, a non-compete agreement with Hollinger could have protected them against any future competition from Black. Black in any event was also increasingly remote from the community newspaper businesses as he pursued his other interests including British politics, Black’s FDR biography and the social scene. The Special Committee’s investigation, set forth in more detail herein, demonstrates that, for the most part, Black, Radler and the others appear to have offered non-competes to buyers on behalf of themselves and/or HLG, and they insisted on providing them even where buyers showed no interest in such arrangements.

the chapter discussing Hollinger’s loans to HLG, Black and Boultbee caused Hollinger to lend HLG $42.5 million in September 1997, at nominal interest and with inadequate collateral, and never brought that loan before the Hollinger Audit Committee. Although the loan came due in December 1997, it was not until February 1999 that HLG “repaid” it by using, in part, $14 million wrongfully taken from Hollinger’s American Trucker transaction and from the CNHI I transaction sales proceeds. Just as Black, Radler, and Boultbee were aware of the September 1997 loan, they were also aware of the February 1999 “repayment” of that loan using Hollinger’s own round-tripped funds. Apart from grossly breaching fiduciary duties in many ways, this was textbook money laundering.

     B. “NON-COMPETE” STYLED PAYMENTS TO HLG

     During 1999 and 2000, Hollinger employees were directed to transfer substantial sums out of Hollinger and to pay these amounts to HLG on five occasions, all generally relating to sales of U.S. community newspapers. Each of the transactions fits the general pattern described above, and each was made without approval of the Board or Audit Committee. These payments to HLG were not disclosed at any time to the Board or to Hollinger’s shareholders.

       1. AMERICAN TRUCKER

     On May 1, 1998, the Executive Committee101 approved the sale of American Trucker and Mine and Quarry Trader publications102 to Intertec Publishing Corporation for total consideration of approximately $75 million. The Asset Purchase Agreement and the Unanimous Written Consent adopted by Hollinger’s Executive Committee to authorize the transaction provided that $73 million of this consideration would be allocated to the purchase price, and that

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101 At that time, the members of the Hollinger Executive Committee were Black, Radler and Perle.

102 For ease of reference, this transaction will be referred to as the sale of American Trucker, although in fact both publications were included in the sale.

$2 million of the sales proceeds would be allocated to a non-competition agreement between Hollinger and Intertec.103 Specifically, the Executive Committee consent approved “the proposed transaction pursuant to which [Hollinger] would enter into a Non-Competition Agreement with Intertec or an affiliate thereof . . . .” It does not appear that the Audit Committee or the Board was ever provided an opportunity to review or approve the transaction. Prior to the closing, Hollinger provided to Intertec an authorizing resolution signed by Radler as “the sole member of the Board of Southam Business Communications U.S.A. Inc.”

     The transaction closed in May 1998, and all $77.5 million in proceeds104 were paid to Hollinger. The closing memorandum on the transaction provided for a separate wire of $2 million to Hollinger’s account with the First National Bank of Chicago in connection with the “Non-competition Agreement.”

     Approximately eight months later, Vogt, then Executive Vice President of Hollinger’s Community Newspaper Division (although he had already started working on forming Black’s and Radler’s Horizon), instructed Craig Holick, then Assistant Treasurer of Hollinger, to transfer $2 million to HLG. Vogt was a longtime close associate of Radler and officially left Hollinger in early 1999 to become essentially a front for Radler as Horizon’s President.

     Vogt’s memorandum to Holick dated January 27, 1999 claims that the $2 million “was actually for [HLG] as compensation for the Non-Compete as specified in the American Trucker transaction.” This was an untrue statement because only Hollinger signed a non-competition agreement in the American Trucker transaction, and the May 11, 1998 transaction agreement,

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103 The Asset Purchase Agreement between Intertec Publishing Company (as Purchaser) and Southam Business Communications U.S.A. Inc., dated as of May 11, 1998, provides in Section 2.01(c) that: “as consideration for the non-competition agreement duly executed by Purchaser, [Southam] and Hollinger International Inc. (“Hollinger”). . . Purchaser agrees to pay Hollinger on the Closing Date Two Million Dollars ($2,000,000).”

104 A closing summary shows that Intertec paid Hollinger approximately $2.3 million in “Delivered Working Capital,” in addition to the $73 million for assets, the $2 million non-compete allocation and $136,000 in pre-closing interest, resulting in a total of $77,460,092 paid at closing.

which Radler signed, designates Hollinger as the recipient of the non-competition consideration, without mentioning HLG. Vogt copied the memo to Radler. On February 1, 1999, Hollinger issued a check for $2 million payable to HLG signed by Kipnis and another Hollinger employee.

     When interviewed by the Special Committee, Vogt could not explain why HLG would receive the entire amount of the non-compete allocation for the American Trucker sales proceeds, or indeed why HLG would receive any of Hollinger’s proceeds. Vogt informed the Special Committee that Radler told him that $2 million was the agreed amount for HLG, and that Radler instructed him to have Holick “send it up to HLG ASAP.” Significantly, Vogt said that on January 26 or 27, 1999, Radler told him to find whatever funds were available, because HLG needed money. As explained in the chapter discussing loans to HLG below, as of January 1999, HLG had been in default for more than a year on its $42.5 million loan from Hollinger.

     Although Radler was copied on Vogt’s memo to Holick directing the $2 million transfer to HLG, Radler emphatically denied in his interview with the Special Committee that he had any knowledge of the $2 million transfer to HLG in early 1999. Similarly, Boultbee denied any knowledge of the payment, as did Black in a written communication furnished by his lawyers. Though he personally signed the check, Kipnis told the Special Committee that he could not remember why he did so, or why neither he, Radler nor any other Hollinger executive sought Audit Committee approval for an obvious related-party transaction.

     Under the circumstances, the Special Committee does not find the collective amnesia of Black, Radler and Boultbee, all indirect recipients of a significant portion of the $2 million diversion, to be credible. Of course, the Special Committee did not have the power to take testimony under penalty of perjury.105

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105 The Illinois Action, however, will provide that opportunity.

     As to the non-compete payments made in connection with the American Trucker transaction, the Special Committee finds that:

1.	Intertec did not seek and would not have attached any economic significance to an HLG non-competition agreement relating to the American Trucker transaction.

2.	The transfer of the entire $77 million in sale proceeds to Hollinger was consistent with the fact that American Trucker was owned and being sold solely by Hollinger.

3.	The $2 million in non-compete consideration that was wired at closing to Hollinger most likely represented the actual intent of the parties, and was consistent with the forms of agreements and resolutions provided to the Hollinger Board.

4.	Eight months later, Radler directed Vogt to arrange for the transfer of Hollinger’s $2 million non-competition allocation to HLG. Vogt’s statements to the Special Committee that Radler directed him to have the money transferred to HLG are consistent with the fact that he copied Radler on the memo to Holick directing the payment.

5.	Black, Radler and Boultbee understood that any such payment to HLG was a related-party transaction that would require approval of the Hollinger Audit Committee. There was not any credible explanation for why HLG would receive any of the American Trucker non-compete consideration, much less the entire non-compete allocation. Therefore, the Special Committee believes that it is most likely that a conscious decision was made not to inform the Audit Committee, and that once this step was taken, the making of the payment could not be disclosed because those who caused it to be made were aware that it had never been authorized. Moreover, since the money was used to make a payment on an HLG loan from Hollinger that was never presented to the Audit Committee, this provided another reason to conceal the payments.

6.	The payment to HLG represented a waste of corporate assets of Hollinger, as there was not any conceivable purpose or benefit to Hollinger from the transfer. Any senior officer directing such a payment on behalf of Hollinger could not have been acting in good faith, and would in the judgment of the Special Committee have violated fiduciary duties to Hollinger.

7.	Both the transfer of the $2 million itself and the failure to disclose the transaction with HLG violated civil and criminal statutes.

2.	CNHI I

     On November 30, 1998, the Hollinger Board approved selling certain Community Newspaper Group assets to CNHI for approximately $472 million. The Hollinger Board resolution authorizing the sale approves “the execution by the Company of a 3-year mutually acceptable non-compete agreement.” However, the resolution does not mention any specific allocation of transaction proceeds for this agreement, and it does not direct the payment of non-compete consideration to HLG or to anyone else. The terms of the transaction were summarized in a December 4, 1998 CNHI letter to Hollinger, signed by both parties, which allocated $50 million of the $472 million purchase price to Hollinger’s (and no other party’s) non-competition agreement. Mysteriously, when the Asset Exchange Agreement, dated February 1, 1999, was signed, it included HLG as a non-competition covenantor along with Hollinger. Kipnis signed the non-competition agreement for Hollinger, and Radler signed the non-competition agreement for HLG.

The drafting history of the CNHI I Asset Exchange Agreement demonstrates that HLG was not inserted as a non-competition covenantor until approximately five days before closing. That date was January 27, 1999 — the same day that Vogt directed Holick to send the $2 million American Trucker non-compete payment to HLG. According to Vogt, Radler directed him to add HLG to the CNHI agreement. Vogt told the Special Committee that when he presented Radler’s request to Mike Reed, CNHI’s CEO, Reed readily agreed because, Vogt said, he didn’t care.

Also on January 27, 1999, an internal e-mail notes that “[t]he latest revision to the sale [to CNHI] has an est. $12mm of non-compete proceeds funnelling [sic] to [HLG].” Vogt instructed Kipnis in another January 27, 1999 memo to wire $12 million of the CNHI transaction proceeds to HLG, even though the Asset Purchase Agreement, dated February 1, 1999, did not specify any payments to HLG. Hollinger’s final wire instructions directed CNHI to wire $12 million of the purchase price to HLG. Kipnis informed the Special Committee that he changed the wire instructions on the day of the closing to have CNHI send the $12 million directly to HLG, even though he knew that the Audit Committee was never asked to approve this payment.

     The Special Committee interviewed Tom Henson, the attorney who represented CNHI in its 1999 and 2000 newspaper purchases from Hollinger. Henson stated, among other things, the following:

•	Because of CNHI’s tax situation (the existence of sizeable net operating loss carry-forwards), it did not care as a general matter how much of the purchase price in any transaction was allocated towards the non-competition obligation; nor did it matter to CNHI what the seller did with the non-compete allocation. With regard to the $50 million non-compete allocation in the CNHI transaction, Henson stated that he had no specific recollection of how that amount was determined, but said he was almost certain that it was proposed by Hollinger, since CNHI would not have cared.

•	CNHI was only concerned about obtaining Hollinger’s non-compete commitment. Henson said he didn’t know who HLG was, and because HLG had no operations in the U.S., CNHI would not have cared if HLG competed or not.

•	Henson stated that he is ninety-nine percent certain that HLG was added to the non-competition provision solely at Hollinger’s request.

•	With respect to the allocation of the non-compete consideration between Hollinger and HLG, Henson stated that CNHI did not have a dog in that fight.

Reed confirmed Henson’s recollection that, among other things, CNHI did not seek a non-competition agreement from HLG.

     Radler presented the CNHI I transaction for Board approval on November 30, 1998. He never informed the Board, however, that any of the transaction proceeds would be transferred to HLG. On February 26, 1999, Black, in Radler’s presence, disclosed to the Hollinger Board that “[t]he sale of American Publishing assets to CNHI concluded successfully.” Neither Black, Radler, nor any other HLG officer or director present at this meeting disclosed the $12 million transfer to HLG in connection with that “successful” closing. They also failed to inform the Hollinger Board that from February 1, 1999 through February 22, 1999, HLG used the unauthorized diversion of $14 million in payments from the American Trucker and CNHI transactions to help pay off the defaulted $42.5 million loan that HLG had taken from Hollinger in September 1997 without Audit Committee approval. In essence, the $14 million diversion and round-tripped “repayment” helped Black, Radler and their cronies cover up their fiduciary duty breaches in extracting that loan.

     As with the $2 million improper payment to HLG out of the American Trucker transaction proceeds, Black, Radler, Boultbee and Atkinson denied any knowledge or memory of the circumstances surrounding the $12 million payment to HLG out of the CNHI I transaction proceeds. In a November 10, 2003 letter from his counsel to the Special Committee and the Audit Committee, Black offered up Boultbee as the architect of these payments:

Boultbee, aware that it was in the interests of Hollinger International to receive non-competition payments in lieu of straight consideration on sales because such payments entered into the unrestricted basket of discretionary capital that could be used for dividends, share cancellations, or any other legitimate end, would, Black believes, have approved such a designation and amount.

     Boultbee, however, claims not to have learned about the $14 million transferred from Hollinger to HLG in February 1999 until the end of October 2003, when confronted by KPMG auditors in response to questions raised by the Special Committee. He acknowledged that HLG’s only other income source at that time was dividends from Hollinger, so that HLG’s receipt of $14 million in February 1999 would have been unusual.106

     To summarize, with respect to the “non-competition” payments made to HLG in connection with the CNHI I transaction, the Special Committee has determined that:

106 Indeed, Boultbee signed a notification to Canadian Imperial Bank of Commerce, dated February 18, 1999, that HLG was paying off its September 1997 loan from Hollinger. Boultbee (who was HLG’s Chief Financial Officer at the time) said that he might have been informed of the payment to Hollinger or the availability of funds at HLG to make the payment, but not the source of that payment or liquidity.

1.	On the same date on which Vogt directed transfer of $2 million in American Trucker proceeds to HLG, HLG was added to the Asset Exchange Agreement between Hollinger and CNHI as a party giving a non-competition agreement to CNHI as the purchaser.

2.	Vogt directed Kipnis to pay HLG $12 million in connection with the CNHI transaction on the same date that HLG was added to the draft agreement, although the agreement itself does not indicate whether HLG would receive any of the proceeds.

3.	Kipnis would not have added HLG to the draft CNHI agreement on his own initiative, and Vogt would not have determined by himself to pay $12 million in Hollinger funds to HLG. Both individuals must have been directed by Radler to take these actions.

4.	CNHI was directed to pay $12 million directly to HLG on the day of the closing by Kipnis. The Special Committee believes this was most likely done because a payment from Hollinger to HLG would have attracted greater attention as a related-party transaction requiring the approval of the Hollinger Audit Committee.

5.	There was no economic rationale or purpose for HLG to provide a non-competition agreement to CNHI relating to the U.S. community newspapers it was purchasing. This matter of economic fact is buttressed by the interviews with CNHI officials, who indicated that they had no knowledge of, or interest in, HLG with regard to non-competition agreements. CNHI accepted the offer of Hollinger personnel to add HLG to the agreement, but they regarded that merely as an accommodation to Hollinger.

6.	The Audit Committee and the Board were not informed of the decision to divert to HLG $12 million out of Hollinger’s anticipated sales proceeds from the CNHI I transaction.

7.	Neither Radler nor Black mentioned the $12 million payment to the Board when discussing the CNHI I transaction, and HLG did not publicly disclose receipt of the money.

8.	Less than 30 days after the unauthorized and undisclosed transfers of $14 million from Hollinger to HLG, HLG used those same funds to help “repay” the $42.5 million loan that the Black Group had extracted from Hollinger in September 1997 without Audit Committee approval, and which had been in default since December 1997. Thus, by round-tripping Hollinger’s diverted funds, the Black Group committed new fiduciary duty breaches to cover up old ones.

9.	Black, Radler and Boultbee knowingly directed the diversion of $14 million to HLG in late January 1999, with the specific intent of having HLG use the funds to help retire the overdue and improper 1997 loan.

10.	The claimed inability of Black, Radler, Boultbee and Atkinson to recall the circumstances of the diversion of $12 million to HLG is not believable. The cash transferred to HLG represented an amount several times its normal expected cash receipts, and a windfall of this magnitude would not have gone without notice or discussion.

11.	Black, Radler and their cohorts knew full well that transferring $12 million of the proceeds from the CNHI transaction to HLG required Audit Committee approval, and the Special Committee believes it is likely that both their failure to seek necessary Audit Committee approval and their failure to cause HLG to disclose these payments were deliberate decisions.

12.	As with the American Trucker payments, the diversion of proceeds from the CNHI transaction represented waste of Hollinger’s assets without purpose or benefit to Hollinger shareholders. Any senior officer directing such a diversion of funds could not have been acting in good faith, and would have been violating fiduciary duties to Hollinger shareholders. Both the unauthorized transfer of funds and the failure to disclose the transaction violated civil or criminal statutes, or both.

3.	HORIZON PUBLICATIONS INC.

     Following the CNHI I transaction, Kipnis began inserting HLG as a non-compete covenantor along with Hollinger in transaction documents for each of Hollinger’s U.S. community newspaper sales. Kipnis told the Special Committee that he did so as a matter of form, not because purchasers were demanding HLG’s non-competition agreement.

     The Special Committee believes that Kipnis’ primary reason for adding HLG to such agreements was his knowledge and belief that this was what Black and Radler wanted. In an asset exchange agreement dated as of March 31, 1999, Horizon (of which Black and Radler were majority owners),107agreed to purchase certain Hollinger newspapers and specialty publications for $46.8 million (later reduced to $43.7 million). The agreement provided that of this total consideration, “$5,000,000 . . . shall be allocated to [Hollinger’s] and [HLG’s] Covenant not to Compete. . . .”

     The Horizon I purchase closed on June 30, 1999. At the closing, Kipnis signed the non-competition agreement on Hollinger’s behalf, and Radler signed the non-competition

107Radler acknowledged during his interview that he and Black together own over 73% of the outstanding shares of Horizon.

agreement on HLG’s behalf. An August 9, 1999 credit advice reflects HLG’s receipt of $1.2 million, with the handwritten notation, “Horizon Deal — Not to Compete.” Horizon apparently paid $1.2 million of its purchase price directly to HLG.

     At the November 30, 1998 Board meeting during which Radler summarized the CNHI I transaction, he also described the Horizon transaction and sought approval for it as a related-party transaction. Radler did not, however, inform the Audit Committee that Hollinger would send $1.2 million of the transaction proceeds to HLG, thereby in effect reducing the purchase price and indirectly rebating the $1.2 million back to Black and Radler, the buyers.108 The authorizing resolution adopted by the Hollinger Board provides that “the Horizon Transaction is hereby approved and authorized,” without making any reference to a non-compete agreement with Hollinger or HLG, or any related-party payments in connection therewith.

     As with the American Trucker and CNHI I payments, Black, Radler, Boultbee and Atkinson disclaimed any recollection of the $1.2 payment to HLG out of the Horizon transaction proceeds. Radler’s failure to recall the $1.2 million rebate of the purchase price is particularly surprising since he was on all three sides of this transaction, with vested interests and control power at Hollinger, HLG and Horizon. In his interview with the Special Committee, Radler stated that as a representative of Horizon, he would have asked for a non-competition agreement from HLG, and he did not recall any discussion about Horizon paying for that commitment.109Interestingly, Radler did not “ask” for an HLG non-competition agreement in Horizon’s later

108 Radler also made numerous other misrepresentations to the Hollinger Board regarding the Horizon I transaction, as described in a later chapter of this Report.

109 Radler was presented with the following hypothetical question: What if you had been told in March 1999 that HLG was unwilling to provide Horizon a non-competition agreement because Hollinger refused to surrender any of the Horizon transaction proceeds in exchange for that agreement? Radler responded that he still would have proceeded with the transaction, because he believed it was such a good deal for Hollinger. He did not mention that Horizon — controlled by Black and Radler — could not have any reasonable concern that HLG — controlled by Black and Radler — would attempt to compete in the U.S. against Horizon. Moreover, far from a “good deal” for Hollinger, the Horizon I Transaction was below market by eight-figure sums, as described below.

smaller acquisitions from Hollinger, nor did he “ask” for one on Bradford’s behalf in the July 2000 Bradford sale. The reason is simple — Black and Radler did not choose to skim Hollinger’s sales proceeds to HLG in those transactions as they did in Horizon I.

     Horizon was 73% owned at the time by Black and Radler, who were the sole “personnel” at HLG. Black and Radler at Horizon were therefore asking for a non-compete agreement from Black and Radler at HLG. The shareholders of Hollinger were made to pay $1.2 million to Black and Radler to compensate them for agreeing not to compete with themselves. The Special Committee has determined that the only conceivable reason for this absurd arrangement was to create a pretext for transferring Hollinger cash to an entity controlled by Black and Radler, in effect reducing their already below-market cost of acquiring for themselves these profit-generating assets of Hollinger.

4.	FORUM COMMUNICATIONS CO.

Hollinger and Forum Communications Co. entered into an Asset Purchase Agreement on September 30, 2000. The agreement provided that: “Purchaser [Forum] shall pay to Hollinger $14,000,000.00 plus or minus the Initial Working Capital Determination, $400,000.00 of which shall be allocated (75% to Hollinger and 25% to Hollinger Inc.) to Hollinger’s and Hollinger Inc.’s Noncompetition Agreement in the form of Exhibit D hereto.” As evidence that HLG’s non-competition agreement had no economic, business or legal significance to the purchaser, Forum accepted Kipnis’ signature on HLG’s behalf, even though Kipnis had no authority to sign for HLG.

The Forum transaction was approved by the Hollinger Executive Committee (comprised of Black, Radler and Perle) in a September 19, 2000 resolution that referred to “the execution by [Hollinger] of a 3-year mutually acceptable noncompete agreement by [Hollinger] and certain executive officers of [Hollinger].” (Emphasis added.) The consent does not refer to HLG as a party to the non-compete agreement, and does not identify the amount of the non-compete consideration or specify the manner in which any such consideration would be allocated. Contrary to the language of the Executive Committee consent, the Forum transaction documents did not include any executive officer of Hollinger as a non-compete covenantor, but did include HLG as a signatory and payment recipient.

     Neither the Audit Committee nor the Board was ever informed of the non-compete payment to HLG in connection with the Forum transaction.110 Black and Radler never brought the matter to the Audit Committee’s attention, choosing instead to approve the transaction through the Executive Committee written consent process described above. On December 4, 2000, the Board adopted an omnibus resolution that “confirmed and ratified” all actions taken by the Executive Committee since the previous Board meeting — including the written consents that authorized the Forum, Paxton and CNHI II transactions. The Executive Committee consents themselves were not provided to the Board members prior to the meeting. Instead, the resolution states that “full and complete originals [of the consents] have been inserted into the Company’s minute book, and . . . are incorporated herein by reference.” 111 The authorizing resolution approved by the Board does not include any details about the Forum transaction; it describes the underlying Executive Committee consent only by reference to its date and the summary description: “Authorization and approval of sale of certain assets to Forum Communications.”

110 In a September 1, 2000 memorandum seeking Audit Committee approval of non-compete payments made to Black, Radler, Ravelston, Boultbee and Atkinson in the CanWest transaction, Kipnis noted that the concurrent sale of the U.S. community newspapers to CNHI, Paxton (PMG) and Forum all required non-competition agreements, without specifying the entities that would be signatories to such agreements. Kipnis” memo also referenced the CNHI I and American Trucker transactions as “immediate prior transactions where non-competition agreements were entered into and approved,” again without disclosing that HLG had received or would receive non-compete payments in these transactions, or indicating who approved the agreements.

111 Solely putting the resolutions in the minute book without distributing copies to all Board members strongly suggests a desire to avoid a review by Board members.

     The minutes of the December 4, 2004 Board meeting do not indicate that any discussion occurred regarding the asset sales to Forum, Paxton or CNHI.

     Radler told the Special Committee that he believed that the allocation of 25% of the non-compete payment in Forum to HLG was probably decided by Kipnis, although he could not explain how Kipnis would have had any reason or authority to make that decision. Kipnis told the Special Committee that he does not know who decided to give 25% of the transaction proceeds to HLG. The Special Committee believes that Kipnis’ detailed recollection of the events surrounding this payment is generally credible, except that the Special Committee believes that Kipnis, who was eager to please Black and Radler, would have obeyed instructions to transfer these funds to HLG even if he knew the required approvals of the independent directors had not been obtained. The Special Committee does not believe that Kipnis would have transferred funds to HLG without instructions to do so from Black or Radler.112

5.	PAXTON MEDIA GROUP

     By asset purchase agreement dated October 2, 2000, Hollinger sold newspapers to the Paxton Media Group for $59 million, of which $2 million (75% to Hollinger and 25% to HLG) was allocated to a five-year non-competition agreement. As with the Forum and CNHI I transactions, Paxton accepted Kipnis’ execution of HLG’s non-competition covenant, even though Kipnis had no authority to sign for HLG. Like the Forum transaction, the Paxton transaction was approved by the Hollinger Executive Committee in a resolution dated September 18, 2000, which referred to a non-competition agreement to be executed by Hollinger and “certain executive officers of [Hollinger].” When signed, the Paxton non-compete agreement did not include any Hollinger officers as individuals, but it did include HLG as a signatory. And

112 Forum’s representatives refused the Special Committee’s request for an interview.

once again, the allocation of a portion of the non-compete consideration was never submitted to, or approved by, Hollinger’s Audit Committee.

     According to David Paxton, CEO of Paxton Media Group, he only sought a non-competition agreement from the seller, Hollinger. It was Hollinger, through Kipnis, that proposed adding HLG and giving 25% of the non-competition allocation. Although he knew that HLG was Hollinger’s controlling shareholder, he believed at the time (correctly) that HLG did not have any U.S. assets that would constitute a competitive threat.

6.	CNHI II

     In a September 28, 2000 asset purchase agreement, Hollinger agreed to sell newspapers to Newspaper Holdings Inc. (a CNHI subsidiary holding company) for $95.2 million. 113 The purchase agreement provided for a total of $3 million to be paid for non-competition agreements, with 75% of this amount ($2,250,000) going to Hollinger (along with $92.2 million in sale proceeds) and 25% of the non-compete compensation ($750,000) going to HLG. Regarding the 75%/25% allocation of the $3 million non-compete amount, CNHI counsel Henson said that CNHI had “no input” into either the total non-compete purchase price allocation, or its specific payment allocation between Hollinger and HLG. Henson explained that CNHI had obtained an officer’s certificate demonstrating that Kipnis had authority to execute transaction documents on behalf of Hollinger, that CNHI only cared about Hollinger, and thus he didn’t inquire into whether Kipnis had authority to sign on behalf of HLG. Again, Kipnis signed the

113 As Black and Radler knew, CNHI did not pay $95.2 million, but $90 million. That is because Section 11.5 of the asset purchase agreement gave CNHI the option to assign to Horizon (which is owned by Black, Radler and various current and former Hollinger officers and employees) its right to purchase Hollinger’s Bishop, California, and Blackfoot, Idaho, properties for $5.2 million. This assignment provision was approved in a September 15, 2000 Executive Committee resolution, and the assignment was made on September 29, 2000. Horizon ultimately purchased the Bishop and Blackfoot properties for approximately $4 million as a result of a purchase price adjustment. This transaction is described below in the Horizon chapter.

non-competition agreement on HLG’s behalf, even though there is no evidence that he had any authority to sign on HLG’s behalf.

     As in the Forum and Paxton transactions, the CNHI II transaction was initially approved only by the Executive Committee. Unlike earlier transactions, the September 15, 2000 Executive Committee consent specifically provides that both Hollinger and HLG would be signing a non-competition agreement, although the resolution is silent as to any payments relating to the non-competition agreement.

     The CNHI II transaction was ratified by the full Board at the same December 4, 2000 meeting at which the Forum and Paxton transaction consents were ratified. At the meeting, Black sought Board ratification of all Executive Committee actions taken since the previous Board meeting. However, the actual Executive Committee resolutions were not given to the Board and the Board was not given a copy of the CNHI II purchase and sale agreement. Therefore, although the payment of $750,000 to HLG was referenced in the agreement, neither the agreement itself nor the Executive Committee resolution with the reference to an HLG non-compete was shown to the Board. The minutes of the December 2000 Board meeting do not reflect any discussion of the three transactions. Black did not inform the Board that HLG had received $750,000 of the proceeds of the CNHI II transaction, or an additional $15.8 million from Hollinger’s other U.S. community newspaper divestitures.

     From 1998-2001, a total of $16.55 million was skimmed out of U.S. community newspaper sales proceeds belonging to Hollinger and paid to HLG. HLG was a Canadian entity without any operations in the U.S., or anywhere else. HLG at the time did not have any employees, or any independent ability to commence operations that could compete with the U.S.

community publications sold to the various buyers from Hollinger.114 The Special Committee finds that:

1.	All “non-compete” agreements involving HLG were illusory in nature, and entirely lacking in economic substance.

2.	These agreements were not sought by buyers, but were inserted by Hollinger employees on Radler’s instruction.

3.	Cash payments to HLG reduced the sales proceeds available to Hollinger shareholders, whose assets had been sold at the direction of Black and Radler.

4.	All the payments to HLG took place on instructions from Radler to various Hollinger employees. Radler’s claim that he cannot recall a series of transactions involving the surreptitious movement of tens of millions of dollars directly and indirectly to himself and Black is not credible.

5.	Black either conceived or approved the hidden transfer of funds out of Hollinger to HLG. He, Radler and Boultbee knew in January 1999 that HLG was in default on a $42.5 million loan from Hollinger and that HLG repaid that loan in February 1999 using, in part, $14 million in diverted “non-compete” payments. In 2000, Black knew that the Executive Committee of Hollinger had approved HLG executing non-competition agreements in connection with the CNHI II transaction. Black also knew that the Executive Committee resolutions approving the U.S. community newspaper transactions were not presented to the Board, which, in the case of the CNHI II transaction, concealed the fact that HLG was a party to the non-compete agreement. He also knew that HLG would receive payments in each of these transactions, yet did not mention that fact to the Board.

6.	Black immersed himself in schemes for personal compensation and in all financial decisions concerning HLG, the vehicle through which he controlled Hollinger. Given the magnitude of the funds and HLG’s involvement, the Special Committee believes that Radler would not have directed Hollinger employees to secretly transfer more than $16 million out of Hollinger without Black’s complicity.

114 HLG, like Hollinger’s officers and directors, submitted proxy questionnaire responses every January. HLG’s responses in January 2000 and 2001, signed in blank by Charles Cowan, did not disclose any of the $16.55 million in payments.

IX.	FRAUDULENT TRANSFERS OF HOLLINGER CASH TO BLACK, RADLER, BOULTBEE AND ATKINSON

     The preceding section of this Report chronicles the systematic, unauthorized and secret transfer of $16.55 million in Hollinger cash to HLG under the pretext of purported “non-competition agreements.” As noted, the Special Committee has not found any evidence that the Hollinger Audit Committee, or any other independent committee of the Board, was ever notified of the cash transfers to HLG, or that it learned of these cash transfers prior to the Special Committee’s investigation. Since (unlike Hollinger) HLG had no employees of its own, cash transferred to HLG was largely under the control of Black and Radler as to its disposition.

     November 1, 2000 marked a new phase in Black and Radler’s scheme to siphon funds out of Hollinger without notice to, or consent by, the Audit Committee. On this date, the CNHI II transaction closed, and $9.5 million was stolen from Hollinger and transferred to Black, Radler, Atkinson and Boultbee in their individual capacities.

     As previously noted, the Asset Purchase Agreement between Hollinger and CNHI relating to this second CNHI transaction specifically provided for total non-compete payments of $3 million. Of this amount, $750,000 was to be paid to HLG, and the rest was to remain with Hollinger along with the sales proceeds.115 On the day of the closing, however, Radler directed Kipnis to distribute the $3 million as provided in the agreement, and also to set aside $9.5 million in Hollinger funds for transfer to bank accounts for Black, Radler, Atkinson and Boultbee individually. As set forth below, Radler also authorized Kipnis to pay himself $100,000 out of corporate funds at about the same time the $9.5 million payments were made.116

115 As previously noted, this agreement was never shown to the Hollinger directors, so they were not aware of the payment to HLG provided for in the agreement.

116 The Special Committee discovered this transaction in October 2003, and it ultimately led to the removal of Black and Radler as corporate officers and the development of the Restructuring Agreement, an agreement dated

     After extensive review, the Special Committee determined that the transfer of this $9.5 million was not properly authorized by the Audit Committee or the Board. In addition, the Special Committee believes that this money was transferred with the intent of defrauding Hollinger of these funds, and that this action was taken knowingly and deliberately by Black and Radler. The Special Committee also believes that the $100,000 special gratuity paid to Kipnis was intended as a reward for Kipnis’ assistance in taking funds out of Hollinger that he knew were not called for in the agreement and having them transferred to the individuals.

     According to Kipnis, on November 1, 2000, the day the CNHI II transaction closed in Birmingham, Alabama, Radler instructed him by phone to add Black, Radler, Boultbee and Atkinson to the CNHI II non-competition agreement, and to set aside $9.5 million of the transaction proceeds for transfer to those individuals. Tellingly, Kipnis informed the Special Committee that he had a new agreement typed to add the names of Black, Radler, Boultbee and Atkinson, and then signed their names to the non-competition agreement and included “by Kipnis” next to each signature (and also signed the non-competition agreement on HLG’s behalf). Kipnis did not seek to obtain signature authority from anyone other than Radler (who had directed Kipnis), and he never sent the non-competition agreements to Black, Radler, Boultbee or Atkinson for signature.

     CNHI’s counsel Henson informed the Special Committee that CNHI never sought non-competition agreements from the individuals, and that he was indifferent when Kipnis said at closing that he wanted to add them to the non-competition agreement. Kipnis typed a new page to the closing statement providing for wire transfers of transaction proceeds to Black, Radler, Boultbee and Atkinson. He then hand wrote that Black and Radler would each get $4.5

November 15, 2003 between Black and Hollinger. The Restructuring Agreement called for the repayment of funds taken from Hollinger and a variety of corporate governance changes more fully described elsewhere herein.

million of the $9.5 million, and that Atkinson and Boultbee would each get $250,000. When taking these actions, Kipnis knew that he was directing the payout of $10.25 million in transaction proceeds away from Hollinger when the agreement with CNHI only called for $750,000 in proceeds to be paid out to HLG.

     Kipnis told the Special Committee that during the November 1, 2000 phone conversation with Radler, he told Radler that the $9.5 million in payments to the Ravelston executives would have to be approved by the Audit Committee. Radler responded that he would speak with Thompson about the payments. According to Kipnis, on November 21, 2000, Radler told Kipnis that Thompson had approved the $9.5 million in payments.117In that same conversation, Kipnis says Radler advised him that he was being awarded a $100,000 special bonus.

     When the Special Committee initially interviewed Radler in mid-October 2003, he stated that he could not recall the circumstances that led to the payment of $9.5 million to himself and the other individual recipients. Subsequently, Radler advised the Special Committee that Kipnis had informed him that CNHI wanted his individual non-competition agreement,118 and that Kipnis requested authority to sign Radler’s name to the non-competition agreement. Radler told the Special Committee that he agreed to Kipnis’ request, although he could not recall any discussion of what he would be paid (in contrast with Radler’s vivid recollection, as described below, of his July 2000 discussions with Atkinson regarding the amount he would receive for his non-competition agreement with CanWest). In his interview with the Special Committee, Radler did not have any explanation for: (i) why there was not any provision in the CNHI II transaction agreement for individuals to execute non-competition agreements; or (ii) who authorized paying

117 Kipnis told the Special Committee that in this conversation Radler told him that there had been a reallocation of the amounts: $4.3 million each to Black and Radler and $450,000 each to Atkinson and Boultbee.

118 CNHI’s counsel expressly advised the Special Committee to the contrary, stating that CNHI had not requested non-compete agreements from HLG or any of the individuals.

out $10.25 million to HLG, Black, Radler and their colleagues when the agreement expressly provided for only $750,000 in payments to HLG.119

     Radler told the Special Committee that in July and August 2000, he told Thompson that non-competition payments to him and other Hollinger officers would be made in connection with the upcoming U.S. community newspaper sales, which was the extent of Radler’s recollection of Audit Committee approval or notice. Radler did not remember any reaction from Thompson or any follow-up.

     Both Thompson and Kipnis independently told the Special Committee that they did not recall any summer 2000 conversation with Radler advising them that non-compete payments were under consideration for Black, Radler and the other individuals in connection with the U.S. community newspaper sales. Kipnis insisted, however, that if he had heard Radler mention anything about upcoming non-compete payments in U.S. community newspaper sales, he would have noted that discussion in his memoranda summarizing Radler’s meetings with Thompson. However, Kipnis’ memoranda of those meetings refer only to the CanWest transaction, and not to U.S. community newspaper sales.

     According to Atkinson, Radler told him about the $450,000 payment he would receive and characterized it as “compensation for excellence” regarding his work on the May 1998 American Trucker transaction. Atkinson had no explanation for why he was receiving a bonus in November 2000 for work he performed in early 1998.120

119 Radler also told the Special Committee that, in his experience, non-compete consideration in newspaper transactions was generally in the range of 2.9% to 3.0% of the purchase price. He could not explain why in this instance the total purported “non-compete” consideration of $12.5 million totaled approximately 13.9% of the $90 million sale to CNHI.

120 Atkinson allowed his $450,000 “bonus” to be characterized as a “non-competition payment” to capitalize on favorable Canadian tax law treatment of non-competition payments. He knew that no buyer of U.S. newspaper properties sought or required his non-competition agreement.

     Boultbee stated that Radler told him that he would be receiving $450,000 in connection with a U.S. community newspaper sale. He reported that he understood this payment to be “on the same basis” as CanWest, meaning that the buyers wanted the executives to sign non-competition agreements, but the distribution of the non-competition allocation among the recipients would be worked out internally. He acknowledged, however, that he did not know anyone involved in the CNHI II transaction, and that CNHI did not know him. He also admitted that he had no involvement in the operations of Hollinger’s U.S. community newspapers (other than overseeing the consolidation of their financial results into Hollinger’s financial statements). Boultbee could not recall whether he signed a non-competition agreement with CNHI (he did not), and he did not know the terms of the non-competition agreement. Notwithstanding his fiduciary duties as a Hollinger officer, he was not concerned about whether the payments were reasonable. Atkinson explained that all of the “non-compete” styled payments he and Boultbee received were designed as tax-advantaged bonuses, and that he and Boultbee always received the same amounts because Black would never distinguish between them.

     Boultbee also said that in a fall 2003 conversation in which he asked Radler directly why the CNHI II non-compete payments were not approved, Radler initially said nothing, and then he said that he had left it to Kipnis to obtain the necessary approvals. This remark contradicts Kipnis’ distinct recollection of a conversation in which Radler explicitly assured Kipnis that Thompson had approved the $9.5 million payments (the same conversation in which Radler awarded Kipnis a $100,000 bonus, ostensibly for his work on the transaction). Boultbee also said that in another conversation held near the date of his initial Special Committee interview, Atkinson informed him that at the time the payments were made, Radler assured Atkinson that the payments had been approved.

     The Special Committee’s interviews with Radler and Kipnis produced inconsistent descriptions of the circumstances surrounding the transfer of the unauthorized $9.5 million to the personal accounts of Black, Radler, Boultbee and Atkinson. Radler could not recollect the details, but he claimed to have a foggy recollection that he advised Thompson in the summer of 2000 that there would be “non-compete” payments to Black, Radler and other individuals in connection with upcoming sales of U.S. community newspaper properties.

     Kipnis recalled that Radler advised him on November 21, 2000, that Thompson had approved the payments. However, Kipnis did not receive or see any evidence supporting this approval. Kipnis could not explain why he did not simply ask Thompson, with whom he regularly interacted, if he had approved the transactions, or why he did not add the subject to the agenda of a meeting for purposes of documenting formal approval. Since Kipnis knew that he personally had already approved the money being taken, his passivity in making certain that the transfer was authorized is at best puzzling.121

     Thompson, Burt and Kravis all stated unequivocally to the Special Committee that they were not asked to approve the transfer of the $9.5 million, and that they would have remembered this as a significant request if it had happened. All three members of the Audit Committee in one form or another told the Special Committee that they would not have been likely to support a request for another $9.5 million in payments to the same four people immediately on the heels of the $52.9 million they (and Ravelston) received during the same month in the CanWest transaction, and that they certainly would have remembered any such request. Thompson also

121 One possible explanation for his failure to ask Thompson himself was that Kipnis believed that the taking of the money had not been authorized, and that if he informed Thompson that the money had already been taken he would have put himself in opposition to Black and Radler, who had already taken the money. Another explanation is that Kipnis did not want to expose his own wrongdoing, because he had altered closing documents to provide a pretext for the payments. Since the Special Committee does not have the power to take testimony under penalties of perjury, it does not believe that it will be able to resolve definitively the issue of Kipnis’ knowledge or intent.

pointed out that he alone would not have had authority to approve the $9.5 million in payments, and that he would have sought full Audit Committee approval if the issue had been raised with him.

     The Special Committee did not find any documents, or receive witness statements from any other person, that would corroborate Radler’s claim that he discussed with Thompson or the Audit Committee his plan to transfer Hollinger cash to himself, Black and the other individuals in connection with sales of U.S. community newspapers. The fact that the payment to HLG in the same deal was set forth in the Executive Committee resolution and in the purchase agreement with CNHI, and both documents were withheld from the Board members themselves, is evidence of an intent on the part of Black and Radler to hide from the Board the details of payments made to them, their associates and HLG in CNHI II. Radler’s unusual decision to authorize Kipnis to transfer $100,000 to himself at the same time Radler told him that Thompson had approved the payments to Black and Radler suggests that Radler wanted to show Kipnis he would be rewarded for following Radler’s orders regarding cash transfers out of the Company and for not asking any questions or talking to the Audit Committee.122

     Black, Radler, Boultbee and Atkinson failed to report any of these “non-compete” styled payments in their internal disclosures that were to be used to prepare Hollinger’s annual proxy statements. In January 2001, they each responded to and signed questionnaires regarding their year-2000 compensation for use in the Company’s year-2000 Annual Report on Form 10-K and the Company’s Proxy Statement for its May 2001 Annual Meeting. None of them disclosed the

122 Other than in connection with the extraordinary payments to Black, Radler and their Ravelston associates, personnel at Hollinger typically received annual bonuses, not a share in transaction proceeds. The normal process for awarding Kipnis a bonus would have been to do so at year end as part of his normal compensation review. In this regard, the $100,000 payment appears to be a significant departure from normal Company practice, and has characteristics of a special gratuity. Kipnis also received a $50,000 bonus in April 2003, purportedly in connection with his work on the CanWest transaction, which had closed two-and-a-half years earlier. This bonus was paid just two months prior to the formation of the Special Committee.

compensation they received in November 2000 out of the CNHI II transaction proceeds. Black and Radler provided identical responses that acknowledged the CanWest non-compete payment, but not the CNHI II payment:

I received a payment in connection with a non-compete agreement signed by me, personally, to effectuate the sale of assets of the Company. Please check the Company’s audit committee meeting minutes and the Company’s corporate files related to the CanWest transaction for further details.

Atkinson and Boultbee did not identify either the CanWest non-competition payment or the CNHI II payment. Boultbee made the incredible statement to the Special Committee that he consciously omitted these payments from his proxy statement questionnaire response because the payments did not, in his judgment, fit into any of the “categories” of compensation described in the questionnaire.123

Boultbee apparently had a change of heart when completing his questionnaire for fiscal year 2001. In that questionnaire, he reported (in a handwritten change to a typed version of his questionnaire) the following:

123 In fact, the questionnaire contains more than one question that should have prompted a disclosure of the payments including, for example, the following:

D1. Cash Compensation. For services rendered in all capacities to the Company or its subsidiaries during fiscal 2000, have you received any cash compensation from the Company or any subsidiaries or persons other than salary reported on the IRS Form W-2 and/or 1099...?

* * *

D6. Other Compensation. During fiscal 2000, did you receive (directly or indirectly) any other Compensation from the Company or any subsidiaries or persons not covered by Questions D1-D5 above?

     As evidence of the questionnaire’s plan meaning, Vice Chancellor Strine in the Delaware action found that “[i]n the document in which he was supposed to identify payments such as the non-competes, Black failed to identify millions of dollars in non-compete payments.” Hollinger International, Inc. v. Black, 844 A.2d 1022, 1069 (Del. Ch. 2004).

I received US$50,000 bonus relating to the sale of Canada.com. Further, while I do not consider such payments to be compensation I received [$246,000] representing a portion of amounts paid by Osprey Media Holdings Inc. for non-competition agreements signed by me and others.124

     The Special Committee believes that the concealment of documents from and preparation of sanitized resolutions for the Board that did not refer in any way to the payments to HLG and the four individuals, rather than simply giving them copies of the existing Executive Committee resolutions and transaction documents, suggests a conscious intent to take the $10.25 million in total payments without telling the Board.125 The failure of any of the individual recipients to include the payments in their January 2001 officer and director questionnaires, thereby preventing their disclosure in the Hollinger proxy statement, is consistent with an intent to hide from the Board (and Hollinger’s public shareholders) the fact that more than $10 million had been taken out of the company.

     As noted, the Special Committee has already recovered (subject to Black’s and HLG’s Delaware appeal) more than $40 million (including interest) in unauthorized and improper transfers that were taken out of Hollinger in the CNHI II and other transactions. The Special Committee did not initially have to determine whether the transfers of these funds were done with an intent to defraud Hollinger or to steal the funds in question. It was enough for purposes of seeking recovery of the funds to determine whether or not the massive cash transfers had been properly authorized. The Delaware Court of Chancery likewise found that the repayment obligation Black agreed to as part of the Restructuring Agreement was valid and binding on him.

124 Boultbee was unable to explain why, upon realizing that it was necessary for him to include the non-competition payments in his response to the 2001 proxy questionnaire, he did not revise his incomplete questionnaire replies for fiscal year 2000, in which he received a total of $600,000 in “non-compete” styled payments.

125 One possible reason for doing this was fear that any further controversy over personal non-competes might cause the Board to revisit the $52.9 million that Black and Radler and their colleagues had just taken out of Hollinger in CanWest.

     The issue of whether there was fraudulent or criminal intent in the secret transfer of these funds to Black, Radler, Atkinson, Boultbee and HLG, or whether the $32.15 million was obtained solely through inadvertent errors in paperwork as Black has essentially claimed, is primarily a decision that law enforcement authorities must make in determining whether to bring criminal or civil charges against any of the individuals who were involved. However, this issue is also relevant to the Special Committee because if the intent was to defraud Hollinger through a pattern of fraudulent acts, Hollinger would be entitled to additional recovery against those who conceived and directed a longstanding pattern of activity to improperly siphon funds out of Hollinger.

     After reviewing all of the evidence available to it, the Special Committee has concluded with respect to the CNHI II payments that:

1.	The transfer of more than $10 million out of the CNHI II transaction proceeds to HLG, Black, Radler and their colleagues was not inadvertent or accidental, but was the result of a direct and deliberate order from Radler to Kipnis to transfer the funds.

2.	CNHI did not request or attach any economic significance to non-compete agreements with HLG, Black, Radler or the other individuals.

3.	When Radler ordered Kipnis to transfer these funds, Radler knew that the transfer had not been authorized, and that the amounts were not authorized by the purchase and sale agreement with CNHI.

4.	When Kipnis signed the non-competition agreement on behalf of HLG, CNHI was only concerned about obtaining written proof of Kipnis’ authority to sign on Hollinger’s behalf, because it only cared about Hollinger’s non-competition agreement.

5.	When Radler ordered Kipnis to take the money out of Hollinger, Radler knew that the Executive Committee resolutions and the purchase and sale agreements disclosing payments to HLG (both of which Radler had personally seen) had not been provided to the Board.

6.	Radler ordered Kipnis to secretly take the money out of Hollinger because Radler sought not to roil — but instead to deceive further — an Audit Committee that had just approved the $51.8 million in CanWest non-compete payments and would be receiving Ravelston’s $30.7 million management fee request for 2001 just three months later, in February 2001.

7.	Both Black and Radler knew that the Board had been told inaccurate and incomplete information concerning both the CanWest and CNHI II transactions, and the payments made to themselves at the time of those transactions.

8.	All of the recipients failed to disclose receipt of these funds in their officer and director questionnaires that were used to prepare Hollinger’s proxy statements. The Special Committee believes that the amounts were too large for any such failure to have been other than deliberate.

9.	The $100,000 Radler authorized Kipnis to take for himself at the time Kipnis was transferring the $10.25 million to Black, Radler, HLG and the others was not consistent with Hollinger’s normal compensation practices. The Special Committee believes that this payment was calculated to affect Kipnis’ behavior concerning the unauthorized transfer of the $10.25 million in transaction proceeds.

10.	Black, Boultbee and Atkinson all knew that the payments being made to them were extraordinary in size, and that they had not seen evidence of any Board action to review and approve these payments. Black knew for a fact that the Executive Committee resolution he had signed had been excluded from the materials given to the Board, thereby hiding that information from the Board, and he also knew that those consents made no reference to individual non-compete payments. Black chose not to mention more than $10 million in payments, more than half of which came directly or indirectly to himself, in describing a $90 million transaction to the Board, and the omission to disclose this to the Board was deliberate.

11.	The Special Committee believes that Black and Radler at a minimum had an intent to take the $10.25 million in CNHI II proceeds out of Hollinger for their own benefit, and that they intended to keep the taking of this money secret from the members of the Board and Hollinger’s public shareholders. In so doing, the Special Committee believes that each committed deliberate acts of fraud, and violated civil and criminal statutes.

     A. $5.5 MILLION PAYMENTS IN FEBRUARY 2001

     By checks issued on or about February 6, 2001, but backdated to December 31, 2000, Hollinger paid Black $2,612,500, Radler $2,612,500, Boultbee $137,500 and Atkinson

$137,500. In a February 5, 2001, memo126 to HLG’s CFO Creasey, McBride described these payments and their accounting as follows:

As directed by David Radler we will make four additional payments totaling $5,500,000 US$ to key management executives effective 12/31/00. These payments are to be reflected on the 2000 year-end closing package. The net effect will be to reduce Accrued Liabilities $4,000,000 and reduce the gain on disposal by $1,500,000 . . . . The attached entry reflects the changes needed.

The accounting entry McBride attached, also dated February 5, 2001, adjusts APC’s December 31, 2000 trial balance sheet as follows:

•	Reduces cash on hand by $5.5 million.

•	Reduces accounts payable by $693,200.63; reduces Liberty (a Hollinger January 1998 sale of U.S. community newspapers) accrued sales expense by $200,000; reduces CNHI accrued sales expense by $100,000; reduces Horizon accrued sales expense by $150,000; reduces “other” accrued charges by $2,035,816.73; and reduces “clearing accounts” by $819,952.44 — the total of these reductions aggregates to approximately $4 million.

•	Reduces current year net income by $1.5 million.

On the previous Friday, February 2, 2001, in response to an inquiry by Radler, McBride notified Radler in writing as to the amounts of the “[u]nallocated reserves from various transactions” and the amounts in “[o]ther” accounts.

          In addition to altering Hollinger’s financial records to account for these payments, Radler arranged for the creation of a sham documentary record to make the $5.5 million in payments appear to be “non-competition payments.” In a memo dated February 5, 2001 (the same date as McBride’s memo to Creasey and the altered accounting entries), McBride instructed an APC employee to issue the $5.5 million in “year-end” checks to Black, Radler, Boultbee and Atkinson “for non-compete payments related to the final APC sales transactions.” Three days later, Kipnis sent Atkinson non-competition agreements to be executed by Black, Boultbee and Atkinson

126 The memo’s typewritten date of February 5, 2000, appears to be a typographical error.

(Kipnis could obtain Radler’s signature in Chicago), and each agreement was backdated “as of December 31, 2000.”

     The purported non-compete agreements had nothing to do with any U.S. community newspaper sales transaction. Rather, the four Hollinger officers agreed not to compete with APC for three years after their departures from Hollinger. Kipnis knew at the time that these agreements had no economic substance. He told the Special Committee that he viewed the agreements as silly because APC owned virtually no newspapers as of February 2001 against which they could compete in the unlikely event they were to resign. Kipnis communicated his view to Atkinson, whom Kipnis states agreed with him, though Atkinson nonetheless executed the agreement and accepted the payment.

     Black, Radler, Boultbee and Atkinson each signed his own personalized version of the sham backdated non-competition agreement with APC. At the same time, they each cashed checks in February that were backdated to December 31, 2000. Atkinson returned the signed agreements to Kipnis by letter dated March 1, 2001. The Special Committee believes that the physical evidence is clear that both the agreements and the checks were backdated, and that the recipients knew them to be backdated.

     Radler initially told the Special Committee during his October 2003 interview that he had no recollection of why the $5.5 million in payments were made. In a later response to the Special Committee’s written questions about these payments, Radler’s counsel stated, among other things, that Black initiated these payments. During Radler’s December 22, 2003 and follow-up interview with the Special Committee, Radler stated that in December 2000, Black told Radler that he should take a bonus for his work in selling off the Company’s U.S. community newspapers (apparently in addition to the approximately $16 million he had received in November 2000 out of the proceeds of the CanWest and CNHI II transactions). According to Radler, he told Black that he would only accept that bonus if Black, Boultbee and Atkinson would also take bonuses.

     Radler further asserted that the $5.5 million taken from Hollinger in February 2001 was agreed upon either in that December 2000 conversation with Black or in a subsequent conversation with McBride. Radler stated that his impression after speaking with McBride was that Hollinger owed Ravelston $5.5 million in accrued management fees, and that the $5.5 million could be taken by the individuals in lieu of the accrued management fees. Kipnis told the Special Committee that McBride gave him the same impression. In fact, the $5.5 million in Ravelston “management fees” was paid in addition to the $5.5 million that was taken by Black, Radler, Atkinson and Boultbee in February 2001 under the sham agreement with APC, and both McBride and Creasey confirmed this to the Special Committee. McBride accounted for the new $5.5 million in payments under the sham APC agreement by altering the books of Hollinger to reduce various reserves and Hollinger’s net income.

     Radler also told the Special Committee that he thought it was appropriate that the $5.5 million was distributed and characterized as non-competition payments because he was informed — he believes by Kipnis — that CNHI wanted his and the other executives’ agreements not to compete with APC.127 Radler could provide no explanation for why the February 2001 “agreements” with APC and checks were backdated to December 2000. He also told the Special Committee that he was not aware of the accounting adjustments McBride made to Hollinger’s books to offset the $5.5 million in payments. His claim that he was ignorant of the fraudulent

127 This explanation is completely nonsensical. CNHI obtained an agreement from Hollinger, HLG and all four individuals in 2000 not to compete against the newspapers it acquired from Hollinger. There would not be any conceivable basis for CNHI to decide three months later that it also wanted agreements from individuals not to compete with APC, a company wholly unrelated to CNHI. Yet Radler steadfastly maintained that this is what he was told.

bookkeeping entries is difficult to believe in light of the fact that Radler had asked McBride to identify available reserves on Hollinger’s books only three days before he directed McBride to pay out the exact same amount to himself and his colleagues.

     Atkinson also offered no credible explanation in October or November 2003 for why he signed a backdated agreement in February 2001 not to compete with APC, which he acknowledged lacked any economic substance. In addition to executing his own agreement, his correspondence with Kipnis indicates that Atkinson also collected signatures in Toronto from Black and Boultbee. Atkinson told the Special Committee he could not recall anything about the agreement or the payment to him. His only recollection was that the $137,500 he received in February 2001 was, like the $450,000 he received in November 2000, a bonus for his excellent work.128 In recent interviews with the Special Committee, however, Atkinson has conceded that the payment and associated non-competition agreements were improper.

     Boultbee told the Special Committee that he thought the $137,500 was another non-compete payment on the same basis as previous payments, although he had no idea what deals were on the table or what purchasers were buying Hollinger assets. He thinks that he probably did not read the non-competition agreement he signed in February 2001. He stated that many agreements crossed his desk, and that if Atkinson had given him the agreement to sign, he would have assumed it was legitimate.

     B. $600,000 TAKEN FROM HOLLINGER IN APRIL 2001

     Approximately 60 days after Black, Radler, Atkinson and Boultbee took the $5.5 million in backdated payments relating to the phony agreement with APC, the same individuals received

128 Since Atkinson may have filed tax returns in Canada characterizing the payments as non-taxable non-competition payments and told the Special Committee that he regarded these payments as bonuses, there is an issue as to whether Atkinson or any of the other individuals may have knowingly filed false Canadian tax returns. The Special Committee believes this issue is outside its responsibilities and should be reviewed by appropriate tax authorities.

checks from Hollinger totaling another $600,000. Black and Radler received checks on April 9, 2001 in the amount of $285,000 each, while Atkinson and Boultbee received token payments of $15,000 each. There was no agreement, phony or otherwise, with any other party in connection with these amounts taken from Hollinger. None of the four individuals signed a non-competition agreement with a third party, or with one of their own companies. Hollinger did not engage in a transaction in April 2001 with anyone.

     McBride was an APC employee reporting to Radler who was simultaneously working for Black and Radler at Horizon. He was the individual who signed the backdated APC checks to Black, Radler and the others in February 2001. On April 9, 2001, he and another employee signed checks totaling $600,000 to Black, Radler, Boultbee and Atkinson. He told the Special Committee that he believes Kipnis directed him to make this additional transfer from Hollinger.

     On April 6, 2001, McBride sent a memo to Lisa Morse, another Hollinger accounting employee, directing her to “issue supplemental non-competition payments” in the amounts actually paid to Black, Radler and the others. His memo noted that “this is to be charged against the remaining sale reserves for Paxton and Jamestown.”129 McBride’s memo, which is copied to Radler and Kipnis, provides: “The checks should be sent Monday via overnight delivery to Mark Kipnis.”

     Radler initially insisted repeatedly to the Special Committee that he did not recall why the $600,000 in payments were made in April. He later maintained that he believed that Paxton and Forum had requested that the individuals sign non-competition agreements. He acknowledged, however, that he does not have a copy of, and cannot recall signing, a non-competition agreement for either transaction. In fact, neither the Paxton nor the Forum

129 This is a reference to the Paxton and Forum transactions that closed in the fall of 2000. Hollinger had established post-closing “reserves” in connection with those transactions that the checks to Black, Radler et al. had the effect of depleting.

transaction agreements required non-competition agreements from Radler, Black, Boultbee or Atkinson, and Radler could not explain why Paxton or Forum would seek non-compete agreements six months after the transactions had closed.

     Boultbee told the Special Committee that Radler told him that the $15,000 payment he would receive in April 2001 was an adjustment to an earlier non-competition payment. Atkinson had no separate recollection of his April 2001 payment, other than understanding it was another bonus payment.

     The April 2001 payments were the last of the U.S. community “non-compete” payments that were made to Black, Radler, Atkinson and Boultbee. Again, none of these payments related to non-compete agreements requested by the purchasers, and none was disclosed to or approved by the Audit Committee or Board. The CanWest payments, totaling $52.9 million (including payments to Ravelston as well as the direct payments to individuals), had been the first of the direct non-compete payments to individuals, and were the largest. As described in the chapter on the CanWest transaction, the Board was told of the CanWest payments, although the Special Committee believes that Black misrepresented facts to the Board in obtaining their consent to the payments.

     After the sizeable CanWest non-compete payments, more than $16 million more was taken out of Hollinger and transferred directly or indirectly to the same four individuals (including $750,000 paid to HLG) in the following five months in three different events. In all three cases — CNHI II, APC and the April 2001 cash distribution — there were not any agreements calling for non-competes from the four individuals. None of these payments was made as a “condition to closing” of any transaction. In CNHI II there was a transaction, but in both APC and the April 2001 payments, there was not any transaction. In CNHI II and APC, there were actual non-compete agreements signed, even though there was not any reason for either set of agreements, and individual non-compete agreements were not conditions to closing of CNHI II. The April 2001 payments did not relate to any agreements or any transaction, although they were charged against deal reserves on Hollinger’s books long after the transactions associated with those reserves had closed.

     The Special Committee found that the April 2001 payments, like APC and CNHI II, were not disclosed to the Audit Committee or the Board, and that they were not authorized in any way. The Special Committee has recovered the payments made to Black and HLG (subject to their appeals), Radler and Atkinson, although it has not recovered any of the payments to Boultbee. As with CNHI II and APC, the Special Committee has considered claims by the recipients of the funds that they could not recall the circumstances surrounding the payments, and finds these claims to be untenable. Kipnis, the equivalent of Hollinger’s General Counsel, was aware of all the payments.

     As with the other events, there is a question whether the recipients of the April 2001 payments intended to defraud Hollinger, or to steal the funds. The fact that these payments were not related in any way to a transaction, or to any non-compete agreement (even a sham agreement) with anyone, suggested that the persons directing the payments knew that these payments had nothing to do with a transaction or a non-compete agreement. The Special Committee believes that these payments were fraudulent in nature, having nothing to do with non-compete agreements. The fact that none of the recipients disclosed the payments to any member of the Board, and that most of them did not disclose these payments on their officers and directors questionnaires,130 is evidence that the recipients intended to conceal the transfer of

130 Black provided the following imprecise response in his proxy questionnaire for fiscal 2001: “I also received a payment in connection with an incentive payment signed by me, personally, in connection with Interactive Investors these funds. The fact that Kipnis knew the transfers were made, knew that he had not seen any evidence that proper authorization had been obtained, and knew that the questionnaires were incomplete suggests that he willingly was complicit in the actions of the four individuals to take money from Hollinger without disclosure or authorization. While it is theoretically conceivable that the parties intended to disclose the “transactions” and obtain proper authorization (despite the utter lack of economic justification), and that the matter “slipped between the cracks,” the Special Committee believes firmly that this is not a credible explanation given the series of events that took place and the consistency of secret actions that caused tens of millions of Hollinger dollars to fade to Black and his associates.

and three (3) noncompete payments in connection with the Community Group sale, and Osprey I and Osprey II transaction [sic]. Please check the Company’s audit committee meeting minutes and the Company’s corporate files related to these transactions for further details.”

X. THE CANWEST TRANSACTION AND THE RELATED-PARTY PAYMENTS

     The year 2000 was a pivotal one for the evolution of Hollinger’s business. Since 1966, when Black made his first investment in Canadian community newspapers,131 the entities that eventually became Hollinger had continually expanded their operations in newspaper publishing. In its early years, small Canadian community publications were the heart of Hollinger’s business.

     APC (which owned the U.S. newspaper assets, and later became Hollinger) went public in 1994. Following the 1995 and 1997 restructuring transactions, in which HLG sold the Telegraph and all of HLG’s Canadian newspapers to Hollinger, and after Hollinger increased its stake in Southam to 50.7% in 1996, Hollinger was a sizeable but highly leveraged company. Hollinger’s newspaper ownership peaked at 528 publications in 1997. Its revenues climbed to $2.15 billion in 1999, but it also incurred increasing levels of debt. This trend led to the decision to begin disposing of assets to reduce debt. The first phase in this process involved the U.S. community newspaper transactions — and, in particular, the $472 million sale to CNHI in March 1999. But the 1999 transactions did not actually reduce Hollinger’s debt burden. In fact, Hollinger’s total debt increased from $1.62 billion at June 30, 1999 to $1.72 billion at June 30, 2000 (and peaked just prior to the CanWest transaction at $1.8 billion).132Because Hollinger had, by this time, disposed of most of its U.S. community newspapers, which are generally higher-margin publications than large metropolitan dailies, Hollinger’s debt load became more burdensome in the face of stagnant or declining EBITDA. As a consequence, the decision was made to seek buyers for Hollinger’s Canadian newspapers to reduce the Company’s debt burden. The CanWest transaction was the culmination of Hollinger’s newspaper divestiture initiatives.133

131 These were the Eastern Townships Advertiser and L’Avenir de Brome-Missisquoi.

132 Interest expense in 2000 would total just under $143 million, up 25% from $114 million in 1997.

133 CanWest did not permit the Special Committee to interview CanWest executives who were involved in the November 2000 transaction.

     On April 25, 2000, Hollinger announced that the Board had retained Morgan Stanley to conduct “a process whereby most of [Hollinger’s] community newspaper assets will be made available for sale and some of its metropolitan newspaper assets will be made available for merger or affiliation.”134 The Hollinger press release noted that the Company’s stock market performance had been “somewhat obscured by perceived complexity of [Hollinger’s] corporate structure.” Hollinger’s announcement reiterated that Morgan Stanley was seeking to find “affiliates or buyers for . . . most of its U.S. and Canadian newspapers.”

     Sometime following the Morgan Stanley announcement, Black began “concept discussions” with Israel (“Izzy”) Asper, the founder and CEO of the “CanWest” media empire in Canada. CanWest Global Communications Corp. had amassed dominant positions in both broadcast and cable television properties in Canada.135

     At a conceptual level, discussions between Black and Asper focused on a potential marriage of CanWest’s broadcast interests with Hollinger’s print media interests. There were both strategic and financial dimensions to the transaction. It was clear, however, that the integrated media company that would result from any transaction would be under the firm management control of Asper and his family.

     At the time of the transaction, both companies had multi-billion dollar Canadian media businesses headed by powerful individuals with entrenched ownership positions. In terms of revenue, CanWest was roughly one third Hollinger’s size ($730 million compared to Hollinger’s $2.2 billion). CanWest also had less than half the debt of Hollinger ($800 million compared to

134 The 2000 announcement was very similar to the proposal Black made in 2003 to commence a “strategic process” for sale of Hollinger or any of its parts in response to discoveries by the Special Committee. After successful litigation to prevent interference by Black, the 2003-2004 strategic process under the direction of Hollinger’s Board led to the sale by Hollinger of The Daily Telegraph for $1.21 billion. That transaction closed on July 30, 2004 without any non-compete payments.

135 CanWest also held interests in broadcasting and internet properties in New Zealand, Australia and certain other locations.

Hollinger’s $1.8 billion), and it had a slightly higher stock market valuation even though it was only half Hollinger’s size (market capitalization of $1.7 billion compared to Hollinger’s $1.6 billion).

     The CanWest transaction, like the U.S. community newspaper dispositions begun in 1999, represented a major break with Hollinger’s history. After years of building Hollinger through acquisitions, the CanWest deal was the most visible sign of prolonged retrenchment and downsizing that was to take place at Hollinger as it faltered under the weight of its high leverage and excessive payments to the Black Group.

     Faced with steadily growing liquidity problems at HLG and with Hollinger stagnating under the weight of mediocre leadership, Black and Radler turned more and more frequently to thinly disguised looting of Hollinger’s assets as an alternative to building a successful company. Recruiting executives with the necessary talent to generate superior returns was most likely inconsistent with Black’s ego, and it would have required Black and Radler to end the predatory Ravelston structure that was sucking much of the profits out of Hollinger. Beginning in 1999 and 2000, selling assets while complaining about the market’s inability to comprehend Hollinger’s inner genius became a substitute for a long-term strategy.

     In the CanWest transaction, which closed in November 2000, Hollinger sold 350 Canadian publishing titles that represented half of Hollinger’s revenues, and two thirds of its EBITDA, for total consideration of approximately $2.1 billion.136 After the transaction, total

136 This EBITDA figure, multiplied by 10 and reduced by the central services charge and Ravelston management fee deduction, and various other adjustments, yielded the final purchase price of $2.1 billion.

Hollinger revenues fell from $2.1 billion to $1.1 billion, though it was able to reduce its leverage and improve the strength of its balance sheet.137

     From Hollinger’s perspective, the CanWest deal was a successful downsizing that enabled a shrinking Hollinger to bolster a very weak balance sheet, even though it had to sell off properties with Hollinger’s highest overall returns. From Black’s and Radler’s perspective, the transaction was a stunning success. The two diverted, directly or indirectly, almost $100 million out of Hollinger to themselves as part of the deal. After it was over, the remaining company was only half as large (and one third as profitable) as before, yet Black and Radler continued to collect 80% of the amount of management fees that they had charged before the downsizing.

A.	HOLLINGER PROCEEDS REDUCED IN RETURN FOR MANAGEMENT FEES TO BLACK AND RADLER

     By May of 2000, Asper and Black were exchanging increasingly detailed “concept documents” that outlined the terms of a transaction. The basic structure was for an acquisition by CanWest of properties for a combination of cash, assumed debt, common stock and newly issued debt or preferred stock. On May 25, 2000, CanWest sent Hollinger a highly detailed outline of philosophy and terms entitled “A Canterbury Tale” that reflected the increasingly specific negotiations that had been going on between Black and Asper.138 The purchase price was to be 10 times the “sustainable fiscal year 2000 EBITDA” for the businesses being sold.139 In utilizing the concept of “sustainable” cash flow, CanWest had specifically provided that the

137 Prior to the CanWest deal, Hollinger had total debt of approximately $1.8 billion, annual interest expense of $146 million, and a debt to market cap ratio of 1.1 to 1. Following the transaction, Hollinger had total debt of $812 million, annual interest expense of $78.6 million and a debt to market cap ratio of 0.5 to 1.

138 “The transaction envisaged hereby would be an historic event in Canada, and a model for similar convergence activities throughout the Western World and therefore the prospective parties should firmly adopt the view that, in this case, the deal is the thing and the numbers and mechanics are secondary.” A “Canterbury Tale”, page 1.

139 Hollinger saw this as a premium price that was highly advantageous to Hollinger. CanWest saw the multiple of 10 times EBITDA as a market price for major publications, and a premium for smaller publications that CanWest believed should normally trade at 7-8 times EBITDA.

cost of centralized management services that Hollinger had provided and that would have to be replicated by CanWest, would have to be identified and subtracted from reported EBITDA before applying the 10 times multiple to obtain the sales price. In effect, the baseline price of 10 times 2000 EBITDA would be reduced by 10 times the total cost of central management services CanWest believed would be ongoing to arrive at what it called “sustainable EBITDA.”140

     The subject of management fees relating to the properties being sold was raised by Black early in the discussions with Asper, and was to become a major factor in the complicated negotiations before the deal could be presented to the Hollinger Board. It was not surprising that management fees would be a major factor in the transaction, since they had become the unique and irreplaceable source of wealth paid indirectly by Hollinger through Ravelston to Black and Radler. As CanWest had not previously managed print properties, it was also interested in receiving management assistance from Hollinger as it integrated the properties it was acquiring, particularly if that assistance was paid for ten times over by Hollinger shareholders.

     In a letter to Asper dated May 15, 2000, Black described a pricing calculation and noted that the sustainable 2000 EBITDA used to calculate the sale price should be “less $[12.3] million for our management fee.” (Emphasis added.)141 Under the CanWest pricing formula, Black knew that his request for an annual fee of $12.3 million to himself and Radler would have reduced the sales proceeds payable to Hollinger by $123 million.

     The following day Asper sent a ten-page handwritten response to Black responding to a number of points. Asper’s letter stated:

140 Section 2(b) of “A Canterbury Tale” provides that “[t]he businesses acquired by CanWest will be valued at 10x sustainable fiscal year 2000 EBITDA.” Section 2(f) provides, “Hollinger wishes to retain a management role with respect to the purchased properties and be fully compensated therefor [sic].”

141 When Black referred to “our” management fee, he did not mean Hollinger, even though the letter was written on letterhead of the Telegraph. The management fee he was referring to was the type of fee then being paid by Hollinger to Black and Radler through Ravelston.

As for your suggestion of a $[12.3] million management fee, we need to know exactly what it would cover. Our control group, Canwest Direction Ltd[.], charges CanWest only a $[1.3] to [1.9] million [fee] to the public co., CanWest Global, and all of that is paid out to cover salaries actually paid to members of the Asper family, at modest market rates, with no overhead, or profit. Could you give us an accounting of what services the $[12.3] million covers and what and who is provided at what cost.[142] (Emphasis added.)

     Black did not provide Asper with an accounting for the exact services he intended to provide for his proposed management fee, or a description of “what and who is provided at what cost” by Ravelston, just as he never provided that information to the Audit Committee of Hollinger or to the Special Committee. The Special Committee believes that Black was never willing to provide a breakdown of such costs because it would prove to even the most inattentive observer that Black and Radler had been charging Hollinger management fees that were completely unjustified and that would appear so excessive as to fit within widely accepted definitions of “looting.”

     Rather than providing Asper with an accounting of how he could justify a $12.3 million annual management fee, Black simply reduced the amount he was seeking to $3.9 million, which was the amount ultimately included in the final deal. Apparently no one on the Hollinger Board ever questioned Black why he was willing to provide management services to CanWest for $3.9 million for businesses that represented roughly 50% of Hollinger’s total revenue, when the management fee Black was charging Hollinger had been $40.3 million the previous year. This was clear evidence that Black and Radler were overcharging Hollinger by a factor of roughly

142 It is unfortunate to say the least that nobody on the Hollinger Board seems to have asked similar questions to those posed to Black by Asper. Since CanWest paid management fees to an entity within the group that employed members of the Asper family, he presumably noticed immediately that the management fee being charged by Ravelston was roughly 6-10 times greater than management fees at CanWest.

400% in the services they were providing through Ravelston. Apparently neither the Audit Committee nor any other member of the Hollinger Board noticed this glaring anomaly.

     There was not any question that both Black and Asper understood that any proposed management fee would reduce the sales price that Hollinger would receive in the deal.

     Section 6 (b) of “A Canterbury Tale” provided that:

Assuming a management fee arrangement were negotiated between Hollinger and CanWest . . . then the EBITDA against which the 10 X multiple were applied would be reduced by the Hollinger Management Fee and/or such Management costs as CanWest would incur in operating the business.

Section 12 of “A Canterbury Tale” provided that:

. . . to the extent that Hollinger provides services, it must define precisely what services it wishes to provide, by whom they will be provided, whether or not they are full time personnel in Hollinger International, or part time, and what would an equitable charge be to CanWest, and which Hollinger costs would be capitalized at 10X . . . 143

     At this stage of the discussions, CanWest apparently believed that any agreed management fee would be payable to Hollinger. If this had been the course ultimately followed, it would have avoided any serious fiduciary issues involving the CanWest management fee, since the reduced purchase price to Hollinger would have been offset by an ongoing cash flow stream to Hollinger. However, Black’s intent was to capture the ongoing management fee income stream for himself and Radler, using Ravelston, even though this could only be done by causing a price reduction to Hollinger ten times greater than the level of the annual management fee that CanWest would pay to Black and Radler.

143 Section 12 goes on to provide that Hollinger should define the consulting services it wished to provide to CanWest more specifically. “Hollinger would be paid an annual fee for said management consulting in an amount to be negotiated once Hollinger has defined the role and scope of work by the individuals involved. This management consulting fee . . . would be capitalized at 10X and deducted from the Hollinger purchase price.”

     As the negotiations progressed, subsequent drafts of the emerging deal outline provided for an annual management fee of $3.9 million to be paid to Ravelston, not Hollinger. In addition, unusual provisions were developed relating to anpy termination of the management fee. The final agreement requires CanWest to pay Ravelston, not Hollinger, $29.1 million at any time CanWest terminates the management services contract, without reduction for the number of years the fee is paid to Ravelston.144 Since Hollinger paid $39 million to create the management fee stream, there is no rational explanation for why the lump sum cancellation payment would go to Ravelston instead of Hollinger other than that this was what Black demanded to close the deal.

     Irrespective of the merits of the overall CanWest transaction, the manner of calculating the final sales price and the inclusion of a $3.9 million annual management fee for Ravelston caused serious damage to Hollinger shareholders and represented a violation of the fiduciary duties of loyalty and fair dealing owed by Black to the Hollinger shareholders. Black negotiated a $3.9 million annual payment in perpetuity for himself and his Ravelston colleagues, with a guaranteed $29.1 million payment at any time the arrangement was cancelled by CanWest, and with a $14.6 million payment entitlement even if Black himself terminated the relationship.145 The Special Committee does not believe that there is any question under the relevant transaction documents that Black caused Hollinger shareholders to surrender $39 million in sales proceeds they would otherwise have received to pay for this personally lucrative side deal with CanWest.

     The Special Committee believes that all past and future management fees from CanWest, and any future termination fee, should be paid to Hollinger as the original CanWest deal

144 In a striking example of the unusual nature of these provisions, the agreement also requires CanWest to pay Ravelston $14.6 million even if Ravelston terminates the agreement. Again, this reflects the fact that Hollinger shareholders have already paid $39 million for these provisions through the reduction in purchase price, though under the contract as written they will not receive a single dollar in return.

145 In effect Black gave himself the right to a $14.6 million lump sum bonus that he could trigger unilaterally by giving up his $3.9 million annual management fee.

documents provided. Hollinger paid CanWest to create these arrangements by surrendering sale proceeds equal to 10 times their annual amounts. Having paid to create this cash flow, Hollinger, not Black, should receive it.

     The manner in which Black structured the CanWest agreement resulted in substantial and unjustifiable damage to Hollinger shareholders and violated Black’s fiduciary duties of loyalty and fair dealing. The Special Committee’s lawsuit in the Illinois Action seeks recovery from Black and Ravelston of the full amount of payments to them under the CanWest management arrangement, as well as recovery for damages from this pattern of fraud and under Hollinger’s claim for recovery pursuant to RICO.

     B. NON-COMPETE PAYMENTS TO BLACK AND THE RAVELSTON GROUP

     The second major fiduciary issue involved in the CanWest transaction relates to the payment of $52.9 million146 in supposed “non-compete” payments to Black ($11.9 million), Radler ($11.9 million), Atkinson ($1.3 million), Boultbee ($1.3 million) and Ravelston ($26.5 million). These payments came directly out of the sales proceeds otherwise payable to Hollinger and its shareholders, while Hollinger itself did not receive a single dollar of non-compete proceeds.

     Unlike the secret and unauthorized non-compete payments that were made to HLG and to Black, Radler and their Ravelston colleagues in the transactions described elsewhere in this Report, the CanWest non-compete payments were disclosed to both the Hollinger Audit Committee and Board. After review and discussion, both the Audit Committee and the Board approved these payments. Consistent with the pattern of fraud and deceit described throughout

146 As will be discussed later, the $52.9 million of non-compete payments to the Black Group includes $1.1 million of “intrest” in addition to the $51.8 million of non-compete payments in the Transaction Agreement and approved by the Hollinger Audit Committee and Board.

this Report, Radler apparently was unable or unwilling to make full and accurate disclosure to the Audit Committee regarding these payments. He permitted his misinformation to be relayed to the full Board by Thompson. Black — who apparently was content to delegate to Radler and his other Ravelston associates the task of slipping the non-compete payments past the Audit Committee and Board, because he did not even bother to attend the Board meeting at which the payments were approved — failed to later advise the Board that they had been misled, and compounded the pattern of deception by making false statements to shareholders regarding the circumstances surrounding the approval of the payments.

     As it turned out, both the Audit Committee and the Board as a whole were not told the truth regarding these carveouts from the CanWest sales proceeds when Black sought their initial approval. Then, nearly six months after the transaction closed, the Board was advised that the initial information on which they had based their approval was inaccurate, and Black sought ratification for the payments in a different form. Like the first approval request, the second request to the Audit Committee to ratify the CanWest carveout payments contained knowingly false and misleading information.

     The early discussions between Black and Asper, the early drafts of the “concept document” and the more detailed “A Canterbury Tale”, do not contain any references to non-compete agreements coming from any party or to payments relating to any such agreements. The only carveout from the proceeds going to Hollinger contained in the original drafts of the deal outline concerned the adjustment of the purchase price to take account of 10 times the impact of Ravelston management fees and other management costs.

     The first reference to non-compete agreements appeared in a detailed, 42-page “Transaction Proposal” dated June 14, 2000, sent to Black by Asper. The Transaction Proposal appears intended as a detailed letter of intent, and it served as the precursor to the Transaction Agreement itself that was signed July 30, 2000. The Transaction Proposal was the first of many drafts leading up to the final agreement that provide for CanWest to receive five-year non-compete agreements from “Hollinger, Ravelston and their respective affiliates and associates.” Later documents make clear that CanWest wanted non-competes from Black and Radler personally as well as from the various corporate entities. However, CanWest did not include in its initial Transaction Proposal any provisions for special compensation that would be paid with respect to the non-compete agreements. Under the Transaction Proposal all the sales proceeds went to Hollinger (subject to the reduction of 10 times Ravelston’s management fee and an agreed-upon “central services charge” reduction). This fact is clear evidence that Radler’s and Kipnis’ later claim that CanWest initially demanded that Black and Radler receive $32 million in payments for their non-compete agreements was simply false.

The first draft of the Transaction Agreement, which was circulated on July 7, 2000, provides as a closing condition that CanWest would receive non-competition agreements from Ravelston, Hollinger, Black and Radler. As in the earlier Transaction Proposal, the draft agreement initially did not include any provision for separate consideration for the non-compete agreements.

On July 20, 2000, Atkinson sent a fax to Radler in response to a voicemail received from Radler. The fax appears to be the first document raising the prospect of payments being made to Ravelston in return for the proposed non-competition agreement it would give to CanWest. Atkinson notes in the fax:

I think there are two elements to the consideration that should be paid by [Hollinger] to Ravelston. They are:

1. compensation for the reduced management fee consequent upon the CanWest deal;

2. compensation for entering into the non-competes which in effect take us out of business in Canada.

I will get in touch with Mark [Kipnis] and find out what our practice has been with respect to Item #2. In regard to Item #1 we are giving up substantial compensation and some valuation will have to be placed on that. I assume that all of this should be put before the [Hollinger] Audit Committee before the board meeting to approve the transaction.147

     According to interviews the Special Committee held with both Atkinson and Boultbee, CanWest never expressed significant concern regarding the valuation of any non-competition agreements. While allocating a portion of the purchase price for the Hollinger assets to non-compete agreements would allow faster amortization of a portion of the purchase price, and thereby create a small tax benefit, CanWest did not seem to care about this effect. Atkinson told the Special Committee that he recalled Boultbee telling him that CanWest “did not care” about the purchase price allocation to non-competition agreements at any amount up to $51.8 million, but that due to concerns regarding tax ramifications, it would oppose any allocation at a higher level.148

     CanWest did not appear to concern itself with the amount of the purchase price allocated to non-competition agreements, probably for the simple reason that any such allocation would not cost it anything. CanWest was going to pay the same price whether it was entirely for the assets being purchased, with non-compete agreements provided at no extra consideration, or

147 The Special Committee does not have a record of what Radler’s incoming voicemail to Atkinson said. However, Atkinson’s fax appears designed to set forth a justification to support what Radler himself told the Special Committee he was demanding — multi-million dollar personal payments that would have come out of Hollinger’s sales proceeds.

148 $51.8 million represented 2.5% of the purchase price, and it is likely that CanWest’s tax advisors set a maximum level for any non-compete allocations to prevent challenges from tax authorities. While they would have been happy to create any allocation up to that amount since it was a non-cash charge that would be paid by Hollinger, they probably did not wish to risk provoking costly tax proceedings by agreeing to higher allocations.

whether it was a purchase price for the assets and a separate amount for the non-competes, so long as the total added up to the same agreed amount.

     While the issue of payments for non-competes did not affect CanWest, it would have an important effect on Hollinger shareholders, and a dramatic effect on Black and his Ravelston colleagues. Characteristically, Black, Radler, Boultbee and Atkinson appear to have schemed behind the scenes to minimize proceeds to Hollinger and to maximize the amount diverted to themselves.

     As fiduciaries, Black, Radler and their colleagues should have been trying to maximize transaction proceeds to Hollinger’s shareholders. This could best have been achieved by providing the non-compete agreements CanWest wanted from Ravelston and the individuals without separate compensation. Indeed, Black and the other individuals could have been required to provide such agreements as a condition of maintaining their positions and compensation from Hollinger.149 Rather than trying to minimize any diversion of proceeds away from Hollinger, the record of the negotiation of the transaction demonstrates that Black and other decision makers on the Hollinger side pushed for and received the maximum possible non-compete payments within CanWest’s apparent absolute limit of $51.8 million.

     If Radler, Atkinson or Boultbee (all of whom theoretically could be fired by Black) insisted on some level of compensation on the basis that the non-competition provisions could adversely affect their professional opportunities post-Hollinger, Black could have addressed these concerns through employment agreements with Hollinger, or by giving them enhanced

149 One possible reason the Board did not simply require the individuals to provide the agreements as a condition of maintaining their positions was that Radler had told the Audit Committee that Asper insisted both on receiving the agreements and on specific payment amounts to the individuals and Ravelston. This latter assertion was untruthful, but it likely affected the Audit Committee’s and Board’s actions because of reluctance to jeopardize what was seen as a very beneficial overall deal. One can only speculate what the Board would have done if Radler had told the truth that CanWest “didn’t care” what amount, if any, Black and the others would receive in exchange for their non-compete agreements.

severance provisions that would only take effect if these individuals in fact left Hollinger. The CanWest non-compete agreements would not have any adverse effect on these individuals as long as they remained with Hollinger. Therefore, at most, any compensation for the non-competition agreement should only have been triggered by their departure from Hollinger, with any payment tied to the time remaining on any such non-compete commitment as of the date of departure, either on their own volition or involuntarily. Because Black held absolute control of Hollinger, which was itself bound by a non-competition agreement with CanWest, there was no apparent situation in which the CanWest non-compete would adversely affect Black personally beyond the constraints already imposed by Hollinger’s non-compete, and therefore he had the least cause of all to demand personal compensation.

     Moreover, Ravelston’s management services agreement with Hollinger should have itself contained provisions requiring Ravelston and its employees not to compete with Hollinger and to abide by all Hollinger non-competition agreements. Instead, the bare boned agreement that Torys drafted for Ravelston, and that Ravelston had Hollinger sign without negotiation, did not provide any such rudimentary protections. Rather than receive compensation for agreeing not to compete with CanWest, Black and his associates should have been forced to choose between either continuing with Hollinger’s lucrative management services fees and receiving myriad other compensation, or leaving Hollinger, losing that compensation, and negotiating for severance/non-competition consideration. They undoubtedly would have chosen the former. But in any event, allowing them to have both was a windfall, and unfair to Hollinger’s public shareholders.

     As late as July 27, 2000, three days prior to execution, the draft Transaction Agreement did not contain any provision concerning payment of anything for the required non-competition covenants. Nonetheless, nearly a week earlier, on July 21, Radler, Kipnis, Thompson and Loye held a teleconference to discuss the CanWest transaction. According to Loye’s memo regarding the meeting, Kipnis and Radler advised Thompson that there would be “certain related party issues, including covenants not to compete and management fees, which would require independent review and fairness determinations by the Audit Committee.” The suggestion to Thompson that a fairness determination would be needed concerning related-party issues suggests that Kipnis and Radler knew at that time that payments to Black and Radler directly or through Ravelston would be proposed.

     On July 25, 2000, Torys sent a summary of the proposed CanWest transaction to the Board. That summary advised the Board that Ravelston, Black and Radler, among others, would be required by CanWest to execute non-competition agreements. The summary provided “Prior to closing, such parties and the Audit Committee will negotiate, consistent with prior transactions, what portion of the Purchase Price should be allocated to the Non-Competition Agreements.” (Emphasis added.)

     Apparently Torys, which was serving simultaneously as counsel for Hollinger and Ravelston, did not think it worth mentioning that Hollinger had never previously paid either Ravelston or Black, Radler and their fellow Ravelston officers anything for non-competition agreements, and that any such payment would be precedent setting, not consistent with prior practice. The fact that Torys had a conflict in giving this advice (because any such payment to Torys client Ravelston would be paid by Torys client Hollinger) was not noted for the Board.

     It is also curious that neither the Audit Committee nor the Board noticed or reacted to the suggestion that payments to Black or Ravelston would be made “consistent with prior practice.” As of July 25, 2000, the Board had not been told about any prior non-compete payments for any entity other than Hollinger itself (where the distinction was irrelevant to Hollinger as both sale proceeds and non-compete proceeds would be kept by Hollinger). Had the Board begun asking questions, it might have led to discovery of the $16.55 million in Hollinger sales proceeds that had been secretly paid to HLG during 1999 under the same rationale that was brewing for the CanWest payments in 2000.

     Hollinger’s Board held a meeting on July 26, 2000. The minutes of the meeting reflect that Black told the Board that “certain monetary allocations will be made to Ravelston and those parties required to sign Non-Competition Agreements. Related party issues will be resolved prior to closing by the Audit Committee.” Other than reciting the familiar mantra “a general discussion ensued,”150 the minutes do not reflect any meaningful discussion or questions from the Board regarding related-party issues, and subsequent to this meeting the die appears to have been cast that Black and the others would be expecting and receiving substantial payments to be carved out of Hollinger’s sales proceeds.

     On July 27, 2000, Sukonick of Torys sent an e-mail to Boultbee and Atkinson discussing a plan as of that date to transfer $36.9 million directly and indirectly to Black and his colleagues.151 In addition, the Sukonick e-mail demonstrates that Torys had been analyzing the transaction structure with a view to obtaining potential tax-free treatment for non-compete payments received by individuals. The lure of tens of millions of dollars in tax-free income seems to have been a potential outcome that was more effective in motivating the actions of Black, Radler, Atkinson and Boultbee than abstract issues of fiduciary duties to their shareholders.

150 In most instances, minutes of Board meetings would not include any significant detail regarding the substance of issues discussed by the Board. Often times, in place of such detail, the empty phrase “a general discussion ensued” appears in the minutes.

151 Sukonick’s memo proposed paying $9.7 million to Ravelston and $27.2 million to the individuals.

     The next day, July 28, 2000, CanWest’s counsel distributed a new draft of the Transaction Agreement that for the first time reduced the Purchase Price for the newspaper assets being sold by $51.8 million, and added a separate payment of $51.8 million “in consideration of the receipt by CanWest . . . of the Non-Competition Agreements.” The final version of the Transaction Agreement was signed two days later, and contained this language unchanged from its first appearance in the July 28, 2000 draft.

     None of the Hollinger officers or attorneys interviewed by the Special Committee recalled who asked for the change in the Transaction Agreement that reduced the purchase price to be paid for Hollinger’s newspaper assets by $51.8 million and added the same amount to allocations for non-competition agreements, or why $36.9 million was originally under discussion with Torys and then changed the next day to $51.8 million. This is consistent with other cases of selective viral amnesia that have struck recipients of Hollinger cash and those who facilitated the process during the past decade.

     Radler discussed the issue of personal non-competes with the Special Committee during his interview, and appeared forthcoming as to his attitude at the time of the CanWest transaction. Radler noted that CanWest had requested a commitment from him not to engage in the publishing business in his home country for a five-year period. He told the Special Committee that when he heard of this request, he initially told Atkinson he would not provide any such agreement, although he later told Atkinson he would sign an agreement if he received a payment of $16.2 million. Atkinson consulted Black, who more appropriately should have given Radler reasonable severance commitments that would not have cost Hollinger shareholders anything unless Radler departed. Instead, Black apparently decided that he should receive the same amount as Radler, and through Atkinson, Black offered to accept $12.3 million if Radler would accept the same.152

     The Special Committee believes that the record is reasonably clear that when Black and Radler were discussing how much they should be paid to behave consistently with agreements that bound the company of which they were the two senior officers and controlling shareholders, nobody was negotiating on behalf of the Hollinger shareholders. CanWest did not care whether it paid Hollinger on the one hand, or Black and Radler personally, on the other. Black and Radler obviously cared a great deal which of those outcomes occurred. The $24.6 million that Black and Radler decided they should jointly be paid out of Hollinger’s proceeds, coupled with $1.3 million each that Black decided to give Atkinson and Boultbee (after they asked Black to include them in what they thought would be tax-free gains), was identical to the $27.2 million in payments for individuals that is discussed in the July 27 e-mail from Torys. This suggests that the July 27 Torys e-mail was a reflection of decisions Black and Radler had already made and communicated to Torys. The difference in the non-compete consideration between $36.9 million as proposed by Torys and $51.8 million in the Transaction Agreement could then go either to Hollinger, or to Ravelston. As the transaction unfolded, this entire amount (and more) was paid to Ravelston, with Hollinger getting nothing. Since Ravelston, in this context, was nothing more than Black, Radler, Atkinson and Boultbee, collectively, this meant that the Ravelston payment represented a “double-dip” for Black, Radler, and the others. They were paid first as individuals, and then subsequently as a group, for the exact same thing.

152 Since Hollinger itself was barred from competing, and Black was both its CEO and its controlling shareholder, Black had a weaker argument than Radler that this agreement would ever affect his personal employment and that therefore he should be paid separately for entering into any such agreement. But neither Black nor Radler was entitled to receive both continued Hollinger management services fees (and other compensation) and payment for signing non-competition agreements that bound Hollinger.

     Irrespective of the exact amount, there was little justification for any payments to the individuals out of the Hollinger sales proceeds. As long as they continued their employment with Hollinger, they would not be allowed to compete with CanWest in any event.153 There would have been several reasonable and fair methods of dealing with any potential situation involving a contingent future departure by any of the four individuals without taking tens of millions of dollars out of Hollinger’s transaction proceeds.154

     C. HOLLINGER PROCEEDS DIVERTED TO RAVELSTON

     The $26.4 million that Black, Radler, Atkinson and Boultbee individually took out of the CanWest transaction proceeds was not sufficient to slake their thirst for tax-free payments. Dating to the original Atkinson fax to Radler on July 20, 2000, Atkinson had sought compensation for Ravelston for the reduced management fee that it would be receiving as a result of the sale of the Canadian assets. In the Torys e-mail of July 27, a non-compete payment of $9.7 million was proposed for Ravelston.

     The proposition that Ravelston should be compensated separately for a non-competition agreement was preposterous on a variety of grounds. Among other things, no one has ever explained how Ravelston would have been able to compete with CanWest without Black, Radler, Atkinson and Boultbee (each of whom would be barred under their personal non-competes), who were four of the five Ravelston shareholders with publishing experience. The only Ravelston shareholder with relevant operating experience who was not going to be bound by an individual

153 Black was being highly compensated already to serve as co-CEO of the Telegraph and to run Hollinger as well, so he had neither the time nor the ability to try to start up new Canadian community papers to compete with CanWest. Radler was enormously compensated to be publisher of the Sun-Times, and served as COO for the rest of the group. On the side he was building Horizon, his own publishing company. He was undoubtedly capable of competing with CanWest, but he could not have done so without giving up most of his other activities. Thus neither Black nor Radler was really giving up anything of substance through the CanWest non-competes.

154 For example, Hollinger could simply have indemnified CanWest up to a set limit for any damages CanWest might suffer if Black, Radler, Atkinson or Boultbee left Hollinger and competed with CanWest within the five-year time frame. This would have had zero direct cost to Hollinger yet provided equal protection to CanWest.

non-compete agreement was Colson, a longtime Black retainer who was then publisher of The Daily Telegraph and resident in London. With Black, Radler, Boultbee, Atkinson and Hollinger on the sidelines, Colson would have been an unlikely spearhead for a renewed competitive thrust by Ravelston in Canada.

     If CanWest had been seriously worried about Ravelston as a competitive threat independently of Black and Radler, Hollinger could simply have advised Ravelston that executing such a non-compete was a condition to renewal of Ravelston’s management fee arrangement with Hollinger, which paid Ravelston $38 million in 2000 and $30.7 million in 2001. Of course, any such step would have required someone to act on Hollinger’s behalf, and of all the principals and professionals involved in the negotiation of the CanWest transaction, it was clear that no one was really representing Hollinger and its shareholders other than in accordance with Black’s and Radler’s directions.

     Atkinson’s fax and much of the later discussion with the Hollinger Board related to a different argument for compensating Ravelston. This was that Ravelston should receive a “break fee,” or cash compensation to offset whatever reduction would occur in its lucrative management fee as a result of the 50% reduction in Hollinger’s revenues caused by the CanWest sale. In actual fact, the management fee paid to Ravelston by Hollinger in 2001 was $30.7 million, a reduction of only $7.3 million or 19% in 2001 compared to the $38 million Ravelston received in 2000.155 After receipt of $3.9 million from CanWest as a management fee, Ravelston’s aggregate management fees in 2001 fell by only $3.4 million, or less than 10%, as a result of the CanWest transaction. Since Black himself offered to cut the Ravelston fee to CanWest by $8.4 million, it is not clear why anyone would have looked to Hollinger to make up the shortfall that

155 Since the assets under management fell by more than 50%, it shows less than fierce negotiation by Hollinger that the management fee to Ravelston fell by only 19% in 2001.

Black himself had offered to CanWest. (Ravelston’s fee from Hollinger actually jumped from 1.8% of revenue in 2000 to 2.7% of revenue in 2001.) Evidently, Hollinger’s Audit Committee did not notice how fast Black reduced his management fee demands when someone (i.e., Asper) actually asked him to account of who was being paid what and who was doing what at Ravelston.

     The absurdity of the “break fee” concept seems to have been noted by Black himself. Boultbee told the Special Committee that he had suggested the notion of a “break fee” for Ravelston sometime in July of 2000, and Boultbee says that Black had dismissed the idea with the comment that it would never fly. Since Ravelston did not have a long-term contract, but rather an annual agreement to agree, and since it did not have any property right in the continuation of a management arrangement that Hollinger was free to cancel, Ravelston didn’t have any rights it could give up in return for a “break fee.”156 That Ravelston had an unbelievably lucrative fee stream from Hollinger was certain, and that it had become accustomed to receiving this enormous annual windfall from an inattentive and uncritical Audit Committee was also fairly clear. The idea that this could possibly give rise to a right the loss of which would be legally compensable was at best an outlandish proposition, and at worst an outright fraud.

     Absurd or not, the idea of compensating Ravelston independently for a non-competition payment soon became part of the transaction terms that Radler and Kipnis presented to the Audit Committee. In the end, Black and Radler decided to reduce the sales proceeds to Hollinger by

156 Indeed, in this regard Ravelston was no different than a law firm, accounting firm, consulting firm, or any other service provider to Hollinger’s disposed operations. None of Hollinger’s other vendors of professional or other goods and services would receive a “break fee” for lost business when half their client’s operations were sold. All such firms were free to compete for CanWest’s business after it acquired the Hollinger assets, just as is true for all third-party vendors following an acquisition or disposition. What was different about Ravelston was only that it held the power of a controlling shareholder. In effect, the “break fee” was compensation for loss of Ravelston’s ability to force Hollinger into unfair transactions no third party would ever agree to on an arms-length basis.

the full $51.8 million, and to pay that entire amount to themselves directly or indirectly less the $2.6 million they agreed to pay Atkinson and Boultbee. As presented to the Board, not one dollar of the “non-compete” payments was to go to Hollinger itself, even though in all previous transactions of which the Board was aware, Hollinger had received 100% of such non-compete allocations.

     The Special Committee has concluded that the process described above was fundamentally flawed, and represented a deliberate fraud on the Hollinger shareholders. The Hollinger shareholders lost nearly $92 million in sales proceeds as a result of an unfair process that disregarded their interests entirely. $39 million in sales proceeds went to buy Ravelston a management services contract from CanWest that had no conceivable benefit for Hollinger. Another $52.9 million in sales proceeds (including sham “interest” on the non-compete payments) were paid directly or indirectly to Black, Radler, Atkinson and Boultbee under the fiction of non-competition awards, an amount vastly beyond any arguable value for such agreements. Since Hollinger was paying tens of millions in direct and indirect compensation to the very same individuals, it was fundamentally unfair for them to essentially extort more than $50 million in personal payments before they would do what was required to close the deal.

     No one was empowered to act independently on behalf of Hollinger and to negotiate for its interests separately from those of Black. The entire transaction was negotiated by Black, with assistance at the end from his Ravelston colleagues and counsel who represented Ravelston at the same time as nominally representing Hollinger. While Black and Radler gave lip service to the need for negotiations with the Audit Committee, the first conversations with Thompson did not occur until less than two weeks before the transaction was signed, with the Audit Committee having no counsel, advisors or negotiators independent of Black.

     Thompson and the Audit Committee gave blanket approval to Radler’s and Kipnis’ proposals without meaningful independent review or the appearance of any appreciable thought. It is astonishing that the Audit Committee (and Board) did not find reasons to challenge management aggressively on all of the related-party issues presented by the CanWest transaction. Black had essentially invited them to do so in his July 2000 presentation, when he explained that there would be related-party aspects to the transaction that would require the active participation of the Audit Committee. Yet, the Audit Committee never questioned, for example, why: (i) Ravelston, not Hollinger, was entitled to receive management services payments from CanWest; (ii) such payments would be used as a basis for reducing the purchase price paid by CanWest; and (iii) management and Ravelston would receive the entire non-compete allocation, with none of the money being retained by Hollinger. Neither the Audit Committee nor professionals working for it participated directly in the negotiations with CanWest, with the result that the Audit Committee could never have any independent knowledge of what negotiations had really occurred on the points that led to the loss of $92 million for Hollinger. The Audit Committee was also not directly exposed to the fact that throughout the process not a single participant in the CanWest negotiations was participating with Hollinger’s interests as their first priority. Sadly, the Audit Committee remained entirely passive and didn’t put itself in a position where it could do anything other than accept at face value all the lies it was told.

     The Special Committee believes that the process that occurred does not approach the standards required by Delaware law to justify a related-party transaction of this nature and magnitude. The “entire fairness” test under Delaware law requires that a transaction involving nearly $100 million in payments from Hollinger to its own controlling shareholders must be the result of an independent and fair process, as well as taking place on terms that in economic substance are also fair.

     The Special Committee also believes that, even if the CanWest process had been procedurally fair (which it wasn’t), the enormous amount of payments that Black and his cronies took out of Hollinger’s proceeds in CanWest could never be justified as economically fair to Hollinger’s shareholders. For all the reasons described above, the Special Committee does not believe that any of the “non-competition” payments were fair to Hollinger, as Black and his colleagues were already excessively compensated and should not have required more money to compel them to honor Hollinger’s obligations.

     In addition, there were several means by which any legitimate concerns of Radler, Atkinson and Boultbee regarding their employment opportunities in the event they ceased to be officers of Hollinger could have been addressed without any immediate payments by, or at the expense of, Hollinger. Thus, the entirety of the payments to Ravelston and to Black, Radler, Atkinson and Boultbee represent, in the view of the Special Committee, proceeds from a direct violation of the fiduciary duties of all the recipients. The Special Committee is seeking recovery of all such amounts, plus interest, from the recipients in the Illinois Action.157

157 As previously discussed, the Company’s settlement with Atkinson includes his CanWest non-compete payment, plus interest.

XI. PUSHING THE CANWEST RELATED-PARTY PAYMENT PAST THE BOARD

     As described in the previous chapter, Black maneuvered the entire course of the CanWest negotiations to achieve agreements with CanWest that allowed Black and his colleagues to siphon $91 million out of Hollinger’s proceeds and into their own pockets. Black agreed with CanWest that Hollinger’s sales price would be reduced by (i) $39 million to pay for an annuity of $3.9 million to himself and Radler indefinitely; and (ii) $51.8 million to pay for non-compete payments directly and indirectly to Black and Radler and their Ravelston colleagues, Atkinson and Boultbee.158

     The Transaction Agreement with CanWest was signed on July 30, 2000. The final agreement contained the $91 million in reductions Black had agreed to allow CanWest to take from Hollinger to fund the payments to himself and his colleagues.159The execution of the agreement had been approved by the Hollinger Board on July 26, 2000 in a teleconference that lasted a total of one hour.160 The minutes of the meeting noted that Black told the Board that “Related party issues will be resolved prior to closing by the Audit Committee.”

     A. THE MISLEADING KIPNIS MEMO TO THE AUDIT COMMITTEE

     On September 1, 2000, Kipnis sent a memo to the Audit Committee concerning “CanWest Transaction Related-party Aspects.” Strangely, the Kipnis memo is completely silent on the reduction of the Hollinger purchase price by $39 million to pay for the management fee annuity to Black and Radler. By ignoring the issue, the Kipnis memo dodged the need to discuss

158 Black and Radler collectively received $49.1 million in immediate cash payments (directly and indirectly through Ravelston) from Hollinger plus their $3.9 million annual payment from CanWest as a result of Black’s negotiations that were supposedly conducted on behalf of Hollinger. Hollinger itself got $0 in non-competes and $0 in management fees.

159 In addition, while the Ravelston management fee purported to cover “advice and assistance with respect to acquisitions [and] divestitures,” Hollinger nonetheless paid Morgan Stanley an investment banking fee of $14,275,539 on the transaction.

160 The Board meeting also included discussion of a stock buyback program using a portion of the CanWest proceeds.

whether Hollinger should recover the $39 million through offsets against Ravelston’s management fee to Hollinger over a short or long period. Similarly, there is not any discussion or review of the fact that Ravelston had in effect charged Hollinger roughly $20 million to manage the CanWest assets in 1999 and 2000, but Black had agreed to manage the same assets for CanWest for only $3.9 million.

     Black charged Hollinger $40.3 million in 1999 to manage $2.1 billion in revenue, but he charged CanWest only $3.9 million to manage approximately $1 billion in revenue from the former Hollinger publications. Thus, had Hollinger received the same pricing from Black in 2001 on its remaining $1.1 billion in revenue, it would have paid Black a management fee of approximately $4 million. Instead, Black and Radler charged Hollinger $30.7 million in 2001 to do what they were doing for CanWest for $3.9 million. The Hollinger Audit Committee did not appear to notice the discrepancy, and did nothing about it despite obvious issues of whether Hollinger was being gouged or forced to subsidize CanWest, among other things.

     The September 1, 2000 Kipnis memo discusses in extremely cursory form the $51.8 million payments. The memo notes that $32.4 million of the purchase price had been “allocated to the noncompetition agreements,” or roughly 1.4% of the purchase price. The memo lists Black, Radler, Atkinson, Boultbee, Ravelston and Hollinger as being “requested to execute noncompetition agreements.” The memo states that Hollinger and Ravelston would both be receiving $2.6 million, and it lists Black and Radler as each receiving $12.3 million, and Atkinson and Boultbee $1.3 million each.161

     The Kipnis memo does not discuss whether it would be fair to Hollinger’s shareholders for the named recipients to receive any non-competition compensation at all, or whether the

161 When the transaction closed Hollinger did not receive anything from the non-competition pool, notwithstanding Kipnis’ statement that Hollinger would receive $2.6 million. The Special Committee is not aware of any effort made by Kipnis to verify that this payment was made, or to correct his memo to the Audit Committee.

amounts proposed, if awarded, would be fair and equitable. There is not any analysis or discussion of metrics of any kind to evaluate the fairness of the proposed payouts, or any recommendation for further work or independent evaluations. However, the memo notes that “noncompetes are approximately 3.2%, 3.4% and 2.9% of the respective purchase prices” in the pending CNHI II, Paxton and Forum transactions, although the Audit Committee had not yet seen or approved these transactions. Kipnis also noted that “noncompete agreements were allocated 11.5% and 2.5% of the respective purchase prices” in the prior CNHI I and American Trucker transactions.

     The Kipnis memo manages to pack enormous distortion into less than a page of text. It lists the total non-competition payments at $32.4 million, or 1.4% of the purchase price, when the agreement with CanWest specifically provided for $51.8 million, or approximately 2.5% of the total purchase price, to be allocated to the non-compete payments. There is no explanation for what can only be a deliberate misstatement by Kipnis, since the actual non-compete allocations in the final CanWest agreement were $51.8, or $19.4 million (roughly 60%) greater than he described to the Audit Committee. He also knew that the non-competes represented 2.5% of the purchase price, yet he told the Audit Committee the percentage was 1.4%. There is little in the record to explain why Kipnis understated the numbers or the percentage. It is possible he wanted to please Black and Radler by making the non-compete allocation percentage look modest by contrast to other transactions.162 Whatever the motive, Kipnis’ memo materially understates the non-compete allocation amounts and the percentage these allocations represented of the purchase price even though Kipnis without doubt knew the correct numbers at the time.

162 In his in-person presentation to the Audit Committee a week later, Radler recited the same inaccurate statistics. Radler and Kipnis were clearly singing from the same score in the presentations to the Audit Committee, even though Kipnis knew Radler had a conflicting interest to Hollinger’s and that he was supposed to be representing Hollinger, not Ravelston.

     The Kipnis memo contains an even greater distortion, however. The memo provides that the pending (as yet not approved by the Board) agreements relating to CNHI II, Paxton and Forum had non-compete allocations of “approximately 3.2%, 3.4% and 2.9%,” while the previously approved CNHI I and American Trucker transactions had non-compete allocations of 11.5% and 2.5%.

     Presumably Kipnis intended the comparison of a 1.4% non-compete allocation with allocations of 3.2%, 3.4%, 2.9%, 11.5% and 2.5% to imply that the purported 1.4% allocation was modest and reasonable by comparison. However, Kipnis knew that these contractual percentage allocations to non-competes related only to payments to Hollinger and HLG (the latter of which had never been disclosed to the Audit Committee or Board), and that not one dollar of non-compete payments had gone to Black, Radler, Atkinson, Boultbee or Ravelston in any of the other transactions. Thus, CanWest was a transaction in which Black and the others were seeking nearly $52 million, and roughly 2.5% of the sales proceeds, compared to zero contractually in all prior transactions. Kipnis knew this was the fact, yet his memo is silent on the extremely material point.

     As far as the Audit Committee and the Board knew, in each of the transactions that had previously been approved and closed (CNHI I at 11.5% and American Trucker at 2.5%), every penny of the non-compete allocation had been paid to Hollinger, not someone else.163 The Kipnis memo did not contain any suggestion that CNHI II , Paxton or Forum would be any different, and that Hollinger would not receive all the non-compete proceeds. Where Hollinger got both the sales proceeds and a non-compete fee, the size of the allocation to non-competes was only a tax issue for the buyer, as Hollinger would receive 100% of the cash either through

163 The Board had not been told that $14 million had been secretly diverted from these transactions to HLG.

one form or the other. The Audit Committee did not have much reason for concern as to the size of the non-compete allocations in those other transactions, as it would reasonably assume all the proceeds were going to Hollinger in any case.

     Thus, in his memo Kipnis manages to discuss the first occasion in which Black, Radler, Atkinson, Boultbee or Ravelston would be receiving a diversion of funds directly out of Hollinger without even mentioning that fact. Nobody on the Audit Committee appears to have noticed that critical fact either, even though this was the reason for the “related-party” discussion in the first place. In addition to an analysis of whether the amounts were fair to Hollinger, there should at a minimum have been a discussion of whether it was fair and reasonable to Hollinger shareholders to lose a significant portion of the sale proceeds in order to induce Black and his associates to promise to refrain from competing, when that promise could have been extracted in other ways, such as making it a condition to the continuation of the Ravelston management services agreement. Just asking the question should have caused the Audit Committee to closely scrutinize both the non-compete payments and the entire bizarre Ravelston structure.

     Kipnis’ memo of September 1 also advises the Audit Committee of a proposed payment of $19.4 million to Ravelston as a “Management Agreement Break-Up Fee.” This is a “fee” that was not contained in the CanWest agreement at all, but rather represents the amount by which Kipnis had understated the total “non-competition” allocations earlier in his memo.

     The memo states:

Ravelston has a longterm management agreement in place with Hollinger. . . . During the negotiations, Ravelston agreed to reduce its ongoing management fee by approximately [$7.1] million. The purchase price was accordingly upward adjusted by approximately [$71] million. (Emphasis added.)

     Here again, the Kipnis memo steers well clear of the facts. The memo is written to support frequent assertions by Ravelston personnel that they had in some fashion voluntarily agreed to forgo rights to receive management fees, and that this act of corporate nobility had led to an “upward adjustment” of Hollinger’s sales proceeds by $71 million. In reality, exactly the opposite had occurred.

     Ravelston did not have a long-term agreement to manage Canadian newspaper assets whether or not Hollinger owned them. The Ravelston Services Agreement called for the provision of management services by Ravelston, on a year by year basis if and only if the parties agreed on a fee for each calendar year of services. If Hollinger had no assets to manage then no services would have been required and the fee should have been set to zero. Ravelston did not have a contractual right to manage assets once they were purchased by CanWest any more than it would have had such a right to manage assets owned by Dow Jones & Co., Gannett or The New York Times. It also did not have any right to block the sale of assets by Hollinger to avoid a reduced demand for its management services. And it certainly didn’t have a right to any “ongoing” management fee once assets were sold to CanWest.

     What actually took place was almost exactly the opposite of what Kipnis told the Audit Committee. As noted above, Black initially demanded that CanWest pay $12.3 million per year in management fees to Ravelston,164 and then cut it to $3.9 million when Asper challenged the size of the number and asked for an accounting (something the Hollinger Audit Committee never did). The result of this was a $39 million downward adjustment of the sales price received by Hollinger. It is true that if Black had his way, Hollinger would have been hit with an even larger reduction of $123 million, and that Asper’s demand for an accounting might have prevented Hollinger’s downward price revision from being $84 million more than it ended up being. Nonetheless, there is no question whatsoever that the impact of the Ravelston action was to

164 No one has ever explained why Hollinger could not provide this service, and collect the fee, since it was already paying a management fee that supported the entire staff of Ravelston many times over.

reduce Hollinger’s proceeds, not to increase them. Despite having forced Hollinger shareholders to pay $39 million to help fund Black’s and Radler’s lifestyle through the new CanWest management fee, Kipnis amazingly and absurdly portrayed Ravelston’s actions as a noble, selfless gesture that saved Hollinger shareholders $71 million.

     To compound the insult to Hollinger’s shareholders, several witnesses interviewed by the Special Committee stated that Ravelston is not actually providing significant management services to CanWest, although it is continuing to receive the fee as if it were performing such services. In part because CanWest personnel refused to be interviewed, the Special Committee is not able to determine whether there was any collusion on the part of Asper and CanWest to create the façade of management services to justify the $39 million reduction for CanWest and multi-million annual payments to Black for doing little, if anything.

     In his memo, Kipnis proposed that the Audit Committee approve a special $19.4 million “break-up fee” to reward Ravelston for actions that had already damaged Hollinger shareholders by $39 million. He falsely advised the Audit Committee that Ravelston had caused an increase in the CanWest price when he knew or should have known that Ravelston had caused a substantial reduction in the price in violation of fiduciary duties by Black, Radler, Atkinson and Boultbee.

     In addition, Kipnis falsely advised the Audit Committee that Ravelston had benefited Hollinger by “consenting to CanWest having an early termination of its management arrangements.” In fact, Ravelston had not consented to early termination of its arrangements with Hollinger by even one minute. The Ravelston Management Services Agreement with Hollinger was not cancelled, terminated or shortened as a result of the CanWest transaction. Ravelston continued managing the assets Hollinger owned exactly as before, and it continued to receive nearly the same fee income even though assets under management had shrunk dramatically. Ravelston didn’t have an agreement allowing it to manage assets Hollinger no longer owned, so the CanWest agreement didn’t lead to any “early termination.” As Hollinger’s Corporate Counsel, Kipnis should unquestionably have known this.

     While it didn’t consent to any early termination of nonexistent “rights,” what Ravelston actually did was obtain an agreement from CanWest to pay Ravelston $29.1 million if CanWest at any time terminated Black’s annuity payments, and for CanWest to pay $14.6 million if Black himself terminated the management arrangement in favor of a lump-sum award.165 Kipnis’ memo to the Audit Committee omits any disclosure of the hefty termination fees Black will receive from CanWest at the expense, one way or another, of Hollinger’s shareholders. This makes his argument for an additional payment to Ravelston at least seriously disingenuous, if not deliberately misleading.166

     B. THE SEPTEMBER 11, 2000 AUDIT COMMITTEE AND BOARD APPROVALS

     On September 11, 2000, the Audit Committee and Board met to review the $32.4 million in non-compete payments described in the Kipnis memo and the $19.4 million phony “break-fee.” According to the Audit Committee minutes, Radler and Kipnis updated the Committee on,

165 The CanWest agreement also reduced Hollinger’s sale price by $146 million for an estimated cost of “central services costs.” This is 10 times the exact amount of the Black termination payment, suggesting that Hollinger’s shareholders may possibly have paid that $146 million as well if the “central services” charge is a disguise for the 10 times termination fee to Black. The Special Committee is not able to determine if this is the case.

166 Kipnis’ memo also failed to disclose that although approximately $647 million of the CanWest transaction consideration would go to HCNLP (which was owned 13% by public limited partners), the recipients of the non-compete payments had unilaterally determined, in consultation with Torys, that Hollinger would pay all of the non-competition consideration relating to the HCNLP assets. Information obtained by the Special Committee indicates that this decision was made to avoid having to raise the issue of non-compete payments with the HCNLP board of directors, whom Black and Atkinson feared would pose more probing questions than the Hollinger Audit Committee about the justification for these payments. As a consequence, Hollinger bore 100% of the non-compete allocation attributable to the assets sold by HCNLP, rather than its 87% pro rata share.

and sought ratification of, the CanWest transaction during a meeting that lasted just under an hour. Radler and Kipnis167 reported to the Audit Committee that:

the execution of a noncompetition agreement by Messrs. Black and Radler, individually, was a requirement of CanWest and that CanWest originally insisted that Messrs. Black and Radler each receive [$16.8] million in order to justify their exclusion from Canadian newspapers.” (Emphasis added.)

     If correctly reflected in the minutes, Radler’s statement to the Audit Committee that “CanWest originally insisted” on paying both Black and Radler was a complete fabrication. Radler told the Special Committee that he demanded the $16.2 million payment in a conversation with Atkinson, and that Black then agreed to jointly propose to CanWest the eventual payment of $12.3 million to each of them. CanWest did not “insist” on a $16.2 million payment for Black and Radler, and the Special Committee did not discover any witnesses who said otherwise. None of the early discussion outlines or term sheets prepared by CanWest required any non-compete payment to anyone, and certainly not to Black and Radler. CanWest had no reason to care whether Black and Radler were paid more than whatever was necessary to make their promises enforceable. At the same time, CanWest didn’t negotiate against the amounts Black requested because it was able to reduce the price paid to Hollinger for every dollar Black and Radler got. CanWest could use Hollinger shareholder cash to pay Black, and the net result was that only Hollinger, not represented by anyone, was the loser.

     According to the Audit Committee minutes, Radler argued that the 1.4% purchase price compared favorably with the other transactions described in the Kipnis memo. Like Kipnis before him, Radler failed to inform the Audit Committee that no other transaction had included any contractual payments like those proposed in CanWest to be made directly to Black, Radler,

167 Although the minutes state that Kipnis described the rationale for the payments, Kipnis informed Special Committee counsel that Radler did so.

Atkinson, Boultbee and Ravelston. There is no record of the Audit Committee challenging Radler on this or any of his other arguments justifying what became a $51.8 million gift to Black, Radler, Boultbee and Atkinson.

     The minutes of the September 11, 2000 meeting of the Audit Committee also reflect Radler’s and Kipnis’ arguments in support of a $19.4 million “break fee” for Ravelston.168Consistently, as Kipnis described in his September 1, 2000 memo, Radler and Kipnis falsely told the Audit Committee that Ravelston had willingly reduced its fees under agreements with Hollinger for calendar year 2000 (the transaction closed in November, so even if there had been a reduction for 2000 (which, again, there wasn’t) it would only have been for one month). Radler and Kipnis told the Committee that Ravelston’s actions had the effect of “increasing the purchase price the Company would receive for the CanWest Transaction by 10 times the amount forgiven.” (Emphasis in original.)

     As noted above with regard to the Kipnis memo, the Kipnis-Radler argument, though apparently well-rehearsed, was nonsensical. The CanWest purchase price to Hollinger was 10 times the amount of (i) 2000 sustainable EBITDA of purchased properties, less (ii) whatever management fee Black and Radler received from CanWest going forward above the zero they were entitled to claim. Under this formula every dollar sought by Black and Radler for themselves cost Hollinger’s shareholders $10, and Radler and Kipnis knew this when Radler and Kipnis told the Audit Committee a fairy tale about Ravelston magnanimously increasing the purchase price for Hollinger. This was, in the Special Committee’s view, a deliberate and highly material misstatement engineered by Radler and intended to induce the Audit Committee to approve a transfer of an additional $19.4 million to himself and Black under false pretenses.

168 Although the minutes state Kipnis described the Management Agreement Early Termination Fee, Kipnis informed Special Committee counsel that Radler did so.

     Radler and Kipnis also told the Audit Committee that “Ravelston would be willing to waive the six month notice it was entitled to under the Services Agreement.” What Radler and Kipnis didn’t tell the Audit Committee was that Ravelston wasn’t entitled to six months notice for termination of the Services Agreement since the Services Agreement was never terminated and in fact remained unchanged.

     There is no indication that the Audit Committee members realized that Radler and Kipnis were providing them false and misleading information. The Audit Committee did not have any reason to assume Kipnis would give them information he knew to be false, and what Radler told them was consistent with the contrived justification provided in Kipnis’ memo. The Audit Committee should have been alert to Radler’s enormous conflict of interest, and to Kipnis’ complete dependence on Black and Radler for his employment and income. Nonetheless, the Audit Committee did not have any reason to know that they could not rely on Kipnis’ loyalty and integrity.

     The Special Committee has concluded that Radler gave the Audit Committee (both through Kipnis and directly) information that he knew to be false and misleading as part of a scheme to obtain $51.8 million in direct payments to themselves. The Special Committee believes also that, in view of the fact that Black exclusively negotiated the material terms of the CanWest transaction with Asper, and that Radler played no role in the negotiations, it is unlikely that Radler and Kipnis developed their litany of falsehoods without Black’s participation, or at least knowledge. Radler’s and Kipnis’ repeated false statements to the Audit Committee were made with the intent of causing Hollinger’s Audit Committee and Board to approve unprecedented payments to themselves that were both unjustified and entirely unfair to Hollinger shareholders. Aided by Kipnis, Radler sought deliberately to defraud Hollinger out of tens of millions of dollars. In addition, Radler and Kipnis used false statements to conceal tens of millions of dollars that Hollinger paid through a lower price in order to fund annual payments of $3.9 million from CanWest. Instead of admitting that the management fee with CanWest cost Hollinger at least $39 million, Radler and Kipnis falsely claimed that Ravelston had somehow increased the price paid by CanWest. These statements were also knowingly false, and the Special Committee concludes they were made with the express intent of defrauding Hollinger’s Board into unknowingly agreeing to fund upfront (though a reduced sales price) the annual payments from CanWest to Black and Radler.

     After a meeting that does not reflect any meaningful time or effort to review related-party payments that would ultimately cost shareholders at least $92 million, the Audit Committee decided to approve (i) $32.4 million in non-compete payments and (ii) a $19.4 million “break fee” for Ravelston.169 Indeed, it was characteristic of both the Audit Committee and the Board during this period that meetings were quite perfunctory. The minutes do not reflect serious efforts to understand the details of transactions and payments even when they involved complex and difficult issues that should have warranted very careful deliberation. Hollinger’s Board may have had interesting lunches, but its deliberations do not reflect a serious effort to understand what Black and Radler were doing.

     The only material known to have been considered at the Audit Committee meeting other than Radler’s self-serving and inaccurate statements and the Kipnis memo was a three-page generic memo from KPMG that sought to explain economic reality tests for non-compete agreements in the abstract in the context of closely held corporations. The KPMG memo did not seek to evaluate the proposed CanWest payments as to their size, justification or fairness.

169 The record indicates Radler was not asked to excuse himself following his presentation so that the Audit Committee could deliberate or vote outside the presence of the interested party.

KPMG was not asked to provide any evidence or analysis concerning the $51.8 million in proposed CanWest non-compete allocations, or of the payments themselves. Indeed, the Special Committee does not believe KPMG became aware of the non-compete payments to Black and the other insiders until late 2001. Atkinson at least acknowledged to the Special Committee that KPMG’s memo was in the nature of general background and did not relate to practices involving public corporations.

     Immediately following the Audit Committee action on September 11, the full Board met and approved the payments the Audit Committee had approved. The Board met for approximately an hour-and-a-half, during which it considered several other matters in addition to the CanWest payments. The minutes reflect Thompson’s report that the Audit Committee had approved the fairness of the $32.4 million in non-compete payments to interested parties as compensation for executing non-competition agreements and an “Early Termination Fee” of $19.4 million to Ravelston. Atkinson’s handwritten notes from the meeting reflect that there was not any fairness opinion provided, but that KPMG had given its “blessing” for these allocations. There is no evidence, however, that KPMG provided any analysis on the fairness of the $51.8 million in payments to Hollinger’s affiliates. The Special Committee believes that Thompson or another member of the Board mischaracterized KPMG’s boilerplate generic memorandum on close corporations as a “blessing” of the payments Hollinger had agreed to make.170

170 In the fall of 2001, Pat Ryan, then KPMG’s Hollinger relationship partner, first learned that Hollinger retained none of the $51.8 million CanWest non-compete allocation, and that the entire amount was paid to Hollinger executives and Ravelston. He was surprised to discover that none of the money was retained by the Company. When he asked Boultbee in February 2002 for an explanation, he was told “ask the Audit Committee.” When he asked the Audit Committee for an explanation out of Hollinger management’s presence, he was told “ask management,” a disturbing response that suggests the Audit Committee’s abdication of its function. When he asked Radler for an explanation, he was told a story about how CanWest wanted a non-competition agreement from Radler personally, but Radler did not explain why Hollinger did not retain any of the $51.8 million non-competition allocation.

     Thompson told the Special Committee that he recalled that the non-compete payments to the individuals were demanded by CanWest, and that there would have been no deal without them, suggesting that his entire approach to the issue had been greatly affected by the false statements to this effect that both Kipnis and Radler made to the Audit Committee. He stated that the Audit Committee consulted with KPMG on this issue, but did not recall with whom, or what the substance of the discussions involved.171Thompson did not recall any discussion of Ravelston receiving a portion of the non-compete consideration, including the initial “break-up fee” and “early termination fee” rationales offered for the Ravelston payment.

     Because he had not reviewed the transaction documents (instead relying on Kipnis and Radler to summarize the key transaction terms), Thompson was unaware that the documents simply allocated $51.8 million as consideration for the non-compete agreements, and that the agreements did not allocate payments to individuals or Ravelston. Thompson told the Special Committee that had management provided him a copy of the transaction documents, he would have raised a number of questions, but he did not explain why he agreed to act without seeing the agreements first. Indeed, the cursory discussions in Audit Committee minutes do not reflect extended discussions of any business issues. Thompson reiterated that Radler’s oral presentation to the Audit Committee was his only source of information regarding the genesis of and justification for the non-compete payments.

171 After further discussion, it became evident that Thompson was referring to the KPMG summary of non-compete criteria that was attached to the September 11, 2000 Audit Committee minutes. It is not clear that Thompson realized that the generic KPMG memo regarding closely held corporations was not intended to have any direct relevance to the very different issues Hollinger faced with the proposed payments to the controlling shareholder of a public corporation. In the Special Committee’s interviews with KPMG personnel, they denied that they conferred with or advised the Audit Committee in connection with the CanWest non-competes, other than by providing, in the blind at Kipnis’ cryptic request, this written summary of factors that are customarily used in close corporations to determine appropriate consideration for a non-compete agreement.

     Burt told the Special Committee that Kravis asked Radler at the September 2000 Audit Committee meeting why the non-compete payments were going to the individuals and Ravelston, rather than Hollinger. According to Burt, Kipnis replied that CanWest wanted the individuals to receive the payments because they were the competitive threats that Asper wanted to stop. Burt told the Special Committee that Black reiterated this same point at the Board meeting, held the same day, at which the non-compete payments were approved. Burt said that he was satisfied by Kipnis’ explanation, and that he did not have any reason to believe that Kipnis was knowingly giving him false information. Burt also said that no one on the Board questioned Black’s assertion that Asper had insisted on the specific non-compete payments.172

     C. INTEREST PAYMENTS ON NON-COMPETES

     On November 16, 2000, the Company wired $52.9 million of the CanWest transaction proceeds as follows:

Black	$11,896,736.17
Radler	$11,896,736.17
Ravelston	$26,437,191.50
Atkinson	$1,321,859.58
Boultbee	$1,321,859.58

Total	$52,874,383.00

     The difference between the $52.9 million actually paid out and the $51.8 million approved by the Audit Committee and the Hollinger Board was $1.1 million in purported “interest” payments ordered by Radler and not disclosed to the Audit Committee. The CanWest purchase agreement required CanWest to pay Hollinger interest on the cash portion of the purchase price from July 30, 2000, until the November 16, 2000, closing. According to

172 Burt’s recollection on this point is faulty, because, as noted above, Black was not present at the Board meeting at which the CanWest non-compete payments were approved. In fact, seven directors were absent from the meeting, barely a quorum of the 16-member Board. Radler abstained from the vote to approve the non-compete and contrived “break fee” payments. In view of the fact that Ravelston was receiving a substantial payment, Colson (a Ravelston shareholder) also should have abstained, but did not.

Atkinson, Radler directed that Ravelston and its shareholders receive a pro rata interest allotment on top of their non-competition payments, which they computed as approximately $1.1 million. Although Atkinson told the Special Committee that he objected to this interest allotment, he never brought his objection to the Audit Committee or independent directors, and he accepted his share of the interest allotment (approximately $27,800). In his interviews with the Special Committee, Radler tried to justify the interest allotment by claiming that the non-competition agreements were effective as of July 30, 2000, while the non-competition consideration was not paid until November 16, 2000. In fact, the non-competition agreements, on their face, were not effective until November 15, 2000 — one day prior to the closing date on which the payments were made.

     It is in keeping with the level of greed underlying other actions by Black and Radler that in addition to obtaining more than $50 million in non-compete payments based on false statements to the Board (and in addition to allowing CanWest to charge Hollinger $39 million to fund an annuity for themselves), Radler decided they should receive interest on the amounts of the non-competes between the time of the contract and closing. Without disclosure to the Audit Committee, Radler ordered that $1.1 million be taken from Hollinger and wired to Black, Radler, Atkinson, Boultbee and Ravelston on the closing date.

     The additional $1.1 million payment that Radler directed to himself and others was never approved by the Audit Committee or otherwise properly authorized. Although it pales in comparison to the $91 million Hollinger shareholders were already losing as a result of Black’s and Radler’s actions, the Special Committee believes that this additional $1.1 million payment was simply stolen from Hollinger.

XII.	MAY 2001 AUDIT COMMITTEE AND BOARD RATIFICATION OF CANWEST NON-COMPETE PAYMENTS; DELAYED AND MISLEADING PUBLIC DISCLOSURES

     A. THE MAY 2001 “RATIFICATION” OF THE NON-COMPETE PAYMENTS

     In the spring of 2001, it became clear to attorneys at Torys that the information contained in the September 11, 2000 Audit Committee and Board minutes did not accurately reflect the CanWest transaction. The Special Committee was informed that this issue first arose when attorneys from Cravath, Swain & Moore, who were conducting due diligence in connection with a planned Hollinger bank financing, discovered the significant discrepancies between the description of the CanWest non-competes contained in the September 11, 2000 minutes and the express terms of the CanWest transaction agreement. The most significant issue for Torys was that the minutes characterized the $51.8 million as, in part, a Ravelston “termination fee” and bonuses to individuals, when the Hollinger-CanWest transaction agreement provided that the $51.8 million was strictly consideration for non-competition agreements. DeMerchant said in her interview with Special Committee counsel that she was surprised and dismayed when she read the minutes. Thus, new resolutions were proposed, and accepted, by both the Audit Committee and Board.

     Atkinson maintained in his initial Special Committee interview that when he saw the September 11, 2000 Audit Committee and Board minutes, he believed immediately that they were false. Specifically, he believed that there was no economic substance to the Ravelston $19.4 million “break-up fee,” because Ravelston had no property right to continued management fees from Hollinger on property (sold to CanWest) that it was no longer managing. He further maintained that April 2001 was the first time he had heard the $19.4 million “break-up fee” justification.

     Atkinson’s account is flatly contradicted by the following overwhelming documentary evidence showing his knowledge that a Ravelston $19.4 million “break-up fee” rationale was being presented to the Audit Committee and Board:

•	Atkinson’s July 20, 2000, fax to Radler stating that what would “be put before the [Hollinger] Audit Committee” is that “Ravelston” should receive compensation not only for signing non-competition agreements, but also “for the reduced management fee consequent upon the CanWest deal . . . . We are giving up substantial compensation and some valuation will have to be placed on that”;

•	Atkinson’s telephonic attendance, “at the invitation of the Chairman,” at the September 11, 2000, Board meeting, during which Thompson stated among other things, that the Audit Committee “had approved the fairness of the payment of an early termination fee equal to approximately 0.9% ([$19.4] million) (the ‘Early Termination Fee’) to The Ravelston Group Limited (‘Ravelston’) in consideration of Ravelston’s reduction of its fee under its Amended and Restated Business Services Agreement with Southam Inc. for the calendar year 2000 . . ., which would have the effect of increasing the Canadian Group’s EBITDA (thereby increasing the purchase price the Company would receive in the CanWest Transaction by ten times the amount of the reduction) and in consideration of Ravelston’s waiver of the six (6) month notice it was entitled to under the Services Agreement” (Italics in original);

•	Atkinson’s own notes of the September 11, 2000, Board meeting reflecting Thompson’s presentation that “0.9%” was being allocated to Ravelston (in addition to the non-competition allocation) as an “early termination” and because “Ravelston reduced mgt fee [$7.1]m increased purchase price by [$71]m”;

•	Atkinson’s October 23, 2000, response to Sukonick’s purchase price schedule calculation, reflecting a $51.8 million reduction of Hollinger’s transaction proceeds for non-competition payments: “In fact, the non-comps are [$32.4]m and Ravelston Mgt. break fee is [$19.4]m. I am sure you know this. I am just worried about the appearance of all of this and would prefer to see the [$51.8]m referred to as non-comps and Ravelston break fee”;

•	Atkinson’s receipt of several revised transaction proceeds schedules from Sukonick in late October and early November 2000 describing the $51.8 million as “Non-Competition and Management Break Fee Portion”;

•	Atkinson’s receipt of and discussions regarding Sukonick’s draft October 24, 2000, Ravelston “Payment Receipt and Disbursing Agreement,” in which Ravelston’s $19.4 million “break-fee” is described;

•	Atkinson’s receipt of the Board package prior to the December 2000 Board meeting, which included the draft minutes of the September 11, 2000, Board meeting; and

•	Atkinson’s receipt of the package for, and his attendance at, the February 2001 Audit Committee meeting.

When confronted with certain of the above evidence, including his own notes of the September 11, 2000 Board meeting, Atkinson conceded that he must have known about the termination fee justification.

     Atkinson also said that Boultbee was very concerned, for tax reasons, about the characterization of a portion of the payments as “bonuses” (because a bonus, unlike a non-competition payment, would have been taxable in Canada). He read to the Special Committee his handwritten notes of the May 14, 2001 Audit Committee meeting, which state the following: “non-competes — discrepancies — action today will correct them . . . minutes will be corrected. . . incorrectly described . . . tax consequences will be reversed.”

     Boultbee maintained in his interview that he first became aware of the Ravelston “break-up fee” justification in April 2001. That account is similarly contradicted by the following:

•	Boultbee’s telephonic attendance, “at the invitation of the Chairman,” at the September 11, 2000, Board meeting;

•	Boultbee’s October and November 2000 receipt of Sukonick’s transaction proceeds schedules characterizing the $51.8 million as “Non-Competition and Management Break Fee Portion”;

•	Boultbee’s receipt of and discussions regarding Sukonick’s draft October 24, 2000, Ravelston “Payment Receipt and Disbursing Agreement,” in which Ravelston’s $19.4 million “break-fee” is described;

•	Boultbee’s receipt of the Board package for the December 2000 meeting, which contained the draft minutes of the September 11, 2000 Board meeting; and

•	Boultbee’s receipt of the package for, and his attendance at, the February 2001 Audit Committee meeting.

     Torys drafted a memo to the Board and the Audit Committee, which was ultimately distributed under Kipnis’ name, setting out the facts relating to the non-competition agreements. The Special Committee was told that Black provided extensive comments on drafts of the memorandum. Kipnis told Special Committee counsel that this was the only time in his experience at Hollinger that substantive changes were made to Audit Committee or Board minutes. He reported that: (i) the CanWest non-compete fees were intended to serve as compensation in lieu of bonuses, and the May 2001 memorandum and ratification were designed to “protect” the tax-free status of those payments; and (ii) the May 2001 memorandum “changed the official rationale” for the payments, at the direction of Boultbee, who was concerned that the September 2000 characterization of the payment could cause them to be deemed taxable compensation.

     DeMerchant sent a first draft of the memo to Torys partners Cost, Beck, Wawro and Sukonick, on April 27, 2001, which states that the Transaction Agreement “allocated” $51.8 million as consideration for the non-competition agreements. Cost’s advice was to “stay away from the concept of ‘allocation’”:

I would want to stay away from any implication that CanWest made the entire X billion payment to Hollinger (including the [$51.8] million) and then looked to Hollinger to deliver the non-competition agreements.. . (if it could do so at a cheaper price, it could pocket the difference; if it cost more, then Hollinger had to come up with the difference). We know from Jack and Peter that this was not the case and I am sensitive to creating the implication that the payments were made by Hollinger when in fact they were made by CanWest.

Neither Boultbee nor Atkinson corrected Cost’s misunderstanding, even though they both knew it to be mistaken (as did DeMerchant and Sukonick). Thus, the final version of the memo sent to the Board failed to make clear that the $51.8 million in non-competition payments was an allocation of the purchase price that reduced the consideration received by Hollinger.

     The next day, DeMerchant sent a revised draft memo and resolutions to Atkinson, Boultbee and Kipnis for their review. Atkinson noted the “missing piece” in the memorandum that “the Ebitda upon which the purchase price was calculated, was increased by approximately [$4.5] million to reflect reduced future management costs for CanWest. This resulted in an increased purchase price of [$45 million].” Atkinson further stated that he has “always understood that our [Ravelston’s] on-going fees have been so reduced,” and he suggested that this be referenced in the memo “not in the context of a break fee but simply as a fairness consideration.” DeMerchant, apparently sensitive to the self-dealing issue, responded as follows:

I think it is preferable to defend the Non-Competition Consideration without developing the theory that Ravelston was being rewarded by Hollinger International for discounting its future management services to be provided to CanWest as I fear this may drive us back to a direct Ravelston/[Hollinger] dealing which is problematic in disclosure terms. We could try to note it as a background fairness consideration but it may be tricky to do so without tripping across the wire of direct Ravelston/[Hollinger] dealing.

     On May 1, 2001, Kipnis sent the final memo to the Board and the Audit Committee. With respect to management’s September 2000 characterization of the Ravelston “early termination fee,” Kipnis explained that “[n]o amendment or termination of [the Services Agreements between Ravelston and [Southam]] was made or contemplated as a consequence of the CanWest transaction.” The year-2000 fee due to Ravelston from Southam had been approved earlier in 2000 at $12.5 million and had been paid in full. Further, Southam’s year-2001 fee to Ravelston had already been set at $2.8 million to reflect the large reduction in Canadian operations, and thus the reduced need for services. The memo explained that the portion Ravelston received was all “Non-Competition Consideration,” and “does not represent any compromise of rights or entitlements of Ravelston pursuant to its existing Management

Services Agreements with the Corporation and its subsidiaries contrary to the discussion thereof in the minutes of the September 11th meetings.”

     Kipnis’ May 1, 2001 memo also advised the Board that the entire $51.8 million was a non-competition payment, and that CanWest’s Izzy Asper did not insist on any specific amounts going to the individuals:

The Transaction Agreement entered into on July 30, 2000 by the Corporation with CanWest established an amount of [$51.8] million as consideration for the receipt by CanWest of non-competition agreements. No allocation of the Non-Competition Consideration among the recipients was made by CanWest. CanWest’s obligation to consummate the transaction was conditional on its receipt at the closing of non-competition agreements in a prescribed form by certain parties specified in the Transaction Agreement. These parties (the “Obligors”) were Ravelston, Hollinger Inc., the Corporation, Conrad Black, David Radler, Jack Boultbee and Peter Atkinson         . . . . The Non-Competition Consideration cannot have the character of compensation to the recipients thereof contrary to a comment which so suggests in the September 11th Audit Committee meeting.

The memo also advises the Board, for the first time, of the $14.6/$29.1 million Ravelston termination fees on its management services agreement with CanWest. The memo, however, inaccurately described those fees by stating that Ravelston would have to pay CanWest $14.6 million if Ravelston were to terminate the agreement. In fact, Ravelston would get paid $14.6 million even if Ravelston were to terminate.

     The memo characterizes the erroneous information provided to the Board in September 2000 as “inadvertent,” and suggests that these errors were only uncovered “recently” when the Company’s senior officers reviewed “for the first time” the minutes of the September 11 Audit Committee and Board meetings and Kipnis’ September 1, 2000 memo. Atkinson told the Special Committee that Black inserted the “inadvertence” characterization into the document, and rejected Atkinson’s suggestion that a more equivocal term be used.

     This “inadvertence” characterization is false. Kipnis, who drafted the minutes of the September 11 Audit Committee and Board meetings, confirmed to Special Committee counsel that the minutes accurately conveyed what was said at those meetings. Indeed, Atkinson’s contemporaneous notes of the September 11, 2000 Board meeting are consistent with Kipnis’ minutes of that meeting. In addition, as described above, Atkinson and Boultbee received and sent numerous e-mails in October and November 2000 discussing the $19.4 million “break-fee” justification. Moreover, on December 4, 2000, the Board — including “senior officers” Black and Radler — approved the minutes of the September 11, 2000 Board meeting. Thus, Radler, who attended both the September 11, 2000 Audit Committee and Board meetings, and Black, Boultbee and Atkinson, who attended the September 11 Board meeting, knowingly and intentionally allowed the Board to approve the $51.8 million in payments based on information they acknowledged in May 2001 was erroneous.173

     The Board was asked to ratify the payments for the following reasons:

(a)	the delivery of the non-competition agreements by the Obligors was a critical condition of the completion of the Corporation’s sale to CanWest . . .;

(b)	the non-competition agreements significantly impair the future business prospects of the Obligors in an industry for which they have demonstrable aptitude;

173 The memo also discloses the breakdown of the $51.8 million, as “allocated by the recipients”:

Ravelston	$24.6 million
C.M. Black	$12.3 million
F.D. Radler	$12.3 million
J.A. Boultbee	$1.3 million
P.Y. Atkinson	$1.3 million

     As indicated above, these amounts are inaccurate because Ravelston received $25.9 million, and Black and Radler each received $11.6 million. Further, this disclosure still does not reflect Ravelston’s and the individuals’ receipt of an additional $1.1 million in interest allocations. Nor does it explain that although $647 million of the CanWest transaction consideration went to HCNLP (which was owned 13% by public limited partners), the recipients of the non-competition payments had unilaterally determined that Hollinger would pay all of the non-competition consideration.

(c)	the Non-Competition Consideration was established in the Transaction Agreement and reflected the value attributed by CanWest to the Obligors’ non-competition agreements; and

(d)	the amount of the Non-Competition Consideration relative to the sale price of the assets sold by the Corporation to CanWest, being approximately 2.5%, is consistent with the amount of payments made for non-competition covenants in several recent asset sales by the Corporation.

As discussed previously, (c) is inaccurate because CanWest did not place a certain value on the non-competes. Most importantly, (b) is not accurate because the obligors had, and should have had, no “business prospects” outside of Hollinger, as long as they remained Hollinger officers. Nor is (a) accurate because CanWest only demanded non-competition agreements from Hollinger, Hollinger Inc., Ravelston, Black and Radler — not Boultbee and Atkinson. Contrary to the May 1, 2001 memo, the amounts Boultbee and Atkinson received were in economic reality bonuses, i.e., “compensation,” not non-competition consideration. Further, (d) mentions recent non-compete allocations in other transactions as a basis for the fairness of the CanWest payments, but those non-competes do not appear ever to have been submitted to or approved by the Audit Committee.

     The May 1, 2001 memo failed to disclose to the Board the millions of dollars in other non-compete styled payments to Black, Radler, Boultbee, Atkinson and HLG taken from the proceeds of various U.S. community newspaper sales. Specifically, it failed to disclose that: (i) Black, Radler, Boultbee and Atkinson had received $9.5 million in November 2000, $5.5 million in February 2001, and $600,000 in April 2001 in other purported “non-compete” payments; and (ii) HLG had received $16.55 million (at least) in “non-compete” allocations in 1999 and 2000. According to Thompson and Burt, this information was material, and would have caused the Audit Committee to question management more strenuously on the CanWest non-compete allocations and inquire further as to why the Audit Committee was told one story in September 2000 and another story in May 2001.

     The Audit Committee met on May 14, 2001 by telephone for approximately 20 minutes. The resolutions were unanimously approved and adopted and the Audit Committee recommended that the Board ratify its prior approval of the CanWest non-competition payments. The Board unanimously followed suit on May 17. Although the Board had a duty to reassess the fairness of the payments under the correct facts, it failed to do. Rather, it merely engaged in a perfunctory ratification. Any meaningful reassessment of these payments, as described above, would have shown that they were unfair to Hollinger’s shareholders.

     In his interview with the Special Committee, Thompson stated that he voted to ratify the payments because the aggregate amount hadn’t changed, and it remained true that CanWest had insisted on receiving non-compete agreements from the recipients of the payments (even though, he acknowledged, it wasn’t true that CanWest had “insisted” that the consideration be paid to the individuals). He did not recall focusing in May 2001 on the fact that the justification for the Ravelston non-compete payment had changed entirely. He said that the Audit Committee believed CanWest was a good deal for the Company and therefore decided to ratify the payments, without much discussion.

     Burt told the Special Committee that he viewed Kipnis’ May 2001 memorandum as a legal clean-up, and criticized it for not highlighting more clearly the inconsistencies between the justifications provided in September 2000 and in May 2001 for the non-compete payments. He did not see any glaring inconsistencies between the September 2000 and May 2001 explanations, because, as he recalled, Kipnis stressed again in May 2001 that Black, Radler and the others were sacrificing future prospects and should be paid for that loss.

     Kravis told the Special Committee that she was displeased in May 2001 about the manner in which information had been conveyed to the Audit Committee in September 2000. She still believed, however, even with the revised explanation of the non-competes, that the CanWest transaction was beneficial to Hollinger. She told the Special Committee that, on this basis, the Audit Committee decided to ratify the transaction that had already taken place.

     The Special Committee does not understand how the Audit Committee could, after it had been advised that it had authorized approximately $52 million in payments based on false information, simply ratify the original approval without taking any steps to follow up on the new information, negotiate on the Company’s behalf or at a minimum inquire further into the details of the “inadvertent” errors of Radler’s and Kipnis’ original presentation.

     B. DELAYED AND MISLEADING SEC DISCLOSURES

     Hollinger’s 2001 first quarter Form 10-Q filing is the first public disclosure of the CanWest non-compete payments.174 The Company represented as follows:

Also, as required by CanWest as a condition to the transaction, Ravelston, Hollinger Inc. and Messrs. Black, Radler, Boultbee and Atkinson, entered into non-competition agreements with CanWest pursuant to which each agreed not to compete directly or indirectly in Canada with the Canadian businesses sold to CanWest for a five year period, subject to certain limited exceptions, for aggregate consideration received by Ravelston and the executives of [$51.8 million] paid by CanWest in addition to the purchase price referred to above, consisting of [$24.6] million paid to Ravelston, [$12.3] million paid to Mr. Black, [$12.3] million paid to Radler, [$1.3] million paid to Boultbee and [$1.3] million paid to Atkinson.

The 10-Q also disclosed Ravelston’s $3.9 million annual fee from CanWest and the $14.6/$29.1 million termination fee provisions.

174 Tweedy Browne’s 13D incorrectly stated it was not until “the 10-K filed April 11, 2002, [where] we learned of” the CanWest non-compete payments to Ravelston and the four senior executives.

     Among the misstatements in and omissions from this filing are the following: (i) the disclosure inaccurately states the payment amounts; (ii) it fails to disclose that $1.1 million in interest was also paid in addition to the non-compete payments; (iii) it leaves the false impression that the $51.8 million was in addition to the purchase price, when, in fact, it effectively reduced the purchase price; (iv) it leaves the false impression that negotiations with CanWest determined the amounts paid to the individuals and Ravelston, when, in fact, the allocation of the payments was determined solely by Hollinger’s executive officers; and (v) CanWest did not demand non-competition agreements from Boultbee and Atkinson.

     C. BLACK’S MISSTATEMENTS TO SHAREHOLDERS REGARDING THE CANWEST NON-COMPETES

     At the May 23, 2002 annual shareholders meeting, in response to a question from Laura Jereski of Tweedy Browne regarding the non-competes, Black stated:

Mr. Asper demanded that there be a non-compete arrangement and effectively the independent directors of this company determined that since he wished — that it was something that he was paying valuable consideration for and some of that should come to us and not to this company. And that was not a matter negotiated directly by us. (Emphasis added.)

[CanWest] attached significant commercial value to a non-compete agreement with us. Not with [Hollinger] .         . . And, I accept that there’s a conundrum as to the division between the company’s interest and our own in a thing like that, so we effectively handed it to the independent directors to determine, stayed above the 10 times multiple, shrunk our own incomes, undoubtedly saved all of the shareholders a tremendous inconvenience by doing these deals that have enabled this company to sail relatively painlessly through a difficult time. . . .

And in all of the circumstances, the independent directors felt this was the fair thing to do and I must say, I agree. . . .

You’re dealing with a best efforts attempt to accommodate to industry practice and do what’s equitable as determined by independent directors who are as a group quite a distinguished group.

. . . we leave the determination of these matters in the hands of disinterested people, who do, as I said in my remarks, conduct whatever analysis they think is appropriate. It’s not for us to tell them what to do. . . .

     These representations were false in a number of ways. Most glaring is the fact that Black characterizes the payments as being negotiated by the Audit Committee, rather than by himself and other Ravelston shareholders. Atkinson during his interview acknowledged that this and other Black statements at the meeting were false. (Indeed, Atkinson recalled that he warned Black before the meeting to speak truthfully, but Black rejected his advice.)175 Additionally, Black represented that the payments were made directly by CanWest, when, in fact, Hollinger made the payments out of the transaction proceeds, with CanWest having no input as to the specific amounts paid to the individuals and Ravelston. Further, Black failed to disclose that, when the non-compete payments were originally submitted to the Audit Committee and Board in September 2000, their approval was based on inaccurate information.

     Black made additional comments at that meeting that falsely suggested that the non-competition payments did not reduce Hollinger’s sales proceeds:

The answer is that it was in our opinion not technically speaking a reduction of the compensation paid to this company. The consideration was not reduced there by the acquirer in the principle case that you’re referring to, the CanWest deal.

     This statement is demonstrably false. Drafts of the transaction agreement and Torys’ schedules of the transaction proceeds demonstrate that the $51.8 million was removed from the agreed-upon transaction proceeds into the non-competition agreement allocation, and then ultimately into the accounts of Ravelston and its shareholders.

175 When Special Committee counsel asked Radler for his reaction to Black’s statement that the CanWest non-competition payments were negotiated by Hollinger’s independent directors, Radler said that he did not understand the basis for this statement, either at the time or at present, and could not provide any background or explanation.

XIII. 2001 OSPREY TRANSACTIONS AND “NON-COMPETE” STYLED PAYMENTS

     Having succeeded in obtaining Board approval for payments to themselves in the CanWest transaction, Black and Radler decided they would do the same when the Company sold most of its remaining Canadian newspapers in the two Osprey transactions in 2001. Black and Radler’s conduct here was similar to what they did after getting away with the HLG non-compete payment diversions in February 1999. Just as they skimmed proceeds for HLG as a matter of routine practice in U.S. community newspaper transactions following the CNHI I transaction, they followed the CanWest transaction by automatically allocating sales proceeds for themselves in Osprey I and II. Emboldened by their ability to push the CanWest payments by the Board, they did not even bother seeking pre-approval for the Osprey payments. These payments too were completely unjustified and unfair, and simply another money grab.

     A. JULY 2001 TRANSACTION

     In the first Osprey transaction, which closed on July 31, 2001, Osprey Media Holdings, Inc. acquired twenty-nine small Ontario community newspapers from XSTM Holdings (2000) Inc. (an indirect wholly-owned subsidiary of Hollinger) and HCNLP. Hollinger (through a subsidiary) was HCNLP’s general partner, and owned 87% of HCNLP, with the remainder owned by HCNLP’s public limited partners. Osprey purchased these newspapers for $144 million. Michael Sifton, a part owner of Osprey, was employed by Hollinger as a regional group publisher in Canada for the papers that Osprey bought. He resigned from Hollinger when the transaction closed on July 31, 2001.

1.	THE $4.5 MILLION ALLOCATION TO NON-COMPETITION AGREEMENTS

     The Osprey I purchase agreement required that the seller deliver at closing non-competition agreements signed by HCNLP, Hollinger, HLG, XSTM, Ravelston, 3048509

Nova Scotia Company, Black, Radler, Boultbee and Atkinson. That purchase agreement allocated the $144 million purchase price as follows: $139.5 million for the assets and $4.5 million for the non-competition agreements. Like the CanWest purchase agreement, the Osprey I transaction agreement did not specify how the $4.5 million was to be divided among the non-compete covenantors.

     The drafting history shows that Hollinger management requested payment of the non-compete allocation to themselves. An initial draft of the term sheet dated April 18, 2001 (drafted by Osprey counsel) provided that “[t]hree percent of the Purchase Price will be allocated to the non-compete agreement from Hollinger International.” Hollinger management also secured the ability to determine who would receive the money allocated to the non-competes. A handwritten notation by Sukonick next to that sentence states: “Ravelston and principals.” A May 24, 2001 draft of the term sheet provides: “At the election of Vendor, up to 3% of the Purchase Price may be allocated to non-competition agreements provided by the Vendor, [Hollinger] and any affiliates or associates designated by the Vendor. Otherwise, the Purchase Price will be allocated in accordance with a schedule agreed to by the parties.” (Emphasis added.)

     Osprey and HCNLP executed a term sheet on June 4, 2001. That term sheet provided as follows under “Non-Competition Agreements and Purchase Price Allocation”:

Non-competition agreements are to be provided by the Vendor [defined as HCNLP and XSTM], [Hollinger] and certain affiliates or associates specified by the Purchaser (and acceptable to the Vendor) for consideration in an aggregate amount no greater than [$4.5 million], to be determined and allocated by the recipients. The aggregate amount received will be deducted in calculating the Purchase Price, which will be allocated in accordance with a schedule agreed to by the parties.

It appears that the individuals’ names were added to the purchase agreement at Hollinger’s request. In a June 18, 2001 e-mail to Sukonick regarding a draft of the purchase agreement,

Atkinson stated: “If you and Beth agree, I suggest you add the names of Conrad, David, Jack and me re. [sic] the non-competes.” Sukonick responded, “[w]ill do.”

2.	DECISION NOT TO CHARGE HCNLP FOR ANY OF THE $4.5 MILLION NON-COMPETE ALLOCATION

     Prior to Hollinger’s receipt of the term sheet, it was evidently a foregone conclusion that Black, Radler, Boultbee and Atkinson would take for themselves all of the $4.5 million non-competition allocation. The only question was which entity would suffer for it: HCNLP, the seller of the assets, or Hollinger. On May 28, 2001, Atkinson sent an e-mail to DeMerchant voicing his concerns about getting the payments approved by HCNLP’s audit committee:

Beth. I have been stewing about this issue as I doubt our partnerhip [sic] independents will be very comfortable with this concept.

As you know, in the CW [CanWest] deal none of the non comp consideration came from the partnership. Do you think we could do that again? That is, all the money would flow to the partnership, the partnership would do a distribution and then the [Hollinger] board could provide the comp[ensation] on the non competes. Perhaps a silly notion but could you let me have your thoughts? (Emphasis added.)

According to Atkinson, he was reluctant to bring this matter before HCNLP’s audit committee because it had no experience in dealing with non-competition payments and allocations, and that its members would be wary of requiring HCNLP’s minority shareholders to pay any portion of the non-competition amount. The HCNLP audit committee members were Harry Steele, CEO of Newfoundland Capital Corporation; Richard Rohmer, an attorney at Rohmer & Fenn; and Charles Dubin, the former Chief Justice of Ontario (and counsel of Torys).

     DeMerchant was immediately receptive to avoiding the “grief” of trying to obtain the HCNLP audit committee’s approval. Her May 29 response to Atkinson included the following:

I think it is right to take this matter out of the hands of the Partnership — I share your concern that it will not be easy for the

[HCNLP] independent directors to process and the interest of the public minority at that level is so small (about 12%) it doesn’t seem worth the grief to push it through at that level though that is the right level in an economic sense . . . . The rationale would be that [Hollinger] must secure the non-competes to facilitate the transaction by the partnership which it owns as to 88% so it is motivated to make, or cause to be made, the payments to the parties required to provide the non-competes.

DeMerchant also noted an obvious public relations issue: it would be “somewhat of a challenge to maintain that a couple of years [after HCNLP went public] the partnership should see 3% of the proceeds of its assets directed to entities in the Hollinger Group providing non-competes in support of the disposition of its assets.”176

     In a June 8, 2001 memo, Atkinson raised this issue with Boultbee:

As I may have mentioned to you, it occurred to me that we should move this issue away from the LP board, as we did in the CanWest deal. That is, the full consideration would be paid to the LP. The [$4.5 million] payment for the non competes would be authorized by the [Hollinger] board and paid by [Hollinger].

     Boultbee expressed his agreement in a June 14, 2001 e-mail that Hollinger should pay 100%:

I agree that International should pay all of the non-compete. In due course I expect that we will buy out the minority of LP and the price will be based on the original subscription price less any distributions of sale proceeds. The result will be a lower buyout price than if they bore part of the non-compete without any of the hassle of having the LP pay paqrt [sic] of the non-comp.

To date, Hollinger has not “bought out” HCNLP’s limited partners.

     Also on June 14, Atkinson wrote a memo to Black, Radler, Boultbee and Kipnis concerning the Osprey non-competition agreements. Atkinson noted that in the CanWest transaction, “[w]e decided that the burden of the non-compete payments should be borne by

176 HCNLP’s initial public offering was in July 1999.

[Hollinger] so as to avoid any criticism from the LP minority shareholders regarding such payments.” Atkinson noted that in the Osprey transaction:

the majority of the assets involved will be transferred from the LP. The consideration at closing will be received by the LP but will very quickly, I am sure, be distributed to LP shareholders with 87% of such distribution moving up the [Hollinger] chain.

As the non-competition agreements will be entered into to facilitate a transaction for the benefit of [Hollinger], I think the approval for such payments should come from the [Hollinger] audit committee and possibly the board. The payments should be made out of the 87% flowing to [Hollinger]. Again, the LP minority should not be affected by such payments.

     Atkinson stated that “[i]f the process set out above is followed, there will be a disclosure issue for next year’s proxy circular.” He ended the memo by requesting comments on his analysis.

     Black responded as follows:

[This] sounds fine to me. Ultimately [Hollinger] directors should decide and the disclosure of this amount won’t be awkward. Are we, as I hope, sure the LP “independents” (Ron Cliff where are you now?) don’t have to comment?

Atkinson responded by assuring Black that the HCNLP independent directors would not have to be involved because HCNLP would get “100% of what it is entitled to.” Hollinger, on the other hand, did not.

3.	FAILURE TO OBTAIN PRIOR AUDIT COMMITTEE APPROVAL

     Although Hollinger senior management sought and obtained the Hollinger Audit Committee’s pre-approval of the CanWest non-compete payments, they did not seek the Audit Committee’s pre-approval of the Osprey non-competes. Rather, Kipnis simply alerted Thompson to the payments on the day Osprey I closed. Minutes record that a meeting was held on July 31, 2001, among Radler, Thompson and Kipnis to discuss “matters relating to an aggregate non-compete payment of [$4.5 million] to Messrs. Black, Radler, Atkinson and

Boultbee in connection with the Company’s sale of most of its remaining Ontario newspaper assets.” The minutes further state that it was decided that a “special meeting of the [Audit] Committee would be called for September 10, 2001.”

     The $4.5 million was paid out of the closing proceeds on July 31, 2001, as follows:

Black	$2,021,000
Radler	$2,021,000
Atkinson	$213,000
Boultbee	$213,000

Total	$4,468,000

No one has provided any credible explanation for why none of the Black Group recipients sought Audit Committee approval before these payments were made, or why Hollinger did not receive any or all of the non-competition allocation.

4.	PRESENTATION TO AUDIT COMMITTEE AND AUDIT COMMITTEE’S SEPTEMBER 2001 RATIFICATION

     By memo dated September 4, 2001, Kipnis sought the Audit Committee’s “ratification” of the Osprey I non-competition payments. Kipnis wrote that execution of non-competition agreements by Black, Radler, Atkinson and Boultbee was a “buyer pre-condition to close,” and that the “[a]llocation for the non-competes was [$4.5 million], approximately 3.1 percent of the [$144 million] purchase price.” The memo explained that Osprey’s counsel knew that CanWest had received “personal non-competes” and “insisted upon same in this transaction.” The memo further explained that although Osprey knew that Hollinger “is decreasing its presence in Canada,” it also “knew that Messrs. Black, Radler, Atkinson and Boultbee had private interests in other newspaper operations and wanted to ensure that there would be no competition in the designated areas for the designated period.” The memo concluded by noting that “[t]he 3.1 percent allocation is consistent with the non-competes percentages that have been allocated in these transactions over the last three to four years.”

     The memo did not reflect that (i) Hollinger was paying all the non-competition allocation, even though it was only receiving 87 percent of the transaction proceeds, or approximately $125 million with the remaining $19 million going to HCNLP’s public limited partners; and (ii) Hollinger’s senior management, the recipients of the non-competition payments, decided not to have HCNLP share its pro rata portion of the $4.5 million in non-compete payments (approximately $580,000) because they feared that the HCNLP independent directors would object. Moreover, although the memo referenced “non-compete percentages that have been allocated in these transactions over the last three to four years,” it did not specifically report (i) Black’s, Radler’s, Boultbee’s and Atkinson’s receipt of $9.5 million in November 2000, $5.5 million in February 2001, and $600,000 in April 2001; and (ii) HLG’s receipt of $16.55 million in non-compete payments from February 1999 to November 2000.

     The memo also, as in the case of CanWest, contains the illogical (and misleading) assumption that because the buyer insisted that Hollinger executives sign non-competition agreements, this created an entitlement to a fee payment to the non-compete covenantors. This was not the case in the Osprey transaction, just as it was not the case in the CanWest transaction. In a December 22, 2003 letter to the Special Committee, Sifton’s counsel stated that:

As indicated in the [transaction closing] directions and receipts, in each [of the two Osprey transactions] the payment of the portion of the purchase price allocable to the non-competition agreement was paid directly to the vendor only . . . as directed by the vendors pursuant to section 2.1 of the first purchase agreement and section 3.1 of the second purchase agreement. Neither we nor Osprey . . . had any discussions with, directly or indirectly, any party to the non-competition agreements or representatives thereof regarding the allocation of the non-competition payments among the parties to the non-competition agreements.

     More fundamentally, the fact that Black and Radler “had private interests in other newspaper operations” should not have been a justification for them receiving more of Hollinger’s transaction proceeds. To the contrary, their duties and obligations to Hollinger and its shareholders would counsel against “private interests in other newspaper operations.” Rewarding them for those outside newspaper interests by giving them Hollinger’s non-compete allocation was doubly unfair to Hollinger’s shareholders.

     On September 10, 2001, the Audit Committee — without the absent Kravis — ratified the $4.5 million in non-competition payments on the Osprey transaction, following a twenty-minute meeting during which it also (i) approved minutes and memoranda of previous Audit Committee meetings; (ii) a $92.2 million stock redemption; and (iii) the ratification of APC’s sale of its lone remaining newspaper asset, the Mammoth Times, to Horizon for $1 (as discussed in the Horizon chapter).

     The Audit Committee did not seek or obtain any independent legal, financial or accounting advice regarding these payments. The Audit Committee’s resolution ratifying the payments simply parroted the form of the May 2001 resolution ratifying the CanWest non-competition payments:

(a)	the delivery of the non-competition agreements by the Obligors was a critical condition of the completion of the Company’s sale to Purchaser, which sale has been well received in the marketplace and was demonstrably in the best interests of all shareholders;

(b)	the noncompetition agreements significantly impair the future business prospects of the Obligors in an industry for which they have demonstrable aptitude;

(c)	the Noncompetition Consideration was established in the transaction agreement and reflected the value attributed by the Purchaser to the Obligors’ non-competition agreements; and

(d)	the amount of the Noncompetition Consideration relative to the sale price of the assets sold by the Company to Ontario, being approximately 3.1 percent, is consistent with the amount of payments made for noncompetition covenants in several recent assets sales by the Company.

     But there was no meaningful discussion or consideration of these “findings,” and as in CanWest, they are simply contrary to reality and the recipients’ fiduciary duties.

     B. NOVEMBER 2001 OSPREY II TRANSACTION

     The second Osprey deal, Osprey II, closed on November 30, 2001, when HCNLP sold two newspapers, the Sarnia Observer and The Chatham Daily News, to Osprey for $3.3 million. A non-competition agreement was executed by Hollinger, HCNLP, HLG, Ravelston, Atkinson, Black, Boultbee and Radler. The total amount allocated to the non-compete agreements was $700,000. As in Osprey I, Hollinger funded the entire non-competition amount from its share of the proceeds, while HCNLP was not asked to contribute anything.

     On February 25, 2002, Kipnis drafted a memo to the Audit Committee regarding the related-party aspects of the Osprey II transaction. Kipnis wrote that Black, Radler, Atkinson and Boultbee “were each requested to execute non-competition agreements” in connection with the transaction. Kipnis explained that Black and Radler each received $317,000 and Atkinson and Boultbee each received $33,000.

     The minutes from the February 25, 2002 Audit Committee meeting reflect that with regard to Osprey II, Black, Radler, Atkinson and Boultbee executed non-competition agreements totaling $700,000, approximately 3.1% of the purchase price, as a “closing condition” of the transaction. Later at the Board meeting on the same day, Thompson reported that the Audit Committee “reviewed and approved the interested party aspects relating to the allocation of an aggregate of [$700,000] non-compete consideration” to Black, Radler, Atkinson and Boultbee in the Osprey II transaction. According to Kipnis, Radler described the transaction to the Board and mentioned that the $700,000 fee was a percentage of the purchase price. Subsequently, the Board unanimously confirmed the Audit Committee’s approval of the $700,000.

     As with Osprey I, Black and Radler had succeeded in having the Audit Committee follow the pattern they had established in CanWest. Both the self-dealing payments and the vacuous Audit Committee ratification became simply rote. Although the Osprey II payments were small, they were emblematic of the Black Group’s manipulation: presenting the Audit Committee with a “done deal” after-the-fact, and using previous improperly obtained approvals to justify approving yet additional payments.

XIV. UNAUTHORIZED AND EXCESSIVE PAYMENT TO COLSON

     Although he voted to approve the $51.8 million in CanWest non-competition payments to Ravelston and its other shareholders, Colson claimed to know little about them. He told the Special Committee that Thompson made only a brief reference to the payments at the Board meeting, describing them as consistent with industry practice (although the meeting minutes do not reflect any such statement). Colson expressed indifference about these and other payments to Black Group members. In fact, when the Special Committee asked him about other non-compete payments he replied that, he didn’t know, and he didn’t want to know. This conscious indifference to his responsibility as a Hollinger director constitutes a fiduciary duty breach.

     Colson did care, however, to the extent he was not also sharing in the payments. In fact, according to both Atkinson and Healy, Colson complained to Black about not receiving non-compete payments. Black responded by arranging for Colson to receive an additional payment from Hollinger, above and beyond Colson’s share of the Ravelston management fees, his Telegraph salary, Digital Incentive Plan payments, directors’ fees, and other Hollinger “compensation.” Specifically, on September 5, 2001, Hollinger wired $1,073,719 to Colson’s Guernsey bank account as a “bonus.” This related-party payment was never disclosed to Hollinger’s Audit Committee or Compensation Committee. There was no economic basis for this unauthorized payment to Colson, who was already being excessively compensated.177

     Colson recently filed an affidavit in the Illinois Action in which he swore under penalty of perjury that this payment was “[p]ursuant to the Hollinger Digital bonus plan” and that he

177 In fact, within a month after the CanWest closing, Black sent Colson a fax stating that he “ha[d] taken it upon [him]self to raise the percentage of” Colson’s share of the bonuses to be distributed from Digital’s successful investment in iii, even though under the terms of the Digital Incentive Plan it was the entire Digital compensation committee that was to make this decision. Consistent with Atkinson’s and Healy’s accounts, Black was trying to placate Colson just one month after the CanWest non-compete payments were made: “I trust this is satisfactory. There will be further dispositions as we discussed in the next few months.”

“was advised” that it “constituted 5% of the net gain realized from the sale in August 2001 of [Digital’s] remaining shares in [iii], one of [Digital’s] investments in the UK for which [he] was directly and actively responsible.” The Special Committee has concluded, however, that the special bonus payment was not made under the Digital Incentive Plan and in no event could have “constituted 5% of the net gain realized from the sale in August 2001 of [Digital’s] remaining shares in [iii],” for several reasons.

     First, Hollinger had already in August 2000 calculated a $25 million gain on Digital’s investment in iii for purposes of paying bonuses under the Digital Incentive Plan after iii’s initial public offering. Hollinger did not recognize any additional gains on iii for purposes of paying bonuses under the Digital Incentive Plan when it finally sold its iii shares in August 2001. In fact, as explained in the Digital chapter, after Hollinger finally sold its iii shares in August 2001, its cash proceeds on the iii investment resulted in a total gain of only approximately $15 million, but the excessively generous Digital Incentive Plan terms permitted bonuses to be paid on the full $25 million “net gain” in August 2000. Having paid full bonuses on that $25 million paper “gain” in August 2000, Hollinger recognized no additional gain under the Digital Incentive Plan in August 2001.178 As an SEG member and a member of the Digital board and its compensation committee, which administered the Digital Incentive Plan, and the self-proclaimed person who “was directly and actively responsible” for Digital’s investment in iii, Colson surely knew that.

     Second, all Digital Incentive Plan payments on iii had already been made well before September 2001. Before the September 2001 $1,073,719 payment, Colson had already received

178 Interestingly, when Hollinger sold the iii stock in August 2001, it received $21,474,380 for it, and Black’s September 2001 payment to Colson equals 5% of that amount (even though no additional payment should have been made under the plan). Thus, Black used the iii sale as the pretext to make good on his promise to funnel Colson money. But as Black and Colson would have known (as did Atkinson, Healy and Smith), the payment had nothing to do with the Digital Incentive Plan, which, although extremely generous, still required any bonus calculation to take into account Digital’s cost basis in the investment and a 15% preferred rate of return.

$1,644,988 in December 2000, which equates to 6.6% of the $25 million “gain” calculated in August 2000.179 The other Digital Incentive Plan participants had also received their bonuses by then, so the full 22% of the $25 million “gain” was distributed in 2000. If Colson’s extra September 2001 payment were included, the total payments related to iii would have amounted to 27% of the iii “gain,” which would have exceeded the Digital Incentive Plan’s already excessive 22% maximum allocation. Moreover, no other Digital Incentive Plan participants received any iii-related payments in 2001. If there were supposed to be iii-related payments in 2001, other Digital Incentive Plan participants besides Colson presumably would have received them as well, but none did.

     Third, the documentary evidence contradicts Colson’s suggestion that the $1,073,319 special payment had anything to do with Digital. The notation on the wire transfer reflecting the September 2001 payment says only: “Approved by CMB & PYA[.] Bonus Payment. If more details required see PYA.” It does not mention Digital or iii at all. In a September 5, 2001 e-mail, Colson provided Atkinson and Bob Smith with instructions for wiring the money into Colson’s Guernsey account.180 This e-mail also does not mention the Digital Incentive Plan or iii. In contrast, Colson received a signed December 21, 2000 memo from Atkinson explaining the calculation of Colson’s December 2000 iii-related payment under the plan. The Special

179 While Colson and the other SEG members did not receive their iii-related plan payments until December 2000, the payments were made “as of” August 2000, when the payments were calculated and disbursed to the non-SEG participants, and the SEG members received “interest” on their payments from August 2000 to December 2000.

180 Colson swears in his affidavit that he “did not cause” a $1,073,719 wire transfer to be made into a Barbados account. While he may be entitled to deny the Barbados connection — with respect to this payment only, since at least one other Digital-related payment to him went through Barbados — this e-mail demonstrates that he in fact “caused” the wire transfer to be made to an off-shore tax haven.

Committee has found no similar memo in the Company’s files for Colson’s September 2001 payment, and Colson did not provide any such memo with his affidavit.181

     Fourth, current and former Hollinger executives have confirmed that the payment had nothing to do with the Digital Incentive Plan. For example, Atkinson — who coordinated payouts under the Digital Incentive Plan generally and according to Colson’s September 5, 2001 e-mail, had discussed the $1,073,719 “bonus” with him the day it was paid — told the Special Committee that the payment was not made under the Digital Incentive Plan. As stated earlier, Atkinson explained that the payment was essentially Black’s consolation prize to Colson for being excluded from all the non-compete payments that were made to his fellow Ravelston shareholders. Healy, a vice-president of Digital and a Digital Incentive Plan participant, likewise confirmed that the September 2001 payment to Colson was not related to Digital. Additionally, Smith, who actually disbursed all Digital Incentive Plan payments (as directed by Atkinson and Black), informed the Special Committee that the only explanation he received for the payment was that it was “for Colson for the work he had done.” In light of this overwhelming evidence, the Special Committee rejects Colson’s false justification for the unauthorized $1,073,719 payment he received in September 2001. The Illinois Action seeks recovery of that amount, plus interest.182

181 The December 2000 Atkinson memo also belies Colson’s sworn statement that he does “not have a beneficial interest in any Barbados account.” The memo explains that Colson’s iii-related payment is being “wired to the Argent account per your [Colson’s] instructions.” Argent News Inc. is a wholly-owned Barbadian subsidiary of Ravelston, in which Colson is a shareholder. The payment was later distributed from Argent’s Barbados account to Colson’s Guernsey account.

182 The Special Committee’s investigation continues regarding possible payments to Colson out of the proceeds from Hollinger’s sale of UniMedia Company, formerly a wholly owned subsidiary of HCNLP. Hollinger sold UniMedia in two tranches: (i) on October 5, 2000, its Novalis Division was sold to Bayard Presse Canada Inc. (“Bayard”) for $23.4 million (along with a newspaper for an additional $2 million); and (ii) on January 18, 2001, the remainder of the company was sold to Gesca Lt’e (“Gesca”) for $89.4 million. As the chairman of UniMedia’s board, Colson was involved in both transactions. There are several suspicious circumstances indicating that Colson or others might have received a payment on the UniMedia sales. For example, in the sale to Bayard, a draft of the asset purchase agreement for the Novalis Division lists the price as $26.78 million and does not require a non-competition agreement, while the final agreement reflects a $23.4 million purchase price and requires a non-

XV. RELATED-PARTY ASSET SALES TO HORIZON AND BRADFORD

     Black and Radler diverted income from Hollinger to themselves by repeatedly transferring the Company’s own publications to Horizon and Bradford, companies they controlled. Not content simply to pay most of Hollinger’s income to themselves as “management fees,” “non-competes,” “incentive payments” or the other contrived devices covered in this Report, Black and Radler also transferred ownership of various Hollinger operating publications to themselves through Horizon and Bradford. In one of these transactions, Black and Radler went so far as to cause, in effect, Hollinger to pay Horizon approximately $160,000 to take several publications owned by Hollinger. In other transactions, Black and Radler sold Hollinger newspapers to themselves for prices that were tens of millions of dollars lower than Hollinger could have received from unrelated third parties.

     By taking operating entities from Hollinger for nothing, buying them at below-market prices, and even paying themselves to take publications off Hollinger’s hands, Black and Radler usurped corporate opportunities belonging to Hollinger, and violated their fiduciary duties of loyalty as controlling shareholders to refrain from any principal transaction not entirely fair to Hollinger’s public shareholders.

     As with management fees and non-compete payments, Black and Radler concealed what they were doing from shareholders, the Audit Committee and the Board. In some areas, they misrepresented crucial facts by telling the Board, for example, that the prices paid by Horizon were determined on the same basis as those paid by third-party purchasers of other Hollinger competition agreement from UniMedia and HCNLP. In the sale to Gesca, HCNLP’s books reflect payment of more than $2.3 million in unidentified “termination” charges that the Special Committee has been unable to trace. The Special Committee has thus far been able to account for approximately $900,000 of these funds because Colson authorized that amount in payments to two top UniMedia executives — one of whom had served the company for less than two years — as part of an already generous severance package, which included full vesting of options. But that still leaves $1.4 million in “termination” charges unaccounted for, which the Special Committee is still investigating.

properties. In other cases, critical information was omitted, such as the true dominating size of Black’s and Radler’s interests in Horizon.

     Radler’s and Black’s use of Horizon and Bradford to run parallel newspaper businesses had a number of insidious effects on Hollinger. The most damaging, of course, were the six newspaper sales that Radler and Black caused Hollinger to make to Horizon and Bradford between March 1999 and August 2001. At the time of these sales, Black and Radler owned 48% of Horizon’s stock outright, and through a trust arrangement with nominee Vogt, Radler owned an additional 24.75%. The remaining 27.25% was owned mostly by other current and former Hollinger employees. Black and Radler each also own 25% of Bradford’s stock, with the remaining 50% owned by John Satterwhite, former Director and Vice President of APC, and members of his family.183

     The six transactions at issue are the following:

•	The sale to Horizon of 16 Hollinger newspaper properties (representing 33 newspapers) for approximately $43.7 million by asset exchange agreement dated as of March 31, 1999;

•	The April 2000 exchange with Horizon of three Hollinger properties in Colville and Deer Park, Washington, and Valley City, North Dakota, for the Honolulu Pennysaver and a group of Chicago papers that Horizon had acquired the day before from Lerner Publications;

•	The sale to Horizon of Hollinger’s Skagit Valley Argus newspaper and the Journal of the San Juan Islands for $1 by stock purchase agreement dated May 1, 2000;

•	The sale to Bradford of four Hollinger newspapers in Pennsylvania and New York for $37.559 million, by asset disposition agreement dated July 20, 2000;

•	The sale to Horizon of Hollinger’s Bishop and Blackfoot publications, via assignment from Newspaper Holdings Inc. in the CNHI II transaction, which closed on November 1, 2000; and

183 The Satterwhite family has since sold half its equity in Bradford to Larry Perrotto, a former President and CEO of APC.

•	The sale to Horizon of Hollinger’s Mammoth Times for $1, by asset sale agreement dated August 1, 2001.184

     Radler unilaterally determined the assets Hollinger would transfer to Horizon and Bradford, and the terms of those transfers. The prices paid to Hollinger were in all cases less than the properties were worth, and in several cases, less than an unaffiliated third-party would have paid. Black and Radler did not make any serious effort to seek out independent purchasers, and on various occasions they took steps to prevent independent parties from bidding on those assets in a manner that would have benefited all Hollinger shareholders. In each of these transactions, they avoided through deception meaningful independent director scrutiny of their self-dealing.

     As described more fully below, the terms of each of these transactions were unfair to Hollinger and its public non-controlling majority shareholders. The Special Committee’s principal findings regarding these transactions are as follows:

•	Although Horizon I was approved by the Board, the Board was misled, and the terms of the sale differed from those that the Board had approved. Radler told the Board, among other things, that Horizon I would “mirror” the CNHI I transaction in both form and price. This was not the case, however, for at least the following

184 Most recently, HCNLP, of which Hollinger serves as general partner and in which Hollinger holds an 87% limited partner interest, sold assets to Horizon’s Canadian entity, Horizon Operations (Canada) Ltd. (“Horizon Canada”) without any notice, approval or ratification from Hollinger’s Audit Committee or Board. KPMG obtained documents during its audit work in August 2004 of Hollinger’s British Columbia operations showing that HCNLP sold a classified advertisement service called Canadian Classified Network (“CCN”) to Horizon Canada for book value, or $125,464, on January 1, 2003. CCN is a service that collects classified ads for a fee, of which it retains 5% to cover its administrative costs and profit, and disseminates the ads to and splits the balance of the fee with participating newspapers throughout Canada, which in turn run the ads. HCNLP’s CFO Barry Tyner told the Special Committee that he transferred CCN to Horizon Canada because Radler had told him it did not belong at HCNLP and instructed him to do with it what he thought was right.

Tyner believes that Radler wanted CCN transferred because it was not named in HCNLP’s prospectus as a property owned by HCNLP. Tyner does not recall Radler suggesting that CCN be sold to Horizon, but instead thinks it was his own idea. Tyner did not recall discussing with Radler or anyone else whether there had been Hollinger Board or Audit Committee approval of CCN’s sale to Horizon Canada.

According to documents gathered in KPMG’s audit, in 2002 HCNLP collected approximately $196,000 in net income from the 5% administrative fee. Now that Horizon Canada owns CCN, HCNLP receives 40% of the 5% fee as a “management fee,” apparently in consideration for CCN’s continued use of Hollinger’s Vancouver office for its operations. According to Tyner, HCNLP collected a $109,500 management fee in 2003, while Horizon Canada earned $58,443 in net income from its portion of the 5% fees.

reasons: (i) while CNHI paid approximately the Hollinger internal “Project Wishlist” prices for the properties it purchased, Horizon paid approximately 29% less than those prices (representing a discount of approximately $18 million) as a result of Radler and Vogt manipulating EBITDA figures and valuation multiples on the Horizon I properties, and unilaterally assigning “discounts” to Horizon that were never given to CNHI; and (ii) while CNHI paid the transaction consideration in cash at the February 1, 1999 closing, Hollinger financed Horizon’s entire purchase price, with more than $4.9 million, plus interest, still outstanding.

•	In the Lerner Exchange, Horizon purchased a group of community newspapers in the Chicago metropolitan area from Lerner Communications, Inc., and immediately exchanged them for Hollinger properties that Radler had hand-picked for Horizon. In effecting these transactions, Radler and Black caused Hollinger to surrender properties worth approximately $6.6 million in exchange for properties that were losing money and were worth less than $4 million. The Audit Committee “ratified” this transaction without any meaningful (let alone independent) analysis, and based on false and misleading representations that Hollinger could not have bought these properties directly from Lerner, and that the exchange involved comparable assets.

•	The Audit Committee was misled in approving the May 2000 Argus & Journal Sale. The Audit Committee approved the sale of both papers for $1 (plus a negative working capital adjustment, which effectively resulted in Hollinger paying Horizon $160,000) after being told in a February 2000 memo from Radler-subordinate David Dodd that the papers were losing money and could not be run profitably. Yet, Dodd’s own July 1999 memo indicates that the Journal “appears to be coming along nicely” and that Argus could be run profitably with new management. The Audit Committee also was not told that Hollinger could have sold those newspapers at reasonable prices to unrelated purchasers. Before the sale to Horizon, Canadian newspaper operator David Black made an offer to buy the Journal for 1x revenue, or $750,000. Horizon sold the Journal to Black’s Sound Publishing in September 2001 for $280,000 and sold the Argus in October 2000 for approximately $450,000.

•	The Audit Committee’s approval of the Bradford sale was based on false and misleading information. The Committee was told that the $37.559 million purchase price represented a multiple of 10.61 times cash flow. But this valuation multiple was based on downward adjustments of the properties’ actual 1999 EBITDA figures. Considering the multiple CNHI was willing to pay (11.5x) and the EBITDA calculation that Hollinger would have provided any arm’s length purchaser (approximately $3.9 million), CNHI would likely have paid approximately $7.6 million more than the Bradford transaction purchase price. When the Bradford transaction price is discounted to present value (because Hollinger financed $6 million of that price, while CNHI would have paid cash at closing, as it did in the CNHI I and CNHI II transactions), the difference between that price and the price an arm’s-length purchaser like CNHI would have paid is approximately $9.8 million. Yet, Radler rejected CNHI’s attempts to buy the properties for more than Bradford paid. The Audit Committee was also incorrectly told that, due to a purported promise Radler had made when Hollinger acquired the papers, Hollinger was obligated to re-sell them to Satterwhite. In addition, the Committee was essentially told that Hollinger would obtain a higher price from Satterwhite than it could obtain from any party not affiliated with Satterwhite. And while the Hollinger directors were told that Hollinger would finance a portion of the purchase price through the $6 million “non-competition” allocation, which was to be paid over ten years without interest, they were not told that this debt would be subordinated to Bradford’s primary financing (which Hollinger would guarantee) and that there was a material risk that Bradford would not be able to honor its payment obligations to Hollinger due to restrictive covenants in its credit facility. Also undisclosed to the Audit Committee was that Hollinger had guaranteed Bradford’s bank debt.

•	Black and Radler concealed the Bishop and Blackfoot sale from the Audit Committee and the Board. Although Black and Radler knew that sales to Horizon required Audit Committee approval, they sold Bishop and Blackfoot to Horizon by slipping this transaction, as a “deal within a deal,” into the CNHI II transaction. Specifically, they caused Hollinger to sell Bishop and Blackfoot to Newspaper Holdings, followed by a contemporaneous assignment of the properties from Newspaper Holdings to Horizon. Moreover, by separating Hollinger’s Bishop property from its nearby Mammoth Times property (contrary to Morgan Stanley’s recommendation), Radler and Black rendered the two separate properties potentially less attractive to other buyers. In addition, the 5.3x EBITDA multiple at which Horizon acquired the Bishop and Blackfoot properties was approximately half the EBITDA multiple that Hollinger was obtaining at that time in other U.S. community newspaper sales.

•	The Mammoth Times Sale for $1 to Horizon was “ratified” by the Audit Committee in August 2001 based on false and misleading information. The Audit Committee was told that there were no other buyers for the property, even though in February 2001 an unrelated-party had committed to pay $1.25 million for it. The Audit Committee was also not told that Hollinger refused to arrange for Horizon to provide a non-competition commitment to the prospective Mammoth Times buyer, who was concerned about competition from Horizon’s newly acquired Bishop operation. In addition, Radler provided manipulated financial data to the Audit Committee to create the appearance that the Mammoth Times was unprofitable when it was, and continues to be, profitable.

     As harmful as these arrangements were for Hollinger, the Horizon arrangement also harmed Hollinger even when Black and Radler were not selling Hollinger properties directly to Horizon. That is because no procedures were put in place to prevent Black and Radler from: (i) having Horizon purchase newspapers that would have suited Hollinger or that competed with

Hollinger; or (ii) having Hollinger sell newspapers to third parties to suit not Hollinger’s interests, but Horizon’s competing interests. The potential conflicts caused by these corporate governance failures ripened into actual conflicts, to Hollinger’s detriment, right from Horizon’s inception.

     As explained below, Radler also harmed Hollinger in at least three ways through Horizon-related newspaper transactions in Kelowna, British Columbia, from 1999 through 2001. First, in 1999, Radler caused Horizon to buy the Kelowna Daily, which competed with Hollinger’s Kelowna Capital. Radler did so without notifying the Hollinger Audit Committee or giving Hollinger the opportunity to (i) purchase the Kelowna Daily itself, (ii) forbid Horizon’s purchase, or (iii) obtain consideration in exchange for allowing Horizon’s purchase. Second, in 2001, when the Canadian Competition Bureau determined that because of the overlapping ownership of Hollinger and Horizon, either Hollinger or Horizon would have to sell its Kelowna newspaper, Radler did not bring that choice to the Audit Committee. Instead, he secretly caused Hollinger to sell the Kelowna Capital, while Horizon kept its Kelowna Daily. Third, because of Radler’s undisclosed personal agenda, Hollinger did not receive nearly what it should have received in selling the Kelowna Capital. The self-interested Kelowna Capital sale that Radler engineered was not at arm’s length and was at a price significantly lower than an independent third party was willing to pay.

     Although Radler was deeply involved in these Kelowna transactions, the Special Committee believes that Black is also culpable due to his conflicting positions as a 25% Horizon shareholder and Hollinger’s CEO and Chairman, and as Radler’s longtime close associate. Yet, in violation of his fiduciary duties of loyalty, care and good faith, he failed to take any steps to protect the interests of Hollinger’s shareholders or to bring these transactions before the Hollinger Audit Committee.

     A. HORIZON AND BRADFORD OVERVIEW

     In 1998 Black and Radler developed the concept of Horizon, a company to be created by Hollinger senior management to own and operate community newspapers acquired in Hollinger’s exodus from the community newspaper industry. Buying newspapers from Hollinger was an attractive investment to Black and Radler because, as Hollinger officers, they were very familiar with the papers’ operations and earning potential, as well as the identity of third parties who might be interested in acquiring them. As Black later wrote to a potential investor in Horizon:

We have bought and sold hundreds of these little American newspapers in public companies and have never failed to make handsome profits on them. We sold them a few years ago to clear the debt out of our public company and are buying them back now for our own account, knowing their profit potential intimately.

What seems to escape Black, however, is that he and Radler owed fiduciary duties to Hollinger, not to themselves, to make “handsome profits” for Hollinger on these newspapers. And Hollinger would have had far less debt to “clear” had Black and Radler (i) paid market prices for the Hollinger assets sold to Horizon and Bradford, and (ii) did not simultaneously take from Hollinger, among other things, excessive management fees, “non-compete” styled payments, and large and unfair loans.

     Horizon was incorporated in Delaware in February 1999, shortly before it purchased its first set of newspapers from Hollinger, and the formal shareholder agreement was signed in August 1999. According to this agreement, Horizon initially issued 505 shares of common stock. Conrad Black Capital Corporation and F.D. Radler Ltd. each received 24% of the shares;

Vee Holdings Ltd., a company nominally owned by Vogt but of which Radler was the true owner, received 24.75% of the shares; and Toco Holdings Inc., owned and controlled by Vogt, received 6.34% of the shares.185 These holdings have changed over time, with Black’s and Radler’s ownership percentages increasing.

     Radler holds his interest in Vee Holdings through a trust arrangement with Vogt. As part of the Declaration of Trust, dated April 30, 1999, Vogt acknowledged that he would vote the Vee Holdings Horizon shares “only as directed by” Radler “and in no other manner,” and that Radler would have “full authority” to give Vogt “instructions and directions hereunder.” Radler never disclosed this nominee arrangement to the Board or caused the Company to disclose it in any SEC filing. In fact, Radler gave false and misleading testimony about his Horizon ownership interest during the January 2002 trial of Paul Winkler v. Lower Mainland Publishing Ltd., a wrongful termination action brought by a former Hollinger employee. Radler testified as follows during direct examination:

Q            In 1999 what voting interest did you and Conrad Black have in Horizon?

A            Combined, we had forty-eight per cent.

Q            And did you each have individual —

THE COURT: Forty-eight?

THE WITNESS: Forty-eight.

THE COURT: Thank you.

Q            Did you each have individual holdings?

185 There were smaller percentages issued to several other shareholders. Jerry Strader, as Trustee for the Jerry J. Strader Revocable Trust, received 4.38% of the shares; Peter Atkinson received 1.98% of the shares; David Dodd received 1.98% of the shares; Kay Ann Kipnis, as Trustee of the Mark Steven Kipnis Irrevocable Trust, received 0.99% of the shares; Terry Salman received 1.98% of the shares; Larry Perrotto, through the Timmus Company, received 1.98% of the shares; John Satterwhite, by himself and with Helen Nusbaum, received 3.96% of the shares; Thomas Rose received 0.99% of the shares; and 360 Partners received 1.98% of the shares.

A            Yes. It was twenty-four per cent each.

Q            Now, what was Mr. Vogt’s voting interest at that time?

A            I believe it was in the thirties. Thirty-five I would estimate.

     Radler knew that this testimony was false, because he knew that the Vee Holdings nominee arrangement rendered his and Black’s combined voting interest at approximately 73%, not 48%, and that because of the Vee Holdings voting trust, Vogt’s voting interest was only about 6%, not anywhere near “the thirties.” Radler also testified that he had no participation in Horizon’s management and that when Horizon was established in 1999, “we [Black and Radler] wanted him [Vogt] to be totally independent,” and that “I [Radler] wanted him [Vogt] to have total control.” This was flat out false, and is contradicted not only by the Declaration of Trust but also by Vogt himself, who repeatedly stated during interviews with the Special Committee that he took instructions from Radler while working at Horizon.

     From the beginning, Horizon has operated out of a building in Marion, Illinois that Hollinger owns. Before Horizon took over, the Marion facility housed APMS, a company that performed the accounting functions for APC, the Hollinger subsidiary that owned the U.S. community newspaper assets. Today all of the staff in the Marion offices are Horizon employees. Until December 31, 2003, they performed functions for both Horizon and Hollinger, and Horizon received compensation for Hollinger-related services the employees performed. In addition, under a “transitional services agreement,” Hollinger employees have provided services to Horizon since its inception.

     Both Hollinger and Horizon employees have periodically provided service to Bradford. For example, Kipnis appears to have negotiated for Bradford its financing for the purchase of Hollinger’s newspapers, and Loye handled much of the paperwork to incorporate Bradford and register it to do business. As late as September 2003, Kipnis and Loye were still being copied on documents relating to Bradford’s financing and being asked to prepare and review legal documents for Bradford. McBride, a former Hollinger/APC employee, became Horizon’s CFO and also worked for Bradford. For example, he authored several memos on “Bradford Publishing Management Services” letterhead with the same Marion, Illinois, location and telephone number as Horizon Publishing Management Services and, formerly, APMS.

     B. HORIZON I TRANSACTION

     By asset exchange agreement dated as of March 31, 1999 (closing on June 30, 1999), Horizon purchased its first set of newspapers from Hollinger for approximately $43.7 million. Horizon I was approved by the Hollinger Board at its November 30, 1998 meeting. As demonstrated below, however, the Board’s approval was tainted and inadequate in several respects. First, there were misrepresentations in Radler’s presentation to the Board and in the authorizing resolution that Black submitted for Board approval.186 Second, the final terms of the transaction differed in several material respects — to Hollinger’s detriment — from those that the Board had approved.

     Radler presented this transaction to the Board at the November 30, 1998 meeting immediately after proposing the CNHI I transaction. Radler told the Board that Hollinger management had created “Project Wishlist,” which established desired sale prices for all of Hollinger’s U.S. community newspaper properties, and had offered all but 15 of those properties to CNHI at the Project Wishlist prices. He then explained that because CNHI had decided to purchase only 45 of the 63 properties that Hollinger had offered to sell, Horizon would purchase the remaining 18:

186 As a shareholder of Horizon, Black had a conflict of interest in Hollinger’s sale of assets to Horizon, and should have played no role in the Board’s consideration of the transaction.

Management was then confronted with the prospect of having excessive Community Newspaper Group overhead after the CNHI Transaction and 18 additional properties, which properties were operating at a 22% GOP and valued at 10x EBITDA, which CNHI did not want and which were not deemed “keepers” for strategic corporate purposes. Senior management approached Messrs. Vogt and Strader, officers and directors of the Community Newspaper Group, to determine if they would be interested in a management buyout of those 18 newspaper properties (the “Horizon Transaction”). Messrs. Vogt and Strader responded that they would be interested. However, they need assistance in financing the transaction and equity participation. Messrs. Radler and Black tentatively agreed to assist the financing and take equity positions subject to approval of the Board and subject to the Board obtaining a “fairness opinion” that the Horizon Transaction is fair to the Company from a financial viewpoint. It is contemplated that the purchase agreement will “mirror” the CNHI Transaction agreement and that the final Horizon Transaction purchase price will be computed as an identical percentage of the Project Wishlist price for the Horizon properties as the final CNHI Transaction purchase price is to the Project Wishlist price for the CNHI properties. (Emphasis added.)

According to the minutes, later in the meeting Black presented a proposed Board resolution approving the transaction, which contains statements similar to those in Radler’s presentation:

WHEREAS, senior management has recommended that the disposition by Company subsidiaries of approximately 18 U.S. Community Newspaper Group properties be approved in exchange for a purchase price of approximately Fifty-Two Million Dollars ($52,000,000) (“Horizon Transaction”).

WHEREAS, the Board of Directors has been informed that Messrs. Strader and Vogt, two Directors of American Publishing Company (“APC”), a wholly owned subsidiary of the Company and Publishing, are interested in purchasing the Horizon assets for approximately 10x EBITDA, and that Messrs. Black and Radler are interested in assisting Messrs. Strader and Vogt in obtaining financing and by providing equity for such transaction and are therefore “interested” directors . . . .

The Board adopted the resolution approving the transaction “provided that a ‘fairness opinion’ that the transaction is fair to the Company from a financial viewpoint is obtained.” 187

     The Board minutes and resolution are in conflict about who was authorized to “effectuate” the Horizon I transaction documents on Hollinger’s behalf. The minutes state in one place that a resolution will be proposed “authorizing Mr. Burt to effectuate the Horizon Transaction” and in another place that the proposed resolution would grant “authority . . . to Mr. Perle on behalf of the Executive Committee with respect to the Horizon Transaction to take such actions as necessary to effectuate such transactions.” The resolution itself states that “Mr. Burt is hereby authorized and directed to take or cause to be taken all such actions, including, without limitation, to negotiate, arrange for and enter into all terms, conditions, agreements, . . . or financing arrangements, in the name of and on behalf of the Company, which in his sole judgment are necessary, proper or advisable in order to effectuate the Horizon Transaction.” In the next paragraph, however, the resolution authorizes “the appropriate officers of the Company and its subsidiaries . . . to execute and deliver any and all agreements, certificates and other documents and instruments and to take such actions as they or any of them deem necessary, appropriate or desirable to effectuate the foregoing resolutions and to consummate the transactions contemplated thereby.”

      During interviews with the Special Committee, Perle could not remember anything about Horizon I, and Burt said he never felt uncomfortable about Horizon transactions because he trusted Black and Radler. Neither Perle nor Burt remembered having any personal involvement

187 The Board approved a sale of 18 properties to Horizon for $52 million. The transaction agreement shows only 17 properties being sold, with “United Media” excluded, for a gross sale price of $46.837 million and a net sale price of only $45.5 million. Horizon actually purchased only sixteen properties for $43.7 million, however, as demonstrated by an accounting backup schedule maintained by Horizon CFO Roland McBride. In addition to United Media, the Huntington Press was also excluded from the deal, thus reducing the final number to 16 properties.

in Horizon I and, in fact, Kipnis signed all the transaction documents on Hollinger’s behalf. Kipnis had a vague recollection that Burt might have been told about the Horizon I financing in a telephone conversation, but he had no firm recollection or any corroborating notes, minutes or other documents.

1.	BLACK AND RADLER MISREPRESENT THE HORIZON CONCEPT’S INITIATION

     According to Vogt, contrary to Radler’s November 1998 statement to the Board, neither Vogt nor Strader knew about Radler’s Horizon plan until after the November 30 Board meeting. Vogt maintains that he was upset initially when he learned that he would be working for Horizon, and told Radler that he did not want to leave Hollinger. He ultimately became President of Horizon, only because Radler, his boss and mentor, insisted. Throughout his tenure as Horizon’s president, Vogt was supervised by and took instructions from Radler. Strader, on the other hand, did not become a Horizon officer, but only a 4.4% shareholder, and remained employed at Hollinger until his retirement in 2003.

     The Special Committee finds that Radler made this misrepresentation deliberately to mislead the Board into believing that he and Black would only be passive, minority investors in Horizon. As Radler knew, Horizon would be essentially his and Black’s own newspaper company.

2.	FINANCING OF THE HORIZON I TRANSACTION

     The Horizon I Asset Exchange Agreement did not even begin to “mirror” the CNHI Asset Exchange Agreement, as Radler had represented to the Board. While Section 2.1 of the CNHI agreement required CNHI to pay the entire purchase price with cash at the closing, Section 2.1 of the Horizon Asset Exchange Agreement permitted Horizon to pay the entire purchase price with promissory notes. The Horizon I financing arrangement not only distinguished Horizon I from the CNHI I transaction on which it was supposed to be patterned, it also undermined Black’s stated purpose of “clearing the debt of our public company” through U.S. community newspaper divestitures.

     According to the Horizon I closing statement, $45.5 million was due at closing,188 which Horizon paid by delivering the following:

a.	a $1.2 million demand promissory note to HLG — not Hollinger — purportedly in consideration for HLG’s non-competition agreement, with interest payable quarterly at 7%;

b.	a $3.8 million demand promissory note to Hollinger, in consideration for Hollinger’s non-competition agreement, with interest payable quarterly at 7%;

c.	a $32,482,752 demand promissory note to Hollinger with interest payable quarterly at 7%; and

d.	an $8 million subordinated promissory note to Hollinger that matures on January 30, 2007, with interest payable quarterly at the lesser of 8% or LIBOR plus 200 basis points.

Thus, as described above, Hollinger’s transaction proceeds were reduced by $1.2 million because that portion of the purchase price was given to HLG.189

     In August 1999, Horizon obtained $33.25 million in loans from the Toronto Dominion Bank, which it used (presumably along with other funds) to pay: (i) the $1.2 million note to HLG; (ii) the $3.8 million note to Hollinger; (iii) the $32.5 million note to Hollinger and (iv) its first interest payment (due August 31, 1999) in the amount of $100,033.33 on the $8 million subordinated note to Hollinger and $3.041 million of principal on that note. Thus, after

188 As explained in a previous footnote, although the transaction documents state otherwise, Horizon apparently did not purchase the Huntington Press and thus was obligated to pay only $43.7 million ($1.2 million of which it sent to HLG). But presumably because the closing statement showed $45.5 million as due, Horizon signed promissory notes obligating itself to pay this higher amount.

189 In June 1999, when Black and Radler caused Hollinger to lend money to Horizon at rates of 7% and 8% or lower, Hollinger had $510,000,000 in outstanding notes (issued in February 1996 and March 1997) that were accruing interest at 9.25%. Hollinger did not pay off this higher coupon debt until January 23, 2001. Black and Radler should have agreed, at a minimum, that Horizon would pay the same 9.25% to borrow from Hollinger that Hollinger was paying its creditors.

September 1999, Horizon still owed Hollinger $4.959 million of the purchase price, and under the terms of the note was supposed to continue making quarterly interest payments to Hollinger.

     But Horizon has not made the required interest payments. By memorandum to Bob Smith dated November 15, 2002, on which Radler is copied, Horizon CFO McBride informed Smith that “Horizon will make an interest payment to Hollinger on the Seller Note” on November 18, 2002, in the amount of $389,785, which “represents the interest due on the note through March 31, 2000.” Thus, in November 2002, Horizon was making only its second quarterly interest payment on the note signed in 1999 and was paying only the interest that had accrued during the loan’s first seven months. Horizon made its third — and only other to date — interest payment to Hollinger on September 9, 2003, in the amount of $378,752.95.

     As of August 1, 2004, Horizon owed Hollinger approximately $578,000 in interest. With interest accruing in accordance with the terms of the note,190 Horizon’s current outstanding balance to Hollinger is approximately $5.537 million. If Horizon had complied with the terms of the note and made quarterly interest payments when due, the outstanding balance would only be the principal balance of $4.959 million. Interest is continuing to accrue on that outstanding principal balance of $4.959 million, which is due to be paid on January 30, 2007, and on the unpaid, overdue interest.

     Horizon has maintained that it cannot fulfill the terms of its Hollinger promissory note due to restrictions in the Toronto Dominion financing Horizon obtained in August 1999. In his November 15, 2002 memorandum notifying Bob Smith of Horizon’s second interest payment, McBride stated that “[f]uture interest payments will be allowable, but subject to restrictions under the Horizon credit facility. I will advise of the amount and timing of the interest and

190 Although the note does not specify whether interest is to be compounded, the Special Committee’s calculation assumes compounded interest.

principal payments allowed as those restrictions are eliminated.” Another e-mail from Horizon’s controller to a Hollinger treasury assistant informs her that Horizon does “not have a set repayment schedule” for its interest payments on the note because “[t]hese payments are restricted by covenants contained in the Bank Compliance Certificate.”191

3.	MISREPRESENTATIONS REGARDING THE HORIZON I PRICE

     The Hollinger Board was told that it “is contemplated . . . that the final Horizon Transaction purchase price will be computed as an identical percentage of the Project Wishlist price for the Horizon properties as the final CNHI Transaction purchase price is to the Project Wishlist price for the CNHI properties.” The Horizon percentage, however, was ultimately much lower than the CNHI percentage (and the Project Wishlist prices). Documents from Radler’s own files indicate that the Horizon I properties were acquired at a discount of approximately 29% from the apparent Project Wishlist prices, while CNHI paid only 0.6% less than those prices. This represents an underpayment by Horizon of $18.1 million. In addition, the Hollinger Board approved the transaction in a resolution that provided that Horizon was “interested in purchasing the Horizon assets for approximately 10x EBITDA.” The Horizon assets, however, were only purchased for approximately 6.8x 1998 budgeted EBITDA and 8.2x 1998 actual EBITDA.192 In contrast, according to CNHI CEO Reed, CNHI paid an average multiple of 11.5x EBITDA for the properties it acquired from Hollinger in 1999.

     According to Vogt, after CNHI expressed interest in Hollinger’s U.S. community newspapers, Radler instructed Vogt to put together a proposal for CNHI. For each property,

191 Horizon refused the Special Committee’s request to review the Toronto Dominion loan documents.

192 While McBride told Radler in a June 2, 2003 memo regarding “Horizon/Hollinger Acquisition Issues” that the Horizon properties were sold at 8.8x EBITDA, this multiple is inflated. It is based on Horizon EBITDA figures that have been reduced by the 1.6% management fee that Hollinger charged the newspapers. Hollinger, however, added back that fee when calculating EBITDA for all newspaper sales to unaffiliated third parties, such as CNHI.

Vogt prepared an EBITDA computation, which he then gave to Radler. At Radler’s instruction, he calculated the EBITDA figures as high as possible so as to maximize the sale price to CNHI. For example, Vogt revalued the properties’ entire newsprint inventory by using the highest invoice price paid for any of the newsprint still in inventory, although at that time the cost of newsprint was falling. Vogt also added back to EBITDA the 1.6 percent of revenue management fee that Hollinger charged to each community newspaper in order to increase the properties’ EBITDA figures.193

     But Vogt did the opposite for Horizon. He informed the Special Committee that at Radler’s instruction, he lowered the EBITDA figures and valuation multiples for the papers that Hollinger would sell to Horizon. After Vogt’s first attempt to reduce the EBITDA and multiples on the Horizon properties, Radler told him that he had done a poor job. Vogt initially resisted but ultimately followed Radler’s instructions and manipulated the figures further in Horizon’s favor. Later, Radler told Vogt that he wanted two Horizon packages, with different EBITDA adjustments and corresponding differences in valuation multiples. Vogt believed that one package was for the Board and the other for Horizon’s lender. Vogt said that both packages listed the properties Horizon was to purchase and the same proposed purchase price, but the Board’s package had lower EBITDA figures and higher multiples and the bank’s had higher EBITDA figures and lower multiples. Vogt explained that this was because the Hollinger Board cared about seeing a high valuation multiple, while the bank lent money based on the EBITDA figures.

     Documents in Radler’s file regarding his November 30, 1998 Board presentation on Horizon corroborate Vogt’s account. The EBITDA figures on those documents were artificially

193 Vogt maintains that he disclosed these adjustments to Reed.

reduced by including in operating expenses the 1.6% management fee that Hollinger charged the papers. This helped Radler portray to the Board the proposed $52,450,000 Horizon sales price (which Hollinger did not receive) as yielding a 10x multiple. But there is no discernable justification for decreasing EBITDA by the amount of the management fee paid by a newspaper that is to be sold, because the buyer does not pay that fee. In the CNHI I Transaction, for example, CNHI was provided price schedules with the EBITDA increased by taking out the 1.6% management fee, and CNHI bid on that basis. If the 1.6% management fee had been properly deducted from operating expense to increase the Horizon EBITDA in the Board presentation materials, then the Horizon properties’ combined EBITDA would have been $5,809,000, not $5,253,000,194 reducing the sales multiple on the proposed $52,450,000 price from 10x to 9x.

     Moreover, the Board presentation documents are misleading for an additional reason. They show the accepted CNHI I price side-by-side with the proposed Horizon I price, purportedly in an “apples-to-apples” comparison. But while the presentation materials purported to arrive at the transaction multiples by comparing the $472 million CNHI sales price and the proposed $52 million Horizon I sales price with the respective properties’ “forecasted” or budgeted 1998 EBITDA, Radler only used the 1998 budgeted EBITDA on the CNHI properties. He did not similarly use the budgeted 1998 EBITDA figures for the Horizon properties ($6,470,000), but instead used a substantially lower EBITDA figure of $5,253,000. Had the higher Horizon I properties’ budgeted EBITDA been used ($6,470,000) — just as they were used

194 The $5,809,000 figure represents the actual 1998 EBITDA, with the 1.6% management fee added back, for the 17 properties presented in the Board materials, not the 16 properties actually sold at closing. While the Board presentation states that 18 properties will be sold to Horizon, the revenue figure used in the presentation relates to 17 properties.

in the supposedly “mirror” image contemporaneous CNHI transaction — the multiple on the proposed $52 million Horizon I price would have dropped even lower to 8.1x EBITDA.

     Other documentary evidence further demonstrates the more favorable treatment that Radler accorded to Horizon than to CNHI. For example, a document entitled “Hollinger International Inc., Community Newspaper Division, 1997-1998 Financial Results, (Master List)” and marked “Old 2,” appears to be the original “Project Wishlist” price list. Project Wishlist, as described above, was the pricing benchmark presented to the Board on November 30, 1998. This “Old Master List” shows 1997 financial results, 1998 budgeted financial results, 1998 financial results through September 30, 1998, a valuation multiple, and a price for each of the 79 listed U.S. community newspaper properties. The price for each property is calculated by multiplying the 1998 budgeted gross operating profit (“GOP,” a term Radler and Vogt used interchangeably with EBITDA) by the assigned valuation multiple, which ranges from 1 to 14. The sum of the prices on the list for the properties CNHI purchased is $474.787 million. Consequently, the final CNHI I price of $472 million represents a 0.6% discount from the Project Wishlist price. In contrast, the sum of the prices on the Old Master List for each of the 16 properties that Horizon purchased is $61.790 million. Therefore, the final Horizon price of approximately $43.7 million represents a 29% discount from the Project Wishlist price.

     While the data and documents described above provide compelling evidence that the Horizon I pricing was unfair and fraudulently manipulated, later iterations of the Old Master List provide additional evidence and corroborate Vogt’s recollection. First, handwritten edits on the Old Master List, and several subsequent versions thereof, show that the valuation multiples for 9 of the 16 properties Horizon purchased were reduced (with the other 7 left unchanged).195 For

195 These properties and their valuation multiple reductions are as follows: Benton, AR’s multiple was reduced from 12x to 11x to 9x; Honolulu, HI’s multiple was reduced from 8x to 7x; Columbia City, IN’s multiple was example the Benton, Arizona property’s 1998 budget GOP was $881,000, and its valuation multiple on the Old Master List was 12x, which yielded a “Project Wishlist Price” of $10,572,000. When its valuation multiple was reduced to 11x on a subsequent list, its price to Horizon was reduced by $881,000 to $9,691,000. When its valuation multiple was reduced again to 9x on the final list, its price to Horizon was further reduced by $1,762,000 to $7,929,000.

     In addition, for two of the Horizon I properties — La Villa, Arkansas, and Wapakoneta, Ohio — budgeted GOP figures were reduced, from $138,000 to $65,000 and $794,000 to $544,000, respectively. Since the price of each property was calculated by multiplying its GOP, each type of adjustment reduced Horizon’s purchase price for these properties.

     The sum of these reductions on each property for which a change was made and that Horizon acquired in Horizon I yields a total reduction of $11.1 million (or 18%) from the original Project Wishlist prices as shown on the Old Master List. Thus, although the Board resolutions states that Horizon’s principals were “interested in purchasing the Horizon assets for approximately 10x EBITDA,” the Horizon properties were actually sold for only 6.8x the 1998 budgeted EBITDA (with two of the properties’ EBITDA lowered for no apparent legitimate reason).196 reduced from 11x to 10x; Decatur, IN’s multiple was reduced from 10x to 9x to 8x; Starkville, MS’s multiple was reduced from 10x to 9x to 8x; West Point, MS’s multiple was reduced from 10x to 9x to 8x; Minster, OH’s multiple was reduced from 6x to 5x; St. Mary’s, OH’s multiple was reduced from 9x to 8x; Newport, VT’s multiple was reduced from 10x to 9x to 8x.

196 A comparison of the GOP multiples Horizon paid in the June 1999 Horizon I transaction with the GOP multiple an unaffiliated buyer paid in August 1999 provides further evidence that Horizon received highly preferential pricing. Horizon purchased three Arkansas properties from Hollinger in Horizon I (Hot Springs, Malvern, and Benton) at an average multiple of 8.5x actual 1998 EBITDA — just over the 8.2x multiple of actual 1998 EBITDA that was the average for the Horizon properties. In August 1999, Hollinger sold the Northwest Arkansas Times to the Arkansas company Community Publishers, Inc. for $21,600,000. NAT’s 1998 EBITDA was $1,527,000, which means that it was sold at a multiple of 14x 1998 EBITDA. Thus, in an arm’s length transaction, Hollinger sold NAT at a valuation multiple that is two-thirds higher than the Horizon I average. Moreover,

     In addition to adjusting EBITDA and valuation multiples in Horizon’s favor, Radler and Vogt provided Horizon with two additional “discounts.” First, the aggregate proposed price of the papers was reduced by 3%, from a total of $50.7 million to $49.2 million, supposedly to match a purported 3% reduction that had been provided to Newspaper Holdings in the CNHI I transaction because of an anticipated deviation between budgeted and actual 1998 GOP. But actual 1998 EBITDA for the Horizon properties was higher than the 1998 “forecasted” EBITDA figures Radler provided the Board in November 1998 when he made his Horizon presentation. The Board presentation documents state that the Horizon properties’ “forecast[ed]” 1998 EBITDA (reduced by including the 1.6% management fee) was $5,253,000,197 whereas actual 1998 EBITDA for the Horizon properties (also reduced by including the 1.6% management fee) turned out to be $5,405,000. Thus, the difference in Horizon’s “forecasted” and actual EBITDA figures, as represented to the Board, should have increased the Horizon I price, not decreased it.

     Even more importantly, according to Vogt, no such 3% reduction had been made in the CNHI I transaction. The documents again corroborate Vogt’s recollection. Handwritten notations on the Old Master List show that the CNHI purchase price was not reduced 3% from the Project Wishlist prices but suggest instead that either: (i) someone was trying to make it look that way or (ii) CNHI was offered the properties at prices approximately 3% higher than the Project Wishlist prices so that when the prices were reduced by 3%, the final results were approximately equivalent to the Project Wishlist prices. The Old Master List contains handwritten increases to the valuation multiples for the properties sold to CNHI (although transaction multiples were never increased for properties sold to Horizon, only decreased).

Hollinger obtained this price even though (i) NAT’s actual 1998 GOP was approximately $720,000 less than what had been budgeted according to the Project Wishlist price list, and (ii) CPI was aware of NAT’s losses.

197 For the 17 properties included in Radler’s Board presentation, not the 16 properties that were ultimately sold to Horizon.

Using these revised multiples to calculate the new prices for these CNHI properties and then re-totaling the bill for the CNHI properties yields a price of $490 million — approximately 3.6% higher than the $472 million price CNHI ultimately paid. Thus, if CNHI were given a 3% “discount,” it would have been from prices artificially inflated from Project Wishlist.198 But Radler told the Board on November 30, 1998 that the CNHI price would be $472 million, without any mention of the 3% discount.

     The second “discount” that Radler unilaterally applied to the Horizon price was an additional 11.2%, from $49.2 million to $43.7 million, purportedly to reflect the properties’ actual 1998 performance. As with the 3% discount, Black and Radler never told the Audit Committee or Board that Horizon was getting this additional discount. But again, actual 1998 EBITDA for the Horizon properties turned out to be higher than the “forecasted” figure that Radler provided the Board in November 1998 as part of his Horizon presentation. An 11.2% discount to reflect “actual performance” therefore cannot be justified by the Horizon properties’ performing worse in 1998 than Radler had expected when he disclosed Horizon’s terms to the Board on November 30, 1998. Significantly, no 11.2% discount was applied to the CNHI Transaction, which closed on February 1, 1999, when 1998 results were known. For this reason as well, the Horizon I Transaction did not “mirror” the CNHI I Transaction, as represented to the Board.199

198 A schedule of the Hollinger properties obtained from CNHI’s files confirms that CNHI was given a price list containing the multiples that were upwardly adjusted on the Old Master List. Reed informed the Special Committee that CNHI was only willing to pay a 11.5 multiple, and he maintains that this was the transaction multiple used, though the Board minutes say that CNHI had paid a multiple of 12.18x EBITDA.

199 Documentary evidence shows that Radler initially planned to give Horizon only a 5% discount for “1998 actual vs. budget results,” rather than an 11.2% discount. Larry Perrotto provided the Special Committee with documents from a presentation Radler and Vogt had made to him on March 22, 1999, to seek his investment in Horizon. One of these documents identifies an “Original Sale Price” and applies two discounts to it — 3% “per CNHI deal” and 5% “for 1998 actual vs. budget results.” A similar document was obtained from the files of Dirks, Van Essen & Associates, which as set forth in the next section, provided a problematic “fairness letter” on Horizon

     In fairness to Horizon, the Horizon I properties did perform poorer to 1998 budget than the CNHI I properties. Whereas the CNHI properties’ actual 1998 EBITDA was only approximately 2% off the “budgeted” 1998 numbers, the Horizon I properties’ actual 1998 EBITDA was roughly 16.6% lower than the “budgeted” numbers. The poorer performance to budget of the Horizon I properties might have provided a reasonable basis for Radler and Black to have gone back to the Hollinger Board and renegotiate the Horizon deal. They could have explained that, due to unexpected poorer actual performance, they no longer proposed to have Horizon I “mirror” the CNHI transaction, but instead to give Horizon a steeper discount. But instead of going back to the Board, they simply gave themselves the steep discount. This unilateral action at Hollinger’s expense was a breach of fiduciary duty, unauthorized, and a hallmark of unfairness. Had Black and Radler approached the Board, and done so properly, they would have had to explain that the Horizon EBITDA figure presented to the Board in November 1998 had been improperly reduced by a 1.6% management fee. They also would have had to explain that Horizon’s actual 1998 EBITDA turned out to be higher than the November 1998 EBITDA forecast, thereby undermining any justification for a 3% or 11.2% discount based on poorer than expected performance.

     Indeed, Radler and Black would have had to explain to the Board that the presentation documents’ comparison of the CNHI I properties’ and Horizon I properties’ respective EBITDA and purchase prices was not an apples-to-apples comparison, since it applied the CNHI properties’ budgeted 1998 EBITDA as reflected in Hollinger’s internal reporting and price lists, but did not apply the corresponding Horizon “budgeted” numbers in these same documents. And they would also have had to acknowledge to the Board that this poor performance for the

I. Thus, Radler arbitrarily, and unilaterally, increased the unauthorized and unfair 5% discount to an even more unfair 11.2% discount.

Horizon properties occurred under their watch, which would have undermined their self-characterization as great managers to support a high annual management fee. Indeed, the performance of the Horizon properties once they were transferred from Hollinger to Horizon demonstrates that there was nothing wrong with the properties that management could not address. According to financial statements prepared by Horizon for the fiscal year ending March 31, 2000, the properties experienced dramatic financial improvement during the first year of Horizon’s ownership, with an increase in pro forma GOP of 18.5%, from $5,939,197200 to $7,040,323.

     The evidence that the Horizon I transaction was grossly unfair goes on. One of the 16 properties sold in Horizon I was Hollinger’s Naugatuck Daily News located in Naugatuck, Connecticut, for which $78,000 of the $43.7 million Horizon I sales price was attributed. Yet, in March 1999, before the Horizon I transaction closed, Radler told Horizon investors that Horizon could re-sell it for $400,000. Two weeks before Horizon I closed, American Republican, Inc. signed a letter of intent to buy the Naugatuck Daily News from Horizon for $700,000. Thus, Radler knew he would immediately flip the property for approximately nine times his purchase price from Hollinger. On September 10, 1999, Horizon sold the Naugatuck property to American Republican for $673,314 after working-capital adjustments. Radler therefore usurped this $600,000 profit opportunity from Hollinger.

200 It is not clear why the Horizon properties’ pro forma GOP for year ending March 31, 1999 was $5,939,197 according to Horizon’s reporting, but the properties’ GOP for 1998 was substantially less, at $5,334,000, according to Hollinger’s internal report. This difference may simply reflect improvement in performance from January through March 1999. It may reflect that Horizon adopted different accounting policies in its reporting to its bank, classifying an expense above the GOP line in the Hollinger reporting but below the line in the Horizon reporting. It is also possible that Horizon presented a higher version of GOP to its bank when seeking financing, as Vogt recalled Radler had done, and needed to be consistent in its financial reporting thereafter. In any event, the properties’ improvement from $5.9 million to $7.0 million in one year should be an apples-to-apples comparison since the two numbers come from the same Horizon financial statement.

4.	THE “FAIRNESS OPINION”

     In purported compliance with the Board’s directive that Horizon I could only proceed “provided that a ‘fairness opinion’ that the transaction is fair to the Company from a financial viewpoint is obtained,” Radler obtained a fairness letter from DVE, a merger and acquisition firm that had previously represented sellers in Hollinger newspaper acquisitions. According to Vogt, Radler telephoned Owen Van Essen, a DVE principal, and told him that he needed an opinion to justify the price for Horizon and he needed it quickly. Radler told Van Essen to use the CNHI I transaction as a point of reference and to make 3% and 11.8% downward adjustments to arrive at the purchase price. According to Vogt, such downward adjustments were never made in the CNHI I transaction.

     On March 4, 1999, DVE forwarded its draft opinion letter to Radler for approval, and later that same day, DVE issued its final letter.201 While DVE opined in its letter that the Horizon I transaction was “fair and equitable to the shareholders of Hollinger from a financial point of view and is representative of the current fair-market value of the businesses,” DVE appears to have based this opinion on false information and incorrect assumptions. In particular, DVE’s letter states that “all the newspapers involved in the transaction in question were offered to CNHI at the price and terms subsequently accepted by Horizon.” (Emphasis added.) As explained above, however, the price and terms of the Horizon transaction were much more favorable to Horizon than the terms on which the properties were offered and sold to CNHI. Moreover, DVE was told that Horizon was being given “the same 3 percent reduction in price that was negotiated in the fourth quarter based on a projected shortfall of gross operating profit as compared to budget” that CNHI had been given. As explained above, however, CNHI was

201 The Special Committee can discern no changes between the draft and final letters. The Special Committee has only been able to obtain the first page of the two-page draft letter, however, and the important figures are found on the second page.

not given a 3% reduction or, if it was, the reduction was taken from an inflated price — CNHI was not given a 3% reduction to the Project Wishlist prices.202

     In addition to these incorrect assumptions, DVE apparently was also not told several key facts. The letter does not mention, for example, that: (i) unlike the CNHI transaction, where Hollinger received all cash plus a newspaper, Horizon I would be, at least initially, entirely seller-financed, with $8 million of the purchase price not becoming due until 2007; and (ii) the EBITDA and multiple calculations for these properties were significantly more favorable to Hollinger when presented to CNHI than they were for the Horizon I transaction.

     While the Board’s approval of the Horizon I transaction was ostensibly conditioned upon the receipt of a fairness opinion, there is no indication that the DVE fairness letter was ever provided to, or requested by, the Board.

5.	OTHER FAIRNESS CONSIDERATIONS IN THE HORIZON I TRANSACTION THAT THE HOLLINGER BOARD NEVER CONSIDERED

     In addition to the Board not having the full facts relating to Horizon I when it approved the transaction, the Board did not undertake any typical procedures for approving related-party transactions. For example, neither the Board nor the Audit Committee hired independent financial or legal advisers to review the transaction, negotiate any of its terms, or determine whether the Company would have been better off keeping some or all of the assets, at least until a superior price was offered.

     The Board also did not consider other factors affecting the fairness of Horizon I to Hollinger. For example, Black and Radler should not have been allowed to own and control

202 DVE was also given inaccurate information about the CNHI I transaction. According to documents obtained from DVE’s files, DVE was told that CNHI was purchasing 46 properties — the 44 properties it did purchase plus Blackfoot, ID, and Cumberland Trading, KY — for a total purchase price of $478.5 million, rather than $472 million.

Horizon — becoming newspaper proprietors independent of Hollinger — without at least: (i) implementing “ethical wall” procedures so that none of the proprietary information they obtained as Hollinger officers would be transmitted to Horizon; (ii) implementing procedures so that any bids from third parties to purchase Hollinger newspapers would be considered and negotiated by independent Hollinger representatives who were not affiliated with Horizon; (iii) signing agreements on behalf of themselves and Horizon not to compete with any Hollinger newspaper property and to be bound by any Hollinger agreement not to compete; and (iv) giving the Hollinger Board veto power over any proposed Horizon purchase as long as Black and Radler remained Hollinger officers. As demonstrated below, Black and Radler took advantage of the absence of these corporate governance safeguards, to Hollinger’s detriment.

6.	SEC DISCLOSURE OF HORIZON I TRANSACTION

     When Hollinger first described Horizon I in its 1999 annual report, it omitted numerous material facts. It disclosed only the following:

During 1999, the Company sold to Horizon Publications Inc. 33 U.S. community newspapers for $43.7 million resulting in a pre-tax gain of approximately $20.7 million. Horizon Publications Inc. is managed by former Community Group executives and owned by current and former Hollinger International Inc. executives.203

     This disclosure misrepresents or omits the following material facts: (i) Black and Radler owned almost 75% of the outstanding shares of Horizon; (ii) Hollinger financed the entire Horizon purchase price and this fact had not been disclosed to the Hollinger Board; (iii) Horizon paid $1.2 million of the purchase price to HLG and this fact had not been disclosed to the Hollinger Board; and (iv) the $43.7 million sales price was not negotiated, but was determined

203 The disclosure states that “33 U.S. community newspapers” were sold because there were 33 publications in the 16 newspaper properties sold in the Horizon I transaction.

through unfair and improper manipulations of data by or under the direction of Radler, an officer, director and major shareholder of both Hollinger and Horizon.

     Hollinger did not publicly disclose the Horizon financing until March 31, 2003 — four years after the financing was provided — when it filed its 2002 annual report:

Horizon Publications Inc., a company controlled by certain officers and members of the Board of Directors of the Company, acquired some operations from the Company in 1999. The Company loaned money to Horizon in connection with that purchase. At December 31, 2002, there was a balance owed on that loan of $4.9 million. The loan, due in 2007, is unsecured and bears interest at the lower of 8% per annum and LIBOR plus 2%.

     C. THE LERNER EXCHANGE

     By the asset exchange agreement dated April 1, 2000, Hollinger swapped with Horizon three properties in Colville and Deer Park, Washington, and Valley City, North Dakota, for a group of Chicago weekly publications that Horizon had acquired the day before from Lerner Publications Inc. and a Hawaiian newspaper called the Honolulu Pennysaver. Although the Audit Committee “ratified” this transaction, it did not seek any independent review or fairness assessment. Based on our analysis, the papers Hollinger surrendered were substantially more valuable than papers it received from Horizon.

     In the Lerner Exchange, Hollinger obtained properties that were (and remain) a strategic fit for its Chicago Group. These papers included the following:

(i)	Times: covering Chicago’s northwest metropolitan neighborhoods of Norridge, Elmwood Park, Portage Park, and Edgebrook;

(ii)	Life: covering the suburbs directly north of Chicago, Skokie, Lincolnwood, Morton Grove, and Niles;

(iii)	Skyline: covering affluent northern suburbs of Lake Forest, Highland Park, Glencoe, Winnetka, Wilmette, Evanston, and affluent Chicago neighborhoods Lincoln Park and Chicago Loop;

(iv)	News-Star: covering Chicago metropolitan neighborhoods of Rogers Park, Edgewater, Albany Park, and Andersonville; and

(v)	Booster: covering Lake View, Wicker Park, Bucktown, and Ukranian Village, and other north side Chicago neighborhoods.

     Although Hollinger also received another newspaper in the Lerner Exchange that was not a strategic fit – the Honolulu Pennysaver204 – there is no question that obtaining the Lerner newspapers benefited Hollinger.

     The problem, however, is that by obtaining the newspapers through Black’s and Radler’s Horizon, instead of directly from Lerner, Hollinger had to surrender $6.6 million in value for the Lerner newspapers that it could have obtained for no more than $2 million. But Radler prevented Hollinger from buying the newspapers directly, and instead arranged for Horizon’s Vogt to “broker” the deal. This resulted in Horizon owning (but never operating) the newspapers for a nanosecond, then flipping them for three valuable Hollinger properties in Colville and Deer Park, Washington, and Valley City, North Dakota, worth approximately $6.6 million. Radler hand-selected these Hollinger papers for Horizon, and knew their intrinsic value. He used the vehicle of the Lerner Exchange to cheat Hollinger’s shareholders out of that value.

     The process for Audit Committee approval was similar to that which occurred on other Horizon deals and in the Bradford transaction: (i) Radler arranging for false and misleading information to be presented to the Audit Committee; and (ii) the lax and perfunctory Audit

204 Hollinger had sold the Honolulu Pennysaver less than a year before the Lerner Exchange, in the Horizon I transaction.

Committee review and, in this case, after-the-fact “ratification.” The Lerner Exchange was presented to Thompson in a March 15, 2000 letter from Kipnis, which forwarded a March 10, 2000 memorandum from Radler subordinate Strader to Radler advocating the transaction. Kipnis’ letter reminded Thompson that Black, Radler and other Hollinger senior executives had “an ownership interest in Horizon” and then asked Thompson: “Based upon the size of the transaction and the attached analysis, do you have any problem with our going forward with the transaction [without obtaining prior Audit Committee approval] and obtaining full audit committee ratification at the next board meeting [in May 2000]?” Thompson does not recall receiving this letter, however, and there is no mention of it in any Audit Committee or Board meeting minutes. Thus, not only was it arranged that Hollinger would obtain the Lerner newspapers through the fraudulent vehicle of an exchange with Horizon, it was also arranged that the Audit Committee would not have an opportunity to review that exchange until after it was completed.

     A month after the purported April 2000 “closing” of the Lerner Exchange,205 Kipnis forwarded Strader’s memorandum to the entire Audit Committee.206 Kipnis’ cover memorandum, dated May 1, 2000, explained that on March 31, 2000, Horizon had acquired the Lerner Newspapers “for approximately $2.5 million,” and proposed to transfer them to Hollinger in exchange for the three properties in Colville and Deer Park, Washington, and Valley City, North Dakota. He stated that “[f]or the reasons stated in [the attached Strader memorandum],

205 The Company’s records do not include a signed agreement between Hollinger and Horizon reflecting the Lerner transaction. According to Linda Loye, a final agreement was probably never signed. She explained that when it came to Horizon deals, finalizing deal documents did not take priority. She recalls pulling the Lerner file when the Special Committee’s investigation began and noting that there was no signed agreement.

206 In this same Audit Committee package, Kipnis also sent a memorandum regarding the proposed Bradford Transaction and attached a March 10, 2000 memorandum from Strader to Radler advocating that transaction. Both the Lerner Exchange and the Bradford Transaction were approved at the May 11, 2000 Audit Committee and Board meetings.

management has approved the exchange subject to Audit Committee ratification.” Kipnis also reminded the Audit Committee that “[c]ertain members of the Board of Directors and senior management of the Company are stockholders of Horizon.”

     Strader’s memorandum represented that Lerner Publications had previously refused to sell the papers to Hollinger. According to the memo, Horizon (Vogt) had “aggressively sought these newspapers and successfully negotiated an agreement” with Lerner, but saw “a better fit” for the properties at Hollinger. The memo further stated that the exchange would result in Hollinger “receiv[ing] significantly more revenue, but less EBITDA.” Strader noted that the Washington and North Dakota properties that Hollinger would surrender had a cash flow margin of 22.8% in 1999, whereas the cash flow margin for the Horizon properties that Hollinger would receive in the exchange was only 12.2%, and even that figure could only be achieved by factoring in “the immediate savings [Hollinger] would expect to bring to the Lerner operations, coupled with the [Honolulu] PennySaver.” Strader further noted that “we [Hollinger] don’t operate any property with cash flow percentages this low.”

     Radler presented the Lerner Exchange to the Audit Committee at its May 11, 2000 meeting. The minutes of this meeting incorrectly state that the exchange was only a “proposed” rather than a completed transaction and that the Lerner Newspapers were “currently owned by [Horizon],” when by that time they were already owned by Hollinger. (The minutes of the Board meeting, however, correctly use the past tense in describing the transaction.) The Audit Committee approved the transaction based solely on Strader’s memorandum and Radler’s presentation, without any meaningful independent review or fairness analysis

     Later that day, Thompson “summarized” the Audit Committee’s decision for the full Board. According to the meeting minutes, Thompson said that “the properties that we are acquiring have much greater potential to increase earnings than the properties we are transferring,” although neither Strader’s memorandum nor the Audit Committee minutes contain this conclusion. The Board then “unanimously approved and adopted” (with Black and Radler abstaining) the Audit Committee’s approval of the Lerner Exchange. The Board does not appear to have questioned why Vogt “aggressively sought” the Lerner Newspapers only to have Horizon immediately give them up. Nor does the Board seem to have questioned why Hollinger was exchanging profitable publications for less profitable properties that had lower cash-flow percentages than any other Hollinger-owned properties.

The Company’s files contain another version of Strader’s Lerner Exchange memo to Radler, this one dated March 13, 2000. This other version proposes a transaction identical to the Lerner Exchange, except it provides that Hollinger would give up its properties in Blackfoot, Idaho, rather than Valley City, North Dakota, in exchange for the Lerner Newspapers. This evidences Radler’s manipulation of the transaction, rather than Horizon’s “offer,” as represented to the Audit Committee. It is also consistent with Vogt’s recollection, which is that Radler decided which Hollinger properties would be exchanged for the Lerner Newspapers. Vogt recalled that when Radler told him that Horizon was getting the Valley City paper, Vogt responded that he did not want it because there was no printing press for it. Radler insisted, however, and told Vogt that as soon as Horizon owned the property, Vogt should call Lloyd Case, an executive at Forum, which would then buy the Valley City property from Horizon. According to Vogt, Case expressed interest in buying the Valley City property from Horizon, but the property had not been sold by the time Vogt left Horizon in late 2002. The Special Committee has confirmed that Horizon still owns the property today.

     Statements and documents from former Lerner employees contradict (i) Kipnis’ representation to the Audit Committee that Horizon paid $2.5 million for the Lerner papers, and (ii) Strader’s statements in his memorandum that Lerner refused to sell the Lerner newspapers directly to Hollinger, thus requiring an exchange with Horizon.

     Former Lerner general manager Silas Smith provided the Special Committee with the March 31, 2000 Assumption and Assignment Agreement by which Horizon obtained the Lerner Newspapers. According to the Agreement, Horizon paid Lerner $2.5 million “less: $150,000 to be paid directly to such entity as instructed by Todd Vogt [and less] $400,000 to be placed in an escrow account” for one year. Smith informed the Special Committee that Vogt first contacted him about purchasing the Lerner papers sometime in September 1998 (when Vogt was still a Hollinger employee). At the time, Smith believed that Vogt was acting on behalf of Midwest Publishing, which he understood to be a Hollinger division. Thus, contrary to Radler and Strader’s representation to Hollinger’s Audit Committee that Lerner refused to sell Hollinger these newspapers, Lerner believed it was selling to Hollinger. The March 30, 2000 Minutes of Meeting of the Lerner Board of Directors approving the sale to Horizon repeatedly refer to Horizon as “an affiliate of the Hollinger group” and state that the Lerner Board understood that “after the closing . . . other subsidiaries or affiliates of the Hollinger group would possibly be responsible for publishing the publications.”

     According to Smith, Vogt’s offer was somewhere in the $1.5 million range, which Smith considered too low.207 Smith recalled that Vogt contacted him again about the properties in the spring of 1999. At Vogt’s invitation, Smith, together with then Lerner President Lee Mortenson, visited Vogt at the Chicago Sun-Times offices (Hollinger’s property) to discuss the terms of a

207 By memorandum dated November 2, 1998, Lee Mortenson told Clyde Engle, then Lerner’s Chairman, of “two open offers to purchase Lerner,” one from Liberty Publishing’s Ken Serota at $1.6 million, and another from “Todd Vogt (Pioneer Press/Southtown/Sun-Times)” for $1.2 million to $1.5 million.

possible sale. At that time, Smith recalled, Vogt made an offer in the $2.2 million range. Vogt also told them that he usually received a “finder’s fee” when he put Hollinger deals together, and that he could get Lerner a better offer with a finder’s fee.208 According to Smith’s recollection, Vogt left the conference room for approximately 20 minutes, returned, and explained that he could get them $300,000 more if they split the $300,000 with him. Smith and Mortenson were very pleased because they had walked in the door thinking that they would be lucky to get $2 million. Thus, according to Smith, Vogt had agreed to pay $300,000 more than even Lerner’s initial inflated demands, on the condition that Vogt keep $150,000 of the increased price as a commission.209

     Regardless of whether Vogt actually received the “commission” that he negotiated for himself, the value of the Lerner properties that Hollinger received in the Lerner Exchange with Horizon was overstated. They were not worth $2.5 million, as Radler and Strader represented Horizon’s purchase price, but at most $2 million. That is the price that Lerner believed it would have been “lucky” to get, but Vogt and Horizon negotiated for a higher price.

     Based on the valuation multiples reflected on the “Project Wishlist” price list, Hollinger surrendered properties worth $6,617,000 in exchange for properties worth less than $4 million. Specifically, for the three properties that Hollinger gave Horizon, the “Project Wishlist” price list dictated the following valuation multiples: 10x for Colville, 8x for Deer Park, and 9x for Valley

208 In a March 10, 1999 memo to Engle, Mortenson reported that “Vogt has called again and still expresses interest in buying the paper. I told him we were just not excited about selling at his 1.2 to 1.5kk range. He asked, ‘what would it take’ and I told him if it were 2kk that at least I would be more motivated to recommend the sale to you.” The memo contains a 3/18/99 “update,” which says that Vogt left a voicemail saying “‘we want to do a deal quickly’ (Prsumably [sic] at the $2,000,000 mentioned [above.)] He also stated ‘we have a broker fee of $100K we want you to pay for 50% of it.’ Please call me today so we can get started.’”

209 According to his attorney, Vogt never received any commission on the Lerner deal. Loye’s recollection offers some support for Vogt’s denial. She recalls that she had received a telephone call from someone at Lerner asking where to send Vogt’s $150,000 broker fee. Since she viewed such a fee as contrary to Company policy, she arranged to have the $150,000 taken off the purchase price and she never forwarded the amount to Vogt. Loye said that when she asked Vogt about the broker fee, he denied such an arrangement with Lerner and retorted that the Lerner representative didn’t know what he was talking about.

City. Applying these multiples to the 1999 actual GOP for each property (rather than the 1998 budgeted GOP as done on the Project Wishlist price list itself) yields values of $3,842,000 for Colville; $235,000 for Deer Park; and $2,540,000 for Valley City, for an aggregate value of $6,617,000. In return, Hollinger received from Horizon the Lerner properties and the Honolulu Pennysaver (which Horizon had acquired from Hollinger in the 1999 Horizon I transaction). The Project Wishlist valuation multiple for the Honolulu Pennysaver was 8x EBITDA and Strader’s memo lists its EBITDA as $247,000, for a value of $1,976,000. 210 Adding that to the $2 million amount that Lerner believed it would have been “lucky” to receive for its papers yields a total of $3,976,000 for the properties Horizon was transferring to Hollinger. Thus, calculated in this manner, the papers Hollinger received from Horizon were worth approximately $2.6 million less than the papers Horizon received.211

     This difference is even greater if the Honolulu Pennysaver were valued as it was when Horizon bought it in the Horizon I transaction. As explained above, Radler and Vogt reduced the valuation multiples on the Project Wishlist price list for most of the properties Horizon purchased. The Honolulu paper’s multiple was reduced to 7x EBITDA. Applying this multiple to its 1999 EBITDA of $247,000 yields a value of only $1,729,000 which, when combined with the Lerner Newspapers $2 million value, yields a total value of $3,729,000 for the properties Horizon was giving to Hollinger. Calculated this way, the papers Hollinger received in the

210 Strader’s memo does not describe the period during which the Honolulu paper earned $247,000 in EBITDA. Horizon owned the property from spring 1999 to spring 2000, and the Special Committee has not been provided access to Horizon’s financial records for that time period.

211 As explained above, another version of Strader’s memorandum, dated March 10, 2000, advocates Hollinger exchanging its Colville, Deer Park and Valley City properties. Performing a similar calculation, if this alternative exchange had taken place, Hollinger would have been even worse off, exchanging properties worth $7,580,000 for properties worth (at best) only $3,976,000.

Lerner Exchange were worth approximately $2.9 million less than the papers Horizon received.212

     To date, the Lerner Newspapers have not achieved the profits that were projected and communicated to the Audit Committee. Consistent with their negative 1997 and 1999 EBITDA, the Lerner Newspapers lost money for Hollinger in both 2000 and 2001, and their 2002 and 2003 EBITDA were only approximately $140,000, and $60,000, respectively.213

     D. ARGUS & JOURNAL SALE

     By stock purchase agreement dated May 1, 2000 (effective March 31, 2000), Horizon acquired the Skagit Valley Argus (the “Argus”) and the Journal of the San Juan Islands (the “Journal”) from Hollinger for the sum of $1 “plus or minus a working capital adjustment (current assets minus current liabilities),” which turned out to be a negative amount of approximately $162,000. Although the Audit Committee unanimously approved the transaction, it did so on the basis of a misleading presentation by Dodd, a current Hollinger employee who worked closely with Radler and owns approximately 2% of Horizon. Moreover, the Audit Committee did not seek any independent assessment of the transaction, nor did it seek to determine whether unrelated parties were interested in purchasing the properties. Unrelated parties were, however, interested in acquiring these assets, a fact that Radler and his associates knew but failed to disclose.

212 As a final step in the analysis, after factoring in the 3% and 11.2% discounts applied to the purchase price in Horizon I, as described above, Horizon effectively paid only 6.0 times the Honolulu paper’s 1998 budgeted GOP. Applying that multiple to its EBITDA of $247,000 yields a value of $1,489,410, for a combined value with the Lerner Newspapers of $3,489,410, and a difference in value of approximately $3.1 million between the papers surrendered and obtained by Hollinger in the Lerner Exchange.

213 In light of the strategic fit of the Lerner newspapers within Hollinger’s Chicago Group, however, the Special Committee is not seeking rescission of the Lerner Exchange in the Illinois Action. Instead, the Special Committee is seeking to recover the difference in value that Hollinger lost as a result of this fraudulent exchange.

     The Argus & Journal Sale was proposed to the Audit Committee in a memorandum from Dodd dated February 1, 2000. Dodd advised that Horizon had offered to purchase the Argus, the Journal and a Vernon, B.C. paper214 “for the value of the working capital” and recommended that Hollinger accept the offer. Dodd described the properties as unsuccessful. According to Dodd, the Argus had “lost a considerable amount of money for each of the last number of years” and the Journal had lost $63,000 in the previous year and was “extremely unlikely” to meet its 2000 budgeted profit of $200,000, although Dodd conceded that “there is no reason why this [property] can not, in due course, make a modest amount of money.” Dodd further stated that although Hollinger had projected a combined profit of $34,155 for the three papers in 2000, “[a] better assessment for 2000 would be a loss of approximately $215,000 and even that will be a big achievement.” Dodd recommended the sale to Horizon because it would “save [Hollinger] the cost of severance and the undesired publicity of closing newspapers.” Horizon, he explained, would close the Vernon, B.C. paper (although Horizon did not ultimately acquire the Vernon paper) and “will either have to close or sell the Argus.” The Journal, Dodd explained, “has a reasonable expectation of making a modest profit in due course.” The Audit Committee does not appear to have asked why, if the Journal was expected to be profitable “in due course,” Hollinger could not sell it for more.

     The minutes of the February 22, 2000 Audit Committee meeting reflect that Dodd, by telephone, gave a brief presentation of the Argus & Journal Sale:

Mr. Dodd reviewed the proposed disposition of three (3) losing publications to [Horizon] (a company of which Messrs. Black and Radler are stockholders) for the value of their working capital. A

214 Although Dodd recommended that the Audit Committee approve the sale of all three properties to Horizon, Horizon ultimately acquired only the Argus and the Journal. As explained later in this Report, the Vernon Sun-Review (B.C.) was “sold” in 2001 to West Partners as part of Hollinger’s unfair and undisclosed divestiture of the Kelowna Capital. In his February 2000 memo to the Audit Committee, Dodd said that the Vernon, B.C. paper had lost approximately $400,000 in each of the preceding three years.

discussion ensued. Upon motion duly made and seconded, the proposed disposition was unanimously approved.215

At the Board meeting held later that day, Thompson reported that the Audit Committee had approved the Argus & Journal Sale, but the minutes do not reflect any discussion or additional authorization by the full Board.

     Dodd’s February 22 presentation to the Audit Committee was far more pessimistic than a report he provided to his boss, Radler, just seven months earlier. Specifically, a July 28, 1999 memorandum from Dodd to Radler presented a much more enthusiastic assessment of these papers than Dodd’s February 1, 2000 memorandum. Dodd’s July 1999 memorandum stated that the Journal “appears to be coming along nicely and I do not believe we need to discuss major changes to this operation at this time. The EBITDA has improved from a loss of $40,000 last year for the six months to June, to a profit of $27,000 this year.” With respect to the Argus, Dodd explained that the Argus‘ recent losses were not due to the paper’s financial fundamentals or a poor market for the publication, but rather to poor management. He then went on to advocate the acquisition of a neighboring paper, the Courier-Times and Printing, in order to obtain that paper’s impressive manager, Greg MacDonald, and create a stronger revenue base: “if we are to make a go of the Skagit Valley Argus, the combination of our activity together with the Courier-Times will give us a revenue base of approximately $1.5 million and a good shot at [nearby markets] . . . I was generally impressed with Greg and believe that he would make a very good manager for our activities in this area.”

     Even more important, the Audit Committee was never told that there was another potential purchaser for the Journal. An April 27, 2000 letter to Vogt from David Black of Black

215 At this meeting, which lasted 65 minutes, the Audit Committee also approved, among other things, Hollinger’s 1999 financial statements, the Audit Committee’s disclosure report for the 2000 proxy statement, Ravelston’s 2000 management fees, and the Digital Incentive Plan. Obviously, the Audit Committee did not distinguish itself during those 65 minutes on February 22, 2000.

Press Ltd. offers to purchase the paper for 1x revenue (which is approximately $750,000, though this is not stated in the letter), along with several other Hollinger and Horizon papers in the Washington and British Columbia area. According to David Black, Vogt came to his office on February 2, 2000, and told him that Horizon had purchased the Argus and the Journal from Hollinger and that the transaction would close on February 28, 2000. Vogt told David Black that Horizon was paying 0.8x revenue for the Argus and 1x revenue for the Journal. Thus, when David Black sent the April 27 letter, he thought that Horizon already owned the Journal and that it had paid 1.0x revenue for it. David Black sent another letter in June 2000, again seeking to purchase the Journal. According to Vogt’s attorney, David Black’s April 27 letter was faxed to Radler and any oral offer from David Black likely would have been communicated to Radler as well. Thus, Radler knew about David Black’s interest before Hollinger gifted the Journal paper to Horizon.

     In September 2001, David Black finally did buy the Journal from Horizon, for $280,000. At the same time, David Black was also required to buy the assets of the Vernon paper that West Partners had purchased from Hollinger in the spring of 2000 and shut down.216 Since David Black paid $213,000 for those assets that he did not want, he values the consideration he paid for the Journal at closer to $500,000.

     Horizon resold the Argus to Skagit Valley Publishing for approximately $450,000 in October 2000, only five months after getting it from Hollinger for nothing. According to Stedem Wood, a Skagit Valley Publishing executive, his company was the logical purchaser of the Argus because it had long owned two papers in the region. Wood told the Special Committee that he had understood, and due diligence had confirmed, that the Argus was not profitable under

216 West Partners’ acquisition of Vernon is discussed below in the Kelowna section.

Hollinger’s ownership. His company was still interested in acquiring the paper, however, because it had local management, understood the local market and advertisers, and could consolidate production with its other properties to make the Argus profitable. Wood said that if Hollinger had approached his company in the spring of 2000 about buying the papers, it would have been interested.

     Although the Argus and Journal “working capital sales” were presented to the Audit Committee in February 2000, the minutes reflect that they were presented a second time a year later. According to the minutes, during the February 2001 Audit Committee meeting, Loye presented for approval the “small dispositions” of the “Saagit [sic] Valley Argus . . . and the Journal of the San Juan Islands,” this time describing the purchase price as “$1 plus or minus working capital adjustments.” Loye told the Audit Committee that “we believe fair market value was obtained” in the transactions, but the minutes do not reflect that the Audit Committee was informed that three months earlier Horizon had sold one of these $1 properties — Argus — for approximately $400,000. The minutes state that the Audit Committee then “approved and ratified” these $1 sales.

     In response to inquiries from the Special Committee, Loye’s counsel sent a letter explaining that the second presentation to the Audit Committee was Loye’s idea. Kipnis had asked her to prepare the exchange agreement approximately one year after the transaction had been first presented and nearly a year after the properties had been transferred to Horizon. She checked the minute book to confirm for herself that these transactions had been approved and noted that the February 22, 2000 meeting minutes did not specifically reference the $1 price or the exact newspaper names. She then suggested to Kipnis that the transactions be added as an agenda item to ensure that the minutes explicitly reflected Board ratification of the $1 transaction terms and the particular newspapers involved.

     E. THE BRADFORD TRANSACTION

     By asset disposition agreement dated July 20, 2000, Bradford purchased from Hollinger four papers — The Bradford Era, published in Bradford, PA, the Salamanca Press and the Salamanca Pennysaver, both published in Salamanca, NY, and The Times Herald, published in Olean, NY — for $37.559 million. Of that purchase price, $6 million was allocated to Hollinger’s 10-year non-competition agreement, which Hollinger permitted Bradford to pay over the agreement’s ten-year term. This non-compete/loan agreement does not require Bradford to pay interest to Hollinger, and instead simply divides the non-compete “consideration” into ten equal annual payments. Although Bradford and Hollinger had initially agreed to allocate only $5.75 million of the purchase price to the non-competition agreement, shortly before the closing the amount was increased to $6 million so that, according to the “Closing Statement Calculations,” Bradford “wouldn’t have to bring additional cash to closing.” Radler has acknowledged that the Bradford “non-compete” agreement and payment schedule was simply a means of providing seller financing to Bradford. As in the Horizon I transaction, this seller financing contradicts Black’s claim that the purpose of the transaction was to “clear” Hollinger’s outstanding debt. As detailed below, the Bradford price was about $10 million less than Hollinger could have received had it sold the papers not to a Black and Radler-controlled company, but to an unaffiliated third party.

1.	HISTORY OF THE BRADFORD PAPERS

     The papers sold in the Bradford Transaction are located in Western Pennsylvania and New York. Bradford and Salamanca are approximately 18 miles apart and approximately 17 and

20 miles, respectively, from Olean. APC had purchased The Bradford Era and the Salamanca papers in its first community newspaper acquisition, involving 17 papers, in 1986. Hollinger had purchased the Olean Times Herald in 1995.

     While the Special Committee was unable to obtain a complete set of the documents relating to APC’s acquisition of the Bradford and Salamanca papers, a Coopers & Lybrand due diligence report describes APC’s acquisition as involving those papers and 14 other properties located in Pennsylvania, New York, Illinois, Indiana and Ohio. Hollinger divested those other 14 papers before the July 2000 sale to Bradford: it sold eleven to Liberty Publishing, one as part of an exchange with Thomson Newspapers, and two to Horizon in the Horizon I transaction. Another Coopers & Lybrand report prepared for a tax valuation of The Bradford Era notes that “Bradford’s major competitor is the Olean Times Herald located in Olean, New York.” APC eliminated that competitor in October 1995 when it purchased the Olean Times Herald from Thomson Publishing Co.

     After Hollinger acquired the Olean paper, the “adjusted” EBITDA attributed to the Company’s “New York/Pennsylvania Group” improved every year. The papers’ 1996 “adjusted” EBITDA was $3.2 million. It increased to $3.4 million in 1997 and 1998, increased again to $3.6 million in 1999, and was budgeted to be $3.9 million in 2000.217

     Satterwhite had been the publisher of The Bradford Era since the 1970’s. Thus, when APC bought the company, Satterwhite became an APC (and then a Hollinger) executive. In addition, Larry Perrotto was the business manager for some of the properties purchased in that acquisition, so he too joined APC, and ultimately became its president and CEO.

217 The source document for these EBITDA figures is a March 2, 2000 memo from McBride to Radler and Dodd in which he adjusts downwardly EBITDA to reflect “an additional .3% management fee and additional newsprint costs of 10% in all years.” Nonetheless, a favorable profitability trend is apparent.

     According to Radler, Satterwhite begged him to invest in Bradford, and Black followed along with Radler in the hope that the venture would make money, not because Black had any interest in community newspapers. Loye supported Radler’s account, saying that she recalled that Bradford’s lender wanted Radler involved in the event that Satterwhite got in over his head.218

2.	AUDIT COMMITTEE AND BOARD APPROVAL

     Like the Lerner Exchange, the Bradford Transaction was approved at the May 11, 2000 Audit Committee meeting. The transaction was first presented to the Committee in a May 1, 2000 memorandum from Kipnis forwarding a Strader March 10, 2000 memorandum to Radler advocating the transaction (the same date as Strader’s memo to Radler regarding the Lerner Exchange). Kipnis’ cover memo explained that Hollinger was planning to sell the properties to Bradford “for a purchase price of approximately $37,589,000219 (a multiple of 10.61 times cash flow)” and that the “price includes an approximate $6 million covenant not to compete payable over 10 years.” Kipnis also reported that it was “anticipated that certain members of the Board of Directors and senior management of the Company will be stockholders of Bradford Publishing Company.” (Italics in original.) Kipnis told the Audit Committee that “management has approved the sale subject to Audit Committee approval” for the reasons given in Strader’s memo.

218 The Special Committee attempted to interview Satterwhite beginning in the fall of 2003, but was repeatedly rebuffed. In May 2004, Satterwhite’s counsel indicated that Satterwhite might finally be willing to be interviewed, but he withdrew that willingness after the Special Committee named Bradford as a defendant in the Illinois Action.

219 This appears to be a typographical error. The Audit Committee minutes also use $37.589 million as the purchase price, rather than the actual $37.559 million price. Strader’s memo, however, which the Audit Committee also had, used the correct figure. Handwritten notes of the full Board meeting, which the Special Committee believes to be Kipnis’ notes, also reflect the correct $37.559 million price. This latter figure, and not the slightly higher price in Kipnis’ memo and the minutes, equates to the 10.61x EBITDA figure given to the Board.

     Strader claims in the memo to have “evaluate[d]” the sale of the Bradford properties to Satterwhite at Radler’s request and offers the following “observations”:

In FY 1999, Salamanca, Olean and Bradford reported EBITDA of $3,630,951 on revenues of $11,640,367 for a cash flow percentage of 31.2%.

From the above EBITDA figures, you would have to take into consideration that we paid a portion of John Satterwhite’s salary and director fees totaling approximately $95,000, reducing the 1999 total to $3,540,951.

Bradford, Pennsylvania, is a “Satterwhite Town” or “Satterwhite Domain.” John has very significant interests in the area, including ownership of two automobile dealerships (one in Olean and one in Bradford). John is also very well connected with community leaders in Bradford and the area.

When you first purchased these properties from John’s father, I believe you [Radler] promised John that the properties would never be sold or split. In fact, you exemplified this promise when we sold the other Pennsylvania properties to CNHI in February 1999, but excluded Bradford, Olean and Salamanca.

If serious due diligence was performed by a third party, we would be forced to pay off John in a handsome manner.

The Satterwhite family name is so prominent in the area, and their financial holdings are so substantial, that selling these properties to an “outsider” would greatly reduce the value Hollinger would receive.

At the agreed purchase price of $37,559,000, and EBITDA of $3,540,000, it would mean that Hollinger would realize a multiple of 10.61x cash flow.

Strader ended the memo by opining that selling to Bradford at that price was “the only logical thing for Hollinger to do.”

     Radler presented the transaction at the Audit Committee meeting. According to the meeting minutes, Radler explained that Bradford was “a newly formed entity” and “that it was anticipated that certain members of the Board of Directors and senior management of the

Company would be stockholders of the newly incorporated Bradford.” According to the minutes of the meeting, Radler told the Committee that the purchase price would be $37.559 million, which was “a multiple of 10.61 times cash flow” and “would include an approximately $6 million covenant not-to-compete payable over 10 years.” The Committee (Thompson and Burt only, since Kravis was absent) discussed Strader’s memorandum and approved the transaction.

     Later that day Thompson reported to the full Board that “the independent members of the Audit Committee” had approved the “related-party transaction.” The minutes reflect that the Bradford Properties were characterized as “mature” and the purchase price as “almost 11 times cash flow.” Thompson apparently also stated that “[b]ecause the Satterwhite family name is so prominent in the area . . . the selling of these properties to an outsider would greatly reduce the value that the Company would receive.”

     During his interview with the Special Committee, Thompson only vaguely recalled the Bradford transaction, but he believes that the Audit Committee thought Hollinger was getting a good price at 10x-11x cash flow. He did not recall any Audit Committee discussions over whether a fairness opinion should be obtained, and he noted that the EBITDA multiple was a proper standard for determining value of a newspaper asset. Thompson did not believe that the Audit Committee or Board ever considered an auction process for the assets sold to Bradford.

     Kipnis told the Special Committee that the Bradford transaction occurred during the latter half of 2000, when Hollinger was closing several deals with unaffiliated third parties (i.e., Paxton, Forum, and CNHI). Kipnis surmised that no fairness opinion was sought because the Bradford sale was thought to be comparable to those arm’s length transactions. Kipnis acknowledged, though, that he did not know whether the assets sold in the Bradford transaction were comparable to the assets sold in the arm’s length transactions. Kipnis also admitted that he would have been more comfortable had Hollinger obtained a fairness opinion for the Bradford transaction, and that he specifically raised this issue with Radler. According to Kipnis, Radler told him to tell the Audit Committee that Hollinger could obtain a fairness opinion if they desired, but the “look and feel” of the Bradford transaction was the same as that of previously approved transactions. Kipnis understood Radler’s rationale to mean that all the community newspaper transactions were, for the most part, calculated under the same valuation formula, so expending additional resources for fairness opinions was not necessary.

3.	MISLEADING STATEMENTS AND OMISSIONS REGARDING THE BRADFORD TRANSACTIONS

     All three of the justifications offered in the Radler-sponsored Strader memorandum were false and misleading. First, the EBITDA and valuation multiples were misstated and, indeed, fraudulently manipulated. Second, Radler’s alleged “promise” to sell the papers to Satterwhite was substantially overstated. Third, contrary to the memo’s premise, Hollinger could have sold the properties to parties other than Bradford/Satterwhite for a much higher price — which Strader and Radler knew at the time they told the Audit Committee otherwise.

     Strader’s March 10, 2000 memo states that “[i]n FY 1999, Salamanca, Olean and Bradford reported EBITDA of $3,630,951.” McBride’s March 2, 2000 memo to Radler and Dodd states, however, that this $3,630,951 figure reflects a downward “adjust[ment] [of actual EBITDA] to reflect an additional .3% management fee and additional newsprint costs of 10%.“220 Thus, the $3,630,951 figure given to the Audit Committee was approximately $104,000 lower than the papers’ “reported EBITDA.” While these adjustments might conceivably be justifiable in a business sense (perhaps because the papers would have higher

220 Hollinger had charged a fee equal to 1.6% of revenue; McBride’s .3% adjustment made the newspapers’ management fee expense equal to 1.9% of revenue. Interestingly, McBride also asks Radler and Dodd to call him if they “want to discuss or change” the figures.

management or newsprint costs following the sale when they could no longer capture Hollinger’s economies of scale), this is not the basis on which Radler and his subordinates calculated EBITDA and valuation multiples in selling newspapers to arm’s length purchasers, such as CNHI, Paxton and Forum. In fact, according to Vogt (as described above in the Horizon I section), when Hollinger’s community newspapers were originally offered to CNHI, the management fee was removed completely from the EBITDA calculations — so as to improve the papers’ EBITDA and thereby increase the purchase price Hollinger obtained in CNHI I.221 If a similar adjustment had been made to the papers Bradford purchased, the combined EBITDA would have increased to $3,924,000 and the Bradford transaction price multiple would have fallen to 9.6x. Moreover, Strader’s memo further states that the 1999 EBITDA should be reduced by $95,000 to account for Satterwhite’s salary and directors’ fees, but such an adjustment, which may not have been necessary with a different buyer, simply further reduced EBITDA, thereby artificially increasing the purchase price multiple presented to the Board (although this adjustment, in contrast to the adjustments described in McBride’s March 2, 2000 memo, was disclosed to the Board).

     The Bradford transaction sale price equates to a 10.61x multiple only of this doubly-reduced EBITDA, not the papers’ actual 1999 EBITDA. The differing multiples based on the various EBITDA adjustments are summarized in the following table:

221 This adjustment is also described in footnotes to versions of the “Master Lists” the Special Committee obtained from Radler’s “deal file,” and we confirmed it by comparing the EBITDA figures on the “Project Wishlist” price list to the financial statements of the individual properties.

Table 9
HOLLINGER INTERNATIONAL
Impact of EBITDA Manipulation on Bradford Transaction Valuation

Bradford Purchase Price:
$37,559,000

		Implied	Valuation at
	1999 EBITDA	Multiple	10.61x EBITDA	Difference
Actual EBITDA reduced three times (mgmt fees, newsprint costs and Satterwhite salary)	$3,540,000	10.6x	Same	$0
Properties’ actual EBITDA with adjustment disclosed to Audit Committee (Satterwhite salary)	$3,640,000	10.3x	$38.6 million	$1.1 million
Properties’ actual EBITDA (with 1.6 percent management fee)	$3,735,000	10.1x	$39.6 million	$2.1 million
EBITDA with no management fee (as would have been reported to arm’s-length purchaser)	$3,924,000	9.6x	$41.6 million	$4.1 million

     Taking the $3,924,000 1999 EBITDA figure that Hollinger would have presented to a third-party purchaser and multiplying it not by Bradford’s 10.6x multiple, but by the 11.5x multiple that CNHI’s Reed told the Special Committee that CNHI would have paid for these assets, the result for Hollinger would have been a $45.18 million purchase price. In other words, had CNHI been afforded the opportunity to acquire the Bradford properties, as they had informed Radler they wished to do, Hollinger could have received a sales price $7.6 million higher than the Bradford price. Moreover, when the Bradford transaction price is discounted to its present value to reflect the 10-year $6 million financing by Hollinger (CNHI would have paid cash at closing), the difference between what Hollinger received from Bradford and what it could have received in an arm’s-length sale is approximately $9.8 million.222

222 The Special Committee found in Black’s Telegraph office in London a hand-written note (which appears to be Radler’s handwriting and has a fax line of May 12, 2003) addressed to Black that evidences Radler’s recognition that the value of the consideration paid by Bradford to Hollinger was lower than the reported purchase price due to the interest-free financing that Hollinger was providing. According to Radler’s note, Bradford’s “original loan was

     Radler defended the Bradford price on the grounds that Bradford is not a growth town, the paper was unionized, and no owner of newspaper chains would want to buy it. Radler also claimed that selling the Olean Times Herald to Bradford was a good deal for Hollinger because its circulation had dropped from 25,000 to 17,000 just before Hollinger bought it (five years earlier). Radler noted that Satterwhite thinks Bradford overpaid when it bought the paper from Hollinger, which would imply that the price was a good deal for Hollinger.223 But given the strong evidence regarding the higher multiples that bona fide independent purchasers were willing to pay, Radler’s analysis does not rationalize his self dealing.

     Radler’s second justification for the sale — that Radler had purchased the papers from Satterwhite’s father and promised him that they “would never be sold or split” — is also false and misleading. Hollinger purchased the Olean Times Herald from Thomson in 1995, almost nine years after APC acquired the Bradford and Salamanca papers. Moreover, the latter papers were acquired with 14 others that Hollinger had already “sold” and “split” by the time of the Bradford transaction.

     When the Special Committee asked Strader about this purported promise, he responded that he had no personal knowledge of the agreement, that he believed he had heard about it in a passing conversation, and therefore he could not provide any details about the terms. His understanding is that it was a “gentlemen’s agreement,” rather than a formal one.

     When the Special Committee asked Radler about this purported promise, he described being led into a hospital room to meet with Satterwhite’s dying father, Henry, who said he

6.0 million . . . with no interest. This is a non-compete — we boosted the price to factor in interest.” (See the discussion in the section below entitled “Hollinger Financing.”)

223 Loye also told the Special Committee that Satterwhite had complained to her that he was overpaying for the Bradford properties, and that he thought that the price of 10 times cash flow was millions too much. According to Loye, Radler responded that his hands were tied, because the Audit Committee had to approve the price on this related-party transaction. The sentiments that Loye attributes to Satterwhite are puzzling, in view of the fact that he and Radler held equal ownership interests in Bradford.

wanted to protect his family. Radler said he promised that if Hollinger ever resold the Bradford newspaper, Satterwhite would get the first opportunity to buy it back. Radler said this is why he felt duty-bound to offer that paper to Satterwhite, but did not suggest that this rationale applied to either the Salamanca or Olean properties. And even under Radler’s account, the “promise” amounted to nothing more than a right of first refusal for the Satterwhite family — which would have obligated Radler to obtain a fair market offer to present to the Satterwhites.

     The Special Committee also asked Perrotto about this purported promise. He explained that the Satterwhites had been reluctant to participate in APC’s 1986 acquisition of the papers. Although he did not witness the promise, he had heard that Radler had promised Henry Satterwhite that the Satterwhites would be given a “right of first refusal” or an option to buy if Hollinger were to divest the papers. Perrotto did not know the details of the promise (e.g., if Satterwhite were only to be given the opportunity to match a competing offer) or whether it included only The Bradford Era or also the Salamanca papers.

     To summarize, it appears that, at most, Radler promised to provide the Satterwhites an opportunity to match or beat any bid for The Bradford Era if Hollinger decided to sell it. There is no evidence that he promised to sell them the Era and the Salamanca papers irrespective of whether third parties were prepared to buy the papers, or that they could purchase the papers at a favorable price. Even if he had made either of the latter promises, fulfilling them would have breached fiduciary duties Radler owed to Hollinger’s shareholders to obtain the best possible price for the assets. That breach, in fact, occurred — Radler sold Hollinger assets to an entity in which he and Black together held a 50% ownership stake, at a price substantially lower than what a third party was prepared to pay.

     Radler’s final justification to the Audit Committee for the Bradford transaction — that the prominence of the Satterwhite name in the community meant that Hollinger could not get a higher price from an “outsider” — is false. CNHI’s Reed told the Special Committee that CNHI had wanted to buy the “Bradford papers” in the CNHI I transaction and would have paid 11.5x EBITDA for them. According to Reed, he asked Radler and Vogt several times to include these papers in the group of properties that CNHI was purchasing, but was rebuffed each time.224 He said that Vogt told him that Hollinger had an offer from someone else who would pay more than the 11.5x EBITDA that CNHI was willing to pay. Vogt similarly told the Special Committee that Reed had repeatedly sought to buy the Bradford papers, but that Radler refused to sell them to CNHI.

     Serota told the Special Committee that he would have been interested in acquiring the Bradford papers. In fact, when the Special Committee asked him whether he would have paid 10-11x EBITDA (calculated without a management fee reduction, which as shown above would have produced a 1999 EBITDA of $3,924,000), he said at that price he would have had a keen interest. This would have resulted in a cash price several million dollars more than the partially financed price paid by Bradford. According to Serota, Ogden Newspapers, West Virginia’s largest newspaper company, would probably have been very interested too, because the Bradford/Salamanca papers would have been a perfect geographical fit for their company. In fact, Serota implied that he would have tried to buy the Bradford papers to negotiate an exchange with Ogden, from which he had been trying to obtain certain newspaper properties.

224 In the CNHI I transaction, CNHI obtained the following Hollinger Pennsylvania newspapers: Johnstown, PA papers (The Tribune Democrat; The Tribune Democrat “Sunday”; Saving Your Dollars Shopper; Starwatch), and its Meadville, PA papers (The Meadville Tribune; The Meadville Tribune “Sunday”; Crawford County West; Bravo Extra).

     The unfairness of the Bradford price is further illustrated by the fact that the Bradford/Olean papers are listed with higher valuation multiples on the “Project Wishlist” price list than even the falsely inflated purchase price multiple that Radler reported to the Board. That is, the “Project Wishlist” table assigns the Bradford and Olean papers valuation multiples of 12x and 13x EBITDA, respectively, and the smaller Salamanca papers a 10x multiple. In fact, the total “Project Wishlist” price for the properties sold to Bradford is $49.845 million, which is approximately $12 million more than the $37.559 million Bradford price, and approximately $14.2 million more when the Bradford price is discounted to present value.

     When the Special Committee asked Strader why Hollinger retained these properties when the Company sold its other Pennsylvania properties to CNHI, Strader professed ignorance. Likewise, when asked what he meant by the statement in his memo that if a buyer performed “serious due diligence” on the papers sold to Bradford, Hollinger could “be forced to pay off John [Satterwhite] in a handsome manner,” Strader said he could not recall.225

4.	HOLLINGER FINANCING, SUBORDINATION AND GUARANTEE

     The closing statement calculations for the Bradford transaction show that the $31.559 million in proceeds due at closing ($37.559 million less the $6 million attributed to the non-competition agreement to be paid out over time) was financed with a $22 million credit facility from Bank One and $9.8 million contributed by the Bradford shareholders.226

     The Hollinger non-competition agreement provides that the $6 million consideration would be payable in equal annual installments over 10 years beginning July 2001. This was the

225 A July 1, 2000 unanimous written consent of the Hollinger Stock Options Committee, made up of Thompson and Meitar, extends to ten years the thirty-day period for Satterwhite to exercise his vested options following his July 17, 2000 resignation.

226 Bank One, and its successor on the loan, US Bank, were represented by Winston & Strawn. Thompson is Winston & Strawn’s chairman.

only Hollinger community newspaper divestiture in which Hollinger did not require that the entire non-compete fee be paid at closing (Horizon I was entirely financed by Hollinger but not explicitly through the non-competition agreement), and the agreement was structured in this manner as a way for Hollinger to provide seller-financing to Bradford.

     Black and Radler also caused Hollinger’s seller-financing to be subordinated to Bradford’s bank credit facility. They did not, however, tell Hollinger’s Board or Audit Committee about this subordination. Instead, they used a July 17, 2000 Executive Committee Unanimous Written Consent, signed by Black, Radler and Perle (who was not an independent director), as the putative authorization for Hollinger to enter into the subordination agreement with Bradford and Bank One, restricting Bradford’s ability to make payments to Hollinger. In this same Consent, Black and Radler also “authorized” Hollinger to guaranty Bradford’s Bank One loan. Thus, in their capacity as Hollinger Executive Committee members, Black and Radler not only exposed Hollinger to the risk of not receiving payment on its note from Bradford — which as explained below was a significant (undisclosed) possibility — but they also exposed Hollinger to the risk of having to pay Bradford’s $22 million obligation to Bank One. No legitimate corporate purpose could support this extraordinary self-dealing use of Hollinger’s credit.

     Radler knew that Bradford likely would be unable to satisfy its installment payment obligations to Hollinger, yet he failed to disclose this risk to the Audit Committee or Board. An April 5, 2000 memo from McBride to Kipnis (with a note to “provide a copy to David”) forwards a “[c]redit facility analysis” for the Satterwhite Group newspapers. McBride concludes in the memo that “the proposed covenants are to [sic] restrictive in some areas in the early years.” Apparently, Kipnis raised the issue with Bank One. An April 25, 2000 note from

“Mike” at Bank One to Mark (presumably Kipnis) accompanying “the new letters and Term Sheet for the Bradford transaction” says “we are ok with your being able to make the non-compete payments before our cash flow recapture as long as you are hitting your numbers — hopefully this works for you (see this Excess Cash Flow section).”

     McBride’s April 28, 2000 memo to Radler, Satterwhite, and Kipnis notes that “[t]he bank has agreed to permit the Hollinger non-compete payments to be made prior to calculating the Excess Cash Flow.” McBride warned, however, that there was still a limitation on Bradford’s ability to make those payments: “the non-compete payments can only be made as long as the Total Leverage Ratio is 4 to 1 or less (year 2003 and beyond) or the EBITDA is at least the amount listed. The amount listed is almost equal to the EBITDA on my 10 year projection. Basically, we have to get very near these numbers to stay in compliance. (I am sure John can do it.)”

     Contrary to McBride’s optimism, Bradford has never achieved the necessary leverage ratio and has made only one of the four required $600,000 payments that were to have been made since July 2001. In late 2002 Radler apparently decided that Bradford should make at least some payment to Hollinger before year-end. According to Kipnis, Radler wanted to accelerate repayment of the Bradford loan because of increased public attention on Hollinger’s related-party transactions. Radler therefore asked McBride to request permission from US Bank (Bank One’s successor) to make a $100,000 payment to Hollinger on the Bradford non-competition obligation. US Bank agreed, but required Bradford to sign a consent agreement, which McBride asked Loye to review. On December 18, 2002, Bradford made the $100,000 payment, leaving $5.9 million due on the non-compete payment obligation.

     In September 2003, Bradford sought to make an additional payment on the note. A September 8, 2003 memo from McBride to Bradford’s shareholders (and copied to Kipnis) explains that Bradford had not yet made “any of the scheduled payments on the Seller Note,” but “it appear[ed] that Bradford will be in a position to pay approximately $425,000 by the March 31, 2004 fiscal year-end.” Since even that payment would still have left Bradford substantially in arrears, Bradford asked U.S. Bank to permit Bradford’s shareholders (i.e., Radler, Black, Satterwhite and Perrotto) to lend Bradford up to $1 million to pay down the Hollinger note. Unlike the interest-free Hollinger note, Bradford planned to pay Black, Radler and its other shareholder/lenders annual interest on the loan at a rate of 10%. (The bank apparently had “indicated there may be some restriction on the cash payment of interest,” but Bradford was “attempt[ing] to resolve the issue in a manner that will permit cash interest payments.”) Although Bradford sought permission for a shareholder loan of up to $1 million, Bradford was only asking the shareholders to contribute $600,000 at that time. According to McBride, it was believed at the time that this contribution, coupled with Bradford’s ability to pay $425,000 by its fiscal year-end, would reduce the arrearage on the Hollinger loan such that Bradford would be only one, rather than three, payments behind.227

     Notwithstanding the millions of cash Black drained from Hollinger by the fall of 2003, it appears that Black did not have the liquidity to contribute his $150,000 share of the loan to Bradford. In a September 29, 2003 e-mail to Black, Boultbee stated: “I assume you received the note from Roland [McBride] about the Bradford payment of US$150,000. David is anxious to have this paid. Have you made any progress on the personal line of credit? If not I assume you want Ravelston to davance [sic] the funds. Let me know.”

227 McBride’s calculations are incorrect, because they are based on the original note amount of $5.75 million (later increased to $6 million), which would have required annual payments of $575,000, rather than $600,000.

     Nevertheless, Hollinger’s records reflect a $600,000 payment by Bradford on the note in October 2003. Thus, four years later, Bradford has paid $700,000 of the $6 million July 2000 note.

5.	SEC DISCLOSURES REGARDING BRADFORD

     Hollinger’s proxy statement filed on March 27, 2001, disclosed the Bradford transaction as follows:

Effective July 20, 2000, the Company sold four properties of the Company’s U.S. community newspaper group for an aggregate consideration of approximately $38 million to Bradford Publishing Company, a company formed by a former Director and Vice President of American Publishing. Certain members of the Board of Directors of the Company are shareholders of such company. The transaction was unanimously approved by the Audit Committee and the independent Directors of the Company as a market value transaction.

     The transaction was not mentioned in the Company’s 2000 Form 10-K, which was filed a few days later. The 2001 10-K, filed in March 2002, contained a description of the Bradford transaction that paralleled the 2001 proxy disclosure.

     The $6 million subordinated note received from Bradford, however, was not disclosed until March 31, 2003, when Hollinger filed its 2002 Form 10-K:

[W]e sold four U.S. Community Newspapers for an aggregate consideration of $38 million to Bradford Publishing Company, a company formed by a former U.S. Community Group executive and in which some of our officers are shareholders. Our independent directors approved the terms of this transaction.

Bradford Publishing, a company in which certain of the Company’s officers are significant shareholders, owes the Company $4.1 million at December 31, 2002. Such amount represents the present value of the remaining amounts owing under a non-interest bearing note receivable granted to the Company in connection with a non-compete agreement entered into on the sale of certain operations to Bradford Publishing Company during

2000.[228] The note receivable is unsecured and due over the period to 2010, and subordinated to Bradford’s lenders.

Even this belated disclosure failed to report that Hollinger had guaranteed Bradford’s bank debt.

     On the same day, Hollinger filed its March 2003 proxy statement, which disclosed that “as of December 31, 2002, there is due and owing to the Company from . . . Bradford . . . $5.9 million.” The proxy statement explained that Bradford is “controlled by certain members of the Board of Directors and senior management of the Company.”

     F. THE BISHOP & BLACKFOOT SALE TO HORIZON

     In early 2000, Hollinger hired Morgan Stanley for advice on its U.S. community newspaper divestitures. At the time, Hollinger owned newspapers in Bishop and Mammoth Lakes, California, both of which it had acquired in 1999. Bishop and Mammoth Lakes are resort areas in Northern California approximately 35 miles apart. In its May 2000 Offering Memorandum, Morgan Stanley noted that the same printing press was used to print all of Hollinger’s papers in the two markets and advised that they “should be considered one operating unit for purposes of [the] sale process” — that is, Morgan Stanley recommended that Bishop and Mammoth Lakes be sold together to maximize their value to Hollinger.

     In July 2000, Hollinger received an offer for the Bishop and Mammoth Lakes properties together. Specifically, in a letter to Strader dated July 27, 2000, Jack Humphreville, a director of Target Media Partners, offered $3 million, plus up to $1 million in post-closing consideration depending on the publications’ 2001 performance, for all of the Bishop properties and the Mammoth Times and its associated papers. The Special Committee has found no evidence to suggest that Strader or anyone else at Hollinger told the Board about this offer.

228 The notes to the financial statements in the Form 10-K give the more precise figure of $4,130,000. This represents the present value of the non-compete payments from the transaction closing date, using a discount rate of 8%.

     Instead, in September 2000, Horizon acquired the Bishop properties and Hollinger’s properties in Blackfoot, Idaho for $4.1 million. Horizon’s acquisition of these properties was not approved by the Hollinger Audit Committee or Board. The Special Committee finds that Horizon underpaid for these properties when compared to Hollinger’s sales of other community newspapers. As explained in the next section, Horizon acquired the Mammoth Times the following year for the token sum of $1.

     In an apparent (and ultimately successful) attempt to avoid Audit Committee scrutiny, Radler engineered Horizon’s acquisition of the Bishop and Blackfoot properties through a highly unusual assignment clause buried in Section 11.5 of the CNHI II asset purchase agreement. The CNHI II transaction, including the assignment clause, was “approved” by the Executive Committee (composed of Black, Radler, and Perle) in a “unanimous written consent” dated September 15, 2000. Although both the Audit Committee and the full Board had held meetings just days earlier on September 11, 2000, the minutes for both meetings indicate that the CNHI II transaction was not presented by Black, Radler or anyone else for discussion.229 Perle — who was a Hollinger Digital employee and thus not an independent director — admitted that he never read or discussed this or any other Executive Committee unanimous written consent, but rather that he regarded them as housekeeping matters and routinely signed them without examination.

     The CNHI II transaction agreement, dated September 28, 2000, included the Bishop and Blackfoot properties among the community newspapers CNHI was purchasing, but allowed CNHI in Section 11.5 to “assign its rights and obligations with respect to the Bishop and Blackfoot properties, in which case the $95,200,000 [purchase price] shall be reduced to $90,000,000 and Hollinger shall look solely to Purchaser’s assignee [Horizon] with respect to

229 The Executive Committee resolution incorrectly states, moreover, that the CNHI II transaction had already been approved by the Hollinger Board.

satisfaction of the Bishop and Blackfoot sales.” CNHI, in fact, had prearranged to assign those properties to Horizon in an assumption and assignment agreement dated September 29, 2000, and therefore paid only $90 million to Hollinger at the November 1, 2000 closing. Rather than pay the $5.2 million difference, however, Horizon paid Hollinger only $4.1 million for the Bishop and Blackfoot publications due to a purported “EBITDA shortfall adjustment.”

     The Section 11.5 assignment provision was included in the draft agreement that Kipnis sent to CNHI’s counsel Henson on August 2, 2000, which blacklined Henson’s July 31 draft. That was just six days after Target Media had offered to buy Bishop, and the same day that Strader wrote to Target Media’s Humphreville that “[a] company affiliated with Hollinger decided to purchase Bishop.”

     Kipnis’ August 2 letter to Henson characterizes the changes in the August 2 draft as “reflect[ing] most of the changes which you requested.” According to Henson, however, CNHI was not interested in the Bishop and Blackfoot papers because they were located in remote small towns in which CNHI owned no other papers. The start-up expenses relating to travel and overseeing new papers would have made it cost-prohibitive for CNHI to purchase community newspapers without owning multiple properties in one area.

     Henson recalled that Radler called CNHI’s Reed and asked him to do him “a favor” on the Bishop and Blackfoot papers by including them in the agreement. Radler explained that CNHI would not have to keep the newspapers because Radler had a home for them, and CNHI could immediately exercise its assignment rights. When Reed conveyed Radler’s request to Henson, Henson’s reaction was that CNHI would not agree to do so without knowing the identity of the assignee and without obtaining some assurance that the entity would actually accept the papers. Soon thereafter, Henson spoke to Kipnis, who told Henson that “we made a mistake” or

“we’re in trouble,” or words to that effect. Kipnis told Henson that he and Radler would consider it a “big favor” if CNHI could help them facilitate a sale of Bishop and Blackfoot.

     Reed similarly recalled that Hollinger asked as a huge favor for CNHI to run Bishop and Blackfoot through the CNHI transaction. Reed said that CNHI agreed to participate in the assignment transaction because it had no impact on CNHI’s purchase price. Kipnis thanked Reed at the closing for helping out with this issue and told him that Radler said he “owes him one.”

     In contrast, McBride told the Special Committee that he did not believe that Horizon had expressed any interest in purchasing the Bishop and Blackfoot papers at the time the assignment provision was inserted into the CNHI II agreement. McBride maintains that although CNHI originally wanted the properties, it subsequently decided that it was not interested because the properties were too small. According to McBride, Hollinger then proposed to add these properties to the purchase agreement in case CNHI changed its mind. McBride posited two justifications for Hollinger including the Bishop and Blackfoot properties and the assignment provision in the CNHI II agreement. First, he claimed, it spared Hollinger the future legal expenses when a buyer was ultimately found for these properties, since the sale agreement would already be drafted. Second, McBride said that including these properties in the agreement gave APC time to find another buyer. When asked how this could be the case, considering that the CNHI II agreement was scheduled to close in the very near future, McBride could not provide an answer. McBride’s story, which is contradicted by Reed and Henson, is not credible.

     McBride’s nonsensical rendition is also contradicted by several documents. According to a June 20, 2000 “bid update” memorandum from Morgan Stanley to Radler and Atkinson that was prepared in connection with Hollinger’s U.S. community newspaper divestitures, Horizon was a bidder on the Blackfoot properties as early as March 2000. Moreover, by memorandum to Radler dated March 13, 2000, Strader “informed” Radler of Horizon’s offer to “swap” its soon-to-be-acquired Lerner publications for, among other things, the Blackfoot properties. (As explained above, the Lerner properties were ultimately exchanged for certain of Hollinger’s Washington and North Dakota properties.) The September 15, 2000 unanimous written consent of the Hollinger Executive Committee also contradicts McBride’s account.

     McBride apparently did not get his story straight with Radler, who essentially acknowledged that the CNHI II assignment provision was merely a vehicle for Horizon to obtain the properties, i.e., that he never expected CNHI to purchase the papers, but instead expected CNHI to immediately assign them to Horizon. Radler said he did not know why Horizon acquired the properties by assignment rather than in a direct purchase from Hollinger. He also said that he could not recall whether (but did not deny that) there was any discussion about acquiring the properties through assignment so as to avoid having to obtain Audit Committee approval.

     The $4.1 million purchase price that Horizon paid for the Bishop and Blackfoot properties represents only 5.3 times the papers’ budgeted 2000 GOP. This stands in stark contrast to other relevant GOP multiples:

•	The Project Wishlist suggests that in 1999 Hollinger had offered to sell the Blackfoot properties to CNHI for 10x their 1998 budgeted GOP, and Blackfoot’s GOP had increased from 1998 to 1999, suggesting it was performing well.

•	The sales price in the CNHI II transaction itself represented 10.6x the properties’ total 2000 budgeted GOP.

•	The sales price in the Forum and PMG transactions, which closed within months of the Bishop and Blackfoot transaction, represented approximately 11.9x and 11.1x each respective set of properties’ 2000 budgeted GOP.

     Although the Hollinger Board ratified the CNHI II transaction at its December 4, 2000 meeting, the Board was never told about the assignment clause or otherwise notified that Horizon was acquiring the Bishop and Blackfoot properties. The Board also confirmed and ratified what is described in the Board resolutions as the Executive Committee’s September 15, 2000 authorization of the “sale of certain assets to [CNHI].” The resolution provided to the Board, however, did not mention the assignment of the Bishop and Blackfoot properties to Horizon, and there is no evidence that the Board was provided a copy of the Executive Committee’s unanimous written consent, though the Board resolution states it was “incorporated herein by . . . reference,” or was otherwise told about the assignment clause.

     The Board package for the December 4, 2000 Board meeting contained a press release, dated August 2, 2000, that purported to describe, among other things, the CNHI II transaction. The press release lists the Bishop and Blackfoot papers among the properties being sold to Paxton, Bradford, CNHI, and/or Forum. This false information was not corrected by Black, Radler or Kipnis, even though they knew that the Bishop and Blackfoot papers had already been sold to Horizon by the time this package was provided to the Board.

     G. MAMMOTH TIMES SALE

     Hollinger’s August 2001 $1 sale to Horizon of the Mammoth Times — which Hollinger had purchased in 1999 for approximately $1.75 million — was ratified by the Audit Committee on the basis of false and misleading information provided by Radler and his subordinates. The Mammoth Times was the last U.S. community newspaper that APC owned.

1.	TARGET MEDIA OFFER

     As with the Bishop papers, Horizon’s acquisition of the Mammoth Times from Hollinger followed an unrelated-party’s offer to purchase the property from Hollinger. As noted above, in a letter to Strader dated July 27, 2000, Target Media’s Humphreville offered $3 million, plus up to $1 million in post-closing consideration depending on the publications’ 2001 performance, for the Bishop and Mammoth papers combined. Strader told Target Media’s Humphreville in an August 2, 2000 letter that Target Media’s offer for both towns’ newspapers could not be accepted because “[a] company affiliated with Hollinger decided to purchase Bishop, but because of other commitments, decided not to buy Mammoth Lakes.” Although Horizon was not “affiliated with Hollinger” (i.e., it was not a Hollinger subsidiary), Strader was presumably referring to Horizon. Thus, Strader effectively admitted in this letter what the Special Committee has found — that Horizon (i.e., Radler) unilaterally selected the Hollinger properties it would acquire, regardless of whether third parties expressed an interest in acquiring the properties. Strader explained to Humphreville that “Mammoth has great potential, but is too far from our office to allow for much managerial involvement, and therefore we are going to sell it as a stand-alone property.”230 Strader estimated that Mammoth “is budgeted to generate revenues of $1.766MM in 2000 with an operating margin of approximately $325,000.”

     In an August 1, 2000 memorandum, Radler informed Black, Boultbee, Atkinson, Strader and Kipnis that “[w]e have an offer for Monmouth at $2 MM that we are trying to increase.” There is little doubt that Radler was referring to Mammoth, but mistakenly wrote “Monmouth.” While Hollinger did own a newspaper in Monmouth, Illinois beginning in the mid-1990’s (the Monmouth Daily Atlas), Hollinger sold that paper in January 1998 to Liberty Publishing. Monmouth is not listed on the Project Wishlist price list, created in the fall of 1998, nor is it named in Morgan Stanley’s spring 2000 Offering Memorandum as among the towns in which Hollinger owned properties. While Radler’s memo did not specify what buyer had offered $2

230 Strader’s memorandum thus recognized the connection between Bishop and Mammoth, consistent with Morgan Stanley’s recommendation that the two properties should be marketed as a package.

million for “Monmouth,” there is evidence that Radler was referring to Humphreville. His memo is dated just four days after Humphreville’s offer to pay $3 million (plus other consideration) for Mammoth and Bishop combined, and one day before Strader — one of the named recipients on Radler’s memo — informed Humphreville that his offer to buy Bishop and Mammoth could not be accepted because “[a] company affiliated with Hollinger decided to purchase Bishop, but because of other commitments, decided not to buy Mammoth Lakes.” Radler’s reference to a $2 million offer for Mammoth may have been an estimate of the price Hollinger could get from Humphreville for Mammoth alone, since Radler had already decided that Bishop, together with Blackfoot, would be sold the next month in the CNHI II transaction. Radler’s stated intention to improve on the $2 million offer for Mammoth stands in stark contrast to his willingness to sell it for $1 to Horizon a year later.

     In a letter to Strader dated November 8, 2000, Humphreville offered $1.25 million for the Mammoth Times. Although Strader accepted the November 2000 offer on behalf of Hollinger, the deal later fell through because Target Media insisted on a non-competition agreement from Horizon (to which Hollinger had recently sold the nearby Bishop papers), and Hollinger refused to provide it.

     On January 24, 2001, Target Media sent Hollinger a draft purchase agreement and a draft non-competition agreement. The draft non-competition agreement provided that Hollinger “shall not, and shall cause all of its shareholders, officers, directors, subsidiaries and affiliated companies (including without limitation Horizon)” not to compete within a 25-mile radius of the Mammoth Times publications for five years. The draft non-competition agreement provided a carve-out for the nearby Bishop papers, which Horizon had purchased from Hollinger in the fall of 2000. The carve-out provided:

Notwithstanding anything in this agreement to the contrary, Horizon shall have the right to publish the Bishop Herald, the Bishop Times and the Inyo Register, provided that Horizon shall not solicit or publish advertisements of advertisers who are not then-existing advertisers of Horizon and who have run advertisements in any publication published by Buyer within thirteen (13) months of such solicitation or publication.

On February 12, 2001, Loye, who was negotiating the transaction on Hollinger’s behalf, faxed comments to Humphreville on the draft non-competition agreement. According to Loye, she had to delete all references to Horizon because it is not one of “our subsidiaries,” though Humphreville’s draft agreement did not refer to Horizon as a Hollinger subsidiary. The non-competition agreement was also edited to provide that New Times Publishing Company (not Hollinger) “shall not, and shall cause all of its officers, directors, and subsidiaries companies” not to, compete within a 25-mile radius of an unspecified location within California for three years. In addition, the scope and duration of the non-competition agreement were changed. And presumably because Horizon was deleted from the agreement, the carve-out provision for the Bishop papers was removed.

     On February 16, 2001, Humphreville sent Hollinger a proposed non-competition agreement to be signed by Horizon itself. The agreement contained the same carve-out provision for the Bishop publications. Loye appears to have returned the agreement to Humphreville on February 23, 2001, with a line striking out the language of the entire draft and a symbol that indicates removal and a question mark. A few days later, Humphreville sent a fax to Strader explaining that the outstanding issues relating to Target Media’s offer included, among other things, the requirement of a non-competition agreement from Horizon: “[w]e need a non-compete with Horizon. No poaching of employees.” Humphreville also re-faxed to Strader the draft Horizon non-competition agreement that Loye had rejected. According to Humphreville, Loye then told him that Horizon was not affiliated with Hollinger and therefore

Hollinger could not bind Horizon to the non-competition agreement. Humphreville told the Special Committee that he decided at that point to walk away from the transaction because he was getting the run-around.

     Loye told the Special Committee that she did not recall the specifics of her conversations with Humphreville. She maintained, however, that she would have made the decision herself to tell Humphreville that Hollinger could not bind Horizon to a non-competition agreement, and that she would not have consulted with Kipnis, Radler, or anyone else before communicating this. Both Radler and McBride now maintain (conveniently) that they would have been willing to have Horizon sign the non-competition agreement if they had been asked.

     The Special Committee has found no evidence suggesting that after the Target Media deal fell through, Radler or anyone else at Hollinger undertook any efforts to market the Mammoth Times to any other potential buyers. McBride told the Special Committee that he and Radler had attempted to get Liberty Publishing interested in the Mammoth Times. According to Liberty’s Serota, Liberty had expressed interest but had never made a formal offer because Serota thought Hollinger would seek too high a price. In addition, Vogt, who had been a Horizon officer for almost two years by this time, was himself marketing the Mammoth Times while Loye was negotiating the purchase agreement with Humphreville. In a January 4, 2001 e-mail to Sherman Frederick, President of Donrey Media Group, Vogt suggested a transaction in which Donrey would acquire an option to acquire the Bishop, Blackfoot, and Mammoth properties for “11.5x’s ($500K GOP).” At the time of Vogt’s email, Horizon owned (improperly) Bishop and Blackfoot, but Hollinger still owned Mammoth, and would continue to own it for another eight months. Vogt denied that his email to Donrey meant that he intended for Horizon to sell Mammoth before owning it, but rather was an example of Vogt acting on

Hollinger’s behalf even though he was employed by Horizon. The Special Committee has found no documentation of further discussion with Donrey about purchasing Mammoth.

     Of course, having split the Mammoth Times from the nearby Bishop properties, Radler and Black rendered it much less appealing to unaffiliated buyers. Approximately five months later, Hollinger sold the Mammoth Times to Horizon for one dollar.

     According to Vogt, Kipnis called him in mid-2001 and asked how much he (i.e., Horizon) would pay for the Mammoth Times and its associated papers. Vogt told Kipnis that Horizon would pay nothing because he (Vogt) did not want Horizon to own these properties. Vogt told Kipnis that he did not regard the Mammoth Times as a great newspaper, and that Horizon could only use cash on hand to acquire the property because there was no remaining availability under Horizon’s credit facility. Vogt recalled that Kipnis first asked whether Horizon would consider a $1.25 million purchase price, and in a later conversation asked for $800,000, and still later dropped the suggested purchase price to $500,000. Vogt said he kept telling Kipnis that he did not want the Mammoth Times at any price. Then one day, Kipnis called to say that Horizon was getting the paper for $1. When Vogt asked how this could happen, Kipnis said that the deal would “slip through” the Board as one of many agenda items in an upcoming meeting. Kipnis told Vogt that Radler had insisted that this newspaper be sold to Horizon, and had directed Kipnis to make it happen.231

231 Kipnis denied making any such “slip through” statement to Vogt. He glibly stated that because the Audit Committee routinely approved everything he submitted to it for approval, there would have been no need to “slip” anything by it. He recalled that Hollinger had accepted a $1.25 million offer for the property and that he delegated to Loye the task of closing the deal. In or about January or February 2001, Loye informed Kipnis that the deal had fallen through because (i) the buyer wanted a non-competition agreement from Horizon, and (ii) the paper’s operations had performed more poorly than the buyer had anticipated. Kipnis believes that the $1 deal was done because there were no other offers for an asset that Kipnis believed was unprofitable. Given the manner in which Kipnis dealt with the Audit Committee in such transactions as CanWest and the Digital Incentive Plan, among others, “slipping” transactions by the Audit Committee does not appear to be an inept description of the role Black and Radler wanted him to play.

     Radler’s recollection of the Mammoth Times transaction differs dramatically from Vogt’s. Radler said he never wanted Horizon to buy the Mammoth Times. According to Radler, he tried to sell it through Hollinger, but prospective buyers were not interested because it was losing money. When asked what offers Hollinger had received for the Mammoth Times, Radler first recalled a tentative deal where the buyer walked out because the man who ran the newspaper for Hollinger was untrustworthy and would not sign a non-competition agreement with Hollinger. When asked why he did not share with the Audit Committee that rationale for not selling the paper, Radler responded that the other rationale — that the paper was losing money, and therefore no one was interested in buying it — had been explained to the Audit Committee instead. When asked why he simply did not terminate the “untrustworthy” manager in order to facilitate a sale of the paper, Radler said that he was afraid that the manager would start a competing paper and that it was not clear whether there were others who could have run the Mammoth Times. Radler conceded that the Mammoth Times was profitable for Horizon in 2002 and 2003.

     When asked whether he remembered any other offers for the Mammoth Times, Radler stated that there had been a $1.25 million offer, which he said he would have been happy to take, but that eventually the buyer decided not to purchase the papers. When asked why the buyer withdrew, Radler said he did not know and suggested that the Special Committee speak to that prospective buyer or to Wally Hoffman, the Mammoth Times’ publisher.

     In a March 7, 2001 memo to Radler and Kipnis, McBride advised of three adjustments, totaling approximately $63,000 that needed to be made to the Mammoth Times’ gross margin as of December 31, 2000. McBride noted that because “[w]e have closed the year and reported the financial results to our parent company[,] . . . these adjustments will be made on the January

[2001] operating statement rather than December [2000].” The adjustments reduced the $294,887 gross income figure as of December 31, 2000, to $231,695. McBride’s memo also noted that “[r]eal GOP is probably around $175,000. The newspaper probably looses [sic] money and the slick magazines account for most, it not, [sic] all of the GOP.” McBride’s earlier memo to Humphreville, dated February 8, 2001 (copied to Strader, Loye and Hoffman), is almost identical to the March 7th memo with the exception that McBride’s comments regarding the GOP and the newspaper losing money were not included. Humphreville, however, told the Special Committee that he did not believe that the “slick magazines” accounted for most of the GOP and that the Mammoth Times was the main source of revenues.

     In a September 10, 2003 memorandum to Creasey (responding to a request for information needed for an HLG SEC filing), McBride stated that Horizon acquired the Mammoth Times for $1 because attempts to sell it were unsuccessful. McBride wrote that the “last interested party dropped out after finding that the primary product, a visitors guide that accounted for all of the profits, was lost to a competitor in January 2001.” When the Special Committee interviewed McBride in January 2004, he said that Target Media had lost interest in purchasing the papers because profits were not as strong as they first appeared. McBride acknowledged that among the open issues in Hollinger’s negotiations with Target Media was Humphreville’s demand for a non-competition agreement from Horizon, but McBride did not believe that to be the reason that Humphreville withdrew his bid (though he had no direct discussions with Humphreville about the issue), because, according to McBride, Horizon was prepared to work out an acceptable non-competition agreement with Humphreville.232

232 McBride also stated that in the due diligence relating to the Mammoth Times Sale process, he discovered what appeared to be a mistake in the paper’s advertising receivables that resulted in what he described as a $200,000 overstatement of the paper’s profits. He suggested that this may have been why Humphreville backed out of the deal. McBride acknowledged, however, that he had no reason to think Humphreville knew about this purported

     Mammoth Times publisher Hoffman confirmed that at some point in either 1999 or 2000, the Mammoth Times lost a printing contract for a regional visitors’ guide publication. According to Hoffman, however, McBride was incorrect in saying that the visitor’s guide “accounted for all the profits.” Hoffman said that the main sources of 2000 and 2001 revenues were the Mammoth Times weekly newspaper, designing websites on the internet, menu guides, and visitor magazines. Hoffman further explained that in 2001 the Mammoth Times began publishing Mammoth Sierra Magazine, which made up for any revenue loss that might be attributable to the loss of the visitors’ guide.

     Humphreville was emphatic that negotiations ended because Hollinger refused to provide a non-competition agreement from Horizon, not because of the loss of the visitors’ guide, and called McBride’s statement a bold-faced lie. According to Humphreville, the visitors’ guide was not the issue. Humphreville volunteered that he would buy the Mammoth Times for $2.4 million even today.

2.	AUDIT COMMITTEE AND BOARD RATIFICATION OF THE MAMMOTH TIMES $1 SALE

     The Mammoth Times Sale was first reported to the Audit Committee in a September 4, 2001 memo from Loye that was circulated with a package of materials sent in advance of the September 10th meeting (the same meeting in which the Audit Committee “ratified” the Osprey I non-compete payments). Loye explained that the Mammoth Times had been sold to Horizon for $1 “due to the fact that the publications suffered losses in the amount of approximately $70,000 in the fiscal year prior to the sale and approximately $6,000 in the month prior to sale.” The minutes of the Audit Committee’s September 10, 2001 telephonic meeting reflect that the Audit error. McBride also acknowledged that he had not reported this supposed accounting overstatement to anyone. He justified this by saying that the problem was an APC issue, not a Hollinger issue and would not have materially affected Hollinger’s earnings disclosures.

Committee was given the same story about the property’s profitability, and was also told falsely that there were no other buyers:

It was noted: (i) that only the Publication’s assets (not its obligations) were sold due to the fact that the Publication suffered losses in the amount of approximately $70,000 in the fiscal year prior to the sale and approximately $6,000 in the month prior to sale; (ii) that the Publication’s assets were approximately equal to liabilities at the time of sale, so there was no working capital adjustment; (iii) that no other buyers were found for the Publications; and (iv) that the sale of the Publications would facilitate the winding down of our Marion facility.

     In truth, the Mammoth Times profits vary with the season because it is published in a resort area, and the papers showed an overall profit in each of 1999, 2000, and 2001.233 Thus, while the statement that the paper suffered $6,000 in losses in July 2001 (the month prior to the August 2001 sale) may be literally true, the Audit Committee was not told that August, November, and December are typically the Mammoth Times’ most profitable months, as explained to the Special Committee by Hoffman.

     According to Hoffman, the Mammoth Times earned a profit of $120,000 in August 2001 alone — an amount that would more than make up for the reported $70,000 in losses in the preceding months.234 And this $70,000 figure is itself misleading. The Audit Committee minutes say that the Mammoth Times suffered losses of $70,000 “in the fiscal year prior to [the] sale,” but this does not appear to be accurate. When the Special Committee asked McBride what the $70,000 figure represented, he said it was the losses the Mammoth Times had suffered from January to June or July of 2001, i.e., not “the fiscal year prior to [the] sale,” but the calendar

233 The Mammoth Times does business at Mammoth Mountain, one of California’s largest ski resorts. Radler arranged for the Board to receive profit data from the month of July, without mentioning the seasonality of the paper, which he understood. The Special Committee finds that this manipulation was part of a deliberate plan to obtain this property for Black and Radler, through Horizon, at far below its market value.

234 The Special Committee does not have access to the documents supporting this August 2001 $120,000 gain, but Hoffman told the Special Committee by phone that he was reading the number from the paper’s accounting records.

year-to-date — a time period that included none of the paper’s three most profitable months in 2000 or 2001.

     Shortly after the Audit Committee meeting ended, the full Board met. Thompson reported that the Audit Committee had ratified the Mammoth Times transaction. The full Board then confirmed and approved the Audit Committee’s determination that the Mammoth Times Sale was “fair in the circumstances.” Neither the Audit Committee, nor the Board sought any independent advice or a fairness opinion. Although the Board was given false and misleading information, it had no business making a “fairness” determination on the record.

     H. THE KELOWNA TRANSACTIONS

     The Special Committee has determined that there were numerous fiduciary duty breaches surrounding certain Horizon-related transactions in Kelowna, a city located in British Columbia’s Okanagan region. These transactions provide a vivid illustration of the manner in which Black’s and Radler’s conflicting loyalties to Hollinger and Horizon damaged Hollinger even when the Company was not selling newspaper assets directly to Horizon.

     There are two principal newspapers in Kelowna: the Kelowna Capital, a free, tri-weekly paper, and the Kelowna Daily, a paid daily. Beginning at least in the mid-1990s, the Okanagan region was a battleground among three newspaper companies: (i) Hollinger, which owned the Kelowna Capital through its subsidiary, LMPL,235 in addition to community papers in Vernon and Vancouver, British Columbia; (ii) Thomson, then owner of the Kelowna Daily — the city’s main paper — and other community newspapers in the Okanagan region; and (iii) Black Press

235 LMPL was formed in 1990 by a merger of Madison Venture Corp. and Southam. Due to the Canadian Competition Bureau’s review of the merger and related litigation, Southam was permitted to own only a 62% interest and was barred from active management, leaving Madison, the 38% shareholder, to control and manage the properties. In 1998, the Competition Bureau issues were resolved and Southam acquired full control of LMPL. Thereafter, and prior to its sale, the Kelowna Capital was owned by Southam (which became XSTM Holdings (2000) Inc. in 2000) through its intermediary subsidiary the Kelowna Capital News Company.

Ltd. (controlled by David Black, who is unrelated to Conrad Black), which owned a newspaper in Vernon and had an interest in buying additional papers in the region.

1.	EFFORTS TO CONSOLIDATE THE KELOWNA PAPERS

     David Black told the Special Committee that in 1998 he had made an offer to Radler to buy Hollinger’s Kelowna Capital.236 At the same time, he was also trying to buy Thomson’s Kelowna Daily. His plan was to acquire both Kelowna papers and consolidate them. Radler told David Black in 1998 that Hollinger would sell him the Kelowna Capital at a reasonable price. David Black then negotiated with Thomson to purchase the Kelowna Daily, ultimately entering into a written agreement to buy it for approximately $12.2 million.237 Soon thereafter, Radler told David Black that Hollinger would not sell him the Kelowna Capital. This caused David Black to back out of his deal with Thomson to buy the Kelowna Daily. The Special Committee has found no evidence that Radler or anyone else ever informed Hollinger’s independent directors of David Black’s offer to purchase Hollinger’s Kelowna Capital.

     According to Winkler’s trial testimony, LMPL executives told him sometime before 1998 that this Hollinger subsidiary intended to expand in the Okanagan region by acquiring two Thomson-owned dailies, one of which was the Kelowna Daily. Radler also testified during the Winkler trial that in 1997 or 1998 he had unsuccessfully tried on Hollinger’s behalf to buy Thomson’s Kelowna Daily.

236 David Black was interviewed by telephone, not in person. While David Black was cooperative, he was only willing to provide the Special Committee with a handful of documents.

237 In Paul Winkler v. Lower Mainland Publishing Ltd., 2002 BCSC 1204, a wrongful termination case brought against Hollinger in Canada, the court accepted as true that “[i]n September 1998, David Black announced that his company had purchased the Daily.” In Winkler, the court found that Hollinger had constructively dismissed Paul Winkler as the Kelowna Capital’s general manager, in violation of his employment agreement, after he complained to Dodd and Radler about the apparent unwillingness of the Kelowna Capital to compete in 1999 with the Kelowna Daily, which Horizon had by then purchased.

     There are two unsigned Radler memoranda in the Company’s files that corroborate Radler’s testimony that he had attempted to purchase the Kelowna Daily for Hollinger. The first, dated March 5, 1998, is addressed to Black, Boultbee, and Atkinson, and states that Thomson “would sell us Victoria . . . providing we take Nanaimo [a Daily in the Okanagan region] and Kelowna (which we could probably get for next to nothing).” The second memorandum, dated April 21, 1998, is addressed to Hollinger’s “Board of Directors,” and states that “[w]e have a tentative agreement to purchase a package of newspapers from Thompson [sic] Newspapers,” including the Kelowna Daily, the Penticton Herald, the Nanaimo Daily Free Press, and the Victoria Times Courier.238

     The Special Committee has found no evidence that the Hollinger Board ever reviewed or considered a Hollinger acquisition of the Kelowna Daily. The Hollinger Board packages, for example, did not contain Radler’s April 1998 “Board of Directors” memoranda advocating the acquisition, nor is there evidence in the Hollinger Board minutes that any such acquisition was discussed.

2.	HORIZON BUYS THE KELOWNA DAILY FROM THOMSON IN 1999

     By early 1999, Radler (and apparently Black) had decided to have Horizon, not Hollinger, take advantage of the opportunity to buy the Kelowna Daily “for next to nothing.” For example, in March 1999, Radler, Vogt, and Strader met with prospective Horizon investor Perrotto and showed him a list of newspapers that Horizon planned to acquire. That list included two Thomson-owned papers, the Kelowna Daily and the Penticton Herald. Consistent with that document, Winkler testified at his trial that by March 1999 he had “heard rumors that David

238 Radler wrote that “[t]here is no doubt we can improve [their] numbers. There is extensive competition from the weekly newspapers surrounding Victoria that are owned by David Black. The newspapers in the Okanagan region (Kelowna and Penticton) face similar competition from the same source.” Radler estimated that “as a stand-alone operation [the Kelowna Daily] probably would attain a price in excess of [$13.5 million] in Canada .. . . . ”

Black had walked away from the [Kelowna] Daily . . . and the new purchaser was Todd Vogt of Horizon . . . .”

     Radler’s March 1999 list of planned Horizon purchases reflected a $10 million purchase price for both the Kelowna Daily and the Penticton Herald, plus a $1.3 million working capital adjustment. This price was obviously attractive because it was substantially less than the (i) $12.2 million price David Black had publicly announced he would pay for just the Kelowna Daily in September 1998; or (ii) “in excess of” $13.5 million that Radler told Black in 1998 the Kelowna Daily alone would fetch.

     The Special Committee has found no evidence that the Hollinger Audit Committee or Board of Directors was ever informed of (i) the attractive price at which the Kelowna Daily, Hollinger’s competitor in Kelowna, could be purchased; or (ii) that Horizon was taking this profitable opportunity to compete with Hollinger’s Kelowna Capital. Horizon still owns the Kelowna Daily.

3.	CANADIAN COMPETITION BUREAU SCRUTINY OF KELOWNA NEWSPAPERS’ OWNERSHIP FOLLOWING HORIZON’S 1999 PURCHASE OF THE KELOWNA DAILY

     Radler testified at the Winkler trial that he believed there would be, in principle, no Canadian Competition Bureau issue raised by a single company owning both Kelowna papers. In his view, a market like Kelowna was probably “too small” to run afoul of Competition Bureau rules. David Black also believed that common ownership of both Kelowna papers would not likely trigger Competition Bureau scrutiny. Nevertheless, Horizon’s 1999 acquisition of the Kelowna Daily resulted in Competition Bureau scrutiny.

     In November 1999, six months after Horizon purchased the Kelowna Daily, Winkler left his position as General Manager of Hollinger’s Kelowna Capital. Around that time, Winkler informed the Competition Bureau that Horizon was a mere front for Radler and that the two Kelowna papers were not competing fairly.239 According to Atkinson, the Competition Bureau was upset when it learned that Black and Radler controlled both Kelowna papers. Eventually, the Bureau directed Radler to sell one of the two Kelowna papers.

     Atkinson’s recollection is consistent with the March 19, 2002 affidavit of Competition Bureau law officer Paul Feuer. According to Feuer, the Bureau sought and reviewed documents relevant to Hollinger’s and Horizon’s ownership throughout 2000. The Bureau concluded that “six senior executives of Hollinger collectively controlled a majority of the voting shares of Horizon and therefore the Kelowna Daily Courier.” Feuer and another officer met with Atkinson and told him that “this common ownership raised a serious likelihood of substantially lessening or preventing competition in the market for print advertising in Kelowna.” On December 7, 2000, Atkinson advised the Bureau that Hollinger would “act on a voluntary basis to address the[se] concerns” by “divest[ing] either the [Kelowna] Capital News or the [Kelowna] Daily Courier to an arm’s length purchaser within three months of January 1, 2001.”

     According to Atkinson, Radler informally put up both of the papers for sale. Atkinson talked to Steve Dumanski at Morgan Stanley Canada, but Morgan Stanley was never materially involved because Radler did not want its assistance. The Special Committee has found no

239 Winkler also brought a wrongful termination lawsuit against LMPL, alleging that Horizon’s acquisition of the Kelowna Daily had resulted in his wrongful termination as the Kelowna Capital’s general manager, because it effectively eliminated his role. In an August 2002 written opinion, the Canadian court found that Winkler had been constructively dismissed in violation of his contract. While the court recited at length Winkler’s allegations regarding Kelowna Capital’s (Radler’s and Dodd’s) unwillingness to compete with the Horizon-owned Daily, the court did not make specific findings as to whether Winkler was instructed not to compete with the Daily.

     Winkler alleged, among other things, that (i) Hollinger-owned ADitus, which acted as a broker for Hollinger, Horizon, and previously Thomson, between large advertisers and community newspapers, recommended to an advertiser that they switch from Hollinger’s Kelowna Capital to Horizon’s Kelowna Daily — an allegation corroborated by an ADitus employee; (ii) Radler suggested that the Kelowna Capital print the Kelowna Daily in event of a strike, even though the Kelowna Capital had greatly profited from a 1994 Kelowna Daily strike; and (iii) Vogt had telephoned Universal Press Syndicate and claimed that both Kelowna papers were owned by the same company, and attempted to move an important column from the Kelowna Capital to the Kelowna Daily — an allegation Dodd corroborated, but dismissed as a “dirty trick” of competition.

evidence that the Hollinger Audit Committee or Board was ever informed that the Competition Bureau in Canada had concluded that either Hollinger or Horizon must sell its Kelowna newspaper. Rather, Radler simply decided that he and Black would be the ultimate arbiters of Hollinger’s and Horizon’s respective Kelowna interests. Once again, they favored Horizon over Hollinger.

4.	DAVID BLACK’S OFFERS IN 2000 TO ACQUIRE THE KELOWNA CAPITAL AND SAN JUAN JOURNAL FROM HOLLINGER

     David Black was a logical purchaser for either or both of the Kelowna papers because he had attempted to buy them in 1998. Radler, however, shunned any deal with David Black.

     During the winter, spring and summer of 2000, David Black made several offers to purchase not only Horizon’s Kelowna Daily, but also Hollinger’s Kelowna Capital:

•	By letter to Vogt dated April 27, 2000, and with a May 3, 2000 fax line, David Black offered to pay (i) $18.5 million for the “Rights and Assets of Horizon Operations Canada Ltd. in Kelowna (including, Kelowna Capital [sic] News), Penticton, Vernon, Merritt and Salmon Arm, B.C.;” and (ii) the San Juan Journal for 1x revenue. Even though Horizon did not own the Kelowna Capital or the San Juan Journal, David Black directed this April 2000 letter to Horizon’s Vogt (who regularly communicated with Radler about Hollinger and Horizon newspaper properties).

•	On June 5, 2000, David Black offered to purchase “all Assets of Horizon Operations (Canada) Ltd. associated with The Daily Courier, the Penticton Herald, The Okanagan Saturday, The Okanagan Sunday, The Capital News (Kelowna, B.C.) and all associated publications.” Again, David Black directed an inquiry about Hollinger’s Kelowna Capital to Vogt at Horizon.

•	David Black told us that, according to his notes, in September 2000 he telephoned Radler directly and again offered to purchase the Kelowna Capital, this time for $7.4-$8.1 million. Radler responded that the Kelowna Daily (owned by Horizon) was available and that David Black should talk to Vogt. Radler also said that Hollinger’s Kelowna Capital might become available.

The Special Committee has found no evidence that Radler or anyone else ever informed the Hollinger Audit Committee or Board about David Black’s offers to buy Hollinger’s Kelowna Capital.

5.	HOLLINGER’S 2001 SALE OF THE KELOWNA CAPITAL TO WEST PARTNERS

     On November 20, 2000, about two months after David Black’s $7.4-8.1 million offer for the Kelowna Capital, West Partners offered to purchase all assets of Hollinger’s Kelowna Capital and its affiliated publications, along with the Vernon Sun-Review, for $5.4 million.

     West Partners has strong ties with Vogt. It is a partnership composed of Darryl Laurent (Vogt’s stepfather), Bruce Hamilton (owner of the Kelowna Rockets hockey team), and Dave Dakers (General Manager of the Skyreach Place arena in Kelowna). According to West Partners’ representations to its lender TD Bank and to the Competition Bureau, Darryl Laurent was West Partners’ majority owner in January 2001 and, as recently as March 2002, owned 520 West Partners shares, while Hamilton and Dakers each owned 240 shares. Vogt stated in an affidavit to the Competition Bureau that he had known Hamilton and Dakers “socially” for several years and [had] “encouraged Mr. Dakers to invest with Mr. Hamilton in The [Kelowna] Capital News and the Vernon Sun-Review.” In fact, Vogt said that he had planned initially to leave Horizon and become an investor in and executive of West Partners. In addition to brokering the deal, he acknowledged that he performed due diligence on West Partners’ behalf and dealt with TD Bank on West Partners’ behalf on its loan application.240

240 The Special Committee has not found direct evidence that either Vogt or Radler ever owned or controlled West Partners, or were paid by West Partners, other than various suspicious circumstances, including: (i) Vogt’s stepfather owning a majority of West Partners; and (ii) Radler’s willingness to sell to West Partners a Hollinger newspaper that (a) Vogt had sought for Horizon, and (b) Radler was unwilling to sell to David Black at a higher price.

     West Partners’ $5.4 million offer was accepted, and the lawyers — Rob Rose of Harper Grey Easton representing Hollinger and Dominic Petraroia of Thiessen Petraroia & Langford representing West Partners — began drafting the transaction agreement. On January 19, 2001, Dodd provided the Competition Bureau with a draft agreement. According to competition officer Feuer’s affidavit, on February 20, 2001, he and the Bureau’s counsel advised representatives of Hollinger and Horizon, as well as West Partners Chairman Bruce Hamilton, that the Bureau “required” sworn written statements from all three attesting that “no ownership, financial or operational links would exist between the two newspapers following the sale other than those relating to the purchase of newsprint” and marketing organizations. Hamilton refused to sign any such sworn statement, and on April 3, 2001, “counsel for Hollinger advised the Commissioner that the transaction had been abandoned and that a new buyer would be sought.”

     Shortly thereafter, however, Hollinger sold the Kelowna Capital to West Partners, although on different terms. On April 30, 2001, the parties consummated a deal under which Hollinger simultaneously (i) sold the Kelowna Capital to West Partners for $7.3 million, and (ii) in a separate agreement effectively gave West Partners $2.3 million for taking the Vernon Sun. The deal was structured as an asset and stock sale by Hollinger subsidiaries that had been set up solely for this transaction, with Hollinger capitalizing the Vernon subsidiary with an additional $2.3 million that was transferred to West Partners. As restructured, the deal netted Hollinger a few hundred thousand dollars less than the $5.4 million Kelowna Capital sales price that was originally agreed-upon. Significantly, however, the restructuring caused the Kelowna Capital sales price to appear comparable to the $7.4–$8.1 million that David Black had offered for the newspaper in 2000.

     Hollinger’s 2001 sale to West was structured as three transactions in the following manner:

Sale of Kelowna Capital: On April 30, 2001, West Partners and 626488 BC Vendor (a newly-established Hollinger subsidiary) signed an asset purchase agreement whereby West purchased the assets of The Capital News (Kelowna), the Flyer Delivery Service, and related operations for a $7.3 million purchase price, subject to a working capital adjustment. The purchase price was to be satisfied by the payment of $6.9 million in cash and the delivery of 6,600 Class J Non-Voting Redeemable Preference Shares (which the Seller could require the Purchaser to redeem for $429,000).241

Sale of Vernon Shares: Hollinger sold the Vernon Sun-Review to West Partners under a Share Purchase Agreement between 626488 (the “Vendor”) and 620604 B.C. Ltd. (the “Purchaser”) for a purchase price of $39,000, subject to a working capital adjustment. A clause entitled “Public Notices” prohibits both the Vendor and the Purchaser from issuing a press release that discloses the Purchase Price and provides that “the initial press release made in respect of this Agreement will state that the Business is being sold as a going concern.”

Capitalization of Vernon: The April 30, 2001 Pro Forma Financial Statement of 608259 B.C. (the Hollinger-created company called the “Vernon Business,” which was owned by 626488, the “Vernon Vendor”) attached to the Agreement records $2.3 million in cash.242 As previously stated, Hollinger capitalized 608259 B.C. with $2.3 million, which is how Hollinger transferred this amount to West Partners.

241 The purchase price paid, however, may only have been the $6.9 million. The asset purchase agreement provides that “[a]s an inducement to the Vendor to sell the Purchased Assets to the Purchaser, the Purchaser shall lend to the Vendor at the Closing the sum of [$429,000] (the “Loan”), which loan shall be repayable on demand by the Purchaser and shall be evidenced by the Vendor executing and delivering to the Purchaser a demand promissory note in the form set out in Schedule 7.10” [of the Asset Purchase Agreement]. The Schedule 7.10 Promissory Note provides: “For value received, 626488 B.C. Ltd. acknowledges itself indebted and promises to pay on demand to” West the sum of $429,000 which may also be satisfied by transfer of 6,600 West Class J Non-Voting Redeemable Preference Shares. It appears unlikely that 626488 B.C. Ltd. would have needed a loan of $429,000 since it could have merely required the Purchaser to pay it this exact amount by redeeming its Class J Non-Voting Redeemable Preference Shares offered as part of its satisfaction of the purchase price. Thus, the correlation between the two amounts suggests that the demand promissory note was a set-off against the purchase price, thereby reducing the price paid to $6.9 million. This note, however, is unsigned (although the agreement is signed), so 626488 B.C. Ltd. may never have been indebted to West Partners and the set-off may not have happened.

242 In addition to the $2.3 million in cash, 608259 B.C. recorded $70,000 in accounts receivables, $1,300 in prepaid expenses, and $28,500 in fixed assets and equipment, for a total of $2,371,000 in assets. It recorded liabilities of $2,600, and contributed surplus of $58,400, for a share capital balance of $2,310,000.

     Hollinger personnel interviewed by the Special Committee could not explain why the Kelowna Capital transaction was structured in this convoluted way. According to Atkinson, Radler and Dodd had telephoned him to discuss the proposed structure and to figure out why the purchaser would be structuring it this way. Atkinson thought that West Partners was hoping to mislead the bankers or shareholders. Dodd recalled that it “didn’t seem right” to him — he was concerned that the purchaser was structuring it this way for tax purposes, but he could not figure out a tax advantage. Rose speculated that Hollinger might have been able to take a full Vernon write-off of the $2.3 million amount on the theory that it was an ongoing operating loss, which would help offset the capital gain from the Kelowna Capital sale.

     The Special Committee has been unable to find any public or Hollinger Board disclosure of Hollinger’s Kelowna Capital sale, which benefited Horizon and Vogt, but harmed Hollinger. The only oblique indication of a change in circumstances involving the Kelowna Capital is that while the newspaper is listed under “Significant Subsidiaries” in Hollinger’s 2000 Form 10-K, it is not listed in Hollinger’s 2001 Form 10-K.

6.	WEST PARTNERS’ 2003 SALE OF THE KELOWNA CAPITAL TO DAVID BLACK FOR $13.7 MILLION

     On July 31, 2003, David Black finally acquired the Kelowna Capital — but from West Partners, not Hollinger — for $13.7 million. This was many millions more than Hollinger obtained when the conflicted Radler sold it two years earlier. David Black’s negotiations to buy the paper were exclusively with Vogt, who described himself as West Partners’ majority owner.243

243 David Black ultimately bought the Journal from Horizon on September 21, 2001. According to David Black, Vogt required that the transaction be structured for tax reasons in a manner that David Black paid $280,000 for the Journal, which David Black wanted, as well as $213,000 for the assets (such as computers) of the then-defunct Vernon Sun-Review and a non-compete agreement with Vernon, which David Black neither asked for nor wanted. David Black agreed. David Black provided the Special Committee with two documents supporting his account: (i)

     The upshot for West Partners’ business dealings with Hollinger are as follows: (i) two years after acquiring Hollinger’s Kelowna Capital for a net payment of approximately $5 million, it flipped the property for $13.7 million; and (ii) five months after being given Hollinger’s Vernon Sun-Review, West Partners flipped that property for $213,000.

     Hollinger’s damages from Radler’s refusal to maximize Hollinger’s Kelowna Capital sales price are conservatively $3.1 million, plus interest from September 2000. Instead of accepting or negotiating David Black’s September 2000 $7.4-$8.1 million offer, Hollinger instead sold the paper to West Partners’ in April 2001 for net proceeds of $5 million. The difference between an $8.1 million price from David Black and the $5 million received from West Partners is $3.1 million. This damages figure is conservative because (i) David Black told the Special Committee that he had made an offer of $7.4-$8.1 million, and presumably Hollinger would have bargained for more than what was offered; and (ii) David Black ended up paying $13.7 million in July 2003, and so the $7.4-8.1 million figure was likely a low-ball initial offer.

     Hollinger’s damages from Horizon’s 1999 purchase of the Kelowna Daily are more difficult to quantify. The most expedient measure would be to take the difference between the Kelowna Daily‘s value today and Horizon’s 1999 cost in acquiring it. That profit, the opportunity to earn that Radler took for Horizon, arguably should have gone to Hollinger. The Special Committee does not have access to the current value of Horizon’s Kelowna Daily, but as described above (i) Horizon’s purchase price for both the Kelowna Daily and the Penticton Herald was $10 million; and (ii) Radler believed in 1998 that the Kelowna Daily, “as a stand-

a September 21, 2001 purchase agreement for assets of the Vernon Sun, including the right to use the name, for $191,000, with David Black’s company as buyer and West Partners’ provincial numbered companies “620604 B.C. Ltd. and 608259 B.C. Ltd.” as sellers and “David Dakers” as sellers’ signatory; and (ii) a wire transfer record for $191,000 from Black Press Ltd. to “numbered company 620869 BC Ltd.” Vogt said in his April 2002 affidavit to the Competition Bureau that 620869 B.C. Ltd. is “Darryl Laurent’s [Vogt’s stepfather’s] personal holding company.”

alone operation,” would be worth “in excess of” $13.5 million. Other components of Hollinger’s damages are (i) Hollinger’s legal costs in defending Winkler’s wrongful termination action; (ii) the $102,000 judgment Hollinger paid Winkler; and (iii) Hollinger’s costs in responding to the Competition Bureau’s investigation.

XVI. HOLLINGER DIGITAL, TRIREME AND THE FDR COLLECTION

     A. HOLLINGER DIGITAL

     Digital is a Hollinger subsidiary that has managed Hollinger’s new media and internet investments since the late 1990s. On February 22, 2000, Hollinger’s former senior management obtained Audit Committee approval for an incentive compensation plan that awarded Digital executives up to 22% of the profits on the portfolio’s individual winning investments without netting losses from the portfolio’s unsuccessful investments. This is an approach analogous to computing a baseball player’s batting average by considering only hits and disregarding outs. Compounding the problem was that the Digital Incentive Plan guaranteed a bonus payment based on a defined “Liquidity Event,” regardless of whether the Company actually realized proceeds from that Liquidity Event, and even if the Company’s investment thereafter lost money. To take the baseball analogy a step further, the Digital Incentive Plan’s approach was similar to awarding RBIs for runners in scoring position, regardless of whether those runners actually scored.

     Of the 22% bonus pool, 7% was designated for the “Senior Executive Group,” which was comprised of Black, Radler and Colson. The SEG received $5,301,220 in 2000 and 2001 incentive payments, with Black taking $2,445,645, and Radler and Colson receiving $680,605 and $1,844,988, respectively.244 Black directed the remaining $329,982 of the SEG allocation to Atkinson, Boultbee and Digital executive Fred Lebolt. In total, approximately $15.5 million was paid under the Digital Incentive Plan in 2000 and 2001, even though the fund performed poorly overall with total losses as of year-end 2003 of almost $68 million and a negative 33% gross return.

244 The $5,301,220 of SEG bonuses includes $507,712 Colson received as a bonus for Interactive Investors International on top of the $1,137,276 he received as a member of the SEG for that investment.

     Radler and other members of Hollinger management obtained Audit Committee approval of the Digital Incentive Plan based on the representation that it was typical of those in the marketplace at venture capital and private equity firms. But both before and after the Digital Incentive Plan was approved and bonuses were paid, Hollinger Management learned from attorneys at Torys and Morrison & Foerster LLP, and from Ryan at KPMG that the plan was unconventional and exceedingly generous. Indeed, in an October 1997 e-mail, Black wrote that the Digital Incentive Plan’s definition of “Net Gains” should be based on the portfolio’s “overall performance,” and “not on an individual investment basis.” Similarly, in a December 1999 e-mail to Black, Colson “strongly endorsed” the concept of “pooling winners and losers,” so as to “reduce the temptation to make higher risk investments on a one-off basis.” Nevertheless, Black, Radler and Colson adopted the unfair plan, in order to further their own financial interests, and had the Audit Committee approve it based on mischaracterizations.

     Black, Radler and Colson were the sole members of both the Digital Compensation Committee, which administered the Digital Incentive Plan, and the Investment Committee, which approved all investments. As Committee members, Black and Radler set the incentive payment amounts for all recipients, including themselves. Moreover, Radler had a personal stake in two Digital investments, because Salman Partners Inc., a securities firm in which Radler had an equity share ranging from 10% to 15% when the investments were made, was the financial advisor to those companies and earned placement fees. Both of those investments have resulted in losses, costing the Company $3.5 million as of December 31, 2003. Radler never disclosed the conflict stemming from his affiliation with Salman Partners to the Hollinger Audit Committee or Board.

     Black underreported the total incentive payments he received in Hollinger’s 2000 proxy statement. Black collected $2,195,645 in 2000, but the 2000 proxy statement discloses that he received $1,860,462, a difference of $335,183. Of all Digital executives who received incentive payments, the 2000 and 2001 proxy statements only disclose those to Black, Radler and Colson, as well as discretionary payments to Boultbee and Atkinson. The proxies do not disclose payments to Digital’s CEO and Hollinger Board member Richard Perle, even though Perle collected more in incentive payments than Black, Radler or Colson. The actual payments made to each of these executives and the other Digital employees under the Digital Incentive Plan are as follows:

Table 10
HOLLINGER INTERNATIONAL
Summary of Digital Bonuses Paid

Bonus Recipient	Trip.com	III	Canada.com	Total
SEG
Black	1,555,927	639,718	250,000	2,445,645
Radler	530,605	—	150,000	680,605
Colson	150,000	1,644,988	50,000	1,844,988
Atkinson	50,000	—	100,000	150,000
Boultbee	—	—	50,000	50,000
Fred LeBolt	100,000	—	29,982	129,982

Subtotal	$2,386,532	$2,284,706	$629,982	$5,301,220
Non-seg
Doull	2,897,931	888,497	224,994	4,011,422
Perle	1,363,732	1,523,137	224,994	3,111,863
Doug Lamb	511,400	380,784	224,994	1,117,178
Michael Pilmer	511,400	190,392	674,981	1,376,773
Michelle Van Gilder	85,234	63,464	—	148,698
Peter De Groote	85,234	63,464	—	148,698
Philip Kunsberg	—	63,464	—	63,464
HTNM*	—	253,855	—	253,855

Subtotal	$5,454,931	$3,427,057	$1,349,963	$10,231,951

TOTAL	$7,841,463	$5,711,763	$1,979,945	$15,533,171

* Hollinger Telegraph New Media

          1. FORMATION AND PURPOSE OF DIGITAL

     Perle was a vocal advocate of Hollinger investing in new media and internet ventures. After discussing his views with Black, they decided to form a subsidiary to manage such investments. Black also called Doull in 1996 to discuss the possibility of starting a Hollinger corporate venture program. Doull, the stepson of Black’s late brother Montegu, had worked as a financial reporter for The Daily Telegraph from 1991 through 1995, and in 1995, Doull had urged that the Telegraph invest in Netscape, but Black, Radler and Colson ultimately declined. According to Doull, in 1996 after reviewing some old files, including Doull’s 1995 memo urging the Netscape investment, Black decided that Hollinger should more actively pursue internet investments. Shortly after Doull rejoined Hollinger in 1996 as Vice President of New Media, Black met with Perle and Doull, and they agreed to work together to manage Hollinger’s internet and new media investments in a venture capital type arrangement. Digital was created on August 28, 1996.

     Digital’s first board of directors included Black, Radler, Perle, Doull, Philip Kunsberg and Michael Pilmer. The Digital board appointed Digital’s officers as follows:

•	Richard Perle, Chairman and Chief Executive Officer

•	Matthew Doull, President

•	Philip Kunsberg, Executive Vice President, Treasurer, Secretary, and General Counsel

•	Paul Healy, Vice President

•	Fred Lebolt, Vice President

•	Michael Pilmer, Vice President

•	Michelle Van Gilder, Vice President

     At a February 17, 1997 Board meeting, Perle offered the Hollinger directors a brief overview of Digital. Digital’s mission statement, as drafted by Doull and Perle, was as follows:

First, to rationalize and control Hollinger International’s investments in “new Media” (mostly internet) activities which are currently decided title-by-title with no central administration.

Second, to develop products that will protect current and future Hollinger International titles in markets such as classified advertising where internet offerings will become an increasing source of competition.

Third, to identify promising companies and technologies related to the internet and its markets in which Hollinger International may wish to invest. (Italics in original.)

     Early Digital activities and financial commitments appear to have focused on improving on-line advertising and sales for existing Hollinger entities such as the Jerusalem Post and the Telegraph. Digital later began to invest directly in new media, internet and other early-stage ventures.

          2. THE 1997 PROPOSED INCENTIVE PLAN

     In 1997, the Digital board of directors proposed an incentive-based compensation program for a select group of Digital management employees under which 20% of net gains, reduced by losses, expenses and a fixed rate of compound annual growth, would be contributed to a bonus pool. Perle told the Special Committee that he did not know whether he or Doull devised the initial 1997 version of the incentive plan, which he described as a typical venture capital arrangement. Doull denied devising the plan, although e-mails and memoranda show that Doull played an active role in shaping it. According to Colson, when Digital was formed, internet investments were hot, and the Digital management employees were bombarded with offers from other employers. Colson said that the Digital personnel wanted more than just a salary and threatened to leave if not compensated accordingly. Similarly, Atkinson told the

Special Committee that Doull, Pilmer and Digital employee Doug Lamb all believed that they were gifted entrepreneurs who could work elsewhere, and that they pushed for special incentives to stay with Hollinger. According to Atkinson, Perle wanted to receive the same financial incentives he would receive if he were a fund manager. Black was afraid that the Digital employees would leave, so he agreed to the incentive plan proposal.

     The 1997 version of the “Hollinger Digital, Inc. Incentive Pool Plan” was set forth in a Unanimous Written Consent and Action of the Digital board of directors dated June 1, 1997. According to Doull, the proposed incentive plan was never brought before the Hollinger Board, or Audit or Compensation Committees, and never took effect.

     Under the 1997 proposed incentive plan, 20% of “Net Gains” for any fiscal quarter would have been contributed to a pool to be allocated among plan participants. Notably, “Net Gains” was defined to include an offset for losing investments:

the realized portfolio attributable to the Sale Event occurring in [any] Fiscal Year Quarter reduced by (1) a certain rate of compound annual growth (which rate shall be 20% per annum or such other rate as may be fixed by the [Compensation] Committee) on that portion of the Invested Capital with respect to which the relevant Sale Events occurred, calculated through the date of the relevant Sale Event, (2) all or a portion of Company’s realized after-tax losses not previously recovered against gains, increased by a certain rate of compound annual growth determined through the last day of such Fiscal Year Quarter, and (3) certain expenses. (Emphasis added.)

     Administration of the plan, including the power to interpret its provisions and determine the amount of any pool, would have rested solely with the Hollinger Compensation Committee. In 1997, the Committee’s two members were Perle and Thompson. The incentive plan ultimately adopted in 2000, by contrast, placed the authority to allocate incentive payments with a committee of Hollinger insiders comprised of Black, Radler and Colson.

          3. PROPOSED INCENTIVE PLAN REVISIONS

     The Digital executives began making revisions to the incentive plan as early as October 1997. In an October 2, 1997 memo, Black commented on the definition of Net Gains:

I think “net gains” should be either for a period or for the overall performance and not on an individual investment basis. In any case the overall performance should be taken into account. We could also stand with a little more definition of the phrase “certain expenses”.245 (Emphasis added.)

     Atkinson wrote a memo on December 18, 1997 indicating that Black had rejected Atkinson’s suggestion of placing the plan’s administration in the hands of the Southam Human Resources Committee. Instead, Black dictated that responsibility for the plan’s approval and administration would fall to a committee of Digital directors composed of Radler and Colson. This latter change (modified by adding Black to that Digital committee) was implemented in the Digital Incentive Plan that was ultimately adopted.

     On March 16, 1998, Perle circulated a new draft of the “Incentive Pool Plan” that provided for Black, Radler and Colson to be the members of the Digital compensation committee responsible for administering the plan. Additionally, whereas in prior drafts the CEO (Perle) had the sole power to allocate the pool to plan participants after the compensation committee decided on the overall pool amount, here the CEO had the power to allocate the pool to plan participants only with “the prior review and approval of the Committee.”

     With respect to calculating net gains based on overall performance rather than on a deal-by-deal basis, Perle suggested a compromise. The compensation committee would have the discretion to consider overall performance when making allocations from liquidated investments based on an annual report setting forth the performance of current investments and their

245 Along similar lines, concerning the allocation of “participation rights,” Black suggested to Perle that “[f]or [Perle’s] own safety, the allocation of participation rights to people other than the CEO should include some responsibility by the compensation committee and should not seem to be entirely arbitrary for the CEO.”

valuations. Stated another way, according to Perle, the pool allocation would not automatically be changed “based on ‘paper profits’ or ‘paper losses,’ but the Committee [would] have discretion to do this.” Like prior drafts, the definition of “net gains” included deducting at least some of “the Company’s realized after-tax losses.” This draft, however, provided a loophole that effectively eviscerated the offset for losses: it provided that the compensation committee, “in its discretion in order to maintain adequate incentives for the Company’s executives or for any other reason, may determine not to charge all or portions of [the Company’s realized after-tax losses] against particular Net Gains.” (Emphasis added.)

     On May 17, 1999, Black wrote that “Peter Atkinson is preparing a compensation plan that will reward success in accord with the norms that now prevail in this industry.” Atkinson enlisted Torys, and Sukonick prepared a revised version. Atkinson thereafter circulated a “Proposed Incentive Pool Plan,” dated September 8, 1999, that modified the evolving Digital Incentive Plan in several respects.

     First, although as with Perle’s 1998 draft, the September 1999 version was to be administered by the Digital compensation committee (comprised of Black, Radler and Colson), the new draft plan eliminated the CEO (Perle) as a middleman in the payment process. Instead, the Digital compensation committee would have the authority to designate the executives and employees eligible to participate in the plan and to allocate percentages of that fiscal year’s pool to participants.

     Second, Net Gains no longer included a deduction for all or a portion of Digital’s realized after-tax losses not previously recovered against gains. Rather, Net Gains were to be reduced only by “all out-of-pocket amounts expended by [Digital] in making the Disposed Investment (the ‘Invested Capital’),” “related charges, advisors’ fees and expenses incurred in making and disposing of the Disposed Investment,” “taxes incurred in making the Disposed Investment,” and “a reasonable rate of compound annual growth for Disposed Investments,” as established by the Digital compensation committee.

     Third, Atkinson’s proposed plan added a clause to account for “exceptional results,” such that in cases of “spectacular Net Gains, the Compensation Committee may, in its absolute discretion, enhance the Pool by up to an additional 5% and may award such increased compensation to those executives or employees who were responsible for creating such spectacular results.” That is, the Digital compensation committee could raise the pool to a total of 25% of Net Gains from any realized portfolio investment for “spectacular” results.

     On November 11, 1999, Torys attorney Kim Blanchard sent Atkinson and Doull a memorandum “describing the key elements to be considered in implementing an employee incentive program for [Digital].” Concerning “pooling,” Blanchard suggested that “there are three basic variations for sharing profits and losses among the partners”:

The simplest model involves full “pooling,” where losses in respect of any one investment are netted against gains in respect of any other investment. At the other extreme, each investment could be viewed in effect as a separate, stand-alone partnership with no pooling at all. In the middle of these extremes is a common model whereby the achievement of any hurdle, and thus the earning of the employee’s carried interest, is determined on an investment-by-investment basis, but there is an overall pooling reconciliation at the end of the partnership’s life.

     Blanchard stated that an advantage to the “pure separate accounting” approach over the hurdle approach was that it eliminated the “phantom income” tax issue. She suggested this could be avoided with interim distributions, “subject to a ‘clawback’ in the event the partnership does not at the end of the day realize the expected overall profit.” She advised Atkinson that “[a]s a business matter, [Torys] favor[ed] a ‘pooling’ approach for new investments, because it encourages an employee to work to maximize the value of all of [Digital’s] investments, not just those in which he has an interest.” Nevertheless, she stated that if Digital management wanted to use a “separate accounting” approach, Torys could structure it that way.

          4. FINAL DIGITAL INCENTIVE PLAN

     On November 30, 1999, Atkinson wrote to Black regarding Atkinson’s conversation with Doull to discuss structuring Digital as a limited partnership. According to Atkinson’s memo, Doull urged adopting a conventional venture capital limited partnership arrangement whereby “the promoters form the general partnership corporation and are responsible for the management and investment of the fund.” Atkinson expressed his approval of the structure from Hollinger’s viewpoint because such an arrangement would pool gains and losses, thereby fostering “a team approach” and a “highly motivated group who will exercise great diligence so as to avoid their gains being diluted by losses.”

     On December 23, 1999, Colson wrote Black (and forwarded the letter to Atkinson) with comments on the draft plan. Colson apparently had talked to people in the industry, because he “under[stood] from CSFB and various other people who are actively involved in the internet sector that a 20% ‘allocation’ is high in comparison with similar plans used by other companies.” Colson suggested instead that Digital “not be required to allocate the full 20% in the case of each investment.” Colson also noted that even though the draft “makes no reference to pooling ‘winners and losers’, [he] strongly endorse[d] this idea as it will potentially reduce the temptation to make higher risk investments on a one-off basis.” Neither of these suggestions was adopted.246

246 Colson’s memorandum to Black directly contradicts Colson’s recently filed affidavit stating that he “never had agreements, understandings, discussions with anyone at any time concerning excessive or improper compensation, payments, bonuses or fees from Hollinger.” When the Digital Incentive Plan was adopted without any pooling of gains or losses, and when Colson signed his letter agreement setting forth the plan’s provisions (described more fully below), he knew that the Digital Incentive Plan was excessively generous. Colson’s memorandum also contradicts his statement in his interview with the Special Committee that the Digital Incentive Plan was fairly

     On January 6, 2000, Black sent a memo to “Hollinger Internet Venture Capital Personnel” describing a revised Digital structure:

Under the umbrella of Hollinger Digital there will be grouped four distinct entities: Hollinger Ventures (HV), Hollinger Capital, (HC) Hollinger-Telegraph New Media, (HTNM) and Hollinger On-Line. (HOL), the first two subject to minor name adjustments.

The four divisions would be led by the Digital executives as follows:

     The incentive plan that Digital ultimately adopted and that the Hollinger Audit Committee approved was set forth in letter agreements to plan participants dated January 7, 2000. Under the Digital Incentive Plan, the pool from which payments would be made consisted generally of 20% of net gains, which were calculated by subtracting from the amounts realized from each investment the following: (i) the sum of all out-of-pocket expenses, (ii) a preferred return of 15%, and (iii) taxes. Under the Digital Incentive Plan, the pool was divided such that 15% of the net gain on each investment would be divided among the individual employees based on each employee’s assigned “Profit Percentage.” On top of that 15%, between 5% and 7% of the net gain on every investment would be allocated to the SEG (Black, Radler and Colson).

standard, though he did tell the Special Committee that he discussed implementing an offset for losses with Atkinson.

Atkinson told the Special Committee, however, that others could receive a portion of the SEG’s percentage at Black’s discretion.

     Notably, the Digital Incentive Plan contained no “clawback” provision, typical in such agreements, that would require management to pay back distributions to which it would not be entitled after a determination of the total rate of return to investors. The Special Committee has been informed that ordinarily in private equity funds, managers would either not receive distributions on their carried interest until the fund were to recoup the total amount invested, or if distributions had been made before recoupment, they would be subject to a clawback in the event of subsequent losses.

     The Digital Incentive Plan had another excessively favorable provision that permitted participants to be paid bonuses for an investment before, and without regard to whether, Digital actually realized gains on the investment. Bonuses were to be paid for each “Liquidity Event,” which was defined to include not only Digital’s realization of cash proceeds from an investment, but also certain other enumerated events such as a portfolio company’s initial public offering. In the case of an IPO, to calculate the “net gain” from which the 22% bonus pool would be taken, the amount “realized” would be calculated based on the market value of the securities as soon as Hollinger could sell them — i.e., “not subject to material legal or contractual restrictions on transferability” and “able to be sold by the Company without adversely affecting the market for the securities or the price at which such securities can be sold” — without regard to whether the Company actually sold them on that date. If the investment thereafter lost value, and Digital ultimately sold shares for proceeds lower than the assumed amount previously calculated, the bonus pool would constitute a much higher percentage of the Company’s actual realized proceeds.

     At least Doull and Atkinson considered this possibility. In a November 23, 1999 e-mail to Atkinson commenting on a recent draft of the incentive plan, Doull wrote that pinning an investment’s “amount realized” calculation to the date shares could be sold without affecting the market seemed “impractical” because, for example, “selling all of a 40% stake in [iii] in one go will NEVER meet the definition.” Atkinson responded that Black had also stressed the same point, but that “[t]his is where the [Digital compensation] committee [would] have to exercise some judgment. Remember that this is a very generous plan as it does not provide for pooling of losses. We cannot put ourselves in the position of paying out huge bonuses based upon an illusory stock price.” (Emphasis added.)247

     This is precisely what happened in the case of iii, in which Hollinger invested in 1999. The company went public in February 2000, but Digital could not sell its shares until August 2000 due to a lock-up agreement with CSFB, iii’s underwriters. In August 2000, Hollinger computed the realized liquidation proceeds using iii’s August 2000 market price.248 The “net gains” calculation was approximately $25 million, resulting in bonus payments under the incentive plan totaling approximately 22% of that amount.249

     Meanwhile, iii’s stock price was falling rapidly. In October 2000, when Smith was preparing to make the iii-related payments, he drafted memos for Atkinson to send to payment

247 Atkinson wrote Doull again on December 13, 1999, repeating that he was reluctant to change this aspect of the plan and that Doull would “have to rely on the [Digital Compensation] Committee to exercise proper judgment to make the appropriate declarations with respect to the liquidity event. . . . Please continue to bear in mind that this plan does not provide for the pooling of gains and losses. It is a very generous plan and I hope it is now acceptable to you.”

248 Apparently, no one considered, as Doull and Atkinson had discussed, whether the Company could have actually sold them in August 2000 without adversely affecting the market price, even though the Company held 29% of iii’s outstanding shares. Rather than exercise any “judgment”, the Digital compensation committee just paid bonuses on iii before the stock price fell (at Hollinger’s expense) any further.

249 The payments actually total 22.86% of the Company’s calculated “net gains” figure because although HTNM was supposed to receive only 0.5% of the “net gains,” it actually received 1% of them. In addition, the SEG members were not paid their bonuses until December 2000, so they were paid interest from August 2000.

recipients. These memos all said that the incentive payments would “be made from the Can West [sic] closing cash proceeds expected during the last week of October 2000” rather than from realized proceeds from the iii investment itself. The reason was simple: as the memo explained, the iii share price had fallen, and Hollinger did not want to have to sell shares “at today’s depressed price to make this [incentive bonus] payment.” On October 13, 2000, Atkinson forwarded Smith’s draft memos to Black stating:

Bob Smith prepared this draft letter to deal with the iii incentive payments which are due October 18. As we do not have cash available to make the payments, I am suggesting we make them after the CanWest closing. Is this approach acceptable to you?

     Black responded that the approach was “fine” with him. Smith’s disclosure, however, was removed from the memo before it was sent to the payment recipients.

     At the February 22, 2000 Board meeting, when the Digital Incentive Plan was approved, Colson had reported that iii’s market capitalization was $1 billion. By the December 4, 2000 Board meeting, however, Colson reported that iii’s market capitalization had plummeted to only $75 million. Nevertheless, under the terms of the Digital Incentive Plan, Colson was already entitled to substantial bonus payments for the iii investment, and he did receive more than $1.6 million a few weeks after the December 2000 Board meeting. In July 2001, iii was purchased by an Australian company, resulting in Hollinger realizing only approximately $15 million in actual gain. The result was that the plan participants received payments totaling 38% of Digital’s actual gains on iii..

     In addition to Black, Radler and Colson, the employees and entities eligible to receive payments under the Digital Incentive Plan were Doull, Perle, LeBolt, Van Gilder, Lamb, Pilmer,

De Groote, Kunsberg, Healy, CW250 and HTNM. Their profit percentage allocations distributed among the various investments are set forth below:

Table 11
HOLLINGER INTERNATIONAL
Allocation of Profit Percentages by Investment

%	SEG	CMB	FDR	DWC	RP	MD	DL	MP	MVG	PK	CW	PDG	PH	HTNM	RES
III	5			2	6	3.5	1.5	0.75	0.25	0.25		0.25		0.5
Trip.com	5				4	8.5	1.5	1.5	0.25			0.25
Canada.com	5				2.5	2.5	2.5	7.5
Third Age	5				1	9	3	1							1
Wind Dance	5					2	10	3
Vault.com	5					8.5	4	1			1	0.5
Faceoff	5				3	1.5	2	8.5
CDT	5	2			9		3								1
Handbag	5			2	6.5				3	1.5				2
News Alert	5				3					9					3
AIM	5				5					8					2
UK MAX	5				5	2	1.5	1.5						5
Stockhouse.com	5		10												5
First Mark	5	4			4					4					3
Top Jobs	5												8		7
Bidhit.com	5		5										5		5
SUMmedia Inc.	5									8					7

* RES — Reserved for future allocation

     Both Atkinson and Radler told the Special Committee that they disagreed with basing bonuses on net gains without an offset for losses. Atkinson said that he told Black that profits and losses should be pooled, but he rejected that suggestion. Radler said that he objected to losses not being deducted from the net gains. Perle maintained that he did not recall participating in discussions about the Digital Incentive Plan’s “upside-only” aspect.

     Colson said that he voiced concerns to Atkinson about allocating bonuses on the London deals for which he was responsible. Colson was concerned that the American employees such as Doull and Perle would receive more than they should on the London deals where the London employees worked very hard and the American employees were uninvolved. Even though Colson’s December 1999 e-mail to Black “strongly endorsed” the “pooling of winners and

250 Neither documents the Special Committee has collected nor interviews it conducted indicate what the abbreviation “CW” stands for.

losers” to reduce the temptation to make higher risk investments on a one-off basis, Colson said that there was no netting of profits and losses to prevent the executives from benefiting from successful deals in which they had no involvement without penalizing them for unsuccessful deals for which they were not responsible. Doull provided a nearly identical justification for the “upside-only” incentive plan.251 Thus, the plan was designed to safeguard the participants’ individual financial rewards, even though it provided little or no incentive for thou participants to work together to maximize Hollinger’s overall returns.

     The Special Committee found these self-serving reasons unpersuasive. Black, Radler and Colson knew that the Digital Incentive Plan was exceedingly generous compared with traditional private equity fund structures. They formulated the plan and pushed it through the Audit Committee not to further Hollinger’s interests, but to further enrich themselves at shareholders’ expense at the height of the internet boom.

          5. BOARD AND AUDIT COMMITTEE APPROVAL OF THE DIGITAL INCENTIVE PLAN

     The Digital Incentive Plan was first presented to the Audit Committee in a February 14, 2000 memo from Kipnis that contains a two-paragraph explanation of the plan. It describes the purpose of the “management incentive plan” as a mechanism to: “(i) motivate management to identify and compete [sic] transactions with attractive targets; and (ii) retain management by offering the type of incentive that competitive investment banking firms offer.” The memo attaches the letter agreement sent to the SEG and a chart showing percentage allocations for Digital investments through January 2000.

251 This explanation is disingenuous. The only certainty about the Digital Incentive Plan’s structure is that the SEG and other plan participants would never suffer adverse economic consequences from Hollinger’s unsuccessful investments, whether they had any involvement with them or not. Hollinger’s shareholders would bear all such losses. And the “upside-only” structure did not ensure that profit distributions would be made only to Digital personnel (or members of the SEG) who were involved with the underlying transaction. All profit allocations were determined in the unfettered discretion of the Digital compensation committee — essentially by Black.

     Radler then presented the plan to the Audit Committee at its February 22, 2000 meeting. According to Kipnis, Radler represented that the plan was consistent with the marketplace and then asked for a higher allocation to the SEG (from 5% to 7%). The minutes reflect that the Audit Committee approved the plan and approved raising the SEG’s profit percentage from 5% to 7% “due to the time commitment required by such individuals being greater than anticipated.” A February 14, 2000 e-mail from Atkinson to Black suggests that Radler may have discussed the issue prior to the meeting with Thompson, or was perhaps assuming that he would be easily convinced, despite the already overly-generous nature of the plan: “David [Radler] said that Governor Thompson would have no difficulty increasing the plan from 20% to 22% and perhaps higher. That is aggressive particularly when the current plan does not provide for the pooling of gains and losses.”

     Kipnis could not remember why he thought the Digital Incentive Plan was “the type of incentive that competitive investment banking firms offer,” but said that someone must have told him this (though, as shown below, he was specifically told otherwise). Even though Radler told the Special Committee that he objected to the plan’s failure to provide an offset for losing investments, he did not express that view to the Audit Committee. The Committee — which never obtained any financial analysis or examples of comparative arrangements of investment firms or groups — does not appear to have questioned why: (i) the SEG deserved additional incentive payments or compensation when they were already being compensated through the Ravelston management services agreements; (ii) Hollinger needed to provide the SEG or Ravelston incentive bonuses to “retain” their services; (iii) there was no payment offset or “clawback” offset for losing investments; or (iv) the plan was to be administered by the Digital compensation committee, whose members had direct financial interests in the outcome of their decisions, rather than the Hollinger Compensation Committee or other disinterested directors. The Special Committee’s interviews of Thompson, Burt and Kravis confirm that the Audit Committee’s consideration of Digital’s incentive payment arrangement was very limited. In fact, not one of the members knew or could recall that bonuses were awarded for winning investments without any offset for losses.

     The same day the Audit Committee approved the Digital Incentive Plan, Thompson advised the Board of the Committee’s approval and told the Board that such an arrangement was “consistent with those types of bonuses found in the marketplace.” Although the Digital Incentive Plan was presented to the Board, no additional authorization is recorded in the minutes.

          6. OUTSIDE ADVICE THAT THE INCENTIVE PLAN’S TERMS WERE ATYPICAL AND EXCESSIVELY GENEROUS

     Immediately before and after the Hollinger Audit Committee’s February 22, 2000 approval of the Digital Incentive Plan, Black, Atkinson, Kipnis and Boultbee were told that the Digital Incentive Plan payment structure was extremely generous compared to the typical compensation structure of venture capital firms. Besides Tory’s 1999 advice that the “separate accounting” approach was “extreme,” in January 2000, Hollinger Capital began working with attorneys at Morrison & Foerster LLP to change Hollinger Capital’s corporate structure into a limited liability company or a limited partnership. Correspondence beginning in early 2000 reveals that Morrison & Foerster informed several of the Digital executives more than once that the Digital Incentive Plan was atypical compared to the incentive plans of Digital’s peers.

     On January 27, 2000, Morrison & Foerster attorney Joseph Bartlett wrote to Atkinson, Doull and Lamb discussing the first draft of the Hollinger Capital LLC Agreement. On his copy of the memo, Kipnis made several notes regarding the draft, including that it was “inconsistent with [the] Digital profit pool of ‘Net Gain.’” Atkinson’s February 14, 2000 memo to Doull,

Lamb and Pilmer, which was courtesy copied to Kipnis, discussed Atkinson’s and Kipnis’ February 9, 2000 meeting with Bartlett. The memo shows that he and other Digital executives were aware that not only was the Digital Incentive Plan exceedingly generous, but also that by not pooling gains and losses, the Digital Incentive Plan was not “conventional”:

Some time ago we accepted that an entrepreneurial incentive scheme should be adopted for Digital executives. In the final result, we implemented a very generous plan which did not require pooling of gains and losses and which, in the result, will see substantial bonuses paid for Trip.com and iii without any deduction for investments which will not achieve success. Our willingness to consider an LLP or LLC arrangement arose entirely out of the desire of participants to minimize income tax exposure by setting up a structure which would accord capital gain status to incentive payments. Such a structure would also accommodate the pooling of gains and losses and would give you a more recognizable and conventional structure for attracting potential investments.252 (Emphasis added.)

     This advice was not shared with the Audit Committee or the Board on February 22. Digital realized its first proceeds from iii on February 24, 2000, just two days after the Board ratified the Digital Incentive Plan, and realized its first proceeds from Trip.com on March 23, 2000, less than a month later.

     In a February 29, 2000 memo apprising Black of the progress of converting Hollinger Capital into an LLC, Atkinson wrote that the Capital LLC agreement itself would set forth the “profit sharing plan,” which, Atkinson told Black, would be “much better for us because it will specifically call for the pooling of gains and losses before any bonus can be declared.” Subsequent drafts of the Capital LLC agreement, however, do not pool losses and gains. For example, Bartlett’s March 31, 2000 e-mail to Kipnis explains that there would be no offset for losing investments:

252 Atkinson sent Black another e-mail on February 14, 2000, describing the Digital Incentive Plan as “aggressive,” noting that it “does not provide for the pooling of gains and losses.”

[T]he carried interest in favor of Doull, et al., is on an investment-by-investment basis, with no so-called ‘cough-up’ at the end of [the] day, meaning that, at least as long as the individual continues to be employed, he enjoys his share of profits on the good ones and is not penalized for losses on the investments that go sour.

Bartlett advised Kipnis that typically a carried interest on profits would be allocated to the individuals after “recovery of the investment’s cost basis” and after “expenses of operating the enterprise itself,” including salaries, office rent, travel and others. After explaining how Digital’s incentive plan was different from that customary in “this business,” Bartlett asked that Kipnis advise him how to proceed. Next to this language, Kipnis wrote “honor the old [arrangement].”

     In December 2000 or January 2001, nearly a year after Radler and Kipnis presented the plan to the Audit Committee for approval, Boultbee requested KPMG’s opinion on the plan. KPMG’s Ryan wrote a letter to Boultbee dated January 26, 2001, in which he explained that the Digital Incentive Plan was atypical compared to those of other venture capital-type firms. Ryan explained that: (i) the Digital Incentive Plan provided for management’s participation in the profits of each individual investment with no provision for the offset of losses, whereas KPMG was only aware of funds that based management’s participation on the results of the total fund; (ii) “[i]t is normal practice” to have a threshold rate of return requirement for the overall fund before management’s profit participation commences, and normally there is a provision to carry forward losses in the calculation of any rate of return; and (iii) given that the Digital Incentive Plan’s return was based on each investment with no offset for losses, the threshold rate of return before management participation is triggered should be “much higher” than the 15% preferred return provided for in the Digital Incentive Plan. Ryan said that KPMG was “unable to find any funds who [sic] calculate their return on an investment by investment basis.” The bottom line, Ryan explained, was that it would be more appropriate to consider the portfolio’s total performance, not only the upside, in making incentive plan distributions. If there were no penalty for losses, he explained, there would be no incentive for the fund managers to be selective in targeting investments.253

     Based on Ryan’s opinion letter, Boultbee sent Black a memo on January 29, 2001, offering ways of modifying the Digital Incentive Plan to “leav[e] significant benefits while corresponding more closely to the norm.” The Digital Incentive Plan does not appear to have ever been modified, however, to conform more closely to those of other funds in the marketplace. The Board and Audit Committee were never told about the advice Boultbee received from KPMG.

     In December 2001, Lamb and Pilmer sued Digital for breach of contract and wrongful dismissal in Ontario. In their complaints, they argued that it would take them “an extended period of time to obtain” similar employment to Digital “from a compensation standpoint” because their Digital “incentive compensation was much more advantageous then [sic] the standard plans offered in the industry. This is due to the fact that investment performance was not pooled but treated on an individual basis.” (Emphasis added.) Lamb’s and Pilmer’s lawsuits do not appear to have been brought to the attention of the Audit Committee or Board.

          7. DIGITAL’S INVESTMENTS AND PAYMENTS UNDER THE PLAN

     Perle, Doull, Atkinson and Colson told the Special Committee that Black approved and allocated capital to investments on a deal-by-deal basis. According to Perle, Black was the ultimate decision maker on investments, although he would consult with Radler. Perle also said that he lacked the authority to commit Digital’s capital without Black’s approval. Similarly, Doull told the Special Committee that when a Digital employee wanted to pursue an investment,

253 Again, any negative consequences flowing from this flawed incentive structure would be borne entirely by Hollinger, not by the incentive plan participants, just as Black and Perle intended in their design of the plan.

the employee would ensure that the Hollinger treasury department knew about the deal, and then address an approval memo to Black. Doull said that Black’s personal approval was required on all of the transactions Doull recommended.

     According to Atkinson, after the CanWest deal closed in late 2000, Black, Radler, Atkinson and Colson met to discuss the large amounts of money Digital was investing and the individuals involved with those investments. Atkinson told the Special Committee that the group agreed to have a Board committee review every deal, but that never occurred. Instead, the investing continued as before, with Black approving deals on his own.

     Radler had a personal stake in certain of the investments Hollinger pursued, including Stockhouse Media and Bidhit.com. Radler’s longtime friend, Terry Salman, and Salman’s investment company, Salman Partners Inc., brought these two investments to Radler. Salman is a 1.98% shareholder of Horizon and a member of Southam’s Board of Directors. Radler had an equity share in Salman Partners Inc. ranging from 10% to 15% when the investments were made. According to Hollinger press releases, Salman Partners acted as a financial advisor to Stockhouse Media and Bidhit.com and therefore received commissions on their placements. These investments have resulted in $3.5 million in Hollinger losses.

     Of the forty-five investments the Digital executives made, only five have resulted in gains: Trip.com, Canada.com, iii, Crosshill Georgetown Capital and Whittard of Chelsea. In all, from 1997 through 2003, Hollinger invested, through Digital and its other portfolios, approximately $203.2 million. Hollinger has realized approximately $105 million in investment returns from these portfolios, $98.5 million of which came from Trip.com, iii and Canada.com. The remaining investments had a carrying value of $30.4 million as of December 31, 2003. The total loss on Hollinger’s fund is approximately $68 million, yielding a total return of -33% or an annualized return of -24%.254

     Because the Digital Incentive Plan includes a 25% carried interest but no clawback provision, however, the participants collected payments from the profitable investments in Trip.com, Canada.com and iii without having to bear their share of the losses incurred on the remaining forty investments. Digital Incentive Plan participants, excluding the SEG members, received a total of $10.2 million in incentive payments in 2000 and 2001.

     A March 12, 2002 memo from Smith to Atkinson listing each of the payments to the SEG shows that all Digital incentive payments were sent to “Argent Barbados.”255 On December 14, 2000, Smith sent an e-mail to Atkinson concerning payments to be made from the iii investment. Because Colson was to be the first recipient, Smith asked whether Colson’s “payment should go through the Telegraph payroll system or possibly be wired to some other account to avoid the normal payroll deductions?” Smith, per Atkinson’s instructions, was to keep information concerning the Digital incentive payments “in the strictest of confidence.” Smith told the Special Committee that Digital Incentive Plan payments to the SEG were made to offshore accounts.

          8. DISCLOSURE OF DIGITAL INCENTIVE PAYMENTS

     In Hollinger’s 2001 proxy statement, the Digital incentive payments to the SEG — Black, Radler, and Colson — and Atkinson and Boultbee are referenced as “certain performance

254 The total amount invested includes cash, advertising concessions and legal costs. Realized gains are based on cash receipts. Hollinger personnel estimated the carrying value of each remaining investment as of December 31, 2003, in conjunction with preparing Hollinger’s financial statements.

255 The Special Committee reviewed a transaction report confirming that certain SEG bonus payments were sent to an account in Barbados, consistent with Smith’s March 12, 2002 memo to Atkinson. Included in the amount sent to the Barbados account was Colson’s $507,712 bonus payment for iii. This belies Colson’s statement in his affidavit that he does “not have a beneficial interest in any Barbados account.” Indeed, Colson told the Special Committee that while he personally did not have any Barbadian accounts, he had received Digital payments from Hollinger’s Barbadian subsidiary, Argent.

incentive bonuses” in a footnote to the Summary Compensation Table. Footnote 3 to the table states:

With the exception of salaries paid to Messrs. Black and Colson by the Telegraph . . . and certain performance incentive bonuses, Messrs. Black, Radler, Colson, Atkinson and Boultbee do not receive salaries or bonuses directly from the Company.

Hollinger’s 2002 proxy statement disclosure of the Digital incentive payments is nearly identical.

     Hollinger’s proxy statements accurately reported Black’s 2001 SEG bonus, but not his 2000 bonuses. Black collected $2,195,645 in Digital incentive payments in 2000, but Hollinger’s 2001 proxy statement disclosed only $1,860,462. The $335,183 difference equals an August 2000 incentive payment to Black for Trip.com. It is unclear why this payment was not disclosed along with Black’s other 2000 incentive payments. Black’s January 2001 proxy statement questionnaire response did not list any Digital incentive payments, and although Black received a $639,718 payment in December 2000 that was attributed to iii, Black’s January 2002 proxy statement questionnaire states only: “I also received a payment in connection with an incentive agreement signed by me, personally, in connection with Interactive Investors.”

     B. HOLLINGER’S INVESTMENT IN TRIREME PARTNERS

     In late 2002, Perle purported to commit Hollinger to invest $25 million in Trireme, a venture capital fund in which he had a significant financial interest. At the time, he was a Hollinger director and a director and officer of Digital. Thus, the Trireme investment was a related-party transaction that required independent director or Audit Committee approval. No such approval was ever sought or obtained.

     According to Perle, the Trireme opportunity arose in connection with Black’s attempt to outsource Hollinger’s investment activities. Following the collapse of the internet boom, Perle suggested to Black that they raise a separate investment fund together so that Hollinger could continue investing but also obtain money from other investors. E-mails and other documents suggest, however, a different sequence of events: that Gerald Hillman, a longtime friend and associate of Perle, and Perle started Trireme and then actively courted Hollinger’s participation in it.

     Trireme purportedly invests in “innovative, growth-oriented companies with proprietary technologies and competitive advantages,” focusing on products and services relating to defense and homeland security. The fund, conceived in early 2001 and originally named “Argo Century L.P.,” was spearheaded by Hillman. Perle is one of six “principals” at Trireme who control and manage the fund. Trireme is a limited partnership, with Trireme Associates LLC (“Associates”) being its general partner and serving as the vehicle through which founding investors, such as Hollinger, can both invest in the fund and participate in the carried interest through their ownership interest in the fund’s general partner.

     Perle informed the Special Committee that as part of Trireme’s management group, he is a full-time employee of the fund and is compensated with a $500,000 annual salary and a 4% “Class B interest” in Associates, which gives him a portion of the carried interest awarded to Associates and allows him to receive distributions and allocations. As a principal, he is obligated to devote substantially all of his business time and efforts to the investment and other activities of Trireme and any related investment funds. Perle stopped collecting his annual Digital salary of approximately $250,000 — $300,000 on April 30, 2003 (although he remained a Hollinger director), but he was performing work for Trireme while he was still on the Hollinger payroll. The fund officially started in February 2003, when Hollinger became Trireme’s “anchor” participant by making a $2.5 million contribution. Moreover, Perle began soliciting investors, including Hollinger, to join Trireme as early as 2001 and was a Trireme principal by August 2002. Black apparently noticed this, and asked Perle about it in a February 1, 2002 letter that also questioned Perle’s submission of personal bills for reimbursement:

I have been consulted about your American Express account which has been sent to us for settlement. It varies from $1,000 to $6,000 per month and there is no substantiation of any of the items which include a great many restaurants, groceries and other matters. This is not a system that conforms to the standards being imposed in every area of this company. You will appreciate that we can only accept responsibility for payments that we consider were legitimately incurred to generate desirable business for the company. In order to evaluate that I shall need to know your exact status with Gerry Hillman and, in particular, whether you are being paid by Trireme in any capacity separate from your position with us.

     The Special Committee has been unable to find a written reply from Perle.

     Black and Kissinger also played a role at Trireme, sitting on its Strategic Advisory Board, which was formed to assist with Trireme’s investment objectives and portfolio and to “extend the Partnership’s relationships.” Kissinger sat on Trireme’s Advisory Board from 2001 until he resigned in June 2003; Black also appears to have joined the Advisory Board in 2001 and sat on it until it was recently disbanded. According to a July 17, 2001 letter from Hillman to Kissinger, Kissinger was to receive $25,000 plus expenses for each meeting he attended and 2 percent of the total residual interest earned by Associates, which in the letter Hillman “conservatively” valued at $10 million.256 Kissinger told the Special Committee that Perle asked him to sit on the Strategic Advisory Board and he agreed to do so out of respect for Perle. When nothing had happened after six months — i.e., the Advisory Board had not met and Kissinger had not received any payment — Kissinger said he wanted to resign. Perle attempted to dissuade him, but when the Advisory Board still had not met after another six months, Kissinger formally resigned. Thus, although Kissinger “sat” on the Advisory Board for more than a year, he never attended a meeting or received any compensation from Trireme.

     Trireme attempted to capitalize on Perle’s connection to Hollinger by producing promotional materials that prominently featured Perle and his position at Hollinger and Digital. A July 17, 2001 Private Placement Memorandum, which lists Perle as second only to Hillman in a section describing the members of the management team, described Perle as follows: “Richard N. Perle has since 1998 been Co-Chairman of Hollinger Digital, Inc. a wholly owned subsidiary of Hollinger International, Inc., a diversified media company.” Other documents overstated Perle’s involvement, and that of other Digital employees who were to become affiliated with Trireme, in various Hollinger investments. Trireme’s early marketing prospectuses, for example, contained a table entitled “Investment History Summary” that listed Black, Perle, and Digital employee James Buxbaum among those “Key Trireme People” involved in Hollinger’s

256 The Special Committee does not know whether Black was being compensated in the same way. In December 2002, Black asked Doull to send Hillman a letter saying: “Conrad feels that, in all of the circumstances, including his co-recruitment of Henry Kissinger, he should be treated financially, i.e. in matters of carried interest, like other members of your Strategic Advisory Board.” Perle told the Special Committee that compensation for members was set according to an agreement with each person individually.

disposition of its Canadian assets to CanWest for $1.65 billion, and Hollinger’s investments in Trip.com and iii. After Atkinson objected to Hillman that “Mr. Perle and Mr. Buxbaum had nothing to do with the sale of ‘Hollinger International Media Canada’ for ‘$1,650,000’ [sic] and little, if any, involvement in iii” and “Trip.com was not a Perle and Buxbaum transaction,” Hillman apparently went back to Perle for an explanation. On April 30, 2002, Hillman sent an e-mail to Atkinson: “I understand from your recent memorandum that your position is that Richard Perle had ‘nothing to do’ with Trip.com, but I happened to meet with Richard yesterday and he has a very different view of what happened in that case. Could you kindly elaborate and help me understand your strong statement about this?” Atkinson, however, refused to discuss the issue further with Hillman.257

     C. HOLLINGER’S NEGOTIATIONS WITH TRIREME

     Trireme asked Hollinger for a commitment to invest $25 million, with $2.5 million of this to be paid immediately and the remainder to be paid when Trireme requested it. Hollinger refused to commit to $25 million but instead wanted to cap its obligation at the $2.5 million with the ability, but not the obligation, to invest more in the future. E-mail correspondence between October 2002 and January 2003 reveals considerable tension and misunderstanding between Hollinger and Trireme regarding Hollinger’s commitment, which was negotiated primarily between Black and Perle, and to a lesser extent Hillman. Throughout this time Atkinson, Boultbee, and Doull repeatedly attempted to dissuade Black from having Hollinger make the

257 As noted earlier, Perle received large bonuses for both iii and Trip.com. In fact, Perle received 6% of Digital’s profits on iii — the second largest bonus payout to any individual on iii — and 4% of the profits on Trip.com — the third largest payout to any individual. If Atkinson was correct, the Digital Incentive Plan seems not only exceedingly generous, but arbitrary. On April 5, 2004, the Special Committee telephoned and e-mailed Perle’s counsel asking him about this and other issues. Since then, the Special Committee has called and e-mailed him several more times, but he has failed to provide additional information.

investment.258 They, particularly Boultbee, had concerns that the investment would violate Hollinger’s bank covenants, and that Hillman and Perle might not be appropriate business partners for Hollinger.

     Apparently, by October 2002, Black had told Perle that Hollinger was interested in investing in Trireme, though according to an October 2, 2002 e-mail Black sent to Atkinson, Black “had told Richard that [Hollinger] had no intention of investing the $2.5 million this year” and Black was hoping to make the investment “distant and conditional” and a “virtually open-ended promise to pay.” Black explained further in an October 14, 2002 e-mail to Atkinson and Boultbee that he had “laid out to Richard Perle our problems with Trireme and explained that there clearly had been a misunderstanding. He spoke with Gerry Hillman, who responded . . . [that t]he only money they would need would be $2.5 million in December. I confined myself to an expression of hopefulness.” The next day Black sent another e-mail explaining that he would “adopt a suitable negotiating posture with Richard, but not commit.” In response, Atkinson “agree[d] with [his] non-committal approach with Richard as it may evolve that $2.5m is possible,” i.e.¸ would not violate Hollinger’s bank covenants.

     Black asked Doull to help by meeting with Hillman to obtain additional information about Trireme’s status and prospects. Doull recounted this meeting in an e-mail to Black dated December 23, 2002. Among other things, Doull reported that “Hillman says he has potential investments from Boeing, Seimens and IBM that are contingent on Hollinger closing its investment. In fact he says Boeing has funded some amount already on the expectation that Hollinger’s investment is imminent.” Doull also stated that although Hollinger was “being asked

258 As Black put it in a December 28, 2002 e-mail to the three of them: “I realize, and would have to be brain-dead not to realize, how negative you are about this,” but he viewed the Trireme investment as a means to remove Perle from Digital’s payroll. Black told Doull in a December 29, 2002 e-mail that he was “well aware of Richard’s shortcomings” and told Atkinson in an e-mail dated the same day that he was “well aware of what a trimmer and a sharper Richard is at times.”

for a $25 million commitment,” Hillman said there was an “‘escape clause’ in the General Partnership agreement that would allow Hollinger to decline to contribute additional capital on a deal-by-deal basis after its initial capital contribution.” Doull was skeptical of “how, as a practical matter, this would affect the fund. It would be very unusual for a General Partner or Limited Partner to have such an arrangement, and it would not normally be favorably viewed by other potential investors, if they are aware of it.”

     Black responded by admitting that he had concerns about Perle and Hillman and reservations about the Trireme investment:

As I suspected, there is a good deal of nest-feathering being conducted by Richard which I don’t object to other than that there was some attempt to disguise it behind a good deal of dissembling and obfuscation. . . .

It is also clear that we are in a position of immense leverage, which Gerry [Hillman], with some complicity from Richard, whose position is, to say the least, ambiguous, is trying to persuade us to vacate for what I consider to be insufficient consideration. . . . I think we should be clear that we have no real obligation beyond US$2.5 million, without the necessity to spurious legalistic escapism making us look like weasels. . . .

* * *

My instinct told me that these two [Perle and Hillman] were trying to smoke one past us. I think they have done a good job of rummaging all this together, but they should treat us as insiders with our hands cupped as the money flows down, and not as outsiders pouring in the money.259

     It appears from this e-mail exchange that in at least one respect, Perle’s interest was directly adverse to Hollinger’s. Hillman told Doull that a portion of Perle’s Trireme

259 As Black later explained it in a January 7, 2003 e-mail to Atkinson: “I have been exposed to Richard’s full [sic] repertoire of histrionics, cajolery, and utilization of fine print. He hasn’t been disingenuous exactly, but I understand how he finessed the Russians out of deployed missiles in exchange for non-eventual-deployment of half the number of missiles of unproven design.” Earlier in the negotiations, Black had written a November 4, 2002 e-mail to Boultbee and Healy accusing Hillman and Perle of taking “outrageous liberties with our corporate name and that of some others in trying to get Trireme launched.”

compensation would be an ownership interest in Trireme’s general partner, Associates, in which Hollinger owned equity, and this “share of the ownership of [Associates] will come out of Hollinger’s 25% [equity interest] and is a matter to be worked out between [Black] and Richard.” Black told Doull that “Richard’s share can come from Gerry [Hillman] or the pool; I see no reason why it should come from us.” Black instructed Doull to write Hillman a letter saying, among other things, that Hollinger’s ownership interest in Associates “should be fixed at 25% and not diminished by whatever amount is granted to Richard Perle.” Before Doull sent the letter, however, Black discussed the issue with Perle, who apparently mollified Black’s concerns:

I have had a further talk with Richard. . . . He has also taken on board and purports to agree with our reservations about my status vis a vis Kissinger[260] [and] Richard’s share coming altogether out of ours . . . . My feeling is that we are finally dealing with Richard Perle of Reykjavik and the Zero Option, who realizes that mental agility must be applied to bringing us into the coalition and not straight-arming us like a bunch of NATO-ninny psuedo-allies.

     On December 25, 2002, two days after Doull met with Hillman and before Black and Perle had the conversation recounted above — when Hollinger’s commitment to Trireme was obviously still an open question — Perle executed a $25 million commitment letter on Hollinger’s behalf. Although the commitment letter identifies the subscriber as “Hollinger International, Inc.,” Perle wrote under his signature “Richard Perle, Co-Chairman, Hollinger Digital” and listed his own personal information, including his social security number.

     Perle told the Special Committee that he did not believe his signature to be binding because he was not authorized to make such commitments on Hollinger’s behalf. Perle said that he signed the letter in anticipation of Black’s approval of the investment. Since Perle was leaving for vacation in France, he sent it to Hillman to have ready when Black gave his approval.

260 As noted above, while Black was negotiating the transaction for Hollinger, he was also negotiating compensation for himself as a member of Trireme#s Strategic Advisory Board.

Apparently, Perle gave a similar explanation to Black in December 2002. Black told Doull in a December 27, 2002 e-mail that Perle “was concerned that we thought he had exceeded his jurisdiction and was at pains to say that his signature was only provisional as he was going to France, and I reassured him on that point.” Hillman confirmed Perle’s explanation, telling the Special Committee that the letter was never circulated to other Trireme investors and that he was aware that Perle could not sign for Hollinger absent Black’s authorization. According to Hillman, Perle gave him the signed agreement as a placeholder in case Black approved the investment while Perle was on vacation in France — i.e., the document would be in Hillman’s possession without him having to follow up. Hillman’s counsel, who is also Trireme’s counsel, said it was essentially a signature in escrow, and Hillman would not have moved on a Hollinger investment without Black.

     That same week, when Hollinger’s investment in Trireme was becoming more likely, Atkinson warned Black that the transaction would require Audit Committee approval. In a December 28, 2002 e-mail to Black, Atkinson wrote that “if the investment is to be made, in view of the personal involvement of you, Richard and Dr. Kissinger I believe it will require independent director approval.” Black responded, however, that “I doubt that an independent directors’ vote is necessary for such an amount.”261 In February 2003, Black instructed Atkinson to sign the Trireme agreement, and Atkinson did so on February 24, 2003, without bringing it to the Audit Committee.

261 Apparently Doull understood the obvious conflict in having Perle on both sides of the transaction. In an e-mail dated the same day to Black, Boultbee, and Atkinson, Doull expressed concern that a side letter limiting Hollinger’s commitment to $2.5 million rather than the full $25 million would not be sufficient. Doull was “not persuaded that this would give [Hollinger] much legal standing to actually exercise that right (not least because of the ambiguous, related-party status of Richard).”

     KPMG spotted the issue in May 2003. On May 6, 2003, John Byers at KPMG sent an e-mail to Beck at Torys, who handled the Trireme deal for Hollinger, asking the following, among other questions:

My final question relates to the issue of whether or not this investment represents a related party transaction. Peter felt that you might be able to provide some information as to whether or not this would be considered a related party for the purposes of accounting disclosure. My understanding is that there may be Hollinger Board members who are also serving on the Board of either the LLC and/or Trireme Partners. While this alone isn’t an indicator of being a related party transaction, it is considered a factor and warrants us asking the question.

     Beck responded later that day:

As I indicated in my e-mail, Richard Perle is a principal of Hillman Capital, which is the Managing Member of the LLC. Mr. Perle is a director of Hollinger and Vice Chairman of Hollinger Digital. I am not aware that any other member of Hollinger management is part of the management of Trireme. The LP has an advisory board, of which Lord Black is a member, but the advisory board, as its name implies, has no decision-making authority.

     The Audit Committee met the following week and according to a May 14, 2003 memo that Kipnis sent to Black, Perle, Atkinson, and Beck, “expressed concern over newspaper reports that they have read that Hollinger has made a related party investment in Trireme without Audit Committee approval.”

     That night, Black sent Atkinson an e-mail asking him to “consider whether you think there was any legal problem in not consulting the [Hollinger] Audit Committee prior to the Trireme matter.” Atkinson told him that they had “a history which pre-dates Sarbanes of taking related party issues to the [Hollinger] Audit Committee” and reminded Black that (in the December 28, 2002 e-mail exchange described above) they had “discussed this in relation to Trireme” but Black “did not accept that it was a related party investment and considered the sum too small to engage the attention of that committee.” Atkinson downplayed the issue by suggesting that it was “only raising the concern of the committee because of the microscope we are under.” Black responded with his defense:

We didn’t deal with Richard, we dealt with Gerry Hillman, so I didn’t think it was a related party transaction. We got for $2.5 million essentially what they were initially charging $25 million for, and we parked all Richard’s costs with Trireme while reinforcing our position at CDT. I don’t think it’s hard to justify, but I will talk to M.-J. [Kravis] about it on the weekend.

     Trireme recently concluded its first year of operations. According to Trireme’s April 2004 annual summary, investors have thus far committed $53 million to Trireme, of which $5,277,500 was contributed at the outset. As of December 31, 2003, Trireme reported $2,925,595 in assets ($1,150,230 in cash, $1,043,838 in U.S. Treasury obligations, and $731,527 in other assets). Management fees were $995,156, and start up costs were $850,000. Along with other fees and taxes, Trireme’s net loss for its first nine months of operations was $2,804,520. The fund has invested approximately $1 million in a number of acquisitions, joint ventures, and licenses. Investments include a 100% purchase of a provider of vehicular tracking systems called Peak Wireless Inc., a joint venture with Ultra Information Systems to develop point-of-sale software, and a joint venture called T-2 Partners to provide voice biometrics for authentication. The summary does not disclose what compensation has been paid to Perle.

     As of December 31, 2003, Hollinger carried the Trireme investment on its books at $1.5 million, which represents a loss of $1 million on the $2.5 million Hollinger invested in Trireme earlier that year.

     D. BLACK’S PURCHASES OF FDR MEMORABILIA WITH HOLLINGER FUNDS

     Between 1996 and 2001, Black acquired presidential papers and other memorabilia of President Franklin D. Roosevelt for a total cost of more than $9.6 million. These purchases can be summarized as follows:

Table 12
HOLLINGER INTERNATIONAL
Summary of FDR Purchases

Date	Collection	Price	Comments
Nov. 1996	FDR Carmichael Collection: First Installment (FDR books, notes, other correspondence)	$235,000	Hollinger paid an undertermined portion of the purchase price
Jan. 1997	Correspondence between FDR and Margaret Lynch Suckley	$400,700	Paid by Hollinger
May 1997	FDR Carmichael Collection, Second Installment, and FDR/Harold Ickes Correspondence	$650,000	Hollinger paid one-half of the purchase price
July 1997	March of Dimes contribution check signed by FDR	$11,500	Paid by Hollinger
Dec. 1997	Inaugural papers; White House Christmas collection; misc. others	$103,250	Hollinger paid one-half of the purchase price
May 1998	Roosevelt: How I Will Conduct My Responsibilities	$90,000	Paid by Hollinger
May 2000	USS Houston photo album, silver prints and other papers	$27,500	Paid by Hollinger
Aug. 2000	Various FDR, Theodore Roosevelt and Winston Churchill papers	$94,100	Paid by Hollinger
Jan. 2001	FDR Grace Tully Collection	$8,000,000	Paid by Hollinger

	TOTAL	$9,612,050

     Black arranged for Hollinger to pay for at least $8.9 million of the above purchases. He never sought prior Audit Committee or Board approval of these purchases, and sought a

“ratification” only of the $8 million Grace Tully Collection purchase more than two years after the acquisition occurred. The majority of these items were displayed or stored in Black’s residences, not in Hollinger’s offices. Black did not obtain an independent appraisal of these items before using Hollinger funds to purchase them, and the items that are displayed in Hollinger’s New York offices were recently appraised for auction at a value substantially less than what Black caused Hollinger to pay for them. During the period that Black made these purchases, he was writing a biography of President Roosevelt, which was published in November 2003.

     All of Hollinger’s and Black’s purchases of FDR memorabilia were arranged through Glenn Horowitz, owner of Glenn Horowitz Booksellers Inc., a New York-based dealer in rare manuscripts and other collectibles, whom Black met in the summer of 1996. Between 1996 and 2001, Black purchased a series of FDR memorabilia, and in each case caused Hollinger to pay all or most of the cost. For example, in November 1996, Sotheby’s listed for sale at auction a collection of correspondence between FDR and Margaret Lynch Suckley, one of FDR’s closest companions during the last years of his life.262 The collection did not sell at the auction, and according to Horowitz, a Sotheby’s representative called him and asked whether he knew anyone who might be interested in purchasing the collection. Horowitz contacted Black, who bought (using Hollinger’s funds) the entire collection of 42 letters privately. Horowitz received a commission of approximately $15,000 for brokering this sale.

     Black told a Fortune journalist in a July 3, 2003 e-mail that he split the cost of the Suckley collection with Hollinger:

[t]he entire collection of letters from FDR to Margaret Suckley came up at less than half the previously agreed price at which it

262 Black was on the Board of Sotheby’s at the time, but has since resigned.

would be purchased and donated to the Library at Hyde Park. . . . So I bought half of them personally and the company bought the other half to have something to put on the walls.

     Substantial evidence, however, suggests that Hollinger paid the entire amount. The Sotheby’s invoice indicates the collection was purchased on November 12, 1996 for $400,700. There were two versions of the Sotheby’s invoice: one version listed Black as the customer to bill and showed Black’s 26 Park Lane Circle (Toronto) address as the shipping destination. The other version of the invoice listed Joan Maida (Black’s personal assistant in Toronto) as the customer to bill, and showed 10 Toronto Street (the Ravelston/HLG building) as the shipping destination. The HIPI Depreciation Expense Report263 as of December 31, 2002 listed “FDR collectibles” placed in service on January 30, 1997, at an acquired value of $400,700, thus indicating that the entire payment was made with Hollinger funds.264

     A June 8, 1998 letter from Black to Horowitz suggests that Sotheby’s still possessed the Suckley letters and that Black planned to have Sotheby’s send the letters to Horowitz for framing. Black’s letter directs that 19 of the Suckley letters be displayed in either Canada or at Black’s Park Avenue residence, and that the remaining 23 letters be framed for display at Hollinger’s offices at 712 Fifth Avenue. In April 1999, Horowitz sent an invoice to Black in the amount of $20,845 (plus $2,084 in handling fees) for framing 41 Suckley letters (the entire collection, less one document). Healy initialed the invoice and Kipnis and Christina Schwartz

263 This standard internal report lists all fixed assets purchased by HIPI.

264 The Special Committee believes that $400,700 represents the total purchase price for this collection; however, there is some ambiguity because a May 25, 1999 memo from Jan Akerhielm (Black’s personal assistant in New York) to Joan Maida indicated that the $400,700 may only reflect a portion of the overall cost. Akerhielm told the Special Committee that she believes the memo refers to the costs of other FDR collections, rather than an additional cost for the Suckley collection.

co-signed a check from a HIPI account for $22,929 on June 4, 1999. Twenty-one of the framed Suckley letters are currently displayed on the walls of Hollinger’s New York office.265

     With regard to the two-installment purchase of the FDR Carmichael Collection (so named because Horowitz acquired the pieces from a collector named Carmichael), Horowitz sent Healy copies of invoices for these purchases on July 2, 1997, with a note reminding him that the larger invoice (for the May 1997 purchase) had not yet been paid. In a July 21, 1997 memo, Healy asked Serota to have “Rich cut a check for one-half ($325,000) of the [larger] invoice.” A check, co-signed by Serota, for that amount was drawn on July 23, 1997 from a HIPI account and recorded on the HIPI Depreciation Expense Report on July 23, 1997. Some of these items are displayed in Hollinger’s New York office.

     The Special Committee was told that Black funded a “Special Account,” which he used to pay certain personal expenses related to Hollinger’s business. Black’s Special Account bank statements and checks from 1999 through February 2004, however, do not reflect any payments for FDR memorabilia purchases. Nor do the invoices relating to the FDR collection reflect instructions to make any payments from the Special Account or from any other Black personal account. The Special Committee did not find any documentary evidence that Black personally paid for any of the FDR papers. Horowitz recalled some instances in which he received payments directly from Black, but could not recall the specific purchases or dates.

     Hollinger’s most substantial purchase of FDR memorabilia was the 2001 $8 million acquisition of the Grace Tully Collection. According to Horowitz, Grace Tully (FDR’s personal secretary) left her collection of correspondence with FDR to her niece. When the niece died, a retired Colonel inherited the collection. The Colonel sold a partial interest in the collection to

265 A November 19, 1999 letter from Horowitz to Joan Maida suggests that two pieces were sent to Black#s home in Toronto, on Black#s plane, at a cost of $700.

two other individuals. Thereafter, the three individuals who held the collection sold it to Horowitz through a broker. Horowitz said he negotiated the price down by excluding from the sale those pieces that he did not consider valuable. He conceded that he sold the collection to Black for a price much higher than his purchase price, and, while he wouldn’t provide details, he did acknowledge that information reported in The New York Times that his purchase price was only $3.5 million was “not far off.”

     According to Horowitz, he first approached Black about the Grace Tully Collection in the summer of 2000. Horowitz stated that Black is the only person at Hollinger with whom he negotiated this transaction. He said he romanced Black with the collection for six months before discussing values and pricing. During these months, Horowitz was digesting and cataloguing the collection, and occasionally enticing Black with photocopies of the collection’s pieces. Black was the only buyer Horowitz approached for this collection.

     Horowitz said his initial offering price for the collection was $9 million and that Black negotiated him down to $8 million. He told Black during their negotiations that if he (Horowitz) were to sell the collection in individual pieces, he could obtain $12 to $14 million in total, but that he would give Black a “blockage discount” for the entire collection. Horowitz said he discussed with Black the values and pricing of each item in the collection, but does not have any documents to support his valuation because he calculated it “on the back of an envelope.”

     By November 2000, Horowitz was confident that Black was going to buy the Grace Tully Collection, but he did not know when. On November 13, 2000, Horowitz wrote a letter to Black stating “I see in the papers reports of aggravations surrounding closure on the CanWest deal. I trust it doesn’t prevent you from accomplishing your ambitions.”266

266 Horowitz admitted that he saw reports in the papers regarding possible difficulties with the CanWest negotiations, and that this caused him anxiety about Black’s ability to fund the $8 million purchase price. He stated,

     On December 18, 2000, Horowitz wrote a “Grace Tully closing letter” to Black, and explained why he thought the collection was worth $8 million. Horowitz said the letter was intended to convey his final selling thoughts regarding the transaction, and was not written at Black’s request. Horowitz wanted to close the deal by the end of the year, and hoped that since Black had closed the CanWest deal, he would refocus on concluding the purchase.

     Sometime in December 2000, Black told Horowitz that the Company would write him an $8 million check for the Grace Tully Collection. Horowitz recalled Black saying, in essence, “If you accept this offer, I will have the check issued in March. I just need to dot the i’s and cross the t’s.” Horowitz remembered Black mentioning that he needed to talk to Radler about the purchase. Horowitz said that he never discussed the purchase with Boultbee, Creasey, Atkinson or anyone else at Hollinger (other than dealing with Black’s personal assistants relating to administrative matters).

     On January 8, 2001, the Company acquired the Grace Tully Collection for $8 million. The $8 million check was drawn on a HIPI account at a Chicago bank on March 9, 2001. The check was signed by Larry Spencer, although Creasey told the Special Committee that he signed the check on instructions from Boultbee.

     In an August 8, 2002 e-mail to Atkinson, Black stated:

Glenn Horowitz, the dealer from whom the [Grace Tully] Roosevelt material was purchased, is preparing a catalogue and a “conservative” estimate of current value of $12-$15 million. I know something about this subject and the value will go straight up from there. I will be happy to guaranty personally against any downside from our purchase price. (Emphasis added.)

however, that CanWest never came up in conversations with Black. In fact, the $8 million acquisition was funded in the aftermath (and with proceeds) of the CanWest closing. In Black’s September 4, 2002 letter to his fellow Ravelston shareholders regarding his future plans for the Company, he describes the Roosevelt purchase as having been made “in the full flush of post-CanWest notions of prosperity.”

He also promised in that e-mail to reference the collection in his FDR biography as “the Hollinger Collection” rather than his personal collection.

     In his September 2002 letter to Ravelston shareholders, Black again stated that he would obtain “a conservative valuation of $12-$15m,” and that the collection would only increase in value. Black also claimed in the September 2002 letter that Hollinger could obtain a tax credit much larger than the $8 million purchaser price upon a donation of the Grace Tully Collection to the FDR Library, of which he is a trustee. Additionally, in an October 14, 2002 e-mail to Atkinson, Black stated that “David and Richard thought an exhibition at Roosevelt University in Chicago would be good p.r. for the Sun-Times and that could certainly be arranged.” Neither of these ideas was ever implemented.

     In a handwritten notation on a letter to Horowitz dated September 12, 2002, Black asked Horowitz to send him “a catalogue and an estimate along the lines we discussed.” On October 22, 2002, Horowitz sent Black a letter stating his opinion that the Grace Tully Collection “should be valued at between $12,000,000 and $14,000,000.” The letter enclosed a copy of the catalogue for the collection. Horowitz told the Special Committee that approximately two years after the sale, Black requested the letter to document the $12 to $14 million valuation that Horowitz spoke of during negotiations. Horowitz assumed that Black wanted the letter as backup for a Board meeting.

     Horowitz told the Special Committee that his estimated valuation referred to the aggregate price he could get if he sold the collection in pieces, as opposed to selling the whole collection at a blockage discount. Horowitz believes that the Grace Tully Collection is worth even more today. In his opinion, the collection could sell for $15-$20 million, assuming that the sale didn’t occur under “fire sale” conditions. Horowitz’s assessment, however, is belied by subsequent events. As explained below, Hollinger recently accepted an offer of $2.4 million for the Grace Tully Collection, in a transaction brokered by Christie’s.

     The Grace Tully Collection remained in Horowitz’s possession until December 19, 2002, when 90% of the collection (consisting of 14 boxes of books and manuscripts and five packages of framed items) was moved to Black’s New York residence at 635 Park Avenue.267 The other collection pieces remained at Horowitz’s shop, including some items that were to be framed and a few boxes of three dimensional items, pending Black’s decision on where to send these pieces. In or around July 2003, one-third of the collection was moved from 635 Park Avenue to Black’s Toronto residence at 26 Park Lane Circle. In his February 13, 2004 deposition in the Delaware litigation, Black stated that the entire collection was located at 635 Park Avenue as of that date.

     Horowitz told the Special Committee that after this deal concluded, his lines of communication with Black broke down. He thought that it would no longer be fruitful to offer Black additional FDR memorabilia or other collectibles in light of Black’s public legal (and apparent financial) problems.

     Black sought after-the-fact Board approval for the acquisition of the Grace Tully Collection, and did not at any time seek approval of the other purchases of FDR memorabilia paid for with Company funds. The Board was not provided an opportunity to approve the acquisition of the Grace Tully Collection in advance, even though the Board had met on December 4, 2000, immediately prior to the purchase. Black implicitly admitted this fact in his September 2002 letter to Ravelston shareholders, but stated that he and Radler, “a technical quorum of the executive committee,” had approved the purchase. In his deposition in the Delaware trial, Black stated that this “approval” was over the telephone, “contemporaneous with

267 However, a May 6, 2002 letter from Horowitz to Black suggests that Horowitz might have delivered parts of the collection to Black between May and December 2002.

the purchase” or “immediately before it.” No minutes or written consent document this purported Executive Committee “approval.”

     According to Atkinson, he told Black in August 2002 that: (i) the Board needed to approve the purchase of the Grace Tully Collection; (ii) Hollinger must prepare a complete inventory of the acquisition; (iii) Hollinger needed to obtain proper insurance coverage for the collection; and (iv) the Board needed to approve of the papers remaining in Black’s possession. Indeed, in an October 29, 2002 e-mail to Beth DeMerchant at Torys, Atkinson expressed his view that:

the Collection must stay in the US until the full board has approved the Exec Committee decision and a full inventory is in Mark’s [Kipnis’] hands. [Hollinger] should also have an agreement with CMB specifying exactly what he has and requiring him to return it on reasonable notice.

     On October 14, 2002, nearly two years after the Grace Tully acquisition, and seven Board meetings after the acquisition date, the full Executive Committee (still comprised of Black, Radler and Perle) held a telephone conversation to “discuss and formally ratify the Executive Committee’s previous decision to acquire for $8 million the FDR — Grace Tully Archive collection of FDR’s manuscripts, typed scripts, letters, books and memorabilia . . . “ That meeting only lasted for half an hour. The draft meeting minutes state in relevant part:

the Tulley [sic] Acquisition was bought, paid for and has continuously been owned by the Company notwithstanding that the original January 8, 2001 Glenn Horowitz Booksellers, Inc. invoice is directed to Conrad Black at Hollinger Inc.

The final meeting minutes are revised as follows:

the Tulley [sic] Acquisition was negotiated by J.A. Boultbee on behalf of the Company, bought, paid for and has continuously been owned by the Company since January 8, 2001.

This statement appears to be untrue, however, because Horowitz stated that he has never spoken to Boultbee, and that he negotiated the sale of Grace Tully Collection exclusively with Black.

     The Executive Committee’s October 2002 “ratification” of the purchase of Grace Tully Collection was presented to the Board on December 4, 2002. That meeting was held through a teleconference and lasted for one hour and fifteen minutes, and several items were on the agenda. According to the meeting minutes, Black highlighted and summarized the Executive Committee approval of the acquisition, and the Board unanimously approved and adopted the resolution.

     The Audit Committee met on December 14, 2002, and February 26, 2003, but Black did not present the Grace Tully acquisition for their consideration until March 13, 2003. At that meeting, KPMG reported to the Committee on related-party transactions, including the acquisition of the Grace Tully Collection. The Committee discussed the acquisition and determined that it was “on the same basis as the Forbe’s [sic] collection”268 and had no compensatory benefit to Black. Burt told the Special Committee that members of the Audit Committee felt the acquisition was a fait accompli and that all they could do at that point was request that Black display some of the material in the office, and not just in his home. Kravis said she was led to believe that the entire collection was displayed on Hollinger premises.

     Black displayed (or stored) the majority of the FDR pieces (and the entire Grace Tully Collection) in his private residences. Correspondence between Black and William vanden Heuvel, of the Franklin and Eleanor Roosevelt Institute, also portrays Black’s use of Hollinger’s FDR materials to advance his personal interests. For example, in one exchange with vanden Heuvel, Black wrote: “It was kind of you to think of the promotional aspect [of launching Black’s biography of FDR] and I would like to pursue this with you. . . .When are you coming to

268 This is an apparent reference to the purchase of a valuable Fabergé egg collection by the Forbes publishing interests. Unlike Hollinger, however, Forbes is a privately owned company.

Toronto? I have some Rooseveltiana there, and am getting ready to move the Grace Tully papers to Park Avenue. I would be delighted to show you both.”

     Black always intended to keep the Grace Tully Collection in his home. As mentioned above, the collection was kept at Horowitz’s shop until December 2002, when Black instructed that the majority of the collection be moved to his 635 Park Avenue apartment (i.e., the apartment he unfairly had caused Hollinger to sell him at millions below its fair market value). In his September 2002 letter to the Ravelston shareholders, Black described his plan to:

deposit the valuation and catalogue with Mark Kipnis, arrange a formal executive committee approval of the purchase, and put the material, carefully segregated, in [his] home in New York or Toronto, where insurance and fire protection are already arranged. The company offices are not an appropriate place for this collection for security and access reasons. (Emphasis added.)

Thus, Black arranged for the Executive Committee resolution approving the purchase of the Grace Tully Collection to provide that the materials “may be lent out, shown or otherwise maintained at one or more locations, within or outside of the United States of America, including, but not limited to, residences of Senior Management of the Company.” (Emphasis added.) Black initially wanted to move the collection to his home in Toronto, but because of sales tax issues, decided instead to leave the collection in his New York home. In 2003, Black moved one-third of the collection to his Toronto home, and Hollinger’s insurance policy was changed to reflect this.

     Although Black claimed that his home was more suitable than Hollinger’s offices to store the collection, he stated in November 5, 2002 and December 17, 2002 e-mails that he planned to build a special, locked case for the collection at 635 Park Avenue, and that a “responsible adult” would guard the FDR materials at 635 Park Avenue during the day. In his deposition in the

Delaware action, Black stated that the entire collection was in his New York home, in a locked room, in sealed boxes.

     In addition to whatever scholarly interest Black might have had in the FDR collection, he also had a more immediate commercial interest: Black was writing a biography of FDR during the time of the FDR acquisitions. The book was published in November 2003.

     Horowitz said he knew that Black was writing a book on FDR from the day that he met him in 1996, but his understanding was that the memorabilia was not intended to be research material. He believes there are only three or four footnotes in the book that refer to materials in the Grace Tully Collection. Horowitz did acknowledge Black’s passion for the subject matter and said that he at all times viewed Black, not Hollinger, as his client. In fact, Horowitz often sent personal gifts to Black, as a gesture of appreciation for his (i.e., Hollinger’s) business.

     Black has denied that the acquisition of the Grace Tully Collection was intended for his personal use. In an August 2003 e-mail exchange with a reporter, Black stated that the FDR papers:

provided two footnotes out of over 2,000 in the book I am about to publish and had no relevance to it at all. It is a complete coincidence I am writing on this subject. . . . The suggestion that there is any connection between this acquisition and my book is, like most other allegations about our management recently, a lie unsupported by any basis in fact.

Moreover, Black insists that the book was already in the editing stage at the time of purchase of the Grace Tully Collection.

     As of the date of this report, Hollinger is in the process of retrieving the entire FDR collection from Black’s personal residences. On May 28, 2004, Christie’s picked up the majority of the Grace Tully Collection from Black’s New York apartment. Christie’s informed the Special Committee that the following four items were missing:

•	The inscribed photos of FDR and Eleanor Roosevelt

•	The copy of “On Our Way” inscribed to Paula Tully

•	Pierre Van Paassen, “The Time is Now,” inscribed by FDR to Grace Tully

•	Bronze busts of FDR.

     Twenty-one of the Suckley letters are displayed in Hollinger’s New York office. As described above, Black and/or Hollinger purchased 42 Suckley letters. If Black purchased all 42 Suckley letters with Company funds, then Black still possesses 21 Suckley letters that belong to Hollinger because there are only 21 letters in Hollinger’s possession. Black also still possesses the following Roosevelt-related items that appear to have been purchased with Company funds: Letters from FDR to Harold Ickes and a large American flag that flew over the White House the day FDR died.

     It appears that the FDR collections, such as the Suckley letters and the Grace Tully Collection, are worth substantially less than Black caused Hollinger to pay for them. As noted above, Black never sought an appraisal of any of the pieces he acquired prior to causing the Company to purchase them. The Company recently accepted an offer through Christie’s to sell the Grace Tully Collection for $2.4 million. The Special Committee is not optimistic that Black will leap to honor the August 2002 commitment he made in writing to Atkinson that he would “guaranty personally” that the Company was held harmless from any losses due to this acquisition, which cost Hollinger $8 million.

XVII. EXCESSIVE PERQUISITES PAID TO BLACK, RADLER, COLSON AND AMIEL BLACK

     Hollinger provided a wide range of corporate perquisites — including homes, jets, cars, house staff and chauffeurs, and club memberships — to the Black Group, and in particular to Black, Radler, Colson and their families. To be sure, it is not unusual for public companies to provide various perquisites for the benefit of senior management. Such perquisites, if reasonable and properly authorized and disclosed, are often in shareholders’ interests because they facilitate senior management’s efficient performance of their duties. In Hollinger’s case, however, the perquisites provided to senior management were contrary to the shareholders’ interests for at least five reasons.

     First, the aggregate cost of those perquisites was prohibitive. For example, Hollinger paid $3.89 million to buy apartments for Black and Radler, and from 1997 to 2003, it paid an additional $1.8 million in maintenance, build-out fees and taxes for those apartments. From 1997 to 2003, Hollinger paid $1.4 million for staff at Black’s personal residences. From 2000 to 2003, Hollinger paid approximately $390,000 to lease and repair various automobiles (including a Bentley and Rolls Royce in London and a Mercedes in New York). Two private jets, a G-IV, which Hollinger leased and provided for Black’s use, and a Challenger, which Hollinger owned and provided for Radler’s use, cost the Company $4.7-$6.5 million a year.

     Second, there was no legitimate corporate purpose for millions of these expenditures. For example, the initial rationale for Hollinger having aircraft was that the executives had to frequently travel between remote areas in which Hollinger owned and operated newspaper properties. But this rationale is not supported by the plane flight logs, especially after 1998, when the Company began divesting its U.S. and Canadian community newspaper properties. Black and Radler did not reimburse the Company for any personal use of the jets, as they falsely maintained that there was no personal use. Moreover, the Company not only bought an excessively lavish New York City apartment for Black and his wife to live in rent-free, it then sold that apartment to Black for millions less than its fair market value.

     Third, unlike the typical public company, Hollinger was already paying excessive management fees to Ravelston that should have covered all compensation to Hollinger senior management. As recognized by Atkinson, the management fee structure rendered the additional perquisites to Ravelston shareholders particularly suspect.269

     Fourth, neither Hollinger management nor the Audit Committee followed routine corporate governance procedures regarding these benefits. That is, neither Hollinger’s Compensation Committee nor Audit Committee reviewed corporate perks and corporate jet usage until March 2003. The Board never reviewed corporate perks, and the flights on the corporate jets that several directors (including Audit Committee members) took to attend Board meetings were as close as those directors got to monitoring the use of those aircraft.

     Fifth, Hollinger’s corporate perquisites have not been adequately disclosed in the Company’s SEC filings. Under Item 402 of the SEC’s Regulation S-K, personal benefits are a type of executive compensation that must be disclosed when the total incremental cost to the company of such perquisites or other personal benefits exceeds the lesser of $50,000 or 10% of the executive officer’s annual base salary and bonus. Additional disclosure of the type and amount of the perk is required when one of the perquisites has a value in excess of 25% of the total amount of perquisites reported. Although the cost of the perks to Black, Radler and Colson

269 For example, in August 2002, Atkinson asked Black whether the benefits received by Hollinger senior management were in the nature of compensation and “[i]f the Management Agreement is to cover our compensation, can any of these personal expenses be charged to the company in any event?” Black replied that “[t]hese are real issues and I will take them into account in the policy I will propose.” Despite this assurance, Black did not facilitate any material change in Hollinger’s corporate perks until after Tweedy Browne filed its Schedule 13D and the Board authorized a Special Committee to investigate this issue, among others.

exceeded $50,000, the full extent of and cost of the various perks were not disclosed in SEC filings.

     A. OVERVIEW OF NON-AIRCRAFT PERQUISITES

     Black and Radler caused Hollinger to pay for their respective New York and Chicago homes, a portion of Black’s household staff cost, Black’s entertainment costs at his Cottesmore Cottage, and chauffeurs in New York and London.270 Even more egregious, as described below, Black cheated Hollinger’s shareholders by causing the Company to sell him its Manhattan apartment for a fraction of its actual value.

     Hollinger purchased the second-floor apartment at 635 Park Avenue in 1994 for $3 million.271 In January 1998, Black purchased for $499,000 a ground floor apartment in the same building. The Blacks, however, decided to use the more palatial second-floor Hollinger-owned apartment as a New York residence. The Blacks paid for improvements to the Company’s second-floor apartment, while the Company paid for improvements to Black’s ground-floor apartment.

     270 In addition, at Black’s and Radler’s direction, the Company employed various of their family members. As discussed previously, Amiel Black received $1,141,558 in “salary” and “bonus” paid by the Company for serving as Vice President of the Company, a position for which she performed little, if any, work, in addition to being paid separately for her work as a columnist. Radler’s daughter, Melissa Radler, was employed by the Jerusalem Post as the New York correspondent. Melissa Radler started out at a salary of $38,000 and received a raise that almost doubled her salary, to $62,000. Tom Rose, former Publisher of the Jerusalem Post, while describing Ms. Radler as an outstanding reporter, said that “a merit raise was not uncalled for,” but that Ms. Radler received such a raise only because Radler, Rose’s boss, sought it. Melissa Radler’s apartment rent and moving allowance in New York may also have been paid for by the Company in 2001, whereas the Washington correspondent’s rent was not paid for by the Company. It appears that the monthly rent for Melissa Radler’s apartment for 2002 was $2,850, which amounted to at least $22,800 for that part of the year in which she occupied that apartment. In an email from Kipnis to Tom Rose in 2001, Kipnis confirmed that the Jerusalem Post paid $16,600 for Melissa Radler’s rent subsidy and moving allowance. Rona Radler, Radler’s wife, was Chairman of the Chicago Sun-Times Charitable Trust, and in that role received approximately $126,000 in director’s fees from 1998 through 2003. Doull, the stepson of Black’s brother, was President of Digital.

     271 The New York apartment was purchased in 1994 from a Liquidating Trustee, which might have resulted in a below-market purchase price.

     In December 2000, Black purchased Hollinger’s second-floor New York apartment at the same price that Hollinger had paid for it in 1994. The Declaration of Trust and Option Agreement governing the Hollinger-owned apartment required that Black’s option price be the “aggregate fair market value . . . payable in cash.” Black’s $3 million purchase price, however, was wildly below fair market value. New York City’s Department of Finance, Repeat Sales Price Index for condominiums on the Upper East Side of Manhattan suggests that the value of the Company’s apartment probably appreciated by approximately 80% from 1994 to 2000. An 80% increase in value would have put the “fair market value” at $5.4 million, not the $3.0 million Black paid.

     Nor did Black pay the full purchase price in cash as the Declaration of Trust and Option Agreement required (even though in November and December 2000 alone, he received more than $17 million from the Company in “non-compete” and Hollinger Digital “incentive” payments). According to the Instrument of Transfer and Declaration of Trust, Black swapped the ground-floor apartment (valued at $850,000, or $350,000 more than Black had paid for it two years earlier)272 plus $2,150,000 in cash, for the second floor apartment (to total $3 million purportedly “represent[ing] fair market value”). In sum, Black extracted approximately $5.4 million of assets from the Company in exchange for less than $2.9 million, thus diverting $2.5 million of shareholder value to his personal account.

     The “explanation” for this unfair transaction is consistent with Black’s pattern of self-dealing — do whatever suits Black, regardless of Hollinger’s legal or financial interests. Healy told the Special Committee that Black, Radler and Charles Cowan (vice-president of HLG and Ravelston) maintained that the unambiguous term “fair market value,” which appears more than

272 The Repeat Sales Price Index suggests that Black’s apartment appreciated 40% from 1998 to 2000, not 70% as valued for purpose of the exchange.

once in the Declaration of Trust and Option Agreement, did not reflect the parties’ original intent, which they claimed was that Black’s option price would be Hollinger’s cost. Of course, if the parties had meant “cost,” they would have used that word, and not the entirely different phrase, “fair market value.” Moreover, even if they had intended and used “cost,” the agreement still would have been void because it would have violated Black’s fiduciary duty of loyalty.

     Having spotted this alleged “error,” Black and his associates did nothing to correct or renegotiate the document. Instead, they just made the corporate documentation falsely portray the $3 million price, not as Hollinger’s 1994 cost, but as the “fair market value” as of December 2000. According to a memo to Kipnis, “[a]fter in-depth discussions with various New York City real estate specialists and meetings with Jack Boultbee, it has been agreed that the fair market value of Apartment 2 . . . is $3,000,000. The fair market value of the Ground Floor apartment at the same address is $850,000.” The following rhetorical question shows the absurdity of this document: If the “fair market value” of Black’s ground-floor apartment was not its 1998 $499,000 cost, but rather a two-year appreciated value of $850,000, how could the “fair market value” of Hollinger’s second-floor apartment in 2000 be its $3 million 1994 cost, without any appreciation in six years?

     This related-party transaction with Hollinger’s controlling shareholder should have been presented to and negotiated by Hollinger’s Audit Committee. Although Hollinger’s purchase of the New York and Chicago apartments was discussed in a 1995 meeting of the Audit Committee (when Boultbee, Perle and Thompson were its members), the December 2000 Manhattan apartment swap was never discussed in an Audit Committee or Board meeting. Thus, as to both price and process, this related-party transaction with Hollinger’s “ostensible controlling shareholder” (as Black called himself during testimony in the February 2004 Delaware litigation) was unfair.

     Black’s exercise of his option to purchase the apartment was disclosed in the 2001 proxy:

In order to facilitate the rendering of management and advisory services by Messrs. Black and Radler, and to enhance the business interests of the Company within the financial community, the newspaper industry and otherwise, a subsidiary of the Company purchased apartments in New York and Chicago in 1994 for the use of Messrs. Black and Radler, respectively, on a rent-free basis while they are in the United States. . . The Company has granted options to Messrs. Black and Radler, respectively, to acquire at any time the Company’s interest in the New York and Chicago apartments, respectively, at their then fair market values . . . Effective December 29, 2000, Mr. Black exercised his option to purchase. (Emphasis added.)

The same language is used in the 2002 proxy. These disclosures falsely and misleadingly suggest that Black paid “fair market value,” when, as Black knew, he did not. Rather, he paid millions below fair market value.

     The maintenance, build-out fees and taxes for the corporate apartments cost Hollinger $1.8 million from 1997 to 2003. From 1997 to 2003, Hollinger paid $1.4 million in expenses associated with the staffing and operation of Black’s New York, Florida and London homes, complete with personal staff (including a chef, senior butler, butler, under butler, maids, housemen, security, chauffeurs, and others) and approximately $390,000 in leasing and repair costs for the automobiles. From 1997 through mid-June 2003, the Chicago Sun-Times paid a total of $572,757 for the cost of a housekeeper at Black’s New York apartment and for the salary of a chauffeur in New York. The staff at Black’s Florida home were also on the payroll of the Chicago Sun-Times, but Black (through Conrad Black Capital Corporation) reimbursed Hollinger for the Florida staff’s salaries and benefits until May 2003. At that point, Black stopped paying the invoices, leaving a balance due of $63,368 as of December 31, 2003. From 2000 to 2003 Hollinger also paid $9,125 for Black’s dues to the Century Club.

     The Telegraph paid approximately $766,525 from 1998 through September 2003 for the “use of Lord Black’s staff.” This included security at Lord Black’s home from 2001–2003. Black charged the Telegraph either 30%, 50% or 75% for each of the London staff’s salary, and 20% of his “cost” of their accommodations. In addition, from 2000-2003, the Telegraph paid close to $90,000 for repairing a Rolls Royce that Ravelston owned and Black used.273

     From 1998 through 2003, the Telegraph reimbursed Black $390,000 for expenses. The majority of these expenses related to the Blacks’ entertaining at the Cottesmore Cottage, for which Black generally charged 80% to the Telegraph. These expenses also included (i) a $7,605 flight to New York on the Concord (despite the existence of the G-IV); (ii) flowers, allocated at 80%, for a total cost of $636; (iii) three dinners for Dr. and Mrs. Kissinger, allocated at 80%, totaling $28,480; and (iv) “summer drinks” allocated at 80%, totaling $24,950.

     In addition, Hollinger paid over $150,000 for various expenses of the Blacks from 1997 through 2003. All New York employees as well as Black’s chauffeur had a corporate American Express card. Black’s chauffeur (and on rare occasions other Hollinger employees) bought personal items for the Blacks and submitted the American Express bills to Hollinger to pay. Starting in January 2002, the employees’ American Express bills were itemized between personal and business expenses. Hollinger would pay the full American Express bill and then Hollinger would be reimbursed from Black’s “special account” for personal items, relating to Black and Amiel Black. One of the larger items that Black expensed was a birthday party in 2000 for Amiel Black. Hollinger paid $42,870 for this party and Black paid an additional

273 Black repaid the Telegraph the cost of the repairs to the Rolls Royce (plus value added tax) on May 7, 2004, the date the Amended Complaint in the Illinois Action was filed.

$20,000, despite Black having agreed in advance to split the cost with the Company. Black decided it was a corporate function because many of the attendees were Hollinger directors.

     Hollinger purchased a Chicago apartment for Radler in 1994 for $890,000. The Chicago Sun-Times paid for Radler’s cars: a white Chevy Blazer purchased in 1999 for approximately $24,000 and a blue Chevy Trailblazer purchased in February 2003 for approximately $32,196. The Company also paid at least $42,000 for Radler’s dues to Richmond Country Club, Bighorn, The Springs Clubs, and the Vancouver Club. Radler also had Loye provide him with free legal advice regarding personal matters, including a dispute with an auction house.

     From 1996 to 2003 the Telegraph declared a taxable benefit for Black, Radler and Colson for their car benefit, private medical insurance, fuel benefit charge and mobile telephone. Nevertheless, these benefits were not disclosed in Hollinger’s proxy statements.

     B. BLACK’S AND RADLER’S PERSONAL USE OF CORPORATE JETS

     Prior to divesting its community newspapers, Hollinger owned hundreds of community newspaper properties throughout the United States and Canada, often in small remote towns not easily accessible from major airports. This was the primary justification, according to Black, for Hollinger bearing the exorbitant expense of owning and operating two aircraft. Consistent with this rationale, in the years 1996 and 1997, Radler’s plane logs show that he frequently flew into small airports in locations such as Meridian, Mississippi; London, Kentucky; Wichita, Kansas; Johnstown, Pennsylvania; and Saskatoon, Canada. But even during those early years when the Company was still in the community newspaper business, the vast majority of Radler’s flights were between large cities, such as Toronto, Vancouver, Chicago, and New York (Teterboro, NJ), that are served by major carriers. Radler’s flights into small local airports dropped significantly beginning in 1998.

     Black rarely used the planes for travel between Hollinger’s vast and scattered properties. Even in 1996 and 1997, when the Company owned the largest number of properties across the U.S. and Canada, Black’s G-IV flights to and from remote airports accounted for only 27 of 402.8 hours flown in 1996 (6.7%) and 3.1 of 308.3 hours flown in 1997 (1.0%).

     This rationale for owning private jets became even less defensible by 2001, after the Company had sold nearly all its smaller U.S. and Canadian newspapers. Yet, Black and Radler kept causing Hollinger to spend millions a year on this needless extravagance for their own prestige, comfort and convenience. In 2003, a new rationale was articulated based on security concerns, as reflected in the Audit Committee minutes dated March 13, 2003:

The Committee noted that the Hollinger papers have historically taken strong editorial positions, that Lord Black and Mr. Radler have been threatened numerous times, in person, by letter, telephone and over the internet, and that the Committee wanted to formally adopt a resolution that for security reasons Lord Black and Mr. Radler should always fly via private aircraft.

Apparently, Kravis offered this rationale at the Audit Committee meeting. At the same meeting, the Audit Committee hired special counsel to develop an airplane policy. Two months later, following Tweedy Browne’s Schedule 13D filing, which questioned Black’s and Radler’s plane usage, the Audit Committee adopted a new policy that the airplanes were to be used for business purposes and that any non-business use would be imputed to the individual as income.

     It cost Hollinger millions of dollars a year to operate and maintain two jet aircraft. From 1995 through 2003, Hollinger incurred total costs of $61.3 million to finance, operate and maintain the jets — including lease payments, fuel, staff, catering, insurance, and the like.274

274 The $23.7 million of aircraft charges in Table 2 at the outset of this Report covers only the period from 2000 to 2003. Prior to 2000, aircraft charges in Table 2 were included in management fees, consistent with Hollinger’s proxy statement disclosure for those years. The Special Committee was not able to obtain sufficient documentation to specifically break out aircraft charges from management fees prior to 2000. In addition, the $23.7 million in Table 2 excludes depreciation expenses and the allocation of any costs to Ravelston and HLG. From 2000 to 2003, allocation of aircraft costs to Ravelston and HLG ranged from 0% to 21%.

Not only are corporate jets costly to operate and maintain, they also did not retain their value. For example, the Challenger was purchased in 2001 for $11.6 million and was sold in early 2004 for $7.05 million. Similarly, the Gulfstream-II that Hollinger purchased in 1985 for $5.125 million was sold in March 2002 for $3.2 million.275

     Costs were divided among Hollinger’s UK, Canadian, U.S. and Corporate groups, and to a lesser extent, HLG and Ravelston. Although the corporate entity responsible for maintaining and operating the jets varied over the years (including, after 2002, a private company that was owned 50% by Radler, 25% by Boultbee and 25% by Atkinson), Hollinger’s obligation to pay those costs remained constant. Under this structure, Hollinger paid for the fixed costs of the planes and was charged for their depreciation, and when the purpose for a flight could be identified, the entity with business most closely associated with that purpose would be invoiced for the variable cost. However, because of the vague entries in the Company’s flight logs, and the corresponding difficulty in determining the business purpose (if any) of each flight and the entity that ought to pay for it, Creasey often relied on rough “guidelines” he developed in allocating aircraft costs among Hollinger group operating companies.276 Under these guidelines, corporate jet usage by Black, Black Amiel and Radler cost the Company $23.7 million between 2000 and 2003.

275 Prior to purchasing the Challenger, the Company owned a Gulfstream II. The last flight on the G-II was approximately the same time that Hollinger purchased the Challenger. The G-IV lease agreement was terminated as of January 15, 2004, when Hollinger returned the plane to the leaser and stopped making lease payments.

276 Under Creasey’s “guidelines,” Year-2001 G-II and Challenger costs involving flights to and from Vancouver/Chicago/Palm Springs/Los Angeles/Scottsdale were billed 100% to the Chicago Sun-Times. Year-2001 G-II and Challenger costs involving Chicago/Teterboro/Toronto were billed 100% to Hollinger Corporate. Other flights were charged to HCNLP, CanWest and HLG. In 2002, the formula was changed so that flights for trips that end in Chicago were allocated to the Chicago Sun-Times; flights to a Canadian destination other than Vancouver were allocated to the Canadian Newspaper Group of Hollinger; and all other flights, other than specifically identified as relating to HLG, were allocated to Hollinger Corporate.

Table 13
HOLLINGER INTERNATIONAL
Aircraft Cost Allocation to Hollinger

		Cost Allocation to	Total Cost to
Aircraft	Year	Hollinger	Hollinger
GIV	2000	94%	2,770,291
GIV	2001	96%	2,908,531
GIV	2002	86%	3,480,499
GIV	2003	79%	2,905,777
G-II	2000	100%	4,414,000
Challenger / G-II	2001	93%	4,380,000
Challenger	2002	97%	3,968,743
Challenger	2003	91%	3,539,240

			$28,367,081
	Less: depreciation		(4,659,973)

	Cash cost to Hollinger		$23,707,109

     Black and Radler frequently used the corporate aircraft for their own personal benefit without reimbursing the Company. Although Black represented during the 2003 Hollinger shareholders’ meeting that of his many flights, “[n]one [were] for personal use,” the Company’s airplane logs and the executives’ own e-mails paint a very different picture.

     In 2002, for example, the following Challenger (Radler) flights had no ostensible business purpose, because they were to and from Radler’s Palm Springs vacation home, yet they were paid for entirely by Hollinger (David & Rona Radler (the “Radlers”) were the only two passengers on each flight unless otherwise indicated):

•	January 4 flight from Palm Springs to Chicago: (the Radlers and M. Radler, their daughter)277 and then from Chicago to Teterboro (M. Radler only). Charged to Chicago Sun-Times (“CST”).

•	February 1 flight from Chicago to Ft. Lauderdale (return on Feb 3) (the Radlers and M. Radler). Charged to Hollinger Corporate.

•	February 8 flight from Chicago to Palm Springs, return on February 17. Charged to CST.

277 Radler has two daughters, and both daughters” first names start with the letter “M.”

•	March 5 flight from Vancouver to Palm Springs, and on March 6 from Palm Springs to Chicago. Charged to CST.

•	March 10 flight from Washington to Palm Springs and then from Palm Springs to Vancouver on March 16. Charged to Hollinger Corporate.

•	March 29 flight from Chicago to Palm Springs and then from Palm Springs to Vancouver on April 7. Charged to CST.

•	April 25 flight from Winnipeg to Palm Springs (D. Radler), and then from Palm Springs to Chicago on May 7. Charged to CST and Canada Group.

•	July 19 flight from Vancouver to Palm Springs and from Palm Springs to Chicago on July 23. Charged to CST and to Hollinger Corporate.

•	September 25 flight from Vancouver to Palm Springs. September 29 flight from Palm Springs to Scottsdale. October 1 flight from Scottsdale to Palm Springs. And October 2 flight from Palm Springs to Chicago. Charged to Hollinger Corporate.

•	November 26 flight from Chicago to Palm Springs, return on December 1. Charged to Hollinger Corporate.

     These flights alone comprise approximately 70.5 hours, more than 20% of the airplane’s overall 2002 usage, representing an unreimbursed cost to Hollinger of approximately $830,000.278

     The following 2002 G-IV flights also do not have any obvious business purpose (and Company records do not indicate any such purpose), yet Black did not declare them as personal expenses or reimburse the Company for their costs (Black and Amiel Black were both passengers on each flight, unless otherwise indicated):

•	January 28 flight to Teterboro from Palm Beach and a January 29 return. Charged to Hollinger Corporate.

•	February 4 flight from Palm Beach to Toronto. Charged 50% to Hollinger Corporate and 50% to HLG.

278 The amount was calculated based on the total cost of operating the Challenger in 2002 and is consistent with the most recent allocation methodology employed for 2003.

•	March 7 flight from Toronto to Palm Beach, March 15 flight from Palm Beach to Teterboro, and same day return to Palm Beach. Charged to Hollinger Corporate.

•	March 19 flight from Palm Beach to Teterboro, with a March 22 return to Palm Beach. Charged to Hollinger Corporate.

•	March 25 flight from Palm Beach to Toronto and March 29 flight from Teterboro to Palm Beach. Charged 25% to HLG and 75% to Hollinger Corporate.

•	April 2 flight from Palm Beach to Teterboro, April 12 flight from Teterboro to Palm Beach, and April 14 flight from Palm Beach to Teterboro. Charged to Hollinger Corporate.

•	April 23 flight from Berlin to Stansted. Charged to the Telegraph.

•	July 15 flight from Stansted to Paris, July 18 flight from Paris to Nice, July 24 flight from Nice to Stansted. Charged to the Telegraph.

•	September 20 flight from Teterboro to Aspen and a September 21 return. (Black only) Charged to Hollinger Corporate.

•	September 25 flight from Teterboro to Palm Beach and a return the same day. Charged to Hollinger Corporate.

•	October 17 flight from Stansted to Dublin and return on Oct 20, for Wexford Festival. Charged to the Telegraph.

•	December 30 flight from Toronto to Palm Beach. Charged 50% to Hollinger Corporate and 50% to HLG.

These flights amounted to approximately 57.3 hours, more than 20% of the total 2002 G-IV usage. The total cost for these non-business flights was approximately $1 million.

     The flight logs from other years evidence Black’s and Radler’s similar personal use of the Company jets.

     The Blacks’ Bora Bora trip is perhaps the most noteworthy. On July 30, 2001, the Blacks embarked on a 10-day vacation to Bora Bora in French Polynesia. The total flight time for the trip was 33.9 hours and cost about $530,000. Creasey sent a February 8, 2002 memo to file (with copy to Boultbee) that stated that: “Based on CMB’s instructions, the cost of this trip has been charged 50% to Hollinger Corporate and 50% to Ravelston.” He also noted that the full

$365,000279 cost of the trip was included on Black’s Ravelston tax forms as a benefit. In an e-mail to Atkinson dated August 25, 2002, Black stated that Radler had informed him that there was a plan to personally charge him $388,000 for the Bora Bora trip. The controlling shareholder would have none of it: “Needless to say, no such outcome is acceptable.” Black does not appear to have reimbursed the Company for the 50% cost it incurred for this flight, and neither the flight nor the value of the taxable benefit was publicly disclosed.

     In short, neither Black nor Radler ever reimbursed Hollinger for personal flights they took on Company aircraft, and with the sole exception of the 50% allocation to Ravelston of the Bora Bora flight costs, Ravelston reimbursed Hollinger for less than 0.5% of the costs of the aircraft from 2000-2003.

     Aircraft costs were publicly reported differently beginning in 2000. Prior to 2000, Hollinger reported in its proxy statement management fee amounts that included the cost of the corporate aircraft. In 2000, the Company stopped including the cost of aircraft in its proxy-reported management fee (although, of course, the Company still paid the cost of the aircraft). As a result, the presentation was misleading, and led investors to believe that payments to Ravelston were decreasing rather than increasing.

     In 2000, proxy disclosed management fees equaled $38.0 million, $2.3 million less than the amount disclosed the previous year (1999). The 1999 management fee figure included $4.5 million of aircraft costs whereas the 2000 figure included no aircraft costs. In reality, management fees increased from 1999 to 2000 by $2.2 million, but the methodology masked the increase.

279 There are multiple figures representing the cost of the Bora Bora trip in this paragraph. $530,000 is based on a full allocation of cost for the entire trip. $365,000 (Creasey’s figure) is based on a full allocation of cost for only the last leg of the journey to and from Seattle to Bora Bora. Radler’s figure ($388,000) was a round number estimate, originally stated to Black in Canadian dollars.

     C. SEC DISCLOSURES RELATING TO PERQUISITES

     Hollinger’s annual proxy statements did not fully disclose Hollinger’s perks and related-party compensation to support the executives’ lavish lifestyles. The proxy statements did not disclose in their entirety expenses associated with the staffing and operation of Black’s New York and London homes, the fees for drivers and automobiles, the jets, and the reimbursement of entertainment. For example, other than a mention in the March 28, 2002 Form 10-K that Hollinger had purchased the Challenger, there was no disclosure regarding the corporate jet fleet until the 2003 Proxy, dated March 26, 2003, which disclosed that the Company was paying the costs of an airplane and that “other compensation” for Black and Radler included an “allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate purposes.”280 Hollinger’s proxy statement disclosure deficiencies aggravated a growing rift between Atkinson, who began to call for greater transparency, and Black, who preferred to obfuscate the truth.

     Item 402 of SEC Regulation S-K requires that proxy statements contain a Summary Executive Compensation Table listing the dollar value of annual compensation that is not categorized as salary or bonus for the CEO and other highly compensated executive officers. Perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for the executive officers must be reported. The rules further require that each perquisite or other personal benefit exceeding 25% of the total perquisites and other personal benefits reported for executive officers must be identified by type and amount in a footnote or narrative discussion. The value of the perquisites and other personal benefits must be based on the aggregate incremental cost to the company and its subsidiaries.

280 This language on aircraft costs was first added to the proxy disclosure in 2003. While the proxy disclosure states that aircraft costs are included in “other compensation,” Hollinger records show that in fact no aircraft costs were included in the “other compensation” figures for Black and Radler in the 2003 proxy statements.

     In August 2002, Atkinson raised with Black and Boultbee his concerns about the corporate perquisites. In August 2002, he wrote to Black:

The only real solution to our problems involves selling the jets, getting rid of unproductive assets, cutting costs and reducing personal expenses laid off on the subsidiaries. Bandaids won’t do it. Announce a cut in dividends and management fees and the problems will largely evaporate. I would be perfectly happy to take a compensation cut provided we all suffered proportionately. While you don’t think cost-cutting is much of a panacea there is so much we could do. Cut all the useless clubs, the unnecessary tables, the investments that are fun to be in but useless to the bottom line.

     Also in August 2002, Atkinson wrote to Boultbee that he was “becoming concerned about the disclosure we make on executive compensation.” He pointed out that the disclosure in the Management Services section in the Hollinger proxy statement was wrong. Specifically, although the Ravelston executives received various corporate perks from Hollinger, the proxy represented incorrectly that the Ravelston executives were compensated through the Ravelston management agreement and did not receive any other compensation from Hollinger other than Black’s and Colson’s Telegraph salaries. He noted that there was a further deficiency in the disclosure because the proxy only disclosed payments relating to Black’s and Radler’s apartments and Black’s automobile allowances, but made no mention of Black’s lavish U.K. benefits or other perks. As he wrote, “Dan [Colson] has advised that in the UK the [Telegraph] pays over [$380,000] annually for butlers, chauffeur, chef, maids etc at Conrad’s home. It seems to me this, or a large part of it[,] is in the nature of compensation and just as we disclosed the car and driver in NY the UK perks should have been disclosed.” Atkinson also referred to the personal use of the jets, noting that “Fred [Creasey] tells me Conrad did not pay the jet costs for his vacation to Bora Bora so he was given a T5 [Canadian designation of a taxable benefit] for about [$388,000]. I don’t think this was disclosed. Both Conrad and David use the jets for personal travel. Shouldn’t this . . . be disclosed.”

     Atkinson sent a memo to Black and Radler proposing that Hollinger save money by switching to a chartering service for both jets. He again raised the personal use issue in an August 25, 2002 email to Black, advising him of the inadequate disclosure of non-business use of the aircraft, as well as other benefits: “If the company is picking up staff expenses at other locations and paying for personal flights should those expenses be disclosed? The issuance of a T5 suggests the answer is yes, at least for Bora Bora.” Black replied that his expenses fall into three categories: “business, quasi-business, and non-business.” He wrote that “There is reasonable latitude in the second category but the last category must have either the rebate of variable costs or be a taxable benefit, even if included in the management expenses.” He then suggested that a system be devised that “will be fair and not require an intolerable adjustment for everybody,” insisting that management “will not abdicate and declare all perquisites to be corrupt.” In a September 2002 letter to his fellow Ravelston shareholders Atkinson, Boultbee, Colson, Radler and White, Black stated that:

We have a certain style that all these shareholders were well aware of when they came in. We should fine-tune that style, not revolutionize it with a Damascene conversion to vows of poverty.

[W]ithout mentioning it publicly or to the directors, we should implement a more formal policy on personal use of company property and personnel. Generally, personal use of the aircraft is discouraged. Henceforth, with reasonable interpretative latitude, any such use should result in the variable costs being charged to Ravelston and on to the user. Similarly, individuals should be compensated when they incur personal expenses in the corporate interest.

Black penned these words only a week after he refused to reimburse the Company for his admittedly personal trip to Bora Bora. In this letter, he added:

Some of my own and related expenses appear to have become a matter of interest and even comment by some of our colleagues. Not all of the comment has been well-informed. It is perfectly justifiable, given the extent to which my London house is used for legitimate corporate entertainment, some of it quite productive at times, for half of the cost of my chef and about 28% of the compensation received by two people who receive visitors and serve meals in that house, to be borne corporately. This is not an abuse and all expenses and visits are recorded and could be produced if there were challenge. I will confine these payments to these individuals, divide the cost of my wife’s secretary in half with the company, rebate half the maintenance cost of my residence in New York and Barbara has volunteered that she should take less salary for her job because she doesn’t have to advise the Canadian newspapers anymore. I will accept that, but the Daily Telegraph will then have to stop under-paying her as a columnist.

The net of all these results will be about $110,000 in the company’s favor, annualized.

He further defended the chauffeurs and security:

The use of chauffeurs is well-settled practice and the individuals in question are at the disposal of the company and in my case are happy to do other work when I am in another city. The use of security in London is due to the editorial positions the Telegraph newspapers and the Spectator adopt, particularly their opposition to Arab and Irish terrorists. These are matters of the central integrity of those titles and there is no reasonable alternative to the present practice.

He summarized:

In general, we rely on self-regulation to ensure that excessive personal expenses are not put through our offices and that we do not load too many charitable hobby-horses or club memberships on the company. I am confident that I myself have not transgressed in these areas and have commissioned an internal, informal audit of these questions generally. Some minor adjustments may be appropriate.

     In early 2003, when management was preparing Hollinger’s proxy statement, Atkinson again became concerned with the lack of disclosure regarding certain benefits. Atkinson pointed out in a January 2003 e-mail to Kipnis that the draft proxy statement stated that “Messrs. Black,

Radler etc do not receive compensation directly from the Company in their capacities as executive officers” and that the “Summary Compensation Table . . . does not include as ‘compensation’ the benefit of the car and driver or the value of any other employee benefits” such as corporate jets. He wrote:

the issue is whether employee benefits are in the nature of compensation and need to be disclosed. The benefits would include Conrad and Dan’s cars and drivers in the UK, Conrad’s house staff who are on the payroll of the Telegraph and other benefits of a similar nature. Personal use of the jets paid for by the Company would also seem to fall into this category.

I suspect none of this is “compensation” for [t]he purposes of [t]he Proxy but that needs to be checked.

     Kipnis informed Atkinson that all of those benefits were considered compensation. Atkinson then asked DeMerchant and Beck of Torys for an opinion, commenting that “[i]f these benefits have to be disclosed it would seem to follow that prior years’ disclosure has been deficient and may have to be rectified both for the proxy and the 10K.” Beck replied that disclosure of such perquisites is required if they are more than either $50,000 or 10% of the executive’s salary and bonus. Atkinson then further inquired whether it was customary for large U.S. public corporations to disclose the details of perks such as personal use of planes, to which Beck replied that “[t]o the extent unreimbursed personal use of company planes or cars exceeds the disclosure threshold, U.S. companies make the disclosures in their proxy statements.” Beck also faxed Atkinson a copy of a 1978 SEC Release that, while no longer authoritative on some points, unambiguously provides that certain corporate expenditures, such as use of company cars, planes, apartments, staff, and the like, for personal purposes constitute “perquisites and personal benefits” and must be publicly reported.

     Around the same time, at Thompson’s request, KPMG began investigating the corporate perquisites. In response to an e-mail from Black regarding the auditor’s inquiry, Atkinson wrote:

You and all senior officers received a questionnaire requiring full disclosure of all compensation, including personal benefits, received in 2002. . . .

In the past we have disclosed the New York and Chicago housing arrangement, the cars and one driver in New York. We have not covered staff in homes, cars and drivers for you and Dan in London etc. The purpose of such disclosure is simply to make reference to the personal benefits and put a value on it. It is standard in U.S. proxies to see car, corporate jet, apartment etc use with a value placed on it.

Such disclosure is the responsibility of the officers personally. You and David will have to declare any personal use of the jets as evidenced by the logs.

     In a February 14, 2003 e-mail to Atkinson on the subject, Black replied that his “concern was not that these matters were being examined, but that they were being examined without my knowing anything about it.” Black expressed a concern that the “former treatment of the planes and the US accommodation was just handing ammunition to our critics.” He stated in the same email “[o]bviously, we have to adhere to a consistent and defensible policy, and present it as best we can.”

     Atkinson’s frustration with Black’s refusal to adopt meaningful reforms caused him to resign on February 17, 2003. In his resignation letter, he stated: “I now find myself in a position where I completely disagree with your view that the old Hollinger philosophy and methods are an appropriate vehicle to deal with our problems and deal fairly with our shareholders.” Atkinson, however, rescinded his resignation the next day after DeMerchant suggested that such an announcement would create problems for Hollinger, which was in the midst of the Wachovia financing.

     Despite Atkinson’s advocacy for better disclosure, Black remained a formidable force for secrecy. In March 2003 correspondence between Kipnis and Black, Kipnis suggested that the upcoming proxy statement clearly state that “The Company has not previously allocated costs with respect to any personal use of a corporate airplane. The Audit Committee, serving as a Special Committee, is currently formulating such a policy.” Black objected to that level of detail in the disclosure, and asked that the proxy disclose the following instead: “The Audit Committee, serving as a Special committee, [sic] is currently updating and formalizing the company’s policy regarding personal use of aircraft, which has been that variable costs be paid by those using the aircraft for personal reasons.” Black added: “I believe this is justified, since I promulgated such a policy in September, with the prior approval of my associates.” Kipnis replied with strong reservations about Black’s revisions “because we have had prior personal use of the planes and NO prior reimbursement or compensatory allocation.” (Emphasis in original.)

     On March 24, 2003, Kipnis sent an e-mail to Black, Atkinson and Healy advising them that, consistent with prior years, the proxy statement would not make any reference to personal use of the airplanes. He added that the Company might make disclosures in the future if the Audit Committee were to formulate a policy on personal use of the aircraft. Atkinson replied by saying that so long as Black and Radler have disclaimed any personal use, he agreed with Kipnis’ approach.

     In the end, Hollinger’s 2003 proxy statement, dated March 26, 2003, as a footnote to the Summary Compensation Table, made the following disclosure:

With respect to Lord Black, [$248,580 in “Other Compensation”] reflects a portion of the cost of maintaining his New York condominium, an allocation for a portion of the cost of a New York and a London automobile and driver, a portion of the cost of his personal house staffs where offices are maintained and in which meetings are frequently held, and an allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate purposes.

* * *

Under the heading Certain Relationships and Related Transactions, the 2003 proxy statement made the following disclosure:

During the period January 1, 2002 to July 1, 2002, one of the corporate airplanes was leased by a subsidiary of Hollinger Inc. The costs associated with the plane, approximately $2.3 million, were charged to the Company, as in prior years. Hollinger Inc. and RMI paid an allocation of variable costs covering any occasion of their use. Effective July 1, 2002, such subsidiary was transferred to Publishing for One Dollar ($1.00). The costs were approved by the Audit Committee as reasonable for the services rendered and the transfer to Publishing was approved by the Audit Committee as a market value transaction.

     As discussed above, in 2002 Radler’s and Black’s personal use of the corporate jets, a blatant personal benefit that totaled approximately $830,000 and approximately $1 million respectively, easily surpassed the $50,000 minimum threshold amounts triggering SEC disclosure rules for highly compensated executive officers.281 However, as previously noted, the 2003 proxy statement valued Black’s “other compensation” for 2002—purportedly reflecting the cost of a New York apartment, house staff, car and driver, and airplane use—at only $248,580, which is $25,000 less than a conservative estimate of the value of his personal use of the plane alone. Radler’s “other compensation” reported in the 2003 proxy statement was $127,160, ostensibly for the “costs of maintaining the Chicago condominium and automobile and an allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate purposes.” This disclosed figure amounts to less than half of the value that the Special Committee can conservatively attribute to Radler’s personal use of the Challenger plane in 2002.

     Further, the proxy disclosure for both Black and Radler is misleading because it states that the amounts reported as “other compensation” include an “allocation of variable costs covering any occasion when his use of a corporate airplane is not entirely for corporate

281 $830,000 and $1 million reflect a full allocation of aircraft costs. Even the most conservative method of allocating costs (variable costs only) of the aircraft yields approximately $300,000 and $275,000 as the personal benefit to Radler and Black. These figures also easily surpass the $50,000 disclosure threshold.

purposes.” In fact, according to company records reviewed by the Special Committee, the $248,580 and $127,160 reported as other compensation for Black and Radler, respectively, include no amounts relating to personal use of aircraft.

XVIII. ABUSE BY BLACK AND RADLER OF HOLLINGER’S CHARITABLE GIVING

     Between 1996 and 2003, Hollinger and its subsidiaries donated at least $6.5 million to hundreds of charities in the United States, Canada, the United Kingdom and Israel. The Special Committee recognizes the value and importance of charitable giving by corporations, and believes that the Company should make contributions to charitable causes in reasonable amounts, and under appropriate approval procedures. The beneficiaries of corporate charitable donations ought to be the charities (through their receipt of the funds) and the donating corporations (through reputational and other intangible benefits, as well as any tax benefits). As detailed below, however, Hollinger’s charitable giving during this time period was tainted by a number of factors, including Black’s and Radler’s usurpation of public credit for Hollinger’s charitable giving. While The Daily Telegraph, the Jerusalem Post and the Chicago Sun-Times each had charitable trusts with established donation parameters, Black and Radler also arranged on many occasions for donations to be made without adhering to those strictures. Moreover, many of Hollinger’s charitable donations were made to organizations selected by Black, Amiel Black, and Radler, and often were publicly attributed to them, not to the Company.

     For example, Hollinger and its subsidiaries donated at least $445,000 to the Hospital for Sick Children in Toronto, as part of a $3.4 million pledge Black made in 1998 on behalf of his private foundation, the Black Family Foundation, and the National Post. In return for the donation, the hospital named a major wing of its building the “Black Family Foundation Wing.” Hollinger similarly funded $168,000 in donations to Radler’s alma mater, Queen’s University in Ontario, which established the “Radler Business Wing” in appreciation of “his” contributions. The Jerusalem Post Charitable Fund partially funded donations for the purchase of medical equipment at Herzog Hospital in Jerusalem. But the credit for that gift was attributed entirely to Radler and his wife through the naming of a “Rona and David Radler” trauma recovery unit at the hospital. And from 2001 to 2002, Hollinger donated $110,000 to Haifa University, a college in Israel that awarded Radler an honorary degree in May 2002.

     Given that state and federal laws encourage corporations to make charitable contributions, courts are generally reluctant to conclude that such donations are invalid as excessive.282 But Black’s and Radler’s generosity with Hollinger’s funds pushed the limits of reasonableness. Without consulting outside experts, the Audit Committee or the Board, Black and Radler directed thousands of Hollinger’s dollars in contributions to pet charities of their friends and other Hollinger directors, even in years when Hollinger reported a net loss. In return, they often served on charity boards or attended lavish events, particularly in New York. Hollinger never publicly disclosed its charitable donations or the benefits that the Blacks and Radlers received through the shareholders’ gifts.

     A. CHARITABLE GIVING BY THE DAILY TELEGRAPH

     Until May 18, 2003, the Telegraph’s charitable donations were governed by a 1955 trust entitled “The Daily Telegraph Charitable Trust.”283 The Trust’s budgets for 1996 through 2003 range from a low in 2002 of $235,000 to a high in 1998 of $495,000. The total charity budget for any given year was split between a general charity fund and the Chairman’s (i.e., Black’s)

282 See, e.g., A.P. Smith Mfg. Co. v. Barlow, 98 A.2d 581, 586 (N.J. 1953) (upholding corporate charitable contribution to a university because: (i) federal and state statutes enable corporate charitable donations; (ii) “modern conditions require that corporations . . . discharge social [and] private [charitable] responsibilities” irrespective of the measurable benefit to the community; and (iii) corporate donations to educational institutions benefit corporations by providing an educated workforce); Union Pacific Railroad Co. v. Trustees, Inc., 8 Utah 2d 101,107 (Utah 1958) (upholding corporate charitable contribution because Congress intended to encourage corporate charitable giving, which rests “in the sound discretion of management,” when it enacted legislation allowing tax deductions for corporate contributions); Theodora Holding Corp. v. Henderson, 257 A.2d 398, 404 (Del. Ch. 1969) (upholding corporate charitable gift as reasonable where gift was made to organization “recognized as a legitimate charitable trust by the [state’s] Department of Internal Revenue” and whose amount fell within the federal tax deduction limit for percentage of total income); Kahn v. Sullivan, 594 A.2d 48 (Del. 1991) (upholding multi-million corporate gift to fund public art museum intended to house CEO’s art collection as reasonable as measured by the IRS’s tax deduction limit). Notably, no court has ever found a corporate charitable contribution to be unreasonable.

283 In February 2003, the Telegraph board resolved to wind up The Daily Telegraph Charitable Trust as of May 18, 2003. Thereafter, charitable giving at the Telegraph was handled in accordance with British legislation called “Gift Aid.”

Discretionary Charity Budget (the “Chairman’s Budget”) with each allotted approximately $120,000 per year, plus any surplus or minus any deficit from the year before. While the minimum charity budget per year was approximately $240,000, it was subject to upward adjustment in more profitable years. The Telegraph funded the Trust in installments over the course of the year, and the Trust would then allocate the money to donees. Additionally, the The Daily Telegraph would raise funds from readers for specifically-named charities each Christmas season.284

     Donations from the general charity fund were considered and approved at quarterly meetings of the Telegraph’s Charity Committee. The Charity Committee’s members have included Colson, former Company Secretary Alan Davies, Services Director Peter Lohmeyer, Deputy Editor and Saturday Editor Sarah Sands, former Corporate Affairs Manager Joy Grover, Managing Editor Sue Ryan, Telegraph Group Marketing Director Mark Dixon and Charlotte Ibarra, formerly of the Telegraph Public Relations and Press Office. All donations were drawn from an account the checks of which read “For and On Behalf of Daily Telegraph Charitable Trust,” including those from the Chairman’s Budget.

     Before pledging a donation from the Chairman’s Budget — which has been called the “Chairman’s Slush Fund” — Black would submit a request to Alan Davies. It appears that even Black’s donations from the Chairman’s Budget were subject to approval because the Telegraph’s records include requests from Rosemary Millar, Black’s personal assistant, bearing Colson’s

284 According to Niamh O’Donnell-Keenan, the Telegraph’s Finance Director, Christmas drives raise significant sums that are deposited into charity accounts separate from the Trust’s. Payments made to the designated Christmas charities are drawn from the Telegraph’s bank account and the Telegraph is reimbursed from the charities accounts. Christmas charity recipients have included the Alzheimer’s Research Trust ($455,000 paid in 2001), the Cancer Research Campaign ($179,000 paid in 2000), and UNICEF ($23,000 paid in 2003).

handwritten approval.285 On at least two occasions, Colson tried to restrain Black’s charitable spending. In a January 22, 2002 memo to Colson advising that Black would present donation requests to the Telegraph’s Appeals Committee,286 Millar wrote:

Mindful of your urgings to restrain his charitable spending, Conrad has responded to requests by saying that he will ask the Telegraph Appeals Committee to consider these causes at their next meeting.

In a July 23, 2003 e-mail, Colson again advised Black against making a donation:

Subject: CONSERVATIVE PARTY PENSION FUND FOR AGENTS

. . .
This is a trivial matter but one which has the potential to cause much more aggrevation [sic] than it is worth. I have received a request to issue a cheque for [$800] to the above-mentioned body. Following the “difficulties” which arose as a result of the donation to the Conservative Party, the guidelines were changed to ensure that no donations can be made to political parties or to bodies which are not registered charities. The above body does not meet either of these criteria and I would strongly suggest that the Telegraph does not donate the [$800] you have requested.

After receiving this email, Black made the donation personally.

     Amiel Black also dipped into the “Chairman’s Slush Fund” to use Hollinger money to support her favorite charities. For example, a March 29, 2000 e-mail from Amiel Black’s personal secretary, Penny Phillips, to Millar reads:

Barbara asked if the Chairman’s Slush Fund could give [$1,500] –[$2,300] to the Almeida for the Gala on 4th May. She is aware that The Telegraph has already given money to The Almeida but she just wanted to make a further donation to the Gala as she is on the committee.

285 The Special Committee has not found any correspondence in which Colson denied a Black donation request. There are, however, letters from Black to various charities indicating that the charity budget had been committed for a given year, and that any donation would have to be delayed until the following year.

286 The “Appeals Committee” refers to the Telegraph’s Charity Committee.

Black initialed and wrote “OK” on a hard copy of the email. Amiel Black also championed a $14,400 donation to the Israel Philharmonic Orchestra, as well as an October 2001 $7,200 donation to the Elton John AIDS Foundation, which was made even though the charity budget had been fully spent. On September 12, 2001, Phillips e-mailed Millar as follows:

Elton John — 3rd annual White Tie & Tiara Ball — 5th July 2001

Barbara has asked if you could send [$14,400] to Elton John’s Foundation for the above event. She would like you to send the cheque directly to Elton and David (although she says she thinks CMB will hit it down to [$7,200]). I will send a note to you to enclose with the cheque.

Upon being told that “the charity budget [was] all spent so any money [would] have to come from Conrad’s private account,” Amiel Black responded in a September 24, 2001 e-mail to Millar:

Dear Rosemary: I showed this message to Lord B and he said “Hruumph. Tell Rosemary I’m arbitrarily upping my private charity fund.” I can only relay this to you. He wishes to send five thousand pounds to Elton’s charity. Could you do the necessary and send the cheque to Penny and I’ll geta [sic] note to go with it etc. Many thanks BAB

In her request to Alan Davies for the donation, Millar wrote that “[t]he chairman knows his current budget has been fully committed but says that he is going to increase the amount available to him.” The $7,200 donation from The Daily Telegraph Charitable Trust was made by check dated October 10, 2001.

     In addition to arbitrarily awarding himself these increases in his discretionary charitable fund, Black appears to have pushed for his Chairman’s Budget to be formally increased in early 2001. In a February 9, 2001 memo to Colson, Black wrote:

Given the fact that there is an unused surplus of the company’s charity budget and an impending overdraft in the chairman’s, the obvious solution is to raise the chairman’s budget which is, as far as I am concerned, more or less what has happened already.

If you want to reallocate the budget from the company to me, that’s fine but, especially in the light of the year we had last year and the fact that we have effectively laid off the naming of the [International Institute for Strategic Studies] Library after the Telegraph onto Hollinger, I think we could be a trifle more generous. I don’t want to encourage freeloading but we aren’t exactly bucking for the Prince of Wales prize for philanthropic excess as it is. Furthermore, a number of the items attributed to the chairman’s budget could at least as appropriately have been shouldered by the company.

     B. CHARITABLE GIVING BY HOLLINGER’S U.S. AND CANADIAN OFFICES

     While the Telegraph employed a formal process and budget for making its charitable donations, the Company’s New York and Canadian offices had no defined charitable budget and no committee charged with considering or approving donations. (The Chicago Sun-Times did have a charity trust, with a budget and a committee, as described below.) Donations made out of Hollinger’s New York office and Canadian companies were generally larger than the Telegraph’s typical donation, including multi-million dollar pledges to single charities payable over several years. Hollinger donations of more than $100,000 from 1996 through 2003 (many of which are to causes and organizations personally favored by the Blacks and Radlers) include:

•	$1.5 million to the International Institute of Strategic Studies in London;287

•	$1.475 million to The National Interest, a foreign policy quarterly published by Hollinger and the Nixon Center in Washington D.C.;288

•	$489,228 to the University of St. Michael’s;

287 This appears to be the donation that Black referred to in his February 9, 2001 memo to Colson as being “laid off” onto Hollinger.

288 In May 1998, Hollinger agreed to pay $1.2 million over 4 years to support the publication of The National Interest, and Black was appointed Chairman of the Advisory Board. In May 2001, the Company funded the acquisition of The National Interest by a new charitable corporation, and Black was appointed Chairman of the Editorial Board and Kissinger as Co-Chairman of the Editorial Board. Perle is also a member of the Editorial Board.

•	$445,267 to Toronto’s Hospital for Sick Children (Hollinger’s payment was part of a $3.4 million pledge to be paid in large part by the National Post and Black’s personal foundation, as described more fully below);

•	$436,164 to the Chicago Symphony Orchestra;

•	$283,000 to New York’s Metropolitan Opera;

•	$167,797 to Radler’s alma mater, Queen’s University in Ontario; and

•	$110,000 to Haifa University ($85,000 from the Chicago Sun-Times and Hollinger’s New York office, plus $25,000 from the Jerusalem Post Charitable Fund).

In addition, from 1996 through 2003 Radler submitted expense reports for reimbursement that listed at least $53,000 in receipts for charitable donations he made.

     Many charitable donations that Hollinger funded were publicly attributed to Black, Amiel Black and Radler, or produced other non-financial benefits for them, such as a membership on a committee, the personal naming of a building wing, or an honorary chair.289 These donations include the following:

Table 14

Charity	Benefit	Amount Hollinger Donated
Americas Society	Benefit Committee: Conrad Black (1996, 1999) Barbara Amiel Black (1999)	$45,000
Breast Cancer Research Foundation 2001 Gala	Vice Chairs: Barbara Amiel Black Conrad Black Marie-Josée Kravis Henry Kravis	$20,000
Franklin and Eleanor Roosevelt Institute	Commemorative chair established in Black’s honor in the Hyde Park Auditorium	$100,000 pledged ($44,000 paid to date)

289 Hollinger also received recognition at times. For example, in June 2001, Black pledged $100,000 of Hollinger’s money, payable in five installments, to the Institute for International Economics, for which Black serves as a director. When asked whether the lecture series funded by the donation should be named after Black or Hollinger, Black directed that it be named after Hollinger.

Charity	Benefit	Amount Hollinger Donated
Hospital for Sick Children	Wing of hospital named “Black Family Foundation Wing”	$3.4 million pledged ($2.7 million to be paid by Black Family Foundation and Hollinger; $0.7 million to be paid by National Post; $445,267 paid by Hollinger to date)
Library of Congress/Madison Council	Membership: Conrad Black	$30,000 ($15,000 per year in 2001 and 2002)
Metropolitan Museum of Art — Costume Institute Benefit 2003	Benefit Committee: Barbara Amiel Black Conrad Black	$15,000
Metropolitan Opera	Plaque honoring “Lord and Lady Black” at the Opera290	$283,000
Museum of Modern Art — Annual Corporate Luncheon 2000	Benefit Committee: Conrad Black	$15,000 in 2000 ($40,000 to date)
New Yorkers for Children 2001 Gala	Benefits Committee: Barbara Amiel Black Conrad Black	$5,000 for 2001 ($10,000 to date)
New York Public Library - Library Lions Dinner	Co-Chairs: Barbara Amiel Black Conrad Black	$100,000 pledged291
North London Collegiate School	Bursary Fund established in the name of Lady Black	At least $61,000 (of a $152,000 pledge, half to be paid by Black and half to be paid by the Telegraph)
Queen’s University	Wing of University named “Radler Business Wing”	$167,794

     According to an April 2004 article in The Globe and Mail, Black made the $3.4 million pledge to Toronto’s Hospital for Sick Children in 1998 on behalf of (i) his private foundation, the Black Family Foundation, which was to pay $2.7 million of the pledge; and (ii) the National

290 When Hollinger began giving to the Metropolitan Opera in 1998 at the patron level ($50,000 per year), the Opera erected a brass plaque listing “Lord and Lady Black” of Hollinger International as patrons. In the spring of 2004, Hollinger requested that the plaque be replaced with a plaque listing only Hollinger International as the patron.

291 Black e-mailed Healy on November 18, 2003, saying “[p]erhaps we could pay half of the Library Lions invoice.” Healy told Black that Hollinger would not pay the invoice, and returned it. According to a January 17, 2004 New York Times article, this pledge has not yet been paid. The article states that when Black asked that Hollinger fund the donation, the Company “refused.” The article further states that, after Hollinger declined to pay for the donation, Black said that “he would keep his commitment and intends to make [the contribution],” though there could be a delay in payment.

Post, which was to fund the remaining $0.7 million. When Hollinger sold the National Post to CanWest, there appears to have been $340,000 remaining on the paper’s pledge obligation. An April 22, 2003 letter from CanWest President Leonard Asper indicated that CanWest would honor the paper’s remaining part of the pledge if Hollinger would “make equivalent contributions to causes identified by CanWest, for which Hollinger [would] be duly recognized.” The Special Committee has not found any documents that reveal contributions by Hollinger to recipients designated by CanWest. The Globe and Mail article quotes CanWest spokesman Geoffrey Eliot that CanWest intends to pay the $340,000 balance of the National Post’s obligation to the Hospital for Sick Children, but does not mention any obligation on Hollinger’s part to make reciprocal charitable donations. Company records indicate that in 1999 and 2000, prior to the CanWest transaction, Southam paid approximately $170,000 to the Hospital for Sick Children. In 2001 and 2002, after the CanWest transaction, HCPH paid approximately $275,000 to the hospital.292 In total, Hollinger has paid at least $445,000 of Black’s pledge to the Hospital for Sick Children.

     According to Atkinson, no one ever consulted with him about Hollinger underwriting a portion of Black’s $3.4 million pledge to the Hospital for Sick Children. He stated that in September 2003, Zena Silliphant, a Ravelston employee who also ran the Black Family Foundation, presented a check for him to sign on behalf of Hollinger for a payment to the hospital. Atkinson told Silliphant that he could not sign the check, and then advised Black that Hollinger could not make the payment. Black replied that he would find other ways to make the payments.

292 The accounts payable files describe the 2001 payment as the “3rd [installment].”

     As noted above, Hollinger has also funded at least $167,794 in contributions made by Radler to his alma mater, Queen’s University. Records reviewed by the Special Committee may not fully document the extent to which Radler has used Company funds to fulfill his pledge. Literature from Queen’s University announcing the newly named “Radler Business Wing” states that Radler made a $637,000 commitment to the University in honor of his father “and on behalf of Hollinger International.” On at least one occasion, Radler made a donation to the University and submitted his receipt to Hollinger for reimbursement. According to Atkinson, Radler was elected to the Board of Governors of Queen’s University approximately four years ago. Subsequently, Sifton, the then-president of Hollinger’s Community Newspaper Group, informed Atkinson that contributions were made by Hollinger in Radler’s name to the University.293

     Many of Hollinger’s charitable donations were made to charities supported and served by Black’s and Radler’s friends and other Hollinger directors. The examples are numerous, and this practice appears to have been customary. For example, on a March 21, 2001 invitation to an event at New York’s Museum of Modern Art honoring Hollinger director Kravis, Black wrote to Millar:

I suppose in accordance with our long-standing custom of supporting our directors that we’re stuck with this. These N.Y. charities are terribly rapacious. I guess we have to take a $15,000 table and will decide later whether to fill it.

293 According to Atkinson, he told Radler about a $20,000 gift that Atkinson had made to the law school that he had attended. In response, Radler chided Atkinson by suggesting that Atkinson should have charged it to the Company, as Radler had done with his donation to Queen’s.

The following table lists Hollinger donations made to charities that are associated with Hollinger directors:

Table 15

Charity	Associated Director	Amount Hollinger Donated
American London Symphony Orchestra Foundation	Alfred Taubman (donation requested by his wife)294	$10,000
American Spectator	Henry Kissinger295	$10,000
Americas Society	Conrad Black	$45,000
	Barbara Amiel Black
	Henry Kissinger296
Council on Foreign Relations	Conrad Black297	$12,500
Franklin and Eleanor Roosevelt Institute	Dwayne Andreas Henry Kissinger Robert Strauss298	$100,000 pledged ($44,000 paid to date)
Hudson Institute	Conrad Black	$50,000
	Marie-Josée Kravis
	Richard Perle299
IJP British-German Journalists Exchange Programme	Lord Weidenfeld300	$6,800
Institute for International Economics	Conrad Black301	$100,000 pledged ($40,000 paid to date)
Library of Congress/Madison Council	Conrad Black302	$30,000
Middle East Media & Research Institute	Richard Perle303	$11,000

294 Mrs. Taubman was Chairman of the London Symphony Orchestra’s 2000 Gala.

295 Kissinger was on the Dinner Committee of the 1999 American Spectator Washington Club Dinner.

296 In 1996, Dr. and Mrs. Kissinger were Vice Chairmen, and Black was on the Benefit Committee, of the Americas Society Spring Party. In 1999, both Black and Amiel Black were on the Benefit Committee for the Spring Party. From 2000 through 2002, the Kissingers were Co-Chairs of the Patron Committee for the Spring Party.

297 Black is a member of the Council’s International Advisory Board.

298 Andreas, Kissinger and Strauss were all Co-Chairs of the “Remembering Greatness” campaign to raise funds for the Franklin and Eleanor Roosevelt Institute.

299 Black, Kravis and Perle each served as Hudson Institute Trustees. Kravis was also a Hudson Institute Senior Fellow and Executive Committee member.

300 In an October 10, 2000 letter to IJP, Black wrote: “[t]he German Ambassador has advised me of the IJP British-German Journalists’ and [sic] Exchange Programme and suggested that we might wish to consider sponsoring a Lord Weidenfeld bursary. As Lord Weidenfeld is a director of our parent company and an old and valued friend, I am quite content to do this . . . .”

301 Black served on the Board of Directors.

302 Black was a Madison Council Member.

303 Perle serves on the MEMRI Board of Advisors.

Charity	Associated Director	Amount Hollinger Donated
Museum of Modern Art	Marie-Josée Kravis304	$40,000
Museum of Television and Radio	Henry Kissinger305	$52,500
National Interest, Inc.	Conrad Black	$1,475,000
	Henry Kissinger
	Richard Perle306

     Atkinson voiced concerns to Black about Hollinger’s support of the pet causes of Black’s and Radler’s friends. In his August 5, 2002 e-mail exchange with Black urging that Black introduce significant cost cutting measures at Hollinger, including eliminating “unnecessary tables,” Atkinson wrote:

Let’s stop buying so many tables, supporting friends’ favourite charities etc until we get over this. Appointing someone to police this would be the way to go.

Black disagreed in a September 4, 2002 memo to Atkinson, Boultbee, Colson, Radler and White:

In general, we rely on self-regulation to ensure that excessive personal expenses are not put through our offices and that we do not load too many charitable hobby-horses or club memberships on the company. I am confident that I myself have not transgressed in these areas . . .

     Most donations funded by the Chicago Sun-Times are made by the Chicago Sun-Times Charity Trust, the mission of which is to provide “financial support to arts, cultural and social service programs in the Chicago metropolitan area.” In accordance with the Trust’s grant application guidelines, grants are typically small, ranging between $1,000 and $5,000.307

304 Kravis is Co-Chair of the Annual Corporate Luncheon.

305 Kissinger is a Museum of Television and Radio Trustee.

306 Black is Chairman, Kissinger is co-chairman and Perle is a member of the National Interest Editorial Board.

307 The Trust’s Board of Directors meets twice a year to consider grant requests. Grants are awarded only if they meet strict requirements. For example, the Trust will not award grants to organizations aimed at furthering religious doctrines, for scholarships, medical research, benefit dinners, advertisements, or tables at fundraising events. The Trust raises money by hosting large Chicago-area fundraisers.

     Donations from this Charity Trust, however, were also vetted by the Radlers. Rona Radler, Radler’s wife, was Chairman of the Trust’s Board of Directors, whose members have also included the following Hollinger employees who reported directly to Radler: Helen McCarthy, Loye, Kipnis, and Radler’s Chicago Sun-Times assistant Patti Dudek, who also serves as President of the Trust. Ms. Radler received approximately $126,000 in director’s fees from 1998 through 2003 for her service on the Trust’s Board. Radler also appears to have directed donations from the Trust’s budget. In an October 3, 2000 memo, Kipnis directed Dudek: “[p]er David Radler’s instruction, please have a check in the amount of $25,000 drawn from the Chicago Sun-Times Charity Trust made payable to “Project Excellence” in commemoration of Carl Rowan.”

     At least on a few occasions, Radler appears to have caused the Chicago Sun-Times to make donations outside the confines of the Trust and its guidelines. Disbursement information from the Chicago Sun-Times shows donations in 2001 for $35,000 and in 2002 for $25,000 to Haifa University, a college in Israel to which Hollinger’s New York office and the Jerusalem Post Charitable Fund each also donated $25,000 in 2002. Haifa University bestowed an honorary degree on Radler in May 2002.

     C. CHARITABLE GIVING BY THE JERUSALEM POST

     According to Tom Rose, former publisher of the Jerusalem Post, the Post operates three large charitable funds and a not-for-profit organization in the United States. The three charitable funds were created more than 70 years ago and are independently chartered.308 They operate under local laws and filing requirements, and make contributions consistent with the Jerusalem Post‘s mission or contributors’ wishes, or to longstanding recipients.

308 A June 19, 1997 memo from Radler responding to a request that the Sun-Times donate to the United Jewish Appeal states that the Jerusalem Post Charity Funds “raise and distribute over $500,000 US per year.”

     According to Rose, Radler regularly recommended charity recipients. As mentioned previously, a section of a trauma recovery unit in the Herzog Hospital in Jerusalem named after the Radlers was, according to Rose, at least partially funded by the Jerusalem Post Charitable Fund. In addition, as also discussed above, the Jerusalem Post Charitable Fund paid approximately $25,000 of Radler’s pledge to support a business program scholarship for graduate students at Haifa University.

     Rose sent a memo to Radler in May 2001 expressing concern about donations to Haifa University from the Jerusalem Post Charitable Fund:

Your suggestion that we pay for the table at the Haifa U. dinner in your honor with monies from the funds might not be such a good idea. I have been advised that authorities are getting more serious about insuring [sic] that non-profit payment guidelines are followed.

The problem, theoretically at least, is that the funds must be spent in Israel and this organization is not recognized in Israel.

     Rose reiterated this concern in a 2002 e-mail:

Avi has arranged to give Yael from Haifa University $50,000 later this week. The two checks from the CST funds arrived in the package you sent last week. And at your instruction we will pay the balance from our own charitable funds; roughly $25,000.

Are you sure that you are OK with this? As I have indicated this makes me nervous. While I completely agree that you can argue you subsidize Israel to the tune of funding Post losses each year, I think that using funds from donors to our charitable funds sets us up for all kinds of problems.

The Special Committee has found no document reflecting that Radler ever responded to these concerns.

     D. IMPLICATIONS FOR DIRECTOR INDEPENDENCE

     Director independence is an increasingly important issue for public companies. For example, in analyzing the independence of special litigation committee members, Delaware courts have held that a director is “independent” (as opposed to “interested”) only when the director’s decision is based entirely on the corporate merits of the transaction, and is not influenced by personal or extraneous considerations.309 Although the independence inquiry most often focuses on economic factors, financial relationships are not the only means by which a director or officer may become “interested.” Courts consider whether the director “for any substantial reason,” including social and institutional ties, is unable to act in the corporation’s “best interests.”310 Thus, a company’s donations to a charity that has financial or other ties to a director of the company may raise issues concerning that director’s independence.311

     Hollinger donated generously to organizations connected with or sponsored by Kravis, Perle, Kissinger, Andreas and Strauss. The Special Committee has not concluded that these contributions altered the directorial behavior of Kravis, Kissinger, Andreas and Strauss. Nevertheless, Black’s generous use of Hollinger’s money to directors’ pet charities without the restraint of sound corporate governance controls, raises questions regarding the independence of those directors, particularly for Kravis and Kissinger, who were close friends with Black. 312

309 See, e.g., Weinberger v. UOP, Inc., 457 A.2d 701, 710 (Del. 1983); Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173, 182 (Del. 1986).

310 In re Oracle Corp. Derivative Litig., 824 A.2d 917, 920 (Del. 2003).

311 In re Oracle Corp. Derivative Litig., 824 A.2d at 938, the court held that directors of an Oracle special litigation committee were not sufficiently independent to rule on dismissing derivative claims against Oracle officers and directors, because two of the committee’s directors were Stanford University professors. This rendered them ineligible to independently investigate corporate executives who included a fellow Stanford Professor, fellow members of the Stanford Institute for Economic Policy Steering Committee, and others who had donated hundreds of thousands of dollars to the University, including one who had announced that he was considering a $270 million donation. Even though the committee members were tenured professors with no direct fundraising duties, “the ties among [the directors and the defendants] and Stanford are so substantial that they cause reasonable doubt about [the directors’] ability to impartially consider whether [the defendants] should face suit. Id. at 942.

     Similarly, in Biondi v. Scrushy, 820 A.2d 1148 (Del. Ch. 2003), the court ruled that certain members of a board’s special litigation committee were not sufficiently independent, in part, because they and the executive they were investigating had institutional ties to a college and a foundation.

312 Black’s e-mail correspondence with Kravis was significantly devoted to social matters, including numerous Manhattan and Palm Beach social engagements, and arrangements for a party Kravis hosted for Black to celebrate the publication of his FDR biography. During his interview with the Special Committee, Kissinger acknowledged

With respect to Perle, Hollinger’s contributions to Perle-related charities only exacerbated the extent to which he was already an interested director.

     Kravis is associated with at least two organizations that received charitable donations from Hollinger. The Company donated $25,000 both in 2002 and 2003 to the Hudson Institute, where Kravis serves as a Trustee, an Executive Committee member and a Senior Fellow. Black joined the Institute’s Board of Directors in June 2001. Kravis also serves as Co-Chair of the Annual Corporate Luncheon for the Museum of Modern Art. In 2000, Black caused Hollinger to buy a $15,000 table to the luncheon, but donated the table back to the museum. In 2001, Black caused Hollinger to donate $10,000 to the Annual Corporate Luncheon and $15,000 to a party honoring Kravis for her work on behalf of the museum.313

     Hollinger also contributed to several organizations that Kissinger supported, and to one organization that Kissinger, Black, Andreas and Strauss supported. Black pledged $100,000 to the Franklin and Eleanor Roosevelt Institute in 2001, of which Hollinger has to date paid $44,000. Kissinger, Andreas and Strauss are all Co-Chairs of the Institute’s “Remembering Greatness” fundraising campaign. Hollinger donated $5,000 in each of 1998 and 1999 to The American Spectator, for which Kissinger served on a dinner committee in 1999. Between 1999 and 2002, Black caused Hollinger to donate a total of $45,000 to the Americas Society, for which Kissinger served on various committees. Hollinger also donated a total of $52,500 to the Museum of Television and Radio between 1999 and 2003, for which Kissinger served as a trustee. Moreover, along with Perle and Black, Kissinger serves on the Editorial Board of The National Interest, to which Hollinger has donated $1,475,000 since 1998.

that he had developed a close friendship with Black, and, again, Black’s e-mail correspondence contains numerous references to social engagements with the Kissingers.

313 This $15,000 donation provoked Black’s previously quoted lament to Millar about “rapacious” New York charities.

     Like Kravis, Perle served as a Trustee of the Hudson Institute, to which Hollinger donated $25,000 in both 2002 and 2003. Additionally, Perle serves on the Middle East Media & Research Institute Board of Advisors, to which Hollinger donated $1,000 in 1999 and $10,000 in 2001. As note above, Perle is a member of the Editorial Board of The National Interest.

     In September 2002, Kravis requested information from Kipnis about Sarbanes-Oxley and NYSE guidelines pertaining to director independence. In his September 24, 2002 response, Kipnis noted that he was working on draft corporate governance guidelines, and included the following language under the heading “Director Independence”:

This year we plan to supplement the questionnaires with ongoing dialogue to look more closely for “compensatory fees.” For example, if Hollinger contributes to a charity that has a non-management Hollinger director also sitting on the charity’s board of trustees, we will have to assess the materiality of the contribution and its effect on such member’s independence.

     At a February 26, 2003 meeting, the Hollinger Board adopted corporate governance guidelines which provided that “the Board of Directors should be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations with which a director is affiliated.”

XIX. SALE OF NP HOLDINGS TAX LOSSES TO RAVELSTON

     The Black Group defrauded Hollinger in a number of ways through Ravelston’s 2002 purchase of the Hollinger subsidiary NP Holdings, and its valuable tax loss carryforwards. First, the Black Group falsely represented to the Audit Committee that Ravelston’s price was higher than that offered by CanWest, the only other possible purchaser. Second, in reporting to the Audit Committee the amounts of the NP Holdings bids, the Black Group shaved both the CanWest and Ravelston offers, thereby securing a lower price for themselves. Third, the Black Group concealed from the Audit Committee steps that had been taken that shifted from Ravelston to Hollinger the financial risk associated with an NP Holdings contingent liability. Although a number of senior Hollinger officers and Hollinger’s outsider advisors knew of or participated in these transactions, they remained disturbingly silent as the misleading information was presented to the Audit Committee.

     On January 16, 2002, Hollinger sold NP Holdings to Ravelston for $3.6 million. At the time of the sale, NP Holdings’ only asset was accrued Canadian tax loss carryforwards arising from its former ownership of the National Post. Due to limitations on loss utilization imposed under Canadian tax law, these losses could be utilized only by NP Holdings or Canadian companies related to it including, Ravelston, or by CanWest (which had purchased the National Post from NP Holdings). Black, Radler, Boultbee, Kipnis and Atkinson misled the Audit Committee in securing its approval of the sale. In particular, they told the Audit Committee that CanWest had offered to pay only $2.8 million for NP Holdings when in fact CanWest’s offer was $4.1 million, or $500,000 more than the price Ravelston ultimately paid. While the dollar impact of this misrepresentation is not as great as those relating to the non-competes, the Horizon/Bradford asset sales and other transactions covered by this Report, the NP Holdings saga is noteworthy because it graphically illustrates the depth of the deception practiced by the

Black Group in seizing any possible opportunity to enrich themselves at the expense of Hollinger and its public shareholders.

     After management misrepresented to the Audit Committee that CanWest had offered to pay only $2.8 million for NP Holdings, the Audit Committee approved the sale of the company to Ravelston for $3.6 million. CanWest, however, had offered to pay $4.1 million, just ten days before the Audit Committee approved the sale to Ravelston. Boultbee, Radler, Atkinson, and Kipnis knew that CanWest’s bid had been $4.1 million and not the $2.8 million figure that was given to the Audit Committee.314

     In addition, these Hollinger executives did not tell the Audit Committee that as part of Ravelston’s purchase of NP Holdings, HCPH (NP Holdings’ parent company) was required to fund Ravelston with $14.6 million to offset a $14.6 million liability to CanWest that Hollinger had incurred in selling its remaining 50% interest in the National Post to CanWest in 2001. NP Holdings immediately loaned this money back to HCPH, which signed a demand promissory note in favor of Ravelston, with no condition requiring Ravelston to use the proceeds to pay the CanWest liability and obtain Hollinger’s release. Thus, although HCPH’s $14.6 million loan obligation to Ravelston — which was not presented to Hollinger’s independent directors — should have been callable only if Ravelston were required to pay CanWest, Ravelston subsequently asserted that it could collect on the note and demand payment from Hollinger whenever it wanted. This exposed Hollinger to risk of having to pay the $14.6 million twice — once to Ravelston and again to CanWest, with Ravelston reaping a windfall.

314 Moreover, even though Torys partner Beth DeMerchant had told Boultbee, Atkinson and Kipnis that the “going rate” for sales of this type was 10%-20% of the total tax losses, none of them shared this advice with the Audit Committee. The $3.6 million price approved by the Audit Committee represented only 8.14% of NP Holdings” then-underestimated tax losses, and only 7.4% of the later revised estimate of NP Holdings” tax losses.

     In March 2003, KPMG advised Hollinger that KPMG’s 2001 valuation of NP Holdings’ tax losses was understated by $4.5 million and erroneously excluded capital losses of $62.3 million. Consequently, Hollinger’s Audit Committee requested an additional payment from Ravelston, and has discussed renegotiating the sales price. Any renegotiated price should take into account not only the undervaluation issue, but also the inadequacy of the original January 2002 sales price.

     A. BACKGROUND

     In 1998, Hollinger launched the National Post in Canada through a partnership known as The National Post Company/La Publication National Post (the “NP Partnership”).315 On January 1, 1999, the NP Partnership was reorganized so that two newly-created wholly-owned Southam subsidiaries, 3048510 and NP Holdings Company, each owned 50% of the NP Partnership. The result of this restructuring is depicted in the following chart:

315 The NP Partnership had three general partners — Southam, 1261747 Ontario Ltd., and 1313383 Ontario Inc. All of them were indirect wholly-owned subsidiaries of Hollinger, and 1261747 Ontario Ltd. and 1313383 Ontario Inc. were themselves wholly-owned subsidiaries of Southam.

     The National Post suffered financial losses throughout 1999. At the May 11, 2000 Board meeting, Black told the Hollinger directors that the paper “was performing better than budget” and explained that the paper “should make money in the fourth quarter of 2000 and approximately break-even for 2001.”

     B. SALE OF HOLLINGER’S INTEREST IN NP HOLDINGS TO CANWEST

     CanWest acquired the NP Partnership, which owned the National Post, in two stages. First, in the CanWest transaction, CanWest purchased 3048510’s 50% interest in the NP Partnership. Second, as part of a 2001 letter agreement (“2001 Letter Agreement”) that settled a dispute over the terms of the CanWest Transaction Agreement, Hollinger sold to CanWest NP Holdings’ 50% interest in the NP Partnership for $1. One of the terms of the 2001 Letter Agreement requires Hollinger to pay $14.6 million to the NP Partnership “on account of a pre-payment of future losses or cash requirements of the Partnership.” As explained below, Hollinger never made this cash contribution to the NP Partnership, and the debt to CanWest remains outstanding.

     After the sale to CanWest, NP Holdings’ only remaining asset was its accrued tax loss carryforwards. According to KPMG, these tax loss carryforwards totaled approximately $45.7 million, with expiration dates of December 31, 2005, 2007 and 2008.

     By early November 2001, Ravelston was apparently interested in obtaining those accrued tax losses to offset its taxable income. In a November 8, 2001 e-mail to Boultbee, Atkinson reported that he “spoke to Mark [Kipnis] and Beth [DeMerchant] this morning about the losses accumulated at NP Holdings and the interest of Ravelston in acquiring that company. Probably in light of the Tweedy Brown[e] letter[316] and the possibility of litigation, we are concerned about putting yet another related party transaction to the Hollinger Audit Committee. Such a request will give rise to a very high level of scrutiny together with the wish on the part of some directors that we not even put this forward.” (Emphasis added.)

     Atkinson identified for Boultbee three of the pre-conditions to any sale of the losses to Ravelston: (i) Hollinger and its subsidiaries would need to be precluded from using the losses themselves; (ii) Hollinger would need to have tried to sell the losses to a third party; and (iii) the losses would need to be valued by an “independent and experienced valuator.” Atkinson noted that, “[f]or these purposes KPMG would not be considered to be independent.” Atkinson also warned that “amalgamating NP Holdings with Ravelston” risked “exposing Ravelston to CanWest issues.” As an alternative, Atkinson suggested “[i]n light of the above, why don’t would [sic] look for an independent tax loss company as opposed to trying to buy one within our group?”

     Boultbee replied the same day, telling Atkinson that “[y]ou cannot purchase loss companies. The losses are reduced to nil if there is a change in control so they can only be used

316 This appears to be a reference to Tweedy Browne’s October 2001 letter objecting to the size of the management fees and inquiring as to the Board’s process for reviewing and approving those fees.

within the corporate group. That is why the NP losses are of value only to Ravelston or Hollinger Inc. Since [H]ollinger Inc[.] has losses of its own and no taxable income the NP losses are of no value to it. They are of value only to Ravelston [sic]. Hollinger International has only two viable options: to sell the losses to Ravelston or to sit with them and watch them expire.” Boultbee rejected the concept of shopping the losses to a third party because, he said, “there is no point in trying to sell something that cannot be sold.” Atkinson forwarded Boultbee’s reply to Kipnis and DeMerchant and asked them to pursue the issue.

     DeMerchant began work on a process for Ravelston to buy NP Holdings from Hollinger. On November 13, 2001, she sent an e-mail to Atkinson, Boultbee, Kipnis and KPMG’s Gabe Hayos and Dave Downie, copying Sukonick, Welkoff and another Torys colleague, that was “meant as an organizational note to draw together various aspects of the work to move NP Holdco to Ravelston.”317 She outlined the first step of the process as follows:

(a) transfer price for the sale of the shares — Mark K. will pursue this with Gabe with a view to establishing the means by which a fair value can be assessed on a basis acceptable to the Audit Committee. This may involve an expert opinion from an accounting firm or other qualified expert. Also, Mark will review the tax issues generally with Gabe and then Gov. Thomson [sic] so that concerns are identified and addressed (such as that their [sic] is no real value to the tax losses at the [Hollinger] level; they have a limited life; it is extremely difficult to market them to third parties given the change of control constraint and the potential liabilities associated with NP Holdco). The objective would be a memorandum to be presented to the Audit Committee on Dec. 3 to inform their decision.

     The next day DeMerchant sent another email to Atkinson, Boultbee and Kipnis, copying Hayos, Sukonick and Welkoff. DeMerchant described her conversation with another Torys partner “who has worked with a firm client on a number of tax loss transfers from a public

317 According to DeMerchant, Torys was acting as counsel to Ravelston/RMI for this transaction, while Hollinger was represented only by its in-house counsel Kipnis. Even though Torys was Ravelston/RMI’s counsel, however, it billed Hollinger for the work.

company to private holding company (KPMG is also the audit firm for this other client and I know Gabe is familiar with the precedent).” She noted the following corporate governance requirements: (i) “a special committee with independent counsel” approves the transaction, and (ii) “the special committee engages in ‘arm’s length’ negotiation with the controlling shareholder to settle the price.” DeMerchant further advised: “my partner thinks the going rate for these situations is 10-20 cents per $; in one case he recollects that about 16 cents was agreed; 10 cents was set in a more recent transaction where other complicated elements were in play and one could argue that the price was 12-14 cents.” She also observed that the NP Holdings sale price may be depressed by “the associated liability that comes with the tax loss subsidiary.”318

     Although Atkinson in his November 8, 2001 e-mail had concluded that KPMG was not sufficiently independent to value the NP Holdings tax losses, KPMG was asked to provide advice on the issue anyway. On November 16, 2001, Hayos and Downie sent a memo to Kipnis (copied to Boultbee and Torys attorneys) regarding “Sale of NP Holdings Company — Loss Valuation Issues.” Contrary to Boultbee’s statement that no third party would have an interest in purchasing the losses, Hayos pointed out that CanWest would be able to use the losses if it had sufficient taxable income to offset them. The memo also advised that “[i]f CanWest is not interested in purchasing these losses, Hollinger must then negotiate a fair transfer price with Ravelston. It should be noted, however, that as there is no market for these shares, no independent valuator will be able to assist the parties in this negotiation process and it will, therefore, be left to the parties to agree among themselves as to an acceptable price.” Although Hayos had received DeMerchant’s e-mail suggesting 10%-20% of the losses as the “going rate”

318 The price that Ravelston ultimately paid Hollinger for NP Holdings was 8.14% of the original KPMG-calculated total tax losses, although as explained below, Ravelston acquired NP Holdings’ sole remaining asset without assuming the associated potential liability to CanWest.

and, according to DeMerchant, was “familiar with the precedent,” he did not mention this range as guidance in his memo.319

     A November 27th conference call was scheduled for Radler and Boultbee to make a presentation to Thompson concerning the proposed NP Holdings sale. On November 19, 2001, Kipnis sent a memo to Atkinson, Boultbee, DeMerchant, Sukonick and Hayos saying that he would forward Hayos’ memo to Thompson, unless anyone had objections or changes to it. No one suggested that the 10%-20% range be included, and the memo was sent to Thompson the next day unchanged. In the November 19 memo, Kipnis advised that “Jack or another member of Hollinger management should be prepared to” discuss: (i) whether Hollinger could use the losses; (ii) “whether CanWest has been contacted to determine their interest in purchasing the Tax Losses”; and (iii) Ravelston’s plan for using the losses.

     The November 27th conference call was attended by Thompson, Radler, Boultbee, Kipnis, Loye, DeMerchant, Sukonick and Hayos. According to the minutes, Hayos “provided an overview of the proposed transaction” and Boultbee “provided information relating to the Company’s inability to currently benefit from NP’s tax losses.” The participants also discussed the information the Audit Committee needed to consider the proposed transaction. On the same day, Kipnis forwarded Hayos’ November 16th memo to the entire Audit Committee. On November 29, 2001, KPMG’s Hayos and Downie sent Kipnis a memorandum for the Audit Committee containing KPMG’s analysis of whether Hollinger could itself use the NP Holdings tax losses. KPMG concluded that none of the Hollinger entities could use the tax losses, except

319 The memo also stated that because NP Holdings’ 50% partnership interest would be sold to CanWest for $1 in four months, its “fair market value . . . is therefore arguably equal to this $1 purchase price,” i.e., the only value NP Holdings had was its tax losses. As explained above, however, the $1 purchase price resulted from the settlement of a dispute and, therefore, may not have reflected its “fair market value.”

that a portion of the losses could be applied against a predicted $2.5 million gain from a subsidiary’s sale of its Grumman Gulfstream aircraft.320

     C. CANWEST’S OFFER TO PURCHASE THE LOSS CARRYFORWARDS FOR $4.1 MILLION

     DeMerchant was apparently delegated the task of contacting CanWest to determine its interest in acquiring NP Holdings. On November 30, 2001, CanWest’s general counsel Richard Leipsic left a voicemail for DeMerchant, stating that CanWest “would be obviously interested” in NP Holdings and that it would be “preferable and more advantageous [for CanWest] to buy the shares of NP Holdings Company” rather than its partnership units, which is what the 2001 Letter Agreement provided. Leipsic asked, “is it for sale?” After DeMerchant e-mailed a transcription of the voicemail to Atkinson, Boultbee, Kipnis and Hayos, Boultbee instructed her to send CanWest the NP Holdings tax loss schedules. Boultbee expressed doubt that they would be able to ask the Hollinger Board for a decision at its upcoming December 3, 2001 meeting, so he suggested giving CanWest “a couple of weeks for due diligence and valuation purposes.” On the same day, DeMerchant faxed Leipsic a one-page tax loss schedule and asked whether CanWest was interested in “acquiring all of the shares of NP Holdings Company for a price reflecting the value of these tax loss carry forwards on the basis that there are no other assets or liabilities in the company.” DeMerchant also wrote that “David Radler would like an indication of CanWest’s interest in this opportunity today if possible.”321

320 The memo explained that if the Hollinger subsidiary were able to use a portion of the losses, NP Holdings could be restructured before any sale in a manner to permit Hollinger to do so. It does not appear that this option was discussed with the Audit Committee or the Board of Directors, though there is a reference in the Audit Committee and Board resolutions to “one uncertain, minor exception” to Hollinger’s inability to use the losses. KPMG promised to send a second memo following a discussion with Boultbee regarding Ravelston’s plan for using the losses. The Special Committee has not found any record that this second memo was ever received.

321 While the Special Committee#s copy of the fax does not indicate the time it was sent, Boultbee’s e-mail to DeMerchant instructing her to send it has a 4:31 p.m. time stamp. Thus, Leipsic did not receive the tax loss schedules at his office in Winnipeg until late in the afternoon.

     On December 3, 2001, Hollinger held a telephonic Audit Committee meeting to discuss the proposed sale of NP Holdings. Radler, Boultbee, DeMerchant, Hayos and Kipnis, among others, participated. According to the minutes, Kipnis led the discussion and summarized KPMG’s November 16th memo.322 Radler, Boultbee, Hayos and DeMerchant all provided information and, according to the minutes, there were “questions asked of management by all of the [Audit] Committee members.” The Audit Committee decided that Hollinger would: (i) provide CanWest with information, (ii) determine whether to hold an auction between CanWest and Ravelston, and (iii) negotiate, through the Audit Committee, the sale price.

     At the meeting of the full Board that began just minutes after the Audit Committee meeting, Thompson reported that “[m]anagement is currently providing the relevant information to CanWest, and it is our hope that an auction can occur. If not, or if the high bidder is Ravelston, then the Audit Committee will negotiate terms and conditions on behalf of the Company.”

     On December 13, 2001, Atkinson e-mailed DeMerchant asking if CanWest’s lawyers, Oslers, had been given the information it requested: “David Radler would like me to press Richard [Leipsic] for an offer.” On January 5, 2002, Atkinson sent an e-mail to Boultbee relating that Leonard Asper had spoken to Radler on January 3rd “and told him CW’s best offer for NP Holdings is [$4.1] million. David told him it was not enough and that we [Ravelston]

322 Kipnis told the Special Committee that, contrary to the meeting minutes (which he is responsible for preparing and signing), the November 2001 and January 2002 memoranda, and the various e-mails, he had no involvement with the NP Holdings transaction, and that it was KPMG, Torys and Boultbee who provided information to the Audit Committee.

will pay more.”323 Atkinson wrote that “David suggests we now proceed to advise the Governor of Leonard’s offer and to have Ravelston offer [$4.2 million] and complete the transaction.”

     On January 6, 2002, Atkinson advised Kipnis by e-mail of CanWest’s $4.1 million offer: “David may have told you of his call from Leonard Asper last Thursday. CanWest will not offer more than [$4.1] million for NP Holdings. As a re[s]ult, David asked me to speak to Jack with a view to Ravelston offering [$4.2] million. I a[ss]ume Jack will agree. If so, will you and David meet with the Governor to finalize the approval process?” On January 7, 2002, Boultbee sent a responsive e-mail to Atkinson, agreeing that Ravelston should offer $4.2 million for NP Holdings.

     D. SALE TO RAVELSTON FOR $3.6 MILLION

     Despite Ravelston’s undisclosed intention to offer $4.2 million for NP Holdings, on January 16, 2002, Thompson agreed that Hollinger would sell it to Ravelston for only $3.6 million. This agreement was reached during a telephone call between Thompson and Boultbee, the minutes of which were sent to the Audit Committee in advance of the February 25, 2002 meeting at which it approved Thompson’s decision.324 According to the minutes, Boultbee falsely told Thompson that CanWest’s offer for NP Holdings was only $2.9 million. Consequently, “[a]fter discussions and negotiations,” Thompson and Boultbee agreed on the $3.6 million price, subject to Audit Committee and Board approval. That afternoon, Atkinson e-mailed DeMerchant to tell her about Thompson’s approval of the transaction and to have her

323 As explained below, during a July 6, 2004 telephone conversation, Leipsic told Special Committee counsel that although he could not state “definitively,” he understood from both CanWest’s tax director and Leonard Asper that CanWest had made an oral offer of $4.1 million to Radler.

324 The minutes sent to the Audit Committee in this package recite in the introduction that Thompson “acted as Chairman and Secretary of the meeting,” have a signature line for Thompson as “Secretary of the Meeting,” but are unsigned. Another copy of the minutes in the Company’s files contains the same introduction but has a signature line for Boultbee as “Secretary of the Meeting” and, in fact, contains Boultbee’s signature.

finalize it because “we are anxious to complete the transaction.” She responded that Kipnis had already called to give her the news, and they were working with KPMG on the plans.

     On February 12, 2002, Sukonick prepared a draft Board resolution approving the NP Holdings sale. The draft resolution provided that NP Holdings was “offered to CanWest which expressed tentative interest in a purchase for a proposed price of [$2.8 million] or approximately 6% of the Canadian Tax Losses.”325 The draft resolution also provided that Ravelston “proposed to purchase the shares of NP Holdings effective January 1, 2002 for a price which, after negotiation with the Chair of the Audit Committee, was increased to [$3.6 million], reflecting the value of the Canadian Tax Losses to Ravelston.” Thus, it appears that Boultbee may have proposed that Ravelston pay an even lower amount, which Thompson negotiated upward to $3.6 million.

     In his cover e-mail, Sukonick asked Boultbee whether he wanted to elaborate on “how the value of the losses to Ravelston was determined.” Boultbee evidently declined to do so, because the same nondescript language was in the final resolution sent to the Board and the Audit Committee. Had Boultbee done so, he would have exposed how profitable this deal was for Ravelston. In an e-mail dated May 3, 2002, Boultbee told Atkinson and Ravelston’s lender, CIBC, that “NP Holdings has tax losses of about [$45.7] million. These will be used over the next four years to eliminate about [$18] million of taxes that we otherwise would have to pay.”326

325 According to the minutes of the meeting between Thompson and Boultbee, Boutlbee told Thompson that CanWest’s offer was $2.9 million not $2.8 million. No one corrected this, however, and both the final Audit Committee and Board resolutions contain the lower figure.

326 This may be why, in the fall of 2003, Bain Capital, a potential investor in HLG, questioned the NP Holdings deal. In a September 2, 2003 e-mail to Black, Radler, Colson, Atkinson, Boultbee and Creasey, Michael Dorfman of Westwind Partners sent some “discussion slides” that Bain Capital had prepared for their meeting the next day. The slides note that NP Holdings was “sold to Ravelston at potentially below market terms.”

     At its February 25, 2002 meeting, the Audit Committee passed a resolution approving the sale. Both Radler and Boultbee attended this meeting at Thompson’s invitation. At the full Board meeting held the same day (which Boultbee also attended), Thompson reported that the Audit Committee had approved the sale, and the Board also passed a resolution approving the sale. The approval was unanimous, with Black, Amiel Black, Colson and Radler abstaining. Both the Audit Committee and Board resolutions contain Sukonick’s proposed language that “CanWest . . . expressed tentative interest in such a purchase for a proposed price of [$2.8 million]”

     As noted above in the CanWest non-competes section, CanWest refused the Special Committee’s requests for documents and interviews of its principals. Special Committee counsel was, however, able to obtain limited information regarding the NP Holdings transaction from CanWest General Counsel Richard Leipsic. On June 7, 2004, Leipsic left a voicemail stating “that there was a discussion between David Radler and Leonard Asper in respect of the opportunity . . . to acquire the losses in NP Holdings. The number of [$4.1 million] anecdotally does ring a bell but I am trying to get some more information from my tax guy because I believe that he actually looked at going to value the losses.” Leipsic said that the $2.8 million figure did not “ring a bell,” but that he would investigate and report back. On July 6, 2004, Leipsic contacted Special Committee counsel regarding his conversations with Asper and CanWest’s tax director (who had valued the NP Holdings’ losses based on the diligence Hollinger provided). Leipsic confirmed that Asper had offered Radler $4.1 million for NP Holdings and had never revoked or lowered that offer. Leipsic said also that neither Asper nor the tax director knew the basis for the $2.8 million figure provided by Boultbee. Leipsic cautioned, however, that neither CanWest’s tax director nor Asper had consulted his files regarding the offer.

     E. THE TRANSACTION STRUCTURE DICTATED BY RAVELSTON HAS EXPOSED HOLLINGER TO POTENTIAL DOUBLE LIABILITY ON THE $14.6 MILLION OBLIGATION TO CANWEST

     As explained above, the 2001 Letter Agreement governing the sale of Hollinger’s 50% interest in the NP Partnership to CanWest provides that Hollinger is to pay, on September 30, 2001, $14.6 million to the NP Partnership “on account of a pre-payment of future losses or cash requirements of the Partnership.” In late September 2001, Atkinson advised CanWest that Hollinger was withholding that payment as an offset to claims Hollinger had against CanWest for post-closing adjustments from the CanWest transaction.

     Although the 2001 Letter Agreement provides that the obligation is that of “Hollinger,” Atkinson and Torys had concerns that the Letter Agreement could be interpreted as obligating NP Holdings to pay the $14.6 million.327 That ambiguity took on added importance for the owners of Ravelston once it secured the purchase of NP Holdings. Ravelston and its advisers ultimately devised a financial solution to this legal problem: they structured a transaction so that in no event would Ravelston pay that money. Ravelston’s solution, however, exposed Hollinger to a potential obligation to pay that $14.6 million not once, but twice.

     Soon after Thompson agreed that, subject to Audit Committee approval, Ravelston could purchase NP Holdings and its valuable tax loss, Atkinson and others, including Torys and KPMG, began to take steps to insulate Ravelston from potential liability under the 2001 Letter Agreement. For example, in a January 24, 2002 response to an e-mail from Atkinson asking how the work was progressing, DeMerchant wrote: “[w]e are waiting on KPMG to provide us with steps to do the sale while addressing the [$14.6] mm funding obligation and the subsequent

327 This explains Atkinson’s reference in his e-mail to Boultbee that selling NP Holdings to Ravelston “could be exposing Ravelston to CanWest issues.” Similarly, as explained above, DeMerchant’s suggestion that Hollinger should receive a reduced price for NP Holdings due to its “associated liability” indicates that she shared Atkinson’s concerns.

steps to get the benefit of losses into Ravelston.” Those “steps” materialized in a February 14, 2002 KPMG memo to Boultbee and Jim Fabro, which they also e-mailed to Creasey, Sukonick and Welkoff. Footnote 2 of the draft memo reflects Torys’ belief that “the better view [of the 2001 Letter Agreement] is that the obligation to provide this funding rests with NP Holdings and not [Hollinger].”328 To address this situation, KPMG suggested that the following occur before Ravelston’s purchase of NP Holdings:

•	HCPH (NP Holdings’ parent company) should “make a capital contribution to NP Holdings equal to the amount of the Loss Contribution, as finally determined”; and

•	NP Holdings then “loan the amount of the Loss Contribution back to HCPH on a non-interest bearing basis with the note repayable on demand.”

Nothing in KPMG’s memo explains why the HCPH note would be a demand note, with no condition that NP Holdings actually be required to pay the money over to CanWest if NP Holdings were to call the demand loan.

     The next morning, Boultbee sent an e-mail to Hayos, Downie and all recipients of the KPMG memo, stating that the “Loss Contribution” amount was fixed at $14.6 million and agreeing that NP Holdings was the obligor. Later that afternoon, Sukonick followed-up on Boultbee’s comment, suggested that the loan bear interest, and provided a more concrete explanation for why Torys believed that NP Holdings could be held liable to CanWest even though Hollinger signed the 2001 Letter Agreement:

You will be revising this to provide that the payment is for [$14.6] million and leave out any comments as to adjustment for actual liabilities. When [Hollinger] notified CanWest that they would not pay the [$14.6] million, [Hollinger] acknowledged that it would be open to paying interest at some reasonable rate (which I don’t believe has been fixed). Regarding footnote 2, could you please change the latter half to say that “the better view is that the primary

328 Downie and Hayos also observed that “this [$14.6] million figure is only an estimate of NP Holdings’ share of NP Partnership’s losses and that the actual amount to be paid to NP Partnership by [Hollinger] in respect of this loss funding obligation (the “Loss Contribution”) may differ from the [$14.6] million figure.”

obligation to pay rests with NP Holdings, since it is the partner, and that [Hollinger] has undertaken ultimate responsibility for the payment if required, either to fund NP Holdings or to pay directly (like a guarantor).”

     Later that day, KPMG circulated a revised version of the memo that “reflect[ed] comments . . . received from Jack Boultbee and Tory’s [sic].” In this version, KPMG wrote that the 2001 Letter Agreement required Hollinger to pay the fixed amount of $14.6 million and revised footnote 2 as Sukonick had suggested. Additionally, the HCPH note would no longer be interest-free; instead, it would bear interest at “the same rate as that applicable to amounts owing between the Hollinger group of companies and CanWest, as provided for in the Transaction Agreement entered into between those parties as of July 30, 2000.” This is a curious addition given that the 2001 Letter Agreement contains no provision for a specific rate of interest on the $14.6 million demand loan.

     Boultbee and the other Hollinger executives involved in this project and their advisors must have realized that Hollinger risked liability to both NP Holdings under the unconditional demand loan and to CanWest directly under the terms of the 2001 Letter Agreement. Yet, neither Hollinger’s senior officers involved in this project nor its outside advisors seemed to care about (let alone propose a solution to) that risk.

     These aspects of the NP Holdings transaction were not presented to the Audit Committee or the Board on February 25, 2002, when the NP Holdings transaction was approved, nor are they reflected in the relevant resolutions. Further, there is evidence that these aspects of the transaction were consciously withheld. For example, Boultbee attended the February 25, 2002

Audit Committee and Board meetings at which the NP Holdings sale was approved. Even though he knew of the funding plan, he did not mention it during these meetings. 329

     The importance of the omitted information (and Boultbee’s motivation for structuring the transaction in the manner he did) are well-summarized in this December 2002 response from Sukonick to Boultbee’s suggestion that Ravelston demand immediate payment on the note:

The HIPI independent directors approved this transaction. I believe that the price for the share sale was negotiated and presented to the independent directors on the basis that the liability for the [$14.6] million was to remain with HCPH notwithstanding that the liable party was NP Holdings Company so that all the directors had to focus on was the value of the tax shelter in NP Holdings Company. The note was the “string” to tie the liability back to HCPH on the understanding that it was to be paid when necessary to alleviate NP Holdings Company of the liability vis-a-vis CanWest. I don’t think they were presented with the possibility that NP Holdings Company (or its successor Ravelston Management Inc.) would be able to draw [$14.6] million on the note prior to it being required to make payment to CanWest. I think they became comfortable based on the understanding I described above and I question how comfortable they would have been if presented with the possibility of making the payment on the note before the corresponding payment to CanWest is made.

F.	RAVELSTON DEMANDS REPAYMENT OF INTERCOMPANY NOTE

     As noted above, in December 2002 Boultbee suggested that Ravelston demand payment on the HCPH note. Sukonick acknowledged that “[t]he note, as written, is payable on demand and there are no written agreements limiting that demand,” but he stated his “understanding that the parties did not intend that the note would be demanded on in any circumstance other than one in which Ravelston Management Inc. is required to pay money to CanWest.” Boultbee

329 On February 18, 2002, Torys sent a shorter version of the memo to Patricia Gentry at Mayer, Brown & Platt, HIPI’s counsel, to ensure that HIPI’s financing terms would permit KPMG’s plans. This version of the memo, which was also copied to Boultbee and Robert Smith, includes KMPG’s observation that the 2001 Letter Agreement required Hollinger to pay the $14.6 million, but excludes the footnote explaining why KPMG believed it appropriate to fund NP Holdings before it was transferred to Ravelston. Again, there was no protection suggested for Hollinger against NP Holdings (which under the plan KPMG proposed would be merged with Ravelston) demanding payment on the note and CanWest also demanding payment from Hollinger.

responded that his “view was as described by Darren so [he was] not surprised, [he] just thought [they] should run it to ground.”

     Boultbee changed his tune a few months later, however, when Ravelston again demanded payment on the HCPH note. That is, effective April 1, 2003, Ravelston claimed to set-off the $14.6 million debt HCPH “owed” to Ravelston against the debt that HLG subsidiary 504 owed to Hollinger arising out of Hollinger’s $36.8 million loan to 504 described in a later chapter. When DeMerchant suggested that the Hollinger Audit Committee would need to approve the transaction, Boultbee tried to prevent such review. Notwithstanding his December 2002 agreement with Sukonick that “the parties did not intend that the note would be demanded on in any circumstance other than on in which [Ravelston] is required to pay money to CanWest,” Boultbee wrote that he did not think Audit Committee review was needed because the loan “is a demand loan so they really can’t stop its repayment.”

     Apparently, the HLG Audit Committee also expressed concern about the transaction, so on April 10, 2003, Boultbee sent them a memo explaining his intentions:

At present [Ravelston] has a receivable from [Hollinger] in the amount of [$14.6] million. The loan is payable on demand and bears interest but, for the time being, interest has not been charged. In addition [Ravelston] owes [$14.6] million to CanWest. The payment of this debt is being withheld pending settlement of numerous issues between [Hollinger] and CanWest and it is our belief that, when those issues are settled, CanWest will owe the group a significant amount in excess of the [$14.6] million. All such amounts owed to and from CanWest likely will bear interest but the rate probably will be court rates (about prime of 4.75%).

* * *

You have asked that we provide an outline of the effect of this plan [to set off the HCPH note against the 504 debt] on the ability of [Ravelston] to meet its support agreement requirements if it is called upon to settle its debt due to CanWest.

First it is unlikely in our view that the matters outstanding with CanWest will be settled in less than a few years. The contracts between us include arbitration provisions and CanWest has disagreed with a number of claims that we have made. We expect that they will draw this matter out as long as possible to avoid having to pay us anything. The mechanisms involved could take years and have not even been started at this time.

* * *

Third, the debt that [Ravelston] will have receivable from [HLG] will be a piece of the debt that has already been determined by the [Hollinger] Independent Committee and its advisors to be a suitable debt. If the matters are settled between Hollinger and CanWest, it is expected that CanWest would withhold the [$14.6] million from the amounts that it pays to [Hollinger]. The result of this is that [Ravelston] would owe the [$14.6] million plus interest to [Hollinger].

In essence, then, Boultbee acknowledged that the HCPH note was only designed to cover Ravelston’s potential debt to CanWest, which would not become due for years and would likely be satisfied by Hollinger in a broader resolution with CanWest. Nevertheless, Boultbee caused Ravelston to demand that HCPH pay the money immediately.

     In considering this proposal, the Hollinger Audit Committee sought advice on whether CanWest could seek to collect the $14.6 million from Hollinger, rather than Ravelston. Torys refused to assure the Audit Committee that if HCPH paid on the note, Hollinger would not still also have exposure on the debt to CanWest.330 Thus, the Hollinger Audit Committee agreed to pay the note, but only if Ravelston agreed to indemnify Hollinger for any claims CanWest brought against Hollinger for the $14.6 million liability and post a letter of credit as security for the indemnification obligation. Ravelston refused these conditions and the HCPH note remains outstanding.

330 Sukonick explained in an August 5, 2003 e-mail to Audit Committee advisors William Blair & Co. and James McDonough, however, that it was NP Holdings that “owed CanWest [$14.6]mm as an agreed funding amount in connection with the sale of the remaining 50% of the National Post to CanWest” and that after RMI acquired NP Holdings, “RMI also assumed the obligation to pay CanWest the [$14.6]mm.”

     On December 17, 2003, CanWest filed suit in Ontario against Hollinger, HLG, Ravelston, and RMI seeking, among other things, the $14.6 million due under the 2001 Letter Agreement. RMI filed a third-party claim against HCPH seeking payment on the note, plus interest. On June 16, 2004, Atkinson was deposed in the litigation. He testified that “the obligation . . . was booked in NP Holdings in order to have NP Holdings able to take advantage of tax losses. . . . [M]y view is that the obligation was and remains an obligation of Hollinger International.” Atkinson explained that HCPH had signed the note in NP Holdings’ favor prior to the RMI sale “so RMI was protected. [But t]his had nothing to do with CanWest, and CanWest wasn’t involved in the discussions or in the booking of any of this in any way.” Thus, Atkinson denied that that the “obligation to CanWest lies now with RMI,” repeating that “it lies with Hollinger International.” When asked whether “RMI could still make a demand on the promissory note for the same [$14.6] million” even if Hollinger set-off the debt against its claim from CanWest, Atkinson responded “I suppose RMI could try.”

     CanWest brought a motion for summary judgment against Hollinger and HLG, but not against Ravelston or RMI, on the $14.6 million claim. On August 13, 2004, the Ontario court ordered Hollinger to pay CanWest $14.6 million plus interest. In the event that Hollinger does not appeal the ruling, and pays the $14.6 million judgment to CanWest, HCPH’s $14.6 million demand note to RMI, while technically still outstanding, should be cancelled. If RMI does not voluntarily agree to cancel the note, Hollinger would seek a court order. The $14.6 million “offset” that Boultbee and Ravelston proposed in the spring of 2003 was not made in good faith, and must be considered a nullity at this point.

G.	KPMG’S REVISED ESTIMATE OF TAX LOSS CARRYFORWARDS

     By memo dated March 6, 2003, but not sent to Kipnis until March 10, 2003, KPMG notified Kipnis that its year-2001 estimation of NP Holdings’ tax losses was incorrect. Specifically, KPMG had valued NP Holdings’ ordinary losses at $45.7 million, but in fact they were $50.2 million, and had failed to identify a capital loss of $62.3 million.331 KPMG explained that the capital loss could only be used to offset a capital gain, not regular business income, and unlike the ordinary losses, could not be used by CanWest.

      KPMG’s Stitt discussed the memo with the Audit Committee during its March 13, 2003 meeting. According to the minutes, “[t]he [Audit] Committee directed Jack Boultbee to report on the amount of the additional benefits to Hollinger Inc. [sic] so that a reconsideration of purchase price could be made at the next Committee meeting.” On April 8, 2003, Boultbee sent an e-mail addressed to Black, Atkinson and Patti Dudek (Radler’s Chicago assistant who printed out Radler’s e-mails for him), apprising them of the issue:

As you are probably aware KPMG informed the [Hollinger] audit committee that their calculations of the losses in NOP [sic] Holdings was incorrect and that the operating losses were [$50.2] million rather than [$45.7] million and there are [$62.3] million of capital losses (we thought there were none). Apparently, at the audit committee this discussion came up and Governor Thompson fdecided [sic] that the price negotiations should be reoppened [sic]. My initial reaction was that, since there were no reps and warranties given to us about the amount of the losses (or liabilities) and there was no price adjustment mechanism if the losses are challenged by Canada Customs and Revenue that there should be no adjustment. I sent a draft memo to Mark who suggested that that approach might cost more than it could gain - ie we will need the goodwill of this committee for things like management fees etc in the future and a small adjustment in this regard would go a long way toward keeping that goodwill. I have drafted a revised memo that Mark has reviewed and is happy with. Please give me your comments before I send it. (Emphasis added.)

331 While the NP Holdings sale price represented 8.14% of the previous estimate of ordinary losses, based on KPMG’s updated valuation, it represents only 7.4%.

When Black responded “I’m not sure I understand all of this, but it looks all right to me,” Boultbee answered:

There is not much to understand. We had a deal. We kept our side of it. The committee wants to reopen it and be paid more money. It is still a VERY good deal for us.

Boultbee’s memo to the Audit Committee — which went to them unchanged from the draft he sent to Black, Radler and Atkinson for comment — was deceptive:

In order to determine a value for the company we offered it to Canwest [sic] first at a price of (I believe) [$2.8] million but they were not interested. Because of limitations on the use of losses by purchasers there really is no market for these in Canada any more. In the past when losses could be transferred to unrelated persons the usual price was about 5¢ to 8¢ per dollar of losses. We were not in control of the computation of the tax losses for the partnership as this was done by CanWest. In any event the price offered and negotiated was based on a premium to the amount that CanWest refused to pay and was increased in negotiation with Governor Thompson to a somewhat higher amount. The computation of the present value of the benefit was for illustration purposes only. In fact, [Ravelston] has many other ways to shelter portions of its income that were not reflected in those calculations and that would significantly defer the use of the losses and reduce the present value thereof.

* * *

Since the price was based on a premium to what we offered CanWest and since there were no representations and warranties regarding the amount of the losses that we ultimately will benefit from and no warranties about the unknown and contingent liabilities one would not ordinarily expect that there would be any change to the price. In usual commercial agreements, if we were to agree to such a change it would have to be part of a new agreement under which Hollinger International warranted the tax losses and all other matters relating to the company. The vendor would have to agree to cover any future costs of dealing with tax audits and challenges relating to the losses. In an ordinary commercial transaction even with those reps and warranties the losses would still only trade at about 7¢ on the dollar for operating losses and nil for capital losses so the price would still be less than was paid.

This explanation is false and misleading in the following respects. First, CanWest was interested in buying NP Holdings, and was willing to pay more than $2.8 million for it. Second, since Boultbee had received the e-mail from DeMerchant stating that “the going rate for these situations is 10-20 cents per $,” he should not have suggested to the Audit Committee that 5-8 cents on the dollar is appropriate.

     The Audit Committee revisited the NP Holdings sale during its May 14, 2003 meeting. According to the minutes, Kipnis “reviewed the additional ordinary losses and capital losses that were discovered and Mr. Boultbee’s proposal for amending the purchase price,” the amount of which was not recorded in the minutes.332 The Audit Committee deferred consideration because Boultbee was absent from the meeting. The Audit Committee subsequently retained outside counsel to advise them, and the issue remains unresolved as of the date of this Report.

H.	FALSE AND MISLEADING PUBLIC DISCLOSURES

     Hollinger disclosed the NP Holdings sale in its 2002 10-K (filed in May 2003). The disclosure falsely stated that “[t]he only asset of NP Holdings was Canadian tax losses . . . [which] were effectively sold at their carrying value.” The 10-K also stated falsely that “[t]he only other potential purchaser for these losses, CanWest, declined the opportunity to acquire the losses.” As described above, however, CanWest did not “decline[] the opportunity to acquire the losses” but instead made a higher offer than Ravelston.

332 Ravelston refused to pay additional amounts for the capital losses because, according to Boultbee, Ravelston had no use for them. Kipnis recalled that Thompson proposed that if Ravelston were ever to use the capital losses, it should pay an additional amount to Hollinger.

XX. MANIPULATION OF LOAN TRANSACTIONS WITH HLG TO HOLLINGER’S DETRIMENT

     As demonstrated throughout this Report, Black and his fellow Ravelston stakeholders structured most of their dealings with Hollinger — in particular, management fees and non-compete payments — so as to maximize their personal share of cash taken from the Company. Black’s and Radler’s personal economic stake in Hollinger was only 19%, compared to a 62% personal stake in HLG (through their 79% ownership interest in Ravelston). As a consequence, Black and Radler kept more of the cash, or reaped a greater degree of financial benefit, if funds were diverted from Hollinger to an entity located higher in the controlled group of companies. This chapter examines another example of this unfaithful behavior: Black’s and Radler’s use of Hollinger as a piggybank to repay debt obligations of HLG, through a Byzantine (and admittedly confusing) series of related-party loan and share exchange transactions that caused financial losses to Hollinger and its public shareholders, while benefiting HLG, Black and Radler. Most of these transactions were concluded without any Audit Committee or Board oversight or approval.

     A. INTRODUCTION AND SUMMARY

     From 1997 through 2000, Black and Radler caused the Company to enter into a series of financing transactions with HLG that were unfair to Hollinger by any reasonable measure. These transactions are detailed below. They are complex in nature, and every effort has been made to reconstruct these transactions in an easily digestible manner. The three main transactions in question are: (i) a September 1997 loan from Hollinger to HLG in the amount of $42.5 million, and an associated share exchange; (ii) HLG’s June 2000 unilateral restructuring of its commitments under that 1997 share exchange; and (iii) a July 2000 loan from Hollinger to

HLG subsidiary 504, in the amount of $36.8 million, to enable 504 to satisfy the obligation it voluntarily undertook in the June 2000 restructuring.

     The Special Committee has concluded that Black, Radler and Boultbee: (i) breached their fiduciary duties in causing Hollinger to make the September 1997 loan on unfair terms that were not negotiated with or approved by the Audit Committee; (ii) made material misrepresentations and omissions to the Audit Committee about the June 2000 restructuring transaction in securing the Committee’s approval for the July 2000 $36.8 million loan; and (iii) breached their fiduciary duties in January 2002 when they caused Hollinger to reduce the interest rate on the July 2000 loan without seeking Audit Committee approval.

     The three transactions were structured and implemented in the following manner:

     1. On September 3, 1997, Hollinger loaned $42,534,487 to HLG on terms that were unfair to Hollinger, without the consent of the Audit Committee. The only disclosure to the Hollinger Board was after-the-fact, when the Board was given a copy of the Executive Committee’s September 2, 1997 Unanimous Written Consent that purportedly authorized Hollinger to make the loan. At the same meeting, which was held on September 8, 1997, the Board was asked to ratify eight other Executive Committee consents. As described in a previous chapter, HLG “repaid” this loan in February 1999 by using, among other funds, the $14 million in round-tripped “non-compete payments” that HLG improperly took out of the American Trucker and CNHI I transaction proceeds. HLG’s interest payments on the September 1997 loan equated to an annual interest rate of only 1.25%. At the time, Hollinger was paying a rate of 9.25% on its own debt. This interest differential alone damaged Hollinger by at least $5.3 million, plus interest from February 1999.

     2. In that same September 2, 1997 Executive Committee consent, Hollinger was authorized to cause HCPH to issue 4.1 million “Special Shares” in exchange for 4.1 million “Special Shares” in the newly-formed HLG subsidiary 339. HLG used both the $42.5 million it had borrowed from Hollinger and the HCPH Special Shares to retire publicly-held Southam-linked convertible debentures that HLG had issued to public investors in 1993. By using the HCPH Special Shares, which were merely a promise to pay the debenture holders in the future, HLG effectively received a Hollinger $36.8 million letter of credit to stave off its debenture holders for three years. But HLG paid Hollinger no consideration for use of Hollinger’s not-unlimited credit.

     3. On July 11, 2000, 504 borrowed from Hollinger the $36,816,542.12 that it needed to repurchase the 4.1 million HCPH Special Shares. Although the Hollinger Audit Committee authorized Hollinger to make that loan, it did so under false pretenses. Among other things, the Black Group misrepresented to the Audit Committee that 504 needed the money to repurchase the HCPH Special Shares, when in fact 504 could have repurchased the HCPH Special Shares with shares of Hollinger Class A common stock that it already owned. Certainly a lender considering a $36.8 million loan would be interested in learning about the borrower’s performance on the September 1997 transaction: that is, that HLG “repaid” the loan late and with $14 million it converted from Hollinger and that HLG had breached the pledge agreement on that loan.

     4. The Audit Committee approved the July 2000 loan as a demand note that would accrue interest at 13% per year. But on January 1, 2002, the Executive Committee — comprised only of Black, Radler and Perle — purported to authorize Hollinger to reduce the interest rate to 90-day LIBOR plus 3%, at that time equivalent to approximately 4.9%, with Hollinger receiving no consideration for the rate reduction. The Audit Committee was not told about this reduction until March 2003, by which time the debt had grown to $47 million because HLG had made none of the required interest payments. At HLG’s request, and after consultation with independent investment advisers, the Audit Committee allowed the HLG debt obligation to be subordinated to senior notes issued by HLG in March 2003. While the interest rate on the loan was raised to account for the subordination, Hollinger was not compensated for HLG’s prior breaches regarding this loan and related transactions.

     5. The Special Committee recommends that Hollinger’s July 2000 $36.8 million loan to 504 be rescinded, and that HLG be required to immediately pay the outstanding balance. If properly calculated without giving effect to the improper interest rate reduction, that would be approximately $32.2 million, which reflects a March 2003 payment of approximately $25.8 million. At a minimum, Hollinger is entitled to compensation for its loss from the improper reduction in interest rate, which the Special Committee estimates to be approximately $4.7 million, plus interest from March 2003.

     These transactions are described in detail in the following sections.

     B. THE SEPTEMBER 1997 LOAN TO HLG

     In January 1993, HLG acquired approximately 18% of the outstanding common stock of Southam, Canada’s largest publisher of daily newspapers. On December 1, 1993, HLG raised $125 million by issuing 7% equity-linked convertible debentures that had a redemption price tied to the performance of Southam’s common shares. (These securities are referred to herein as the “Southam-linked debentures.”) Thereafter, HLG continued to acquire shares in Southam and in early 1997, HLG sold its Southam shares, along with most of its other Canadian assets, to

HCPH. As a consequence of these transactions, in May 1997, HCPH held 50.7% of Southam’s outstanding shares.

     On May 15, 1997, Hollinger made an offer to acquire all of Southam’s remaining common shares for cash and HCPH Special Shares.333 Approximately 7.9% of Southam’s outstanding shares were tendered, and HCPH acquired them in July 1997 for $64.3 million in cash and 6.6 million HCPH Special Shares. The indenture governing the HCPH Special Shares provided that by no later than June 26, 2000, each HCPH Special Share would be automatically exchanged for Hollinger Class A common stock.334 Alternatively, Hollinger could satisfy its exchange obligation by redeeming the shares for $8.88 per share.

     Black had proposed that Hollinger tender for the remaining shares of Southam in an April 25, 1997 memo to the Hollinger Board. A “transaction outline” provided with the memo explained that Hollinger’s Southam takeover bid would entitle the holders of HLG’s Southam-linked debentures to “an early pay-out” from HLG that could be as high as $96.7 million. The Board was told that HLG would fund its redemption of these debentures by redeeming shares of Hollinger Series A Preferred Stock that it held.335 Specifically, the outline provided that “[t]o the extent that the [debentures] are paid off” HLG would be entitled to redeem up to $77.7 million worth of Hollinger Series A Preferred Stock it held and would “make arrangements to finance the shortfall (maximum aggregate of approximately [$19,081,112].)” HLG announced in its

333 There were two issuances of HCPH Special Shares. The first was in connection with Hollinger’s tender offer for Southam common stock; the second was in connection with HLG’s redemption of the Southam-linked debentures and utilized the HCPH-339 special share exchange.

334 The exchange ratio was calculated by dividing $8.88 by 95% of the weighted average NYSE trading price of the Class A common stock in a defined preceding period.

335 The Series A Preferred Stock was convertible at any time into Class A common shares at a conversion price of $14 per share. HLG’s right to convert them was, however, limited by the number of Southam common shares it had pledged as security for the Southam-linked debentures.

1996 Annual Information Form, dated May 14, 1997, that these “arrangements” to make up the shortfall would be in the form of the “bank credit facility available to” HLG.336

     HLG ultimately decided, however, not to relinquish any of its Hollinger Series A Preferred Stock, not to fully pay off the Southam-linked debentures, and not to draw down on its bank credit facility. Instead, it decided to use Hollinger’s cash and credit. That is, HLG undertook a debt exchange offer in September 1997 that involved (i) having Hollinger finance on unfair terms HLG’s redemption of a portion of the Southam-linked debentures; and (ii) using HCPH as a vehicle (without HCPH receiving any consideration in return) for extending the deadline for redemption of the remaining debentures. Specifically, HLG offered the holders of Southam-linked debentures cash or a combination of cash and new HCPH Special Shares (in addition to the 6.6 million HCPH Special Shares that were being given to tendering Southam stockholders). The debentures tendered in September 1997 — which represented $53 million of debt that HLG would otherwise have been obligated to repay in November 1998 — required HLG to pay their holders $42,534,487 and 4,146,007 HCPH Special Shares.

     In September 1997, HLG borrowed the cash portion of this consideration from Hollinger and caused HCPH to issue another 4,146,007 Special Shares, which were governed by the original July 1997 indenture. HLG then obtained these Special Shares from HCPH in exchange for an equal number of “Special Shares” in 339, the HLG wholly-owned subsidiary formed exclusively for this purpose. The 339 exchange agreement gave HCPH the same mandatory exchange rights as the holders of HCPH Special Shares: in June 2000, the 339 Special Shares

336 In a Hollinger proxy statement supplement filed on July 21, 1997, Hollinger shareholders were similarly told that the Southam offer “has resulted in the acceleration of the redemption rights of the holders of Hollinger Inc.’s outstanding Southam-linked convertible debentures. . . . Hollinger Inc. advised the Company that it expected to exercise its right to require the Company to purchase all or a portion of the Series A Preferred Stock to generate proceeds to satisfy any exercise of such accelerated redemption rights by holders of Southam-linked convertible debentures.”

would be automatically cancelled and HCPH would receive either Hollinger Class A common stock or $8.88/share, for a total of $36.8 million. The following diagram depicts the flow of assets in the September 1997 transactions:

     The HCPH-339 share exchange was apparently designed to ensure that in June 2000, when Hollinger would be required under the HCPH Special Shares indenture to repurchase the additional 4.1 million HCPH Special Shares, HLG would have to pay for it. HLG was, after all, using Hollinger to refinance its Southam-linked debentures by promising debenture holders that if they accepted the HCPH Special Shares in exchange for their debentures in September 1997, Hollinger would repurchase those shares in June 2000. By satisfying its 1997 commitment to buy back 339’s stock from HCPH in June 2000, HLG would finally redeem the debentures — by transferring to HCPH (Hollinger’s subsidiary) the Hollinger Class A common stock or cash necessary to reimburse Hollinger for repurchasing the HCPH Special Shares from the former debenture holders. But as explained below, even the inadequate consent signed by the Hollinger Executive Committee required not only that HLG reimburse Hollinger in June 2000, but also that HCPH receive similar stock in exchange for its HCPH Special Shares, i.e., that Hollinger receive some ostensible consideration for HLG’s use of the HCPH equity as the means to delay for three years HLG’s redemption of the Southam-linked debentures, which was essentially equivalent to Hollinger providing HLG with a letter of credit for its debenture holders. By fulfilling its reimbursement obligation with a stock swap rather than simply having HLG sign an agreement to transfer sufficient stock or cash to Hollinger to enable it to satisfy its repurchase obligations under the indenture, HLG killed two birds with one stone and avoided giving Hollinger any consideration for using its credit.337

     HLG was obligated to repay the $42.5 million loan from Hollinger on December 1, 1997. The loan was secured by HLG’s pledge of 401,426 Hollinger Series D Preferred Shares that were owned by HLG subsidiary UniMedia Holding Company (the former owner of UniMédia Inc., which was at this time owned by HCPH).338 The promissory note given by HLG for the $42.5 million loan required HLG to pay interest “in the same amount and due on the date which is one Business Day after the date on which any dividends are paid on the Pledged Shares [401,426 Hollinger Series D Preferred Shares].” At the time, Hollinger’s Series D Preferred Shares were paying dividends of approximately $.37 per quarter, which represents approximately $594,110

337 To understand why Hollinger should have received consideration for HLG’s use of the HCPH Special Shares, consider the following question: since 339 was issuing Special Shares that entitled its holder to demand from HLG the same payment at the same time that the HCPH Special Shareholders could demand payment from Hollinger, why didn’t HLG simply offer the 339 Special Shares to its debenture holders? The obvious answer is that HLG thought the HCPH Special Shares made the offer more attractive to the debenture holders, presumably because the promise to be paid by Hollinger in three years was more valuable than a similar promise of payment by HLG. In other words, HLG took advantage of Hollinger’s better credit to entice debenture holders to exchange their debentures for a lower payment. But Hollinger and its shareholders received no consideration or other benefit for essentially providing HLG with a three-year $36.8 million letter of credit.

338 On September 18, 1997 — just two weeks after agreeing that it would “not sell, transfer, lease or otherwise dispose of any of the [Pledged Shares] except as permitted in writing by the Lender” — UniMedia Holding Company gave the shares (along with most other Hollinger stock it held) to HLG subsidiary 504. After this transfer, 504 owned all of the 739,500 Series D Preferred Shares that Hollinger had issued. Thereafter, Hollinger and HLG publicly described the loan as secured by 401,426 Series D Preferred Shares owned by 504.

per year in dividends on the “Pledged Shares.”339 Thus, this $594,110 amount would be HLG’s annual interest obligation to Hollinger for the $42.5 million loan. This equates to an effective 1.4% annual interest rate payable by HLG to Hollinger.340 In contrast, HLG was using the loan proceeds to retire debt that bore a 7% interest rate. Also, at the time of this transaction, Hollinger was paying a 9.25% annual interest rate on its senior notes. By either measure, Black and Boultbee structured this transaction in a way that conferred a significant financial benefit on the Black-controlled HLG.341

     The loan was putatively authorized in a September 2, 1997 Unanimous Written Consent of the Hollinger Executive Committee that was signed by Black, Radler and Perle. The consent does not refer at all to HLG’s earlier proposal to finance the repurchase of the Southam-linked debentures with a bank loan, and refers obliquely to HLG’s commitment to fund the debenture repurchase by redeeming shares of Hollinger Series A Preferred Stock (which HLG had in the interim period exchanged for equivalent Series D Preferred Stock) as an undesirable outcome for Hollinger. According to the Executive Committee consent, a “justification” for Hollinger’s loan was that HLG would otherwise obtain the needed funds by redeeming its Hollinger Series D Preferred Stock — “management of [Hollinger] have determined it is in the best interests of [Hollinger] to induce [HLG] to refrain from presently exercising its redemption rights under the

339 The Series D Preferred Shares were entitled to receive cash dividends, payable quarterly, equal to the ordinary course cash dividends paid on the Southam shares HCPH owned.

340 As described herein, while the terms of the loan called for interest payments equivalent to an interest rate of 1.4%, HLG’s actual payments were less and approximated only a 1.25% interest rate.

341 KPMG advised Hollinger that HLG was not paying Hollinger a fair rate of interest on this loan. On September 9, 1998 (by which time HLG was already nine months late in repaying the loan), KPMG’s Duncan Forsythe wrote to Creasey and O’Donnell-Keenan (with a copy to Kipnis) that he was preparing Hollinger’s U.S. income tax return and needed to know whether Hollinger had any intercompany loans that “had either no interest provided or a below-market rate of interest” because, if so, KPMG needed “to impute interest for U.S. tax purposes.” Forsythe noted that KPMG had already “imputed interest for the significant Canadian Dollar loan from Hollinger International to Hollinger Inc. related to the [Southam-linked debenture] buyout.” These imputed interest payments caused Hollinger to pay hundreds of thousands of dollars in U.S. income taxes for fair market interest payments that it never received from HLG.

Series D Shares.” Of course, Hollinger’s “management” faced a direct conflict of interest because Black and Radler were also HLG’s “management” and controlling shareholders. In view of this conflict, Black and Radler should have made the HLG loan proposal to the Audit Committee, not the Black-dominated Executive Committee.

     The Executive Committee consent provides that the loan to HLG would be repaid in 90 days and secured by 401,426 Series D Preferred Shares, but does not require HLG to pay interest. The promissory note, dated September 3, 1997, was signed on HLG’s behalf by Atkinson (who at the time was also a Hollinger officer) and Cowan, and contains all the terms described above. A Limited Recourse Guarantee and Securities Pledge Agreement, also dated September 3, 1997, and signed by Atkinson and Cowan (both on behalf of UniMedia Holding Company), provides that the “Pledged Shares” were also subject to a pari passu security interest in favor of the holders of the remaining outstanding Southam-linked debentures. This security interest is not mentioned in the Executive Committee consent. Based on the closing price of Hollinger’s Class A common stock on September 3, 1997, the 401,426 shares of Hollinger Series D Preferred Stock that Hollinger received as security for the $42.5 million loan were worth less than $39.5 million.342 By comparison, HLG was required to give its bank lender a security interest in HLG’s Hollinger stock having a market value “at least two times greater than the amount” HLG borrowed from the bank.

     The Executive Committee consent also putatively authorized the HCPH-339 share exchange described above. That is, it purported to authorize HCPH to issue another 4.1 million Special Shares and exchange them for 4.1 million 339 Special Shares, “provided management of International and HCPH determine . . . that: (i) the terms of the [339] Special Shares are

342 Based on that day’s closing price of $13.00 and a Canadian dollar exchange rate of $1.38, the 401,426 Series D Preferred Shares were convertible into 3,038,171 shares of Class A common stock.

substantially similar to those of the HCPH Special Shares; and (ii) the obligations of International to issue shares of its Class A Common Stock in exchange for HCPH Special Shares delivered in accordance with the terms of the HCPH Special Shares are supported by a corresponding obligation of [HLG] to concurrently deliver an equal number of shares of Class A Common Stock of International or the equivalent thereof to HCPH.” The exchange agreement, dated the same day as the promissory note, was signed on behalf of 339 and HCPH by Cowan and on Hollinger’s behalf by Boultbee. A “confirmation” under these signature blocks provides that HLG would fund 339’s obligations under the agreement; it was signed by Cowan.

     On September 3, 1997, then-Hollinger General Counsel Serota sent to the Hollinger directors a Board package containing, among other things, the nine unanimous written consents the Executive Committee had approved since the previous Board meeting.343At its September 8, 1997 meeting, the Hollinger Board approved a resolution that “confirmed and ratified” all nine consents, including those relating to the HLG loan and the HCPH-339 share exchange, which were described only as follows:

September 2, 1997; authorizing various actions taken to facilitate Hollinger Inc.’s redemption of its 7% Southam Linked Debentures.

Nothing in the resolutions or in the meeting minutes provides any further explanation of the loan terms or the mechanics of the HCPH-339 share exchange.

     At the same meeting, the Board approved a separate resolution authorizing Hollinger to register the Class A common stock that would be needed in June 2000 to redeem the HCPH Special Shares under the terms of the indenture. Although this resolution recites the terms of HLG’s exchange offer with the Southam-linked debenture holders, it does not mention that HLG

343 The other consents addressed a range of topics, from setting and re-setting the meeting date for a special meeting of shareholders to approving the settlement of a shareholder class action. Several consents also authorized actions to be taken in conjunction with Hollinger’s Southam takeover bid, and one consent authorized Hollinger to issue dividends on its Series C Preferred Stock.

had borrowed from Hollinger the $42.5 million that it would need to satisfy the monetary portion of HLG’s redemption of the debentures. And although the resolution necessarily discloses that HCPH had issued 4,146,107 Special Shares to facilitate HLG’s redemption of its Southam-linked debentures, it does not describe the HCPH-339 share exchange or otherwise explain the consideration, if any, that HCPH or Hollinger would receive from HLG in exchange for these Special Shares.

     Although the Executive Committee consent provided that the loan to HLG would be “repayable in 90 days” and the promissory note required it to be repaid by December 1, 1997, the loan was not “repaid” until February 1999.As explained above, HLG “repaid” the loan, in part, with the $14 million in “non-compete payments” that the Black Group improperly diverted to HLG from the American Trucker and CNHI I transaction proceeds.

     Between September 1997 and February 1999, as a result of fluctuations in the US-Canadian dollar exchange rate, the Hollinger Series D Preferred shares pledged by HLG paid quarterly dividends ranging from $.33/share to $.36/share. While at the time of the loan, the total dividends were expected to equal approximately $590,000 per year, Hollinger did not even receive that nominal interest because on September 30, 1998, HLG breached the pledge agreement by converting 70,477 of the “Pledged Shares” into Hollinger Class A common stock.344 Thus, only $784,579 in dividends was paid on the “Pledged Shares” HLG held during the seventeen-and-a-half month period that the loan was outstanding, and Hollinger kept that amount as “interest” in accordance with the note. This $784,579 interest amount, which equates to an annual interest rate of 1.25% on the $42.5 million loan, does not even approach a

344 At this same time, HLG also converted all 338,074 Class D Shares it owned that had not been pledged as security for the loan.

reasonable rate of interest, and as explained above, is substantially lower than the rates of interest that HLG and Hollinger were paying at that time on their publicly held debt.

     Hollinger disclosed the HLG loan in the proxy statement it filed with the SEC on March 24, 1998. The proxy statement also disclosed that the loan was subordinated to HLG’s bank debt:

All of the shares of the Company owned by Hollinger Inc. . . . are pledged as security to a Canadian chartered bank (the “Bank”) for Hollinger Inc.’s $80 million operating facility (“Operating Facility”). In addition, 401,426 Series D Shares . . . are pledged to the Company as security for a [$42,534,487] obligation from Hollinger Inc. to the Company evidenced by an interest-bearing promissory note (the “Note”) dated September 3, 1997. The Company [and HLG] have executed a postponement of claim in favor of the Bank whereby Hollinger Inc. is to make payments under the Note only so long as (i) it is not in default under the terms governing the Operating Facility and (ii) such payments would not cause a default under such terms.

But HLG’s subordination of the loan from Hollinger appears to have been completely unauthorized. It is not mentioned in the Executive Committee’s Unanimous Written Consent (which, again, would have been inadequate because of Black’s and Radler’s conflict), and neither the promissory note nor the pledge agreement indicates that the loan was to be subordinated to HLG’s bank loan.345 The disclosure also failed to mention that the “interest-bearing promissory note” had a far below market interest rate and HLG had been in default since December 1997.

345 This disclosure further evidences the unreasonableness of the terms of Hollinger’s loan to HLG. According to the proxy statement, HLG’s bank lender had required HLG to pledge all of its Hollinger stock — approximately 37 million shares of Class A common stock, 15 million shares of Class B common stock, 829,409 shares of Series C Preferred Stock, and 739,500 shares of Series D Preferred Stock — as security for a $80 credit facility. According to the proxy statement, these shares had a market value of more than $1 billion, or twelve times greater than the maximum amount available under HLG’s credit facility. In contrast, Hollinger received a pledge of only 401,426 of HLG’s 739,500 shares of Series D Preferred Stock as security for a $42.5 million loan. As explained above, those shares were worth less than $39.5 million on September 3, 1997, the day the promissory note and the pledge agreement were signed.

     The March 24, 1998 proxy statement also disclosed the HCPH-339 share exchange, representing that HLG would repurchase the 339 Special Shares by June 26, 2000:

The 4,146,007 HCPH Special Shares were issued in consideration for non-voting special shares (“Newco Special Shares”) of 3396754 Canada Limited (“Newco”), a wholly-owned subsidiary of Hollinger Inc. Pursuant to the terms of an exchange agreement (the “Exchange Agreement”) between HCPH, Newco and the Company, the Newco Special Shares are exchangeable . . . into Class A [common stock] to be delivered by Newco on the same basis as the 4,146,007 HCPH Special Shares are exchangeable for Class A [common stock].

All or any part of the exchange obligation for the Newco Special Shares can also be settled, at the option of Newco, by a cash payment of an amount equivalent to the Current Market Price (as defined in the Exchange Agreement) of the Class A [common stock] to be delivered upon any exchange of Newco Special Shares. Hollinger Inc. has unconditionally agreed to provide Newco with sufficient Class A [common stock] and/or cash for Newco to meet its obligations upon an exchange of Newco Special Shares. . . . If [optional early] exchanges do not occur prior to [June 26, 2000] a mandatory exchange will occur on such date in respect of which Hollinger Inc. will be required to provide to Newco that number of Class A [common shares] (or the cash equivalent thereof) equal to US $36,816,542 divided by 95% of the Current Market Price at such date.

As explained in the next section, however, neither “Newco” (339) nor HLG satisfied this contractual obligation as it was described to Hollinger shareholders in March 1998.346

C.	HLG’S FAILURE TO HONOR 339’S OBLIGATION TO HOLLINGER

     By the spring of 2000, HLG was apparently dissatisfied with the HCPH-339 share exchange structure it had devised in September 1997 as the means for HLG to satisfy in June 2000 its obligation to the former holders of the Southam-linked debentures. HLG therefore devised a new transaction “structure” that involved 339 simply breaching its contractual

346 HLG disclosed more details about the loan and share exchange in a Schedule 13 D/A it filed with the SEC on June 12, 1998. That filing attaches a copy of the promissory note, the pledge agreement, and the HCPH-339 exchange agreement.

obligation to repurchase its shares from HCPH, and at the same time causing Hollinger to permit 504 to purchase the 4.1 million HCPH Special Shares from the former debenture holders in June 2000. (As explained in the next section, the Black Group misled the Hollinger Audit Committee in obtaining authorization for Hollinger to lend 504 the $36.8 million for this purchase.) HLG then held these HCPH Special Shares, for which Hollinger had never and still would not receive any consideration, at some point transferring them from 504 to 339. In February 2001, HLG caused HCPH to buy all of 339’s common stock — and thereby became the owner of the company that had a past-due liability to it of $36.8 million — for $1. HLG later caused 339 to be merged into HCPH, which then cancelled the 4.1 million HCPH Special Shares that 339 had obtained from 504. The following is a detailed description of exactly what happened.

     As originally structured, and under the explicit terms of the 339 exchange agreement, on June 26, 2000, “each [339] Special Share [would] be purchased for cancellation automatically (without any further action on the part of HCPH) by [339],” if HCPH had not chosen to exchange them earlier. The purchase price was the same as the price Hollinger was obligated under the indenture to pay to repurchase the HCPH Special Shares from the former debenture holders: $8.88 in cash/share or an equivalent amount of Hollinger Class A common stock. Thus, under the exchange agreement, 339 was to pay HCPH on June 26, 2000, with money or stock provided by HLG, either $36.8 million in cash or approximately 3.1 million shares of Hollinger Class A common stock. Hollinger would then take that $36.8 million347 and use it to buy back the 4,146,007 HCPH Special Shares that HLG had taken in September 1997 and used to retire its publicly-held Southam-linked debentures. The following diagram depicts what was

347 As just stated, both the 339 Special Shares and the HCPH Special Shares could be repurchased for 3.1 million shares of Hollinger Class A common stock instead of $36.8 million cash. For convenience, because the HCPH Special Shares were ultimately repurchased for cash, the Report shows only the cash option in this explanation and these diagrams.

supposed to happen on June 26, 2000, based on the agreements signed in September 1997 and filed with the SEC in the spring of 1998:

     HLG apparently decided, however, that it wanted the transaction to work differently. Rather than repurchasing 339’s Special Shares from HCPH — which would reimburse Hollinger for repurchasing the HCPH Special Shares from the public — HLG wanted 504 to buy the HCPH Special Shares directly from the public. HLG therefore caused Hollinger to enter into an agreement dated June 16, 2000, under which 504 assumed Hollinger’s obligation to repurchase the HCPH Special Shares from the public. The agreement explained that:

Pursuant to the terms of the Exchange Indenture [governing the HCPH Special Shares], on exchange of HCPH Special Shares, [Hollinger] has the obligation to deliver the Cash Consideration[348] and the right to receive the HCPH Special Shares tendered for exchange. [HLG] is responsible for the provision of the Cash Consideration (directly or by a wholly-owned subsidiary) necessary to fulfill [Hollinger’s] exchange obligation in respect of the [HCPH Special] Shares.

[504] and [Hollinger] have agreed that [504] will assume [Hollinger’s] obligation to deliver the Cash Consideration on the

348 As explained in the next section, Boultbee had decided by this time that all of the HCPH Special Shares would be repurchased for cash rather than Hollinger Class A common stock.

Mandatory Exchange of the [HCPH Special] Shares, and [504] will have the right to receive the [HCPH Special] Shares tendered on the Mandatory Exchange.

* * *

[504] hereby assumes [Hollinger’s] obligations under Article 2 of the Exchange Indenture to deliver the Cash Consideration to holders of the [HCPH Special] Shares on [June 26, 2000] and, upon delivery thereof, shall be entitled to receive the [HCPH Special] Shares on the Mandatory Exchange.

     Boultbee signed the June 2000 504 assumption agreement on behalf of 504, HLG and Hollinger. This transaction between Hollinger and its controlling shareholder was not approved by Hollinger’s independent directors. In fact, when, as explained below, the Hollinger Audit Committee authorized Hollinger to lend 504 the $36.8 million it needed to satisfy this repurchase obligation, the Committee was not told that the reason 504 needed the money was that it had voluntarily assumed Hollinger’s repurchase obligation so that it could obtain the HCPH Special Shares that were supposed to be returned to Hollinger.349 This omission allowed the Black Group to disguise the reality that Hollinger’s money was really being used to pay off HLG’s debt obligations tied to the 1993 Southam-linked debentures — the due date for which HLG had already been able to extend from 1998 to 2000 by using Hollinger’s credit free of charge, as reflected in the HCPH Special Shares.

     Nothing in the 504 assumption agreement even mentions 339, let alone relieves it of its obligation under its September 1997 agreement with HCPH to repurchase, on June 26, 2000, the 339 shares for Hollinger Class A common stock or cash. Therefore, by signing this agreement,

349 It does not appear as if HLG ever intended to make use of the HCPH Special Shares or even hold them for any length of time. A May 30, 2000 memo from KPMG’s Ann Kippen and Gabe Hayos to Boultbee, Creasey and others setting forth “the Canadian tax implications of the unwind of the [Southam-linked debentures] arrangement” from 1997 contemplates that after 504 purchased the HCPH Special Shares from the public, they would be given to 339, the common shares of 339 would then be sold to HCPH, and “[a]t some time subsequent to June 26, 2000, [339] will wind-up into HCPH, thereby eliminating the cross shareholdings.”

HLG was obligating itself (through 504) to pay the former Southam-linked debenture holders $36.8 million on June 26, 2000, when HLG already had an obligation (through 339) to pay HCPH $36.8 million on June 26, 2000. The following diagram depicts what was supposed to happen on June 26, 2000, based on the September 1997 agreements and 504’s June 16, 2000 assumption agreement:

Thus, as structured, HLG would pay $36.8 million twice: once to finally pay off the debt it incurred to redeem the Southam-linked debentures, and again to obtain the 4.1 million HCPH shares that HLG (through 504) would end up owning after June 26, 2000.350

     Nevertheless, neither 339 nor HLG actually satisfied its obligation to HCPH in June 2000 to repurchase the 339 Special Shares. KPMG, however, apparently considered the 339 Special Shares “automatically” cancelled in accordance with the terms of the 339 exchange agreement. The notes to the consolidated financial statements in Hollinger’s 2000 10-K contain a line item

350 The Special Committee appreciates that there could have been some legitimate reason for HLG to have wanted to restructure the transaction and acknowledges that had it been asked, Hollinger’s Audit Committee may have agreed to do so in a way that accomodated HLG’s legitimate needs without obligating HLG to pay $36.8 million twice. (Of course, if properly advised and given complete information, the Audit Committee may have negotiated something for Hollinger in return.) In keeping with their “the rules don’t apply to us” attitude, however, Black and Boultbee simply caused Hollinger to: (i) permit 504 to repurchase the HCPH Special Shares and (ii) allow 339 to get away with breaching its contractual obligations to HCPH. And in keeping with their tradition of facilitating the Black Group’s actions, Torys drafted the documents without regard to the legal consequences to their client, Hollinger.

for Hollinger’s “investment” in 339. The value of the investment at December 31, 1999, was approximately $28.7 million (presumably reflecting their issue price as equivalent to the HCPH Special Share issue price), but the value at December 31, 2000, was zero.351 The following diagram depicts what actually happened on or about June 26, 2000 (including the $36.8 million loan Hollinger made to 504 to fund the share repurchase, which is described in the next section):

     On February 13, 2001, HLG sold all of 339’s common stock (which was one share) to HCPH for $1. Cowan signed the agreement on both HLG’s and HCPH’s behalf. On June 29, 2001, 339 was dissolved and “wound up” into HCPH. On this same day, the share certificate for 4,146,007 HCPH Special Shares registered in 339’s name was cancelled, as were the share certificates for the one 339 common share and 4,146,007 339 Special Shares registered in HCPH’s name.352

351 Interestingly, HCPH’s 2000 financial statement, filed May 18, 2001, on SEDAR, the website operated by the Canadian Securities Administrators, shows the same $28.7 million [Cdn.$41,460,000] balance for its “investment” in 339 at both December 31, 1999, and December 31, 2000.

352 According to KPMG workpapers, after 504 purchased the HCPH Special Shares from the former debenture holders in June 2000, it dividended them up the corporate chain to HLG, which then contributed them to 339. According to KPMG workpapers, after 504 purchased the HCPH Special Shares from the former debenture holders in June 2000, it dividended them up the corporate chain to HLG, which then contributed them to 339.

     It is unclear why HLG structured the transaction in this manner. A June 14, 2000 e-mail from KPMG’s Ann Kippen to her KPMG colleagues and a Torys tax partner suggests that “loss planning” was the reason 504 borrowed the money to repurchase the HCPH Special Shares rather than 339 borrowing the money to repurchase its own Special Shares. Kippen, however, denies that she suggested the transaction’s restructuring for tax reasons. In any event, as explained in the next section, the Audit Committee’s approval of a $36.8 million loan to 504 for the HCPH Special Share repurchase was premised, at least in part, on HLG’s deception about the relationship between that repurchase and the 339 Special Share exchange.

D.	HOLLINGER’S JULY 2000 LOAN TO 504, SUBSEQUENT REPRICING, AND ATTEMPTED REPAYMENT BY OFFSET AGAINST ANOTHER INTERCOMPANY LOAN

     As just explained, on June 16, 2000, 504 assumed Hollinger’s obligation to repurchase the 4.1 million HCPH Special Shares from the public, while 339 was simultaneously ignoring its obligation to repurchase the 4.1 million 339 Special Shares from HCPH. HLG then caused Hollinger to lend 504 the $36.8 million it would use to repurchase the HCPH Special Shares from the public. Although Black and HLG actually sought Audit Committee approval of this related-party transaction, that approval was premised on numerous misrepresentations and omissions. For example, the Audit Committee was not told that HLG had unilaterally decided to restructure the September 1997 exchange transaction by having 504 obtain ownership of the HCPH Special Shares while HLG reneged on its obligation to repurchase the 339 Special Shares. Moreover, the Audit Committee was incorrectly told that 504 was required to buy back the HCPH Special Shares with cash although, as explained above, 504 could have satisfied that obligation by using the Hollinger Class A common stock it owned.

     Because the exchange price for the HCPH Special Shares was $8.88/share or a contractually-determined equivalent value of Hollinger Class A common stock, the 4,146,007 HCPH Special Shares were to be exchanged for a total of $36,816,542.12 or approximately 3.1 million Hollinger Class A common shares.353 Around the time that HLG chose to have 504 assume the repurchase obligation from Hollinger, HLG also chose to satisfy that obligation by paying all cash, rather than surrendering any of its Hollinger Class A common stock. But HLG did not have sufficient liquidity to fund the cash obligation, so Black and Boultbee caused Hollinger to lend 504 the $36.8 million.354

     In early June 2000, Boultbee decided that Hollinger would both finance HLG’s portion of the HCPH Special Share repurchase and use cash to fund the Hollinger portion of the repurchase, even though doing so would violate HIPI’s bank covenants.355 In a June 12, 2000 e-mail, Smith wrote to Boultbee: “I understand from Fred [Creasey]’s conversation with you this morning that we will be borrowing the cash at HIPI in lieu of issuing [Hollinger] shares in exchange for HCPH special shares. Do you have a plan yet to get the cash out of the restricted group without breaking the Fixed Charge Covenant?” At Boultbee’s instruction, on June 14, 2000, Smith sent a

353 The cash obligation on the 6.6 million HCPH Special Shares Hollinger had issued in connection with the Southam takeover bid totaled approximately $58.2 million.

354 In a memo dated June 15, 2000, KPMG’s Ann Kippen warned Boultbee, Creasey, Smith and several Torys lawyers that because Hollinger (through its subsidiary HIPI) would need to borrow under its credit facility to lend 504 the $36.8 million, the loan should “be interest bearing and there should be a small interest rate spread existing between HIPI’s cost of borrowing and the loan to [504]. In determining an appropriate rate spread, the withholding tax cost . . . should be factored in.” In an earlier e-mail, KPMG’s Mike Lawler had written that KPMG could recommend that Hollinger lend HLG the money for the share repurchase, “with the proviso that it is our understanding that [HLG] will ultimately repay the indebtedness (that is, it is bona fide indebtedness). If it is not repaid or intended to be repaid, we will have a number of deemed dividend concerns.”

355 A June 13, 2000 e-mail from Kippen to her KPMG colleagues suggests that the Black Group had earlier planned to have Hollinger repurchase the 6.6 million Southam takeover-related HCPH Special Shares, for which it was responsible, with Hollinger common stock but lend HLG the money to repurchase the debenture-related HCPH Special Shares for cash. Of course, if repurchasing the HCPH Special Shares for cash was the better deal for HLG, one would think it would also have been in Hollinger’s best interests as well. And if the Black Group thought liquidity concerns should dictate Hollinger using stock rather than cash for its own repurchase obligations, the Black Group should not have been asking Hollinger to lend HLG $36.8 million.

letter to HIPI’s lenders asking them to waive the covenants so that HIPI could fund the HCPH Special Share repurchase on behalf of both Hollinger and HLG.

     Hollinger needed more than just the consent of HIPI’s lenders to allow 504 to borrow the money from HIPI: a restriction in the trust indenture governing HIPI’s debt required that HIPI also obtain a fairness opinion for any such loan. For that reason, Hollinger engaged Salomon Smith Barney to assess the transaction. On June 22, 2000, Boultbee sent an e-mail to Smith suggesting that instead of HIPI lending the money, HIPI could dividend the $36.8 million to Hollinger to lend to 504. While this may have been appropriate for business reasons, Boultbee noted that an important advantage to it was the ability to circumvent the trust indenture’s fairness opinion requirement and perhaps obtain better loan terms than Salomon Smith Barney would require:

As presently structured the funds are being loaned to HLG by HIPI. I believe that this is a restricted payment under the high yield. When the loan is repaid does the basket increase by the amount of the repayment? If not, why don’t we have HIPI pay the amount as a dividend to [Hollinger] and [Hollinger] make the loan to HLG. This also would be a restricted payment but when HLG repays [Hollinger], [Hollinger] can put the money back into HIPI as capital and the basket will increase. This also removes the need to use the fairness opinion since the terms of that loan are somewhat extreme. (Emphasis added.)

Smith responded, “You are correct, loan repayments don’t replenish the basket and the Salomon opinion is not now needed for the notes. Very elegant Jack!”356 But HLG, and Boultbee in particular, should have known (and, as indicated above, had on more than one occasion been advised by counsel) that a fairness opinion was required for a related-party transaction of this nature.

356 Later in the afternoon of June 22, 2000, Smith told Boultbee that “Mark Kipnis would like to still have the opinion to make it easier for the audit committee to approve the loan from [Hollinger] to 504/HLG. Is it ok then to let Salomon finish even though we won’t need for [the] notes?” The Special Committee has been unable to locate a Boultbee e-mail response, but Salomon did not finalize its opinion.

     The Audit Committee approved the loan — which was repayable on demand and accrued interest at 13%, payable quarterly — in a Unanimous Written Consent dated June 26,2000.357 The Consent recites that “Salomon Smith Barney Inc. did not finalize its fairness opinion in respect of a loan to 504468” but had determined that a loan made on those terms would be made “on commercial terms.” There is no indication whether, in making this determination, Salomon Smith Barney considered HIPI’s cost of borrowing or the tax cost that KPMG had identified. In any event, the difference is startling between the 1.25% interest rate HLG paid on the September 1997 $42.5 million loan, which was made without investment banker involvement, and the 13% interest rate HLG was to pay on the July 2000 $36.8 million loan, on which Hollinger received investment banker input.

     Neither Black nor Boultbee nor anyone else in the Black Group told the Audit Committee, however, the important background facts of the transaction. The Committee was not told, for example, that Hollinger was lending HLG money to finally pay-off publicly-held debt that in September 1997 Hollinger had given HLG the means to defer for an additional three years, with no concomitant consideration to Hollinger. It was also not told that as part of that September 1997 transaction, HLG had caused Hollinger to lend HLG money at virtually no interest and that HLG had violated the terms of the loan by, among other things, reducing the pledged collateral and then paying the loan back more than 14 months late, in part with round-tripped unauthorized “non-compete” payments. And the Audit Committee was not told that 504’s “obligation” to repurchase the HCPH Special Shares from the public was (i) voluntarily and unilaterally assumed; (ii) a substitute for 339’s ignored contractual obligation to repurchase its own Special Shares from HCPH; and (iii) could have been satisfied by using HLG’s or 504’s

357 Although the Audit Committee’s Consent is dated “as of” June 26, 2000 — the date on which 504 was obligated to repurchase the HCPH Special Shares — the promissory note was not signed (and interest did not begin accruing) until July 11, 2000.

Hollinger common stock, rather than cash. The Black Group’s failure to tell the Audit Committee about the full history and nature of the transaction effectively renders it impossible for HLG to demonstrate that the July 2000 $36.8 million loan was entirely fair to Hollinger.

     In addition, the Audit Committee was told incorrectly that 504 needed the cash to satisfy HLG’s exchange obligation. The Consent states that “[o]n June 26, 2000, pursuant to the terms of the Indenture, each [HCPH] Special Share became manditorily [sic] exchangeable for U.S. $8.88 cash.” The indenture, however, permitted the HCPH shares to be exchanged for Hollinger stock rather than cash. Thus, the Consent is incorrect when it implies that HLG (or 504) was required to pay the $36.8 million Hollinger was lending. HLG and 504 could have satisfied the exchange obligations with their Hollinger Class A Common Stock but simply chose not to do so.358

     Following the Audit Committee’s approval, the Executive Committee passed a resolution, also dated June 26, 2000, authorizing the loan, and the full Board adopted a resolution at its September 11, 2000 meeting that “confirmed and ratified” the Executive Committee’s action.359

     Executive Committee Action to Decrease the Interest Rate on the Loan to 504. By December 2001, 504 had made none of the requisite quarterly interest payments, so the loan balance had grown to approximately $44 million.360 Around this time, HLG apparently decided

358 According to Hollinger’s 2000 proxy statement, HLG and its affiliates owned almost 50 million Class A shares (accounting for conversion of other classes of shares) and thus should have been able to free up 3.1 million shares to satisfy the obligation. Although the shares were pledged as security for HLG#s over-collateralized bank debt, HLG should have been able to obtain the banks’ permission to use them.

359 During the same meeting, the Board also approved the CanWest non-compete payments based on the Black Group’s misrepresentations.

360 As HLG knew, Hollinger could have used the cash. In an e-mail dated October 18, 2001, Smith told Boultbee that Hollinger “would have to liquidate some of [its] assets in order to have the cash to pay dividends beyond the end of 2002. Perhaps . . . the note for the loan [Hollinger] made related to the HCPH special share redemption ha[s] cash value.” Although Hollinger had a demand note, the Black Group did not cause Hollinger to demand that 504 repay the loan or even comply with its interest payment terms.

that it no longer wanted to pay the 13% interest rate that: (i) Salomon Smith Barney had concluded was “on commercial terms”; and (ii) the Audit Committee had approved on that basis. But although Radler and Boultbee attended the Audit Committee’s December 3, 2001 meeting, neither mentioned HLG’s desire to change the loan’s terms.

     Instead, they simply circumvented the Audit Committee. In an Executive Committee Unanimous Written Consent dated January 1, 2002, Black, Radler and Perle unilaterally purported to authorize Hollinger to amend the July 2000 promissory note to reduce the interest rate to 90-day LIBOR plus 3%, without Hollinger receiving any consideration in return. At that time, LIBOR was approximately 1.9%, meaning that Black and Radler reduced the interest rate from 13% to 4.9%. The interest rate was increased three months later, but only to approximately 5.1%. Moreover, given LIBOR, the interest rate remained at around 5% or less at all times until the loan terms were changed again in March 2003, as described below. As an investment banking firm would opine in March 2003, the reduced rate the Executive Committee adopted in January 2002 was “below market.”

     Torys apparently prepared the Executive Committee Consent and loan documents. In an e-mail dated January 17, 2002, Torys’ Jennifer Soward sent to Larry Spencer (HLG treasurer) and Elsie Playter (Cowan’s secretary) the Consent, along with a new promissory note containing the lower interest rate and an “Acknowledgment and Confirmation” with a request that they obtain the appropriate signatures on the documents. The next day, Soward forwarded the same e-mail to Loye with the message: “Linda, could you please look after getting Richard Perle’s signature on the [Hollinger] executive committee resolution [sic] attached to this e-mail?” On January 22, 2002, Spencer forwarded his e-mail to Creasey, telling him that “it is circulating” for signature and promising to give Creasey a copy when Spencer received it. The promissory note required 504’s signature only, and it was signed by Atkinson and Cowan. The Acknowledgment and Confirmation required signatures from 504, Hollinger, HLG, Sugra Limited, and Domgroup Ltd.,361 and Atkinson signed on behalf of all those companies.

     Just days earlier, on January 16th, Boultbee had met with Thompson to negotiate the NP Holdings sale described in the NP Holdings chapter, but Boultbee did not tell Thompson about the interest rate reduction. Nor was the Audit Committee informed at its February 25, 2002 meeting. HLG and its officers obviously knew the appropriate corporate governance procedure for negotiating transactions with Hollinger, but made a calculated decision not to do so on this transaction.

     At its February 25, 2002 meeting, the full Board “confirmed and ratified” all of the Executive Committee Consents signed since the previous Board meeting. But unlike in September 1997, directors were not given copies of the consents they “confirmed and ratified.” The minutes vaguely allude to the Consent “authorizing” the interest rate reduction as follows: “January 1, 2002. Approval and authorization of amendment to $36.8 million promissory note issued by 504468 N.B. Inc. to the Company.” Notably, although the minutes reflect that Black, Radler, Colson and Amiel Black (all HLG officers and/or directors) had abstained from voting on several related-party transactions — those concerning Ravelston’s management fees, the NP 361 The July 2000 loan was guaranteed by HLG, Sugra Limited and Domgroup Ltd., 504’s indirect and direct parent companies. Holdings sale, and the Osprey II non-competition payments — they did not abstain from voting on this resolution. The minutes of the February 25, 2002 Board meeting reflect no discussion of the loan in general or the interest rate reduction in particular.

     In an August 11, 2003 e-mail to Lane, Boultbee attempted to justify HLG’s January 2002 interest rate reduction by characterizing it as a “quid pro quo” for Ravelston purportedly

361 The July 2000 loan was gauranteed by HLG, Sugra Limited and Domgroup Ltd., 504’s indirect and direct parent companies.

foregoing interest on the $14.6 million debt that HCPH supposedly owed Ravelston in connection with the NP Holdings transaction:

On the matter of the interest, at about the time we [Ravelston] decided not to charge interest on the [$14.6] million wea [sic] also reduced the interest rate on the 504 debt from 13% to Treasuries plus a small spread. It would have been silly to pay interest in both directions accross [sic] the border and pay withholding tax to both countries. As a result of the quid pro quo we can’t, at some date in the future, claim interest from [Hollinger] on the [$14.6] million.

However, the $14.6 million debt to which Boultbee refers was not incurred until July 2002. Therefore, it could not have been the justification for an interest rate reduction beginning in January 2002. Moreover, as also explained in the NP Holdings chapter, the Black Group’s decision to obligate HCPH to pay $14.6 million to Ravelston was itself not disclosed to the Audit Committee, and that debt was arguably not interest-bearing in the first place. Nor did Ravelston actually have to pay out any of that $14.6 million amount. And even more important, it was not up to Boultbee and the rest of the Black Group in January 2002 to decide unilaterally that foregoing interest on a $14.6 million “loan” was equivalent to reducing the rate on a $36.8 million loan (which by that time had ballooned to $44 million) by more than 60%. If HLG believed that market conditions warranted a reduction in the interest rate, the Black Group should have negotiated a reduction with a fully informed and properly advised Audit Committee.

     In its 2002 10-K filed on March 31, 2003, Hollinger incorrectly suggested that the interest rate reduction had been properly approved:

Amounts due from related parties total $45.8 million at December 31, 2002 ($44.0 million at December 31, 2001). The receivable represents principal of $36.8 million plus accrued interest of $9.0 million at December 31, 2002 relating to a loan made by the Company to a subsidiary of Hollinger Inc. on July 11, 2000. The loan, payable on demand was made in connection with the cash purchase by Hollinger Inc. of Special shares of Hollinger Canadian Publishing Holdings Co., a subsidiary of the Company. Interest was payable at a rate of 13% per annum until December 31, 2001 at which time, with the approval of the independent directors, it was changed to 90 day LIBOR plus 3% per annum.[362] (Emphasis added.)

     The Audit Committee Learns About the Interest Rate Reduction in March 2003. In early 2003, HLG undertook a $110 million note offering with Wachovia which required as a precondition that Hollinger subordinate the principal and accrued interest that 504 owed to Hollinger. In exchange for Hollinger’s agreement to subordinate the debt, HLG proposed to reduce the outstanding loan balance by approximately $17.5 million with 2 million shares of Hollinger Class A common stock. But HLG’s proposal contemplated that the interest rate would remain at 90-day LIBOR plus 3% and that the loan would convert from a demand obligation to one that would not mature until six months after the Wachovia notes. This time, though, Torys advised Atkinson that Audit Committee approval was necessary, and Wachovia’s counsel insisted as well. Thus, Black and Boultbee were unable to circumvent the Hollinger Audit Committee through the familiar device of an Executive Committee consent.

     The Audit Committee, acting as a special committee to consider the transaction, hired the investment banking firm William Blair to negotiate the deal and issue a fairness opinion. In a letter dated February 21, 2003 — the same day as the engagement letter - Kipnis described HLG’s proposal and enclosed, among other things, a copy of the June 26, 2000 Audit and Executive Committee resolutions approving the loan, as well as the “January 1, 2002 [Hollinger] Executive Committee resolution [sic] changing the interest rate and the February 25, 2002 [Hollinger] Board resolution ratifying the change.”

362 It is worth noting that the 2002 Form 10-K’s statement of the 504 loan balance as of December 31, 2002, reflects that the Ravelston employees used only a simple interest calculation for 2000 and 2001 (the period during which 504 was to pay the Salomon Smith Barney-blessed 13% rate, which Boultbee termed “extreme”). According to its 2002 audit workpapers, KPMG caught the issue and recommended increasing the amount due. A William Blair representative recalls making the same recommendation to Kipnis or Boultbee. But Hollinger did not do so. As explained below, with interest compounded quarterly during the entire period, as the promissory note requires, the outstanding balance at December 31, 2002, was $46.8 million, not $45.8 million.

     At its regularly-scheduled February 26, 2003 meeting,363 the Audit Committee discussed the transaction, and the minutes reflect that Kipnis told the Audit Committee about the Executive Committee’s January 2002 improper actions:

Mr. Kipnis presented a brief overview of the history of the Note. The Note evidences a loan made to Hollinger Inc. in July of 2000. It is a demand note which provides for interest payable quarterly. The Note is guaranteed by Hollinger Inc., Sugra Limited and Domgroup Ltd. The original interest rate was 13 percent. Effective January 1, 2002, the Executive Committee approved an interest rate change to “90 day LIBOR plus three percent”, which amendment was ratified by the full Board on February 25, 2002, without discussion and without bringing the amendment before the Audit Committee. As part of the Audit Committee’s consideration, as a Special Committee, of the Proposal, the Committee should determine whether the outstanding balance under the Note, i.e. the starting point for negotiations, should include interest accruing at the originally stated 13 percent rate. (Emphasis added.)

William Blair representatives then joined the meeting and discussed the proposal with the Audit Committee.364 At the full Board meeting later that same day, Thompson reported on the Audit Committee’s review of HLG’s proposal and the William Blair engagement but did not describe Kipnis’ presentation.

     William Blair and Gardner, Carton & Douglas, the law firm hired to advise the Audit Committee, ultimately negotiated a much better deal for Hollinger than the one HLG proposed in February 2003, and William Blair opined that those improved terms were fair to Hollinger and its public shareholders. The final terms required HLG to pay down more of the loan than HLG had proposed — contributing 2 millions shares of Class A common stock (by then worth only

363 A list of “Key Open Issues” attached to a February 9, 2003 e-mail from Marshall Schreeder at Wachovia to Atkinson, Boultbee, Creasey and others observes that the Wachovia notes would be priced before the Hollinger Audit Committee approved the subordination because “[f]or political reasons, [HLG] will not go to [the Hollinger] independent directors until [Hollinger]’s next regular board meeting, now scheduled for Feb 26.”

364 Although the William Blair representatives did not join the meeting until after Kipnis made these comments, Kipnis believes that he advised them of the issue separately. The William Blair representatives, however, did not recall any such statement from Kipnis and said they did not consider compensating Hollinger for damages when negotiating the terms of the subordination.

$16.5 million) and 93,206 Series E Preferred shares (worth approximately $9.3 million) — and increased the interest rate to 14.25% if paid in cash and 16.5% if paid in kind, i.e., if paid with an additional note (because, for example, 504 was not financially sound enough to make the requisite interest payments under the terms of the Wachovia note indenture). Aided by an investment banker, Hollinger also insisted that the note mature simultaneously with the Wachovia notes, rather than six months later, and required a guarantee from Ravelston, secured by its receivables under the improper CanWest management services agreement described above in the CanWest section.

     The Audit (Special) Committee met on March 6, 2003, to discuss the transaction. The minutes reflect that William Blair explained during the meeting that the note was worth less than its face value, because (i) the note “bears a below market interest rate” (90-day LIBOR plus 3%); and (ii) 504 was “a risky credit.” According to William Blair’s Mark Brady, they were not asked to consider compensating Hollinger for the fifteen-month period (from January 2002 to March 2003) during which the interest rate had been improperly rendered “below market,” but rather assessed the new interest rate based on the commercial terms going forward, including the subordination. The Audit (Special) Committee met again on March 7, 2003, and approved the transaction.

     On March 10, 2003, Atkinson signed an Amended Promissory Note that committed 504 to pay the purported outstanding balance of $20,349,216.49 — which was incorrect — after March 1, 2011. On April 1, 2003, the Black Group attempted to further reduce the balance on this note to approximately $5 million by calling the $14.6 million debt HCPH supposedly owed Ravelston and offsetting it against 504’s balance on this loan. As explained in a previous chapter, however, Ravelston did not have the right to demand immediate repayment of that

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“debt” and therefore did not have the right to use that alleged receivable to offset 504’s balance on this loan. At DeMerchant’s suggestion, HLG asked the Hollinger Audit Committee to approve the offset transaction, but the Audit Committee insisted on certain terms and conditions that Ravelston rejected.365 Although the Audit Committee had never approved this offset transaction, and it therefore never occurred, Hollinger’s 10-Q filed on May 15, 2003, stated otherwise:

At the time of the [loan pay-down], the special committee of the Board of Directors . . . also agreed to the partial offset of the remaining $20.4 million of debt owed by a subsidiary of Hollinger Inc. to the Company against amounts owed by the Company to Ravelston Management Inc. (“RMI”). On April 30, 2003, $15.7 million of that debt was transferred to RMI leaving a balance of $4.7 million due to the Company bearing interest at 14.25% or, if paid in additional notes, 16.25%.

This was corrected in Hollinger’s subsequent 10-Q, filed on August 18, 2003:

The Company previously reported that the committee of independent directors referred to had agreed to a partial offset to the remaining $20.4 million of debt against amounts owed by the Company to Ravelston Management Inc. (“RMI”), a subsidiary of Ravelston, and further stated that the offset was effected April 30, 2003. Although management of the Company believed final approval had been given to the offset by the committee of independent directors, the committee has advised that final approval of any offset remains subject to appropriate due diligence and receipt of a further independent fairness opinion. The due diligence process has not yet been concluded and accordingly, the accompanying condensed consolidated financial statements do not reflect the completion of the offset.

     E. SUMMARY OF DAMAGES SUFFERED BY HOLLINGER

     The various manipulations of loan structures and terms by Black, Radler and Boultbee and their misrepresentations to and withholding of material information from the Audit

365 Specifically, because the $14.6 million note was designed to indemnify Ravelston for a potential Hollinger liability to CanWest, the Hollinger Audit Committee asked Ravelston to accept this obligation to CanWest, indemnify Hollinger if Hollinger were held liable to CanWest, and obtain a letter of credit to secure the indemnification obligation.

Committee in connection with the loan transactions described in this chapter caused Hollinger to suffer significant financial losses.

     In the original September 1997 $42.5 million loan from Hollinger to HLG, the shares pledged to support the loan were worth less than the loan amount (and subject to further deterioration because their value was tied to the value of Hollinger’s common stock), and the estimated 1.4% interest rate that HLG agreed to pay — though it ultimately did not — was substantially below a fair market rate. For example, if Hollinger had charged HLG even the 9.25% rate of interest that Hollinger paid on its publicly traded senior notes, it would have collected more than $6.1 million in interest from HLG, which is over $5.3 million more than the amount it actually received.366

     The July 2000 loan was also not the product of fair dealing or fair price between Hollinger and Black, its controlling shareholder. Black and his confederates misled the Audit Committee regarding the background, terms and purpose of the loan, and Salomon Smith Barney was not permitted to complete its fairness analysis.367 As explained above, the Audit Committee was not told that this was the second time that Hollinger was being asked to lend HLG money to pay off its 1993 Southam-linked debenture debt and that the first time, in September 1997, the loan had been made (i) without Audit Committee authorization and (ii) virtually interest free. It was also not told that HLG had breached even the extremely favorable terms it procured in the September 1997 loan agreement and then finally “repaid” the loan with round-tripped unauthorized “non-compete” payments. The Audit Committee also relied on the

366 Hollinger should also receive compensation for HLG’s unfair use of Hollinger’s credit. The cost of a three-year $36.8 million letter of credit for HLG is approximately $1-2 million.

367 Moreover, even though the Audit Committee was told that Salomon Smith Barney had provided a preliminary indication that a 13% interest rate would be “on commercial terms” (a statement that the Special Committee has not been able to independently verify), the Audit Committee never had the opportunity to determine the best rate it could command by negotiating the issue with Black.

misrepresentation that “[o]n June 26, 2000, pursuant to the terms of the Indenture, each [HCPH] Special Share became manditorily [sic] exchangeable for U.S. $8.88 cash,” and therefore that HLG had an obligation, which it voluntarily undertook while simultaneously breaching its obligation to repurchase the 339 Special Shares, to redeem the shares for $36.8 million in cash. In truth, HLG could have used 3.1 million of its almost 50 million Hollinger Class A common shares to satisfy that obligation; it simply chose not to do so.

     As a consequence of these numerous false pretenses upon which the loan approval was based, the July 2000 loan should be rescinded. Upon rescission of the loan, if interest on the loan amount were calculated properly — i.e., using 13% compounded quarterly from July 2000 to March 2003, and the 14.25%/16.5% renegotiated rate from March 2003 to the present — HLG would owe Hollinger approximately $32.2 million in principal and accrued interest.368

368 Even if Hollinger decided not to rescind the loan, and HLG were thus allowed the benefit of further deferral until March 2011, Hollinger would still be entitled to compensation for the improper reduction of the interest rate in January 2002 from 13% to 90-day LIBOR plus 3%. That rate reduction was not the result of “fair dealing” because, among other reasons, there was no negotiation with Hollinger’s independent directors at all. Instead, Black, Radler, and Perle unilaterally reduced the interest rate. Similarly, the transaction was not substantively fair to Hollinger, which received absolutely no consideration for agreeing to reduce the interest rate to what William Blair termed “below market.” If Hollinger had continued to collect 13% interest rather than the lower rate of LIBOR plus 3% during the period January 2002 to March 2003, it would have received an additional $4.7 million in interest.

XXI. RICHARD PERLE

     Perle was a member of HLG’s advisory board in the early 1990s, and he joined the Hollinger Board and Audit Committee after the Company went public in June 1994. Perle also served on the Compensation Committee until he resigned from both committees on March 1, 1998. In early 1996, Perle joined the Executive Committee, on which he served until 2003.

     A. PERFORMANCE AS AN EXECUTIVE COMMITTEE MEMBER

     The Hollinger Executive Committee, made up of Perle and Hollinger controlling shareholders Black and Radler, possessed extraordinary power to act on behalf of the entire Board regarding any issue that would be appropriate for full Board consideration. On May 1, 1997, the Hollinger Board adopted a resolution empowering the Executive Committee to “exercise all the powers and authority of the Board of Directors in the management of the business and affairs of” Hollinger “when the Board of Directors is not in session.” At that time, Perle was already a member of the Executive Committee. Every May until 2003, the Board passed a resolution re-appointing Black, Radler and Perle to the Executive Committee and re-affirming that the Committee has “and may exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company.”

     The Board’s decision to constitute the broadly powered Executive Committee with a majority of Ravelston members was a huge mistake. As set forth throughout this report, Black and Radler abused their Executive Committee power to circumvent the Audit Committee, and to slip numerous unfair transactions by the Board. Although the Board could not predict that Black and Radler would act in bad faith, it should have adopted a committee structure that better protected shareholders from that possibility.

     The Board made another obvious mistake by allowing Perle to be the Executive Committee’s only non-Ravelston member, because Perle was not independent. Although Perle was not employed by Hollinger when the Board appointed him to the Executive Committee in early 1996, he became Hollinger Digital’s CEO in mid-1996, a position he maintained until 2003. Thus, by late 1996, Perle had become dependent on Black and Radler for his Hollinger Digital compensation. He thus was saddled with a conflict of interest that eliminated his independence as an Executive Committee member. As soon as Perle became a Hollinger Digital employee, he should have resigned from the Executive Committee, or the Board should have replaced him with a truly independent member.

     It is, of course, possible for a conflicted board member to act at least somewhat responsibly. As a conflicted Executive Committee member, however, Perle did not. Rather, his Executive Committee performance falls squarely into the “head-in-the-sand” behavior that breaches a director’s duty of good faith and renders him liable for damages under Delaware law.

     Perle’s own description of his performance on the Executive Committee was stunning. He informed the Special Committee that he considered the Executive Committee to be only a means of facilitating paperwork that would eventually be presented to the full Board. He could not recall the Executive Committee ever meeting in person. Rather, from time-to-time, Perle would simply receive a package of Executive Committee consents or resolutions to sign. Perle regarded these documents as mere formalities and signed them all since they appeared to be routine business of the Company. He said that he never discussed any of the consents with Black or Radler before signing them. In fact, he admitted that he generally did not even read them or understand the transactions to which they applied.

     It is difficult to imagine a more flagrant abdication of duty than a director rubber-stamping transactions that directly benefit a controlling shareholder without any thought, comprehension or analysis. In fact, many of the consents that Perle signed as an Executive Committee member approved related-party transactions that unfairly benefited Black and Radler, and cost Hollinger millions. The most significant of these transactions are discussed below.

     In September 1997 Hollinger lent $42.5 million to HLG on unfair terms — providing Hollinger less collateral than the principal amount of the loan and affording Hollinger only a 1.25% interest rate. Perle, Black and Radler signed the putative authorization for this loan, a September 2, 1997 Unanimous Written Consent. Perle told the Special Committee that he did not remember anything about the loan or the consent he signed authorizing it. This very large loan was a classic related-party transaction that required Audit Committee review, negotiation and approval. Perle himself was at that time a Hollinger Audit Committee member, and thus knew or should have known this established corporate governance procedure. Yet, he did nothing to ensure that the procedure was followed. The full Board thereafter ratified this Executive Committee consent, likely taking some comfort from the Executive Committee’s “unanimous” consent, and HLG took the loan. As described more fully in this Report, this unfair loan caused Hollinger millions in damages.

     Perle also signed an Executive Committee consent related to the Bradford transaction. As described elsewhere in this Report, Hollinger provided interest-free financing to Bradford through a 10-year $6 million non-competition agreement. Unbeknownst to the Hollinger Board, however, Hollinger (i) subordinated Bradford’s $6 million note to Bradford’s bank credit facility, and (ii) guaranteed Bradford’s bank debt. The authorization for this subordination and guarantee was a July 17, 2000 Executive Committee Unanimous Written Consent that Perle, Black and

Radler signed. Significantly, Perle had attended the May 11, 2000 Board meeting at which the Bradford transaction was approved. According to the minutes of that meeting, Thompson told the Board that both Black and Radler would become shareholders in Bradford, and thus, that Bradford was a related-party transaction for Audit Committee review. There was no discussion at that meeting, however, about subordinating Bradford’s $6 million debt to Hollinger, or Hollinger taking the unusual step of guaranteeing Bradford’s bank debt. Perle, therefore, should not have signed an Executive Committee authorization to provide those additional benefits to a company controlled by Black and Radler. As with his September 1997 $42.5 million loan consent, Perle told the Special Committee that he did not recall the Bradford transaction; nor did he recall that Black and Radler were shareholders in Bradford.

     Perle followed his July 2000 Bradford approval with a series of September 2000 Executive Committee consents that provided the corporate governance pretext for more self-dealing by Black, Radler and their associates. As explained in an earlier chapter, there were two related-party aspects to the CNHI II transaction. First, $10.25 million in unauthorized non-compete payments were made to HLG and Black, Radler, Boultbee and Atkinson. Second, Horizon obtained Hollinger’s valuable Bishop and Blackfoot properties on below market terms and without Audit Committee approval. Perle signed the September 15, 2000 Unanimous Written Consent approving the transaction without objection, even though the resolution attached to the Consent provided at least a vague description of both related-party issues:

WHEREAS, [Hollinger’s] Board of Directors has approved the disposition by Company of substantially all of the assets and real property of certain of its indirect wholly owned subsidiaries relating to the publications set forth on Schedule 1, attached hereto, to Newspaper Holdings Inc. (“NHI”), and the execution of a 3-year mutually acceptable non-compete agreement by [Hollinger] and [Hollinger’s] parent company, [HLG] in exchange for an aggregate purchase price of approximately $90,000,000.00 (after assignment by NHI to Horizon Publications Inc. of the right to acquire the Bishop and Blackfoot properties) plus or minus a net working capital determination.

     The resolution raised several red flags that Perle simply ignored. First, it incorrectly stated that the Hollinger Board had approved the CNHI II Transaction and the execution of a non-competition agreement by Hollinger and HLG. Since Perle had just attended the September 11, 2000 Board meeting, he should have known that this statement was false. Moreover, Perle (i) did not question why HLG, a Canadian holding company with no U.S. operations, was signing Hollinger’s non-competition agreement with CNHI, a purchaser of U.S. community newspapers; (ii) did not question why CNHI was assigning “the right to acquire the Bishop and Blackfoot properties” to Horizon, rather than Horizon simply buying the properties directly from Hollinger; or (iii) recommend Audit Committee approval for the Bishop and Blackfoot assignment to Horizon. When the Special Committee confronted Perle with the Consent, he claimed no recollection of the CNHI II Transaction, of Horizon, or even of the fact that Black and Radler were Horizon shareholders.

     Perle also signed Black and Radler-sponsored Executive Committee Consents dated September 18 and 19, 2000, related to the Paxton and Forum transactions, respectively. As explained in the community newspaper non-competes chapter, HLG also received a portion of the non-competition allocation in the Paxton and Forum transactions. Similar to the CNHI II-authorizing Consent, the Paxton and Forum authorizing Consents incorrectly state that the Hollinger Board had already approved the transactions and Hollinger’s (though not HLG’s) execution of non-competition agreements. But again, since Perle had just attended the September 11, 2000 Board meeting he should have known that this statement was incorrect. Unlike the CNHI II authorizing Consent, however, the Paxton and Forum authorizing Consents disclosed that “certain executive officers” would be signing Hollinger’s non-compete agreement.

Perle ignored this additional red flag and did not inquire as to: (i) who would be signing non-compete agreements and why; (ii) what consideration, if any, would be provided for those agreements; and (iii) whether the Audit Committee had approved any such related-party payments. Rather, Perle simply signed the consents without reviewing, understanding or discussing them. Although Black and Radler never signed noncompetition agreements in the Paxton and Forum transactions (and those transaction agreements did not require their noncompetition agreements), they later took non-compete payments out of the proceeds of those transactions, perhaps emboldened by the lax corporate review that Perle epitomized.

     An additional significant Executive Committee consent Perle signed was in January 2002, and related to another very large HLG loan from Hollinger. As discussed in the HLG loan chapter, in January 2002, Black, Boultbee and Radler had Hollinger reduce the interest rate on its July 2000 $36.8 million loan to HLG, from the 13% rate approved by the Audit Committee on the advice of Salomon Smith Barney to 90-day LIBOR +3%. The “authorization” for the interest rate reduction was an Executive Committee Consent that Perle, Black and Radler signed. Because 90-day LIBOR at that time was approximately 1.8%, the Executive Committee reduced HLG’s interest rate on its Hollinger loan from 13% to approximately 5%, a reduction in excess of 60%. This reduction has caused Hollinger to suffer approximately $5 million in damages.

     Perle’s conduct in January 2002 was true to the form he had shown since September 1997. He did not suggest Audit Committee review of this related-party transaction, nor did he discuss or review the transaction for himself. He simply applied the rubber stamp that facilitated another raid of Hollinger’s coffers by Black and HLG.369

369 Another significant subject of Executive Committee approval was Hollinger’s acquisition of the FDR papers. Although there is no signed Executive Committee consent on the subject, according to a file memo by Kipnis, on October 14, 2002, Perle met with his fellow Executive Committee members Black and Radler “to review and reconfirm and document their earlier decision to purchase the Roosevelt archives for $8 million.” As noted above,

     The Special Committee believes that Perle’s repeated failure to read, evaluate, discuss or attempt to understand the Executive Committee Consents before signing them evidences a complete absence of good faith, a breach of loyalty and an abject failure to fulfill his fiduciary duties as an Executive Committee member. Such conduct subjects him to personal liability for breaching his duty of good faith.

     Perle’s misconduct also has duty of loyalty implications. Throughout Perle’s tenure as an Executive Committee member, he was dependent on Black and Radler for his compensation as a Hollinger Digital officer. His service to them paid off particularly handsomely in 2000. In that year, as detailed below, he received almost $3 million in payments under the Digital Incentive Plan, in addition to the hundreds of thousands of dollars he was already receiving in salary, “retainer,” directors’ fees, and stock options. Perle clearly had a motive to abdicate his fiduciary duties as an Executive Committee member so as to accommodate the persons responsible for his huge Hollinger compensation, Black and Radler. 370 The Special Committee finds that Perle repeatedly placed his own interests ahead of those of Hollinger’s public shareholders, which violated his duty of loyalty.371 however, Perle had no recollection of the Executive Committee ever holding a meeting. Black also referred to this purported “meeting” in an October 14, 2002 e-mail to Atkinson and Boultbee in which he stated that the “executive committee today unanimously ratified the purchase of the Roosevelt archives, which had already been approved by David and me. David and Richard thought an exhibition at Roosevelt University in Chicago would be good p.r. for the Sun-Times and that could certainly be arranged.” Perle told the Special Committee that he had suggested to Black that Hollinger sponsor an exhibition of the papers and that he did not question the investment because he was confident that Black was a shrewd investor.

370 See, e.g., Telxon Corp. v. Bogolmony, 792 A.2d 964, 975 (Del. Ch. 2001) (holding allegations of excessive compensation “could suffice to overcome the usual presumption that outside directors act in good faith and in the best interests of the corporation they serve”).

371 See, e.g., Strassburger, 752 A.2d at 576-77 (holding director liable for duty of loyalty violations when his conduct in a transaction evidences loyalty solely to employer whose interests were adverse to the corporation).

     B. PERLE’S HOLLINGER DIGITAL COMPENSATION

     As set forth earlier in this Report, the Digital Incentive Plan was unreasonably excessive because it awarded Digital executives, including Perle, up to 22% of the profits on the portfolio’s individual profitable investments without netting losses from the portfolio’s unsuccessful investments, and because its formula for calculating gains disregarded the actual amount of Hollinger’s gains. As a participant in the Digital Incentive Plan, Perle received more than $3 million in incentive payments in 2000 and 2001 — more than anyone else except Doull (who was not a Hollinger Board member). Even though Perle was Digital’s CEO, Perle possessed no authority under the Digital Incentive Plan to allocate incentive payments.372 Perle was not a member of the Hollinger Audit Committee that approved the Digital Incentive Plan, and he was not a member of the Digital compensation committee that administered it. Perle had strongly advocated having the bonus pool computed on an individual investment basis, rather than on the portfolio’s net performance.

     Although it is beyond question that Black, Radler, Colson, Boultbee, Atkinson and Kipnis knew that the Digital incentive payment structure was extremely generous compared to those used by typical venture capital firms, the Special Committee has not seen evidence suggesting that Perle was provided that information. He does not appear to have received copies of any of the correspondence from Morrison & Foerster and KPMG in which they advised management that Digital’s lopsided plan was atypical. When the Special Committee asked Perle about the Digital Incentive Plan, he said only that a bonus plan based on a percentage of profits

372 Perle told the Special Committee that, beginning in 1997, he received an annual base salary as Digital’s CEO of $250,000 plus a $50,000 bonus. On March 10, 1998, Perle sent a memo to Black discussing 1997 and proposed 1998 compensation for the Digital executives. In the memo, Perle made recommendations concerning the salaries and bonuses to be paid to the other executives but left his own 1997 bonus and 1998 salary to Black’s discretion.

was typical for venture capital funds, and he did not recall there having been any discussion of whether losing investments should be offset against profits.

     Regardless of his role in developing the Digital Incentive Plan, Perle’s compensation was excessive, especially when measured against the overall performance of Digital’s portfolio, and in particular the performance of investments that Perle initiated personally. He received the following payments under the Digital Incentive Plan:

Table 16
HOLLINGER INTERNATIONAL
Digital Incentive Payments Received by Perle

Year	Related Investment	Incentive Payment
2000	Trip.com	$191,533.09
2000	Trip.com	$583,282.50
2000	Trip.com	$167,725.57
2000	iii	$1,523,136.92
2000	Trip.com	$421,191.40
2001	Canada.com	$224,993.57

		$3,111,863.05

     Perle did not disclose all of these payments in his January 2001 proxy statement questionnaire response. He stated only that “I also received $250,000 in salary and $2,000,000 in bonuses as an officer and $0 in compensation as a director of the Company’s subsidiary, Hollinger Digital Inc.” This is incorrect, however, because according to payroll records, he received $300,000 in salary373 and approximately $2.89 million under the Digital Incentive Plan in 2000. In his January 2002 proxy response, Perle simply left a blank next to the bonus amount he received from Digital. Neither the Proxy Statement that Hollinger filed in March 2001 nor the Proxy Statement that Hollinger filed in March 2002 discloses any payments to Perle under the Digital Incentive Plan.

373 As explained above, Perle told the Special Committee that he received a $50,000 bonus in addition to his $250,000 annual salary. Hollinger’s payroll records document this as $300,000 in year-2000 salary.

     Perle’s investments did not perform well enough to warrant the large bonus payments he received. Perle told the Special Committee that he originated Digital’s investments in Trireme, CDT, Onset Technology, Hemanext, Crosshill Georgetown Capital, Spectra Disc and Handbag.com. According to Doull, Perle was also responsible for Hollinger’s investments in American Interactive Media, News Alert, Career Rewards and Mascot Network. Of these investments, only Crosshill Georgetown Capital has produced a gain, albeit modest — Digital invested $2,002,055 and has received dividends totaling $67,064 from that investment. As of December 31, 2003, Hollinger has recorded losses of $49.6 million on the other investments. Specifically, Hollinger invested $63.6 million in these eleven companies, and by December 31, 2003, four of them had been completely written off, one had been sold at a loss of $2.5 million, and the remaining six had a carrying value of $13 million.374 In sum, although the investments Perle was responsible for bringing into Digital’s portfolio have produced losses of more than $49 million, he walked away with more than $3.1 million in performance bonuses.

     In addition to these payments under the Digital Incentive Plan, Perle received $300,000 in annual salary and bonuses from Digital. He also received directors fees as a Hollinger director, a Hollinger Advisory Board “retainer” and stock options. His total Hollinger compensation was as follows:

374 As noted in the Trireme section, since April 2004, Perle has refused to respond to the Special Committee’s requests for information about his involvement with other Digital investments.

Table 17
HOLLINGER INTERNATIONAL
Compensation Paid by Hollinger to Perle

	2003	2002	2001	2000	1999	1998		Total
Directors Fees	—	23,500	57,000	46,500	36,625	49,500		213,125
Retainer	—	—	15,000	15,000	15,000	15,000		60,000
Digital Salary & Bonus	118,846	300,000	294,231	300,000	311,538	693,462	*	2,018,077
Digital Incentive Payments	—	—	224,994	2,886,869	—	—		3,111,863

Total	$118,846	$323,500	$591,225	$3,248,369	$363,163	$757,962		$5,403,065

* Includes a one-time signing bonus of $355,000 invoiced to Hollinger in 1998 as a consulting fee.

     The Special Committee believes that Hollinger is entitled to recoup Perle’s Digital Incentive Plan bonus payments. Perle was a faithless fiduciary as an Executive Committee member and, thus under Delaware law,375 should not be allowed to retain any of his Hollinger compensation, including his Digital Incentive Plan bonuses, salary and directors’ fees.376 The Special Committee intends to pursue a recovery from Perle, either consensually or through litigation.

375 See, e.g., Citron v. Merritt-Chapman & Scott Corp., 409 A.2d 607 (Del. Super. 1977) (explaining that faithless fiduciary may be required to disgorge compensation), aff’d, 407 A.2d 1040 (Del. 1979).

376 Perle’s “incentive” payments would also be reviewed (and fail) under the “entire fairness” test, even though he was not a controlling shareholder, because (i) his portion of the incentive program was presented to the Audit Committee as a package with, and was integrally related to, Black’s and Radler’s incentive payments, with the attendant coercive controlling shareholder effect; see Strassburger, 752 A.2d at 570 and (ii) the Audit Committee did not “in good faith authorize” the related-party payments to him with knowledge of all the “material facts” about those payments as required by Delaware law. 8 Del. Code § 144(a)(1).

XXII. CONDUCT OF HOLLINGER’S AUDIT COMMITTEE AND BOARD OF DIRECTORS

     The Special Committee’s examination of the conduct of Hollinger’s Audit Committee and Board was guided by a simple threshold question: in reviewing numerous related-party transactions with Black, Radler, Ravelston and their associates, did the independent directors conduct themselves in a manner that would likely enable them to reach informed business judgments? Evaluating the actions and inactions of the Board, and particularly the Audit Committee, with regard to the numerous events and transactions described in this Report involves a balancing of two principal themes.377

     The first theme is that the Audit Committee’s performance was ineffective and careless over a prolonged period of time.378 By almost any measure, their worst failing was not performing any appreciable analysis or review of whether more than $225 million in management fees they approved for payment to Black and Radler (through Ravelston) were fair and reasonable charges to Hollinger. The Audit Committee also passively acceded to Black’s and Radler’s demands when supposedly reviewing $60 million in non-compete fees.379 More generally, the Audit Committee failed to monitor effectively Hollinger’s compliance with its disclosure requirements under the federal securities laws, or to detect the recurring pattern of

377 In most respects, the issues of conduct of the Board relate to the actions of the Audit Committee, and to a much lesser extent to the full Board. For simplicity of exposition, the Report will largely speak to the Audit Committee’s conduct, and will separately discuss the conduct of other members of the Board.

378 The Special Committee wishes to emphasize, however, that with the notable exception of Perle, none of Hollinger’s non-Black Group directors derived any financial or other improper personal benefits from their service on Hollinger’s Board. Unlike Black and Radler, Hollinger’s independent directors did not enrich themselves at the Company’s expense, did not misappropriate corporate opportunities belonging to Hollinger, and did not in any other way engage in self-dealing.

379 The Audit Committee was only told about $60 million in “non-compete” fees, and their record was 100% approval, without modifying even $1 from Black and Radler’s proposals. As described elsewhere in this Report, they were not told about another $32.15 million in payments that the Special Committee believes were in the nature of thefts, but which were characterized as having been cash transfers relating to non-compete agreements.

violations of fiduciary duties committed by Black, Radler and their cohorts. Plainly the Audit Committee did not do enough, and its inert behavior contributed to these events.

     The countervailing factor in this analysis is that the Audit Committee was repeatedly and deliberately misled by Black, Radler, Kipnis and other insiders, either through affirmatively false statements or by omissions of material facts. The Report sets forth numerous instances in which insiders fed untruthful or misleading information to the Audit Committee. These include, for example: (i) the Black Group’s failure to advise the Audit Committee about any of the $32.15 million in “non-compete” styled payments made to Black, Radler, HLG and others in connection with U.S. community newspaper sale transactions; (ii) the false and misleading information provided by Radler and Kipnis regarding the origins of, and justification for, the non-compete payments and “break fees” the Audit Committee approved in connection with the CanWest transaction; and (iii) the series of misrepresentations and omissions involving Hollinger’s numerous asset sale transactions with Horizon and Bradford.

     On balance, however, the Audit Committee’s ineffectiveness is primarily a consequence of its inexplicable and nearly complete lack of initiative, diligence or independent thought. The Audit Committee simply did not make the effort to put itself in a sufficient position to recognize untruthful or misleading information, or even to make informed decisions on the issues before it. Black and Radler knew that the Audit Committee was relying exclusively on the information that they fed to the Committee, and they took advantage of the easy opportunity for self-dealing that these circumstances provided.

     The most egregious situation relates to the Audit Committee’s routine, unquestioning approval of Ravelston’s annual management fee proposal. The Audit Committee didn’t know (or even seem to care) how much total compensation Black, Radler and their Ravelston associates were receiving each year.380 The Audit Committee also didn’t seem to appreciate the inherent dangerous conflicts that were built into the interrelationships between Hollinger, HLG and Ravelston, or the pressures for overreaching against Hollinger that flowed out of the highly levered capital structures of HLG and Ravelston. It didn’t seem to know (even though the information was publicly available) that HLG relied on Ravelston to subsidize its interest and dividend obligations, and did not inquire about how much it cost Black and Radler simply to service the debt that propped up HLG’s super-voting power, which was the heart of their empire.

     The Audit Committee never asked for (or seemed to think it worth knowing) any information about Ravelston’s overall costs, revenues or profits. They did not ask for a breakdown of indirect costs Ravelston was proposing to charge to Hollinger, such as taxes, pensions, occupancy, IT and security, or take any steps to verify that Hollinger’s fees were supporting only services for Hollinger. The Audit Committee never reviewed any data concerning levels of executive compensation at comparable firms, in order to determine whether Black and Radler were being compensated consistent with reasonable market levels. More fundamentally, the Audit Committee didn’t appear to understand exactly what services Ravelston actually provided for Hollinger, or what the cost or value of those services might be. It does not appear that the Audit Committee ever considered the threshold question of why Hollinger outsourced its senior management (other than that it had always been done that way), or whether it would be more cost effective for Hollinger to hire its own executives directly. The Audit

380 A particular oddity with Hollinger’s structure was that Thompson and Burt comprised the Compensation Committee, but it was the Audit Committee that undertook to review all related-party transactions, including the size of the management fee that was the principal vehicle for compensation of Black and Radler. The Compensation Committee charter required it to set performance goals for the CEO, to evaluate his performance annually by reference to those goals, and to establish his compensation accordingly. Neither the Compensation Committee nor the Audit Committee carried out these duties. Indeed, the only things that the Compensation Committee/Audit Committee ever did in the award of compensation to Black, Radler and the other Ravelston personnel was to review and approve the issuance of stock options each year and approve the Digital Incentive Plan in 2000

Committee never sought to fill this knowledge void by hiring independent advisors to help it understand the choices they faced.

     The annual management fee “negotiation” provides another striking example of the Audit Committee’s passive approach to its job. The Audit Committee knew that the payments to Ravelston involved a direct and substantial conflict of interest for Black and Radler, with an incentive to shift cash from Hollinger to Ravelston. Notwithstanding knowing of this conflict, the Audit Committee didn’t perform any serious or meaningful independent review of the annual management fee requests other than to hold a perfunctory meeting each year between Thompson and Radler, sometimes with Kipnis in attendance. In the time needed to consume a tuna sandwich, Radler would win as much as $40 million in Hollinger revenues for Ravelston, and Hollinger would be locked into this patently unfair and exploitative relationship for another year.

     Given the magnitude of the management fee requests, it is incomprehensible that the Audit Committee never demanded that Ravelston provide any supporting data to justify them. The $8.5 million management fee Hollinger paid to Ravelston in 1996 represented approximately 0.5% of Hollinger’s revenues. The fee more than tripled in 1997 to $26.5 million (and to 1.2% of revenues), but the Audit Committee did not ask for a justification. When the fee rose again by more than 20% in 1998 (to $32 million and 1.5% of revenues), even though Hollinger’s total revenues declined, the Audit Committee did not appear to notice. When the fee jumped another $8.3 million, or 26% (to $40.3 million and 1.9% of revenues), in 1999 in a second straight year of declining revenues, the Audit Committee did not stop the continued rise in fees despite a trend of falling corporate performance.

     The Audit Committee’s lack of diligence became even more difficult to comprehend in 2001. In 1999, the Ravelston management fee had been $40.3 million to manage a business with

$2.1 billion in revenues. In 2000, the management fee remained relatively stable at $38 million. In November of 2000, however the CanWest transaction reduced Hollinger’s revenues by approximately 50%. When setting the fee for 2001, the Audit Committee knew that revenues would be almost 50% smaller than they were in either 1999 or 2000 due to the CanWest sale, but they nevertheless approved a management fee of $30.7 million. This represented only a 19% reduction in management fees despite a 50% diminution in the size of the business to be managed.

     Ravelston’s 2001 management fee of $30.7 million represented 2.7% of Hollinger’s revenues, a sharp jump from 1.8% in 2000 and 0.5% in 1996. This five-fold increase in the percentage of revenues consumed by the fee also was not acted upon by the Audit Committee.381 The blank check that the Audit Committee wrote to Ravelston in 2001, like every other year, was even more deplorable when considered in light of another piece of information the Committee had been provided. The Audit Committee knew from their review of the CanWest deal that Black had agreed that Ravelston would continue to “manage” the assets sold to CanWest, which were approximately equal in size to Hollinger’s likely 2001 revenues, for only $3.9 million per year. There is no record of the Audit Committee members asking Black why Ravelston was charging Hollinger nearly eight times more than it was charging CanWest to manage the same amount of business. This was about as red a flag as one could find to identify a potentially abusive related-party transaction, yet the Audit Committee apparently didn’t even ask about the discrepancy, let alone perform any analysis to determine whether the transaction was fair to Hollinger.

381 The 2001 fee represented more than 36% of Hollinger’s adjusted EBITDA, compared with a previous all time high of 10.1% in 1999. Unlike previous years, in 2001 Hollinger reported a net loss of more than $335 million. Despite these facts, the largesse that the Audit Committee bestowed on Ravelston increased substantially as a proportion of both revenues and EBITDA. The Special Committee cannot identify how the Audit Committee could conclude that these fee levels were fair to Hollinger, or justifiable under any theory.

     Along similar lines, given the 10x EBITDA pricing formula of the CanWest transaction, it should have been apparent to the Audit Committee that the $3.9 million management fee that CanWest would pay to Ravelston would reduce Hollinger’s sale proceeds by $39 million. In effect, Black caused Hollinger to pay $39 million to “purchase” a $3.9 million management fee annuity for Ravelston. The Audit Committee didn’t make the connection, however. They failed to ask: (i) why the $3.9 million fee that Hollinger funded was not being paid to Hollinger instead of Ravelston (as CanWest had originally assumed); (ii) why the $3.9 million paid for by Hollinger would not offset the fees to be paid in the future to Ravelston by Hollinger; or (iii) why Ravelston should not reimburse Hollinger for the $39 million in forsaken sales proceeds.

     As with the review of executive compensation in any public company, the Audit Committee needed to be able to evaluate the compensation Black, Radler and the other senior officers were receiving, whether it was paid directly and individually, or indirectly and in a bundled package. The Audit Committee also knew or should have known that SEC regulations require that the compensation paid to the five senior officers be disclosed each year in the company’s proxy statement. The Audit Committee was responsible both for approving the compensation levels and for ensuring that the Company was meeting all its legal obligations, including its disclosure responsibilities, but it failed to take action in either area.

     The CanWest transaction also involved a large transaction in which management faced a significant conflict of interest due to nearly $52 million in proposed non-compete payments to insiders. The Audit Committee approved a $20 million fee to Ravelston as compensation for its supposed voluntary “reduction” of its management fee to CanWest, even though Ravelston didn’t have an agreement to provide such services to CanWest, and its Services Agreement with

Hollinger didn’t purport to run with the properties under management if sold. 382 Though Black and Radler claimed that Ravelston’s enlightened cooperation had led to an increase in the price paid to Hollinger, the facts were there to show plainly that the only thing Black’s dealings regarding Ravelston had done was to drive down Hollinger’s proceeds (albeit not down as much as Black proposed initially).

     The Audit Committee failed to spot the fact that Black’s dealings for Ravelston cost Hollinger $39 million that he or Ravelston should have repaid Hollinger. Instead, they approved a $20 million payment to Ravelston that in effect was a reward for Black violating his duties to Hollinger, even if the Audit Committee didn’t realize it. At closing, Ravelston actually received just over $26 million though the Audit Committee had only approved payment of $20 million (itself an absurd action).

     Radler and Kipnis provided an alternative justification for the $20 million payment to Ravelston: namely, that Ravelston was entitled to compensation for “waiving” the 180-day termination notice provision of its services agreement with Hollinger. As the body responsible for administering the services agreement and approving the annual management fee, the Audit Committee members should have been reasonably familiar with the terms of the agreement. However, none of the Audit Committee members challenged Radler’s false premises that: (i) the CanWest sale would trigger a termination of the services agreement (which it didn’t); or (ii) that Ravelston was entitled to any form of notice from either CanWest or Hollinger regarding the sale of some of Hollinger’s publications. Though the arguments for paying $20 million in

382 Ravelston’s Services Agreement with Hollinger provided for management services on an “evergreen” basis provided that a fee was mutually agreed each year for each calendar year. If there was not an agreement on the amount of the fee, then there would not be an obligation, and as such the arrangement was what lawyers call an “agreement to agree.” In actuality, Ravelston’s agreement with Hollinger continued unchanged, and it didn’t “voluntarily” reduce anything. It never had any arrangement with CanWest, though Black was willing to have CanWest reduce the purchase price to Hollinger by more than $123 million in order to get one.

Hollinger’s proceeds to Ravelston was wholly without logical justification, it was nonetheless approved by the compliant committee.

     The Audit Committee also approved the payment of $32 million in “non-compete” payments directly to Black, Radler, Boultbee and Atkinson in connection with the CanWest transaction. As described elsewhere, the Audit Committee’s initial approval of these payments in September 2000 was based, in part, on a series of misrepresentations by Radler and Kipnis, including representations that: (i) Asper had “insisted” that Black and Radler each receive $16.8 million for their non-compete covenants; and (ii) Black and Radler had voluntarily reduced their individual payments to $12.3 million, and allocated the difference to “bonuses” for senior management. The Committee believes that the misrepresentations made to the Audit Committee in connection with the proposed $52 million in non-compete payments were deliberate and material, and that they were made to induce the Audit Committee to approve fees it would not otherwise have been likely to approve.

     Despite the serious misrepresentations, the Audit Committee approved $51.8 million in payments to Black and his Ravelston associates in a September 11, 2000 meeting that lasted only 55 minutes. They did not appoint one of the Committee members to negotiate the purported non-compete fees (or the “break fee”), and they did not seek any advice from any financial or legal experts independent of Black and Ravelston about the appropriateness or amounts of the payments. The Audit Committee didn’t consider less costly alternatives for Hollinger, or even ask the obvious question of why Black, Radler and the other individuals were entitled to receive payments for doing something they were already obligated to do by virtue of their status as Hollinger officers (since Hollinger had also signed a non-compete agreement with CanWest), or which Ravelston could be required to do as a condition of receiving further management fees.

     As described elsewhere, the Audit Committee was informed in May 2001 that they had “inadvertently” been misinformed about the basis for the $51.8 million in payments they approved in September 2000. Kipnis’ May 1, 2001 memorandum essentially informed the Audit Committee that their September 2000 decision was based largely on untrue information about the origins of and justification for the non-compete and “break fee” payments. Notwithstanding this fact, the Audit Committee ratified the payments in a May 20, 2001 teleconference that lasted only 20 minutes. Nobody ever explained how Ravelston could be paid $20 million in Hollinger cash for a non-compete agreement when four out of its five senior personnel had already been paid to sign non-competes.

     With regard to the non-compete payments to Black and the other individuals, the Audit Committee learned in May 2001 that Asper had not, in fact, insisted on or specified the amounts of the payments. Yet, the Audit Committee did not ask how such profound misinformation could have been “inadvertently” provided by people who were on the front lines of the CanWest negotiations. Upon learning that Black, not Asper, had determined the amount and allocation of the non-compete and “break fee” payments, and therefore that they were not the result of arm’s length negotiations, the Audit Committee members failed to recognize their obligation to determine the fairness of the payments independently based on the real facts.

     The approval of Hollinger’s various transactions with Horizon and Bradford involves a recurring pattern of duplicity and concealment by Radler and his associates, on the one hand, and a failure by the Audit Committee to evaluate rigorously and critically these related-party asset sales on the other hand. Radler secured Board and Audit Committee approval for the various Horizon and Bradford transactions largely on the basis of information that was false and misleading in several material respects described elsewhere in the Report. For example, the

Board approved the Horizon I transaction partly on the basis of Radler’s false representation that the terms of the transaction would “mirror” the CNHI I transaction.

     Radler also obtained Audit Committee “ratification” of the Mammoth Times sale by providing false and misleading information, including a representation that there were no other buyers for the property, and by providing misleading selective financial data.

     On the other hand, the Board and Audit Committee failed to take any meaningful action to investigate these transactions. Had they done so, they would have had at least a reasonable opportunity to identify the misstatements that had been made to them. For example, the Board approved the Horizon I transaction subject to the receipt of a fairness opinion. There is no evidence, however, that the Board ever asked to review the fairness opinion, and Radler never presented it to them for review. The meeting minutes also indicate that the Board appointed Burt383 to negotiate definitive Horizon I transaction terms on Hollinger’s behalf. There is no credible evidence, however, that Burt took any steps to fulfill this mandate, or that the Board ever requested a report on the status of any negotiations. Neither the Board nor the Audit Committee hired independent financial or legal advisers to review the Horizon I transaction or to negotiate any of its terms.384

     More fundamentally, upon learning that Black and Radler were becoming newspaper proprietors independent of Hollinger, the Audit Committee failed to consider whether to allow such conflicting activity at all, or alternatively whether to implement basic corporate governance

383 Or possibly Perle, which appears to be a transcription error.

384 The Board approved the Horizon I transaction during an 80-minute meeting at which it also: (i) approved the CNHI I transaction (a $472 million asset sale); (ii) received a detailed report on operations from Black; (iii) received a report from Boultbee on a series of financing transactions Hollinger had concluded; (iv) authorized a tender offer for the remaining publicly held shares of Southam; and (v) ratified a series of Executive Committee resolutions. The Audit Committee approved the Bradford transaction during a one-hour meeting at which it also approved the Lerner Exchange, and the Board ratified the Audit Committee’s approval of the transaction in a one hour, 10 minute meeting at which it also approved the Lerner Exchange, received detailed briefings on operations and finance, and approved dividends, Executive Committee resolutions, and several other matters.

procedures to protect Hollinger’s interests, including: (i) “ethical wall” procedures to ensure that none of the proprietary information that they obtained as Hollinger officers would be transmitted to Horizon; (ii) procedures to ensure that any bids from third parties to purchase Hollinger newspapers would be considered and negotiated by Hollinger representatives who were not affiliated with Horizon; (iii) requiring agreements from Black, Radler and Horizon not to compete with any Hollinger newspaper property and to be bound by any Hollinger agreement not to compete; and (iv) giving the Board veto power over any proposed Horizon purchase as long as Black and Radler remained Hollinger officers.

     The Audit Committee displayed a similarly detached approach in reviewing many of the other related-party transactions covered in this Report. For example, they approved the Digital Incentive Plan without obtaining independent legal or financial advice concerning the structure of the plan or whether its terms were, as Radler had represented, consistent with industry practice. The Audit Committee was provided with copies of the Digital Incentive Plan, including its description of how net gains, and therefore incentive bonuses, would be calculated. The Committee did not, however, question why: (i) there was no offset for losing investments; (ii) the plan was to be administered by Black, Radler and Colson, who had direct financial interests in the outcome of their decisions, rather than a disinterested committee; (iii) the “amount realized” on investments was to be calculated as of the date the investments’ underlying securities became marketable (instead of when Digital received the proceeds); or (iv) why Hollinger management deserved additional incentive payments or compensation to manage Digital’s investments when they were already being generously (and, as the Special Committee has found, excessively) compensated through the management services agreement.

     When the FDR-Grace Tully Archive acquisition was presented to the Audit Committee for ratification at the March 13, 2003 meeting, the Committee ratified the purchase without seeking any independent legal or financial advice, and without obtaining an independent appraisal of the collection. The Audit Committee appears to have blindly accepted the seller’s valuation of the Grace Tully collection of $12 to $14 million. Neither the Board nor the Audit Committee ever reviewed Hollinger’s charitable contributions, even though many of the directors were aware of such contributions because Hollinger donated money to charities with which they were associated.

     The Audit Committee’s oversight of the NP Holdings sale to Ravelston was flawed because they relied on Boultbee and Radler, two Ravelston principals, to negotiate directly with CanWest, the other bidder. The Audit Committee never directly communicated with CanWest regarding this transaction. The Audit Committee did not seek independent legal or financial advice with regard to the price that Ravelston paid for NP Holdings, and did not take any action to determine that the price paid was fair, or to determine how much the tax losses were worth to Ravelston.

     While this Report is structured along the lines of specific transactions or issues, it is also useful to measure the directors’ performance in a chronological, rather than issue-specific, manner. Consider, as one example, the totality of related-party transactions and payments approved by the Audit Committee during the 18-month period January 1, 2001 through June 30, 2002:

•	In February 2001, approved without analysis or significant deliberation a Ravelston management fee of $30.7 million, which was a reduction of only 19% over the 2000 management fee, notwithstanding the fact that Hollinger sold roughly one-half of its assets and revenue stream during 2000.

•	In May 2001, ratified without deliberation, in a 20-minute telephone conversation, $52.9 million in CanWest non-compete payments to Black, Radler, Ravelston, Boultbee and Atkinson, after being informed that the justification management provided eight months earlier for the payments was substantially inaccurate.

•	In September 2001, ratified Hollinger’s sale of the Mammoth Times to Horizon for $1 (plus a working capital adjustment paid to Horizon), knowing of Radler’s and Black’s interest in Horizon and without seeking independent validation of the fairness of the transaction terms.

•	At the same September 2001 meeting, ratified $4.4 million in Osprey I non-compete payments to the Black, Radler, Boultbee and Atkinson without verifying the recipients’ claim that the payments were being made to them at the buyer’s request and with a value attributed by the buyer.

•	In February 2002, (i) approved a $24.9 million Ravelston management fee in the absence of any analysis or serious deliberation; (ii) ratified approximately $700,000 in non-compete payments to Black, Radler and the others in connection with the Osprey II transaction; and (iii) approved for filing a Form 10-K that stated incorrectly that they had approved $15.6 million in U.S. community “non-compete” payments of which they had never, in fact, been informed, much less approved.

     In total, during this 18-month period alone, the Audit Committee approved payments to or on behalf of Ravelston, Black, Radler and their associates aggregating $113.6 million dollars, sold Hollinger assets to a company controlled by Black and Radler for substantially less than their fair value, and did not apparently notice that they were approving a misleading Form 10-K disclosure.

     As discussed earlier in this Report, Delaware law (and Hollinger’s Articles of Incorporation) exculpate board members from personal liability for discharging their duties in a negligent, or carelessly inattentive manner. Moreover, directors are entitled under Delaware law to rely in good faith on reports and recommendations provided by board committees and by executive officers such as Kipnis, Black and Radler. However, at some point a director’s failure to question even the most basic elements of a significant related-party transaction calls into question whether any decision made by that director was a decision at all but rather only a rubber stamping of a non-arm’s length transaction.

     With regard to the other independent members of the Hollinger Board, the key issue in determining whether they might be held personally liable for losses suffered by Hollinger in the transactions covered by this Report is whether they relied in good faith on the Audit Committee’s recommendations. Under Section 141(e) of the DGCL, directors of Delaware corporations are “fully protected in relying in good faith upon . . . such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors.” The Special Committee believes that, as a general matter, the non-Audit Committee members of the Board devoted little time or effort to understanding the various related-party transactions that are covered in this Report. Many of Hollinger’s former directors never were aware of Ravelston’s existence, or, if they were aware, didn’t fully understand its relationship with Hollinger. Most of the present and former non-Audit Committee directors interviewed by the Special Committee had only a vague recollection of the CanWest non-compete payments, or any of the Horizon transactions. They all professed a belief that related-party issues were fully vetted by the Audit Committee, and said they never had any reason to doubt the basis of Thompson’s recommendations.

     The Special Committee believes that, on balance, the independent directors had a good faith basis to rely on the Audit Committee’s recommendations with regard to management fees, the CanWest non-compete payments, and the other principal related-party transactions. The law does not obligate them to apply the same degree of inquiry and diligence in reviewing matters that are delegated to an audit committee composed of independent directors, and the Special

Committee concluded that these directors were entitled to rely on both Thompson and the Audit Committee.

     The conduct of the independent directors is currently the subject of mediation. The Special Committee will assess its options following the conclusion of these discussions.

APPENDIX

COOK METHODOLOGY & DATA TABLES

     With regard to the analysis of amounts actually paid by Hollinger to the Ravelston executives, Cook used data from two sources. The first source was Hollinger’s annual proxy statements, which provide information on the amounts paid to executives directly by the Company. Even the amounts disclosed as perquisites in Hollinger’s proxy statements are substantially understated, however, because they do not include, among other things, the value attributable to extensive personal use of corporate aircraft by Black and Radler.

     The second source of information was documents obtained by the Special Committee in the course of its investigation. To determine the portion of the annual Ravelston management fee that is attributable to Black, Radler, Colson, Boultbee and Atkinson, Hollinger’s top five highest paid executives, Cook subtracted from the total management fee in each year the cost of salaries, bonuses, benefits and profit distributions attributable to Ravelston employees other than the five senior executives, based on limited information obtained by the Special Committee (without Ravelston’s cooperation).

     Cook made conservative assumptions regarding the missing Ravelston information based on the data provided by the Special Committee. Specifically, Cook extrapolated salaries and cash bonuses for non-executive Ravelston personnel at an assumed 5% rate of annual increase, and trended the costs attributable to benefit plans at a 10% annual growth rate. Deducting these amounts from each year’s management fee yields the portion of the fee that accrued to the benefit of Black, Radler and the remaining top five executives. Cook did not, however, subtract Ravelston’s rent and other overhead, because unlike compensation for Ravelston’s other employees, Hollinger would not have had to bear those costs if it had not outsourced its management.

     Detailed data tables prepared by Cook follow.

Appendix: Table 1
HOLLINGER INTERNATIONAL

Peer Group Size Measures
($mil)

		Market Cap
Company Name	Sales[1]	at 12/31/03
Belo Corp	1,465	3,212
Dow Jones & Co	1,636	4,040
EW Scripps	2,016	5,887
Gannett Co	7,057	24,168
Journal Communications	816	373
Knight-Ridder	2,981	6,182
Lee Enterprises	674	1,963
McClatchy Co	1,134	1,365
Media General	864	1,495
New York Times Co	3,267	7,118
Tribune Co	5,683	16,112
Washington Post	2,957	6,181
75th Percentile	$3,053	$6,416
Median	1,826	4,963
25th Percentile	1,066	1,846
Hollinger International (Current1)	$1,042	$1,120
Hollinger International (1999)	2,147	1,130

1 Most recently reported 12 months

Appendix: Table 1
HOLLINGER INTERNATIONAL
Peer Group Financial Performance
($mil)

		3-Year	6-Year		3-Year	6-Year		3-Year	6-Year
	1-Year	Annualized	Annualized	1-Year	Average	Average	1-Year	Average	Average
Company Name	TSR2	TSR2	TSR2	ROE3	ROE3	ROE3	ROI4	ROI4	ROI4
Belo Corp	-2%	12%	5%	9%	7%	7%	5%	3%	3%
Dow Jones & Co	-25%	-13%	2%	240%	75%	31%	75%	35%	12%
EW Scripps	0%	20%	14%	13%	12%	12%	9%	9%	9%
Gannett Co	5%	7%	11%	16%	17%	19%	10%	9%	13%
Journal Communications	NA	NA	NA	14%	13%	13%	14%	13%	13%
Knight-Ridder	-2%	11%	11%	19%	15%	18%	9%	7%	9%
Lee Enterprises	-7%	19%	9%	11%	10%	14%	7%	8%	11%
McClatchy Co	-1%	24%	16%	12%	9%	9%	9%	6%	5%
Media General	-19%	5%	12%	5%	4%	7%	3%	2%	4%
New York Times Co	1%	5%	15%	25%	24%	22%	16%	16%	15%
Tribune Co	12%	10%	16%	11%	6%	17%	7%	4%	10%
Washington Post	16%	15%	14%	14%	12%	16%	11%	9%	14%
75th Percentile	3%	17%	15%	17%	15%	18%	12%	10%	13%
Median	-1%	11%	12%	13%	12%	15%	9%	9%	10%
25th Percentile	-5%	6%	10%	11%	9%	12%	7%	5%	8%
Hollinger International	-25%	-6%	2%	-162%	-97%	-38%	-20%	-22%	-8%

1Measurement period ends on 3/31/03 for ROE and ROI since these are based on quarterly disclosure

2Total shareholder return is as of 4/30/03 and assumes reinvestment of dividends

3Income before extraordinary items divided by common equity

4Income before extraordinary items divided by total invested capital (total long-term debt + preferred stock + minority interest + total common equity)

Appendix: Table 3
HOLLINGER INTERNATIONAL
Total Shareholder Returns

	TSRs (as of 12/31 of each Year)
		Peer Group Annual			HLR	Peer Group Cumulative to Date			HLR	Peer Group Annualized to Date
	HLR				Cumulative				Annualized
Year	Annual	25th %ile	Median	75th %ile	to Date	25th %ile	Median	75th %ile	to Date	25th %ile	Median	75th %ile
1995	-3.7%	15.9%	24.2%	32.1%
1996	13.4%	2.4%	24.4%	30.8%	9.2%	33.5%	47.0%	62.9%	4.5%	15.5%	21.3%	27.6%
1997	26.0%	39.3%	47.0%	62.4%	37.6%	84.8%	109.7%	142.5%	11.2%	22.7%	28.0%	34.3%
1998	2.7%	1.8%	6.1%	14.3%	41.3%	98.4%	118.4%	157.9%	9.0%	18.7%	21.6%	26.7%
1999	-3.0%	-1.8%	18.5%	35.6%	37.1%	125.2%	147.1%	200.7%	6.5%	17.6%	19.8%	24.5%
2000	27.7%	-19.5%	-14.6%	-1.6%	75.0%	102.7%	161.0%	203.8%	9.8%	12.5%	17.3%	20.3%
2001	-23.0%	2.2%	9.2%	17.6%	34.8%	121.1%	182.2%	198.5%	4.4%	12.0%	16.0%	16.9%
2002	-10.7%	2.9%	15.2%	21.7%	20.3%	133.4%	205.2%	264.5%	2.3%	11.2%	15.0%	17.5%
Apr ‘03	-7.9%	0.4%	3.2%	5.9%	10.9%	132.8%	223.0%	285.5%	1.2%	10.7%	15.1%	17.6%

Appendix: Table 4
HOLLINGER INTERNATIONAL
Comparison of Top 5 Compensation to Peers
($000s)

	2003	2002	2001	2000		1999	1998	1997	Total
Ravelston Management Fee
Total fee	$26,036	$24,868	$30,707	$38,012		$40,300	$32,000	$26,506
Amount attributable to non top 5 pay(1)
Salary	$1,615	$1,399	$1,390	$1,380		$1,315	$1,252	$1,192
Bonus	260	248	207	218		229	218	207
Benefits	223	202	184	167		152	138	126
Profit Distribution	1,100	1,050	1,297	1,606		1,702	1,352	1,120

Total	3,198	2,900	3,078	3,371		3,398	2,960	2,645
A Net fee to top 5	22,838	21,968	27,629	34,641		36,902	29,040	23,861	$196,880
Hollinger Proxy Reported Compensation
Salary (Black & Colson)	$825	$719	$704	$712		$712	$690	$668
Bonus	0	0	1,674	4,236		0	0	0
Stock Options(2)	8,318	8,390	9,364	5,241		3,216	3,551	969
Disclosed perquisites(3)	695	592	521	577		654	1,421	467

B Total	9,838	9,701	12,263	10,766		4,582	5,662	2,104	$54,917
Other Amounts Distributed to Hollinger Execs
Noncompete payments	$0	$0	$11,268	$62,374	(4)	$0	$0	$0
Other benefits(5)	321	318	208	197		199	127	32

C Total	321	318	11,476	62,571		199	127	32	$75,045
Total Compensation For Top 5 (A+B+C)	$32,997	$31,988	$51,368	$107,978		$41,684	$34,829	$25,997	$326,841
Comparable Peer Compensation (Direct + Perquisites)
75th Percentile	$14,510	$15,021	$10,509	$12,476		$11,579	$8,460	$8,770	$81,324
50th Percentile	11,292	10,427	8,512	9,089		6,503	5,455	5,517	56,796
25th Percentile	6,871	7,575	6,266	4,734		4,724	4,234	3,797	38,202
Hollinger Compared to Peer Compensation
Excess over 75th Percentile	$17,663	$16,248	$40,152	$94,869		$29,393	$25,680	$16,559	$240,563
Excess over 50th Percentile	20,881	20,842	42,149	98,256		34,468	28,684	19,812	265,091
Excess over 25th Percentile	25,301	23,694	44,395	102,611		36,247	29,905	21,532	283,685

(1) All data in italics are estimated - interpolated data for missing years; assumed salary and bonus inflation of 5% and benefits inflation of 10%; assumed other Ravelston shareholders received profit distribution of the management fee in the same ratio for other years as in 2002

(2) Valued using binomial model and the Company’s FAS123 assumptions for the respective years

(3) Includes directors fees and value of NY and Chicago apartments; excludes pensions

(4) Includes $26 million payment to Ravelston

(5) Unable to quantify benefits such as executives’ use of the corporate jet for personal purposes; includes unreimbursed cost of household staff in Mr. Black’s UK, Florida and New York homes. Mr. Black also made personal charitable contributions which were paid for by the Company.

Note on 2003 Data - Ravelston management fee and Hollinger compensation data for 2003 provided by Hollinger. Note that peer data is based on actual 2004 proxy disclosures.